As filed with the Securities and Exchange Commission on June 5, 2009

Registration No. 333-[—]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIVO PARTICIPAÇÕES S.A. (Exact Name of Registrant as Specified in Its Charter)	TELEMIG CELULAR PARTICIPAÇÕES S.A. (Exact Name of Registrant as Specified in Its Charter)

VIVO HOLDING COMPANY (Translation of Registrant’s name into English)	TELEMIG CELLULAR HOLDING COMPANY (Translation of Registrant’s name into English)

The Federative Republic of Brazil	The Federative Republic of Brazil
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)

4813	4813
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

Not Applicable	Not Applicable
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

Av. Dr. Chucri Zaidan, 860 Morumbi, 04583-110 São Paulo, SP, Brazil Telephone: +55 11 7420-1172	Rua Levindo Lopes, 258, Funcionários, 30140-170 Belo Horizonte, MG, Brazil Telephone: +55 31 9933-3931
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

National Registered Agents, Inc.

875 Avenue of the Americas, Suite 501

New York, New York 10001

Phone: (212) 356-8340

Toll Free: (888) 336-3926

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Diane G. Kerr, Esq.

Andrés V. Gil, Esq.

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed offer to the public: As soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

I If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Aggregate Offering Price (3)	Amount Of Registration Fee
Vivo Participações S.A. common shares, no par value	1,118	$ 23,782.10	$ 1.33
Vivo Participações S.A. preferred shares, no par value (2)	10,243,466	$206,969,230.53	$11,548.88
Telemig Celular Participações S.A. common shares, no par value	168	$ 41,008.63	$ 2.29
Telemig Celular Participações S.A. preferred shares, no par value	78,912	$ 19,262,340.29	$ 1,074.84
Total	10,323,664	$226,296,361.55	$12,627.34

(1)	Calculated, in each case, based on the maximum number of each registrant’s shares to be issued to holders of American Depositary Shares, or ADSs, of Telemig Celular Participações S.A., or TCP, each representing 2 (two) preferred shares of TCP, and holders of common and preferred shares of TCP and Telemig Celular S.A., or TC who are U.S. residents, in connection with the Restructuring described in the accompanying prospectus / information statement assuming that none of the holders exercise their right of withdrawal in connection with the Restructuring. The calculation includes, in the case of the registrant Vivo Participações S.A., or Vivo, the preferred and common shares issued to TCP shareholders in the first step of the Restructuring.

(2)	8,161,586 of these shares will initially be represented by Vivo ADSs, each of which represents 1 (one) preferred share, and which may be evidenced by American Depositary Receipts, or ADRs, that will be issued in exchange for TCP ADSs. The remaining 2,081,880 shares will not be represented by ADSs.

(3)	The Proposed Maximum Aggregate Offering Price for registrant TCP (estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f) under the U.S. Securities Act of 1933, as amended) is calculated in accordance with the exchange ratios of 17.4 common shares or preferred shares of TCP to be exchanged in the Restructuring for each common and preferred share held directly by a U.S. resident of TC using the book value of the shares of TC, $244.099 for each common and preferred share of TC, given that the level of the market trading in Brazil of the common and preferred shares of TC are insufficient to permit or make meaningful the calculation of the average high and low market prices, converted into U.S. dollars based on an exchange rate of R$1.97 = US$1.00 the PTAX selling rate on May 29, 2009. The Proposed Maximum Offering Price for registrant Vivo (estimated solely for the purposes described above) is calculated in accordance with the exchange ratios of 1.37 common shares or preferred shares or 2.74 Vivo ADSs to be exchanged in the Restructuring for each ADS held by any holder and for each common and preferred share held directly by a U.S. resident (excluding any TCP common and preferred shares acquired by U.S. residents in the Restructuring in exchange for their TC shares, as to which the Proposed Maximum Offering Price and Registration fee is calculated by reference to registrant TCP) and (a) the average of the high and low prices of the common and preferred shares of TCP, $21.272 and $20.205, respectively, as reported on the São Paulo Stock Exchange on May 29, 2009, converted into U.S. dollars at the exchange rate described above and (b) the average of the high and low price of the TCP ADSs as reported on the New York Stock Exchange on May 29, 2009.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus/information statement is not complete and may be changed. Neither Vivo Participações S.A. nor Telemig Celular Participações S.A. may sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus/information statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS/INFORMATION STATEMENT (Subject to Completion)

Dated June 5, 2009

Vivo Participações S.A.

Exchange of Common and Preferred Shares

for Common and Preferred Shares, respectively, of

Telemig Celular Participações S.A. and

Telemig Celular S.A.

Vivo Participações, S.A., or Vivo, has proposed a corporate restructuring, or the Restructuring, the overall purpose of which is to consolidate at the Vivo level all of its non-controlling share ownership in its direct and indirect subsidiaries, Telemig Celular S.A., or TC, and Telemig Celular Participações S.A., or TCP. The Restructuring, will be accomplished via two mergers of shares (incorporaçăo de ações, under Brazilian law): (i) a merger of all of the shares of TC that TCP does not own into TCP in exchange for TCP shares, or the TCP Merger, converting TC into a wholly-owned subsidiary of TCP and (ii) immediately after the TCP Merger, a merger of all of the TCP shares that Vivo does not own into Vivo in exchange for Vivo shares, or the Vivo Merger, converting TCP into a wholly-owned subsidiary of Vivo.

If the Restructuring is approved:

•	holders of TCP ADSs will receive, subject to the procedures described herein, 2.74 Vivo ADSs for each TCP ADS they hold plus cash instead of any fractional ADSs;

•

holders of common shares and holders of preferred shares of TCP will receive, without any further action by those holders, 1.37 common shares, no par value, of Vivo for each TCP common share they hold, and 1.37 preferred shares, no par value, of Vivo for each TCP preferred share they hold plus, in each case, cash instead of any fractional Vivo shares; and

•

holders of common shares and holders of preferred shares of TC will receive, without any further action by those holders, 17.4 common shares, no par value, of TCP for each TC common share they hold and 17.4 preferred shares, no par value, of TCP for each TC preferred share they hold, regardless of the class of TC preferred shares held, but the TCP shares that they receive then will be subsequently exchanged for Vivo shares in the Vivo Merger so that each holder of a TC common share or a TC preferred share ultimately will receive, without any further action by the holder, 23.838 Vivo common shares or 23.838 Vivo preferred shares, respectively, plus, in each case, cash instead of any fractional Vivo shares for which the TC common shares and preferred shares ultimately will be exchanged as a result of the Restructuring.

The Restructuring will require the approvals of shareholders of Vivo, TCP and TC described in this prospectus/information statement and holders of common shares of Vivo, TCP and TC as of the date of the shareholders’ meetings, which currently are scheduled to take place on [July 14], 2009, in which the Restructuring shall be submitted for shareholder approval, and holders of Vivo’s preferred shares as of that date that have a right to vote regarding the Restructuring. However, Brasilcel N.V., or Brasilcel, Vivo’s controlling shareholder has, directly or indirectly, all of the voting power necessary to approve the Restructuring without the support of any other holders of common or preferred shares of Vivo, TCP or TC. Brasilcel has informed Vivo that it intends to vote all shares held by it, directly or indirectly, in favor of the Restructuring.

Persons who were holders of record of common or preferred shares of TC or TCP or common shares of Vivo as of March 23, 2009 will have withdrawal rights in connection with the Restructuring as described in this prospectus/information statement. Holders of Vivo’s preferred shares (including those represented by ADSs) do not have these withdrawal rights. Because holders of TCP ADSs were not holders of record of TCP preferred shares as of March 23, 2009, under Brazilian law, the TCP ADS holders are not entitled to withdrawal rights in connection with the Restructuring, nor will they have a right to instruct The Bank of New York Mellon, as depositary for the TCP ADSs, which is referred to as the TCP Depositary, to exercise withdrawal rights on their behalf and the TCP Depositary will not exercise these rights.

The common and preferred shares of TC, TCP and Vivo currently are listed on the São Paulo Stock Exchange (BM&F BOVESPA S.A. Bolsa de Valores, Mercadorias e Futuros), or the BM&F BOVESPA. The preferred shares of Vivo and TCP are listed on the NYSE in the form of ADSs and both Vivo and TCP are foreign private issuers under U.S. securities laws. None of the common stock of Vivo, TCP or TC and none of the preferred stock of TC is listed or traded in the United States.

This prospectus has been prepared for holders of common shares and preferred shares of TC and TCP residing in the United States and for holders of TCP ADSs to provide information about the Restructuring and the securities to be offered pursuant thereto. This document also serves as an information statement to provide information in connection with the Extraordinary General Meetings of shareholders, or EGMs, to be held in connection with the Reorganization to holders of common shares of TC, common shares of TCP, common shares of Vivo and preferred shares of Vivo residing in the United States and to holders of Vivo ADSs.

You should read this prospectus/information statement carefully. In particular, please read the section entitled “Risk Factors” beginning on page 48 for a discussion of risks that you should consider in evaluating the transactions described in this prospectus/information statement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Restructuring or determined if this prospectus/information statement is truthful or complete. Any representation to the contrary is a criminal offense.

IF YOU ARE A DIRECT HOLDER OF VIVO, TCP OR TC SHARES, NONE OF VIVO, TCP OR TC IS ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND VIVO, TCP OR TC A PROXY. IF YOU ARE ENTITLED TO VOTE ON THE RESTRUCTURING, WHILE WE HAVE DESCRIBED GENERALLY THE PRECEDURE FOR VOTING YOUR SHARES IN THIS PROSPECTUS/INFORMATION STATEMENT, YOU SHOULD CONSULT BRAZILIAN COUNSEL. IF YOU ARE A HOLDER OF VIVO ADSs, YOU WILL RECEIVE INSTRUCTIONS FROM THE DEPOSITARY FOR THE VIVO ADSs ABOUT HOW TO PROVIDE VOTING INSTRUCTIONS FOR YOUR VIVO ADSs. IF YOU ARE A HOLDER OF TCP ADSs, YOU DO NOT HAVE ANY VOTING RIGHTS IN CONNECTION WITH THE RESTRUCTURING.

This prospectus/information statement is dated                 , 2009 and is expected to be mailed to shareholders beginning on or about that date.

This prospectus/information statement includes important business and financial information about Vivo, TCP and TC that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. To obtain timely delivery, security holders must request the information no later than [July 7], 2009, which is five business days before [July 14], 2009, the scheduled date of the EGMs scheduled to approve the Restructuring. See “Part Seven: Additional Information for Shareholders—Incorporation by Reference.”

In this prospectus/information statement, “Vivo,” “we,” “us” and “our” refer to Vivo Participações S.A. References to the “Companies” refer to Vivo, TCP and TC.

i

ii

PART ONE—QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING

The following are some questions that you may have regarding the Restructuring and brief answers to those questions. Vivo and TCP urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the Restructuring. Additional important information is also contained in the documents incorporated by reference into this prospectus/information statement.

Q:	What is the Restructuring?

A:	Vivo Participações, S.A., or Vivo, has proposed a corporate restructuring, or the Restructuring, the overall purpose of which is to consolidate at the Vivo level all of its non-controlling share ownership in its direct and indirect subsidiaries, Telemig Celular S.A., or TC, and Telemig Celular Participações S.A., or TCP. The Restructuring will be accomplished via two mergers of shares (incorporação de ações, under Brazilian law): (i) a merger of all of the shares of TC that TCP does not own into TCP in exchange for TCP shares, or the TCP Merger, converting TC into a wholly-owned subsidiary of TCP and (ii) immediately after the TCP Merger, a merger of all of the TCP shares that Vivo does not own into Vivo in exchange for Vivo shares, or the Vivo Merger, converting TCP into a wholly-owned subsidiary of Vivo. The Restructuring requires approval by common shareholders of Vivo, TCP and TC and preferred shareholders of Vivo.

Q:	What are the reasons for the Restructuring?

A:	Vivo and TCP believe the Restructuring will enable:

•

Vivo to align the interests of the shareholders of Vivo, TCP and TC and facilitate the unification, standardization and the rationalization of the general administration of the Vivo, TCP and TC, or the Companies;

•	Vivo to simplify the shareholding and organizational structure of the Vivo business, expand its shareholder base and reduce management and administrative costs;

•

holders of common shares and preferred shares of TCP and TC and the holders of American Depositary Shares, or ADSs, representing preferred shares of TCP (those ADSs being referred to as TCP ADSs) to exchange their securities at equitable exchange ratios, as determined by independent financial advisors;

•

holders of common shares and preferred shares of TCP and TC and holders of TCP ADSs to receive Vivo securities having substantially the same rights as their prior securities but that instead are expected to enjoy greater liquidity than those prior securities; and

•

holders of ADSs representing preferred shares of Vivo, or Vivo ADSs, and holders of shares of TCP and TC to hold an investment in a larger company and a more diversified cellular telecommunications provider that will provide services in all states in Brazil and the Federal District in an area that includes approximately 84.6% of the Brazilian population. At the same time, holders of shares and ADSs are expected to benefit from synergies to be obtained as a result of TC and TCP becoming wholly owned subsidiaries of Vivo after the Restructuring.

Q:	What will happen to my shares in the Restructuring?

A:	If the Restructuring is approved and you are a direct holder of:

•

common shares or preferred shares of TC, your shares will be exchanged for TCP shares, with each TC common or preferred share, regardless of the class of TC preferred shares held, becoming 17.4 common or 17.4 preferred shares of TCP and then those shares will subsequently on the same date, and without any further action on your part, be exchanged for Vivo shares in the Vivo merger of shares at the ratios described in this prospectus/information statement so that ultimately you will receive 23.838 Vivo common shares for each of your TC common shares and 23.838 Vivo preferred shares for each of your TC preferred shares, plus, in each case, cash instead of any fractional Vivo shares for which the TC common shares and preferred shares ultimately will be exchanged as a result of the Restructuring;

•

common shares or preferred shares of TCP, you will receive 1.37 common shares, no par value, or 1.37 preferred shares, no par value, of Vivo for each common share or preferred share of TCP that you hold, respectively, plus, in each case, cash instead of any fractional shares; and

•	TCP ADSs, you will receive 2.74 Vivo ADSs, each representing 1 (one) preferred share of Vivo, for each TCP ADS that you hold plus cash instead of any fractional ADSs.

If you hold common or preferred shares of TC or TCP, no further action by you is required. An entry or entries will be made in the share registry of Vivo to evidence the common shares and preferred shares of Vivo you will receive in the Restructuring. At that time, Vivo and TCP also will pay you cash in lieu of any fractional Vivo shares to which you would have been entitled as a result of the Restructuring. If you are a registered holder of TCP ADSs, to receive your Vivo ADSs you must complete the letter of transmittal sent to you by The Bank of New York Mellon, as depositary for the TCP ADS program, referred to as the TCP Depositary, or the Letter of Transmittal, and comply with the procedures described in the Letter of Transmittal. If you hold TCP ADSs through a broker or other financial intermediary, no further action by you is required. The Vivo ADSs and any cash instead of fractional Vivo ADSs to which you would have been entitled as a result of the Restructuring will automatically be credited to your account as promptly as practicable after the end of the withdrawal period described below.

If you are a holder of Vivo common shares or preferred shares or Vivo ADSs, you will continue to hold these securities after the Restructuring.

Q:	What shareholder approvals are needed?

A:	The merger of shares of TC into TCP, or the TC Merger, will require the affirmative vote of holders representing at least a majority of the TC common shares that are present at a duly convened extraordinary general meeting of shareholders, or EGM, of TC and the affirmative vote of holders representing at least a majority of the common shares of TCP that are present at a duly convened EGM of TCP. The merger of shares of TCP into Vivo, or the TCP Merger, will require the affirmative vote of holders representing at least a majority of the TCP common shares that are present at a duly convened EGM of TCP and the affirmative vote of holders representing at least a majority of the aggregate common shares and preferred shares, respectively, of Vivo that are present at a duly convened EGM of Vivo.

Holders of common shares of Vivo, TCP and TC and holders of Vivo preferred shares, in each case as of the date of the EGM of Vivo, TCP and TC, respectively, have the right to vote on the Restructuring.

Brasilcel N.V., or Brasilcel, Vivo’s controlling shareholder, has, directly or indirectly, all of the voting power necessary to approve the Restructuring without the support of any other holders of common or preferred shares of Vivo, TCP or TC. Brasilcel has informed Vivo that it intends to vote all shares held by it, directly or indirectly, in favor of the Restructuring.

Q:	Do I have withdrawal rights?

A:	Persons who were holders of record of common or preferred shares of TC or TCP or common shares of Vivo as of March 23, 2009 will be entitled to exercise withdrawal rights in connection with the Restructuring. Holders of preferred shares of Vivo are not entitled to exercise withdrawal rights in connection with the Restructuring nor are holders of Vivo ADSs. Holders of TCP ADSs will not have withdrawal rights or be entitled to instruct the TCP Depositary, either through their broker or other intermediary or directly, to exercise withdrawal rights on their behalf.

If you have withdrawal rights, your withdrawal rights will lapse 30 days after publication of the minutes of the EGMs called to approve the Restructuring. If you have withdrawal rights with respect to voting shares, you cannot exercise those withdrawal rights if you vote in favor of the Restructuring.

If TC, TCP or Vivo holders exercise this right, they will receive from Vivo a cash amount for their shares calculated in accordance with a Brazilian law designed to assure them a value at least equal to the book value of the shares or the market value of Vivo’s, TCP’s and TC’s assets had these assets been sold. According to Brazilian law and as a result of the valuation reports of Planconsult described in the section titled “Part Five: The Restructuring—Valuation Reports of Planconsult”, withdrawing shareholders of TCP may choose to receive an amount equal to the greater of the net asset value of their shares based on the book value of TCP’s assets and liabilities as of March 31, 2009 or the net asset value of their shares based on the market value of those assets and liabilities as of that date. See “Part Five: The Restructuring—Withdrawal Rights.”

Q:	Have the Boards of Directors or any committees of these Boards taken any position relating to the Restructuring?

A:	The Board of Directors of each of the Companies has unanimously approved the merger agreements (Protocolo de Incorporação de Ações e Instrumento de Justificação, under Brazilian law) to which their Companies are parties and the calling of the EGMs required to obtain the requisite shareholder approvals. At the time the Restructuring first was publicly announced, each of TCP and TC, complying with recently issued recommendations of the Brazilian Securities Commission (Comissão de Valores Mobiliários), or CVM, established, by one of the means recommended by the CVM, a special committee to work with the Board of Directors of each of TC and TCP to protect the interests of the non-controlling shareholders of those companies. These special committees, or the Special Committees, unanimously recommended to the Boards of Directors of TCP and TC the exchange ratios for the TCP Merger or the Vivo Merger, as applicable, set forth in this prospectus/information statement. The Boards of Directors of TCP and TC considered the recommendation of the Special Committees and other factors in unanimously approving the Restructuring. For additional information regarding the manner in which members of the Special Committees were selected and the actions taken by the Special Committees in connection with the Restructuring, see “Part Two: Summary—Background of the Restructuring” and “Part Five: The Restructuring—Background, Special Committees and Board Positions—The Special Committees.”

Q:	Why am I receiving this document?

A:	This document is a prospectus/information statement of Vivo and TCP relating to the common shares and preferred shares of Vivo and TCP that the shareholders of TCP and TC may receive in the Restructuring. If you hold common shares or preferred shares of TCP or TC or TCP ADSs, you are receiving this prospectus/information statement because Vivo and TCP may be deemed to be offering you securities for purposes of the U.S. Securities Act of 1933, as amended. If you hold TC common shares, TCP common shares, Vivo common shares or Vivo preferred shares and you are a U.S. resident you are receiving this document to provide you with the same information relating to the shareholder meetings of the Companies as is being provided to other holders of the same class of securities. If you are a holder of Vivo ADSs, you are receiving this document to provide you with information about the Restructuring and the matters that will be considered at the Vivo EGM and with information regarding how you may exercise your voting rights in relation to these matters.

Q:	What will be the accounting treatment of the reorganization?

A:	Under Brazilian GAAP, the accounting principles used to prepare Vivo’s consolidated financial statements, the Restructuring will be accounted for by the fair value of the shares exchanged. Goodwill, the difference between fair and book value, will be recognized except for the shares that will be issued by TCP related to Vivo’s direct interest in TC, which goodwill, generated internally, will not be recognized.

Under U.S. GAAP, the merger of shares will be accounted for as equity transactions in accordance with Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This standard requires that the carrying amount of noncontrolling interest be adjusted to reflect the change in our and TCP’s ownership interest in the subsidiaries. Any difference between fair value of the consideration received or paid and the amount by which the noncontrolling interest is adjusted shall be recognized in equity attributable to the parent.

Q:	What are the U.S. federal income tax consequences of the Restructuring?

A:	If you are a U.S. Holder (as defined in “Part Five: The Restructuring—Material Tax Considerations—United States Federal Income Tax Considerations”) of TCP or TC common or preferred shares or TCP ADSs, the Restructuring will be treated as an integrated transaction in which you exchange such shares or ADSs for Vivo common or preferred shares or ADSs (and cash in lieu of any fractional share). Because it is uncertain, for U.S. federal income tax purposes, whether the Restructuring will be treated as related to the prior acquisitions of TC and TCP shares by Vivo in 2008, and how the exercise, if any, of withdrawal rights will be characterized for such purposes, it is not clear whether the Restructuring qualifies as a “tax-free” reorganization or is a taxable transaction for U.S. federal income tax purposes. No ruling has been sought or will be obtained from the U.S. Internal Revenue Service on the U.S. federal income tax consequences of the transaction. If the Restructuring qualifies as a “tax-free” reorganization, you generally will not recognize gain or loss for U.S. federal income tax purposes on the receipt of Vivo common or preferred shares or ADSs, except to the extent of any cash received in lieu of a fractional share. If the Restructuring is a taxable transaction, you generally will recognize gain or loss. Please review carefully the section under “Part Five: the Restructuring—Material Tax Considerations—United States Federal Income Tax Considerations.” Because the tax consequences of the Restructuring are uncertain and will depend in part on your particular facts and circumstances, you should consult your tax adviser regarding the tax consequences of the Restructuring based on your particular circumstances, including the appropriate characterization of the Restructuring.

Q:	When will the Restructuring be completed?

A:	The EGM of each of Vivo, TCP and TC will be held on [July 14], 2009, unless any of the meetings is postponed. The merger of shares will be legally effective upon approval of the mergers at the EGMs. However, new common shares, preferred shares and Vivo ADSs will not be delivered to you in the Restructuring until after the end of the period for the exercise of withdrawal rights, which period will end 30 days after publication of the minutes of the EGMs called to approve the Restructuring. See “Could the Restructuring be unwound?” below.

Q:	Can I sell my old shares during the 30-day period following publication of the minutes of the EGMs?

A:	The shares of Vivo, TCP and TC will continue to be listed on the São Paulo Stock Exchange (BM&F BOVESPA S.A. Bolsa de valores, Mercadorias e Futuros), or the BM&F BOVESPA, during the 30-day period. TCP ADSs and Vivo ADSs will continue to be listed on the NYSE during that period.

Q:	Could the Restructuring be unwound?

A:	Under Brazilian law, if management believes that the total value of the withdrawal rights exercised by the shareholders of Vivo, TCP and TC may place at risk the financial stability of Vivo, management may, within 10 days after the end of the withdrawal rights period, ratify the Restructuring or call an EGM to unwind the Restructuring. Payment relating to the exercise of the withdrawal rights will not be due if the Restructuring is unwound. Because it holds, directly and indirectly, a majority of the voting shares of Vivo, TCP and TC, Brasilcel would be able to cause the unwinding of the Restructuring at the applicable EGM.

Q:	Are any other approvals necessary for the completion of the Restructuring?

A:	No.

Q:	How will my rights as a shareholder change after the Restructuring?

A:	Your rights as a shareholder of Vivo or as a holder of Vivo ADSs will be substantially similar to your rights as a shareholder of TCP or as a holder of TCP ADSs. In exchange for your shares or ADSs, you will be receiving exclusively Vivo shares of the same class as your original shares or ADSs plus any cash payable in respect of fractional shares as described below. The Vivo shares or ADSs that you receive will be listed on the same stock exchanges as your original shares or ADSs and Vivo and TCP expect your new Vivo securities to enjoy equal or greater market liquidity when compared to your original securities. While Brazilian law permits certain limited variations in the manner in which the preference on a preferred share may be calculated for purposes of payment of dividend and upon liquidation and while TC, TCP and Vivo may have used different calculation methodologies permitted by law, the holders of common and preferred shares of TCP have substantially the same shareholder rights as common shareholders and preferred shareholders of Vivo and holders of TCP ADSs will have substantially the same rights as holders of Vivo ADSs. See “Part Six: Shareholder Rights—General” for a description of some of the variations in voting rights of preferred shareholders of the Companies. See “Part Six: Shareholders Rights—American Depositary Shares” for a description of the Vivo ADSs.

Q:	When will I receive my Vivo common shares, preferred shares or Vivo ADSs?

A:	Assuming the Restructuring is completed, we will deliver common shares, preferred shares or Vivo ADSs, as applicable, in connection with the Restructuring after the end of the period for the exercise of withdrawal rights, which period will end 30 days after the publication of the minutes of the EGMs called to approve the Restructuring. During that period, the common shares and preferred shares of Vivo, TCP and TC are expected to continue to trade on the BM&F BOVESPA under their existing ticker symbols.

Assuming the Restructuring is completed, the ADSs representing preferred shares of Vivo issued in the Restructuring in respect of TCP ADSs will be made available as soon as practicable after the related preferred shares are deposited with the depositary’s custodian in Brazil. This deposit is expected to occur after the end of the period for the exercise of withdrawal rights, which period will end 30 days after the publication of the minutes of the EGMs called to approve the Restructuring. During that period, the Vivo and TCP ADSs are expected to continue to trade on the New York Stock Exchange, or the NYSE, under their existing ticker symbols. Upon receipt of these related Vivo preferred shares, the holders of TCP ADSs will be able to exchange those ADSs for Vivo ADSs.

Q:	When will I receive any cash attributable to any fractional Vivo security?

A:	If you hold TCP ADSs and the exchange ratio would entitle you to receive a fraction of a Vivo ADS, the TCP Depositary will try to sell on the open market the aggregate of those fractional Vivo ADSs. You will receive cash in lieu of any fractional Vivo ADS you are entitled to receive based on the net proceeds (after deducting applicable fees and expenses, including sales commissions) from any sale on the NYSE of the aggregate number of fractional entitlements to Vivo ADSs. Payments for interests in fractional Vivo ADSs will be available to registered holders approximately five business days after the TCP Depositary completes sales of the aggregated fractional Vivo ADSs on the NYSE.

If you hold common shares or preferred shares of TC and the sequential application of the Exchange Ratios in the TCP Merger and the Vivo Merger would entitled you to receive a fractional Vivo shares or if you hold common shares or preferred shares of TCP directly, and the exchange ratio in the Vivo Merger would entitle you to receive a fractional Vivo share, Vivo will sell, in an auction on the BM&F BOVESPA, the aggregate of all fractional Vivo shares. You will receive cash in lieu of any fractional Vivo share to which you would have been entitled as a result of the Vivo Merger based on the net proceeds (after deducting applicable fees and expenses), from any sale on the BM&F BOVESPA of the aggregate number of fractional entitlements to Vivo shares five business days after the sale of all such fractional interests by Vivo on the BM&F BOVESPA. The sale of such fractional interests in auctions on the BM&F BOVESPA will occur as soon as practicable after the completion of the Restructuring up to approximately 15 days after the withdrawal period and after due notice of the auction is given in accordance with the rules of the BM&F BOVESPA.

Q:	If I hold TCP ADSs, will I have to pay ADS cancellation and issuance fees?

A:	No. If you hold TCP ADSs, you will not have to pay fees for the cancellation of your TCP ADS that you hold in connection with the Restructuring or any ADS issuance fees for the Vivo ADS issued to you in exchange.

Q:	Will I have to pay brokerage commissions?

A:	You will not have to pay brokerage commissions if your TCP or TC shares are registered in your name. If your securities are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the Restructuring.

Q:	What do I need to do now?

A:	If you hold common shares or preferred shares of TCP or TC, you do not need to do anything to receive Vivo common shares or Vivo preferred shares, respectively, upon the consummation of the Restructuring. The Vivo common shares and the Vivo preferred shares are book-entry shares, and an entry or entries will be made in the share registry of Vivo to evidence the common shares or preferred shares you will receive.

If you hold TCP ADSs, the preferred shares underlying those ADSs will become Vivo preferred shares by operation of law. If you hold TCP ADSs indirectly through a broker or other intermediary, you will automatically receive your new Vivo ADSs. However, if you hold ADSs directly as a registered holder, you must surrender your American Depositary Receipts, or ADRs, representing ADSs to the depositary in accordance with instructions that will be provided to you. Upon surrender of those ADRs, the depositary will deliver the Vivo ADSs to the registered holders of former TCP ADSs. See “Part Five: The Restructuring—Receipt of Shares of Vivo and TCP and Vivo ADSs” for more details.

Q:	When and where will the shareholders’ meetings take place?

The EGMs currently are scheduled to take place on [July 14], 2009, but the Companies have the right to delay the date of these meetings. All of the meetings will take place in Brazil at the locations specified in this prospectus/information statement.

Q:	What do I need to do if I would like to vote my shares?

A:

Vivo. If you hold common shares or preferred shares, you may attend the Vivo EGM at which the Restructuring will be considered, and you may vote. Under Brazilian law, to vote shares at an EGM you must either appear at the meeting in person and vote your shares or grant an appropriate power of attorney to another shareholder, an executive officer of the applicable company or an attorney who will appear at the meeting and vote your shares. The power of attorney must have been granted, at most, one year prior to the shareholders’ meeting and must be certified by a notary public and legalized by the Brazilian consulate located in the domicile of the grantor. A corporation may be represented at the shareholders’ meeting by its officers. The powers of attorney granted by the shareholders of Vivo for representation at the meeting must be deposited at the head office of Vivo, located at Av. Dr. Chucri Zaidan, 860, Morumbi, 04583-110, São Paulo, SP, Brazil, at least 48 hours prior to the occurrence of the EGM. If you hold Vivo ADSs, you are not entitled to attend the Vivo EGM but will receive instructions from the Vivo ADS Depositary about how to instruct the Vivo ADS Depositary to vote the Vivo preferred shares represented by your Vivo ADSs. If The

Bank of New York Mellon, as depositary for the Vivo ADS program, referred to as the Vivo Depositary, does not receive instructions from an owner on or before the date established by the Vivo Depositary for that purpose, the Vivo Depositary may deem that owner to have instructed the Vivo Depositary to give a discretionary proxy to a person designated by Vivo to vote the underlying preferred shares.

TCP. If you hold common shares, you may attend the TCP EGM at which the Restructuring will be considered, and you may vote. If you hold preferred shares directly you may attend the TC EGM, but you may not vote. Under Brazilian law, to vote shares at an EGM you must either appear at the meeting in person and vote your shares or grant an appropriate power of attorney to another shareholder, an executive officer of the applicable company or an attorney who will appear at the meeting and vote your shares. The power of attorney must have been granted, at most, one year prior to the shareholders’ meeting and must be certified by a notary public and legalized by the Brazilian consulate located in the domicile of the grantor. A corporation may be represented at the shareholders’ meeting by its officers. The powers of attorney granted by the shareholders of TCP for representation at the meeting must be deposited at the head office of TCP, located at Rua Levindo Lopes, 258, Funcionários—Belo Horizonte, MG—Brazil, at least 48 hours prior to the occurrence of the EGM. If you hold ADSs, you are not entitled to attend or vote at the shareholders’ meeting.

TC. If you hold common shares, you may attend the TC EGM at which the Restructuring will be considered, and you may vote. If you hold preferred shares directly you may attend the TC EGM, but you may not vote. Under Brazilian law, to vote shares at an EGM you must either appear at the meeting in person and vote your shares or grant an appropriate power of attorney to another shareholder, an executive officer of the applicable company or an attorney who will appear at the meeting and vote your shares. The power of attorney must have been granted, at most, one year prior to the shareholders’ meeting and must be certified by a notary public and legalized by the Brazilian consulate located in the domicile of the grantor. A corporation may be represented at the shareholders’ meeting by its officers. The powers of attorney granted by the shareholders of TC for representation at the meeting must be deposited at the head office of TC, located at Rua Levindo Lopes, 258, Funcionários—Belo Horizonte, MG—Brazil, at least 48 hours prior to the occurrence of the EGM.

If you are a direct holder of shares that are entitled to vote at the EGMs relating to the Restructuring, you may either attend the relevant EGM personally or complete a power of attorney that complies with Brazilian law. While the form of power of attorney attached as Exhibit 99.7 to the registration statement of which this prospectus/information statement is a part provides an example of a power of attorney, sharheolders should confirm, with Brazilian counsel if necessary, that any power of attorney or revokation thereof satisfies the requirements of Brazilian law, as Vivo, TCP and TC will not accept such forms if they do not comply with Brazilian law. Vivo, TCP and TC encourage you to consult with Brazilian counsel if you wish to complete a power of attorney. Shareholders wishing to attend an EGM and who hold shares through the Fungible Custody of Registered Shares of the Stock Exchanges must provide a statement containing their corresponding equity interest in the applicable company dated within 48 hours of the applicable EGM.

The EGMs of Vivo, TCP and TC are scheduled to be held as follows:

Vivo Participações S.A., [July 14], 2009 [2:00 p.m. (São Paulo time)]

Av. Dr. Chucri Zaidan, 860, Morumbi, 04583-110, São Paulo—SP, Brazil

Telemig Celular Participações S.A., [July 14], 2009 [12:00 p.m. (Belo Horizonte time)]

Rua Levindo Lopes, 258, Funcionários, Belo Horizonte—MG, Brazil

Telemig Celular S.A., [July 14], 2009 [10:00 a.m. (Belo Horizonte time)]

Rua Levindo Lopes, 258, Funcionários, Belo Horizonte—MG, Brazil

Q:	Who can help answer my questions?

A:	If you have any questions about the Restructuring, you can contact:

Vivo Participações S.A., Telemig Celular Participações S.A. Telemig Celular S.A. at the following:

Vivo Participações S.A.

Attention: IR Department

Av. Dr. Chucri Zaidan, 860, Morumbi, 04583-110

São Paulo—SP, Brazil

Telephone: +55 (11) 7420-1172

e-mail: ir@vivo.com.br

Telemig Celular Participações S.A.

Attention: IR Department

Rua Levindo Lopes, 258, Funcionários 30140-170

Belo Horizonte—MG, Brazil

Telephone: +55 (11) 7420-1172

e-mail: ir@vivo.com.br

Telemig Celular S.A.

Attention: IR Department

Rua Levindo Lopes, 258, Funcionários 30140-170

Belo Horizonte—MG, Brazil

Telephone: +55 (11) 7420-1172

e-mail: ir@vivo.com.br

You may also contact the information agent for the Restructuring:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

Toll-Free: (800) 322-2885

If you are a holder of Vivo or TCP ADSs, you may also contact:

The Bank of New York Mellon

101 Barclay Street

New York, NY 10286

shrrelations@bnymellon.com

www.bnymellon.com/shareowner

Calls within the United States: (800) 777-3674

Calls outside the United States: (201) 680-6579

PART TWO—SUMMARY

The following summary highlights selected information from this prospectus/information statement and may not contain all the information that may be important to you. To understand the Restructuring more fully, you should read carefully this entire prospectus/information statement.

The Companies

Overview of Vivo

Vivo is incorporated under the laws of the Federative Republic of Brazil under the name Vivo Participações S.A., known as Vivo. Vivo has the legal status of a sociedade por ações, or a stock corporation, operating under Brazilian law. Vivo’s principal executive offices are located at Av. Dr. Chucri Zaidan, 860, Morumbi, 04583-110, São Paulo, SP – Brazil. Vivo’s telephone number is +55 11 7420-1172, its facsimile number is +55 11 7420-2247, and its website is www.vivo.com.br. Vivo’s agent for service of process in the United States is National Registered Agents, Inc., located at 875 Avenue of the Americas, Suite 501, New York, New York 10001.

Vivo is a holding company with two subsidiaries: a holding subsidiary, TCP, and an operating subsidiary, Vivo S.A. As of March 31, 2009, Vivo owns all of Vivo S.A.’s share capital 58.9% of TCP’s share capital and 7.4% of TC’s share capital. The shares of Vivo S.A., TCP, and TC that Vivo owns constitute substantially all of Vivo’s assets, other than cash and cash equivalents and temporary cash investments. Vivo relies almost exclusively on dividends from Vivo S.A., TCP and TC to meet its cash needs, including cash to pay dividends to its shareholders. TCP in turn owns a single operating subsidiary, TC. As of March 31, 2009, TCP owns 83.3% of TC’s share capital, and these shares constitute substantially all of TCP’s assets, other than cash and cash equivalents and temporary cash investments. TCP relies almost exclusively on dividends from TC to meet its cash needs, including cash to pay dividends to its shareholders.

According to market share data published by Agência Nacional de Telecomunicações—ANATEL, the Brazilian telecommunication regulatory agency, or ANATEL, Vivo is a leading provider of cellular telecommunications services in Brazil through its subsidiary Vivo S.A. Vivo S.A. is a cellular operator in the states of Acre, Alagoas, Amapá, Amazonas, Bahia, Ceará, Espírito Santo, Goiás (also encompassing the area of the Federal District), Maranhão, Mato Grosso, Mato Grosso do Sul, Pará, Paraíba, Paraná, Pernambuco, Piauí, Rio Grande do Norte, Rio de Janeiro, Rio Grande do Sul, Rondônia, Roraima, Santa Catarina, São Paulo, Sergipe and Tocantins. Additionally, Vivo acquired the control in April 3, 2008 of TCP and its operating subsidiary, TC, a wireless telecommunication provider in the state of Minas Gerais.

In April 2003, Brasilcel launched the brand name “Vivo,” under which Vivo’s former subsidiaries Telesp Celular Participações S.A., or Telesp, Tele Centro Oeste Celular Participações S.A. (“TCO”), Tele Leste Celular Participações S.A. (“TLE”), Tele Sudeste Celular Participações S.A. (“TSD”) and Celular CRT Participações S.A. (“Celular CRT”) operated before the merger of such companies in 2006. The creation of the Vivo brand constituted a consolidation of the commercial models throughout the entire country into a common commercial strategy and replaced the different brands under which the different companies within our group offered their services in their respective states. The commercial strategy of Vivo was to increase its customer base as well as revenues by retaining customers and maintaining their distribution channels. The launching of the Vivo brand was accompanied by customer loyalty programs and other measures designed to contribute to the success of the commercial strategy. Guided by a common management team, Vivo designs marketing, promotional and other initiatives common to all companies and then tailors those activities to the particular markets of each of those companies.

As of March 31, 2009, Vivo’s voting shares were indirectly controlled by two major shareholders: PT Móveis SGPS, S.A. and Telefónica, through Brasilcel, which is a holding company that holds, directly and indirectly, 89.6% of Vivo’s common stock and 48.8% of Vivo’s preferred shares representing 63.6% of Vivo’s total capital stock, excluding treasury shares representing 63.8% of Vivo’s total capital stock. PT Móveis SGPS, S.A. is 100% controlled by Portugal Telecom. As Vivo’s preferred shareholders are entitled to vote regarding the approval of the Restructuring, Brasilcel and its affiliates will have the right to vote 63.61% of the total shares entitled to vote on the Restructuring. PT Móveis SGPS, S.A. and Telefónica share their participation in Brasilcel in equal percentages. As of March 31, 2009, Vivo owns 97% of TCP’s common shares and 37% of TCP’s preferred shares, representing 58.94% of TCP’s total capital stock. As of March 31, 2009, TCP currently owns 83.3% of the share capital, including 89.2% of the voting shares, of TC. As of March 31, 2009, Vivo holds 7.4% of the share capital of TC, including 8.8% of the voting shares and 6.6% of the preferred shares.

In accordance with the shareholders agreement between Portugal Telecom SGPS, S.A., PT Movéis SGPS, S.A. and Telefónica S.A., PT Movéis is responsible for the appointment of Vivo’s Chief Executive Officer and Telefónica Móviles is responsible for the appointment of Vivo’s Chief Financial Officer. A majority of the Board of Directors of each of Vivo, TCP and TC were elected, directly or indirectly, by Brasilcel.

Overview of TCP and TC

TCP is incorporated under the laws of the Federative Republic of Brazil under the name Telemig Celular Participações S.A. TCP has the legal status of a sociedade por ações, or a stock corporation, operating under Brazilian law. TCP’s principal executive offices are located at Av. Dr. Chucri Zaidan, 860, Morumbi, 04583-110, São Paulo, SP—Brazil. TCP’s telephone number is +55 11 7420-1172, TCP’s facsimile number is +55 11 7420-2247, and its website is www.telemigholding.com.br. TCP’s agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 19715.

TCP operates in most of its authorization area on a frequency referred to as “A” band, initially under a concession granted in November 1997 by the federal government of Brazil. Previously, TCP operated under a permission granted on April 29, 1993 to TCP’s predecessor company, Telecomunicações de Minas Gerais S.A. On February 19, 2004, TCP signed a contract with ANATEL to migrate to the SMP regime from the SMC regime. TCP’s SMP authorization is for an indeterminate period of time and covers a region that includes 100% of the municipalities and 100% of the population in the State of Minas Gerais. TC started operating in the Triângulo Mineiro region on May 30, 2005, on a frequency referred to as “E” band. The Triângulo Mineiro network is fully based on Global System for Mobile Communications, or GSM/EDGE technology. As of December 31, 2008, TCP had approximately 4,627,000 subscribers, representing an estimated market share of 28.7% in its region, as opposed to 3,901,000 subscribers, or an estimated 29.1% market share, as of December 31, 2007.

Current Corporate Structure

The following chart shows Vivo’s and TCP’s corporate structure as of March 31, 2009:

Post-Restructuring Corporate Structure

The following chart shows Vivo’s and TCP’s expected corporate structure after the Restructuring:

Combined Region

The map below indicates that Vivo and TC operate in all regions in Brazil and TC operates exclusively in the state of Minas Gerais under the Vivo brand:

Additional information about Vivo, TCP and TC is included in our 2008 Annual Report on Form 20-F, or Vivo’s Annual Report, and TCP’s 2008 Annual Report on Form 20-F, or TCP’s Annual Report, which are incorporated by reference hereto, except for items 3A, 5A, 8A and 18, which were adjusted to reflect the retrospective adoption of SFAS No. 160 and are included in this prospectus/information statement.

Background of the Restructuring

On March 20, 2009, the Companies announced their intention to consummate the Restructuring and stated that they would retain the services of the specialized appraisal companies required under Brazilian law to prepare reports and would retain other appropriate financial advisory services to assist in the determination of the exchange ratios and other terms of the Restructuring, as recommended by the CVM. In this first public announcement of the Restructuring, the Companies indicated that they would comply with a recently issued CVM release (Parecer de Orientação 35) making certain recommendations with respect to the establishment of special committees in connection with transactions between affiliated companies. The Companies announced that each of TCP and TC would form a special committee to act in connection with the Restructuring and specifically to issue to the respective Board of Directors of TCP and TC its opinion regarding the appropriate exchange ratios and other terms of the Restructuring. The Companies also announced that, in accordance with one of CVM’s recommended methods for selecting member of special committees, each of these committees, which together are referred to as the Special Committees, would be comprised of one representative of Vivo, one representative of the non-controlling shareholders and one representative selected jointly by the other two representatives.

Each Special Committee met with the financial advisors to TCP and TC and retained its own financial advisor. With the assistance of these professionals, the Special Committees determined an appropriate exchange ratio for each of the TCP Merger and the Vivo Merger. On May 29, 2009, each Special Committee issued a report to its Boards of Directors unanimously recommending that its Board approve the Restructuring based on the exchange ratios set forth in this prospectus/information statement. On May 29, 2009, the Boards of Directors of Vivo, TCP and TC unanimously approved the Restructuring, the execution and delivery of the necessary Protocols of Merger of Shares and Instrument of Justification governing the Restructuring, or the Merger Agreement, the appraisal reports, the calling of the EGMs necessary to obtain the shareholder approvals required in connection with the Restructuring and the taking of other actions related to the Restructuring. For additional information regarding the Restructuring, the Special Committees and the Background of the Restructuring, see “Part Five: The Restructuring—Background, Special Committees and Board Position.”

Purpose of and Reasons for the Restructuring

Vivo and TCP believe the Restructuring will enable:

•	Vivo to align the interests of the shareholders of Vivo, TCP and TC and facilitate the unification, standardization and the rationalization of the general administration of the Companies;

•	Vivo to simplify the shareholding and organizational structure of the Vivo business, expand its shareholder base and reduce management and administrative costs;

•	holders of common shares and preferred shares of TCP and TC and the holders of TCP ADSs to exchange their securities at equitable exchange ratios, as determined by independent financial advisors;

•

holders of common shares and preferred shares of TCP and TC and holders of TCP ADSs to receive Vivo securities having substantially the same rights as their prior securities but that instead are expected to enjoy greater liquidity than those prior securities; and

•

holders of Vivo ADSs and holders of shares of TCP and TC to hold an investment in a larger company and a more diversified cellular telecommunications provider that will provide services in all states in Brazil and the Federal District in an area that includes approximately 84.6% of the Brazilian population. At the same time, holders of shares and ADSs are expected to benefit from synergies to be obtained as a result of TC and TCP becoming wholly owned subsidiaries of Vivo after the Restructuring.

Valuation Reports

Vivo, TCP and TC do not generally publish their business plans and strategies or make external disclosures of their anticipated financial position or results of operations. However, the management of Vivo, TCP and TC has prepared prospective financial information set forth in valuation reports issued by Citi, BBI and Planconsult, as described below. The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of Vivo, TCP and TC as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others things, risks and uncertainties. See “Part Three: Risk Factors.” Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Vivo, TCP and TC or that actual results will not differ materially from those presented in the prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of these valuation reports are cautioned not to place undue reliance on the prospective financial information. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. None of Vivo’s, TCP’s or TC’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein or therein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Citi

In connection with the Restructuring, the Boards of Directors of Vivo, TCP and TC and the Special Committees received a valuation report from Citigroup Global Markets Inc., or Citi, expressing the view that, as of the date of that report and based on and subject to the considerations and limitations of Citi’s analysis described in that report and based on other matters as Citi considered relevant, if the exchange ratios recommended by the Special Committees and approved by the Boards of Directors of Vivo, TCP and TC with respect to the Restructurings were within the implied exchange ratios derived from the valuation analyses performed by Citi with respect to Vivo, TCP and TC, applied on a consistent basis, then those exchange ratios as of May 27, 2009 would constitute equitable treatment as understood in the manner described in such report. The Boards of Directors of Vivo, TCP and TC and the Special Committees confirmed that the Exchange Ratios are within the implied exchange ratios derived from the valuation analyses performed by Citi.

BBI

In connection with the Restructuring, the Special Committees received a secondary analysis from Banco Bradesco BBI S.A., or BBI, expressing, as of the date of such secondary analysis, its view of the appropriate range for the exchange ratio in the TCP Merger and the appropriate range for the exchange ratio in the Vivo Merger, as well as its views of the Citi valuation report. BBI stated that it considered the Citi valuation report to be thorough, professionally prepared and based on reasonable assumptions. BBI then noted that while its valuation methodology differed in certain respects from that of Citi, the ranges of exchange ratios derived by Citi and those derived by BBI were substantially consistent. BBI also noted that, in both cases, the Citi ranges fell within the BBI ranges. BBI thus reported to the Special Committees that any exchange ratio between 16.870 TCP shares per TC share to 17.436 TCP shares per TC share for the TCP Merger and any exchange ratio between 1.282 Vivo shares per TCP share to 1.374 Vivo shares per TCP share for the Vivo Merger would be equitable from the perspective of the non-controlling shareholders.

Planconsult

In connection with the Restructuring, the Special Committees and the Boards of Directors of each of the Companies received from Planconsult Planejamento e Consultoria Ltda., or Planconsult, a Net Equity Report at market prices for each of Vivo, TCP and TC for purposes of Article 264 of Brazilian Law No. 6,404/76 and an Economic Value Report for each of TCP and TC from Planconsult expressing the view that, as of the date of those reports and based on and subject to the assumptions and considerations described in those reports and based on other matters as Planconsult considered relevant (1) the value of the net equity of TC, calculated as if all of its assets and liabilities had been sold at fair market value was, as of March 31, 2009, R$1,101,285,713.13 (or approximately US$475,676,276.40, converted to U.S. dollars at a rate of R$2.315 to US$1.00, the Brazilian Central Bank’s PTAX selling rate on March 31, 2009), (2) the value of the net equity of TCP, calculated as if all of its assets and liabilities had been sold at fair market value was R$1,250,973,445.36 (or approximately US$540,330.617.37 converted to U.S. dollars at a rate of R$2.3152 to US$1.00, the Brazilian Central Bank’s PTAX selling rate on March 31, 2009), (3) the value of the net equity of Vivo, calculated as if all of its assets and liabilities had been sold at fair market value was R$7,335,835,336.03 (or approximately US$3,168,553,617.84 converted to U.S. dollars at a rate of R$2.315 to US$1.00, the Brazilian Central Bank’s PTAX selling rate on March 31, 2009) (4) the fair market value of TC’s net equity calculated based on the discounted cash flow method was, as of March 31, 2009, R$4,030,200,000.00 (or approximately US$1,740,756,738.08 converted to U.S. dollars at a rate of R$2.315 to US$1.00, the Brazilian Central Bank’s PTAX selling rate on March 31, 2009) and (5) the fair market value of TCP’s net equity, calculated based on the discounted cash flow method was, as of March 31, 2009, R$3,662,700,000.00 (or approximately US$1,582,023,151.35 converted to U.S. dollars at a rate of R$2.315 to US$1.00, the Brazilian Central Bank’s PTAX selling rate on March 31, 2009).

Planconsult further concluded, based on these analyses performed in accordance with the criteria established by Brazilian law, that the indicative value of one share of TCP stock valued based on the critreia of net worth at market value as of March 31, 2009 was R$33.369841 and the indicative value of one share of TC stock valued on that basis as of March 31, 2009 was R$464.251267. Finally, Planconsult concluded that the exchange ratios calculated based on the criteria of net worth at market value as of March 31, 2009 and in accordance with the criteria established by Brazilian law were 13.912301 in the case of the Exchange Ratio in the TCP Merger and 1.697712 in the case of the Vivo Merger.

Vivo and TCP urge you to read carefully the summary of the reports set forth in “Part Five: The Restructuring—Valuation Reports of Citi,” “Part Five: The Restructuring—Secondary Analysis of BBI” and “Part Five: The Restructuring—Valuation Reports of Planconsult,” which includes information on how to obtain copies of the full reports.

Terms and Effects of the Restructuring

If the Restructuring is approved:

•	holders of TCP ADSs will receive, subject to the procedures described herein, 2.74 Vivo ADSs for each TCP ADS they hold plus cash instead of any fractional ADSs;

•

holders of common shares and holders of preferred shares of TCP will receive, without any further action by those holders, 1.37 common shares, no par value, of Vivo for each TCP common share they hold, and 1.37 preferred shares, no par value, of Vivo for each TCP preferred share they hold plus, in each case, cash instead of any fractional shares; and

•

holders of common shares and holders of preferred shares of TC will receive, without any further action by those holders, 17.4 common shares, no par value, of TCP for each TC common share they hold and 17.4 preferred shares, no par value, of TCP for each TC preferred share they hold, regardless of the class of TC preferred shares held, but the TCP shares that they receive then will be subsequently exchanged for Vivo shares in the Vivo Merger so that each holder of a TC common share or a TC preferred share ultimately will receive, without any further action by the holder, 23.838 Vivo common shares or 23.838 Vivo preferred shares, respectively, plus, in each case, cash instead of any fractional Vivo shares for which the TC common shares and preferred shares ultimately will be exchanged as a result of the Restructuring.

As a result of the Restructuring:

•

Vivo will be a significantly larger company and will own 100% of the capital stock of TCP, which will in turn own 100% of the capital stock of TC. TCP’s interest in the net book value and net income (loss) of TC will therefore increase to 100%, and Vivo’s interest in the net book value and net income (loss) of TCP will therefore increase to 100%;

•	additional preferred shares and Vivo ADSs will be listed on the NYSE;

•	the preferred shares of TCP are expected to be deregistered under the Exchange Act and TCP will no longer file Annual Reports on Form 20-F or reports on Form 6-K;

•	the TCP ADSs will be delisted from the NYSE, and the common shares and preferred shares of TCP and TC will be delisted from the BM&F BOVESPA and deregistered from the CVM; and

•

any dividends to holders of common shares, preferred shares or ADSs with respect to fiscal years after the fiscal year ended December 31, 2008 will be paid in accordance with the by-laws (estatuto social) of Vivo and Brazilian law, as described in “Part Six: Shareholder Rights.”

Effects of the Restructuring on Unaffiliated Shareholders

Despite the benefits of and reasons for the Restructuring, in considering the Restructuring, non-controlling shareholders should consider the following factors:

•

Vivo will be considerably more leveraged than TCP and TC were previously. In addition, Vivo will assume the liabilities of TCP and TC in connection with the Restructuring. See “Part Three: Risk Factors—Risks Relating to the Restructuring.”

•

Because Vivo will be a larger company than TCP and TC, holders of TCP shares, TC shares and TCP ADSs will have a lower ownership percentage in Vivo than they currently have in TCP or TC. Vivo shareholders’ ownership percentage in Vivo will be diluted as a result of the issuance of the new Vivo shares and ADSs in the Restructuring. See “Part Three: Risk Factors—Risks Relating to the Restructuring.”

•

After the Restructuring, the controlling shareholders will continue to have voting control of Vivo and control of Vivo’s Board of Directors. The interests of the controlling shareholders may conflict with the interests of Vivo’s non-controlling shareholders and ADS holders and the financial interests of the non-controlling shareholders and ADS holders could be materially adversely affected.

•

While the exchange ratios were determined in accordance with all applicable laws and regulations in Brazil and were recommended by the Special Committees, these ratios may be higher or lower than, from the perspective of value to unaffiliated shareholders, those that could be achieved through arm’s length negotiations between unrelated parties. See “Part Five: The Restructuring— Past Contacts, Transactions, Negotiations and Agreements” and “Part Five: The Restructuring—Transactions and Arrangements Concerning the Common Shares, Preferred Shares and ADSs of TCP and TC.”

•

The exchange ratios reflect the fact that Vivo already owns, directly or indirectly, a majority of the outstanding shares of TCP and TC and, accordingly, the Restructuring does not involve a change of control. As a result, the exchange ratios should not be expected to, and do not, reflect a control premium.

•

The value of the TCP and TC shares as determined by the exchange ratios compares favorably to current and historical market prices for such shares. The values of the shares below are determined as of March 20, 2009.

	Actual		Actual				Ratio of exchange	Ratio of exchange	Per share equivalent
	Vivo		TC (1)		TCP		Vivo per TC	Vivo per TCP	TC		TCP
Common shares	R$	33.99	R$	1,500.00	R$	49.00	23.838	1.37	R$	810.25	R$	46.57
Preferred shares	R$	33.90		NA	R$	34.59	NA	1.37		NA	R$	46.44
Preferred B			R$	490.00		NA	23.838	NA	R$	810.25
Preferred C			R$	365.00		NA	23.838	NA	R$	810.25
Preferred D			R$	0		NA	23.838	NA	R$	810.25
Preferred E			R$	370.00		NA	23.838	NA	R$	810.25
Preferred F			R$	550.00		NA	23.838	NA	R$	810.25
Preferred G			R$	500.00		NA	23.838	NA	R$	810.25
ADSs (US$)	US$	14.90		NA	U$	34.59	NA	2.74		NA		$40.82

(1)	TC was calculated as having directly received shares of Vivo given that TCP will be merged into Vivo on the same day as a result of the Restructuring.

•

The values of the withdrawal rights in connection with the Restructuring are set forth below. Persons who were holders of record of common or preferred shares of TC or TCP or common shares of Vivo as of March 23, 2009 will be entitled to exercise withdrawal rights in connection with the Restructuring.

Holders of preferred shares of Vivo are not entitled to exercise withdrawal rights in connection with the Restructuring nor are holders of Vivo ADSs. Holders of TCP ADSs will not have withdrawal rights or be entitled to instruct the TCP Depositary, either through their broker or other intermediary or directly, to exercise withdrawal rights on their behalf.

Company	R$ per common or preferred share By book value		R$ per common or preferred share By book value at market value
TC	R$	481.608590530	R$	464.251267667
TCP	R$	47.291641089	R$	33.369841195
Vivo (only common shares)	R$	22.483097320	R$	19.655772845

•

The Special Committees relied on the valuation reports of Citi and Planconsult and the report of BBI, but Citi’s and Planconsult’s fees will be paid entirely by the Companies and BBI’s fees will be paid entirely by TC and TCP.

•

As of March 31, 2009, our voting shares were indirectly controlled by two major shareholders: PT Móveis SGPS, S.A. and Telefónica, through Brasilcel, which is a holding company that holds, directly and indirectly, 89.6% of our common stock and 48.8% of our preferred shares representing 63.6% of our total capital stock, excluding treasury shares representing 63.8% of out total capital stock. PT Móveis SGPS, S.A. is 100% controlled by Portugal Telecom. As Vivo’s preferred shareholders are entitled to vote regarding the approval of the Restructuring, Brasilcel and its affiliates will have the right to vote 63.61% of the total shares entitled to vote on this matter. PT Móveis SGPS, S.A. and Telefónica share their participation in Brasilcel in equal percentages. As of March 31, 2009, Vivo owns 97% of TCP’s common shares and 37% of TCP’s preferred shares, representing 58.94% of TCP’s total capital stock. As of March 31, 2009, TCP currently owns 83.3% of the share capital, including 89.2% of the voting shares, of TC. As of March 31, 2009, Vivo holds 7.4% of the share capital of TC, including 8.8% of the voting shares and 6.6% of the preferred shares. Brasilcel has informed Vivo that it intends to vote all shares held by it, directly or indirectly, in favor of the Restructuring.

Material Tax Considerations

•

Because it is uncertain, for U.S. federal income tax purposes, whether the Restructuring will be treated as related to the prior acquisitions of TC and TCP shares by Vivo in 2008, and how the exercise, if any, of withdrawal rights will be characterized for such purposes, it is not clear whether the Restructuring qualifies as a “tax-free” reorganization or is a taxable transaction for U.S. federal income tax purposes. No ruling has been sought or will be obtained from the U.S. Internal Revenue Service on the U.S. federal income tax consequences of the transaction. Please review carefully the section under “Part Five: the Restructuring—Material Tax Considerations—United States Federal Income Tax Considerations.”

•	You may have a gain or loss for Brazilian income tax purposes, as described under “Part Five: The Restructuring—Material Tax Considerations—Brazilian Tax Considerations.”

Approval of the Restructuring

Brasilcel holds, directly and indirectly, 89.6% of the common shares and 48.7% of the preferred shares of our company, representing 63.6% of our total voting shares, excluding treasury shares representing 63.8% of out total capital stock. Brasilcel has informed Vivo that it intends to vote all shares held by it, directly or indirectly, in favor of the Restructuring. We hold 97% of the voting common shares of TCP. We intend to vote the shares of TCP we hold in favor of the Restructuring. TCP and Vivo hold 97.9% of the voting common shares of TC. TCP and Vivo intend to vote the shares of TC it holds in favor of the Restructuring.

The TCP Merger will require the affirmative vote of holders representing at least a majority of the TC common shares that are present at a duly convened EGM of TC and the affirmative vote of holders representing at least a majority of the common shares of TCP that are present at a duly convened EGM of TCP. The Vivo Merger will require the affirmative vote of holders representing at least a majority of the TCP common shares that are present at a duly convened EGM of TCP and the affirmative vote of holders representing at least a majority of the aggregate common shares and preferred shares, respectively, of Vivo that are present at a duly convened EGM of Vivo.

The EGMs of Vivo, TCP and TC are scheduled to be held as follows:

Vivo Participações S.A., [July 14], 2009 [2:00 p.m. (São Paulo time)]

Av. Dr. Chucri Zaidan, 860, Morumbi, 04583-110, São Paulo—SP, Brazil

Telemig Celular Participações S.A., [July 14], 2009 [12:00 p.m. (Belo Horizonte time)]

Rua Levindo Lopes, 258, Funcionários, Belo Horizonte—MG, Brazil

Telemig Celular S.A., [July 14], 2009 [10:00 a.m. (Belo Horizonte time)]

Rua Levindo Lopes, 258, Funcionários, Belo Horizonte—MG, Brazil

If you hold common shares of Vivo, TCP or TC or preferred shares of Vivo, you may attend and vote at the applicable meeting. If you hold preferred shares of TCP or TC directly, you may attend the applicable meeting, but you may not vote. Under Brazilian law, you may be required to show documents proving your identity to gain admittance to the meeting. If you grant a power of attorney under Brazilian law to someone to act for you at the meeting, your appointee will be required to show original or certified copies of the documents that grant him or her powers of representation. The power of attorney must be deposited in properly notarized and consularized form at the head office of Vivo, TCP or TC, as the case may be, no later than 48 hours before the occurrence of the applicable EGM and may be revoked in accordance with Brazilian law. While the form of power of attorney attached as Exhibit 99.7 to the registration statement of which this prospectus/information statement is a part provides an example of a power of attorney, shareholders should confirm, with Brazilian counsel if necessary, that any power of attorney or revocation thereof satisfies the requirements of Brazilian law, as Vivo, TCP and TC will not accept such forms or revocations if they do not comply with Brazilian law. Shareholders that have given a power of attorney may revoke it by issuing an instrument of revocation and depositing it, in properly notarized and consularized form at the head office of Vivo, TCP or TC, as the case may be, no later than 48 hours before the occurance of the applicable EGM. Shareholders wishing to attend an EGM and who hold shares through the Fungible Custody of Registered Shares of the Stock Exchanges must provide a statement containing their corresponding equity interest in the applicable company dated within 48 hours of the applicable EGM.

If you hold TCP ADSs, you are not entitled to attend, or vote through a representative at, the respective shareholders’ meeting. If you hold TCP ADSs and wish to attend this meeting, you must first exchange your ADSs for the preferred shares represented thereby in accordance with the terms of the deposit agreement governing the TCP ADSs, and then you may attend the TCP meeting, but you will not have any voting rights. No holder of Vivo ADSs may vote at the applicable meeting, although if you hold Vivo ADSs you have a right to instruct the depositary how to vote the amount of underlying Vivo preferred shares.

Under Brazilian law, there are no conditions to the completion of the TCP Merger other than shareholder approval by TC and TCP and no conditions for the completion of Vivo Merger other than approval by the common and preferred shares of Vivo and the common shares of TCP and the completion of the TCP Merger. The approval by the NYSE of the listing of the Vivo ADSs to be delivered in connection with the Vivo Merger, for which we will apply, must be obtained for these ADSs to be traded by their holders. However, this approval is not a condition to the completion of the applicable merger of shares or the Restructuring.

The approval of the mergers of shares by the CVM is not a condition to the mergers of shares. See “Part Three: Risk Factors—Risks Relating to the Brazilian Telecommunications Industry and the Companies—The CVM, the Brazilian securities regulator, may suspend for up to 15 days the shareholders’ meetings scheduled to approve the Restructuring.”

Receipt of Shares of Vivo and TCP and Vivo ADSs

If the Restructuring is approved, each common or preferred share:

•	of TC will become 17.4 common shares or preferred shares, respectively and in each case with no par value, of TCP; and

•	of TCP will become 1.37 common shares or preferred shares, respectively and in each case with no par value, of Vivo, plus, in each case, cash instead of any fractional shares,

in each case without any action by you. Because the common shares and preferred shares of Vivo and TCP are book-entry shares, an entry or entries will be made in the share registry of Vivo and TCP to evidence the common shares or preferred shares received in the Restructuring. Neither you nor any other person will receive certificates evidencing common shares or preferred shares of Vivo or TCP.

Holders of TCP ADSs representing TCP preferred shares will, subject to the procedures described below, receive 2.74 Vivo ADSs, each Vivo ADS representing 1 (one) preferred share of Vivo, in the Restructuring for each ADS of TCP they hold plus cash instead of any fractional ADSs.

After the mergers of shares pursuant to the Restructuring become effective and the end of the period for the exercise of withdrawal rights, Vivo will deposit with a custodian for the TCP Depositary Vivo preferred shares issuable in respect of the TCP preferred shares then held in the TCP ADS program. The TCP Depositary will deposit those Vivo preferred shares with the custodian for the Vivo Depositary and instruct the Vivo Depositary to cause to be issued and to deliver ADSs representing those Vivo preferred shares to the TCP Depositary. When the Vivo ADSs are received in the TCP ADS program, the TCP ADSs will represent a right to receive Vivo ADSs.

If you hold ADSs indirectly through a broker or other intermediary, you will automatically receive your Vivo ADSs (and cash in lieu of any fractions as described in “Part Five: The Restructuring—Fractional Shares and ADSs”).

If you hold ADSs directly as a registered holder, you must surrender your ADRs to the TCP Depositary. Registered holders of TCP ADSs will be provided with the necessary forms, which will contain instructions on how to surrender their ADRs representing TCP ADSs to the TCP Depositary. If you do not receive the necessary forms, you may call The Bank of New York Mellon toll-free at (800) 777-3674 or contact The Bank of New York Mellon at 101 Barclay Street, New York, NY 10286. Upon surrender of the TCP ADRs, the TCP Depositary will deliver the Vivo ADSs to the registered holders of former TCP ADSs (and cash in lieu of any fractions as described in “Part Five: The Restructuring—Fractional Shares and ADSs”). See “Part Five: The Restructuring—Receipt of Shares of Vivo and TCP and Vivo ADSs—Delivery of Vivo ADSs.”

If you hold TCP ADSs, you will not have to pay fees of the TCP Depositary for the cancellation of each TCP ADS that you hold in connection with the Restructuring or any ADS issuance fees charged by the Vivo Depositary for the Vivo ADSs issued to you in connection with the Restructuring. If you are a holder of common shares or preferred shares of Vivo or Vivo ADSs, you will continue to hold those securities after the Restructuring.

Management

Vivo is managed, and after the Restructuring will be managed, by a Board of Directors of nine members, each serving a three-year term expiring at the ordinary general meeting of shareholders to be held by April 2012. The board of executive officers of Vivo currently consists of six members, led by Roberto Oliveira de Lima as chief executive officer.

Vivo is headquartered in São Paulo, Brazil and will maintain that headquarters after the Restructuring.

Accounting Treatment of the Restructuring

Under Brazilian GAAP, the accounting principles used to prepare Vivo’s consolidated financial statements, the merger of shares will be accounted for by the fair value of the shares exchanged. Goodwill, the difference between fair and book value, will be recognized except for the shares that will be issued by TCP related to Vivo’s direct interest in TC, which goodwill, generated internally, will not be recognized.

Under U.S. GAAP, the merger of shares will be accounted for as equity transactions in accordance with Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This standard requires that the carrying amount of noncontrolling interest be adjusted to reflect the change in our ownership interest in the subsidiaries. Any difference between fair value of the consideration received or paid and the amount by which the noncontrolling interest is adjusted shall be recognized in equity attributable to the parent.

Stock Exchange Matters

Upon the completion of the Restructuring and the end of the period for the exercise of withdrawal rights, we will apply to list the preferred shares and Vivo ADSs on the NYSE. The common and preferred shares of Vivo are expected to trade under the ticker symbols “Vivo3” and “Vivo4,” respectively.

After the Restructuring is complete and the period for the exercise of withdrawal rights has ended, preferred shares and common shares of TCP and TC will be delisted from the BM&F BOVESPA and deregistered from the CVM, and TCP ADSs will be delisted from the NYSE.

Withdrawal Rights

According to article 137 of Brazilian law, the holders of common and preferred shares of TC and TCP that dissent from the TCP Merger and the holders of common and preferred shares of TCP and common shares of Vivo that dissent from the Vivo Merger shall have, as from the date of the EGMs of the Companies relating to the Restructuring, the right to withdraw from TC or TCP, as applicable, and be reimbursed for the value of the shares for which they are record holders on March 23, 2009.

Holders of preferred shares of Vivo are not entitled to exercise withdrawal rights in connection with the Restructuring nor are holders of Vivo ADSs. Holders of TCP ADSs will not have withdrawal rights or be entitled to instruct the TCP Depositary, either through their broker or other intermediary or directly, to exercise withdrawal rights on their behalf.

For more information on withdrawal rights, see “Part Five: The Restructuring—Withdrawal Rights.”

Timetable for the Restructuring

Event	Date
Meeting of the Boards of Directors of each of Vivo, TCP and TC to approve the Restructuring	May 29, 2009
Announcement of the terms of the Restructuring	May 29, 2009
Mailing of prospectus/information statement to holders of Vivo and TCP ADSs and U.S. holders of common and preferred shares of Vivo, TCP and TC	on or about [—], 2009
Notice of meeting of shareholders of each of Vivo, TCP and TC to approve the Restructuring published in the Official Gazette	June 2, 3 and 4, 2009
Notice of meeting of shareholders of each of Vivo, TCP and TC to approve the Restructuring published in the Valor Econômico Gazette	June 1, 2 and 3, 2009
Meeting of shareholders of each of Vivo, TCP and TC to approve the Restructuring	July 14, 2009
Beginning of period for exercise of withdrawal rights	on or about [—], 2009
End of period for withdrawal rights	on or about [—], 2009
Expected last day of trading of common and preferred shares of TCP and TC on the BM&F BOVESPA and of TCP ADSs on the NYSE	on or about [—], 2009
Expected first day of trading of newly issued Vivo common shares and preferred shares on the BM&F BOVESPA and newly issued Vivo ADSs on the NYSE	on or about [—], 2009
TCP Depositary expected to close books for all transfers and other transactions involving TCP ADSs	[—]
Depositary begins to deliver Vivo ADSs upon surrender of TCP ADSs	on or about [—], 2009

Financial Information

The following financial statements are included in this prospectus/information statement:

•

Vivo’s audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 as adjusted to reflect the retrospective adoption of provisions of the Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” or SFAS 160;

•	Vivo’s unaudited quarterly consolidated financial statements as of March 31, 2009 and for the three-month periods ended March 31, 2009 and 2008;

•	TCP’s audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 as adjusted to reflect the retrospective adoption of SFAS No. 160; and

•	TCP’s unaudited quarterly consolidated financial statements as of March 31, 2009 and for the three-month periods ended March 31, 2009 and 2008.

A summary of the historical financial data for Vivo and TCP for the five years ended December 31, 2008, 2007, 2006, 2005 and 2004, as adjusted to reflect the retrospective adoption of SFAS No. 160, is included in this prospectus/information statement.

References to the “real,” “reais” or “R$” are to Brazilian reais (plural) and the Brazilian real (singular), and references to “U.S. dollars” or “US$” are to United States dollars.

This prospectus/information statement contains translations of various reais amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by Vivo or TCP that the real amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, Vivo and TCP have translated some Brazilian currency amounts using a rate of R$2.3152 to US$1.00, as published by the Central Bank of Brazil (Banco Central do Brasil), or the Central Bank., on March 31, 2009.

Financial Statements

Vivo’s Financial Statements

Vivo’s consolidated financial statements as of December 31, 2008, 2007 and 2006 and for each of the three years in the period ended December 31, 2008, have been prepared in accordance with the accounting practices adopted in Brazil, as prescribed by Brazilian law, or Brazilian GAAP, which differs in certain significant respects from accounting principles generally accepted in the United States, or U.S. GAAP. Notes 39 and 40 to Vivo’s financial statements included in Vivo’s Annual Report describe the principal differences between Brazilian GAAP and U.S. GAAP as they relate to us, and provide a reconciliation to U.S. GAAP of net income (loss) and shareholders’ equity. These consolidated financial statements have been audited by Ernst & Young Auditores Independentes S.S. (“EY” or “Ernst & Young”) for the years ended December 31, 2008 and 2007 and by Deloitte Touche Tohmatsu Auditores Independentes (“Deloitte”) for the year ended December 31, 2006. As a result of a change in Brazilian law with respect to financial reporting (Law 11,638), certain changes in accounting criteria became effective for fiscal year 2008. Pursuant the CVM’s Resolution No. 565, which approved accounting statement CPC 13 (Initial Adoption of Law No. 11,638/2007), Vivo elected to apply these changes in accounting criteria retroactively to its financial statements with an effective date as of January 1, 2007. As a result, certain adjustments have been made to Vivo’s 2007 financial statements to make them comparable to its 2008 financial statements. Vivo has elected not to restate its financial statements for fiscal years prior to 2007. Please see Note 2 to Vivo’s 2008 financial statements for a qualitative and quantitative analysis of the changes resulting from the new accounting criteria. Vivo’s audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 have been adjusted for the retrospective effect of the adoption in 2009 of SFAS No. 160, and are included in this prospectus/information statement.

Vivo’s unaudited quarterly consolidated financial statements as of March 31, 2009 and for the three-month periods ended March 31, 2009 and 2008 are included in this prospectus/information statement. These unaudited quarterly consolidated financial statements have been prepared in accordance with Brazilian GAAP, which differs in certain significant respects from U.S. GAAP. Note 33 to Vivo’s quarterly financial statements included in this prospectus/information statement describe the principal differences between Brazilian GAAP and U.S. GAAP as they relate to Vivo, and provide a reconciliation to U.S. GAAP of net income (loss) and shareholders’ equity. Vivo’s financial results for the three-month period ended March 31, 2009 are not necessarily representative of the results that may be expected as of and for the year ended December 31, 2009 or any other period.

TCP’s Financial Statements

TCP’s consolidated financial statements as of December 31, 2008, 2007 and 2006 and for each of the three years in the period ended December 31, 2008, have been prepared in accordance with U.S. GAAP. On August 20, 2008, we completed the acquisition of a 53.899% interest in TCP’s voting shares, thus resulting in our total interest of 58.90% in TCP. As discussed in Note 1(b) to TCP’s 2008 financial statements included in this prospectus/information statement, in accordance with Staff Accounting Bulletin—SAB No. 54 and EITF D-97, when a company acquires 95% or more of the voting rights of another entity, the resulting purchase price allocation should be pushed down to the accounts of the acquired subsidiary. Accordingly, in the accompanying consolidated balance sheet dated as of December 31, 2008, the consideration and related costs paid by TCP and its former subsidiary TCO IP S.A. (which was merged into TCP in December 2008) in connection with the acquisition have been “pushed down” to TCP and have been allocated to the assets acquired and liabilities assumed in accordance with FASB Statement No. 141, Business Combinations. Due to the impact of push down accounting, the consolidated statement of operations and consolidated statement of cash flows and certain note presentations for TCP’s fiscal year ended December 31, 2008, are presented for two distinct periods to indicate the acquisition by TCP and the application of two different bases of accounting between the periods presented: (i) the period up to the acquisition date (January 1, 2008 through March 31, 2008, labeled “Pre-merger”) and (ii) the period after that date (April 1, 2008 through December 31, 2008, labeled “Post-merger”). All periods including and prior to the three months ended March 31, 2008 are also labeled “Pre-merger.” TCP’s consolidated financial statements have been audited by Ernst & Young for the year ended December 31, 2008 and by Deloitte for the years ended December 31, 2007 and 2006. TCP’s audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 have been adjusted for the retrospective effect of the adoption in 2009 of SFAS No. 160, and are included in this prospectus/information statement.

TCP’s unaudited quarterly consolidated financial statements as of March 31, 2009 and for the three-month periods ended March 31, 2009 and 2008 are included in this prospectus/information statement. These unaudited quarterly consolidated financial statements have been prepared in accordance with Brazilian GAAP, which differs in certain significant respects from U.S. GAAP. Note 32 to TCP’s quarterly financial statements included in this prospectus/information statement describe the principal differences between Brazilian GAAP and U.S. GAAP as they relate to TCP, and provide a reconciliation to U.S. GAAP of net income (loss) and shareholders’ equity. TCP’s financial results for the three-month period ended March 31, 2009 are not necessarily representative of the results that may be expected as of and for the year ended December 31, 2009 or any other period.

Selected Historical and Pro Forma Financial Data

Selected Historical Financial Data

The following information is provided to aid you in your analysis of the financial aspects of the Restructuring. The historical information below is only a summary derived from the following financial statements included in this prospectus/information statement: the audited consolidated financial statements of Vivo and TCP for the three years ended December 31, 2008, 2007 and 2006 and the unaudited quarterly consolidated financial statements of Vivo and TCP as of March 31, 2009 and 2008. A summary of the historical financial data for Vivo and TCP is provided below for the five years ended December 31, 2008, 2007, 2006, 2005 and 2004.

Selected Historical Vivo Financial Data

	Three months ended March 31,		Year ended December 31,
	Consolidated 2009	Consolidated 2008	Consolidated 2008 (1)	Consolidated 2007 (1)	Consolidated 2006 (1)	Combined 2005 (2)	Combined 2004 (2)
	(in millions of reais, except per share data)
Income Statement Data:
Brazilian GAAP
Net operating revenue	4,020.1	3,332.0	15,469.7	12,492.5	10,936.7	11,253.8	10,929.4
Cost of services and goods sold	(2,277.5)	(1,747.2)	(8,141.5)	(6,623.3)	(5,564.2)	(5,337.3)	(5,338.1)
Gross profit	1,742.6	1,584.8	7,328.2	5,869.2	5,372.5	5,916.5	5,591.3
Operating expenses:
Selling expenses	(989.0)	(878.6)	(4,104.4)	(3,532.8)	(3,751.1)	(3,614.9)	(2,740.2)
General and administrative expenses	(349.0)	(288.4)	(1,204.3)	(1,207.2)	(1,099.7)	(1,031.4)	(959.2)
Other net operating expenses	(5.6)	(121.0)	(469.9)	(509.4)	(319.5)	(491.6)	(222.0)
Operating income before equity in losses of unconsolidated subsidiary and net financial expenses	399.0	296.8	1,549.6	619.8	202.2	778.6	1,669.9
Net financial expenses	(149.1)	(57.2)	(637.7)	(462.8)	(748.0)	(913.1)	(1,088.5)
Operating income (loss)	249.9	239.6	911.9	157.0	(545.8)	(134.5)	581.4
Net non-operating expenses	—	—	—	—	(289.0)	(96.5)	(60.9)
Income (loss) before income taxes and noncontrolling interests	249.9	239.6	911.9	157.0	(834.8)	(231.0)	520.5
Income taxes	(113.8)	(142.0)	(469.5)	(256.8)	859.1	(363.0)	(438.5)
Noncontrolling interests	(12.6)	—	(52.7)	—	(8.0)	(173.5)	(480.9)
Net income (loss)	123.5	97.6	389.7	(99.8)	16.3	(767.5)	(398.9)
Net income (loss) per share (R$)	0.33	0.07	1.06066	(0.0694)	0.0113	(0.6919)	(0.1765)
Dividends declared per thousand preferred shares (R$)	—	—	0.723	—	0.018	0.037	0.058
Dividends declared per thousand common Shares (R$)	—	—	0.723	—	—	0.047	0.083
U.S. GAAP
Net operating revenue	4,705.9	4,623.8	20,558.3	15,922.1	14,152.3	14,407.8	14,856.5
Operating (loss) income	431.2	304.4	1,702.5	623.3	(183.2)	929.7	1,368.5
Net financial expenses	(147.3)	(54.3)	(603.6)	(437.5)	(666.3)	(914.7)	(992.9)
Net non-operating expenses	—	—	—	(0.3)	(11.6)	(14.8)	(12.0)
Income (loss) before income taxes	283.9	250.1	1,098.9	185.5	(861.1)	0.2	363.6
Income taxes	(175.3)	(154.2)	(547.0)	(295.1)	409.0	(319.0)	(386.6)
Net income (loss) (4)	108.6	95.9	551.9	(109.6)	(452.1)	(318.8)	(23.0)
Net income (loss) attributable to parent company (4)	95.5	95.9	500.9	(109.6)	(460.5)	(494.2)	(489.0)
Net income attributable to noncontrolling interest (4)	13.1	—	51.0	—	8.4	175.4	466.0
Basic and diluted net income (loss) per share attributable to parent company—common (R$)	0.26	0.27	1.37	(0.84)	(3.97)	(4.76)	(5.72)
Basic and diluted net income (loss) per share attributable to parent company—preferred (R$)	0.26	0.27	1.37	—	0.08	0.20	0.32
Weighted average common shares outstanding—basic(3)	135,283,672	131,232,916	132,991,366	131,232,916	120,316,867	110,999,179	92,921,720
Weighted average preferred shares outstanding—basic(3)	235,215,787	228,172,795	232,353,912	228,172,795	210,335,209	159,444,173	133,143,596
Diluted net income (loss) per share attributable to parent company—common (R$)	0.25	0.27	1.37	(0.84)	(3.97)	(4.76)	(5.72)
Diluted net income per share attributable to parent company—preferred (R$)	0.26	0.27	1.37	—	0.08	0.20	0.32
Weighted average common shares outstanding—diluted(3)	136,138,342	131,380,044	133,924,147	131,232,916	120,316,867	110,999,179	92,921,720
Weighted average preferred shares outstanding—diluted(3)	235,215,787	228,172,795	232,353,912	228,172,795	210,335,209	159,444,173	133,143,593

(1)	The financial information presented for 2006 and 2007 represents information from Vivo’s consolidated financial statements, Vivo’s consolidated financial statements, for 2008 include the results of Telemig as from April 1, 2008.

(2)	The financial information presented for the 2005 and 2004 fiscal years represents the combined financial data for Vivo, TSD, TLE, and CRT, since these companies were under common control with Vivo for these periods.

(3)	As a result of the corporate restructuring in January 2000, Vivo was obligated to issue shares to the controlling shareholder for the amount of the tax benefit on the amortization of the intangibles related to concession that was transferred in the Merger. The number of issuable shares, which are determined on the basis of estimates using Vivo’s share price at the date of the balance sheet, are considered dilutive and are required to be included for the purpose of calculating diluted earnings per share for the years ended December 31, 2004, 2005, 2006, 2007 and 2008. The potentially diluted shares, consisting solely of the estimate of issuable shares mentioned above, have been excluded from the computation for the years ended December 31, 2004, 2005, 2006 and 2007 as their effect would have been anti-dilutive. As described in Note 39 (j) to the Company’s financial statements for the year ended December 31, 2008, Vivo applies Emerging Issues Task Force—EITF Issues No. 03.6, “Participating Securities and the “Two-Class” Method under FASB Statement No. 128.” Since preferred shareholders have a liquidation preference over common shareholders, net losses are not allocated to preferred shareholders. Additionally, loss per share and share amounts for all periods retroactively reflect the effect of the reverse stock split described in Note 23 to Vivo’s financial statements.

(4)	Effective January 1, 2009, Vivo adopted SFAS No. 160. The prior periods have also been adjusted for the adoption of SFAS No. 160.

	Three months ended March 31,		Year ended December 31,
	Consolidated 2009	Consolidated 2008	Consolidated 2008 (1)	Consolidated 2007 (1)	Consolidated 2006 (1)
	(in millions of reais)
Cash Flow Data:
Brazilian GAAP
Cash from operating activities	619.2	67.9	3,800.4	3,196.7	3,100.8
Cash used in investing activities	(540.6)	(255.0)	(4,773.3)	(2,011.5)	(1,922.4)
Cash from (used in) financing activities	(524.2)	179.1	964.8	(396.2)	(1,458.4)

	As of March 31,	As of December 31,
	Consolidated 2009	Consolidated 2008 (1)	Consolidated 2007 (1)	Consolidated 2006 (1)	Combined 2005 (2)	Combined 2004 (2)
	(in millions of reais, except for per share data)
Balance Sheet Data:
Brazilian GAAP
Property, plant and equipment, net	6,940.6	7,183.9	6,316.9	6,445.5	6,683.2	6,477.5
Total assets	22,434.3	23,785.1	18,099.5	17,542.1	19,259.3	19,803.0
Loans and financing	7,713.1	8,003.2	4,385.7	4,500.4	5,652.8	5,595.5
Shareholders’ equity	8,391.0	8,267.5	8,296.3	8,370.8	7,047.5	5,830.9
Capital Stock	6,900.4	6,710.5	6,347.8	6,347.8	8,232.4	5,828.9
Number of shares as adjusted to reflect changes in capital	373,215	367,396	1,437,623	1,437,623	1,109,225	2,259,465,452
U.S. GAAP
Property, plant and equipment, net	6,695.6	6,973.5	6,078.9	6,333.3	6,536.4	6,399.5
Total assets	24,958.8	26,576.9	22,508.4	18,392.5	20,367.1	20,092.6
Total liabilities	15,148.2	17,225.6	13,484.0	9,266.3	11,635.1	12,969.5
Equity (3)	9,810.6	10,040.0	9,024.4	9,126.2	8,732.0	7,123.1
Equity attributable to parent company (3)	9,181.3	9,351.3	9,024.4	9,126.2	7,165.6	5,685.9
Equity attributable to noncontrolling interest (3)	629.3	688.7	—	—	1,566.4	1,437.2
Capital stock	6,878.3	6,688.3	6,325.6	6,325.6	8,232.4	5,828.9
Number of shares as adjusted to reflect changes in capital	373,215	367,396	359,406	359,406	277,306	225,947

(1)	The financial information presented for 2006 and 2007 represents information from Vivo’s consolidated financial statements. Vivo’s consolidated financial statements for 2008 include the results of Telemig as from April 1, 2008.

(2)	The financial information presented for the 2005 and 2004 fiscal years represents the combined financial data for Vivo, TSD, TLE and CRT, since these companies were under common control with Vivo for these periods.

(3)	Effective January 1, 2009, Vivo adopted SFAS No. 160. The prior periods have also been adjusted for the adoption of SFAS No. 160.

Selected Historical TCP Financial Data

	Three months ended March 31, 2009 Post-merger	April 1st, 2008 through December 31, 2008 Post-merger	January 1st, 2008 through March 31st, 2008 Pre-merger	Year ended December 31,
				2007 Pre-merger	2006 Pre-merger	2005 Pre-merger	2004 Pre-merger
	(in thousands of reais, except per share data)
Statement of operations data:
U.S. GAAP
Net revenues	402,669	1,219,767	604,347	1,378,146	1,201,798	1,183,328	1,218,115
Operating profit	3,722	33,783	285,524	219,986	152,251	164,212	208,524
Net income (4)	14,708	71,139	201,005	184,098	152,585	193,130	182,001
Net income attributable to parent company (4)	10,540	54,033	168,281	153,308	128,747	160,709	150,595
Net income attributable to noncontrolling interest (4)	4,168	17,106	32,724	30,790	23,838	32,421	31,406
Basic earnings per preferred and common share attributable to parent company *	0.28	1.49	4.65	4.26	3.62	4.56	4.31

Basic earnings per ADS attributable to parent company *	0.56	2.98	9.30	8.52	7.23	9.11	8.63
Diluted earnings per preferred and common share attributable to parent company *	0.28	1.46	4.64	4.23	3.59	4.55	4.31
Diluted earnings per ADS attributable to parent company *	0.56	2.92	9.28	8.46	7.18	9.10	8.63
Dividends paid per share (1)*	—	—	1.74	1.06	0.97	2.58	1.10
Dividends paid per ADS *	—	—	3.48	2.13	1.93	5.16	2.20
Weighted average number of outstanding shares *
Preferred *	23,613,795	22,860,873	22,741,002	22,627,608	22,366,137	22,152,546	21,927,572
Common *	13,582,531	13,466,059	13,466,059	13,398,913	13,244,083	13,117,606	12,984,388
Other financial data:
Capital expenditures (2)	41,823	303,709	12,323	305,453	250,525	297,710	306,825

	Three months ended March 31, 2009 Post-merger	As of December 31,
		2008 Post-merger	2007 Pre-merger	2006 Pre-merger	2005 Pre-merger	2004 Pre-merger
	(in thousands of reais)
Balance sheet data:
U.S. GAAP
Cash and cash equivalents	406,707	948,398	10,359	21,368	29,317	10,205
Marketable securities	—	336	720,268	506,405	677,014	950,342
Working capital (3)	608,644	723,916	516,456	456,392	491,522	690,082

Total assets	4,788,979	4,903,793	3,491,471	2,822,737	2,668,944	2,588,615
Long-term debt (including current portion)	57,449	242,215	147,930	171,040	236,221	482,800
Equity (4)	3,190,498	3,345,962	1,453,291	1,315,932	1,234,924	1,181,649
Equity attributable to parent company (4)	2,951,325	3,124,745	1,266,581	1,150,597	1,083,321	1,046,003
Equity attributable to noncontrolling interest (4)	239,173	221,217	186,710	165,335	151,603	135,646
Capital stock	623,350	600,464	515,000	456,350	413,900	336,500

(*)	Per share information has been adjusted to reflect the 10,000:1 reverse stock split occurred in 2007. See note 16(f) to TCP’s financial statements.

(1)	For the periods presented, dividends per preferred share were the same as dividends per common share, and they were calculated based upon the number of outstanding shares on the date the dividends were provided.

(2)	Cash disbursements for capital expenditures including accounts payable for property and equipment.

(3)	Current assets less current liabilities.

(4)	Effective January 1, 2009, TCP adopted SFAS No. 160. Prior periods have been adjusted to reflect adoption of the presentation and disclosure requirements of SFAS 160.

Unaudited Vivo Pro Forma Consolidated Financial Data under U.S. GAAP

The unaudited pro forma consolidated balance sheet of Vivo as of March 31, 2009 gives effect to the Restructuring as if it had occurred on January 1, 2009. The unaudited pro forma combined statements of income of Vivo for the year ended December 31, 2008 combines the historical consolidated statements of income of Vivo, TCP and TC, giving effect to Vivo’s acquisition of TCP and TC, the consummation of all of the cash tender offers made by Vivo for shares of TCP and TC following this acquisition and the Restructuring, or collectively, the Pro Forma Transactions, as if they had occurred as of January 1, 2008. The only effect of the Restructuring to the unaudited pro forma consolidated statements of income of Vivo for the three month period ended March 31, 2009 as if the Restructuring had occurred on January 1, 2009 would be a reclassification of income attributable to non-controlling interests to income attributable to the parent company with no effect on the net income of Vivo and consolidated TCP.

The results of operations of Vivo for the three months ended March 31, 2009 are not necessarily indicative of the operating results to be expected for the entire year ended December 31, 2009.

Unaudited Pro Forma Consolidated Balance Sheet

	As of March 31, 2009
	Vivo	Effects of the Restructuring	Pro Forma Vivo
	(in million of reais)
Current assets
Cash and cash equivalents	1,737.3	—	1,737.3
Trade accounts receivable, net	2,381.6	—	2,381.6
Recoverable taxes	1,040.1	—	1,040.1
Deferred income taxes	937.4	—	937.4
Other current assets	1,631.7	—	1,631.7
Total current assets	7,728.1	—	7,728.1

Noncurrent assets:
Property, plant and equipment, net	6,695.6	—	6,695.6
Goodwill on merged subsidiaries	1,243.3	—	1,243.3
Intangible assets, net	5,719.4	—	5,719.4
Recoverable taxes	919.5	—	919.5
Deferred income taxes	1,423.9	—	1,423.9
Escrow deposits for legal proceedings	508.9	—	508.9
Derivative contracts	244.8	—	244.8
Pension plan surplus	70.8	—	70.8
Other noncurrent assets	404.5	—	404.5
Total noncurrent assets	17,230.7	—	17,230.7

Total assets	24,958.8	—	24,958.8

Current liabilities
Accounts payable	2,912.3	—	2,912.3
Loans and financing	2,994.6	—	2,994.6
Reserve for contingencies	138.8	—	138.8
Value-added and other taxes payable	727.2	—	727.2
Interest on shareholders’ equity and dividends payable	423.2	—	423.2
Derivative contracts	25.7	—	25.7
Other current liabilities	909.5	16.7	926.2
Total current liabilities	8,131.3	16.7	8,148.0

Noncurrent liabilities
Loans and financing	4,718.2	—	4,718.2
Reserve for contingencies	146.1	—	146.1
Value-added and other taxes payable	723.2	—	723.2
Deferred income taxes	1,138.6	—	1,138.6
Derivative contracts	92.0	—	92.0
Other noncurrent liabilities	198.8	—	198.8
Total noncurrent liabilities	7,016.9	—	7,016.9

Equity
Parent Company Shareholders’ equity
Capital stock (1.a.)	6,878.3	486.1	7,364.4
Treasury shares	(11.1)	—	(11.1)
Additional paid-in capital (1)	518.7	126.5	645.2
Income reserves	859.5	—	859.5
Retained earnings	937.2	—	937.2
Accumulated other comprehensive income	(1.3)	—	(1.3)
Total parent company shareholders’ equity	9,181.3	612.6	9,793.9
Noncontrolling interest (1.a.)	629.3	(629.3)	—
Total equity (1.b.)	9,810.6	(16.7)	9,793.9

Total liabilities and equity	24,958.8	—	24,958.8

Unaudited Pro Forma Combined Statement of Operations

	For the Year Ended December 31, 2008
	Consolidated Vivo year ended December 31, 2008	Consolidated TCP three months ended March 31, 2008 (3)	Eliminations	Effects of the merger and Restructuring	Pro Forma Vivo
	(all amounts in million of reais, except per share amounts)
Net operating revenue
Services provided (2.b.)	17,680.3	579.6	(0.2)	—	18,259.7
Sale of handsets and accessories	2,878.0	24.7	—	—	2,902.7

	20,558.3	604.3	(0.2)	—	21,162.4

Cost of services (2.a.)	(7,993.8)	(122.3)	0.2	(35.8)	(8,151.7)
Cost of handsets and accessories	(3,647.8)	(31.4)	—	—	(3,679.2)
Selling expenses	(3,270.6)	(114.6)	—	—	(3,385.2)
General and administrative expenses	(867.8)	—	—	—	(867.8)
Allowance for doubtful accounts	(303.8)	(8.3)	—	—	(312.1)
Depreciation and amortization	(2,806.1)	(57.0)	—	—	(2,863.1)
Other operating (expense) income, net	34.0	14.8	—	—	48.8

Operating profit	1,702.4	285.5	—	(35.8)	1,952.1

Financial income and expenses
Financial income (2.a.)	304.2	26.8	—	—	331.0
Financial expense (2.d.)	(907.9)	(8.0)	—	(27.4)	(943.3)
Foreign exchange gain (loss)	—	1.9	—	—	1.9

Financial income and expenses, net	(603.7)	20.7	—	(27.4)	(610.4)

Income before taxes	1,098.7	306.2	—	(63.2)	1,341.7

Income taxes (2.d.)	(547.0)	(105.1)	—	21.5	(630.6)

Net income	551.7	201.1	—	(41.7)	711.1

Net income attributable to the noncontrolling interest	51.0	32.7	—	(83.7)	—

Net income attributable to the Parent Company Shareholders	500.7	168.4	—	42.0	711.1

Earning per share:

Basic income per share:
Common – U.S. GAAP	—	—	—	—	1.84
Preferred – U.S. GAAP					1.80

Diluted income per share:
Common – U.S. GAAP	—	—	—	—	1.82
Preferred – U.S. GAAP	—	—	—	—	1.79

Unaudited Pro Forma Consolidated Statement of Operations

	For the Three Month Period Ended March 31, 2009
	Vivo	Effects of the Restructuring	Pro Forma Vivo
	(all amounts in million of reais, except per share amounts)
Net operating revenue
Services provided	4,705.9	—	4,705.9
Sale of handsets and accessories	682.1	—	682.1

	5,388.0	—	5,388.0

Cost of services	(2,112.0)	—	(2,112.0)
Cost of handsets and accessories	(972.7)	—	(972.7)
Selling expenses	(753.2)	—	(753.2)
General and administrative expenses	(241.5)	—	(241.5)
Allowance for doubtful accounts	(77.6)	—	(77.6)
Depreciation and amortization	(878.0)	—	(878.0)
Other operating income, net	78.2	—	78.2

Operating profit	431.2	—	431.2

Financial income and expenses
Financial income	87.9	—	87.9
Financial expense	(235.2)	—	(235.2)
Foreign exchange gain (loss)	—	—	—

Financial income and expenses, net	(147.3)	—	(147.3)

Income before taxes	283.9	—	283.9

Income taxes	(175.3)	—	(175.3)

Net income	108.6	—	108.6

Net income attributable to the noncontrolling interest	13.1	(13.1)	—

Net income attributable to the Parent Company Shareholders	95.5	13.1	108.6

Earning per share:

Basic income per share:
Common – U.S. GAAP	—	—	0.32
Preferred – U.S. GAAP	—	—	0.25

Diluted income per share:
Common – U.S. GAAP	—	—	0.31
Preferred – U.S. GAAP	—	—	0.25

Notes to Unaudited Pro Forma Consolidated Financial Statements of Vivo

1) Pro Forma Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet

The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the Restructuring as if it had occurred on January 1, 2009 with respect to the acquisition of the remaining portion of noncontrolling interest. Pro forma adjustments have been made and are described below:

(a) Adjustment of R$143.2 to record the exchange of common and preferred shares belonging to unrelated shareholders of subsidiary TCP with Vivo and a merger of shares of TC with TCP accounted for as equity transactions in accordance with Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This standard requires that the carrying amount of noncontrolling interest be adjusted to reflect the change in Vivo’s ownership interest in the subsidiaries. Any difference between fair value of the consideration received or paid and the amount by which the noncontrolling interest is adjusted shall be recognized in equity attributable to the parent.

(b) Adjustment to record an accrual for transaction costs of R$16.7 associated with the acquisition of remaining portion of noncontrolling interest of TCP and TC by Vivo.

2) Pro Forma Adjustments to the Unaudited Pro Forma Combined Statements of Income

The Unaudited Pro Forma Combined Statements of Income give effect to the acquisition of the controlling stake in TCP and TC by Vivo as if it occurred on January 1, 2008, and on January 1, 2009 for the Restructuring through acquisition of remaining portion of noncontrolling interest of TCP and TC. Pro forma adjustments have been made and are described below:

(a) During the year 2008, Vivo, either directly or through its wholly-owned subsidiary, acquired interests of 58.80% and 7.39% in TCP and TC, respectively, for R$2,373.3 and R$235.0, respectively, in cash and in two successive public tender offers. On November 12, 2008, at a Special Meeting of the Board of Directors of TCP, a capital increase was approved, to be made out of the special premium reserve, in the amount of R$22,964, upon issue of 670,300 new registered, preferred shares, without pair value, corresponding to the tax benefit of fiscal year 2007. After such capital increase, Vivo started owning 58.90% of the total capital of TCP. For U.S. GAAP purposes, these acquisitions were accounted for by Vivo. using the purchase method of accounting in accordance with SFAS No. 141. The amounts recorded by Vivo relating to these acquisitions have been allocated in Vivo’s pro forma combined financial information as if the acquisitions had occurred on January 1, 2008.

The following table shows the estimated purchase price allocation that was used for purposes of calculating the U.S. GAAP pro forma adjustments:

Acquisition
Amounts representing 58.90% and 7.39% (total capital) of the historical net assets of Telemig Celular Participações S.A. and Telemig Celular S.A., respectively, under U.S. GAAP	903.7
Fair value adjustments:
Inventory (i)	2.7
Value added tax credit (ICMS) (ii)	(1.5)
Property, plant and equipment (iii)	176.4
Intangible assets – software (iv)	3.0
Intangible related to concession (v)	1,693.2
Debt obligations (iv)	1.7
Goodwill	466.8
Deferred income tax	(637.7)
Purchase price	2,608.3

(i)	Difference being amortized over 2 months, representing the average inventory turn-over.

(ii)	Difference being amortized over 2 years, representing the realization of the tax benefit of state VAT (ICMS) added value tax credit.

(iii)	Difference being amortized over 5 years, representing the weighted-average remaining useful lives of the relating assets.

(iv)	Difference being amortized over 3 years, representing the weighted-average remaining useful lives of the relating intangible assets.

(v)	The intangible asset related to the concession is being amortized on a straight-line basis over a period of approximately 30 years, representing the remaining term of the 3G license which expire in 2023, plus one extension of 15 years.

(vi)	Difference being amortized by the effective interest method over the remaining maturities of the underlying Telemig Celular debt obligations.

(b) Adjustment to eliminate the transactions (interconnection charges) between TC and Vivo.

(c) Vivo and TCP estimate that they will incur transaction costs of approximately R$16.7 associated with the acquisition of remaining portion of noncontrolling interest of TC and TCP. These costs include fees that will be paid to investment bankers, attorneys and accountants. The amount of R$16.7 was recorded through additional paid in capital.

(d) Adjustment to reflect the interest charges of loans and financing contracted by Vivo for the acquisition of control of TCP and TC as if these acquisitions had been occurred on January 1, 2008.

(e) The assumed effective tax rate of the pro forma adjustments is 34% for December 31, 2008.

3) TCP’s results for the 3 months ended March 31, 2008 includes a one-time income from the settlement in cash of R$251.6 million related to ICMS (state VAT) previously in dispute.

Unaudited Pro Forma TCP Consolidated Financial Data under U.S. GAAP

The unaudited pro forma consolidated balance sheet of TCP as of March 31, 2009 gives effect to the Restructuring as if it had occurred on January 1, 2009. The unaudited pro forma consolidated statements of income of TCP for the year ended December 31, 2008 combines the historical consolidated statements of income of TCP and TC, giving effect to acquisition by Vivo and the Restructuring as if it had occurred as of January 1, 2008. The only effect of the Acquisition and Restructuring to the unaudited pro forma consolidated statements of income of TCP for the three month period ended March 31, 2009 as if the Restructuring had occurred on January 1, 2009 would be a reclassification of income attributable to non-controlling interests to income attributable to the parent company with no effect on the net income of TCP.

The pro forma adjustments presented in the unaudited pro forma consolidated financial information give effect to estimates made by TCP’s management and assumptions it believes to be reasonable. The unaudited pro forma consolidated financial information does not include pro forma adjustments to take into account any synergies or cost savings that may or are expected to occur as a result of the Restructuring.

The unaudited pro forma consolidated financial data is prepared for illustrative purposes only. This information does not purport to represent what the actual results of operations or financial position of Vivo would have been had the Restructuring actually occurred on the dates specified, nor does it project TCP’s results of operations or financial position for any future period or date. The results of operations of TCP for the three months ended March 31, 2009 are not necessarily indicative of the operating results to be expected for the entire year ended December 31, 2009.

Unaudited Pro Forma Consolidated Balance Sheet

	As of March 31, 2009
	TCP	Effects of the Restructuring	Pro Forma TCP
	(in million of reais)
Current assets
Cash and cash equivalents	406.7	—	406.7
Trade accounts receivable, net	249.3	—	249.3
Recoverable taxes	106.6	—	106.6
Deferred income taxes	237.8	—	237.8
Other current assets	116.0	—	116.0
Total current assets	1,116.4	—	1,116.4

Noncurrent assets:
Property, plant and equipment, net	884.6	—	884.6
Intangible assets, net	1,663.3	—	1,663.3
Recoverable taxes	112.8	—	112.8
Escrow deposits for legal proceedings	417.7	—	417.7
Pension plan surplus	41.4	—	41.4
Other noncurrent assets	38.6	—	38.6
Total noncurrent assets	3,158.4	—	3,158.4

Total assets	4,274.8	—	4,274.8

Current liabilities
Accounts payable	281.2	—	281.2
Reserve for contingencies	10.5	—	10.5
Value-added and other taxes payable	40.0	—	40.0
Interest on shareholders’ equity and dividends payable	11.9	—	11.9
Reverse share split payable to former shareholders	97.1	—	97.1
Other current liabilities	67.1	—	67.1
Total current liabilities	507.8	—	507.8

Noncurrent liabilities
Loans and financing	57.4	—	57.4
Reserve for contingencies	451.5	—	451.5
Deferred income taxes	51.7	—	51.7
Other noncurrent liabilities	15.8	—	15.8
Total noncurrent liabilities	576.4	—	576.4

Equity
Parent Company Shareholders’ equity
Capital stock (1.a.)	623.4	115.0	738.4
Capital reserves	826.7	—	826.7
Additional paid-in capital (1.a.)	1,686.0	124.2	1,810.2
Retained earnings	(177.9)	—	(177.9)
Accumulated other comprehensive income	(6.8)	—	(6.8)
Total parent company shareholders’ equity (1.a.)	2,951.4	239.2	3,190.6
Noncontrolling interest	239.2	(239.2)	—
Total equity	3,190.6	—	3,190.6

Total liabilities and equity	4,274.8	—	4,274.8

Unaudited Pro Forma Consolidated Statement of Operations

	For the Year Ended December 31, 2008
	TCP	Effects of the merger and Restructuring	Pro Forma TCP
	(all amounts in million of reais, except per share amounts)
Net operating revenue
Services provided	1,673.4	—	1,673.4
Sale of handsets and accessories	150.7	—	150.7

	1,824.1	—	1,824.1

Cost of services (2.a.)	(548.0)	(35.8)	(583.8)
Cost of handsets and accessories	(218.2)	—	(218.2)
Selling, general and administrative expenses	(447.0)	—	(447.0)
Allowance for doubtful accounts	(27.1)	—	(27.1)
Depreciation and amortization	(303.2)	—	(303.2)
Other operating income, net	38.8	—	38.8

Operating profit	319.4	(35.8)	283.6

Financial income and expenses
Financial income	144.8	—	144.8
Financial expense (2.a.)	(21.0)	0.1	(20.9)
Foreign exchange gain (loss)	(45.9)	—	(45.9)

Financial income and expenses, net	77.9	0.1	78.0

Income before taxes	397.3	(35.7)	361.6

Income taxes (2.b.)	(125.1)	12.1	(113.0)

Net income	272.2	(23.6)	248.6

Net income attributable to the noncontrolling interest	49.8	(49.8)	—

Net income attributable to the Parent Company	222.4	26.2	248.6

Earning per share:

Basic income per share:
Common – U.S. GAAP	—	—	5.75
Preferred – U.S. GAAP			5.75

Diluted income per share:
Common – U.S. GAAP	—	—	5.66
Preferred – U.S. GAAP	—	—	5.66

Unaudited Pro Forma Consolidated Statement of Operations

	For the Three Months Ended March 31, 2009
	TCP	Effects of the Restructuring	Pro Forma TCP
	(all amounts in million of reais, except per share amounts)
Net operating revenue
Services provided	369.7	—	369.7
Sale of handsets and accessories	32.9	—	32.9

	402.6	—	402.6

Cost of services	(152.3)	—	(152.3)
Cost of handsets and accessories	(54.1)	—	(54.1)
Selling, general and administrative expenses	(98.4)	—	(98.4)
Allowance for doubtful accounts	(6.5)	—	(6.5)
Depreciation and amortization	(100.5)	—	(100.5)
Other operating (expense) income, net	12.9	—	12.9

Operating profit	3.7	—	3.7

Financial income and expenses
Financial income	24.9	—	24.9
Financial expense	(4.9)	—	(4.9)
Foreign exchange gain (loss)	(0.5)	—	(0.5)

Financial income and expenses, net	19.5	—	19.5

Income before taxes	23.2	—	23.2
Income taxes	(8.5)	—	(8.5)

Net income	14.7	—	14.7

Net income attributable to the noncontrolling interest	4.2	(4.2)	—

Net income attributable to the Parent Company Shareholders	10.5	4.2	14.7

Earning per share:

Basic income per share:
Common – U.S. GAAP	—	—	0.33
Preferred – U.S. GAAP	—	—	0.33

Diluted income per share:
Common – U.S. GAAP	—	—	0.33
Preferred – U.S. GAAP	—	—	0.33

Notes to Unaudited Pro Forma Consolidated Financial Statements of TCP

1) Pro Forma Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet

The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the Restructuring as if it had occurred on January 1, 2009 with respect to the acquisition of the remaining portion of noncontrolling interest of TCP and TC. Pro forma adjustments have been made and are described below:

(a) Adjustment to record the exchange of common and preferred shares belonging to unrelated shareholders of subsidiary TC with TCP and a merger of shares of TC with TCP accounted for as equity transactions in accordance with Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This standard requires that the carrying amount of noncontrolling interest be adjusted to reflect the change in TCP’s ownership interest in the subsidiary TC. Any difference between fair value of the consideration received or paid and the amount by which the noncontrolling interest is adjusted shall be recognized in equity attributable to the parent.

2) Pro Forma Adjustments to the Unaudited Pro Forma Consolidated Statements of Income

The Unaudited Pro Forma Consolidated Statements of Income give effect to the acquisition of the controlling stake in TCP and TC by Vivo as if it occurred on January 1, 2008, and on January 1, 2009 for the Restructuring through acquisition of remaining portion of noncontrolling interest of TCP and TC. Pro forma adjustments have been made and are described below:

(a) On April 3, 2008, the equity control of TCP (and, indirectly, of TC) was transferred to Vivo, through its wholly owned subsidiary, TCO IP S.A. (“TCO IP”), under the terms of the Stock Purchase and Sale Agreement. The conditions set forth therein had been met and the purchase price had been paid. The price paid by TCO IP totaled R$2,608,332. A subsequent corporate restructuring was implemented in December 2008, through which the goodwill paid by Vivo through its subsidiary, TCO IP, was pushed down to TCP and TC. This restructuring resulted in a deduction, for tax purposes, of the goodwill paid on the acquisition as allowed by Brazilian Tax Legislation. The corporate restructuring consisted of the total spin-off of TCO IP S.A., and the merger of part of its net worth into TCP and part into TC, with the subsequent extinction of TCO IP, resulting in Vivo, having direct control of TCP. In accordance to Staff Accounting Bulletin—SAB No. 54 and EITF D-97, when a company owns 95% or more of the voting rights of another entity, the resulting purchase price allocation should be pushed down to the accounts of the subsidiary acquired. In connection with these accounting bulletins, TCP and its subsidiary TC completed the push-down accounting, which resulted in the excess of the purchase price over the proportionate book value acquired. The amounts recorded by Vivo relating to these acquisitions of noncontrolling interests have been pushed down in TCP’s pro forma consolidated financial information as if the acquisitions had occurred on January 1, 2008 as follow:

(b) The assumed effective tax rate of the pro forma adjustments is 34% for March 31, 2009.

	Gross	Accumulated amortization and tax per restructuring Amortization	Net effect as of March 31, 2009
Licenses (i)	1,693.2	(175.1)	1,518.1
Property and equipment (ii)	176.4	(31.4)	145.0
Software (iii)	3.1	(0.9)	2.2
Inventories (iv)	2.7	(2.7)	—
Loans (v)	1.7	(1.4)	0.3
VAT recoverable (vi)	(1.5)	0.3	(1.2)
Deferred income taxes liabilities	(637.7)	71.7	(566.0)
Deferred income taxes asset	—	519.1	519.1
Goodwill	466.7	(466.7)	—

Total	1,704.6	(87.1)	1,617.5

(i)	The intangible asset related to the concession is being amortized on a straight-line basis over a period of approximately 30 years, representing the remaining term of the 3G license which expire in 2023, plus one extension of 15 years.

(ii)	Difference being amortized over 5 years, representing the weighted-average remaining useful lives of the relating assets.

(iii)	Difference being amortized over 3 years, representing the weighted-average remaining useful lives of the relating intangible assets.

(iv)	Difference being amortized over 2 months, representing the average inventory turn-over.

(v)	Difference being amortized by the effective interest method over the remaining maturities of the underlying TC debt obligations.

(vi)	Difference being amortized over 2 years, representing the realization of the tax benefit of state VAT (ICMS) added value tax credit.

Summary Comparative TC and TCP Financial Data

In light of the fact that TC is the operational company and consolidated subsidiary of TCP, the differences between the financial results and other financial information of TCP and TC are not material. Therefore, Vivo and TCP have decided to present in this prospectus/information statement TC’s financial information on a consolidated basis with TCP’s financial information. The table below shows the differences with respect to certain financial data of TC and TCP in accordance with U.S. GAAP, and the principal differences derived from the data shown in those tables are:

(1) Cash and cash equivalents: While this asset appears only in TCP’s financial information, the value of this asset derives from payments from TC, in the form of dividends and interest on net equity, to TCP. Therefore, because this asset of TCP is derived from TC and recognizes a transfer of interest from the subsidiary to the parent, we believe that this is not a material difference in the financials of TC and TCP.

(2) Recoverable taxes and deferred income taxes: This asset is derived from (i) tax benefits arising from the merger of TCO-IP and (ii) goodwill created at the time of TC’s restructuring. Because this asset of TCP derives its value from TC, its subsidiary, we believe that the increased value of this asset in TCP’s financial information should not be regarded as a material when viewed in comparison with TC’s financial information.

(3) Reverse stock split payable: This item corresponds to credits available to noncontrolling shareholders who benefited from the surplus of the sale of fractional shares at the time of the reverse stock split at a ratio of 10,000:1. The amount represented by this item does not present a material difference when comparing the financial information of TC and TCP.

(4) Equity attributable to noncontrolling interest: This item refers to the noncontrolling interest of TCP in TC. Since this involves a transfer of interest between the parent and subsidiary, this does not present a material difference in the financial information of TC and TCP.

	TC				TCP
	March 31, 2009	December 31,			March 31, 2009	December 31,
		2008	2007	2006		2008	2007	2006
	(in million of reais)
Balance sheet
U.S. GAAP
Property, plant and equipment, net	884.6	923.1	752.1	685.3	884.6	923.2	752.2	685.6
Intangible assets, net	1,663.3	1,691.0	108.6	99.2	1,663.3	1,691.0	108.6	99.2
Total assets (a)	3,833.1	4,383.3	3,051.6	2,452.9	4,789.0	4,903.8	3,491.5	2,822.7
Equity attributable to parent company (b)	2,327.8	2,541.0	1,114.8	987.1	2,951.3	3,124.7	1,266.6	1,150.6
Equity attributable to noncontrolling interest	—	—	—	—	239.2	221.2	186.7	165.3

	TC				TCP
	March 31, 2009	December 31,			March 31, 2009	December 31,
		2008	2007	2006		2008	2007	2006
	(in million of reais)
Statement of income
Net operating revenue	402.7	1,824.1	1,378.1	1,216.7	402.7	1,824.1	1,378.1	1,201.8
Operating profit (c)	6.2	321.0	220.2	154.3	3.8	319.3	220.0	152.3
Income before taxes	14.3	360.6	240.7	175.6	23.2	397.1	268.2	221.8
Net income	8.9	262.3	182.8	141.4	14.7	272.1	184.1	152.6
Net income attributable to parent company	8.9	262.3	182.8	141.4	10.5	222.3	153.3	128.7
Net income attributable to noncontrolling interest	—	—	—	—	4.2	49.8	30.8	23.8

The tables below reconcile the differences reflected in the selected financial data of TC and TCP:

(a) Reconciliation of total assets

	March 31, 2009	December 31,
		2008	2007	2006
	(in million of reais)
U.S. GAAP
Total assets of TC	3,833.1	4,383.3	3,051.6	2,452.9
Add (deduct)-
Cash and cash equivalents (1)	322.5	327.7	293.6	222.0
Recoverable taxes and deferred income taxes (2)	631.9	191.3	138.5	144.6
Other	1.5	1.5	7.8	3.2
Total assets of TCP	4,789.0	4,903.8	3,491.5	2,822.7

(1)	This asset of TCP is derived from the payment of dividends and interest on net equity from TC to TCP. This asset has accumulated over the years as TCP is a non-operational company.

(2)	This asset of TCP is derived from (i) tax benefits arising from the merger of TCO-IP, and (ii) goodwill created at the time of TC’s restructuring.

(b) Reconciliation of equity attributable to parent company

	March 31, 2009	December 31,
		2008	2007	2006
	(in million of reais)
U.S. GAAP
Total equity of TC	2,327.8	2,541.0	1,114.8	987.1
Add (deduct)-
i) Cash and cash equivalents	322.6	327.7	293.6	222.0
ii) Recoverable taxes and deferred income taxes	631.9	585.3	136.2	144.6
iii) Reverse stock split payable (1)	(84.2)	(84.3)	(85.2)	—
iv) Dividends and interest on shareholders’ equity payable	(8.1)	(22.8)	(4.3)	(39.6)
v) Equity attributable to noncontrolling interest (2)	(239.2)	(221.3)	(186.7)	(165.3)
Other	0.5	(0.9)	(1.8)	1.8
Total equity of TCP	2,951.3	3,124.7	1,266.6	1,150.6

(1)	This item refers to credits available to noncontrolling shareholders that benefited from the surplus of the sale of fractional shares at the time of the reverse stock split of 10,000:1.

(2)	This item refers to the noncontrolling interest of TC in TCP.

(c) Reconciliation of operating profit

	March 31, 2009	December 31,
		2008	2007	2006
	(in million of reais)
U.S. GAAP
Operating profit of TC	6.2	321.0	220.2	154.3

Add (deduct)-
Sale expenses	—	—	—	—
General and administrative expenses	(2.5)	(1.3)	(1.3)	(2.5)
Other operating expenses, net	0.1	(0.4)	0	—
Other	—	—	1.1	0.4

Operating profit of TCP	3.8	319.3	220.0	152.2

Ratio of Combined Fixed Charges and Preference Dividends to Earnings

The table below provides the historical ratio of combined fixed charges and preference dividends to earnings for each of Vivo, TCP and TC, and the pro forma ratio of combined fixed charges and preference dividends to earnings of Vivo for the periods indicated.

	Historical			Pro forma
Period	Vivo Participações S.A.	TCP	TC	New Vivo Participações S.A.
U.S. GAAP
Year ended December 31, 2008	3.27x	2.78x	117.41x	3.79x	(1)
Three months ended March 31, 2009	2.38x	13.41x	9.04x	2.38x	(1)

(1)	Gives effect to the acquisition as if it had occurred on (a) January 1, 2009 with respect to the acquisition of the remaining portion of noncontrolling interest of TCP and TC and (b) January 1, 2008, with respect to the portion of the acquisition of stake control by Vivo on TCP and TC. The unaudited pro forma combined ratio of combined fixed charges and preference dividends to earnings was prepared for illustrative purposes only.

For purposes of calculation of the ratio of combined fixed charges and preference dividends to earnings, earnings is the amount resulting from adding and subtracting the following items:

Add

•	pre-tax income from continuing operations before adjustment for income or loss from equity investees;

•	fixed charges (as defined below) and amortization of capitalized interest;

•	distributed income of equity investees;

•	Vivo’s share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

Subtract

•	interest capitalized;

•	preference share dividend requirements and consolidated subsidiaries;

•	non-controlling interest from pre-tax income of subsidiaries that have not incurred fixed charges;

Fixed charges consist of interest costs (expensed and capitalized), amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest component of rent expense and, in the case of Vivo, preferred share dividend requirements of consolidated subsidiaries payable to third parties.

Summary Comparative Per Share Data

Vivo and TCP have derived the unaudited pro forma combined information appearing below from the unaudited pro forma combined financial data of Vivo and TCP appearing elsewhere in this prospectus/information statement.

You should read the information below together with the historical and pro forma financial data of Vivo and TCP and the historical financial statements of TC appearing elsewhere in this prospectus/information statement. The unaudited pro forma combined financial data appearing below is for illustrative purposes only. Vivo, TCP and TC may have performed differently had they always been a combined entity. You should not rely on this information as being indicative of the actual results of that the combined businesses of these companies will experience after the Restructuring.

For more information about historical dividend payments by Vivo, TCP and TC, see “Part Six: Shareholder Rights—Information About Historical Dividend Payments.”

	As of and for the three-months ended March 31, 2009 (1)
	(Historical)			(Pro Forma)
	Vivo	TCP		New Vivo	Per share equivalent TCP (1)
	(Reais)
U.S. GAAP
Book value per shares (common/preferred)	26.29	85.11	(2)	24.51	33.58
Cash dividends declared per common shares (3)	—	—	(4)	—	—
Cash dividends declared per preferred shares (3)	—	—	(4)	—	—
Net income from continuing operations per share (basic – common)	0.26	0.28	(4)	0.32	0.43
Net income from continuing operations per share (diluted – common)	0.25	0.28	(4)	0.31	0.43
Net income from continuing operations per share (basic – preferred)	0.26	0.28	(4)	0.25	0.34
Net income from continuing operations per share (diluted – preferred)	0.26	0.28	(4)	0.25	0.35

(1)	The TCP per share equivalent data are calculated by multiplying the New Vivo pro forma per share amounts by 1.37, representing the number of Vivo common shares or preferred shares that will be received for each TCP common share or preferred share in the Restructuring, assuming that none of the applicable entitled shareholders of Vivo or TCP exercises appraisal rights.

(2)	Gives effect to the acquisition of remaining portion of noncontrolling interests in TCP and TC as if they had occurred on March 31, 2009. The unaudited pro forma combined financial data were prepared for illustrative purposes only.

(3)	Interest on shareholders’ equity is included and is presented net of taxes. Historical cash dividends and interest on shareholders’ equity declared for purposes of U.S. GAAP for Vivo and TCP, are the same as under Brazilian GAAP because each of Vivo and TCP pays dividends only based on its results in accordance with the Brazilian corporation law.

(4)	Gives effect to the acquisition of remaining portion of noncontrolling interests in TCP and TC as if they had occurred on January 1, 2009. The unaudited pro forma combined financial data were prepared for illustrative purposes only.

(5)	Reflects the push-down of the price paid by Vivo to acquire control of TCP as equity contribution to TCP. The debt incurred by Vivo for the acquisition and the related interest expense have not been reflected in TCP.

	As of and for the year ended December 31, 2008 (1)
	(Historical)			(Pro Forma)
	Vivo	TCP (5)		New Vivo	Per share equivalent TCP (1)
	(Reais)
U.S. GAAP
Book value per shares (common/preferred)	27.33	90.73	(2)	25.50	34.93
Cash dividends declared per common shares (3)	1.10	6.67	(4)	—	—
Cash dividends declared per preferred shares (3)	1.10	6.67	(4)	—	—
Net income from continuing operations per share (basic— common)	1.37	6.14	(4)	1.84	2.53
Net income from continuing operations per share (diluted— common)	1.37	6.01	(4)	1.82	2.49
Net income from continuing operations per share (basic— preferred)	1.37	6.12	(4)	1.80	2.47
Net income from continuing operations per share (diluted— preferred)	1.37	6.00	(4)	1.79	2.45

(1)	The TCP per share equivalent data are calculated by multiplying the New Vivo pro forma per share amounts by 1.37, representing the number of Vivo common shares or preferred shares that will be received for each TCP common share or preferred share in the Restructuring, assuming that none of the applicable entitled shareholders of Vivo or TCP exercises withdrawal rights.

(2)	Gives effect to the acquisition of remaining portion of noncontrolling interests in TCP and TC as if they had occurred on March 31, 2009. The unaudited pro forma combined financial data were prepared for illustrative purposes only.

(3)	Interest on shareholders’ equity is included and is presented net of taxes. Historical cash dividends and interest on shareholders’ equity declared for purposes of U.S. GAAP for Vivo and TCP, are the same as under Brazilian GAAP because each of Vivo and TCP pays dividends only based on its results in accordance with the Brazilian corporation law.

(4)	Gives effect to the acquisition of stake control of TCP and TC as if the acquisition had been consummated on January 1, 2008, and the acquisition of remaining portion of noncontrolling interests in TCP and TC as if they had occurred on January 1, 2009. The unaudited pro forma combined financial data were prepared for illustrative purposes only.

(5)	Reflects the push-down of the price paid by Vivo to acquire control of TCP as equity contribution to TCP. The debt incurred by Vivo for the acquisition and the related interest expense have not been reflected in TCP.

	As of and for the year ended December 31, 2008 (1)
	(Historical)			(Pro Forma)
	TCP	TC		TCP	Per share equivalent TC (1)
	(Reais)
Book value per shares (common/preferred)	90.73	1,071.18	(2)	360.33	6,269.77
Cash dividends declared per common shares (3)	6.67	118.98	(4)	—	—
Cash dividends declared per preferred shares (3)	6.67	116.79	(4)	—	—
Net income from continuing operations per share (basic—common)	6.14	110.59	(4)	5.75	100.11
Net income from continuing operations per share (diluted—common)	6.01	110.57	(4)	5.66	98.45
Net income from continuing operations per share (basic—preferred)	6.12	110.59	(4)	5.75	100.11
Net income from continuing operations per share (diluted—preferred)	6.00	110.57	(4)	5.66	98.45

(1)	The TC per share equivalent data are calculated by multiplying the TCP pro forma per share amounts by 17.40, representing the number of TCP common shares or preferred shares that will be received for each TC common share or preferred share in the Restructuring, assuming that none of the applicable entitled shareholders of TCP or TC exercises appraisal rights.

(2)	Gives effect to the acquisition of remaining portion of noncontrolling interests in TCP and TC as if they had occurred on March 31, 2009.

(3)	Interest on shareholders’ equity is included and is presented net of taxes. Historical cash dividends and interest on shareholders’ equity declared for purposes of U.S. GAAP for TCP and TC, are the same as under Brazilian GAAP because each of TCP and TC pays dividends only based on its results in accordance with the Brazilian corporation law.

(4)	Gives effect to the acquisition of stake control of TCP and TC as if the acquisition had been consummated on January 1, 2008, and the acquisition of remaining portion of noncontrolling interests in TCP and TC as if they had occurred on January 1, 2009. The unaudited pro forma combined financial data were prepared for illustrative purposes only.

	As of and for the three months ended on March 31, 2009 (1)
	(Historical)			(Pro Forma)
	TCP	TC		TCP	Per share equivalent TC (1)
	(Reais)
Book value per shares (common/preferred)	85.11	981.28	(2)	343.60	5,978.65
Cash dividends declared per common shares (3)	—	—	(4)	—	—
Cash dividends declared per preferred shares (3)	—	—	(4)	—	—
Net income from continuing operations per share (basic—common)	0.28	3.74	(4)	0.33	5.80
Net income from continuing operations per share (diluted—common)	0.28	3.73	(4)	0.33	5.69
Net income from continuing operations per share (basic—preferred)	0.28	3.74	(4)	0.33	5.80
Net income from continuing operations per share (diluted—preferred)	0.28	3.73	(4)	0.33	5.69

(1)	The TC per share equivalent data are calculated by multiplying the TCP pro forma per share amounts by 17.40, representing the number of TCP common shares or preferred shares that will be received for each TC common share or preferred share in the Restructuring, assuming that none of the applicable entitled shareholders of TCP or TC exercises appraisal rights.

(2)	Gives effect to the acquisition of remaining portion of noncontrolling interests in TCP and TC as if they had occurred on March 31, 2009. The unaudited pro forma combined financial data were prepared for illustrative purposes only.

(3)	Interest on shareholders’ equity is included and is presented net of taxes. Historical cash dividends and interest on shareholders’ equity declared for purposes of U.S. GAAP for TCP and TC, are the same as under Brazilian GAAP because each of TCP and TC pays dividends only based on its results in accordance with the Brazilian corporation law.

(4)	Gives effect to the acquisition of remaining portion of noncontrolling interests in TCP and TC as if they had occurred on January 1, 2009. The unaudited pro forma combined financial data were prepared for illustrative purposes only.

Exchange Rates

Brazilian Central Bank Rates

Since 2000, the Brazilian government has been introducing significant changes aimed at simplifying the Brazilian foreign exchange market. Until March 4, 2005, there were two principal legal foreign exchange markets in Brazil:

•	the commercial rate exchange market; and

•	the floating rate exchange market.

Most trade and financial foreign-exchange transactions were carried out on the commercial rate exchange market. The floating market rate generally applied to transactions to which the commercial market rate did not apply. Since February 1, 1999, the Brazilian Central Bank placed the commercial rate exchange market and the floating rate exchange market under identical operational limits, and financial institutions operating in the commercial market were authorized to unify their positions in the two different markets, which led to a convergence in the pricing and liquidity of both markets and a reduction in the difference between their respective rates.

With the enactment of Resolution No. 3,265 by the National Monetary Council on March 4, 2005, both markets were consolidated into one single foreign exchange market, effective as of March 14, 2005. All foreign exchange transactions are now carried out in this single consolidated market through institutions authorized to operate in such market.

Foreign exchange rates continue to be freely negotiated, but may be influenced by Brazilian Central Bank intervention. Since January 1999 when the Brazilian Central Bank abandoned the system of “exchange bands” and allowed the real –U.S. dollar exchange rate to float freely, the real-U.S. dollar exchange rate has been established mainly by the Brazilian interbank market and has fluctuated considerably. The Brazilian Central Bank has intervened occasionally to control unstable movements in the exchange rate. Nevertheless, the exchange market may continue to be volatile, and the real may depreciate or appreciate substantially in relation to the U.S. dollar in the future. Vivo and TCP cannot predict whether the Brazilian Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise, or whether the exchange market will not be volatile as a result of political instability or other factors. In addition, exchange rate fluctuations may also affect Vivo’s and TCP’s financial condition. For more information on these risks, see the subsection “Part Three: Risk Factors—Risks Relating to Brazil” below.

On August 4, 2006, Resolution No. 3,389 relaxed the exchange regime for exports, allowing Brazilian exporters to keep up to 30% of the income generated from exports of goods and/or services outside of Brazil. The remaining 70% of such income continued to be subject to compulsory repatriation to Brazil. Since March 17, 2008, Brazilian exporters are allowed to keep 100% of such income earned outside of Brazil. In addition, the foreign exchange mechanism was simplified to allow for the simultaneous purchase and sale of foreign currency through the same financial institution and using the same exchange rate.

On September 27, 2006, Resolution No. 3,412 eliminated existing restrictions on investments in foreign financial and derivative markets by individuals and legal entities, and on October 27, 2006, Resolution No. 3,417 increased the liquidation period permitted for exchange transactions from 360 to 750 days.

The following tables set forth the exchange rate (rounded to the nearest tenth of a cent), expressed in reais per U.S. dollar (R$/US$), for the periods indicated, as reported by the Brazilian Central Bank.

	Exchange Rate of R$ per US$
	Low	High	Average (1)	Year-End
Year ended December 31,
2004	2.654	3.205	2.917	2.654
2005	2.163	2.762	2.413	2.341
2006	2.059	2.371	2.168	2.138
2007	1.732	2.156	1.929	1.771
2008	1.559	2.500	1.833	2.337

Quarter ended March 31,
2008	1.6700	1.8301	1.7379	1.7491
2009	2.1889	2.4218	2.3143	2.3152

Source: Brazilian Central Bank, PTAX

(1)	Represents the average of the exchange rates (PTAX) on the last day of each month during the relevant period.

	Exchange Rate of R$ per US$
	Low	High
Month Ended
October 31, 2008	1.921	2.392
November 30, 2008	2.121	2.428
December 31, 2008	2.337	2.500
January 31, 2009	2.189	2.380
February 28, 2009	2.245	2.392
March 31, 2009	2.237	2.447
April 30, 2009	2.170	2.290
May 31, 2009	1.973	2.148
June 4, 2009	1.937	1.960

Historical and Pro Forma Share Information

The following table shows the closing prices of the common shares, preferred shares and ADSs of Vivo, TCP and TC, as applicable, as well as the equivalent value of TCP and TC common shares and preferred shares and TCP ADSs based on the merger ratios, as of March 20, 2009, the last trading day preceding public announcement of this transaction.

	Actual		Actual				Ratio of exchange	Ratio of exchange	Per share equivalent
	Vivo		TC (1)		TCP		Vivo per TC	Vivo per TCP	TC		TCP
Common shares	R$	33.99	R$	1,500.00	R$	49.00	23.838	1.37	R$	810.25	R$	46.57
Preferred shares	R$	33.90		NA	R$	34.59	NA	1.37		NA	R$	46.44
Preferred B			R$	490.00		NA	23.838	NA	R$	810.25
Preferred C			R$	365.00		NA	23.838	NA	R$	810.25
Preferred D			R$	0		NA	23.838	NA	R$	810.25
Preferred E			R$	370.00		NA	23.838	NA	R$	810.25
Preferred F			R$	550.00		NA	23.838	NA	R$	810.25
Preferred G			R$	500.00		NA	23.838	NA	R$	810.25
ADSs (US$)	US$	14.90		NA	U$	34.59	NA	2.74		NA		$40.82

(1)	TC was calculated as having directly received shares of Vivo given that TCP will be merged into Vivo on the same day as a result of the Restructuring.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Vivo and TCP have made forward-looking statements in this prospectus/information statement that are subject to risks and uncertainties. These forward-looking statements relate to among other things:

•	management strategy;

•	synergies and cost savings;

•	integration of new business units;

•	market position and the size of the Brazilian telecommunications market;

•	statements concerning the operations and prospects of Vivo, TCP, TC and the other Vivo companies;

•	estimated demand forecasts;

•	the ability of Vivo, TCP, TC and of the other Vivo companies to secure and maintain telecommunications infrastructure licenses, rights of way and other regulatory approvals;

•	Vivo, TCP and TC’s strategic initiatives and plans for business growth;

•	industry conditions;

•	Vivo, TCP and TC’s funding needs and financing sources;

•	network completion and product development schedules;

•	expected characteristics of competing networks, products and services;

•	influence of controlling shareholders;

•	litigation; and

•	the timetable for the Restructuring.

Forward-looking statements also may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. The sections of this prospectus/information statement that contain forward-looking statements include:

•	“Part One: Questions and Answers About the Restructuring;”

•	“Part Two: Summary;”

•	“Part Three: Risk Factors;”

•	“Part Five: The Restructuring;”

•	“Part Six: Shareholder Rights;”

•	“Part Seven: Additional Information for Shareholders—Enforceability of Civil Liabilities Under U.S. Securities Laws;” and

•	“Part Eight: Legal and Regulatory Matters—General.”

These statements reflect Vivo’s and TCP’s current expectations. They are subject to a number of risks and uncertainties, including but not limited to changes in technology, regulation, the global cellular communications marketplace and local economic conditions. In light of the many risks and uncertainties surrounding this marketplace, you should understand that Vivo and TCP cannot assure you that the forward-looking statements contained in this prospectus/information statement will be realized. You are cautioned not to place undue reliance on any forward-looking information.

Vivo and TCP undertake no obligation to publicly update or revise these forward looking statements after the date they distribute this prospectus/information statement.

PART THREE—RISK FACTORS

In addition to general investment risks and the other information contained in this document, including the matters described under the caption “Cautionary Statement Regarding Forward-Looking Statements” and the matters discussed under the caption “Risk Factors” included in Vivo’s Annual Report and TCP’s Annual Report, you should carefully consider the following factors in deciding whether to exercise withdrawal rights, to the extent applicable, or take no action and receive Vivo shares in connection with the Restructuring.

Risks Relating to the Restructuring

Your ownership percentage in Vivo, TCP or TC will decrease.

Because Vivo is a larger company than TCP and TC and because there are many existing shareholders of Vivo, your ownership percentage in Vivo, TCP or TC shares will, as a result of the Restructuring, be less than your existing ownership percentage. Assuming that none of the common shareholder or preferred shareholders of TCP and TC and none of the common shareholders of Vivo exercise withdrawal rights, former minority shareholders of TCP and TC will hold approximately 5.62% and 0.96%, respectively, of the total capital stock of Vivo in the aggregate following the Restructuring. Similarly, the ownership percentage in Vivo of existing Vivo minority shareholders of Vivo will be diluted as a result of the issuance of the new Vivo shares and ADSs in the Restructuring, and the percentage of the outstanding capital stock of Vivo held by existing minority shareholders of Vivo will decrease from 36.2% to 33.7%.

The market price of Vivo, TCP and TC shares is uncertain.

The exchange ratio in the Restructuring is fixed and there is no mechanism to adjust the exchange ratio in the event that the market price of the Vivo shares declines. The trading market for TCP and TC shares after the exchange ratios for the Restructuring are publicly announced and after the Restructuring is approved by the requisite shareholders’ meetings may be severely impaired or disrupted. As a result, until the Restructuring closes and you receive Vivo shares, the liquidity of the TCP and TC shares may decline and their volatility may increase. This could result in substantial fluctuations in the trading price for TCP and TC shares.

The market price of Vivo, TCP and TC shares may be adversely affected by arbitrage activities occurring prior to the completion of the Restructuring.

The market price of Vivo, TCP and TC shares may be adversely affected by arbitrage activities occurring prior to the completion of the Restructuring. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, shares of TCP and TC stock before the Restructuring is completed and Vivo shares before and after the Restructuring is completed. Any adverse effect on the market prices of the TCP shares, the Vivo shares or the Vivo ADSs could adversely affect the cash value that you will receive for any fractional security to which you otherwise would have been entitled in the Restructuring.

If regulatory agencies impose conditions on approval of the Restructuring, the anticipated benefits of the Restructuring could be diminished.

While no governmental antitrust approvals are currently required in order to complete the transaction, if regulators were to impose any requirements for approval, Vivo, TCP and TC would vigorously pursue any such governmental approvals. If any such approvals were withheld, the benefits of the Restructuring could be delayed, possibly for a significant period of time after the shareholders approve the Restructuring. In addition, if governmental agencies conditioned their approval of the Restructuring on the imposition of conditions, Vivo’s operating results or the value of Vivo’s stock could be adversely affected.

The Restructuring may not result in the benefits that Vivo seeks to achieve, including increased share liquidity.

Vivo is undertaking the Restructuring because it believes that the Restructuring will provide the Vivo, TCP, TC and their respective shareholders with a number of advantages, including providing shareholders of Vivo, TCP and TC with securities that Vivo expects will enjoy greater market liquidity than the securities these shareholders currently hold. However, the Restructuring may not accomplish these objectives. Vivo cannot predict whether a liquid market for the newly issued and existing Vivo securities will be maintained. If the Restructuring does not result in increased liquidity for the securities held by shareholders of Vivo, TCP and TC, you may experience a decrease in your ability to sell your shares or ADSs compared to your ability to sell the shares or ADSs you currently hold.

The exercise of withdrawal rights by shareholders of Vivo, TCP and TC could decrease cash balances of Vivo, TCP and TC and otherwise adversely affect their financial condition.

As described in “Part Five: The Restructuring—Withdrawal Rights” holders of common shares of Vivo, TCP and TC, and holders of record of preferred shares of TC and TCP at the close of business on March 23, 2009, are entitled to withdrawal rights in connection with the Restructuring and have the right to receive the amounts per share set forth in that section. If holders of a significant number of these shares exercise their withdrawal rights, the requirement to make large cash payments could decrease the cash balances of the companies, limit their ability to borrow funds or fund capital expenditures or prevent the companies from complying with existing contractual obligations. In addition, under Brazilian law, if management believes that the total value of the withdrawal rights exercised by shareholders of Vivo, TCP and TC may put at risk the financial stability of Vivo, management may, within 10 days after the end of the withdrawal rights period, ratify the Restructuring or call an EGM to unwind the Restructuring. Because it and its affiliates hold, directly and indirectly, a majority of the voting shares of Vivo, TCP and TC, Brasilcel would be able to cause the unwinding of the Restructuring at the applicable EGMs.

The CVM, the Brazilian securities regulator, may suspend for up to 15 days the shareholders’ meetings scheduled to approve the Restructuring.

The CVM may suspend for up to 15 days the shareholders’ meetings scheduled to approve the Restructuring in order to analyze the transaction and verify that it does not breach applicable laws or regulations. Although Vivo and TCP believe that the proposed Restructuring described in this prospectus/information statement is legal and provides equitable treatment to Vivo, TCP and TC, Vivo and TCP cannot predict the outcome of any such analysis of the transaction by the CVM.

The U.S. federal income tax consequences of the Restructuring are uncertain.

If you are a U.S. Holder (as defined in “Part Five: the Restructuring—Material Tax Considerations—United States Federal Income Tax Considerations”) of TCP or TC common or preferred shares or TCP ADSs, the Restructuring will be treated as an integrated transaction in which you exchange such shares or ADSs for Vivo common or preferred shares or ADSs (and cash in lieu of any fractional share). Because it is uncertain, for U.S. federal income tax purposes, whether the Restructuring will be treated as related to the prior acquisitions of TC and TCP shares by Vivo in 2008, and how the exercise, if any, of withdrawal rights will be characterized for such purposes, it is not clear whether the Restructuring qualifies as a “tax-free” reorganization or is a taxable transaction for U.S. federal income tax purposes. No ruling has been sought or will be obtained from the Internal Revenue Service on the U.S. federal income tax consequences of the transaction. If the Restructuring qualifies as a “tax-free” reorganization, you generally will not recognize gain or loss for U.S. federal income tax purposes on the receipt of Vivo common or preferred shares or ADSs, except to the extent of any cash received in lieu of a fractional share. If the Restructuring is a taxable transaction, you generally will recognize gain or loss. Please review carefully the section under “Part Five: the Restructuring—Material Tax Considerations—United States Federal Income Tax Considerations.”

There is no clear guidance under Brazilian law regarding the income tax consequences to investors resulting from a Restructuring.

There is no specific legislation, nor administrative or judicial precedent regarding the income tax consequences to investors resulting from a merger. Based on the opinion of its external tax advisors, Vivo believes that there are reasonable legal grounds to sustain that the receipt (resulting from the Restructuring) by a non-Brazilian holder of ADSs or by a U.S. person of common or preferred shares that are registered as a foreign portfolio investment under Resolution 2,689/00 of the National Monetary Council or are registered as a foreign direct investment under Law No. 4,131/62 would not be subject to income tax pursuant to Brazilian tax law. However, this position may not prevail, in which case Vivo would be liable to the Brazilian tax authorities for withholding and collecting the taxable capital gains of shareholders resident abroad. While such shareholders would not be directly liable to Brazilian tax authorities, Vivo would be entitled to reimbursements from them.

The capital gain arising from a disposition of Vivo shares registered as a direct foreign investment in Brazil could be calculated based on the historical amount in Brazilian currency of the investment, rather than the amount in foreign currency registered with the Central Bank of Brazil.

There is uncertainty concerning the currency to be used for the purposes of calculating the cost of acquisition of shares registered with the Central Bank of Brazil as a direct investment. Even though a recent precedent of a Brazilian administrative court supports the view that capital gains should be based on the positive difference between the cost of acquisition of the shares in the applicable foreign currency and the value of disposition of those shares in the same foreign currency, tax authorities are not bound by such precedents.

Vivo and TCP may have actual or potential conflicts of interest relating to the Restructuring.

Vivo and TCP may have actual or potential conflicts of interest because Vivo, a controlling shareholder of TCP, and indirectly of TC, exercises voting control over the Boards of Directors of TCP and TC, even though each Board of Directors contains a representative of such company’s minority shareholders. In accordance with the Parecer de Orientação issued by CVM No. 35, TCP and TC have selected three members to constitute the Special Committees of TCP and TC making recommendations to the Boards of Directors of these two companies on the Restructuring, with one of these members representing the minority shareholders. While the exchange ratios were determined in accordance with all applicable laws and regulations in Brazil and were recommended by the Special Committees, these ratios may be higher or lower than, from the perspective of value to unaffiliated shareholders, those that could be achieved through arm’s length negotiations between unrelated parties.

The valuation report fees of Citi and Planconsult will be paid entirely by the Companies, and the financial advisory fees of BBI, the independent financial advisor of the Special Committees, will be paid entirely by TC and TCP.

The Vivo securities you receive in the Restructuring will represent an investment in a different business from that in which you originally invested.

You will receive Vivo preferred shares or ADSs for your TCP or TC preferred shares or ADSs, respectively, in the Restructuring. Concurrently with the exchange of shares of TCP or TC for Vivo shares, the business operations of TCP and TC will also combine with those of Vivo. The resulting company will operate in states where TCP does not currently conduct business and the expected synergies between these companies may not materialize.

Vivo after the Restructuring will be more leveraged than Vivo, TCP or TC currently are, and a significant portion of Vivo’s and TCP’s cash flow will have to be used to service their obligations.

On December 31, 2008, Vivo, TCP and TC had R$8,003.2 million of consolidated total debt, of which R$242.2 million was attributable to TCP and TC. Vivo and TCP are subject to the risks normally associated with significant amounts of debt, which could have important consequences to you. Vivo’s and TCP’s indebtedness could, among other things:

•

require them to use a substantial portion of their cash flow from operations to pay their obligations, thereby reducing the availability of their cash flow to fund working capital, operations, capital expenditures, dividend payments, strategic acquisitions, expansion of their operations and other business activities;

•	increase their vulnerability to general adverse economic and industry conditions;

•	limit, along with financial and other restrictive covenants in their debt instruments, their ability to borrow additional funds or dispose of assets; and

•	place them at a competitive disadvantage compared to their competitors that have less debt.

Vivo and TCP may also need to refinance all or a portion of their debt on or before maturity, and they may not be able to do this on commercially reasonable terms or at all.

Risks Relating to the Brazilian Telecommunications Industry and the Companies

Extensive government regulation of the telecommunications industry may limit, in some cases, the Companies’ flexibility in responding to market conditions, competition and changes in their cost structure.

The Companies’ business is subject to extensive government regulation, including any changes that may occur during the period of their authorization to provide telecommunication services. ANATEL, which is the main telecommunications industry regulator in Brazil, regulates, among other things:

•	industry policies and regulations;

•	licensing;

•	tariffs;

•	competition;

•	telecommunications resource allocation;

•	service standards;

•	technical standards;

•	interconnection and settlement arrangements; and

•	universal service obligations.

Brazil’s telecommunications regulatory framework is continuously evolving. The interpretation and enforcement of regulations, the assessment of compliance with regulations and the flexibility of regulatory authorities are all marked by uncertainty. The Companies operate under authorization from the Brazilian government, and their ability to retain this authorization is a precondition to their success. However, in light of the regulatory framework, the Companies cannot assure you that ANATEL will not modify the terms of their respective authorization adversely. Furthermore, according to the terms of each Company’s operating authorization, they are obligated to meet certain requirements and to maintain minimum quality, coverage and service standards. Failure by any Company to comply with these requirements may result in the imposition of fines or other government actions, including the termination of such Company’s operating authorization. Any partial or total revocation of any Company’s operating authorization would have a material adverse effect on such Company’s business, financial condition, revenues, results of operations and prospects. In recent years, ANATEL has also been reviewing and introducing changes in the applicable regulation, especially regarding the interconnection fees among telecommunications service providers in Brazil. Interconnection fees, which are fees charged by telecommunications service providers to each other to interconnect to each others’ networks, are an important part of each Company’s revenue base. To the extent that changes to the rules governing interconnection fees reduce the amount of interconnection fees the Companies are able to collect, the Companies’ businesses, financial conditions, revenues, results of operations and prospects could be materially adversely affected.

Therefore, the Companies’ businesses, results of operations, revenues and financial conditions could be negatively affected by the actions of the Brazilian authorities, including, in particular, the following:

•	the introduction of new or stricter operational and/or service requirements;

•	the granting of operating licenses in the Companies’ areas; and

•	delays in the granting of, or the failure to grant, approvals for rate increases.

TCP’s results of operations may be negatively affected by the application of the SMP rules.

In 2002, ANATEL changed the Personal Mobile Service (Serviço Móvel Pessoal), or SMP, regime (first enacted in December 2000), encouraging companies operating under the Mobile Cellular Service (Serviço Móvel Celular), or SMC, regime to migrate to the SMP regime.

Under the SMP regime, TCP no longer receives payment from its customers for outbound long-distance traffic and instead receives payment for the use of its network in accordance with a network usage payment plan, which includes outbound long distance calls. However, the interconnection fees that TCP receives from long-distance operators may not compensate it for the revenues that it would have received from its customers for outbound long-distance traffic. Until June 30, 2004, SMP service providers were able to opt to establish a price cap or freely negotiate their interconnection charges. Now, free negotiation is the rule, subject to ANATEL regulations relating to the traffic capacity and interconnection infrastructure that must be made available to requesting parties. In 2005, ANATEL began permitting free negotiations for mobile interconnection, or VU-M, fees and by July 2005, local-fixed concessionaires and mobile operators had reached a provisional agreement with respect to VU-M fees for local calls, or VC-1 (the agreement guaranteed a 4.5% increase in mobile operators’ fees). Accordingly, as of July 2005, TCP implemented a 4.5% interim adjustment in the interconnection fee for the use of the SMP network (VU-M) exclusively for VC1 local calls between TCP and the following operators, based on an agreement among such operators and TCP: Telemar Norte Leste S.A. (Telemar or Oi, Fixed and Mobile), TIM and CTBC (Fixed and Mobile). Beyond these operators, Vivo implemented the adjustment with Brasil Telecom (Fixed and Mobile), Telefônica, Claro and Sercomtel (Fixed and Mobile). As a result, TCP’s interconnection fee increased from R$0.41611 to R$0.43483, net of taxes. Further, in July 2007, Commuted Fixed Services (Serviço Telefônico Fixo Comutado), or STFC, and SMP providers, with the exception of Embratel, Intelig, Global Village Telecom, or GVT, and TIM-LD, entered into an agreement amending the interim agreement of 2005. The terms of the new agreement readjusted the interconnection fee (VU-M) by 1.97%, in Region I (Telemar’s Region) effective on May 31, 2007. Beyond this agreement in Region I, Vivo entered into an agreement that readjusted the VU-M by 2.25356% in Region II (Brasil Telecom’s Region) and Region III (Telefônica’s Region). The readjustment of the interconnection fee by 68.5% of the adjustment index for 2008 was also negotiated at the occasion.

ANATEL ultimately approved the provisional agreement reached in July 2005 and in March 2006, approved a provisional agreement for VU-M fees for long-distance calls, or VC-2, VC-3, and international, among the same operators that had made the VC-1 agreement in July 2005. Accordingly, at the end of 2005, TCP, TC and Vivo entered in an interim agreement with Telemar, Brasil Telecom (cellular and fixed lines), Telefônica, CTBC

(cellular and fixed lines), Sercomtel (cellular and fixed lines), Oi, TIM, Claro, and Amazônia Celular S.A. to readjust the prices of the interconnection fee (VU-M) on VC2 and VC3 long-distance calls by 4.5%. Pursuant to this agreement, implementation of the interim readjustment became effective immediately after ANATEL’s ratification of new rates for calls to users of fixed-line services that took place in March 2006.

In July 2007, ANATEL approved a provisional agreement among the fixed line operators Telefônica, Telemar, Brasil Telecom, CTBC Telecom and Sercomtel and the mobile operators for interconnection fees for VC1, VC2 and VC3 calls that provides for an annual adjustment of 1.97143% to interconnection fees in Region I (Telemar’s Region) and an annual adjustment of 2.25356% in Region II (Brasil Telecom’s Region) and Region III (Telefônica’s Region). In January 2008, ANATEL approved a provisional agreement among the fixed line long distance operator Embratel and the mobile operators for interconnection fees for VC2 and VC3 calls, considering the period since January 2004, that provides for an annual adjustment of 4.5% as of March 2006 and an annual adjustment of 1.97143% or 2.25356% as of July 2007. Accordingly, in September 2007, TCP also entered into an agreement with Embratel that became effective in January 2008, under which TCP agreed to readjust prices of the interconnection fee (VU-M) on long-distance calls VC2 and VC3 between TC and Embratel by 6.56% (adjustments of 4.5% and 1.97143% in Region I) in order to bring those VU-M rates to prices currently practiced in the market. The adjustment of the interconnection fee (VU-M) is being questioned by some operators (GVT, Intelig, TIM for long distance calls and Nextel) that are not party to the agreements for local and long-distance calls.

In July 2008, ANATEL approved a provisional agreement among the fixed line operators Telefônica, Telemar, Brasil Telecom, CTBC Telecom and Sercomtel and the mobile operators for interconnection fees for VC1, VC2 and VC3 calls that provides for an annual adjustment of 1.89409% to interconnection fees in Region I (Telemar’s Region) and an annual adjustment of 2.06308% in Region II (Brasil Telecom’s Region) and Region III (Telefônica’s Region).

In March of 2009, the new interconnection fees for VC2, VC3 and international calls of Embratel were approved by ANATEL, which resulted in the readjustments of VU-M between Vivo and TCP and Embratel in the same percentages of the concessions of Regions I, II and III that took place on March 18, 2009.

The free negotiation process for interconnection charges has been extended and will proceed until 2010, when a “cost based” reference interconnection value will be set by ANATEL in accordance with the regulation on SMP Network Usage Fees issued in July 2006. Under Resolutions 438/2006, 480/2007, 483/2007 and 503/2008, the ANATEL developed a new model from 2010 onward to determine reference costs for the use of mobile networks—RVU-M—by SMP providers who have significant market power. These values will be used in arbitration cases involving VU-M’s value by ANATEL.

Under Resolution 438/2006, the free negotiation of the cost of use of mobile networks—VU-M—was maintained. However, in the arbitration by ANATEL, while the cost model will not be implemented until 2010, ANATEL will decide the new value of VU-M by reference to the existing ratio (as of January 1, 2006) between the value of VU-M and the value of VC-1. In addition, under the ANATEL rules, the retail rates charged to customers for local fixed to mobile calls cannot be less than the sum of the interconnection fees charged on the local fixed and mobile terminations.

Under Resolution 438/2006, ANATEL also eliminated the partial “Bill & Keep” rule for network usage between SMP networks. The applicable rule is now “full billing,” where the SMP operator pays the entire call termination fee of the other mobile network. The rule of the partial “Bill & Keep” had been maintained by the SMP and SME (trunking) networks. Before “full billing,” an SMP operator used to pay for the use of another SMP operator’s network in the same registration area only if the traffic carried from the first operator to the second exceeded 55% of the total traffic exchanged between them. In that case, only those calls that surpassed the 55% level were subject to payment for network usage.

ANATEL also issued Regulation No. 460/2007 regarding number portability that implemented and developed fixed and wireless number portability in Brazil effective as of March 2009, with most costs to be borne by the operators. For SMP, number portability is applied for wireless codes of access of the same registration area. Until December 2008, there were 150.6 million cell phones in Brazil. After the start of number portability in September 2008, 427,275 people changed their operator as of March 31, 2009. For fixed operators, number portability is applied for fixed codes of access of the same local area. There can be no assurance that this new regulation will not have material adverse effects on the results of Vivo’s and TCP’s operations.

Vivo and TCP cannot predict whether the current regulatory regime will remain in place or whether any future regulatory change will have an adverse effect on Vivo and TCP’s results of operations. They cannot assure you that the interconnection rates they negotiated will be upheld or that future negotiations will be as favorable as those that were previously set by ANATEL. If the readjustments that the Companies negotiated are cancelled or if freely negotiated interconnection fees in the future are less favorable to the Companies, their business, financial condition, revenues, results of operations and prospects will be adversely affected.

If the inflation adjustment index now applied to the Companies’ prices is changed, the new index may not adequately reflect the true effect of inflation on the Companies’ prices, which could adversely affect the Companies’ results of operations.

The Brazilian government currently uses the General Price Index, or the IGP-DI (the Índice Geral de Preços Disponibilidade Interna), an inflation index developed by the Fundação Getúlio Vargas, a private Brazilian economic organization, in connection with the prices charged in the wireless telecommunications industry. Starting in 2010, the Brazilian government will begin regulating the telecommunications industry based on an economic model (FAC, or “Fully Allocated Costs”) that analyzes companies’ total costs based on a theoretical company’s costs and other factors. In connection with the introduction of this model, the Brazilian government will use a different inflation adjustment mechanism, the IST index (Índice de Serviços de Telecomunicações), starting in 2010. Under Resolution 438/2006, after the economic model is implemented in 2010, ANATEL will determine the reference cost of using mobile networks (RVU-M) for SMP providers who have significant market power, which will be used in the arbitration case by ANATEL to determine the value of VU-M. The inflation adjustment of the RVU-M value will use the IST index. In the auctions by SMP of new radio frequency bands, ANATEL has been using the IST index for determining the value of the installments to be paid for the licenses. If this new inflation adjustment mechanism, or any other mechanism chosen by the Brazilian government in the future, does not adequately reflect the true effect of inflation on the Companies’ prices, the Companies’ results of operations could be adversely affected.

ANATEL’s new regulation regarding interconnection and network usage fees could have an adverse effect on the Companies’ results.

Since the beginning of 2005, ANATEL published the following new regulations on interconnection and network usage fees of SMP providers, some of which could have an adverse effect on the Companies’ results: (1) new General Regulation of Interconnection (Regulamento Geral de Interconexão —Resolution No. 410/2005, or RGI); (2) the Regulation of Separation and Allocation of Costs (Resolution No. 396/2005); (3) the Regulation for Network Usage Fees of SMP providers (Regulamento de Remuneração pelo Uso de Redes de Prestadoras do SMP—Resolution No. 438/2006 and Resolutions No. 480/2007, 483/2007 and 503/2008) and (4) the Regulation for Usage of Spectrum in the 800, 900, 1800, 1900 and 2100MHz bands (Resolution No. 454/2006). The following are some of the changes in the regulation that may adversely affect the Companies’ results:

•	two SMP providers controlled by the same economic group can receive only one instead of two interconnection charges (VU-M) for calls originated and terminated in their networks;

•	new negotiation rules for VU-M prices by which ANATEL will have a role in determining reference prices rather than the current free-market negotiation of prices. The reference prices will apply to SMP providers that have significant market power, which may be the case of Vivo, TCP, and TC (until further decision by ANATEL, all operators are considered to have significant market power).

Reference prices were cost based commencing in 2008. The prices are calculated according to the regulation on Costs Separation and Allocation (Resolution No. 396/2005);

•	VU-M prices must follow the discounts granted to fixed telephony customers for out-of-business- hours calls;

•	when receiving calls from public telephones, VU-M will adopt the same tariff rules that apply to public telephones;

•	creation of VU-M price unification among SMP providers of the same economic group having significant market power; and

•

the interconnection payments between SMP operators for traffic in the same registration area may occur independently of the traffic balance between the operators (this regime is referred to as “full billing”). Before the adoption of the above-mentioned regulation, payments between SMP operators for traffic in the same area only occurred when the traffic balance between any two companies was either less than 45% or in excess of 55% (this regime is referred to as “partial bill and keep”).

•

The Invitation Document numbered 002/2007/SPV-ANATEL relates to the auction organized by ANATEL in December 2007 of new licenses (3G licenses) for the 1900-2100 MHz radio frequency bands denominated the “F”, “G”, “I” and “J” bands, and states that, in the maximum allowed period of eighteen months from the publication of the Terms of Authorization on April 30, 2008, the authorizations resulting from this auction will be combined with the existing SMP authorizations given to the bid winners when pertaining to the same region of the general authorization plan of SMP. Vivo and TC acquired spectrum licenses for the “J” band in regions where the Companies possess SMP licenses. In addition, the Invitation Document modifies the rule for the renewal of radio frequency licenses and includes in the calculation of operating profits the remuneration received for the use of the SMP network together with the profits earned from the service plans.

•

In 2008, ANATEL published the general plan for updating the Brazilian telecommunications regulation (“Plano Geral de Atualização da Regulamentação das Telecomunicações no Brasil”—Resolution number 516/2008, or “PGR”).

Such new regulations could have an adverse effect on the Companies’ results of operations because: (1) their interconnection charges could drop significantly, thereby reducing their revenues; (2) ANATEL may allow more favorable prices for economic groups without significant market power; (3) the prices they charge in some regions in which they operate are higher than those in some other regions, and consolidation of those prices, competitive pressures and other factors would reduce their average prices and thereby reduce their revenues; (4) the granting of new licenses may increase competition in their area from other operators, which could adversely affect their market share, thereby reducing their revenues; (5) the inclusion in the calculation of operating profits the remuneration received for the use of the SMP network will increase the cost of renewing licenses; (6) in ANATEL’s general plan of updating the telecommunications regulation, ANATEL targets several areas of vital importance for the mobile telecommunications business, such as regulation to improve the quality of services, that can cause the rise of operational costs, regulation of the virtual mobile operation (MVNO), that can cause an increase in competitive pressure, regulation against significant market power (“Poder de Mercado Significativo—PMS”) arising from VU-M price unification among SMP providers of the same economic group having significant market power, that can reduce the Companies’ revenues, and regulation of multimedia communication (“Serviço de Comunicação Multimídia—SCM”), that can cause an increase in competitive pressure.

Vivo and TCP face substantial competition that may reduce their market share and harm their financial performance.

There is substantial competition in the telecommunications industry. We not only compete with companies that provide SMP service and trunking but also with companies that provide fixed-line telecommunications and Internet access services, due to the trend towards the convergence and substitution of SMP services for these other services.

We expect competition to intensify as a result of the entry of new competitors and the rapid development of new technologies, products and services. Our ability to compete successfully will depend on our marketing techniques and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by our competitors. If we do not keep pace with technological advances, or if we fail to respond timely to changes in competitive factors in our industry, we could continue to lose market share and could suffer a decline in our revenue. Competition from other SMP communications service providers in the regions in which we operate has also affected, and may continue to affect, our financial results by causing, among other things, a decrease in our customer growth rate, decreases in prices and increases in selling expenses. We also face indirect competition from telecommunications companies providing fixed line services and from high-speed Internet service providers.

These factors have already contributed to a negative effect on our market share and our results of operations and could have a material adverse effect on our business and results of operations in the future. As a result of competitive pressures, for example, our market share decreased from 30.5% as of March 31, 2008 to 29.7% as of March 31, 2009, in spite of our market share of net additions to our customer base increasing from 24.4% for the twelve months ended December 31, 2007 to 26.3% for the twelve months ended December 31, 2008. In addition, our net additions of customers increased 26.8% from the twelve months ended December 31, 2007 to the twelve months ended December 31, 2008 including clients of TC.

The ultimate impact that existing competition will have on our business is not yet clear. Our competitors may be able to offer lower prices than we do and to develop and deploy more rapidly new or improved wireless technologies, services and products. Our response to competition may require us to lower rates or extend higher subsidies to our customers for the acquisition of handsets, thereby adversely affecting our margins.

In addition, market participants in other areas of Brazil may also seek to operate in our area, most likely through acquisitions. Recently, there has been consolidation in the Brazilian telecommunications market, and we believe this trend may continue. Consolidation may result in increased competitive pressures within our market. We may be unable to respond adequately to pricing pressures resulting from consolidation, which would adversely affect our business, financial condition and results of operations.

While TCP was initially the only cellular operator in the State of Minas Gerais, the emergence of other wireless telecommunications operators in that area has created an intensely competitive environment for TCP in Minas Gerais. Currently, in addition to TCP there are four other wireless service providers operating within that same authorization area in Minas Gerais. TCP faces competition from the following operators: (a) TIM, the “B” band frequency range operator that launched its services in December, 1998 – TIM is primarily owned by Telecom Italia and operates in the entire State of Minas Gerais using TDMA and GSM technologies; (b) Oi, the “D” band operator that launched its services in June, 2002—Oi is a subsidiary of Tele Norte Leste Participações S.A. (Telemar) and operates in the entire State of Minas Gerais using GSM technology; (c) Claro, the “E” band operator that launched its services in the fourth quarter of 2005—Claro is controlled by América Móvil and operates in an area that comprises most of the State of Minas Gerais using GSM technology—Claro is not present in the Triângulo Mineiro region; and, (d) CTBC Celular, an “A” band operator that provides services only in the Triângulo Mineiro region—CTBC Celular is controlled by CTBC, a fixed-line operator and uses both TDMA and GSM technologies. The intense competition in TCP’s market in Minas Gerais has resulted in the gradual reduction of its total market share, which was an estimated 28.7% on December 31, 2008, as compared to 29.1% and 31.6% on December 31, 2007 and 2006, respectively.

The Companies’ results of operations have been negatively affected by a decrease in their customer growth and could also be affected if their rate of customer turnover increases.

The Companies’ rate of acquisition of new customers can be negatively affected by market penetration. In addition, if the Companies’ rate of customer turnover were to increase significantly, their results of operations and or competitive position could be adversely affected. Several factors in addition to competitive pressures could influence the Companies’ rate of acquisition of new customers and their rate of customer turnover, including limited network coverage, lack of sufficient reliability of their services and economic conditions in Brazil.

The industry in which we conduct our business is subject to rapid technological changes and these changes could have a material adverse effect on our ability to provide competitive services.

The telecommunications industry is subject to rapid and significant technological changes, particularly relating to technological development, ongoing improvements in the capacity, quality and data transmission speed of digital technology, shorter development cycles for new products, and changes in end-user needs and preferences. For instance, the rapid growth in the use of Universal Mobile Telecommunications System, or UMTS, and High-Speed Packet Access, or HSPA, technology worldwide has favored its use in Brazil. Mobile broadband access is the mechanism used to increase all operator services’ portfolio, customer loyalty and the average revenue per user, or ARPU. In this scenario, the number of providers of wireless services increased. It is of primary importance to develop network technology through IP internetworking and to enable the network to provide one new level of bandwidth. Alternative technologies may be developed to provide services to customers that are superior to those that we provide together with TCP. The introduction of these new technologies may result in an accelerated erosion of our market share (including TCP’s) or require us to incur significant capital expenditures in response to competitive pressures that are driven by technological advances. For example, the growing use in Brazil of GSM technology by other wireless service providers and the dwindling supply of Time Division Multiple Access, or TDMA, handsets, were among the important factors that prompted TCP to migrate its network from TDMA to GSM technology. We cannot assure you that similar technology advances in the future will not force us to make additional changes or investments in our network that we are not currently contemplating.

Our success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes. We expect that new products and technologies will emerge and that existing products and technologies will be further developed.

The advent of new products and technologies could have a variety of consequences for us. These new products and technologies may reduce the price of our services by providing lower-cost alternatives, or they may be superior to, and render obsolete, the products and services we offer and the technologies we use, requiring investment in new technology. The cost of upgrading our products and technology in order to continue to compete effectively could be significant, and our ability to fund the upgrading may depend on our ability to obtain additional financing.

The cellular industry, including us and our subsidiaries, may be harmed by reports suggesting that radio frequency emissions cause health problems and interfere with medical devices.

Media and other reports have suggested that radio frequency emissions from base stations may cause health problems. These concerns could have an adverse effect on the wireless communications industry and, possibly, expose wireless providers, including us, to litigation. According to the World Health Organization (WHO), there is no evidence in the latest medical research that shows any relationship between radio frequency emissions of base stations and health concerns. And although we do not know of any definitive studies showing that radio frequency raises health care concerns, concerns over radio frequency emissions may discourage the use of wireless handsets or expose us to potential litigation, which could have a material adverse effect on our business, financial condition, revenues, results of operations and prospects. Moreover, expansion of our network may be affected by perceived risks if we experience problems in finding new sites, which in turn may delay expansion and may affect the quality of our services. On July 2, 2002, ANATEL published Resolution No. 303 that limits emission and exposure for fields with frequencies between 9 kHz and 300 GHz. In addition, the Brazilian government is developing specific legislation for the deployment of radio frequency transmission stations that will supersede the existing state and municipal laws. The new laws may create additional transmission regulations which, in turn, could have an adverse effect on our business.

We and our subsidiaries face risks associated with litigation.

Vivo and our subsidiaries, including TCP and Vivo S.A. are party to a number of lawsuits and other proceedings. An adverse outcome in, or any settlement of, these or other lawsuits could result in significant costs to us. In addition, our senior management may be required to devote substantial time to these lawsuits, which they could otherwise devote to our business.

As of December 31, 2008, Vivo maintained provisions in the total amount of R$255.0 million in connection with its civil and labor related claims and placed R$79.8 million in escrow deposits with the relevant courts. The majority of Vivo’s material legal proceedings are related to tax matters and they had reserves in the total amount of R$575.0 million for contingent liabilities, with corresponding escrow deposits of R$494.9 million. As of December 31, 2008, TCP maintained provisions in the total amount of R$20.3 million in connection with its civil and labor related claims and placed R$5.0 million in escrow deposits with the relevant courts. The majority of TCP’s material legal proceedings are related to tax matters and they had reserves in the total amount of R$365.2 million for contingent liabilities, with corresponding escrow deposits of R$350.5 million.

The total amount of the contingencies, based on the value attributed to the lawsuit by the plaintiff, may not correspond to the economic value of the lawsuits, which may be substantially higher than the total amount of contingencies. If the cost of these lawsuits is higher than the amount attributed to them by the plaintiffs or, in the event the total amount of TCP’s provisions does not suffice to pay the contingencies due, Vivo or TCP, as applicable, could incur greater costs than originally foreseen and could have to make adjustments to its provisions. In addition, adverse decisions in one or more of Vivo or TCP’s lawsuits or disputes in amounts in excess of those deposited in court or provisioned may result in material losses, which may adversely affect Vivo or TCP’s business and results of operations.

We may be required to record impairment charges relating to goodwill and long-lived assets in the future.

As of March 31, 2009, the amount of goodwill of Vivo is R$1.4 million. We are required to test our goodwill for impairment at least annually. The difference between the book value of a company and its market value may indicate that an impairment exists. This impairment test is described in Note 39 to our audited consolidated financial statements, which are included in this prospectus/information statement. Vivo has substantial goodwill including from the acquisition of TCP on April 3, 2008, with a carrying value of R$1.1 million as of December 31, 2008. It is possible that we may be required to record impairment charges relating to our goodwill in future periods and this would have an adverse effect on our results of operations. When we performed our last impairment test, our evaluation of our ability to recover the carrying value of our long-lived assets was based on projections of future operations that assumed a higher level of revenues and gross margin percentages than we have historically achieved. We may not be successful in achieving these improvements in our revenues and gross margin percentages due to the competitive environment, changes in technology or other factors. If we are unable to achieve these improvements, we may be required to record impairment charges related to our long-lived assets in future periods, and this could have an adverse effect on our operations.

In addition, we are required to record impairment charges on long-lived assets, including property, plant and equipment and finite-lived intangible assets (including concessions) if the carrying value of these assets exceeds the undiscounted cash flows expected from their use for purposes of U.S. GAAP. This impairment test is also described in Note 39(m) to our audited consolidated financial statements included in Vivo’s Annual Report for the year ended December  31, 2008.

Risks Relating to Vivo’s and TCP’s Securities

Holders of Vivo’s and TCP’s preferred shares or ADSs may not receive any dividends.

According to Brazilian law and Vivo’s and TCP’s by-laws, Vivo and TCP must generally pay dividends to all shareholders equal to at least 25% of our annual net income, as determined and adjusted under the Brazilian law. These adjustments to net income for purposes of calculating the basis for dividends include allocations to various reserves that effectively reduce the amount available for the payment of dividends. Vivo was unable to pay minimum dividends for the fiscal years ended December 31, 2004, 2005 and 2007 because Vivo had net losses. For the fiscal year ended December 2006, Vivo was able to pay dividends because Vivo had net income, but the amounts paid were insufficient to meet the minimum legal requirement. In addition, according to Brazilian law, Vivo and TCP would not pay dividends to their shareholders in any particular fiscal year if Vivo’s or TCP’s Board of Directors determined that such distributions would be inadvisable in light of such company’s financial condition. For the fiscal year ended December 31, 2008, Vivo’s Board of Directors Meeting held on February 12, 2009 approved to pay dividends in the amount of R$402.6 million, which is sufficient to meet the minimum dividend required by law. As a result, holders of Vivo’s preferred shares will no longer have voting rights equal to those of the holders of common shares. According to the approval granted at the Board of Directors Meeting held on February 12, 2009 and at the General Meeting of Shareholders held on March 19, 2009, the dividends will be paid as of December 30, 2009 at which time voting rights on Vivo’s preferred shares will cease.

TC and TCP have paid dividends for the fiscal year ended in December 31, 2008 in an amount that is greater than that required by their respective by-laws.

Since Vivo and TCP are a holding company, our income consists of distributions from their subsidiaries in the form of dividends or other advances and payments. Vivo and TCP do not generate our own operating revenues, and Vivo and TCP are dependent on dividends and other advances and payments for their cash flow, including making any dividend payments and making payments on their indebtedness.

Holders of our ADSs may face difficulties in serving process on or enforcing judgments against us and other persons.

We are organized under the laws of Brazil and most of our directors and executive officers and our independent public accountants reside or are based in Brazil. Substantially all of our assets and those of these other persons are located in Brazil. As a result, it may not be possible for holders of the ADSs to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, holders may face greater difficulties in protecting their interests due to actions by us, our directors or executive officers than would shareholders of a U.S. corporation.

The relative volatility and illiquidity of the Brazilian securities markets may adversely affect holders of our ADSs.

Investments in securities, such as the preferred shares or ADSs, of issuers from emerging market countries, including Brazil, involves a higher degree of risk than investments in securities of issuers from more developed countries.

The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States. There is also significantly greater concentration in the Brazilian securities market than in major securities markets in the United States. These features may substantially limit the ability to sell the preferred shares underlying the ADSs at a price and time at which holders wish to do so. The BM&F BOVESPA had a market capitalization of US$641.7 billion as of March 31, 2009, and an average monthly trading volume of approximately US$36.9 billion for the first three months of 2009.

In comparison, the NYSE had a domestic market capitalization of US$9.8 trillion (excluding funds and non-U.S. companies) as of March 31, 2009. A liquid and active market may never develop for our common shares, preferred shares or ADSs, and as a result, the ability of holders to sell at the desired price or time may be significantly hindered.

Holders of our ADSs may face difficulties in protecting their interests because we are subject to different corporate rules and regulations as a Brazilian company and our shareholders may have fewer and less well-defined rights.

Holders of ADSs are not direct shareholders of our company and are unable to enforce the rights of shareholders under our by-laws and Brazilian law. Our corporate affairs are governed by our by-laws and the Brazilian law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, or elsewhere outside Brazil. Under Brazilian law, the rights of a holder of our common shares or preferred shares to protect its interests with respect to actions by us, our directors or executive officers may be fewer and less well-defined than under the laws of other jurisdictions.

Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well-defined and enforced in Brazil than in the United States and certain other countries, which may put holders of our common shares, preferred shares or ADSs at a potential disadvantage. In addition, the disclosure required of public companies in Brazil may be less complete or informative than that required of public companies in the United States or in certain other countries.

Our preferred shares and our ADSs generally do not have voting rights.

In accordance with Brazilian law and our by-laws, holders of our preferred shares, and therefore of our ADSs, are not entitled to vote at meetings of our shareholders, except in limited circumstances, such as Vivo preferred shareholders who, either individually or collectively, represent 10% or more of the total capital stock of the company and thereby have the right to elect one member of the Board of Directors. In accordance with Brazilian law and our by-laws, holders of preferred shares will have full voting rights in the event that we do not pay minimum dividends to those shareholders for three consecutive fiscal years, and those shareholders will retain those voting rights until we pay minimum dividends again.

Because we did not pay minimum dividends for the years ended December 31, 2001, 2002, 2003, 2004, 2005, 2006 and 2007, the holders of preferred shares have been able to exercise voting rights since the General Shareholders Meeting held in March 2004. However, once we begin to pay minimum dividends, these voting rights will cease.

Holders of our ADSs may find it difficult to exercise even their limited voting rights at our shareholders meetings. Holders of our ADSs may exercise the limited voting rights with respect to our preferred shares represented by the ADSs only in accordance with the deposit agreement related to the ADSs. There are practical limitations upon the ability of ADS holders to exercise their voting rights due to the additional steps involved in communicating with ADS holders. For example, we are required to publish a notice of our shareholders meetings in certain newspapers in Brazil. To the extent that holders of our preferred shares are entitled to vote at a shareholders meeting, they will be able to exercise their voting rights by attending the meeting in person or voting by proxy or its equivalent under Brazilian law. By contrast, holders of the ADSs will receive notice of a shareholders meeting by mail from the depositary following our notice to the depositary requesting the depositary to do so, and so may not receive voting materials in time to instruct the depositary to vote the preferred shares underlying their ADSs. To exercise their voting rights, ADS holders must instruct the depositary on a timely basis. If voting instructions for all or part of the ADSs are not timely received by the depositary, the depositary will assume that the holders of those ADSs are instructing it to give a discretionary proxy to a person designated by us to vote their ADSs, except in limited circumstances. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions of the holders of the ADSs or for the manner of carrying out those voting instructions. Accordingly, holders of the ADSs may not be able to exercise voting rights, and will have no recourse if the preferred shares underlying their ADSs are not voted as requested.

An exchange of ADSs for preferred shares risks the loss of certain foreign currency remittance and Brazilian tax advantages.

The ADSs benefit from the certificate of foreign capital registration, which permits The Bank of New York Mellon, as depositary, to convert dividends and other distributions with respect to preferred shares into foreign currency, and to remit the proceeds abroad. Holders of ADSs who exchange their ADSs for preferred shares will then be entitled to rely on the depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, they will not be able to remit non-Brazilian currency abroad unless they obtain their own certificate of foreign capital registration, or unless they qualify under Resolution 2,689 of the Central Bank of Brazil, dated January 26, 2000 and issued by BACEN, which entitles certain investors to buy and sell shares on Brazilian stock exchanges without obtaining separate certificates of registration.

If holders of ADSs do not qualify under Resolution 2,689, they will generally be subject to less favorable tax treatment on distributions with respect to our preferred shares. There can be no assurance that the depositary’s certificate of registration or any certificate of foreign capital registration obtained by holders of ADSs will not be affected by future legislative or regulatory changes, or that additional Brazilian law restrictions applicable to their investment in the ADSs may not be imposed in the future.

Holders of our preferred shares will be subject to, and holders of our ADSs could be subject to, Brazilian income tax on capital gains from sales of preferred shares or ADSs.

Brazilian Law No. 10,833, dated December 29, 2003, provides that gains on the disposition of assets located in Brazil by non-residents of Brazil, whether to other non-residents or to Brazilian residents, will be subject to Brazilian taxation. The common shares and preferred shares are expected to be treated as assets located in Brazil for purposes of the law, and gains on the disposition of common shares and preferred shares, even by non-residents of Brazil, are expected to be subject to Brazilian taxation. In addition, the ADSs may be treated as assets located in Brazil for purposes of the law, and therefore gains on the disposition of ADSs by non-residents of Brazil may also be subject to Brazilian taxation. Although the holders of ADSs outside Brazil may have grounds to assert that Law No. 10,833 does not apply to sales or other dispositions of ADSs, it is not possible to predict whether that understanding will ultimately prevail in the courts of Brazil, given the general and unclear scope of Law No. 10,833 and the absence of judicial court rulings in respect thereto.

Risks Relating to Brazil

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazilian political and economic conditions, could adversely affect the Companies and the trading price of Vivo’s and TCP’s common shares, preferred shares and ADSs and TC’s common and preferred shares.

In the past, the Brazilian government has intervened in the Brazilian economy and occasionally made changes in policy and regulations. The Brazilian government’s actions to control inflation and affect other policies have involved wage and price controls, currency devaluations, capital controls, and limits on imports, among other things. The Companies’ business, financial condition, results of operations and the market price of Vivo’s and TCP’s common and preferred shares and ADSs and TC’s common and preferred shares may be adversely affected by changes in government policies, as well as general economic factors, including:

•	currency fluctuations;

•	exchange control policies;

•	internal economic growth;

•	inflation;

•	energy policy;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policies (including reforms currently under discussion in the Brazilian Congress); and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over the possibility of the Brazilian government implementing changes in policy or regulation affecting these or other factors in the future may contribute to economic uncertainty in Brazil and heightened volatility in the Brazilian securities markets and securities issued abroad by Brazilian companies. In addition, possible political crises may affect the confidence of investors and the public in general, which may result in economic deceleration and affect the trading prices of shares issued by companies listed on the NYSE and the BM&F BOVESPA, including the Companies.

Tax reforms may affect the prices of the Companies.

The Brazilian government has proposed tax reforms that are currently being considered by the Brazilian Congress. If the Companies experience a higher tax burden as a result of the tax reform, the Companies may have to pass the cost of that tax increase to their customers. This increase may have a material negative impact on the dividends paid by Vivo’s subsidiary to Vivo and by TC to TCP, as well as on the Companies’ revenues and operating results.

Political instability may have an adverse impact on the Brazilian economy and on the business of the Companies.

Political crises in Brazil in the past have affected the trust of investors and the public in general, as well as the development of the economy. Political crises may have an adverse impact on the Brazilian economy, the Companies’ business, financial condition and results of operations and the market price of Vivo’s and TCP’s preferred shares and ADSs and TC’s preferred shares.

The Companies’ business may be vulnerable to the current disruptions and volatility in the global financial markets.

Since August 2007, the global financial system has experienced difficult credit and liquidity conditions and disruptions leading to greater volatility. Since the fall of 2008, global financial markets deteriorated sharply and a number of major foreign financial institutions, including some of the largest global commercial banks, investment banks, mortgage lenders, mortgage guarantors and insurance companies, were experiencing significant difficulties including runs on their deposits and inadequate liquidity.

In an attempt to increase liquidity in the financial markets and prevent the failure of the financial system, various governments have intervened on an unprecedented scale, but there is no assurance that these measures will successfully alleviate the current financial crisis.

Despite the extent of the above-mentioned intervention, global investor confidence remains low and credit remains relatively lacking. Continued or worsening disruption and volatility in the global financial markets could have a material adverse effect on the Companies’ ability to access capital and liquidity on acceptable financial terms, and consequently on the Companies’ operations. Furthermore, an economic downturn could negatively affect the financial stability of the Companies’ customers, which could result in a general reduction in business activity and a consequent loss of income for the Companies.

Inflation and government efforts to curb inflation may contribute to economic uncertainty in Brazil, adversely affecting the Companies’ business and results of operations.

The Brazilian economy has historically experienced high rates of inflation compared to other economies. Inflation and certain of the government’s measures taken in the attempt to curb inflation have had significant negative effects on the Brazilian economy. The Consumer Prices Index (Índice de Preços ao Consumidor), or the IPCA, published by the Instituto Brasileiro de Geografia e Estatística, rose 1.23% in the first three months of 2009, reaching the target fixed by the National Monetary Council. This index had presented variations of 5.9% in 2008, 4.5% in 2007, 3.1% in 2006, 5.7% in 2005 and 7.6% in 2004.

Brazilian monetary policy will continue to use the IPCA as an inflation targeting system. The inflation target for the full year 2009 is 4.5% and if inflation increases beyond this target, basic interest rates may rise, causing direct effects on the cost of debt and indirect effects on the demand for telecommunication goods and services.

Fluctuations in the real/U.S. dollar exchange rate may adversely affect the Companies’ ability to pay U.S. dollar-denominated or U.S. dollar-linked obligations and could lower the market value of Vivo’s and TCP’s preferred shares and ADSs and TC’s preferred shares.

The Brazilian currency has experienced fluctuations against the U.S. dollar. The real was devalued against the U.S. dollar by 18.7% in 2001 and 52.3% in 2002. Over the next few years, in contrast, the real began appreciating against the U.S. dollar, increasing 22.3%, 8.8%, 11.8%, 8.7% and 17.2% in 2003, 2004, 2005, 2006 and 2007, respectively. However, the real depreciated against the U.S. dollar by 31.9% in 2008. In the first three month period of 2009, the real began appreciating against the U.S. dollar, increasing 0.72%. See “Part Two: Summary—Exchange Rates” for more information on exchange rates.

Political, economic and social developments, and the perception of risk in other countries, especially emerging market countries, may adversely affect the Brazilian economy, the Companies’ business, and the market price of Brazilian securities, including Vivo’s and TCP’s common shares, preferred shares and ADSs and TC’s common and preferred shares.

The market for securities issued by Brazilian companies may be influenced, in varying degrees, by economic and international market conditions, especially by those in Latin American and other emerging markets. The reaction of investors to developments in other countries may have an adverse impact on the market value of securities of Brazilian companies. Crises in other emerging countries or the economic policies of other countries, in particular those of the United States, may reduce investor demand for securities of Brazilian companies, including Vivo’s and TCP’s common shares, preferred shares and ADSs and TC’s common and preferred shares. Any of the foregoing developments may adversely affect the market value of Vivo’s and TCP’s common shares, preferred shares and ADSs and TC’s common and preferred shares, and hinder Vivo’s and TCP’s ability to access the capital markets and finance their operations in the future on acceptable terms and costs, or at all.

Exchange controls and restrictions on remittances abroad may adversely affect holders of Vivo’s and TCP’s preferred shares and ADSs and TC’s preferred shares.

Brazilian law allows that, whenever there is a significant imbalance in Brazil’s balance of payments or a significant possibility that such imbalance will exist, the Brazilian government may impose temporary restrictions on capital outflows. Such restrictions could hinder or prevent the holders of the Companies’ preferred shares or the depositary for Vivo’s and TCP’s ADSs from remitting dividends abroad. The Brazilian government imposed restrictions on capital outflows for a six-month period at the end of 1989. If similar restrictions are introduced in the future, they would likely have an adverse effect on the market price of Vivo’s and TCP’s preferred shares and ADSs and TC’s preferred shares.

Increases in interest rates may have a material adverse effect on the Companies’ business.

The Central Bank’s Monetary Policy Committee (Comitê de Política Monetária do Banco Central—COPOM), establishes the basic interest rate target for the Brazilian financial system by reference to the level of economic growth of the Brazilian economy, the level of inflation and other economic indicators. As of December 31, 2004, 2005, 2006, 2007, 2008 first three month period of 2009, the basic interest rate was 17.8%, 18.0%, 13.3%, 11.3%, 13.8%, and 11.3%, respectively. In April 2009, the COPOM decreased the basic interest rate to 10.25%. Increases in interest rates may have a material adverse effect on the Companies.

PART FOUR—INFORMATION ON THE VIVO COMPANIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vivo

You should read the following discussion in conjunction with our consolidated financial statements and accompanying notes in this prospectus/information statement. As a result of a change in Brazilian law with respect to financial reporting (Law 11,638), certain changes in accounting criteria became effective for fiscal year 2008. Pursuant to a CVM resolution, we elected to apply these changes in accounting criteria retroactively to our financial statements with an effective date as of January 1, 2007. As a result, certain adjustments have been made to our 2007 financial statements to make them comparable to our 2008 financial statements. We have elected not to restate our financial statements for fiscal years prior to 2007. Please see Note 2 to our 2008 financial statements contained in this prospectus/information statement for a qualitative and quantitative analysis of the changes resulting from the new accounting criteria. Additionally, Vivo’s audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 included in this prospectus/information statement have been adjusted to reflect the retrospective application of provisions of the Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.”

Overview

Our results of operations are principally affected by the following key factors.

Brazilian Political and Economic Environment

The Brazilian economy has experienced moderate growth during the last five years. According to the IBGE (Instituto Brasileiro de Geografia e Estatística), which uses a new methodology for national accounting, Brazil’s GDP expanded 5.7% in 2004, 3.2% in 2005, 4.0% in 2006, 5.7% in 2007, and 5.1% in 2008.

Consumer prices, as measured by the Consumer Price Index, or the IPCA, published by the IBGE, registered an increase of 5.9% in 2008. Accordingly, growth in consumer prices was above the inflation target of 4.5% established by the Central Bank, but below the maximum target threshold of 6.5%. In 2006 and 2007, the increase had been of 3.1% and 4.5%, respectively. Inflation, as measured by the General Price Index, or the IGP-DI, calculated by the Fundação Getúlio Vargas, which includes wholesale retail and home-building prices, increased 9.1% in 2008, compared to 7.9% in 2007 and 3.8% in 2006.

As a result of this increasing inflation, the Central Bank raised interest rates beginning in the second quarter of 2008, and consequently, the Selic rate—the Central Bank’s overnight lending rate—increased during the course of 2008 from 11.25% to 13.75%.

Brazil ended the year of 2008 with a trade balance surplus of US$24.8 billion, compared to US$40 billion in 2007. Exports increased by 17% to US$197.9 billion, while imports increased by 43.5% to US$173.1 billion. Financial inflows into the country increased significantly, with foreign direct investments of US$45.1 billion, compared to US$34.6 billion in 2007. The good performance of external accounts allowed international reserves to increase by US$26.5 billion to a record level of US$206.8 billion.

Public finance corresponded to the target of 4.1% of GDP for primary surplus. Net public debt, as a proportion of GDP, decreased in 2008 to 35.8% from 42.0% in 2007. In contrast to prior years, the depreciation of the national currency in 2008 did not generate greater public debt. This was due, in part, to a higher level of international reserves accumulated by the country as compared to the public debt, together with Brazil’s becoming an international creditor rather than a debtor. As a result, Brazil’s sovereign debt received an investment grade rating from Standard & Poor’s and Fitch in March and April of 2008.

Despite the favorable ratings, the lack of liquidity in international credit markets and a higher level of risk aversion in the investment community led to an increase in country risk in 2008, as compared to 2007. The

JP Morgan Emerging Markets Bond Index Plus (EMBI + Brazil), which tracks total returns for traded external debt instruments in the emerging markets, increased during the second half of 2008, reaching a 479 basis points in December, the highest level since September 2004.

As a result, the real depreciated against the U.S. dollar by 31.9% in 2008. During 2007, however, the Brazilian real continued its path of appreciation observed since 2004 primarily due to the decrease in country risk that year. The exchange rate was R$1.77 to US$1.00 as of December 31, 2007, compared to R$2.14 to US$1.00, as of December 31, 2006 and R$2.34 to US$1.00, as of December 31, 2005. The appreciation of the real in this context is also related to the devaluation of the U.S. dollar against other currencies.

Our business is directly affected by trends in the global economy and the Brazilian economy. If the Brazilian economy enters a period of continued recession, then demand for telecommunications services is likely to decline. Similarly, depreciation of the Brazilian real against the U.S. dollar could reduce the purchasing power of Brazilian consumers and negatively affect the ability of our customers to pay for our telecommunications services.

Inflation

The table below shows the Brazilian general price inflation (according to the IGP-DI and the IPCA) for the years ended December 31, 2004 through 2008:

	Inflation Rate (%) as Measured by IGP-DI (1)	Inflation Rate (%) as Measured by IPCA (2)
December 31, 2008	9.1	5.9
December 31, 2007	7.9	4.5
December 31, 2006	3.8	3.1
December 31, 2005	1.2	5.7
December 31, 2004	12.1	7.6

(1)	Source: IGP-DI, as published by the Fundação Getúlio Vargas.

(2)	Source: IPCA, as published by the Instituto Brasileiro de Geografia e Estatística (IBGE).

Critical Accounting Policies

In preparing our consolidated financial statements, we have relied on estimates and assumptions derived from historical experience and various other factors that we deemed reasonable and relevant. “Critical accounting policies” are those that are important to the portrayal of our financial condition and results and utilize management’s most difficult, subjective or complex judgments, estimates and assumptions. The significant accounting policies that we believe are critical to aid in fully understanding and evaluating our financial position and results of operations reported under Brazilian GAAP are described in Note 3 to Vivo’s 2008 consolidated financial statements contained in this prospectus/information statement. A description of the differences in accounting policies between Brazilian GAAP and U.S. GAAP is included in Notes 39 and 40 to Vivo’s consolidated financial statements. The application of these critical accounting policies often requires judgments made by our management regarding the effects of matters that are inherently uncertain on the carrying value of our assets and liabilities and the results of our operations. Our results of operation and financial condition may differ from those set forth in our consolidated financial statements, if our actual experience differs from management’s assumptions and estimates. The following is a discussion of our critical accounting policies, including some of the variables, assumptions and sensitivities underlying the estimates relating to:

•	goodwill impairment;

•	revenue recognition;

•	depreciation of property, plant and equipment;

•	impairment of long-lived assets;

•	provisions for contingencies;

•	deferred income taxes; and

•	financial instruments.

Goodwill impairment

Under Brazilian GAAP, the amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows. Under U.S. GAAP, pursuant to SFAS No. 142—“Goodwill and Other Intangible Assets”—goodwill is subject to a yearly impairment test. In performing the yearly impairment test, we identify our reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. We then determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, we would be required to perform the second step of the impairment test that involves the determination of the implicit fair value of the goodwill in the reporting unit by performing a hypothetical purchase accounting calculation. If the implicit value of the goodwill exceeds its book value, an impairment is recognized. In October 2006, we completed restructurings resulting in a change in the Vivo’s management structure and operating segments. As a result, Vivo had one reportable segment, which represented a reporting unit as of December 31, 2008 and 2007.

A determination of the fair value and the undiscounted future operating cash flows of our cellular business requires management to make certain assumptions and estimates with respect to projected cash inflows and outflows related to future revenues and expenditures and expenses. These assumptions and estimates can be influenced by different external and internal factors, such as economic tendencies, industry trends, and interest rates, changes in our business strategies and changes in the type of services we offer to the market. The use of different assumptions and estimates could significantly change our financial statements. If assumptions and estimates about the expected future net cash flows change in the future, we may have to recognize impairment charges on goodwill, which would decrease our results of operations and shareholders’ equity.

Revenue recognition

Under Brazilian GAAP and U.S. GAAP, we recognize revenues as the services are provided. Under Brazilian GAAP, sales of wireless devices to dealers are recognized when the respective wireless device is activated by the end user. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Under U.S. GAAP, revenue from sales of wireless devices along with the related cost of the wireless devices are deferred and amortized over their estimated useful life. The excess of the cost over the amount of deferred revenue is recognized on the date of sale. Under U.S. GAAP, pursuant to EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables,” the subsidiaries account separately for free minutes given in connection with the sale of handsets. Therefore, from January 1, 2004, we began to segregate free minutes given in connection with sales of wireless devices and recharges on prepaid phone plans. These minutes are recognized as used based on their respective estimated fair values.

We consider revenue recognition to be a critical accounting policy, because of the uncertainties caused by different factors such as the complex information technology required, high volume of transactions, fraud and piracy, accounting regulations, management’s determination of collectability, uncertainties regarding our right to receive certain revenues (mainly revenues for usage of our network) and the estimation of fair value for certain transactions. Significant changes in these factors could cause us to fail to recognize revenues or to recognize revenues that we may not be able to realize in the future, despite our internal controls and procedures.

Depreciation and amortization

Depreciation on property, plant and equipment and amortization of certain intangible assets are calculated on a straight-line method over the estimated useful lives of the underlying assets, which consider historical information available to us, as well as known industry trends. Determination of estimated useful lives of property, plant and equipment involves significant judgment and includes considerations of, among other issues, our expected usage of the asset and technical improvements that might require us to replace certain assets before the end of their estimated useful lives. A change in the estimate may cause us to accelerate depreciation and amortization or may require an impairment of the asset.

Impairment of long-lived assets

Under Brazilian GAAP, an impairment is recognized on long-lived assets such as property, plant and equipment and concession intangibles if the expected net cash flows generated by the respective asset are not sufficient to cover its book value. Under U.S. GAAP, in accordance with SFAS No. 144, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

A determination of the fair value of an asset requires management to make certain assumptions and estimates with respect to projected cash inflows and outflows related to future revenues and expenses. These assumptions and estimates can be influenced by different external and internal factors, such as economic tendencies, industry trends, interest rates and changes in the marketplace. A change in the assumptions and estimates that we use could change our estimate of the expected future net cash flows and lead to the recognition of an impairment charge on our property, plant and equipment or concession intangibles, which would decrease our results of operations and shareholders’ equity.

Provision for contingencies

We are subject to proceedings, lawsuits and other claims related to tax, labor and civil matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue, based on legal advice. The required reserves may change in the future due to new developments in each matter or changes in our approach in dealing with these matters, such as a change in settlement strategy. Future possible changes in the recorded reserve amounts would impact our results of operations in the period that such changes are recorded.

Deferred income taxes

We compute and pay income taxes based on results of operations under Brazilian GAAP. Under Brazilian GAAP and U.S. GAAP, we recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review the deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that the deferred tax assets will not be realized, based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. When performing such reviews, we are required to make significant estimates and assumptions about future taxable income. In order to determine future taxable income, we need to estimate future taxable revenues and deductible expenses, which are subject to different external and internal factors such as economic tendencies, industry trends, interest rates, changes in our business strategies and changes in the type of services we offer to the market. The use of different assumptions and estimates could significantly change our financial statements. A change in assumptions and estimates with respect to our expected future taxable income could result in the recognition of a valuation allowance on deferred income tax assets, which would decrease our results of operations and shareholders’ equity. If we operate at a loss or are unable to generate sufficient future taxable income, if there is a material change in the actual effective tax rates, if the time period within which the underlying temporary differences become taxable or deductible, or there if is any change in our future projections, we could be required to establish a valuation allowance against all or a significant portion of our deferred tax assets resulting in a substantial increase of our effective tax rate and a material adverse impact on our operating results.

Financial instruments

With respect to financial instruments, we must make assumptions as to future foreign currency exchange and interest rates. For a discussion of the possible impact of fluctuations in the foreign currency exchange and interest rates on our principal financial instruments and positions, see “Item 11—Quantitative and Qualitative Disclosures About Market Risk” in Vivo’s Annual Report.

A. Operating Results

Merger of the Vivo Companies

In February 2006, shareholders of the Vivo companies approved their consolidation with one another through a Brazilian law procedure, or the Merger. Under the Merger, the Vivo Companies consolidated with one another so that TCO became a wholly owned subsidiary of Vivo pursuant to a merger of shares (incorporação de ações) of TCO and a merger of companies (incorporação de empresas) of TLE, TSD and Celular CRT with and into Vivo, with Vivo as the surviving company. Holders of common shares, preferred shares or (where applicable) ADSs of TCO, TLE, TSD and Celular CRT received common shares, preferred shares or ADSs, respectively, of Vivo upon approval of the Merger by the requisite percentage of the voting shareholders of Vivo, and of TCO, TLE, TSD and Celular CRT, as applicable. Upon the completion of the Merger, Telesp Celular Participações S.A. was renamed Vivo and has become the holding company of TCO and of the subsidiaries TLE, TSD and Celular CRT.

Pursuant to the Merger, Brasilcel and its subsidiaries hold, directly and indirectly, 89.6% of Vivo’s common shares. Under the Protocol of Merger of Shares and Merger of Companies and Instrument of Justification agreements which govern the Merger, we underwent a capital increase in the amount of R$2,631,136,636 as a result of the Merger, from R$6,670,152,498 to R$9,301,289,134. The agreements also provided that Celular CRT’s preferred shares held in treasury be transferred to Telesp Celular Participações S.A. in connection with the Merger.

At a Vivo Shareholders Meeting held on February 22, 2006, Vivo reduced its capital in the amount of R$3,147,782,181, from R$6,670,152,498 to R$3,522,370,316, as approved by management and the shareholders and in accordance with Brazilian law, which permits reductions in capital up to the amount of accumulated losses, allowing a more accurate valuation of the company and the possibility for eventual future distributions of dividends. The total capital of Vivo is R$6,153,506,952, owing to an increase in the amount of R$2,631,136,636 as a result of the Merger. For more information on the Merger, see the Protocol of Merger of Shares and Merger of Companies and Instrument of Justification among Telesp Celular Participações S.A. and TCO, TSD, TLE and Celular CRT dated December 4, 2005.

Under Brazilian GAAP, the Merger was recorded as from January 1, 2006. Since we were under common control with TSD, TLE and CRT since 2002, the financial information presented in this section combines the results of our operations with those of TSD, TLE and CRT for periods prior to January 1, 2006.

The Extraordinary Shareholders Meeting held on October 31, 2006 approved the Merger between the fully owned subsidiary GT with Vivo’s other fully owned subsidiaries, including Telergipe, Telebahia, Telerj, Telest, Celular CRT, TC and TCO, as well as TCO’s subsidiaries, Telegoiás, Telemat, Telems, Teleron, Teleacre, and NBT.

The objective of the corporate restructuring was to simplify the corporate and operational structure by unifying the general business administration of the operations. Operations were concentrated in a single operating company controlled by Vivo, to take full advantage of the synergies between the companies involved, increase Vivo shareholder value and continue the process approved in the Extraordinary Shareholders Meeting held on February 22, 2006. Upon completion of the corporate restructuring, the name GT was changed to Vivo S.A.

Acquisition of Telpart, TCP and Tele Norte.

On August 2, 2007, Vivo signed a stock purchase agreement with Telpart to acquire control of TCP and Tele Norte Participações and 22.72% and 19.34%, respectively, of their total capital for an aggregate amount of R$1.2 billion, subject to certain price adjustments. On April 3, 2008, Vivo announced that (i) all conditions precedent to the acquisition of TCP were fulfilled, (ii) Vivo had paid the purchase price in the total amount of R$1.23 billion, including R$70.51 million in connection with the acquisition of subscription rights, and (iii) Vivo had acquired, as of that date, the direct control of TCP. Later on, Vivo launched, through a subsidiary, tender offers for common and preferred shares of TCP and TC. After the acquisition from Telpart, the completion of the tender offers and a corporate reorganization, Vivo became, as of December 19, 2008, a holder of 96.994% of the common shares and 36.990% of the preferred shares in TCP and an indirect interest of 95.258% of the common shares and 36.054% of the preferred shares in TCP. See “Item 4.A.—Information on the Company—Our History and Development—Acquisition of Telpart, TCP and Tele Norte” in Vivo’s Annual Report.

On December 20, 2007, Vivo signed a stock purchase agreement with Telemar for the sale of all the shares of Tele Norte that it was acquiring from Telpart under the terms of the stock purchase agreement dated August 2, 2007. This additional stock purchase agreement was signed to facilitate Vivo’s acquisition of the shares of TCP from Telpart. On April 3, 2008, Vivo transferred to Telemar all the shares of Tele Norte that it acquired from Telpart. See “Item 4.A.—Information on the Company—Our History and Development—Acquisition of Telpart, TCP and Tele Norte” in Vivo’s Annual Report.

Proposed Corporate Restructuring and Deregistration of TCP and TC

On March 23, 2009, in compliance with and for the purpose of Instructions CVM Nr. 319/99 and 358/02, the Board of Directors of Vivo, TCP, and TC unanimously approved to submit to the shareholders of all three companies the proposal for the Restructuring arising from the merger of the shares of TC into TCP and of TCP into Vivo, with the objective of making TC into a wholly-owned subsidiary of TCP and making TCP into a wholly-owned subsidiary of Vivo. See “Item 4.A.—Information on the Company—Our History and Development” of Vivo’s Annual Report.

Vivo’s Unaudited Consolidated Results of Operations for the Three Months Ended March 31, 2009 and 2008

The following table sets forth certain components of our results for the periods presented.

Statement of Operations (consolidated) under Brazilian GAAP

	Three month periods ended March 31,		Percent change %
	2009	2008
	(in millions of reais)
Net operating revenue	4,020.1	3,332.0	20.7
Cost of services and goods	(2,277.5)	(1,747.2)	30.4
Gross profit	1,742.6	1,584.8	10.0
Operating expenses:
Selling	(989.0)	(878.6)	12.6
General and administrative	(349.0)	(288.4)	21.0
Other operating expenses, net	(5.6)	(121.0)	(95.4)
Total operating expenses	(1,343.6)	(1,288.0)	4.3
Operating income before financial expense, net	399.0	296.8	34.4
Net financial expenses	(149.1)	(57.2)	160.7
Net income before income and social contribution taxes and minority interests	249.9	239.6	4.3
Income and social contribution taxes	(113.8)	(142.0)	(19.9)
Minority interests	(12.6)	—	—

Net Income	123.5	97.6	26.5

Operating Revenues

Our operating revenues consist of the following:

•	usage charges, which include charges for outgoing calls, monthly fee, roaming and similar service;

•	revenues from the sale of wireless devices and accessories;

•	interconnection charges (or network usage charges), which are amounts we charge other cellular and fixed-line or long-distance service providers for the use of our network; and

•	other charges, including charges for the text messaging services (SMS), WAP, downloads, call forwarding, call waiting, voicemail, and call blocking.

The composition of operating revenues by category of service is presented in our consolidated financial statements and discussed below. We do not present operating revenues on a net basis (i.e., after deduction of taxes) by category of service.

The following table sets forth the components of our net operating revenues for the periods presented.

	Three months period ended March 31,		Percent change %
	2009	2008
	(in millions of reais)
Usage, additional call and monthly fee	2,583.1	2,098.1	23.1
Interconnection charges	1,584.1	1,366.6	15.9
Sales of wireless devices and accessories	738.4	654.4	12.8
Other	688.4	488.2	41.0
Gross operating revenue	5,594.0	4,607.3	21.4
Value-added and other indirect taxes	(1,132.8)	(916.9)	23.5
Discounts granted and return of goods	(441.1)	(358.4)	23.1

Net operating revenues	4,020.1	3,332.0	20.7

The following table sets forth the impact on net operating revenues of consolidating TCP for the months of January through March 2009.

Period from January 31 to March 31, 2009
(in millions of reais)
Usage, additional call and monthly fee	299.2
Interconnection charges	165.4
Sales of wireless devices and accessories	38.4
Other	65.3
Gross operating revenue	568.3
Value-added and other indirect taxes	(99.2)
Discounts granted and return of goods	(69.9)

Net operating revenues	399.2

Net operating revenues increased by 20.7% to R$4,020.1 million in March 2009 from R$3,332.0 million in March 2008. The increase in March 2009 reflects the consolidation of R$399.2 million of net operating revenues attributable to TCP for the months of January through March 2009. Vivo’s (excluding TCP) net operating revenues increased 8.7% to R$3,620.9 million in March 2009, from R$3,332.0 million in March 2008, primarily due to an increase in revenues from additional call charges and monthly fee, interconnection charges and sales of wireless devices and accessories.

Usage, additional call and monthly fee. Revenues from usage charges increased by 23.1% to R$2,583.1 million in March 2009, from R$2,098.1 million in March 2008. The increase in 2009 reflects the consolidation of R$299.2 million of usage, additional call and monthly fee attributable to TCP for the months of January through March 2009. Vivo’s (excluding TCP) usage charges increased 8.9% to R$2,283.9 million in March 2009, from R$2,098.1 million in March 2008. The growth in usage charges in March 2009 was mainly due to an increase of 19.3% in our customer base to 40,963 million, excluding the customer base of TCP.

Interconnection charges. Revenues from interconnection charges increased by 15.9% to R$1,584.1 million in March 2009, from R$1,366.6 million in March 2008. The increase in 2009 reflects the consolidation of R$165.4 million of interconnection charges attributable to TCP for the months of January through March 2009. Vivo’s (excluding TCP) interconnection charges increased 3.8% to R$1,418.7 million in March 2009, from R$1,366.6 million in March 2008. The increase in interconnection charges in 2009 was principally due to an increase in mobile to mobile calls, concurrent with the growth in the number of terminals in use and the static number of fixed-line telephones.

Sales of wireless devices and accessories. Revenues from sales of wireless devices and accessories increased by 12.8% to R$738.4 million in March 2009 from R$654.4 million in March 2008. The increase in 2009 reflects the consolidation of R$38.4 million attributable to TCP for the months of January through March 2009. Vivo’s (excluding TCP) sales of wireless devices and accessories increased 7.0% to R$700.0 in March 2009, from R$654.4 million in March 2008. The increase in 2009 was principally due to the foreign exchange devaluation between the periods and to the launching of the operations in the Northeast region, which was offset by an increased activity of sales of Sim Cards and wireless handsets with GSM technology which have a lower average retail price.

Revenues from sales of wireless devices and accessories are reported before commissions and promotional discounts, and include value-added taxes. In general, the purpose of wireless device sales is to encourage growth in customers and traffic (and not necessarily to generate profits). Accordingly, we subsidize part of the costs of wireless devices. The subsidy strategy resulted in a gross loss (calculated as the difference of net operating revenues from sales minus the cost of goods sold) for Vivo of R$241.5 million (excluding TCP) in March 2009 and R$192.8 million in March 2008.

Other. Revenues from other services increased 41.0% to R$688.4 million in March 2009 from R$488.2 million in March 2008. The increase was principally due to an increase in our customer base and an increase in the use of data-related services by our customers, including text message services, or SMS, wireless Internet services and other value-added services. The consolidation of revenues from other services of TCP for the months of January through March 2008 had a positive impact of R$65.3 million.

Value-added and other indirect taxes. Value-added and other indirect taxes increased 23.5% to R$1,132.8 million in March 2009 from R$916.9 million in March 2008. The increase in 2009 (excluding TCP) was mainly due to an increase in gross operating revenue, particularly in revenue from usage charges. The consolidation of value-added and other indirect taxes of TCP for the months of January through March 2009 had a positive impact of R$99.2 million The effective rate of taxes on gross operating revenues varies depending on the composition of our revenues, since the interconnection charges are not subject to ICMS. Accordingly, value-added taxes and other indirect taxes corresponded to 20.3% (20.6% excluding TCP) and 19.9% of our gross operating revenues in March 2009 and March 2008, respectively.

Discounts and return of goods sold. Discounts and returns increased by 23.1% in March 2009 to R$441.1 million, from R$358.4 million in March 2008. Discounts and returns corresponded to 7.9% (7.4% excluding TCP) and 7.8% of our gross operating revenues in March 2009 and March 2008, respectively. The increase in 2009 reflects the consolidation of R$69.9 million attributable to TCP for the months of January through March 2009. Vivo’s (excluding TCP) discounts and return of goods sold increased 3.6% to R$371.2 million in March 2009, from R$358.4 million in March 2008 was mainly due to the increase in discounts on wireless devices as a result of the increase in the base of customers, which was offset by an increase in sales of wireless handsets with GSM technology which have a lower average cost.

Cost of Services and Goods

The following table sets forth the components of our costs of services and goods sold for periods ended March 2009 and 2008, as well as the percentage change from the previous periods.

	Three month periods ended March 31,		Percent change %
	2009	2008
	(in millions of reais)
Cost of goods sold	(613.1)	(502.2)	22.1
Depreciation and amortization	(556.6)	(380.5)	46.3
Supplies, outside services other	(133.4)	(125.7)	6.1
Interconnection charges	(533.6)	(449.7)	18.7
Rent, insurance, condominium fees, and leased lines	(172.0)	(102.3)	68.1
Personnel	(36.8)	(24.1)	52.7
Taxes	(232.0)	(162.7)	42.6

Cost of services and goods	(2,277.5)	(1,747.2)	30.3

The following table sets forth the impact on costs of services and goods of consolidating TCP for the months of January through March 2009.

Period from January 31 to March 31, 2009
(in millions of reais)
Cost of goods sold	(54.1)
Depreciation and amortization	(56.5)
Supplies, outside services other	(14.3)
Interconnection charges	(78.5)
Rent, insurance, condominium fees, and leased lines	(28.0)
Personnel	(5.2)
Taxes	(25.5)

Cost of services and goods	(262.1)

Cost of services and goods increased by 30.3% in March 2009 to R$2,277.5 million, from R$1,747.2 million in March 2008. The increase in 2009 reflects the consolidation of R$262.1 million of cost of services and goods attributable to TCP for the months of January through March 2009. Vivo’s (excluding TCP) cost of services and goods increased 15.4% to R$2,015.4 million in March 2009, from R$1,747.2 million in March 2008 was mainly due to an increase in depreciation and amortization costs, cost of goods sold and taxes. Gross margin (gross profit as a percent of net operating revenues) corresponded to 43.3% (44.3% excluding TCP) and 47.6% in March 2009 and March 2008, respectively.

Cost of goods sold. Cost of wireless devices and accessories increased 22.1% to R$613.1 million in March 2009, from R$502.2 million in March 2008. The increase in 2009 reflects the consolidation of R$54.1 million of cost of goods sold attributable to TCP for the months of January through March 2009. Vivo’s (excluding TCP) cost of goods sold increased 11.3% to R$559.0 in March 2009, from R$502.2 million in March 2008. The increase in 2009 was mainly due to the increase of the base customers who purchased handheld devices with GSM technology, which have a lower average cost, but which have sold in generally higher volumes.

Depreciation and amortization. Depreciation and amortization expenses increased 46.3% to R$556.6 million in March 2009, from R$380.5 million in March 2008. In 2009, the consolidation of depreciation and amortization expenses of TCP for the months of January through March 2009 had a negative impact of R$56.5 million. The increase in 2009 (excluding TCP) was mainly due to the accelerated depreciation of CDMA technologies and to the digital ERBs, investments made in the period and in addition to the amortization of the goodwill as a result of the acquisition of TCP.

Supplies, outside services and other. Cost of materials and third-party services increased 6.1% to R$133.4 million in March 2009, from R$125.7 million in March 2008. The increase in 2009 reflects the consolidation of R$14.3 million attributable to TCP for the months of January through March 2009. Vivo’s (excluding TCP) supplies, outside services and other decreased 5.3% to R$119.1 million in March 2009, from R$125.7 million in March 2008. The decrease in 2009 was mainly due to a decreased in the third-party services, mainly in plant maintenance.

Interconnection charges. Interconnection charges increased 18.7% to R$533.6 million in March 2009, from R$449.7 million in March 2008. The increase in 2009 reflects the consolidation of R$78.5 million of interconnection charges attributable to TCP for the months of January through March 2009. Vivo’s (excluding TCP) interconnection charges increased 1.2% to R$455.1 in March 2009, from R$449.7 million in March 2008. The increase in 2009 is due to an increase in our customer base and in outgoing call traffic.

Rent, insurance, condominium fees, and leased lines. Rent, insurance, condominium fees, and leased lines expenses increased 68.1% to R$172.0 million in March 2009, from R$102.3 million in March 2008. The increase in 2009 reflects the consolidation of R$28.0 million attributable to TCP for the months of January through March 2009. The increase in 2009 (excluding TCP) was mainly due to an increase in lease payments for shared retail space and in the utilization of the circuits.

Personnel. Personnel expenses increased 52.7% to R$36.8 million in March 2009, from R$24.1 million in March 2008. The increase in 2009 reflects the consolidation of R$5.2 million attributable to TCP for the months of January through March 2009. Vivo’s (excluding TCP) personnel expenses increased 31.1% to R$31.6 million in March 2009, from R$24.1 million in March 2008, mainly due to an increase in salaries under the terms of our collective bargaining agreement, which we renegotiate annually and to training program costs.

Taxes. Taxes increased 42.6% to R$232.0 million in March 2009, from R$162.7 million in arch 2008. In 2009, the increase was primarily attributable to the consolidation of FISTEL and other taxes of TCP for the months of January through March 2009 in the amount of R$25.5 million. The increase in 2009 was mainly due to an increase in FISTEL, due to an increase in the customer base.

Operating Expenses

The following table sets forth the components of our operating expenses for each of the periods ended March 31, 2009 and 2008, as well as the percentage change from the prior year.

	Three months period ended March 31,		Percent change %
	2009	2008
	(in millions of reais)
Selling expenses	(989.0)	(878.6)	12.6
General and administrative expenses	(349.0)	(288.4)	21.0
Other net operating expenses	(5.6)	(121.0)	(95.4)

Total	(1,343.6)	(1,288.0)	4.3

The following table sets forth the impact on operating expenses of consolidating TCP for the months of January through March 2009.

Period from January 31 to March 31, 2009
(in millions of reais)
Selling expenses	(76.9)
General and administrative expenses	(47.0)
Other net operating revenue (expenses)	11.6

Total	(112.3)

Vivo’s operating expenses increased 4.3% to R$1,343.6 million in March 2009, from R$1,288.0 million in March 2008. The increase in 2009 reflects the consolidation of R$112.3 million of operating expenses attributable to TCP for the months of January through March 2009. Vivo’s (excluding TCP) operating expenses decreased 4.4% to R$1,231.3 million in March 2009, from R$1,288.0 million in March 2008. The decrease in operating expenses in 2009 was principally due to a decrease in other net operating revenues, partially offset by a positive value in selling expenses and general and administrative expenses.

Selling expenses. Selling expenses increased 12.6% to R$989.0 million in March 2009, from R$878.6 million in March 2008. In 2009, the consolidation of selling expenses of TCP for the months of January through March 2009 had a negative impact of R$76.9 million. The increase in 2009 (excluding TCP) was principally due to an increase in third-party costs such as: publicity and advertising, outsourced labor and client care. The increase was partially offset by a reduction in the provision for doubtful accounts and customer retention efforts.

General and administrative expenses. General and administrative expenses increased 21.0% to R$349.0 million in March 2009, from R$288.4 million in March 2008. In 2009, the consolidation of general and administrative expenses of TCP for the months of January through March 2009 had a negative impact of R$47.0 million. The increase in 2009 (excluding TCP) was principally due to an increase in depreciation and amortization, offset partially by a reduction in third-party costs, mainly due to consulting fees.

Other net operating expenses. The net amount of other operating expenses decreased by 95.4% to R$5.6 million in March 2009, from R$121.0 million in March 2008. The decrease in 2009 reflects the consolidation of R$11.6 million of other net operating revenues attributable to TCP for the months of January through March 2009. Vivo’s (excluding TCP) other net operating expenses decreased 85.7% to R$17.2 in March 2009, from R$121.0 million in March 2008. The decrease in 2009 was principally due the reversal of provisions and a reduction in goodwill amortization.

Net Financial Expenses

The following table sets forth certain components of our net financial expenses, as well as the percentage change of each component from the previous periods ended of March 2009 and 2008.

	Three months period ended March 31,		Percent change %
	2009	2008
	(in millions of reais)
Financial income	87.9	75.3	16.7
Exchange gains (losses)	51.2	(124.5)	n.a
Gains (losses) on foreign currency derivative contracts	(105.4)	54.6	n.a
Financial expenses	(182.8)	(62.6)	192.0

Total	(149.1)	(57.2)	160.7

The following table sets forth the impact on operating expenses of consolidating TCP for the months of January through March 2009.

Period from January 31 to March 31, 2009
(in millions of reais)
Financial income	25.6
Exchange gains (losses)	(2.7)
Gains (losses) on foreign currency derivative contracts	0.9
Financial expenses	(3.3)

Total	20.5

Net financial expenses reflect, among other things, the net effect of interest income and expense, and the net effect of exchange rate fluctuation affecting our loans, financings and derivative operations. Our net financial expenses increased 160.7% to R$149.1 million in March 2009, from R$57.2 million in March 2008. The increase in 2009 was principally due to the net debt generated in the acquisition of TCP and recognition of financing charges in connection with our new 3G licenses and the effective interest rate increased to 2.85% in March 2009 from 2.53% in March 2008. In 2009, the consolidation of TCP for the months of January through March 2009 had a positive impact of R$20.6 million.

As of March 31, 2009, all of our foreign exchange indebtedness of approximately R$1,826.4 million was covered by long positions under hedging agreements. Under those derivative agreements, our subsidiaries’ foreign exchange-denominated obligations are swapped for real-denominated obligations bearing interest at rates linked to the Certificado de Depósito Interfinanceiro (Interbank Deposit Certificate), or CDI. This resulted in a gain of R$51.2 million in our foreign currency-denominated debt, which was offset by loss in our currency and interest rate derivatives contracts of R$105.4 million in March 2009.

Income and Social Contribution Taxes Income (Expense)

We recorded expenses from income and social contribution taxes in the amount of R$113.8 million in March 2009, a decrease of 19.9% from an expense of R$142.0 million in March 2008. The increase in 2009 is related to higher net income before income and social contribution taxes compared to 2008.

Minority Interest

The minority interest recorded for the period ended March 31, 2009 was in the amount of $12.6 million and represented the minority interest in TCP. In the period ended March 2008, there was no minority interest recorded for Vivo.

Vivo’s Consolidated Results of Operations for the Years Ended December 31, 2008, 2007 and 2006

The following table sets forth certain components of our results for the periods presented.

Statement of Operations (consolidated) under Brazlian GAAP

	Year ended December 31,			Percent change
	2008	2007	2006	2008-2007	2007-2006
	(in millions of reais)
Net operating revenue	15,469.7	12,492.5	10,936.7	23.8	14.2
Cost of services and goods	(8,141.5)	(6,623.3)	(5,564.2)	22.9	19.0
Gross profit	7,328.2	5,869.2	5,372.5	24.9	9.2
Operating expenses:
Selling	(4,104.4)	(3,532.8)	(3,751.1)	16.2	(5.8)
General and administrative	(1,204.3)	(1,207.2)	(1,099.7)	(0.2)	9.8
Other operating expenses, net	(469.9)	(509.4)	(319.5)	(7.8)	(59.4)
Total operating expenses	(5,778.6)	(5,249.4)	(5,170.3)	10.1	1.5
Operating income before financial expense, net	1,549.6	619.8	202.2	150.0	206.5
Net financial expenses	(637.7)	(462.8)	(748.0)	37.8	(38.1)
Operating income (loss)	911.9	157.0	(545.8)	480.6	(128.8)
Net non-operating expense	—	—	(289.0)	—	—
Net income (loss) before income and social contribution taxes and minority interests	911.9	157.0	(834.8)	480.6	(118.8)
Income and social contribution taxes	(469.5)	(256.8)	859.1	82.8	(129.9)
Minority interests	(52.7)	—	(8.0)	—	—

Net Income (loss)	389.7	(99.8)	16.3	(490.5)	(712.3)

Operating Revenues

Our operating revenues consist of the following:

•	usage charges, which include charges for outgoing calls, monthly fee, roaming and similar service;

•	revenues from the sale of wireless devices and accessories;

•	interconnection charges (or network usage charges), which are amounts we charge other cellular and fixed-line or long-distance service providers for the use of our network; and

•	other charges, including charges for the text messaging services (SMS), WAP, downloads, call forwarding, call waiting, voicemail, and call blocking.

The composition of our operating revenues has been affected by the shift in the composition of customers to prepaid services (which generate usage charges and interconnection charges but do not generate monthly fee, and which have attracted lower income customers to our services), by our strategic focus on profitability and selective customer growth, and also by the change in the recognition of revenues related to prepaid services.

Vivo’s net additions (number of new customers less churn) generated a 14.5% increase in the number of contract customers to 7.1 million in 2008, from 6.2 million in 2007. The 2007 figure represented a 12.7% increase from 5.5 million in 2006. Similarly, net additions generated a 33.8% increase in the number of prepaid customers to 36.4 million in 2008, from 27.2 million in 2007. The 2007 figure represented a 15.7% increase from 23.5 million in 2006.

ANATEL authorizes cellular operators to increase tariffs based upon the prior twelve-month period’s cumulative inflation, measured by the IGP-DI variation from February to January of each year. Accordingly, changes in our revenues from year to year include the effects of tariff increases which were approximately 2.1% in 2008, 2.0% in 2007 and 2.0% in 2006 determined on a weighted average basis.

As of July 6, 2003, cellular telecommunications operators in Brazil were required by the SMP rules to implement long-distance carrier selection codes (códigos de seleção de prestadora, or CSP) used by customers to choose their carrier for domestic long-distance services (VC2 and VC3) and international cellular calls. As a result, Vivo no longer receives direct revenues or incurs costs in connection with VC2 or VC3 or international calls.

Additionally, in accordance with ANATEL’s regulations, “Bill & Keep” rules were adopted for interconnection charges in July 2003. The rules provide that companies under the SMP regime were not required to pay tariffs for the use of the local network of other SMP providers as long as customers use local service (i.e., make calls in the same registration area) and as long as there is a traffic balance between them. However, if traffic from the SMP provider that originates the call to the SMP provider that terminates the call represents more than 55% of the total local traffic between the two providers, the SMP provider who originates the higher traffic through the other provider’s network must pay to such other provider the local usage tariff for the portion of the traffic that exceeds 55%. On July 14, 2006, ANATEL eliminated the rule of the partial “Bill & Keep” in the remuneration of network usage between SMP networks in favor of a full billing method.

The composition of operating revenues by category of service is presented in our consolidated financial statements and discussed below. We do not present operating revenues on a net basis (i.e., after deduction of taxes) by category of service.

The following table sets forth the components of our net operating revenues for the periods presented.

	Year ended December 31,			Percent change
	2008	2007	2006	2008-2007	2007-2006
	(in millions of reais)
Usage, additional call and monthly fee	10,014.0	8,000.8	7,319.8	25.2	9.3
Interconnection charges	6,140.3	5,109.3	4,338.1	20.2	17.8
Sales of wireless devices and accessories	3,258.1	3,105.7	2,742.6	4.9	13.2
Other	2,293.9	1,428.5	1,054.2	60.6	35.5
Gross operating revenue	21,706.3	17,644.3	15,454.7	23.0	14.2
Value-added and other indirect taxes	(4,295.5)	(3,385.9)	(3,094.1)	26.9	9.4
Discounts granted and return of goods	(1,941.1)	(1,765.9)	(1,423.9)	9.9	24.0

Net operating revenues	15,469.7	12,492.5	10,936.7	23.8	14.2

The following table sets forth the impact on net operating revenues of consolidating TCP for the months of April through December 2008.

Period from April 31 to December 31, 2008
(in millions of reais)
Usage, additional call and monthly fee	986.3
Interconnection charges	519.4
Sales of wireless devices and accessories	156.4
Other	177.2
Gross operating revenue	1,839.3
Value-added and other indirect taxes	(292.5)
Discounts granted and return of goods	(324.5)

Net operating revenues	1,222.3

Net operating revenues increased by 23.8% to R$15,469.7 in 2008 and from R$12,492.5 million in 2007, which in turn represented a 14.2% increase from R$10,936.7 million in 2006. The increase in 2008 reflects the consolidation of R$1,222.3 million of net operating revenues attributable to TCP for the months of April through December 2008. Vivo’s (excluding TCP) net operating revenues increased 14.0% to R$14,247.4 million in 2008, from R$12,492.5 million in 2007, primarily due to an increase in revenues from additional call charges and monthly fee and interconnection charges. The growth in 2007 reflects mainly an increase in revenues from additional call charges and monthly fee, and sales of wireless devices and accessories.

Usage, additional call and monthly fee. Revenues from usage charges increased by 25.2% to R$10,014.0 million in 2008, from R$8,000.8 million in 2007, which in turn represented a 9.3% increase from R$7,319.8 million in 2006. The increase in 2008 reflects the consolidation of R$986.3 million of usage, additional call and monthly fee attributable to TCP for the months of April through December 2008. Vivo’s (excluding TCP) usage charges increased 12.8% to R$9,027.7 million in 2008, from R$8,000.8 million in 2007. The growth in usage charges in 2008 was mainly due to an increase of 34.2% in our customer base to 44,945 million. The growth in usage charges in 2007 was mainly due to an increase of 15.1% in our customer base to 33.5 million.

Interconnection charges. Revenues from interconnection charges increased by 20.2% to R$6,140,3 million in 2008, from R$5,109.3 million in 2007, which in turn represented a 17.8% increase from R$4,338.1 million in 2006. The increase in 2008 reflects the consolidation of R$519.4 million of interconnection charges attributable to TCP for the months of April through December 2008. Vivo’s (excluding TCP) interconnection charges increased 10.0% to R$5,620.9 million in 2008, from R$5,109.3 million in 2007. The increase in interconnection charges in 2008 was principally due to an increase in mobile to mobile calls, concurrent with the growth in the number of terminals in use and the static number of fixed-line telephones. The increase in interconnection charges in 2007 was principally due to the end of the partial “Bill & Keep” rule in July 2006. The effect of the partial “Bill & Keep” system under ANATEL’s Personal Mobile Service (Serviço Móvel Pessoal, or SMP) regime is described in “Item 3—Key Information” in Vivo’s Annual Report.

Sales of wireless devices and accessories. Revenues from sales of wireless devices and accessories increased by 4.9% to R$3,258.1 million in 2008 from R$3,105.7 million in 2007, which in turn represented a 13.2% increase from R$2,742.6 million in 2006. The increase in 2008 reflects the consolidation of R$156.4 million attributable to TCP for the months of April through December 2008. Vivo’s (excluding TCP) sales of wireless devices and accessories decreased 0.1 % to R$3,101.7 in 2008, from R$3,105.7 million in 2007. The decrease in 2008, in spite of a higher volume of sales was due to disproportionately higher sales of wireless handsets with GSM technology which have a lower average retail price. The increase in 2007 was mainly due to the increase in our customer base, described above, which resulted in part from promotional campaigns to acquire new customers and the launch of GSM technology.

Revenues from sales of wireless devices and accessories are reported before commissions and promotional discounts, and include value-added taxes. In general, the purpose of wireless device sales is to encourage growth in customers and traffic (and not necessarily to generate profits). Accordingly, we subsidize part of the costs of wireless devices. The subsidy strategy resulted in a gross loss (calculated as the difference of net operating revenues from sales minus the cost of goods sold) for Vivo of R$753.3 million (excluding TCP), R$693.6 million and R$521.8 million in 2008, 2007 and 2006, respectively.

Other. Revenues from other services increased 60.6% to R$2,293.9 million in 2008 from R$1,428.5 million in 2007, which in turn represented a 35.5% increase from R$1,054.2 million in 2006. The increase was principally due to an increase in our customer base and an increase in the use of data-related services by our customers, including text message services, or SMS, wireless Internet services and other value-added services. The consolidation of revenues from other services of TCP for the months of April through December 2008 had a positive impact of R$177.2 million.

Value-added and other indirect taxes. Value-added and other indirect taxes increased 26.9% to R$4,295.5 million in 2008 from R$3,385.9 million in 2007, which in turn represented a 9.4% increase from R$3,094.1 million in 2006. The increase in 2008 (excluding TCP) was mainly due to an increase in gross operating revenue. The increase in 2007 was principally due to an increase in gross operating revenue, particularly in revenue from usage charges, interconnection and sales of wireless devices and accessories. The consolidation of value-added and other indirect taxes of TCP for the months of April through December 2008 had a positive impact of R$292.5 million The effective rate of taxes on gross operating revenues varies depending on the composition of our revenues, since the interconnection charges are not subject to ICMS. Accordingly, value-added taxes and other indirect taxes corresponded to 19.8% (20.1% excluding TCP), 19.2% and 20.0% of our gross operating revenues in 2008, 2007 and 2006, respectively.

Discounts and return of goods sold. Discounts and returns increased by 9.9% in 2008 to R$1,941.1 million, from R$1,765.9 million in 2007, which in turn represented a 24.0% increase from R$1,423.9 million in 2006. Discounts and returns corresponded to 8.9% (8.1% excluding TCP), 10.0% and 9.2% of our gross operating revenues in 2008, 2007 and 2006, respectively. The increase in 2008 reflects the consolidation of R$324.5 million attributable to TCP for the months of April through December 2008. Vivo’s (excluding TCP) discounts and return of goods sold decreased 8.5% to R$1,616.6 million in 2008, from R$1,765.9 million in 2007 was mainly due to the decrease in discounts on wireless devices as a result of the increase in the base of customers who purchase wireless devices with GSM technology, which have a lower average cost. The increase in 2007 was principally due to increases in discounts on wireless devices and accessories in response to aggressive competition from other providers.

Cost of Services and Goods

The following table sets forth the components of our costs of services and goods sold for 2008, 2007 and 2006, as well as the percentage change from the previous year.

	Year ended December 31,			Percent change
	2008	2007	2006	2008-2007	2007-2006
	(in millions of reais)
Cost of goods sold	(2,441.9)	(2,096.8)	(1,898.3)	16.5	10.5
Depreciation and amortization	(1,669.5)	(1,378.9)	(1,327.5)	21.1	3.9
Supplies, outside services other	(551.3)	(491.6)	(517.9)	12.1	(5.1)
Interconnection charges	(2,146.7)	(1,618.2)	(785.0)	32.7	106.1
Rent, insurance, condominium fees, and leased lines	(555.8)	(436.1)	(429.3)	27.4	1.6
Personnel	(120.1)	(102.9)	(88.7)	16.7	16.0
Taxes	(656.2)	(498.8)	(517.5)	31.6	(3.6)

Cost of services and goods	(8,141.5)	(6,623.3)	(5,564.2)	22.9	19.0

Cost of services and goods increased by 22.9% in 2008 to R$8,141.5 million, from R$6,623.3 million in 2007, which in turn represented a 19.0% increase from R$5,564.2 million in 2006. The increase in 2008 reflects the consolidation of R$739.5 million of cost of services and goods attributable to TCP for the months of April through December 2008. Vivo’s (excluding TCP) cost of services and goods increased 11.8% to R$7,402.0 million in 2008, from R$6,623.3 million in 2007 was mainly due to an increased in interconnection costs and depreciation and amortization costs. The increase in 2007 was principally due to an increase in interconnection costs resulting from the end of the “Bill & Keep” rule in July 2006, an increase in the cost of goods sold and the depreciation and amortization costs, partially offset by a reduction in the cost of third party services. Gross margin (gross profit as a percent of net revenues) corresponded to 47.4% (47.0% excluding TCP), 47.0% and 49.1% in 2008, 2007 and 2006, respectively.

Cost of goods sold. Cost of wireless devices and accessories increased 16.5% to R$2,441.9 million in 2008, from R$2,096.8 million in 2007, which in turn represented a 10.5% increase from R$1,898.3 million in 2006. The increase in 2008 reflects the consolidation of R$192.5 million of cost of goods sold attributable to TCP for the months of April through December 2008. Vivo’s (excluding TCP) cost of goods sold increased 7.3% to R$2,249.4 in 2008, from R$2,096.8 million in 2007. The increase in 2008 was mainly due to the increase of the base customers who purchase handheld devices with GSM technology, which have a lower average cost, but which have sold in generally higher volumes. The increase in 2007 was mainly due to the increase in the proportion of additional customers buying our wireless devices, offset by the sale of GSM equipment at prices lower than the acquisition price of CDMA equipment and lower than the prices we paid to manufacture the GSM equipment.

Depreciation and amortization. Depreciation and amortization expenses increased 21.1% to R$1,669.5 million in 2008, from R$1,378.9 million in 2007, which in turn represented an increase of 3.9% from R$1,327.5 million in 2006. In 2008, the consolidation of depreciation and amortization expenses of TCP for the months of April through December 2008 had a negative impact of R$151.6 million. The increase in 2008 (excluding TCP) was mainly due to the accelerated depreciation of TDMA and CDMA technologies and to the digital ERBs, investments made in the period and increases in the amortization in GSM and 3G licences. The increase in 2007 was principally due to investments and completion of projects, in particular the expansion and coverage of our network, the amortization of intangible goods such as software, and a switch to GSM technology.

Supplies, outside services and other. Cost of materials and third-party services increased 12.1% to R$551.3 million in 2008, from R$491.6 million in 2007, which in turn represented a decrease of 5.1% from R$517.9 million in 2006. The increase in 2008 reflects the consolidation of R$45.1 million attributable to TCP for the months of April through December 2008. Vivo’s (excluding TCP) supplies, outside services and other increased

3.0% to R$506.2 million in 2008, from R$491.6 million in 2007. The increase in 2008 was mainly due to an increased in the third-party services, mainly in plant maintenance and public services. The decrease in 2007 was principally due to a decrease in the provision for losses from interconnection adjustments, partially offset by an increase in the third-party services.

Interconnection charges. Interconnection charges increased 32.7% to R$2,146.7 million in 2008, from R$1,618.2 million in 2007, which in turn represented an increase of 106.1% from R$785.0 million in 2006. The increase in 2008 reflects the consolidation of R$211.8 million of interconnection charges attributable to TCP for the months of April through December 2008. Vivo’s (excluding TCP) interconnection charges increased 19.6% to R$1,934.9 in 2008, from R$1,618.2 million in 2007. The increase in 2008 is due to an increased in our customer base and in outgoing of net call traffic. The increase in 2007 is due to the end of the “Bill & Keep” rule in July 2006 and an increase in total call traffic.

Rent, insurance, condominium fees, and leased lines. Rent, insurance, condominium fees, and leased lines expenses increased 27.4% to R$555.8 million in 2008, from R$436.1 million in 2007, which in turn represented an increase of 1.6% from R$429.3 million in 2006. The increase in 2008 (excluding TCP) was mainly due to an increase in lease payments for shared retail space and in the utilization of the circuits. The increase in 2007 was principally a result of increases in lease payments for shared retail space and in the utilization of the circuits.

Personnel. Personnel expenses increased 16.7% to R$120.1 million in 2008, from R$102.9 million in 2007, which in turn represented a 16.0% increase from R$88.7 million in 2006. The increase in 2008 reflects the consolidation of R$12.6 million attributable to TCP for the months of April through December 2008. Vivo’s (excluding TCP) personnel expenses increased 4.5% to R$107.5 million in 2008, from R$102.9 million in 2007, mainly due to an increase in salaries under the terms of our collective bargaining agreement, which we renegotiate annually. The increase in 2007 was principally due to an increase in salaries under the terms of our collective bargaining agreement, and to training program costs.

Taxes. Taxes increased 31.6% to R$656.2 million in 2008, from R$498.8 million in 2007, which in turn represented a 3.6% decrease from R$517.5 million in 2006. In 2008, the increase was primarily attributable to the consolidation of FISTEL and other taxes of TCP for the months of April through December 2008 in the amount of R$53.1 million. The increase in 2008 was mainly due to an increase in FISTEL, due to an increase in the customer base. The decrease in 2007 was principally due to the decrease in FISTEL taxes which are calculated based on the total number of clients at the end of the previous fiscal year. As of July 2006, Vivo had an adjustment in its customer base and consequently the amount of FISTEL taxes paid in 2006 was higher than in 2007. Overall, the customer base was larger in 2005 compared to the end of 2006.

Operating Expenses

The following table sets forth the components of our operating expenses for each of the years ended December 31, 208, 2007 and 2006, as well as the percentage change from the prior year.

	Year ended December 31,			Percent change
	2008	2007	2006	2008-2007	2007-2006
	(in millions of reais)
Selling expenses	(4,104.4)	(3,532.8)	(3,751.1)	16.2	(5.8)
General and administrative expenses	(1,204.3)	(1,207.2)	(1,099.7)	(0.2)	9.8
Other net operating expenses	(469.9)	(509.4)	(319.5)	(7.8)	59.4

Total	(5,778.6)	(5,249.4)	(5,170.3)	10.1	(1.5)

Vivo’s operating expenses increased 10.1% to R$5,778.6 million in 2008, from R$5,249.4 million in 2007, which in turn represented a 1.5% increase from R$5,170.3 million in 2006. The increase in 2008 reflects the consolidation of R$375.4 million of operating expenses attributable to TCP for the months of April through

December 2008. Vivo’s (excluding TCP) operating expenses increased 2.9% to R$5,403.2 million in 2008, from R$5,249.4 million in 2007. The increase in operating expenses in 2008 was principally due to an increase in selling expenses that were partially offset by a reduction in general and administrative expenses. The increase in operating expenses in 2007 was principally due to the increase in other net operating expenses, while general and administrative expenses were partially offset by a reduction in selling expenses.

Selling expenses. Selling expenses increased 16.2% to R$4,104.4 million in 2008, from R$3,532.8 million in 2007, which in turn represented a 5.8% decrease from R$3,751.1 million in 2006. In 2008, the consolidation of selling expenses of TCP for the months of April through December 2008 had a negative impact of R$290.1 million. The increase in 2008 (excluding TCP) was principally due to an increase in third-party costs, mainly costs related to distribution and client care, and an increase in customer loyalty program costs and depreciation and amortization. The decrease in 2007 was principally due to a 49.2% decrease of debtors in default that totaled R$365.7 million in 2007, an increase in third-party costs, especially in the customer loyalty program and cost of distribution, and an increase in depreciation and amortization, partially offset by a reduction in public services. Allowance for doubtful accounts were 1.4%, 2.1% and 4.7% of gross revenues for 2008, 2007 and 2006, respectively.

General and administrative expenses. General and administrative expenses decreased by 0.2% to R$1,204.3 million in 2008, from R$1,207.2 million in 2007, which in turn represented a 9.8% increase from R$1,099.7 million in 2006. In 2008, the consolidation of general and administrative expenses of TCP for the months of April through December 2008 had a negative impact of R$95.2 million. The decrease in 2008 (excluding TCP) was principally due to a decrease in third-party costs, mainly due to consulting fees. The increase in 2007 was principally due to the increase in third-party costs, especially consulting and general structure, offset partially by a reduction in depreciation and amortization and leasing and insurance costs.

Other net operating expenses. The net amount of other operating expenses decreased by 7.8% to R$469.9 million in 2008, from R$509.4 million in 2007, which in turn represents a 59.4% increase from R$319.5 million in 2006. The decrease in 2008 reflects the consolidation of R$9.9 million of other net operating revenues attributable to TCP for the months of April through December 2008. Vivo’s (excluding TCP) other net operating expenses decreased 5.8% to R$479.8 in 2008, from R$509.4 million in 2007. The decrease in 2008 was principally due the reversal of provisions, partially offset by the increase in goodwill amortization. The increase in 2007 was principally due to an increase in the provision for contingencies and a reduction in recovered expenses.

Net Financial Expenses

The following table sets forth certain components of our net financial expenses, as well as the percentage change of each component from the previous year, for each of the years ended December 31, 2008, 2007 and 2006.

	Year ended December 31,			Percent change
	2008	2007	2006	2008-2007	2007-2006
	(in millions of reais)
Financial income	304.2	186.0	286.8	63.5	(35.1)
Exchange gains (losses)	(920.1)	297.5	323.0	(409.3)	(7.9)
Gains (losses) on foreign currency derivative contracts	519.5	(509.2)	(764.3)	(202.0)	(33.4)
Financial expenses	(541.3)	(437.1)	(593.5)	23.8	(26.4)

Total	(637.7)	(462.8)	(748.0)	37.8	(38.1)

Net financial expenses reflect, among other things, the net effect of interest income and expense, and the net effect of exchange rate fluctuation affecting our loans, financings and derivative operations. See Note 29 to our financial statements. Our net financial expenses increased 37.8% to R$637.7 million in 2008, from R$462.8 million in 2007, which in turn represents a 38.1% decrease from R$748.0 million in 2006. The increase in 2008 was principally due to the net debt generated in the acquisition of TCP and recognition of financing charges in connection with our new 3G licenses. In addition, PIS/COFINS expenses on the allocation of interest on shareholders’ equity increased by R$13.9 million and the effective interest rate increased to 12.4% in 2008 from 11.8% in 2007. The decrease in 2007 was principally due to the reduction in net indebtedness, due to a large inflow of operating cash and long term financing with lower interest rates, as well as to the decrease in the interest rates during the period (11.8% in 2007 and 15.0% in 2006).

As of December 31, 2008, all of our foreign exchange indebtedness of approximately R$2,442.1 million was covered by long positions under hedging agreements. Under those derivative agreements, our subsidiaries’ foreign exchange-denominated obligations are swapped for real—denominated obligations bearing interest at rates linked to the Certificado de Depósito Interfinanceiro (Interbank Deposit Certificate), or CDI. This resulted in a loss of R$920.1 million in our foreign currency-denominated debt (a gain of R$297.5.1 million in 2007 and R$323.0 million in 2006), which was offset by gains in our currency and interest rate derivatives contracts of R$519.5 million in 2008 (a loss of R$509.4 million in 2007 and R$764.3 million in 2006).

Net non-operating Expense

The net non-operating expense was R$20.8 million in 2007, which represented a 92.8% decrease from R$289.0 million in 2006. In 2006, we recorded a provision for loss in property, plant and equipment in the amount of R$278.0 million as a result of our analysis of the recoverability of assets related to the technologies. The decrease in 2007 reflects the absence of the provision for loss in property, plan and equipment. For 2008 and 2007, due to a change in Brazilian accounting rules, this line item was eliminated and is now accounted for as an operating expense.

Income and Social Contribution Taxes Income (Expense)

We recorded expenses from income and social contribution taxes in the amount of R$469.5 million in 2008, an increase of 82.8% from an expense of R$256.8 million in 2007, which in turn represented a decrease of 129.9% from an income of R$859.1 million that we recorded in 2006. The increase in 2008 is related to higher net income before income and social contribution taxes compared to 2007. The shift from income in 2006 to expense in 2007 resulted from the Corporate Restructuring process and the effect of tax credits recorded in 2006. See Note 31 to our financial statements.

Minority Interest

The noncontrolling interest recorded for the year ended December 31, 2008 was in the amount of $52.7 million and represented the noncontrolling interest in TCP for the months of April through December 2008. In 2007, there was no noncontrolling interest recorded for Vivo due to the completion of the corporate restructuring process which commenced in October 2006. See “—Merger of the Vivo Companies” above. The noncontrolling interest recorded for the year ended December 31, 2006 was in the amount of R$8.0 million and represented the noncontrolling interest in TCO in January 2006. In February 2006, pursuant to the Merger, TCO became a wholly owned subsidiary of Vivo.

Vivo’s Segments

As described in “Item 4.A.—Information of the Company—Our History and Development—Corporate Restructuring of Our Operating Subsidiaries” in Vivo’s Annual Report, during 2007, we completed corporate restructurings to simplify our corporate legal structure and create a single legal operating company. This resulted in changes to our management structure and operating segments. By the end of the year ended December 31, 2006, we had one operating segment, cellular telecommunications services. Consequently, no separate segment information has been presented.

B. Liquidity and Capital Resources

Sources of Funds

Vivo generated cash flow from operations of R$619.3 million in the first three month period ended March 31, 2009. Vivo had net cash used in financing activities of R$524.4 million in the first three month period ended March 31, 2009. Vivo had R$4,718.8 million in long-term loans and financing as of March 31, 2009. Vivo’s R$2,994.3 million in short-term indebtedness as of March 31, 2009 consisted primarily of funding from financial institutions. As of March 31, 2009, Vivo had a working capital (current assets minus current liabilities) deficit of R$172.1 million compared to a working capital deficit of R$452.6 million as of December 31, 2008.

Vivo generated cash flow from operations of R$3,800.4 million, R$3,722.1 million and R$3,100.2 million in 2008, 2007 and 2006, respectively.

Vivo had net cash used in financing activities of R$964.8 million in 2008. Although Vivo obtained new loans in the aggregate amount of R$3,289.4 million in that period, these were partially offset by loan repayments of R$1,756.6 million and net settlements on derivatives contracts of R$541.0 million.

Vivo had R$4,883.3 million in long-term loans and financing as of December 31, 2008. Vivo’s R$3,119.8 million in short-term indebtedness as of December 31, 2008 consisted primarily of funding from financial institutions. As of December 31, 2008, Vivo had a working capital (current assets minus current liabilities) deficit of R$452.6 million compared to a working capital deficit of R$73.4 million as of December 31, 2007.

On May 1, 2005, Vivo issued debentures in the aggregate principal amount of R$1.0 billion in two series, both maturing in May 2015. The first series, in the aggregate amount of R$200.0 million, bears interest at 103.3% of the average daily interbank deposit rate for deposits of one day (DI—Depósitos Interfinanceiros de um dia, extragrupo), payable semiannually, and is subject to renegotiation of terms (repactuação) in May 2009. The second series, in the aggregate amount of R$800.0 million, bears interest of 104.2% of the average daily interbank deposit rate, payable semiannually, and is subject to renegotiation of terms in May 2010. The proceeds of the issuance of these debentures were used for the repayment of short-term debt.

On January 20, 2004, TC issued US$80 million of 8.75% unsecured senior note units due 2009. The notes units were offered and sold in offshore transactions in accordance with Regulation S under the Securities Act and to qualified institutional buyers (QIBs) in the United States under Rule 144A of the Securities Act. Interest payments on the TC notes are made semi-annually. As of December 31, 2008, there was R$195.3 million aggregate principal amount of notes outstanding. The notes were paid in January of 2009.

In compliance with the terms of the personal mobile service providing agreement, resulting from public bid No. 001/2007, the State of Minas Gerais, through the State Secretary of Economic Development, has undertaken to subscribe debentures issued by TC in the scope of the Minas Comunica Program, through the use of resources from the Fund of Universalization of the Access to Telecommunication Services, or FUNDOMIC. According to the program, TC will provide cellular phone coverage to 134 locations within the State of Minas Gerais (those with area codes No. 34, 35 and 38). In December 2007, as consideration from the certification obtained from the State Secretary of Economic Development from serving 15 locations, TC issued 621 non convertible debentures from the first series of the first issuance in the total amount of R$6.2 million. At December 31, 2008, for the service at 77 locations, 3,190 debentures were issued in the third series of the first issue, valued at R$31.9 million, thus completing the program for providing service to 134 locations within the State of Minas Gerais. At December 31, 2008, the updated amounts of the first, second and third series of the debentures were R$6.6 million, R$18.3 million and R$32.0 million, respectively. The outstanding balance is adjusted to inflation according to the IPCA plus 0.5% per year.

We believe that our available borrowing capacity, together with funds generated by operations, should provide sufficient liquidity and capital resources to pursue our business strategy for the foreseeable future, with respect to working capital, capital expenditures and other operating needs.

We financed the acquisition of our 3G license through financing available from ANATEL. This allowed us to maintain our cash position during turbulent market conditions and extend our debt profile. The cost for the financing was set by reference to the IST plus monthly interest of 1.0%. The debt is set to be repaid in six equal annual installments, with maturity dates at 36, 48, 60, 72, 84 and 96 months from April 29, 2008 (the date of authorization of our license).

On May 9, 2008, the Board of Directors of Vivo approved the issue and offer of 22 unsecured promissory notes in the value of R$25.0 million each, totaling R$550.0 million. On October 29, 2008, the offer was registered with the CVM and issued on November 10, 2008, with maturity date on May 9, 2009, bearing interest of 115.0% of the daily CDI rate, as disclosed by the Custody and Settlement Agency—CETIP. The proceeds from this offer were used in an increase of the capital stock of TCO IP for settlement of commercial promissory notes due on November 10, 2008, in the amount of R$530.0 million.

On June 27, 2008, the Board of Directors of Vivo approved the issue and offer of 50 unsecured promissory notes in the value of R$10.0 million each, totaling R$500.0 million. On July 25, 2008, the offer was registered with the CVM and issued on July 29, 2008, with maturity date on July 24, 2009, bearing interests of 106.5% of the daily CDI rate, as disclosed by CETIP. The proceeds from this offer were used for settlement of the principal amount of the debt represented by the first issue of Vivo debentures.

In October 2008, Vivo signed a credit facility with the Banco do Nordeste do Brasil (BNB) in the amount of R$389.0 million, through the Northeast Constitutional Fund. This new financing shall be used for expansion of the network already existing in the states of Bahia, Sergipe and Maranhão and for implementing a new network in the states of Piauí, Ceará, Rio Grande do Norte, Paraíba, Pernambuco and Alagoas.

On December 17, 2008, the Board of Directors of Vivo approved the second public issuance by Vivo of plain and non-convertible debentures, unsecured, unregistered and in a single series. The single par value of the debenture shall be R$210,000,000.00 on the issuance date. The term of the debenture shall be of 360 days, counted from the issuance date, and maturing on January 11, 2010.

Uses of Funds

Our principal uses of funds are for capital expenditures, servicing our debt and payment of dividends and interest on shareholders’ equity. Our capital expenditures (including capitalized interest) amounted to R$3,997.4 million, R$1,905.7 million and R$2,103.9 million in 2008, 2007 and 2006, respectively. Payment of debt and derivative instruments consumed cash flows of R$2,737.1 million, R$2,473.0 million and R$3,602.2 million in 2008, 2007 and 2006, respectively. Dividends and interest on shareholders’ equity payments consumed cash flows of R$54.2 million, R$17.5 million and R$63.2 million in 2008, 2007 and 2006, respectively.

Capital Expenditures

The following table sets forth our total capital expenditures for the periods indicated:

	Year ended December 31,
Vivo	2008	2007	2006
	(in millions of reais)
Switching equipment	533.1	417.3	375.9
Transmission equipment	1,446.9	726.9	844.4
Information technology	286.5	267.2	414.8
Others (1)	1,730.9	494.3	468.8

Total capital expenditures	3,997.4	1,905.7	2,103.9

(1)	Consisting primarily of wireless devices provided to customers for free in connection with signing new contracts, network construction, furniture and fixtures, office equipment and store layouts.

Our capital expenditures over the past three years related primarily to increasing our network capacity and coverage. Vivo continued its projects for improvement and expansion of the capacity of services rendered, which provided support to increase the CDMA 1XRTT and EVDO network, expansion of transmission routes, system centralization and integration (billing, collection and CRM, among others), development of new services and opening and renovating points of sale and terminals for the corporate segment.

In the aggregate, R$3,997.4 million were invested during the year ended December 31, 2008, which included investment in the GSM/EDGE network and in the current CDMA/EV-DO network. This amount represented 25.8% of our net operating revenues. Investing activities in the first quarter of 2009 totaled R$541.3 million which represents 13.5% of the net revenue, intended for ensuring continued quality of the network in order to support the accelerated growth that Vivo has been experiencing, the increase of the GSM/EDGE capacity and the continued expansion of the WCDMA/HSUPA network, in addition to meeting the coverage goals set forth by Anatel.

Our planned capital expenditures for 2009 include investments in network expansion on GSM/EDGE overlay, introduction of new products and services to maximize the use of cellular phones, expansion of our stores and the continual improvement of the quality of services provided to our customers the amount was approved at the general shareholders meeting held on March 19, 2008. We intend to pay these expenditures with funds generated by operations and our available borrowing capacity.

Payments of Dividends to Shareholders

The holders of preferred shares are entitled to exercise voting rights since the 2004 General Shareholders Meeting and until we pay the minimum dividends. However, this has no significant impact on our ownership structure, since our controlling shareholders own more than 50% of our total capital. For the fiscal year ended December 31, 2008, the Board of Directors Meeting held on February 12, 2009 approved the payment of dividends in the amount of R$402.6 million, which is sufficient to meet the minimum dividend required by law. As a result, holders of Vivo’s preferred shares will no longer have voting rights equal to those of the holders of common shares. According to the approval granted at the Board of Directors Meeting held on February 12, 2009 and at the General Meeting of Shareholders held on March 19, 2009, the dividends will be paid as of December 30, 2009 at which time voting rights on the preferred shares will cease. See “Item 8.A.—Financial Information—Consolidated Statements and Other Financial Information—Dividend Policy and Dividends—Payment of Dividends” in Vivo’s Annual Report.

Debt

As of March 31, 2009 and December 31, 2008, Vivo’s total debt position was as follows:

Debt	Amount Outstanding as of
	March 31, 2009	December 31, 2009
Financing from financial institutions	6,387.5	6,807.0
Financing of ANATEL (3G)	1,325.6	1,196.1

Total debt	7,713.1	8,003.1

Long-term debt (1)	2,994.3	4,883.3
Short-term debt	4,718.8	3,119.8

(1)	Excludes the short-term portion of long-term debt.

As of December 31, 2008, Vivo’s total debt was R$8.0 billion, of which R$2.4 billion, or 31%, was denominated in foreign currencies and therefore exposed to currency fluctuations. Of that amount, R$1,092.6 million was denominated in U.S. dollars (US$467.5 million), R$1,340.0 million was denominated in yen (¥51,937.3 million), and R$9.5 million was denominated in UMBNDES, which comprises a mix of different currencies. Devaluation of the real results in exchange losses on our foreign currency indebtedness. In order to protect against this risk, we have entered into over-the-counter derivatives transactions with international and domestic financial institutions. In 2008, we incurred financial income from foreign currency derivative transactions of R$519.5 million against financial income from monetary and foreign exchange variations of

R$920.1 million. On December 31, 2008, we had derivative contracts that covered 99.6% of our foreign currency-denominated debt. The unrealized gains (net of unrealized losses on foreign exchange derivatives contracts) at December 31, 2008 were R$429.3 million.

We are exposed to interest rate risk as a consequence of our floating rate debt. On December 31, 2008, approximately 64.7% of our interest-bearing liabilities bore interest at floating rates (IPCA, IST, CDI, IGPM and TJLP). Accordingly, our financing expenses will increase if market interest rates rise. On December 31, 2008, all of our foreign currency derivatives contracts bore interest payments linked to the Brazilian CDI rate. We protected against the risk of interest rates increasing by entering into derivative contracts in the total amount R$226.2 million. The CDI rates as of December 31, 2008 and 2007 were 13.62% and 11.12%, respectively.

Some of the debt agreements of Vivo contain restrictive covenants. Financial ratios apply to some indebtedness and involve (1) current ratios, (2) capitalization ratios, (3) EBITDA margins, (4) interest coverage ratios and (5) debt-to-capital ratios. Vivo S.A. has indebtedness and financing with the National Economic and Social Development Bank (BNDES), which as of December 31, 2008 totaled R$1,431.9 million. In accordance with our contractual obligations, there are several economic and financial covenants and ratios that must be maintained annually. As of December 31, 2008, Vivo met all relevant economic and financial covenants and ratios. Vivo S.A. has indebtedness and financing with the Europe Bank of Investments, which as of December 31, 2008 totaled R$741.3 million. On that same day, various economic and financial covenants and ratios were met by Vivo S.A.

U.S. GAAP Reconciliation

Vivo prepares its consolidated financial statements in accordance with accounting practices adopted in Brazil, which differ in significant respects from U.S. GAAP. Net income (losses) for 2008, 2007 and 2006, considering the net income (losses) attributable to parent company and noncontrolling interests, were R$551.9 million, R$(109.6) million and R$(452.1) million under U.S. GAAP, compared to net income (losses) of R$389.7 million, R$(99.8) million and R$16.3 million, respectively, under accounting practices adopted in Brazil. Shareholders’ equity at December 31, 2008, 2007 and 2006, considering the equity attributable to parent company and noncontrolling interest, were R$10,040.0 million, R$9,024.4 million and R$9,126.2 million, respectively, under U.S. GAAP, compared to R$8,267.5 million, R$8,296.3 million and R$8,370.8 million, respectively, under accounting practices adopted in Brazil.

See Notes 39 and 40 to our 2008 audited consolidated financial statements included in this prospectus/information statement for a description of the principal differences between the Brazilian GAAP and U.S. GAAP as they relate to us, and a reconciliation to U.S. GAAP of net income/loss and total shareholders’ equity.

See Note 37 to our unaudited quarterly consolidated financial statements for the three-month periods ended March 31, 2009 and 2008 for the reconciliation to U.S. GAAP of net income and shareholders’ equity.

New Accounting Pronouncements

Recently Adopted Standards

We adopted several accounting pronouncements effective December 31, 2008 and March 2009 which are reported herein and which are discussed in our financial statements.

In December 2008, the Financial Accounting Standard Board (FASB) issued FASB Staff Position (FSP) FASB Interpretation (FIN) 46R-8, “Disclosures about Variable Interest Entities” (FSP FIN 46R-8). FSP FIN 46R-8 requires enhanced disclosures about a company’s involvement in VIEs. The enhanced disclosures required by this FSP are intended to provide users of financial statements with an greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on a consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company’s involvement with a VIE; (iv) how a company’s involvement with a VIE affects the company’s financial position, financial performance, and cash flows. This FSP was effective for the year ended December 31, 2008 and had no impact on our 2008 financial statements.

In May 2008, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. This statement was effective for the year ended December 31, 2008.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, a standard that provides companies with an option to report selected financial assets and liabilities at fair value. The Standard requires companies to provide additional information that shows the effect of the our choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which we have chosen to use fair value on the face of the balance sheet. The new Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statements No. 157, “Fair Value Measurements”, and No. 107, “Disclosures about Fair Value of Financial Instruments”. This statement was effective for the year ended December 31, 2008 and had no impact on our 2008 financial statements as management did not elect the fair value option for any other financial instruments or certain other assets and liabilities.

In September 2006, the FASB issued SFAS 158, which requires companies to (i) fully recognize, as an asset or liability, the overfunded or underfunded status of defined benefit pension and other postretirement benefit plans; (ii) recognize changes in the funded status through other comprehensive income in the year in which the changes occur; (iii) measure the funded status of defined benefit pension and other postretirement benefit plans as of the date of the company’s fiscal year end; and (iv) provide enhanced disclosures. The provisions of SFAS 158 were effective for the year ended December 31, 2006, except for the requirement to measure the funded status of retirement benefit plans on our fiscal year end, which was effective for the year ended December 31, 2008. Since Vivo’s measurement date was already December of each year, this change had no impact on our 2008 consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurement. SFAS No. 157 does not require any new fair value measurements. This statement is initially effective for financial statements issued for fiscal years beginning after November 15, 2007 (calendar year 2008), and is to be applied prospectively as of the beginning of the year in which it is initially applied. For all nonrecurring fair value measurements of nonfinancial assets and liabilities, the statement is effective for fiscal years beginning after November 15, 2008 (calendar year 2009). Since we have not changed our current practice, this change had no impact on our 2008 consolidated financial statements. See Note 40 to our financial statements.

In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective for use on December 31, 2008 for all financial assets and liabilities recognized or disclosed at fair value in our 2008 consolidated financial statements on a recurring basis (at least annually). The adoption of FSP FAS 157-3 had no impact on our 2008 financial statements.

In December 2007, the FASB also issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This statement clarifies that a non-controlling interest in an operating subsidiary is an ownership interest in that subsidiary that should be reported as equity in the parent’s consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and noncontrolling interests, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the non-controlling interest. This statement was effective prospectively for fiscal years beginning after December 15, 2008 (calendar year 2009), with presentation and disclosure requirements applied retrospectively to comparative financial statements. Effective January 1, 2009, Vivo adopted the provision of this statement and applied it retrospectively for presentation in prior periods financial statements, included in this prospectus/information statement.

Recently Issued Standards

We expect to apply the following recently issued accounting pronouncements to our future financial statements.

In December 2008, the FASB issued FSP No. FAS 132R-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” (FSP FAS 132R-1). FSP FAS 132R-1 amends SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plans. This guidance is intended to ensure that an employer meets the objectives of the disclosures about plan assets in an employer’s defined benefit pension or other postretirement plan to provide users of financial statements with an understanding of the following: how investment allocation decisions are made; the major categories of plan assets; the inputs and valuation techniques used to measure the fair value of plan assets; the effect of fair value measurements using significant unobservable inputs on changes in plan assets; and significant concentrations of risk within plan assets. FSP FAS 132R-1 is effective for the year ending December 31, 2009. As FSP FAS 132R-1 only requires enhanced disclosures, management anticipates that the adoption of FSP FAS 132R-1 will not have an impact on our consolidated financial statements.

In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets” (FSP 142-3). FSP 142-3 amends the factors to be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets.” Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. This FSP is effective prospectively for intangible assets acquired or renewed after January 1, 2009. We do not expect FSP 142-3 to have a material impact on our accounting for future acquisitions of intangible assets.

In March 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of SFAS No. 133” (SFAS 161). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (i) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (ii) the disclosure of derivative features that are credit risk-related; and (iii) cross-referencing within footnote disclosures to enable financial statement users to locate important information about derivative instruments. As SFAS 161 only requires enhanced disclosures, no impact was noted on our financial statements.

In February 2008, the FASB issued FSP No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” which states that SFAS No. 13, “Accounting for Leases,” (SFAS 13) and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13 are excluded from the provisions of SFAS 157, except for assets and liabilities related to leases assumed in a business combination that are required to be measured at fair value under SFAS No. 141, “Business Combinations,” (SFAS 141) or SFAS No. 141 (revised 2007), “Business Combinations,” (SFAS 141R).

Also in February 2008, the FASB issued FSP 157-2, which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP 157-2 partially defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The adoption of SFAS 157 for all nonfinancial assets and nonfinancial liabilities is effective beginning January 1, 2009. No impact was noted in the quarterly financial statements as of March 31, 2009.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141R, “Business Combinations.” Statement 141R establishes principles and requirements for how an acquiring entity in a business combination recognizes and measures the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. This statement will be effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (calendar year 2009). The impact of the adoption of SFAS 141R on our consolidated financial position and results of operations will largely be dependent on the size and nature of the business combinations completed after the adoption of this statement.

In November 2008, the Emerging Issues Task Force issued EITF No. 08-6, Equity Method Investment Accounting Considerations (EITF 08-6) that addresses how the initial carrying value of an equity method investment should be determined, how an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment should be performed, how an equity method investee’s issuance of shares should be accounted for, and how to account for a change in an investment from the equity method to the cost method. EITF 08-6 shall be effective in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years.

EITF 08-6 shall be applied prospectively with early application prohibited. The adoption of EITF 08-6 is not expected to have a material impact on our consolidated financial condition or results of operations.

In November 2008, the Emerging Issues Task Forces issued EITF No. 08-7, Accounting for Defensive Intangible Assets (EITF 08-7) that addresses the determination of the unit of accounting and subsequent measurement of intangible assets acquired, including intangible assets acquired in a business combination, in situations in which the acquiror does not intend to actively use the asset but intends to hold the asset to prevent its competitors from obtaining access to the asset (a defensive intangible asset). EITF 08-7 shall be effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of the adoption of EITF 08-7 on Vivo’s consolidated financial position, results of operations will largely be dependent on the size and nature of the business combination completed after the adoption of this statement.

On May 28, 2009, the FASB issued Statement No. 165, Subsequent Events (FAS 165). This statement is effective for interim and annual periods ending after June 15, 2009. The statement establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. Additionally, the statement requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure is intended to alert all users of the financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. Management is analyzing the potential effects of the adoption of FAS 165 on our consolidated financial statements.

C. Research and Development

Vivo maintains partnerships with the Universidade Federal do Rio Grande do Sul (UFRGS) and with Pontifícia Universidade Católica do Rio Grande do Sul (PUCRS). Such partnerships permit Vivo to have laboratories at the universities, which conduct research and development of new technologies, and which support and push innovative processes. We also solidified a partnership at the end of 2004 with the Centro de Pesquisas e Desenvolvimento em Campinas—São Paulo (CPqD), to assess and study new technologies. We also rely on the research and development of our third-party suppliers.

D. Trend Information

In 2008, the rate of growth in Brazil’s cellular market is expected to exceed Brazil’s economic growth. In addition, we expect continued strong competition from other operators, greater focus on data and value-added services, targeted growth on average revenue per user, and further enhancements related to customer service. We expect that we will maintain our leadership position in the Brazilian cellular market, focusing on differentiation in the development of integrated solutions and the application of new technologies. We plan to continue to offer services and products of high quality in order to meet our clients’ expectations.

E. Off-balance sheet arrangements

As of December 31, 2008, there were no off-balance sheet arrangements. We have no majority-owned subsidiaries that are not included in our consolidated financial statements, nor do we have any interests in, or relationships with, any special purpose entities that are not reflected in our consolidated financial statements.

F. Tabular disclosure of contractual obligations

The following table represents our contractual obligations and commercial commitments as of December 31, 2008:

	Payments due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in millions of reais)
Contractual obligations:
Long-term debt (1)	5,441.8	1,640.6	245.2	—	3,556.0
3G Licenses	1,196.2	—	199.4	398.7	598.1
Operating leases	5,656.6	559.1	1,108.0	1,102.6	2,886.9

Total contractual cash obligations (2)	12,294.6	2,199.7	1,552.6	1,501.3	7,041.0

(1)	Includes short-term portions of long-term debt.

(2)	Excludes pension fund obligations.

In addition, we have a rental commitment with Telecomunicações de São Paulo S.A., or Telesp, a related party, in an annual amount of R$139.3 million, including all costs related to the rental of certain facilities used in providing telecommunications services, such as electrical and air conditioning equipment.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of TCP

You should read the following discussion in conjunction with our consolidated financial statements and accompanying notes in this prospectus/information statement. Except as otherwise indicated, all financial information in this section has been prepared in accordance with U.S. GAAP and is presented in reais. For certain purposes, such as providing reports to TCP’s Brazilian shareholders, filing financial statements with the CVM and determining dividend payments and other distributions and tax liabilities in Brazil, TCP has prepared and will continue to be required to prepare financial statements (not presented herewith) in accordance with applicable Brazilian accounting practices and Brazilian law. Additionally, TCPs audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 included in this prospectus/information statement have been adjusted to reflect the retrospective application of provisions of the Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.”

Overview

TCP’s results of operations are significantly affected by the following key factors, among others.

Brazilian Political and Economic Environment

The Brazilian economy has experienced moderate growth this decade. According to the IBGE (Instituto Brasileiro de Geografia e Estatística), which uses a new methodology for national accounting, Brazil’s GDP expanded 5.7% in 2004, 3.2% in 2005, 4.0% in 2006 and 5.7% in 2007. In 2008, Brazilian GDP’s growth reached 6.8% in the third quarter.

Consumer prices, as measured by the Consumer Price Index, or the IPCA, published by the IBGE, registered an increase of 5.9% in 2008. Accordingly, growth in consumer prices was above the inflation target of 4.5% established by the Central Bank, but below the maximum target threshold of 6.5%. In 2006 and 2007, the increase had been of 3.1% and 4.5%, respectively. Inflation, as measured by the General Price Index, or the IGP-DI, calculated by the Fundação Getúlio Vargas, which includes wholesale retail and home-building prices, increased 9.1% in 2008, compared to 7.9% in 2007 and 3.8% in 2006.

As a result of this increasing inflation, the Central Bank raised interest rates beginning in the second quarter of 2008, and consequently, the Selic rate—the Central Bank’s overnight lending rate—increased during the course of 2008 from 11.25% to 13.75%.

Brazil ended the year of 2008 with a trade balance surplus of US$24.8 billion, compared to US$40 billion in 2007. Exports increased by 17% to US$197.9 billion, while imports increased by 43.5% to US$173.1 billion. Financial inflows into the country increased significantly, with foreign direct investments of US$45.1 billion, compared to US$34.6 billion in 2007. The good performance of external accounts allowed international reserves to increase by US$26.5 billion to a record level of US$206.8 billion.

Public finance corresponded to the target of 4.1% of GDP for primary surplus. Net public debt, as a proportion of GDP, decreased in 2008 to 35.8% from 42.0% in 2007. In contrast to prior years, the depreciation of the national currency in 2008 did not generate greater public debt. This was due, in part, to a higher level of international reserves accumulated by the country, as compared to the public debt, together with Brazil’s becoming an international creditor rather than a debtor. As a result, Brazil’s sovereign debt received an investment grade rating from Standard & Poor’s and Fitch in March and April of 2008.

Despite the favorable ratings, the lack of liquidity in international credit markets and a higher level of risk aversion in the investment community led to an increase in country risk in 2008, as compared to 2007. The JP Morgan Emerging Markets Bond Index Plus (EMBI + Brazil), which tracks total returns for traded external debt instruments in the emerging markets, increased during the second half of 2008, reaching a 479 point-base in December, the highest level since September 2004.

During 2007, the Brazilian real continued its path of appreciation observed since 2004 primarily due to the decrease in country risk that year. The exchange rate was R$1.77 to US$1.00 as of December 31, 2007, compared to R$2.14 to US$1.00, as of December 31, 2006 and R$2.34 to US$1.00, as of December 31, 2005. The appreciation of the real in this context is also related to the devaluation of the U.S. dollar against other currencies. However, the real depreciated against the U.S. dollar by 31.9% in 2008.

As a company with all of its operations currently in Brazil, TCP is affected by general economic conditions in the country. In particular, TCP has been affected by overall growth or declines in Brazil’s per capita income, the volatility of the real, inflation and measures taken by the Brazilian government to combat inflation, principally through the setting of interest rates. TCP’s business is directly affected by the macroeconomic trends of the global economy in general and the Brazilian economy in particular. If the Brazilian economy enters a period of rising interest rates and continued recession, then demand for telecommunications services is likely to be negatively affected. Declines in the value of the real against the U.S. dollar reduce the purchasing power of Brazilian consumers, negatively affecting demand for mobile telecommunications services and TCP’s customers’ ability to pay for TCP’s telecommunications services. Real devaluations would also affect TCP’s margins by increasing the carrying costs of TCP’s U.S. dollar and other foreign currency denominated debt and increasing those of TCP’s costs and expenses that are linked to the U.S. dollar and other foreign currencies.

Inflation

The table below shows the Brazilian general price inflation (according to the IGP-M and the IPCA indices) for the years ended December 31, 2004 through 2008:

	Inflation Rate (%) as Measured by IGP-M (1)	Inflation Rate (%) as Measured by IPCA (2)
December 31, 2008	9.1	5.9
December 31, 2007	7.9	4.5
December 31, 2006	3.8	3.1
December 31, 2005	1.2	5.7
December 31, 2004	12.4	7.6

(1)	Source: IGP-DI, as published by the Fundação Getúlio Vargas.

(2)	Source: IPCA, as published by the Instituto Brasileiro de Geografia e Estatística (IBGE).

Taxes on Telecommunications Services and Wireless Device Sales

The cost of telecommunications services and wireless device sales to customers includes a variety of taxes. The average rate of all such taxes, as a percentage of TCP’s gross operating revenues (excluding income taxes), was approximately 21.8% in 2004, 22.2% in 2005, 21.99% in 2006, 18.43% in 2007 and 22.0% in 2008.

The principal taxes are a state value-added tax, the Imposto sobre Circulação de Mercadorias e Serviços, commonly known as the ICMS. The ICMS is a tax that the Brazilian states impose at varying rates (from 7% to 35%) on certain revenues from the sale of goods and services, including telecommunications services. The ICMS rate for domestic telecommunications services in the State of Minas Gerais is 25%. In June 1998, the governments of the individual Brazilian states approved an agreement to interpret existing Brazilian tax law to apply the ICMS, effective July 1, 1998, to some services to which the ICMS had not previously been applied, including cellular activation and monthly subscription. The agreement also provides that the ICMS may be applied retroactively to activation services rendered during the five years preceding June 30, 1998. See “Item 8.A.—Financial Information—Consolidated Statements and Other Financial Information—Legal Matters—Tax-Related” in TCP’s Annual Report for a fuller description of these developments.

Other taxes on gross operating revenues include two federal social contribution taxes, the Programa de Integração Social, referred to as PIS, and the Contribuição para Financiamento da Seguridade Social, known as COFINS, which are generally imposed on gross revenues derived from telecommunications services (less discounts and returns) at a combined rate of 3.65%. PIS is a federal social contribution levied on the total revenues received by a company and its subsidiaries, with the deductions foreseen by the governing law. On December 2002, Law No. 10,637 came into force, making this contribution noncumulative and increasing the rate from 0.65% to 1.65%, except for telecommunication services where the rate continues to be 0.65%. COFINS is a federal social contribution tax imposed on the gross operating revenue less discounts and returns. In December 2003, Law No. 10,883 was enacted, making such contribution noncumulative and increasing the rate from 3.0% to 7.6%, except in connection with telecommunication services where the rate continues to be 3.0%.

In addition, the following contributions are imposed on certain telecommunications services revenues after deduction of the value-added taxes mentioned above (ICMS, PIS and COFINS) and discounts:

Contribution for the Fund for Universal Access to Telecommunications Services, or FUST. FUST was established by Law No. 9,998 of August 17, 2000, to provide resources to cover the cost exclusively attributed to fulfilling obligations of universal access to telecommunications services that cannot be recovered with efficient service exploration or that are not the responsibility of the service provider. Contribution to FUST by all telecommunication services’ companies started on January 2, 2001 at the rate of 1% of net operating telecommunication services revenue (excluding interconnection revenues), and it may not be passed on to customers.

Contribution for the Fund of Telecommunications Technological Development, or FUNTTEL. FUNTTEL was established by Law No. 10,052 of November 28, 2000, in order to stimulate technological innovation, enhance human resources capacity, create employment opportunities and promote access by small- and medium-sized companies to capital resources so as to increase the competitiveness of the Brazilian telecommunications industry. Contribution to FUNTTEL by all telecommunication services companies started on March 28, 2001 at the rate of 0.5% of net operating telecommunication services revenue (excluding interconnection revenues), and it may not be passed on to customers.

TCP must also pay the Contribution for FISTEL. The Telecommunication Inspection Fund is supported by a tax applicable to telecommunications operators, the FISTEL, which was established in 1996 to provide financial resources to the Brazilian government for the regulation and inspection of the telecommunications sector. The FISTEL consists of two types of fees: (i) the Taxa de Fiscalização de Instalação (installation inspection fee) assessed on telecommunications stations such as a base, a repeater or a mobile station upon the issuance of their authorization certificates; and (ii) the Taxa de Fiscalização de Funcionamento (operations inspection fee) that is imposed annually based on the number of authorized stations in operation at the end of the previous calendar year. The amount of the installation inspection fee is a fixed value, depending upon the kind of equipment installed in the authorized telecommunications station. The operations inspection fee equals 50% of the total amount of the installation inspection fee that would have been paid with respect to existing equipment.

For further information on TCP’s tax legal proceedings, see “Item 8.A.—Financial Information—Consolidated Statements and Other Financial Information—Legal Matters—Tax-Related” in TCP’s Annual Report for a fuller description of these developments.

Composition of Operating Revenues and Expenses

Operating Revenues

TCP generates operating revenues from:

•	usage charges, which include measured service charges of outgoing calls and roaming and other similar charges, all of which depend upon which service plan has been selected by the customer;

•	monthly subscription payments, which depend upon which service plan has been selected by the contract customer;

•	network usage fees, which are the amounts charged by TCP to other cellular, fixed-line and long- distance telephone service providers for use of TCP’s network by customers of these service providers;

•	sales of handsets and accessories; and

•	other services and charges.

Unbilled revenues for the few days in between the billing date and month-end are estimated and recognized as revenue during the month in which the service is provided. Revenue from the sales of prepaid cards is recognized as used on a minute-by-minute basis. In Brazil, cellular telecommunications service providers may not charge customers for incoming calls, unless the customer is roaming. Revenues from sales of handsets are recognized when the equipment is sold and delivered. See Note 3(l) to TCP’s Consolidated Financial Statements.

In February 2004, TCP signed a contract with ANATEL to migrate from the SMC regime to the SMP regime. The migration has resulted in a number of changes to TCP’s operations and TCP’s revenue base. One of the consequences of the migration is that TCP’s customers are now entitled to select their own long-distance carrier for outbound long-distance traffic and they pay directly, or through co-billing agreements, the long-distance service provider of their choice. TCP receives interconnection fees from that long-distance service provider. See “Item 3.D.—Key Information—Risk Factors—Risks Relating to our Business and the Brazilian Telecommunications Industry—Our results of operations may be negatively affected by the application of the SMP rules” in TCP’s Annual Report for more information.

The SMP regime also provides for the free negotiation of interconnection fees (VU-M) among certain telecommunications service providers. Under the SMC regime, interconnection fees, which comprise a significant portion of TCP’s revenues, were determined based on historical inflation and a variable productivity factor established by ANATEL. In the free negotiation environment of the SMP regime, the interconnection fees TCP receives from other wireless, fixed-line and long-distance telecommunications service providers operating in TCP’s area will be determined through direct negotiations with them. See “Item 4.B.—Information on the Company—Business Overview—Sources of Revenues—Interconnection Fees” in TCP’s Annual Report and “Item 8.A.—Financial Information—Consolidated Financial Statements and other Financial Information—Legal Matters—Administrative—GVT Lawsuit against ANATEL and other SMP Operators Regarding VU-M Resolution” in TCP’s Annual Report for further information on these negotiations.

Until July 13, 2006, interconnection fees for local wireless traffic were due only if the traffic balances between any two companies operating in the same area was either less than 45% or in excess of 55% (“bill & keep regime”). Beginning July 14, 2006, new regulation on SMP network usage fees issued by ANATEL established that interconnection payments between SMP operators for traffic in the same registration area should occur for the full amount of traffic between operators (“full billing” regime).

The consequences of the adoption of the “full billing” regime for TCP have been primarily an increase of interconnection costs and revenues.

Operating Expenses and Costs

Operating expenses consist of cost of services, selling, general and administrative expenses, allowance for doubtful accounts expense and depreciation and amortization. Cost of services consists primarily of fixed costs such as leased line charges, site rental and network maintenance, including overhead, as well as variable costs such as certain interconnection charges and Telecommunication Inspection Fund fees. Cost of goods consists primarily of handsets. Selling, general and administrative expenses consist primarily of salaries, wages and related benefits for administrative personnel, advertising and promotional expenses, distributors’ commissions and other overhead expenses. For the purposes of allowance for doubtful accounts expense, TCP maintains an allowance for doubtful accounts, including accounts receivable to be billed, to become due and also past-due accounts in an amount equal to TCP’s estimate of probable future losses on these accounts, based on historical losses and the current level of overdue accounts receivable. TCP also immediately writes-off any accounts receivable arising from fraud. Depreciation and amortization are calculated using the straight-line method based on the estimated useful lives of TCP’s assets which may vary from 3 to 20 years.

As a result of the application of the “bill and keep” rules relating to interconnection revenues and expenses that applied to TCP until July 13, 2006, the amount of interconnection fees TCP paid to wireless carriers operating in its area along with revenues, varied based on the traffic volume between the operators. However, beginning on July 14, 2006, the interconnection payments between SMP operators for traffic in the same registration area occur independently of the traffic balance between the operators (this regime is referred to as “full billing”).

The interconnection fees (VU-M) that TCP pays to other wireless providers and to fixed line operators are currently freely negotiated. See “Item 4.B.—Information on the Company—Business Overview—Sources of Revenues—Interconnection Fees” in TCP’s Annual Report. The following taxes are included in operating costs and expenses: FISTEL, FUST and FUNTTEL. The Temporary Contribution on Financial Transactions, or CPMF tax, which was abolished as of January 1, 2008, and the Tax on Financial Transactions, or IOF tax, are classified as financial expenses.

The Effects of the Increase of TCP’s Prepaid Customer Base on TCP’s Results of Operations

Since the inception of TCP’s prepaid plans in March 1999, the number of prepaid customers has steadily grown to represent 78.9%, 78.6% and 76.8% of TCP’s total customer base at December 31, 2008, 2007 and 2006, respectively. Prepaid customers, on average, have substantially lower minutes of use than contract customers and do not pay monthly fees and, as a result, generate substantially lower average monthly revenues per customer. Prepaid customers use their cellular phones predominantly for incoming calls, so prepaid customer revenues consist primarily of interconnection fees that TCP receives from other telecommunications companies when one of their customers uses TCP’s network to call one of TCP’s prepaid customers. TCP expects that the growth of its customer base will continue to be predominately in the prepaid customer segment.

Consolidation of Operations with Tele Norte and Amazônia Celular

In order to create operating efficiencies and reduce costs, TCP was a party to a shared services arrangement with its former affiliate, Tele Norte and Tele Norte’s operating subsidiary, Amazônia Celular which were under the common control of TCP’s shareholder group at that time. Pursuant to this arrangement, various segments of the financial, marketing, call center and human resources departments, as well as portions of the engineering departments of each company were managed by a single team. During the years ended December 31, 2008, 2007 and 2006, TC charged Tele Norte and its subsidiary R$15.6 million, R$233 million and R$12.3 million, respectively. Costs and expenses were allocated to each company based on indicators such as number of employees, customer base, total traffic and others.

As a result of the acquisition of TCP’s control by Vivo, TCP, Vivo, Telemar, Tele Norte and Amazônia Celular entered into an MOU, on April 7, 2008, to determine a procedure to segregate TCP’s activities from those of Amazônia Celular. The MOU required Amazônia Celular and TC to: (i) enter into a services agreement, pursuant to which TC will render certain services to Amazônia Celular, including accounting, information technology, network maintenance, systems control, engineering, development of marketing programs, products and services, among others; (ii) define certain key performance indicators and service level agreements; (iii) determine a timeframe for segregation of these processes; (iv) determine which assets to segregate; (v) keep confidential any information obtained from the other party during this transitional period; and (vi) independently contract auditors to assist in the segregation process and for transparency purposes. This MOU was valid for nine months and was renewable for an additional three-month term. This agreement was terminated on April 6, 2009.

Regulatory and Competitive Factors

TCP’s business, including the services TCP provides and the rates TCP charges, is subject to comprehensive regulation under the General Telecommunications Law. As a result, TCP’s business, results of operations, revenue and financial condition could be negatively affected by the actions of the Brazilian authorities, including, in particular, the following:

•	the introduction of new or stricter operational and/or service requirements;

•	the granting of operating licenses in TCP’s area; and

•	delays in the granting of, or the failure to grant, approvals for rate increases.

TCP began to face competition in TCP’s area in the fourth quarter of 1998 and competition has contributed to declining prices for cellular telecommunications services and increased pressure on operating margins. TCP’s market share, business, financial condition, revenues and results of operations depend significantly on a variety of factors, including:

•	TCP’s ability to attract new customers;

•	TCP’s ability to succeed in the technological migration of TCP’s network to GSM;

•	the response of TCP’s customer base to the implementation of the new GSM and 3G technologies;

•	the rate of growth of TCP’s customer base;

•	the usage and revenue generated from TCP’s customers;

•	the level of airtime usage;

•	equipment prices;

•	the rate of churn; and

•	TCP’s ability to control costs.

Currently, TCP faces competition from four operators in its authorization area: (a) TIM, the “B” band frequency range operator that launched its services in December, 1998. TIM is primarily owned by Telecom Italia and operates in the entire State of Minas Gerais using TDMA, GSM and 3G technologies; (b) Oi, the “D” band operator that launched its services in June 2002. Oi is a subsidiary of Tele Norte Leste Participações S.A. (Telemar). It operates in the entire State of Minas Gerais using GSM and 3G technologies; (c) Claro, the “E” band operator that launched its services in the fourth quarter of 2005. Claro is controlled by América Móvil and operates in an area that comprises most of the State of Minas Gerais. Claro is present in the Triângulo Mineiro region using 3G technology. Claro operates using GSM and 3G technologies; and, (d) CTBC Celular, an “A” band operator that provides services only in the Triângulo Mineiro region. CTBC Celular is controlled by CTBC, a fixed-line operator. CTBC Celular operates using TDMA, GSM and 3G technologies.

In addition, in December 2006, ANATEL issued Resolution No. 454/2006 setting forth new rules regarding the usage of spectrum at 800, 900, 1800, 1900 and 2100 MHz and also granting auction authorizations to acquire frequencies to operate new licenses including to operate so-called “third generation”, or 3G, wireless telecommunications services in TCP’s area. As ANATEL was successful in dropping an injunction that TCP had obtained to halt this public consultation until a new PGA is approved, the consultation process continued and was concluded in April 2007. TCP announced a trial to anticipate the offering of 3G services using the already licensed spectrum at 850 MHz. On November 9, 2007, TCP launched 3G services using spectrum at 850 MHz.

As of December 31, 2008 and 2007, TCP had an estimated total market share of lines of 28.7% and 29.1% in Minas Gerais, respectively. The extent that increased and ongoing competition will ultimately have on TCP’s market share, business, financial condition, revenues and results of operations will depend on a variety of factors that TCP cannot yet precisely assess, and many of which may be beyond its control.

Critical Accounting Policies

General

The preparation of the Consolidated Financial Statements included in this annual report necessarily involves certain assumptions, which are derived from historical experience and various other factors that TCP deemed reasonable and relevant. The portrayal of TCP’s financial condition and results of operations often requires TCP’s management to make judgments regarding the effects on TCP’s financial condition and results of operations of matters that are inherently uncertain. Actual results may differ from those estimated under different variables, assumptions or conditions. Note 3 to TCP’s 2008 consolidated financial statements in this prospectus/information statement includes a summary of the significant accounting policies and methods used in the preparation of TCP’s consolidated financial statements.

The following is a discussion of TCP’s critical accounting policies, including some of the variables, assumptions and sensitivities underlying the estimates relating to:

•	revenue recognition;

•	deferred taxes;

•	long-lived assets; and

•	provisions for contingencies.

For additional disclosure on risks affecting TCP and a detail sensitivity analysis please refer to “Item 11.—Quantitative and Qualitative Disclosures About Market Risk” in TCP’s Annual Report.

Revenue Recognition

Revenues from services and sales of handsets and accessories are recognized when the service is provided or when the equipment is sold and delivered in accordance with SEC Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition, and Emerging Issues Task Force, or EITF, Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenues from cellular telephone services consist of subscription charges, usage charges, network usage charges, long distance charges and charges for maintenance and other customer services. Unbilled revenues from the billing date to the month-end are measured and recognized as revenue during the month in which the service was provided. Revenues from equipment sales refer to sales of handsets and accessories.

The service agreements signed by customers in connection with sales of subsidized handsets are considered to be revenue arrangements with multiple deliverables. Total consideration received in these arrangements is allocated and measured using units of accounting within the arrangement (i.e., service and handset contracts) based on relative fair values. TCP does not charge activation fees in connection with such service agreements.

Revenues from sales of prepaid cards are recognized according to the services provided for each card, considering customers usage or when the customer credit expires. TCP’s Plano Controle rate plans also include a feature whereby unused credits do not expire each month but rather are available for future use. TCP defers revenue based on unused credits in prepaid cards and in the Plano Controle rate plan. Unused credits are controlled and measured by systems.

TCP considers revenue recognition to be a critical accounting policy because of the uncertainties caused by factors such as the complex information technology required, high volume of transactions, fraud, accounting regulations, management’s determination of collectability and uncertainties regarding its right to receive certain revenues (mainly revenues for use of TCP’s network). Significant changes in these factors could cause TCP to fail to recognize revenues or to recognize revenues that TCP may not be able to realize in the future, despite its internal controls and procedures.

Deferred Taxes

As of December 31, 2008, TCP had a net deferred tax asset of R$133.9 million, as compared to R$255.6 million at December 31, 2007, related to its corporate reorganization, tax loss carry-forwards and other temporary differences (primarily with respect to provision for contingencies, allowance for doubtful accounts and accrued expenses) that may be used to offset future taxable income.

TCP regularly reviews the deferred tax assets for recoverability and establish a valuation allowance, as required, based on its historical taxable income, projected future taxable income, and the expected timing of reversals of temporary differences. If TCP or its subsidiary operate at a loss or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, TCP will evaluate the need to modify or record a valuation allowance against TCP’s deferred tax assets. TCP believes that it is more likely than not that TCP will use this tax credit mentioned above against its taxable income in the future.

Long-lived Assets

TCP considers the effects of obsolescence, competition, changes in technology and other economic factors when assigning useful lives to TCP’s operating assets. For example, the results for the years ended 2001 and 2002 were affected by the acceleration of the depreciation of TCP’s billing system, which was replaced in August 2003.

Due to the launch of the new GSM/EDGE network and the migration from TCP’s TDMA network to the GSM/EDGE network, TCP decided to further reduce the useful lives of its TDMA network and related equipment.

Accordingly, the expected useful lives of these assets were reduced from four to three years, beginning on January 1, 2004. As of December 31, 2007, most of TCP’s TDMA network was fully depreciated. Changes in the lives of operating assets that have a significant impact on TCP’s Consolidated Financial Statements are disclosed whenever they occur.

TCP assesses the carrying amount and potential impairment of these long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors TCP considers in determining whether an impairment review is necessary include a significant underperformance of the assets relative to projected future operating results and significant negative industry or economic trends. TCP determines when an impairment review is necessary through a comparison between the expected undiscounted future cash flows and the carrying amount of the asset. If the carrying amount of the asset is the larger of the two amounts, an impairment loss is recognized by the amount that the carrying amount of the asset exceeds the fair value of the asset. The fair value is determined by quoted market prices, appraisals or the use of valuation techniques, such as expected discounted future cash flows. TCP must make assumptions regarding these estimated future cash flows and other factors to determine the fair value of the respective assets. In determining estimated future cash flows, TCP considers historical experience as well as future expectations, and estimated future cash flows are based on expected future rates and expected future consumer demand. A significant reduction in actual cash flows and estimated cash flows may have a material adverse impact on TCP’s operating results and financial condition.

Contingencies

TCP accounts for contingencies in accordance with SFAS No. 5 “Accounting for Contingencies.” Such accruals are estimated based on historical experience, the nature of the claims, as well as the current status of each claim. Accounting for contingencies requires significant judgment by management concerning the estimated probabilities and ranges of exposure to potential liability. Management’s assessment of TCP’s exposure to contingencies could change as new developments occur or more information becomes available. The outcome of the contingencies could vary significantly and could materially impact TCP’s consolidated results of operations, cash flows and financial position. Management has applied its best judgment in applying SFAS No. 5 to these matters.

TCP does not believe that it is a party to any legal proceedings for which it has not made provisions for probable losses and that will have a material adverse effect on its consolidated financial position.

As discussed in Note 15 to TCP’s consolidated financial statements, which are included in TCP’s Annual Report, in the first quarter of 2008, after a legal assessment by TCP’s in-house and independent counsels of the progress of a judicial action challenging the assessment of the ICMS on monthly subscription and value added services, TC and the State of Minas Gerais entered into a Term of Adhesion to the ICMS Convention No. 72/2006 (incorporated, with limitations, by Decree No. 44.422/2006, as further amended), which authorizes the State to grant partial discharge from the ICMS tax (in essence, a rate reduction), for the rendering of communication services.

TCP recognizes the costs of legal defense in the periods incurred. The costs of defending claims are not included in TCP’s provisions because legal expenses are generally determined on the basis of success fees.

Recently Issued Accounting Pronouncements

The Financial Accounting Standard Board, or FASB, has issued a number of standards and interpretations during 2007 and 2008. The following standards and interpretations will be in effect in the near future. Management is evaluating the possible impact of these standards and interpretations.

In December 2008, the FASB issued FSP No. FAS 132R-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” (FSP FAS 132R-1). FSP FAS 132R-1 amends SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plans. This guidance is intended to ensure that an employer meets the objectives of the disclosures about plan assets in an employer’s defined benefit pension or other postretirement plan to provide users of financial statements with an understanding of the following: how investment allocation decisions are made; the major categories of plan assets; the inputs and valuation techniques used to measure the fair value of plan assets; the effect of fair value measurements using significant unobservable inputs on changes in plan assets; and significant concentrations of risk within plan assets. FSP FAS 132R- 1 is effective for the year ending December 31, 2009. As FSP FAS 132R-1 only requires enhanced disclosures, management anticipates that the adoption of FSP FAS 132R-1 will not have an impact on the Consolidated Financial Statements.

In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets” (FSP 142-3). FSP 142-3 amends the factors to be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets.” Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. This FSP is effective prospectively for intangible assets acquired or renewed after January 1, 2009. TCP does not expect FSP 142-3 to have a material impact on its accounting for future acquisitions of intangible assets.

In March 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of SFAS No. 133” (SFAS 161). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (i) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format, (ii) the disclosure of derivative features that are credit risk-related, and (iii) cross-referencing within footnote disclosures to enable financial statement users to locate important information about derivative instruments. As SFAS 161 only requires enhanced disclosures, no impact was noted on our financial statements.

In February 2008, the FASB issued FSP No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” which states that SFAS No. 13, “Accounting for Leases,” (SFAS 13) and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13 are excluded from the provisions of SFAS 157, except for assets and liabilities related to leases assumed in a business combination that are required to be measured at fair value under SFAS No. 141, “Business Combinations,” (SFAS 141) or SFAS No. 141 (revised 2007), “Business Combinations,” (SFAS 141R).

Also in February 2008, the FASB issued FSP 157-2, which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP 157-2 partially defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The adoption of SFAS 157 for all nonfinancial assets and nonfinancial liabilities is effective beginning January 1, 2009. No significant impact was noted in the quarterly financial statements as of March 31, 2009.

In December 2007, the FASB also issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This statement clarifies that a non-controlling (minority) interest in an operating subsidiary is an ownership interest in that subsidiary that should be reported as equity in the parent’s consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and non-controlling interests, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and the non-controlling interests. This statement was effective prospectively for fiscal years beginning after December 15, 2008 (calendar year 2009), with presentation and disclosure requirements applied retrospectively to comparative financial statements. Effective January 1, 2009, TCP adopted the provision of this statement and applied it retrospectively to prior period financial statements, included in this prospectus/information statement.

Also in December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141R, “Business Combinations.” Statement 141R establishes principles and requirements for how an acquiring entity in a business combination recognizes and measures the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. This statement will be effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (calendar year 2009). The impact of the adoption of SFAS 141R on TCP’s consolidated financial position, results of operations will largely be dependent on the size and nature of the business combinations completed after the adoption of this statement.

In November 2008, the Emerging Issues Task Force issued EITF No. 08-6, Equity Method Investment Accounting Considerations (EITF 08-6) that addresses how the initial carrying value of an equity method investment should be determined, how an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment should be performed, how an equity method investee’s issuance of shares should be accounted for, and how to account for a change in an investment from the equity method to the cost method. EITF 08-6 shall be effective in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. EITF 08-6 shall be applied prospectively with early application prohibited. The adoption of EITF 08-6 is not expected to have a material impact on TCP’s consolidated financial condition or results of operations.

In November 2008, the Emerging Issues Task Force issued EITF No. 08-7, Accounting for Defensive Intangible Assets (EITF 08-7) that addresses the determination of the unit of accounting and subsequent measurement of intangible assets acquired, including intangible assets acquire in a business combination, in situations in which the acquirer does not intend to actively use the asset but intends to hold the asset to prevent its competitors from obtaining access to the asset (a defensive intangible asset). EITF 08-7 shall be effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of the adoption of EITF 08-7 on TCP’s consolidated financial position, results of operations will largely be dependent on the size and nature of the business combinations completed after the adoption of this statement.

On May 28, 2009, the FASB issued Statement No. 165, Subsequent Events (FAS 165). This statement is effective for interim and annual periods ending after June 15, 2009. The statement establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. Additionally, the statement requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure is intended to alert all users of the financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. Management is analyzing the potential effects of the adoption of FAS 165 on our consolidated financial statements.

A. Results of Operations

Results of Operations for Three Month Period Ended March 31, 2009 Compared to Three Month Period Ended March 31, 2008 of TCP

TCP prepares its quarterly financial statements in accordance with accounting practices adopted in Brazil, which differ in significant respects from U.S. GAAP. See Note 32 to our unaudited quarterly financial statements for the three-month periods ended March 31, 2009 and 2008 for a description of the principal differences between the Brazilian GAAP and U.S. GAAP as they relate to us, and a reconciliation to U.S. GAAP of net income/loss and total shareholders’ equity.

The following table sets forth certain components of our results for the periods presented.

Statement of Operations (consolidated) under Brazilian GAAP

	Three month periods ended March 31,		Percent change
	2009	2008	%
	(in millions of reais)
Net operating revenue	399.2	349.3	14.3
Cost of services and goods	(262.1)	(191.1)	37.2
Gross profit	137.1	158.2	(13.3)
Operating expenses:
Selling	(76.9)	(79.8)	(3.6)
General and administrative	(47.0)	(56.4)	(16.7)
Other operating revenue (expenses), net	11.6	265.5	(95.6)
Total operating revenue (expenses)	(112.3)	129.3	n.a.
Operating income before financial expense, net	24.8	287.5	(91.4)
Net financial expenses	20.5	17.9	14.5
Net income (loss) before income and social contribution taxes and minority interests	45.3	305.4	(85.2)
Income and social contribution taxes	(16.0)	(104.9)	(84.7)
Minority interests	(4.0)	(32.6)	(87.7)

Net Income (loss)	25.3	167.9	(84.9)

Operating Revenues

Our operating revenues consist of the following:

•	usage charges, which include charges for outgoing calls, monthly fee, roaming and similar service;

•	revenues from the sale of wireless devices and accessories;

•	interconnection charges (or network usage charges), which are amounts we charge other cellular and fixed-line or long-distance service providers for the use of our network; and

•	other charges, including charges for the text messaging services (SMS), WAP, downloads, call forwarding, call waiting, voicemail, and call blocking.

The composition of operating revenues by category of service is presented in our consolidated financial statements and discussed below. We do not present operating revenues on a net basis (i.e., after deduction of taxes) by category of service.

The following table sets forth the components of our net operating revenues for the periods presented.

	Three month periods ended March 31,		Percent change
	2009	2008	%
	(in millions of reais)
Usage, additional call and monthly fee	299.2	271.3	10.3
Interconnection charges	165.4	155.2	6.6
Sales of wireless devices and accessories	38.4	28.1	36.7
Other	65.3	50.8	28.5
Gross operating revenue	568.3	505.4	12.4
Value-added and other indirect taxes	(99.2)	(82.3)	20.5
Discounts granted and return of goods	(69.9)	(73.8)	(5.3)

Net operating revenues	399.2	349.3	14.3

Net revenues increased by 14.3% to R$399.2 million in March 2009 from R$349.1 million in March 2008, primarily due to an increase in revenues from additional call charges and monthly fee, interconnection charges and an increase in sales of wireless devices and accessories.

Usage, additional call and monthly fee. Revenues from usage charges increased by 10.3% to R$299.2 million in March 2009, from R$271.3 million in March 2008. The increase in 2009 was mainly due to an increase of 17.4% in our customer base to 4,678 million, an improvement on the customer base quality and to the growth in the total outgoing traffic because of the usage incentives.

Interconnection charges. Revenues from interconnection charges increased by 6.6% to R$165,4 million in March 2009, from R$155.2 million in March 2008. The increase in interconnection charges in 2009 was principally due to an increase in mobile to mobile calls, concurrent with the growth in the number of terminals in use and the static number of fixed-line telephones.

Sales of wireless devices and accessories. Revenues from sales of wireless devices and accessories increased by 36.7% to R$38.4 million in March 2009 from R$28.1 million in March 2008. The increase in 2009 was principally due to the growth of our customer base.

Revenues from sales of wireless devices and accessories are reported before commissions and promotional discounts, and include value-added taxes. In general, the purpose of wireless device sales is to encourage growth in customers and traffic (and not necessarily to generate profits). Accordingly, we subsidize part of the costs of wireless devices. The subsidy strategy resulted in a gross loss (calculated as the difference of net operating revenues from sales minus the cost of goods sold) for TCP of R$21.2 million in March 2009 and R$6.7 million in March 2008.

Other. Revenues from other services increased 28.5% to R$65.3 million in March 2009 from R$50.8 million in March 2008. The increase was principally due to an increase in our customer base and an increase in the use of data-related services by our customers, including text message services, or SMS, wireless Internet services and other value-added services.

Value-added and other indirect taxes. Value-added and other indirect taxes increased 20.5% to R$99.2 million in March 2009 from R$82.3 million in March 2008. The increase in 2009 was mainly due to an increase in gross operating revenue, particularly in revenue from usage charges. The effective rate of taxes on gross operating revenues varies depending on the composition of our revenues, since the interconnection charges are not subject to ICMS. Accordingly, value-added taxes and other indirect taxes corresponded to 17.5% and 16.3% of our gross operating revenues in March 2009 and March 2008, respectively.

Discounts and return of goods sold. Discounts and returns decreased 5.3% in March 2009 to R$69.9 million, from R$73.8 million in March 2008. Discounts and returns corresponded to 12.3% and 14.6% of our gross operating revenues in March 2009 and March 2008, respectively. The decrease in 2009 was mainly due to sales of wireless handsets with GSM technology which have a lower average cost, which was offset by an increased in the base of customers.

Cost of Services and Goods

The following table sets forth the components of our costs of services and goods sold for periods ended March 2009 and 2008, as well as the percentage change from the previous periods.

	Three month periods ended March 31,		Percent change
	2009	2008	%
	(in millions of reais)
Cost of goods sold	(54.1)	(31.4)	72.3
Depreciation and amortization	(56.5)	(40.9)	38.1
Supplies, outside services other	(14.3)	(13.8)	3.6
Interconnection charges	(78.5)	(61.8)	27.0
Rent, insurance, condominium fees, and leased lines	(28.0)	(22.4)	25.0
Personnel	(5.2)	(3.7)	40.5
Taxes	(25.5)	(17.1)	49.1

Cost of services and goods	(262.1)	(191.1)	37.2

Cost of services and goods increased by 37.2% in March 2009 to R$262.1 million, from R$191.1 million in March 2008. The increase in 2009 was mainly due to an increased in cost of goods sold, interconnection charges, depreciation and amortization costs and taxes. Gross margin (gross profit as a percent of net operating revenues) corresponded to 34.3% and 45.3% in March 2009 and March 2008, respectively.

Cost of goods sold. Cost of wireless devices and accessories increased 72.3% to R$54.1 million in March 2009, from R$31.4. The increase in 2009 was mainly due to the increase of the base customers who purchase handheld devices with GSM technology, which have a lower average cost, but which have sold in generally higher volumes.

Depreciation and amortization. Depreciation and amortization expenses increased 38.1% to R$56.5 million in March 2009, from R$40.9 million in March 2008. The increase in 2009 was mainly due to the investments made in the period for expansion of coverage and amortization of software due to the integration with Vivo.

Supplies, outside services and other. Cost of materials and third-party services increased 3.6% to R$14.3 million in March 2009, from R$13.8 million in March 2008. The increase in 2009 was mainly due to an increased in the third-party services, mainly in remuneration of platform of short messager (SMS).

Interconnection charges. Interconnection charges increased 27.0% to R$78.5 million in March 2009, from R$61.8 million in March 2008. The increase in 2009 is due to an increase in our customer base and in outgoing off net call traffic.

Rent, insurance, condominium fees, and leased lines. Rent, insurance, condominium fees, and leased lines expenses increased 25.0% to R$28.0 million in March 2009, from R$22.4 million in March 2008. The increase in 2009 was mainly due to an increase in lease payments for shared retail space and in the utilization of the circuits.

Personnel. Personnel expenses increased 40.5% to R$5.2 million in March 2009, from R$3.7 million in March 2008. The increase in 2009 was mainly due to an increase in salaries under the terms of our collective bargaining agreement, which we renegotiate annually and to training program costs.

Taxes. Taxes increased 49.1% to R$25.5 million in March 2009, from R$17.1 million in March 2008. The increase in 2009 was mainly due to an increase in FISTEL, due to an increase in the customer base.

Operating Expenses

The following table sets forth the components of our operating expenses for each of the periods ended March 31, 2009 and 2008, as well as the percentage change from the prior period.

	Three month periods ended March 31,		Percent change
	2009	2008	%
	(in millions of reais)
Selling expenses	(76.9)	(79.8)	(3.6)
General and administrative expenses	(47.0)	(56.4)	(16.7)
Other net operating revenues (expenses)	11.6	265.5	(95.6)
Total	(112.3)	129.3	(187.3)

TCP’s operating expenses increased 187.3% to R$112.3 million in March 2009, from revenues of R$129.3 million in March 2008. The increase in 2009 reflects a nonrecurring gain of R$ 251.6 million in 2008 resulting the reversal provisions of taxes (ICMS). As a percentage of net services revenue, excluding the nonrecurring gain, selling, general and administrative expenses decreased to 28.1% in March 2009, as compared to 35.0% in March 2008.

Selling expenses. Selling expenses decreased 3.6% to R$76.9 million in March 2009, from R$79.8 million in March 2008. The decrease in 2009 was principally due to a decrease in expenses in customer retention efforts, in addition to a decrease in provision for doubtful accounts. The decrease was partially offset by an increase in publicity and advertising and depreciation and amortization.

General and administrative expenses. General and administrative expenses decreased 16.7% to R$47.0 million in March 2009, from R$56.4 million in March 2008. The decrease in 2009 was principally due to the reduction in consulting and other expenses with technical administrative services, partially offset by an increase in depreciation and amortization.

Other net operating expenses. The net amount of other operating expenses decreased by 95.6% to R$11.6 million in March 2009, from R$265.5 million in March 2008. The decrease in 2009 was principally due the reversal of provisions explain above, an increase in other revenues and a reduction in goodwill amortization.

Net Financial Expenses

The following table sets forth certain components of our net financial expenses, as well as the percentage change of each component from the previous periods ended of March 2009 and 2008.

	Three month periods ended March 31,		Percent change
	2009	2008	%
	(in millions of reais)
Financial income	25.6	26.1	(1.9)
Exchange gains (losses)	(2.7)	(1.6)	68.8
Gains (losses) on foreign currency derivative contracts	0.9	(0.6)	n.a
Financial expenses	(3.3)	(6.0)	(45.0)

Total	20.5	17.9	14.5

Net financial revenues reflect, among other things, the net effect of interest income and expense, and the net effect of exchange rate fluctuation affecting our loans, financings and derivative operations. Our net financial revenues increased 14.5% to R$20.5 million in March 2009, from R$17.9 million in March 2008. The net financial revenue increased by R$ 2.6 million. This is due to a lower debt cost, mainly due to settlement of Notes, aligned to a higher effective interest rate in the period: 2.85% in March 2009 and 2.53% in March 2008.

At March 31, 2009, the debt for loans and financings of TCP was R$ 57.7 million, referring to debentures issued under the Minas Comunica program. In this period, foreign currency debts were settled due to the settlement of Notes effected in January/09, as well as their corresponding swaps, causing TCP to have 100% of its debt in Brazilian reais and with a long term profile. This debt was offset by cash and cash investments totaling R$ 409.0 million, resulting in net cash of R$ 351.3 million.

Income and Social Contribution Taxes Income (Expense)

We recorded expenses from income and social contribution taxes in the amount of R$16.0 million in March 2009, a decrease of 84.7% from an expense of R$104.9 million in March 2008. The decrease in 2009 is related to lower net income before income and social contribution taxes compared to 2008, had to nonrecurring gain of R$ 251.6 million resulting the reversal provisions of taxes (ICMS)

Minority Interest

The minority interest recorded for the periods ended March 31, 2009 and March 2008 was in the amount of $4.0 million and R$32.6 million, respectively and represented the noncontrolling interest in TC.

Net Income

As a result of the above factors, net income decreased to R$25.3 million in March 2009, as compared to R$167.9 million in March 2008.

Results of Operations for Years Ended December 31, 2008, 2007 and 2006 of TCP under U.S. GAAP

The following table shows the components of TCP’s net income for the years ended December 31, 2008, 2007 and 2006.

	Year Ended December 31,
	April 1st through December 31, 2008 Post-merger	January 1st through March 31st, 2008 Pre-merger	2008 Aggregate	2007 Pre-merger	2006 Pre-merger
	(in millions of reais)
Net operating revenues:
Services provided to customers	1,093.8	579.6	1,673.4	1,277.6	1,095.7
Sale of handsets	126.0	24.7	150.7	100.5	106.1

	1,219.8	604.3	1,824.1	1,378.1	1,201.8

Cost of services (1)	(425.7)	(122.3)	(548.0)	(441.7)	(332.9)
Cost of handsets and accessories	(186.8)	(31.3)	(218.1)	(136.2)	(193.3)
Selling, general and administrative expenses (including cost sharing agreement) (1)	(332.5)	(114.6)	(447.1)	(388.4)	(327.4)
Allowance for doubtful accounts	(18.8)	(8.4)	(27.2)	(29.9)	(41.4)
Depreciation and amortization	(246.2)	(57.0)	(303.2)	(215.0)	(201.5)

Other operating income, net	24.0	14.8	38.8	53.1	47.0

Operating profit	33.8	285.5	319.3	220.0	152.3
Financial income	118.0	26.8	144.8	84.1	99.7
Financial expense	(13.0)	(8.0)	(21.0)	(66.0)	(51.3)
Foreign exchange (loss) gain, net	(47.8)	1.8	(46.0)	30.1	21.1

Financial income, net	57.2	20.6	77.8	48.2	69.5

Income before taxes	90.9	306.1	397.0	268.2	221.8
Taxes on income	(19.8)	(105.1)	(124.9)	(84.1)	(69.2)
Net income	71.1	201.0	272.1	184.1	152.6

Net income attributable to parent company	54.0	168.3	222.3	153.3	128.8

Net income attributable to noncontrolling interest	17.1	32.7	49.8	30.8	23.8

(1)	Exclusive of depreciation classified separately.

Results of Operations for Year Ended December 31, 2008 Compared to Year Ended December 31, 2007 of TCP under U.S. GAAP

Net Operating Revenues

Net revenues increased by 32.4% to R$1,824.1 million in 2008 from R$1,378.1 million in 2007, primarily due to a nonrecurring gain of R$251.6 million in 2008 resulting from a reduction in taxes (ICMS) on net operating revenues, an increase in revenues from additional call charges, monthly subscription charges and interconnection charges. Excluding the effect of such nonrecurring gain in 2008, net revenues would have increased only by 14.1% to R$1,572.5 million in 2008, as compared to 2007. See “Item 8.A.—Financial Information—Consolidated Financial Statements—Legal Matters—Tax-related” in TCP’s Annual Report.

Revenues from services provided to customers are comprised mainly of monthly fees, service charges from outgoing traffic and interconnection revenues from incoming traffic. Net revenues from services provided to customers increased 31.0% to R$1,673.4 million in 2008 from R$1,277.6 million in 2007. This results mainly from the nonrecurring gain of R$251.6 million in 2008 classified as a reduction in taxes (ICMS) on net operating revenues, an increase in usage, additional call and monthly subscription charges, along with an increase in interconnection revenues.

TCP’s revenues on sale of handsets increased 49.9% to R$150.7 million in 2008 from R$100.5 million in 2007, mainly due to the growth of its customer base, which increased to 4.627 million in 2008 from 3.901 million in 2007.

Cost of Services

Cost of services increased 24.1%, to R$548.0 million in 2008 from R$441.7 million in 2007. This increase is due to a 30.5% increase in interconnection and roaming costs, resulting from an increase in outgoing calls and TCP paying interconnection fees to other operators. Additionally, there was a 21.1% increase in FISTEL fees as a result of the increased growth in the customer base in 2008, as compared to 2007. The customer base grew to 4.627 million in 2008 from 3.901 million in 2007.

Cost of Handsets and Accessories

Cost of handsets sold increased 60.2%, from R$136.2 million in 2007 to R$218.1 million in 2008 due to the increase in TCP’s customer base, which resulted in part from promotional campaigns to acquire new customers as a result of Vivo commencing operations in the state of Minas Gerais, and the depreciation of the real against the U.S. dollar.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 8.6%, to R$447.1 million in 2008 from R$411.7 million in 2007. As a percentage of net services revenue, excluding the nonrecurring gain of R$251.6 million in 2008 explained above, selling, general and administrative expenses decreased to 31.4% in 2008, as compared to 32.2% in 2007.

Selling expenses increased 17.4%, to R$327.5 million in 2008 from R$279.0 million in 2007. As a percentage of net services revenue, excluding the nonrecurring gain of R$251.6 million in 2008, selling expenses increased to 23.0% in 2008, as compared to 21.8% in 2007. This increase in 2008 was principally due to an increase in third-party costs, mainly costs of distribution and client care, which were partially offset by the decreases in the customer loyalty program costs.

General and administrative expenses increased 9.3% to R$119.6 million in 2008 from R$109.4 million in 2007. The increase was principally due to the increase in third-party costs, especially consulting expenses.

General and administrative expenses, as a percentage of net services revenue, excluding the nonrecurring gain of R$251.6 million in 2008, decreased to 8.4% in 2008 from 8.6% in 2007.

Allowance for Doubtful Accounts

Provisions for doubtful accounts were 3.4%, 2.2% and 1.7% of net operating revenues in 2006, 2007 and 2008 (excluding the nonrecurring gain of R$251.6 million in 2008), respectively. The decrease in 2008 resulted from stricter credit policies applied in 2008 and improvements in the account collection system for doubtful accounts.

Other Operating Income

Net other operating income decreased 26.9% to R$38.8 million in 2008 from R$53.1 million in 2007. The decrease was principally due to an increase in expenses due to provisions for contingencies and taxes on other operating income, which were partially offset by increases in income from the fines TCP charged its customers on telecommunications services and from lease payments it received from renting its network infrastructure.

Depreciation and Amortization

Depreciation and amortization expenses increased 41.0%, to R$303.2 million in 2008 from R$215.0 million in 2007. This increase was primarily due to (i) the use of push down accounting to account for Vivo’s acquisition costs in TCP’s financials as of April 1, 2008, which increased the depreciable assets base that in turn generated additional depreciation and amortization expenses of R$58.2 million from April to December, 2008, and (ii) depreciation of sites activated for the Minas Comunica Project.

Operating Profit

Operating profit increased 45.1%, to R$319.3 million in 2008 from to R$220.0 million in 2007, as a result of the nonrecurring gain of R$251.6 million classified as net operating revenues and other factors described above. Excluding from consideration such nonrecurring gain of R$251.6 million, operating profit would have been reduced by 69.2%, as compared to 2007.

Financial Income

Financial income increased 72.2% to R$144.8 million in 2008 from R$84.1 million in 2007. The increase is mostly attributable to a higher availability of funds invested and gains on swap agreements of R$24.7 million, whereas in 2007 TCP had losses of R$43.4 million, which was classified as Financial Expense, as described below.

Financial Expense

Financial expense decreased 68.2% to R$21.0 million in 2008 from R$66.0 million in 2007 primarily due to the reduction in losses on swap agreements. In 2008, TCP had a gain on swap agreements of R$24.7 million, which was classified as Financial Income for 2008, whereas in 2007 had a loss of R$43.4 million.

Net Foreign Exchange Gain

In 2008, TCP recorded a foreign exchange loss of R$46.0 million because of the depreciation of the real against the U.S. dollar on its foreign currency debt.

Taxes on Income

TCP recorded expenses from income and social contribution taxes in the amount of R$124.9 million in 2008, an increase of 48.7% from an expense of R$84.1 million in 2007. This increase was primarily due to an increase in TCP’s net operating revenue caused by the nonrecurring gain of R$251.6 million, which generated an income tax expense of R$85.6 million. The effective tax rate in 2008 was 31.5%, as compared to 31.4% in 2007.

Net Income

As a result of the above factors, net income increased to R$272.1 million in 2008, as compared to R$184.1 million in 2007.

Results of Operations for Year Ended December 31, 2007 Compared to Year Ended December 31, 2006 of TCP under U.S. GAAP

Net Operating Revenues

Total net revenues increased 14.7%, to R$1,378.2 million in 2007 from R$1,201.8 million in 2006. This increase is mostly attributable to a 34.7% increase in interconnection revenues to R$579.9 million in 2007, from R$430.6 million in 2006, as a result of the adoption of the “full billing” rule for interconnection revenues.

Revenues from services provided to customers are comprised mainly of monthly fees, service charges from outgoing traffic and interconnection revenues from incoming traffic. Net revenues from services provided to customers increased 16.6% to R$1,277.6 million in 2007 from R$1,095.7 million in 2006. This increase is a result of (i) an increase in interconnection revenues in the amount of R$149.3 million, as a consequence of the adoption of the “full billing” rules for interconnection charges in 2007; (ii) a R$43.3 million increase in value added services revenue; and (iii) a R$3.6 million increase in other revenues from services provided to customers.

Cost of Services

Cost of services increased 32.7%, to R$441.7 million in 2007 from R$332.9 million in 2006. This increase is due to a 67.3% increase in interconnection and roaming costs as a result as of the adoption of the “full billing” rule in 2007 for interconnection charge mentioned above. Additionally, there was a 416.2% increase in FISTEL fees as a result of the higher growth in the customer base in 2007, as compared to 2006, and a 48.3% increase in rent and network maintenance costs due to the expansion of TCP’s GSM network.

This increase was partially offset by a 8.9% decrease in expenses related to leased line costs, as a result of the replacement of leased transmission lines by lines owned by TCP, and by replacing Embratel’s lines by Telemar’s lines due to its reduced cost.

Cost of Handsets and Accessories

Cost of handsets sold decreased 29.6%, from R$193.3 million in 2006 to R$136.2 million in 2007, due to the negotiation with suppliers of more favorable terms in handset price policy.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 21.2%, to R$411.7 million in 2007 from R$339.6 million in 2006. As a percentage of net services revenue, selling, general and administrative expenses increased to 32.2% in 2007, as compared to 31.0% in 2006.

Selling expenses increased 19.1%, to R$279.0 million in 2007 from R$244.3 million in 2006. As a percentage of net services revenue, selling expenses increased to 21.8% in 2007, as compared to 21.4% in 2006. This increase is mostly attributable to higher advertising and promotional expenses incurred in 2007, in connection with the launch of new products such as Poupo and 3G technology, as well as a new line of prepaid cards.

General and administrative expenses increased 17.6%, to R$109.4 million in 2007 from R$93.1 million in 2006. This increase is mainly attributable to the reversal of a provision related to value added taxes (VAT—ICMS) in the amount of R$19.5 million recorded in 2006, which did not occur in 2007. As a percentage of net services revenue, general and administrative expenses increased to 8.6% in 2007 from 8.5% in 2006.

Allowance for Doubtful Accounts

The allowance for doubtful accounts decreased 27.8% to R$29.9 million in 2007 from R$41.4 million in 2006. This decrease resulted from the establishment of rules for client acquisition focused on credit analysis, appropriate incentives for the distribution channels and new collection actions. As a percentage of net revenues, the allowance for doubtful accounts decreased to 2.2% in 2007, from 3.4% recorded in 2006, due to the increase in sales to premium clients.

Other Operating Income (Expense), Net

The net operating expense in 2007 refers mainly to loss on disposal of certain equipment.

Depreciation and Amortization

Depreciation and amortization expenses increased 6.7%, to R$215.0 million in 2007 from R$201.5 million in 2006. This increase is a result of a higher volume of capital expenditures in 2007.

Operating Profit

Operating profit increased 44.5%, to R$220.0 million in 2007 from to R$152.3 million in 2006, as a result of the factors described above.

Financial Income

Financial income decreased 15.7%, to R$84.1 million in 2007 from R$99.7 million in 2006. The decrease is mostly attributable to the declining interest rates occurred in the year.

Financial Expense

Financial expense increased 28.6%, to R$66.0 million in 2007 from R$51.3 million in 2006. The increase was directly related to a tax expense on financial transactions in the amount of R$14.5 million, as compared to a gain of approximately R$40.7 million on such taxes in 2006, since the gain in the amount of R$16.6 million obtained from the lawsuit that questioned the constitutionality of the basis for application of PIS and COFINS were recognized as financial expenses in 2006. Additionally, in 2007 the results of TCP’s cross-currency interest rate swap agreements were in line with those for 2006.

Foreign Exchange Gain, Net

As a result of the 17.2% appreciation of the real against the U.S. dollar during 2007, TCP recorded a foreign exchange gain of R$30.1 million, as compared to a foreign exchange gain of R$21.1 million during 2006 when the real appreciated against the U.S. dollar by 9.5%.

Taxes on Income

Income taxes increased 21.5%, to R$84.1 million in 2007 from R$69.2 million in 2006, as a result of the increase in income before taxes to R$268.2 million in 2007 from R$221.8 million in 2006. The effective tax rate in 2007 was 31.4%, as compared to 31.2% in 2006.

Net Income

As a result of the above factors, net income increased to R$184.1 million in 2007, as compared to R$152.6 million in 2006.

Recent Developments

At a meeting held on May 26, 2008, the Board of Directors of TCP approved the appointment of Ernst & Young Auditores Independentes S.S. as its independent auditors for the period beginning April 2008. The decision to replace TCP current independent auditors is due to the change of its control that took place in April 2008, so that the financial statements of Vivo, its current controlling shareholder, and those of TCP are audited by the same independent auditors.

B. Liquidity and Capital Resources

General

TCP’s primary sources of liquidity have historically been cash flows from operating activities and borrowings. TCP has funded its operations and capital expenditures principally from operating cash flows and loans obtained from financial institutions. TCP regularly maintains substantial cash and cash equivalents and temporary cash investments balances in order to be in a position to respond immediately to the changing regulatory and competitive environment in which it operates. TCP’s principal cash requirements include:

•	capital expenditures, including those related to the GSM network migration and the expansion of the 3G network,

•	the servicing of TCP’s indebtedness,

•	the payment of dividends and interest on shareholders’ equity, and

•	handset subsidies.

Cash Provided by Operating Activities

Cash provided by operating activities was R$52.5 million in the first three month period ended March 31, 2009. The significant decrease in 2009 compared to 2008 is primarily due to a nonrecurring gain of R$251.6 million in 2008 resulting from a reduction in taxes (ICMS), regarding the adhesion to ICMS tax settlement agreement.

Cash provided by operating activities was R$1,259.3 million in 2008, R$89.9 million in 2007 and R$290.5 million in 2006. The significant increase in 2008 compared to 2007 is primarily due to the “marketable securities” previously classified as “trading securities” under SFAS 115, amounting to R$719.9 million.

Cash Used in Investing Activities

Cash used in investing activities was R$41.8 million in the first three month period ended March 31, 2009. Acquisitions of property and equipment continue to be one of TCP’s primary uses of cash flow. During the first three month period ended March 31, 2009, TCP continued to expand its GSM capacity and to enhance the scope of its 3G coverage. In addition, investments were increased to improve the quality of its services and to finalize the “Minas Comunica” Project.

Cash used in investing activities was R$319.3 million in 2008, R$157.5 million in 2007 and R$155.2 million in 2006. Acquisitions of property and equipment continue to be one of TCP’s primary uses of cash flow. In 2008 and 2007, TCP continued to expand its GSM capacity and to enhance the scope of its 3G coverage. In addition, investments were increased to improve the quality of its services and to finalize the “Minas Comunica” Project.

Cash provided by (used in) Financing Activities

TCP used cash in its financing activities of R$552.7 million in the first three month period ended March 31, 2009. TCP paid R$288.1 million in dividends and interest on shareholders’ equity in the first three month period ended March 31, 2009.

TCP used cash in its financing activities of R$2.0 million in 2008 and R$143.3 million in 2006, as compared to cash provided in financing activities of R$56.7 million in 2007. TCP’s cash provided by financing activities in 2007 was due mainly to cash resulting from the reverse stock split that occurred that year and lower dividends paid during 2007, as compared to 2006. TCP paid R$50.3 million, R$34.5 million and R$98.7 million in dividends and interest on shareholders’ equity in 2008, 2007 and 2006, respectively.

Increase (Decrease) in Cash and Cash Equivalents

As of March 31, 2009, TCP had R$406.7 million in cash and cash equivalents, as compared to R$948.7 million on December 31, 2008, due to the payment of dividends, including interest on shareholders’ equity, notes and respective hedge on the notes, and taxes (FISTEL).

As of December 31, 2008, TCP had R$948.4 million in cash and cash equivalents, as compared to R$10.4 million and R$21.4 million on December 31, 2007 and 2006, respectively, as a result of the factors mentioned above.

Capital Expenditures

TCP invested R$316.0 million, R$305.5 million and R$250.5 million in 2008, 2007 and 2006, respectively. Capital expenditures priorities in 2008 included primarily expanding TCP’s GSM and W-CDMA network capacity and TCP’s investments in the Minas Comunica program.

TCP’s planned capital expenditures for 2009 will be around R$407.7 million, and includes investments in network expansion on GSM/EDGE overlay, introduction of new products and services to maximize the use of cellular phones, expansion of TCP’s stores and the continual improvement of the quality of services provided to TCP’s customers. The amounts will be approved at an upcoming general shareholders’ meeting. TCP intends to pay these expenditures with funds generated by operations and its available borrowing capacity.

Indebtedness

As of December 31, 2008, TCP’s total debt was R$242.2 million, as compared to R$147.9 million and R$171.0 million on December 31, 2007 and 2006, respectively. As of December 31, 2008, 78.2% of TCP’s total debt was denominated in U.S. dollars, with interest at an annual rate of 8.75%. As of December 31, 2008, 2007, and 2006, TCP had cross-currency interest rate swap agreements in effect for all of its foreign-currency indexed debt to mitigate exchange rate fluctuations. TCP’s cross-currency interest rate swap agreements exchange U.S.-dollar indexed debt for reais debt with a floating interest rate (based on the CDI and IPCA).

On January 20, 2004, TC issued US$80 million of 8.75% unsecured senior notes units due 2009. The TC notes and the Amazônia Celular notes were only to be transferred together as part of notes units and could not be traded separately. The notes units were offered and sold in offshore transactions in accordance with Regulation S under the Securities Act and to qualified institutional buyers (QIBs) in the United States under Rule 144A of the Securities Act. Interest payments on the TC notes were made semi-annually. As of December 31, 2008, there was R$189.4 million aggregate principal amount of notes outstanding, and TC was in compliance with the financial covenants set forth in the indenture related to the notes. The notes were paid in January 2009.

In compliance with the terms of the personal mobile service providing agreement, resulting from public bid No. 001/2007, the State of Minas Gerais, through the State Secretary of Economic Development, has undertaken to subscribe debentures issued by TC in the scope of the Minas Comunica Program, through the use of resources from the Fund of Universalization of the Access to Telecommunication Services, or FUNDOMIC. According to the program, TC will provide cellular phone coverage to 134 locations within the State of Minas Gerais (those with area codes No. 34, 35 and 38). In addition, 5,550 single, non convertible, nominal and book-entry debentures will be issued without issuance certificates in up to five series. In December 2007, as consideration from the certification obtained from the State Secretary of Economic Development from serving 15 locations, TC issued 621 non-convertible debentures from the first series of the first issuance in the total amount of R$6.2 million. On December 31, 2008, for the service of 77 locations, 3,190 debentures were issued in the third series of the first issue, valued at R$31,900, thus completing the program for providing service to 134 locations within the State of Minas Gerais. On December 31, 2008, the updated amounts of the first, second and third series of the debentures were R$6.6 million, R$18.3 million and R$32.0 million, respectively. The outstanding balance is adjusted to inflation according to the IPCA plus 0.5% per year.

The debentures principal amount and interest are due annually beginning July 2018, with final maturity date in July 2021. The agreement has restrictive clauses concerning: (1) the allocation of funds, (2) certain transactions carried out with related parties and consolidation and merger transactions, and (3) compliance with certain limits substantially based on balance sheet financial indicators and EBITDA, among others.

TCP’s financial instruments restrict its ability, among other things, to pay certain dividends and distributions, create liens on our assets, enter into related-party transactions, or merge, consolidate or sell assets. TCP’s financial instruments also require it to maintain certain ratios (such as a ratio of net indebtedness to adjusted EBITDA, and a ratio of adjusted EBITDA to net interest expense) and deliver certain financial reports. In addition, certain financing agreements of TCP have cross-acceleration clauses. Since TCP’s financing agreements limit its ability to incur indebtedness above a certain level, TCP’s ability to raise capital above the limits imposed by such agreements may be impaired, which may affect TCP’s ability to obtain resources needed to switch or upgrade its technology.

The following table shows TCP’s U.S. dollar and non-U.S. dollar-denominated loans for the periods indicated (converted using the exchange rate at the end of the period):

	As of March 31, 2009	As of December 31,
		2008	2007	2006
	(in millions of reais)
Short-Term Indebtedness Plus Current Portion of Long-Term Indebtedness:
Non-U.S. Dollar-Denominated	—	—	—	—
U.S. Dollar-Denominated	—	189.4	—	—

Total	—	189.4	—	—

Long Term Indebtedness:
Non-U.S. Dollar-Denominated	57.7	52.8	6.2	—
U.S. Dollar-Denominated		—	141.7	171.0
Total		52.8	147.9	171.0

Total Indebtedness	57.7	242.2	147.9	171.0

C. Research and Development, Patents and Licenses, etc.

TCP does not conduct any independent research and primarily depend upon the manufacturers of telecommunications products for the development of new hardware. Only some isolated patent initiatives have been conducted for the innovation efforts of the company.

D. Trend Information

TCP expects competition to remain strong. Currently, TCP faces the competition of four operators in its authorization area: TIM, Oi, Claro and CTBC Celular. The extent that increased and ongoing competition will ultimately have on TCP’s market share, business, financial condition, revenues and results of operations will depend on a variety of factors that TCP cannot yet precisely assess, and many of which may be beyond TCP’s control.

TCP also expects that the supply of TDMA-compatible handsets will continue to decrease in 2009, resulting in pressure on its TDMA subscriber base to switch to GSM service if these subscribers need to replace their existing TDMA handsets.

E. Off-Balance Sheet Arrangements

TCP has not engaged in any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

F. Tabular Disclosure of Contractual Obligations

The following table represents TCP’s contractual obligations and commercial commitments as of December 31, 2008.

(in millions of reais)	Less than 1 year	1-3 years	More than 3 years	Total
Reverse stock split payable to former shareholders	97.2	—	—	97.2
Long-Term Debt Obligations (1)	189.4	—	52.8	242.2
Operating Lease Obligations	97.2	286.1	577.2	960.5
Cross Currency Interest Rate Swap Agreements	67.3	—	—	67.3

Other Long-Term Liabilities	—	—	—	—

Total Contractual Cash Obligations	451.1	286.1	630.0	1,367.2

(1)	Includes estimated interest payments determined using the interest rate on December 31, 2008. However, TCP’s long-term debt is subject to exchange rate variations, and these estimated payments may differ significantly from payments actually made.

PART FIVE—THE RESTRUCTURING

The following is a description of the material terms of the Restructuring. While Vivo, TCP and TC believe that the following description covers the material terms of the Restructuring, the description may not contain all the information that is important to you. Vivo, TCP and TC encourage you to carefully read this entire document and the exhibits to the registration statement of which this prospectus/information statement forms a part, for a complete understanding of the Restructuring.

Background, Special Committees and Board Positions

Background

Each of Vivo, TCP and TC is a Brazilian company and thus Brazilian law and the rules of the CVM govern the shareholder approvals required to authorize the Restructuring, which shareholders are entitled to vote with respect to the Restructuring and how shareholder voting takes place. Brazilian law and the rules of the CVM also govern the duties and obligations of the Companies and their respective Boards of Directors in connection with the Restructuring. Under Brazilian law, an EGM must be held to consider and vote upon transactions such as the Restructuring. At an EGM shareholders that have voting rights under a company’s by-laws are entitled to appear in person at the meeting and cast their votes. Alternatively, these shareholders may use a power of attorney to appoint a substitute to appear in their place at the EGM and vote their shares. The power of attorney must have been granted no more than one year prior to the date of the EGM and can only be granted to another shareholder, an officer of the company, or to a lawyer. Shareholders that are legal entities may be represented by their officers or as otherwise provided in their by-laws. Brazilian law generally imposes on a board of directors a fiduciary duty to assure that contracts with related parties be on arm’s length terms. Nevertheless, in connection with the Restructuring, Brazilian law does not (1) establish any specific, minimum or maximum exchange ratio, (2) require that the Board of any of the Companies formally determine that the terms of the Restructuring as a whole are “fair,” either procedurally or financially, to its non-controlling shareholders, (3) establish any special independent committee or otherwise alter its corporate governance rules in connection with the Restructuring or (4) impose any prohibition or limitation on the voting rights of the controlling shareholder.

The by-laws of both Vivo and TCP require that these companies retain a financial advisor to render an opinion on and to confirm that the exchange ratios in each of the TCP Merger and the Vivo Merger, or the Exchange Ratios, are equitable to the shareholders of the companies involved in the Restructuring. In addition, Brazilian law requires that, in corporate restructurings involving controlling and controlled companies, the companies disclose these types of exchange ratios calculated based on the criteria of net worth calculated at market prices (as if the assets of the company had been sold). This exchange ratio must be disclosed in order to provide the noncontrolling shareholders with a parameter against which to judge the proposed transaction and to make a decision.

Although existing law provides certain protections, the CVM recently issued a release (Parecer de Orientação 35) recommending that where a controlling company and its subsidiaries or affiliated companies are involved in a merger of shares, a special committee be established to protect the interests of the non-controlling shareholders and negotiate the terms and conditions for such corporate transaction. TCP and TC have elected voluntarily to follow the recommendations of CVM set forth in this release.

The Special Committees

Applying one of CVM’s recommended methods for selecting the members of a special committee, the TCP and TC Special Committees were formed by permitting a majority of the Board of Directors of TCP or TC, as applicable, to choose one member. The second member is a member of the Board of Directors that was elected for the Board of Directors by the non-controlling shareholders of each company at a general shareholders’ meeting. Finally, the two members selected in the manner described above selected the third member of the

Special Committees. By adopting this recommended procedure Vivo was able to assure that its interests would be represented by the person selected by the Vivo controlled boards of directors, the non-controlling shareholders were assured of representation and both Vivo and these shareholders were assured that the third member would be a person acceptable to both.

The members of the Special Committee of TCP are Shakhaf Wine, who was selected by a majority of the TCP Board of Directors, Marcelo Santos Barbosa, who was selected by the non-controlling TCP shareholders and Norair Ferreira do Carmo, who was selected by Mr. Wine and Mr. Santos Barbosa. The members of the Special Committee of TC are Shakhaf Wine, who was selected by a majority of the TC Board of Directors, Antônio Cardoso dos Santos, who was selected by the non-controlling TC shareholders, and Norair Ferreira do Carmo, who was selected by Mr. Wine and Mr. Cardoso dos Santos.

Mr. Wine is a member of the Boards of Directors of Vivo, TCP, and TC. Mr. Barbosa is a member of the Board of Directors of TCP, but he was elected to that position as a representative of the non-controlling shareholders of TCP. Mr. Cardoso dos Santos is a member of the Board of Directors of TC, but he was elected to that position as a representative of the non-controlling shareholders of TC.

For biographical information regarding: Shakhaf Wine, see “—Management of Vivo,” “—Management of TCP” and “—Management of TC;” Marcelo Santos Barbosa, see “—Management of TCP;” and for Antônio Cardoso dos Santos, see “—Management of TC.”

Norair Ferreira do Carmo was born on February 28, 1964, is the Director of Mergers and Acquisitions and Investor Relations of Telecomunicações de São Paulo, S.A. – Telesp. He was elected as a member of the Fiscal Board of Vivo at the shareholders’ meetings held in 2007, 2006, 2005, 2004 and 2002. Mr. do Carmo was also elected as a member of the Fiscal Board of Centro Oeste Celular Participações S.A. at the shareholders’ meetings held in 2005, 2004 and 2003. He was a director of finance projects at Telesp, where he worked since 1999. Prior to Telesp, from 1996 to 1999, Mr. do Carmo was responsible for the internal audit and financial planning departments of Denso in Brazil. From 1985 until 1996, he worked as an auditor and consultant at KPMG Peat Marwick. He was also a Fiscal Board member of Celular CRT Participações S.A. from 2000 until 2002. Mr. do Carmo holds a bachelor degrees in accounting from the Centro de Ensino Superior de São Carlos at the Federal University of São Carlos and an MBA in Finance from IBMEC.

Special Committee Meetings

In connection with the Restructuring:

•

The Special Committees met on March 31, April 8, April 28, May 11 and May 18 of 2009. At the meetings, the Special Committees generally discussed the Restructuring, the timetable and steps for its implementation, the methodology for determining the Exchange Ratios, the reports required under Brazilian law in connection with the Restructuring, the rights of shareholders in connection with the Restructuring and the process for communicating their recommendations to the Boards of Directors of the Companies.

•

At meetings held on March 31, 2009, the Special Committees discussed the financial, legal and other advisors proposed to be retained by the Companies in connection with the Restructuring and concluded that the proposed advisors had the professional qualifications, experience and knowledge necessary to provide the advice and services for which they were being retained. Accordingly, the Special Committees concurred in the retention by TC and TCP of (1) Citi to provide a valuation report for purposes of assisting in the determination of the Exchange Ratios, (2) Planconsult to provide (i) the Net Equity Report and the Appraisal Report for each of Vivo, TCP and TC (required by Article 264 under Brazilian No. 6,404/76—LSA) (the “Net Equity Report”) and (ii) the Economic Value Report of TCP and TC (for purposes of Article 8 and Article 252 under Brazilian Law No. 6,404/76 (the “Economic Value Report”), (3) Davis Polk & Wardwell to act as U.S. counsel in connection with the Restructuring and (4) Machado, Meyer, Sendacz e Opice Advogados to act as Brazilian counsel in connection with the Restructuring. The members of the Special Committees also discussed whether they should retain an additional financial advisor to review the reports prepared, and the work done, by the financial advisors retained by TC and TCP. The Special Committees decided to address this issue at a later meeting.

•

At meetings held on April 8, 2009, the Special Committees determined to retain BBI to assist them in connection with the Restructuring and, in particular, to provide additional valuation and financial advice as may be requested by the committee members, to review the valuation report of Citi and advise the Special Committees as to the valuation report given by Citi. During these meetings the Special Committees requested an update from representatives of Citi with respect to Citi’s analysis and advised Citi that the Special Committees should be regularly informed with respect to Citi’s progress.

•

At meetings held on April 28, 2009, Citi updated the members of the Special Committees on its work. Management reviewed for the Special Committees the business plan of the Companies based on information as of November 2008. Management noted, however, that during the past 6 months there had been significant adverse changes in the macroeconomic environment, including changes having an impact on the mobile telecommunications industry and on the Companies themselves. Management advised the committee members that, in management’s view, the results of the most recent 6 months should be viewed as a better base for projecting long-term value of the Companies than the information contained in the November 2008 business plan or the Companies’ results from prior periods.

•

On May 11, 2009, the Special Committees met with representatives of BBI to discuss the Special Committees’ role in the Restructuring. Specifically, BBI and the Special Committees discussed the approximate timetable for delivery of all of the anticipated financial and valuation reports and the status of the preparation of the legal documentation required in connection with the Restructuring.

•

At meetings held on May 18, 2009, representatives of Citi presented Citi’s valuation, including approximate ranges of Exchange Ratios, to the members of the Special Committees. The members of the Special Committees then met separately with representatives of BBI and asked them about Citi’s valuation. BBI responded that the Citi valuation was thorough, professionally prepared, based on reasonable assumptions and conformed to methodologies typically employed to value companies. BBI further explained to the Special Committees that Citi had concluded that the appropriate range for the Exchange Ratio in the TCP Merger was between 16.870 TCP shares per TC share and 17.436 TCP shares per TC share, and that the appropriate range for the exchange ratio in the Vivo Merger was between 1.282 Vivo shares per TCP share and 1.374 Vivo shares per TCP share. The Special Committees also discussed and questioned BBI about its valuation analysis. BBI explained that, while some of the assumptions and other elements used in its discounted cash flow valuation differed from the comparable elements used by Citi in its valuation, the Exchange Ratio ranges derived by BBI were substantially consistent with the Citi ranges and that, in each case, the Citi ranges fell within the BBI ranges. BBI then informed the Special Committees that, in view of the substantial consistency of these Exchange Ratio ranges and the quality of the Citi valuation report, BBI would consider Exchange Ratios selected from within the Exchange Ratio ranges recommended by Citi to be reasonable from the perspective of the non-controlling shareholders. The Special Committees then met with representatives of Planconsult, who briefed the members of the Special Committees on Planconsult’s valuation conclusions. Planconsult informed the Special Committees that Its Net Equity Report appraising the net worth of the Companies at market prices as of March 31, 2009 concluded that the exchange ratios calculated based on this net worth as prescribed by Article 264 of Brazilian Law 6,404/76 were 13.912301 in the case of the Exchange Ratio for the TCP Merger and 1.697712 in the case of the Exchange Ratio for the Vivo Merger. Planconsult further informed the Special Committees that the conclusion of its Economic Value Report was that the indicative value of one TCP share for the purposes of determining the capital increase of the merging companies, calculated based on the criteria of economic value for the purposes of Article 8 and Article 252 of Brazilian law 6,404/76, was R$33.36941 and the indicative value of one TC share, determined in this manner and for this purpose, was R$464.251267. The members of the Special Committees then met privately and discussed the presentations of Citi, BBI and Planconsult, the terms of the Restructuring and its impact on the Companies and all of their shareholders, including the non-controlling shareholders.

•

On May 27, 2009 members of the Special Committees received (1) final drafts of the Protocols for the Restructuring, (2) the valuation report (Relatório de Avaliação, under Brazilian law) prepared by Citi, (3) Net Equity Report of Planconsult, (4) the Economic Value Report of Planconsult, (5) the net worth report (Laudo Contabil, under Brazilian law) prepared by E&Y and (6) the Report of BBI. The reports referred to in items (3), (4) and (5) above are collectively referred to as the Laudos. For information on the Citi valuation report, the Laudos and the Report of BBI, which we refer to together as the Valuation Reports, see “Part Five: The Restructuring—Valuation Reports.”

•

On May 29, 2008, the Special Committees submitted a written recommendation to the TCP and TC Boards of Directors. After describing some of the prior work undertaken by them, the Special Committees recommended unanimously that these Boards approve the Restructuring and adopt an exchange ratio of 17.4 common or preferred TCP shares for each common or preferred TC share, 1.37 common or preferred Vivo shares for each common or preferred TCP share and 2.74 Vivo ADSs for each ADS of TCP.

While the Special Committees were appointed in compliance with one of the procedures recommended by CVM and took an active role in assisting in the negotiation of the financial terms of the Restructuring and advising the Boards of Directors of the Companies, U.S. holders of shares and ADS holders should understand that the role of these Special Committees differs in certain respects from that of a traditional special committee appointed by a U.S. company in connection with a transaction similar to the Restructuring. In particular:

•	The Special Committees are not comprised entirely of persons having no relationship with Vivo or any of its affiliates;

•

Two of the three members of each Special Committee are members of the Board of Directors of an affiliate of Vivo but one of these two was elected to that position by the non-controlling shareholders of the affiliate;

•

The Special Committees were involved in the process of establishing the exchange ratios, however, they did not determine these exchange ratios as such determination is to be made by the Boards of Directors.

•	The Special Committees did not retain independent legal counsel.

Reasons for the Restructuring

The principal factors or reasons that caused Vivo and TCP to approve the Restructuring are the following:

•

Vivo and TCP believe the Restructuring will enable Vivo to align the interests of the shareholders of Vivo, TCP and TC and facilitate the unification, standardization and the rationalization of the general administration of the Companies;

•

Vivo and TCP believe the Restructuring will enable Vivo to simplify the shareholding and organizational structure of the Vivo business, expand its shareholder base and reduce management and administrative costs;

•	the Exchange Ratios are the ones recommended by the Special Committees, each of which included a representative of the non-controlling shareholders;

•

the Boards of Directors of Vivo, TCP and TC and the Special Committees received a valuation report from Citi expressing the view that, as of the date of that report and based on and subject to the considerations and limitations of Citi’s analysis described in that report and based on other matters as Citi considered relevant, if the exchange ratios recommended by the Special Committees and approved by the Boards of Directors of Vivo, TCP and TC with respect to the Restructurings were within the implied exchange ratios derived from the valuation analyses performed by Citi with respect to Vivo,

TCP and TC, applied on a consistent basis, then those exchange ratios as of May 27, 2009 would constitute equitable treatment as understood in the manner described in such report. The Boards of Directors of Vivo, TCP and TC and the Special Committees confirmed that the Exchange Ratios are within the implied exchange ratios derived from the valuation analyses performed by Citi;

•	the Special Committees received advice from BBI to the effect that the Exchange Ratios are equitable from the perspective of the non-controlling shareholders;

•	the determination and negotiation of the terms of the Restructuring was conducted in compliance with the Parecer;

•

the Restructuring will allow holders of common shares and preferred shares of TCP and TC and the holders of TCP ADSs to exchange their securities at equitable exchange ratios, as determined by independent financial advisors;

•

the Restructuring will allow holders of common shares and preferred shares of TCP and TC and holders of TCP ADSs to receive Vivo securities having substantially the same rights as their prior securities but that instead are expected to enjoy greater liquidity than the securities previously held by them;

•

the Restructuring will allow holders of Vivo ADSs and holders of shares of TCP and TC to hold an investment in a larger company and a more diversified cellular telecommunications provider that will provide services in all states in Brazil and the Federal District an area that includes approximately 84.6% of the Brazilian population; and

•

the Restructuring will allow us to operate our business from the basis of a more efficient and integrated operating platform and, in this manner, to expedite the completion, from an operating perspective, of Vivo’s acquisition of the TCP and TC businesses, all of which should facilitate the creation of operating synergies from the respective companies being wholly-owned subsidiaries of Vivo and TCP (as applicable) from which all Vivo shareholders would benefit.

The foregoing discussion of factors is not considered by the Companies’ Boards of Directors to be exhaustive, but instead, includes the material factors or reasons causing them to approve the Restructuring. In reaching their conclusions, the Boards of Directors did not quantify or assign any relative weight to the factors considered and individual directors may have given different weight to different factors. The Boards of Directors considered all of the factors as a whole and overall considered them to be favorable to, and to support their conclusions with respect to, the Restructuring.

Vivo and TCP believe that the potential administrative cost savings per year from the transaction include (1) the elimination of the costs, estimated at US$1.8 million, to maintain the registration of the securities of TCP under the Exchange Act, the listing of the TCP ADSs on the NYSE and the listing of the common shares and preferred shares of TCP and TC on the BM&F BOVESPA. These costs include the preparation of Annual Reports on Form 20-F for TCP, the submission of reports on Form 6-K for TCP, the preparation of audited financial statements in accordance with the regulations of the U.S. Securities and Exchange Commission, or the SEC, and the preparation of reports on the internal control over financial reporting of TCP pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the attestations of such reports by TCP’s independent registered public accounting firm and (2) once the Restructuring is complete, TC and TCP will no longer need to have a Fiscal Board (Conselho Fiscal) or Boards of Directors (Conselho de Administração) which will facilitate the decision making process for Vivo and its executive officers. Vivo and TCP estimate the savings associated with the elimination of these governance groups at approximately R$3.6 million.

Vivo and TCP selected the particular structure of this transaction, which includes a merger of shares under Brazilian law of TC into TCP and of TCP into Vivo, primarily because this structure is time efficient and provides the greatest certainty manner that unaffiliated shareholders will become shareholders of Vivo and that Vivo and TCP will achieve the objectives described above.

Effects of the Restructuring

See “Part Two: Summary—The Restructuring Process—Terms and Effects of the Restructuring” and “Part Two: Summary—The Restructuring Process—Effects of the Restructuring on Unaffiliated Shareholders” for a discussion of the benefits and actual or potential adverse effects of the Restructuring on Vivo, TCP, TC, their affiliates and unaffiliated shareholders.

Terms of the Restructuring

General

The Restructuring must be approved at separate EGMs of the shareholders of Vivo, TCP and TC scheduled to be held on [July 14], 2009. The Restructuring will require the approvals of holders of common shares of Vivo, TCP and TC as of the date of the EGMs, which currently are scheduled to take place on [July 14], 2009, in which the Restructuring shall be submitted for shareholder approval, and holders of Vivo’s preferred shares as of that date have a right to vote regarding the Restructuring.

If the Restructuring is approved:

•	holders of TCP ADSs will receive, subject to the procedures described herein, 2.74 Vivo ADSs for each TCP ADS they hold plus cash instead of any fractional ADSs;

•

holders of common shares and holders of preferred shares of TCP will receive, without any further action by those holders, 1.37 common shares, no par value, of Vivo for each TCP common share they hold, and 1.37 preferred shares, no par value, of Vivo for each TCP preferred share they hold plus, in each case, cash instead of any fractional shares; and

•

holders of common shares and holders of preferred shares of TC will receive, without any further action by those holders, 17.4 common shares, no par value, of TCP for each TC common share they hold and 17.4 preferred shares, no par value, of TCP for each TC preferred share they hold, regardless of the class of TC preferred shares held, but the TCP shares that they receive then will be subsequently exchanged for Vivo shares in the Vivo Merger so that each holder of a TC common share or a TC preferred share ultimately will receive, without any further action by the holder, 23.838 Vivo common shares or 23.838 Vivo preferred shares, respectively, plus, in each case, cash instead of any fractional shares, and no new TCP securities will remain outstanding.

Under the Merger Agreement, Vivo will undergo a capital increase in the amount of R$1,879,727,592.70 as a result of the Restructuring, from R$6,900,422,730.16 to R$8,780,150,322.86. The Merger Agreement also provides that once the shareholders have approved the transaction, the Board of Directors of Vivo can take all additional necessary measures to complete the Restructuring. The Merger Agreement, which is filed as exhibits to the registration statement of which this prospectus/information statement is a part and is incorporated by reference into this prospectus/information statement.

Under Brazilian law, there are no conditions to the completion of the TCP Merger other than shareholder approval by TC and TCP and no conditions for the completion of the Vivo Merger other than approval by the common and preferred shares of Vivo and the common shares of TCP and the completion of the TCP Merger. The registration statement of which this prospectus/information statement forms a part must be declared effective by the SEC and the approval by the NYSE of the listing of the Vivo ADSs to be delivered in connection with the Restructuring must be obtained for these ADSs to be issued or sold or traded to be traded by their holders on the NYSE. However, this approval is not a condition to the completion of the applicable merger of shares or the Restructuring. Nevertheless, Vivo and TCP do not intend to proceed with the EGMs or the completion of these mergers or the Restructuring until this registration statement is declared effective by the SEC and until the NYSE has approved a supplemental listing application, subject to notice of issuance, relating to these Vivo ADSs.

The approval of the Restructuring by the CVM is not a condition to the Restructuring. However, the CVM has the authority to suspend the shareholders’ meetings for up to 15 days if it believes such a suspension is necessary to enable it to analyze the transaction and verify that it does not breach applicable laws and regulations. See “Part Three: Risk Factors—Risks Relating to the Restructuring—The CVM, the Brazilian securities regulator, may suspend for up to 15 days the shareholders’ meetings scheduled to approve the Restructuring.”

Brasilcel, Vivo’s controlling shareholder, has, directly or indirectly, all of the voting power necessary to approve the Restructuring without the support of any other holders of common or preferred shares of Vivo, TCP or TC. Brasilcel has informed Vivo that it intends to vote all shares held by it, directly or indirectly, in favor of the Restructuring.

The Shareholder Meetings

Date, Time and Place of the Meetings

The EGMs of each of Vivo, TCP and TC is scheduled to be held as follows:

Vivo Participações S.A., [July 14], 2009 [2:00 p.m.]

Av. Dr. Chucri Zaidan, 860, Morumbi, 04583-110, São Paulo—SP, Brazil

Telemig Celular Participações S.A., [July 14], 2009 [12:00 p.m.] Rua Levindo Lopes, 258, Funcionários, Belo Horizonte—MG, Brazil

Telemig Celular S.A., [July 14], 2009 [10:00 a.m.] Rua Levindo Lopes, 258, Funcionários, Belo Horizonte—MG

Voting Rights under Brazilian Law

Under Brazilian law, in order to vote at an EGM, you must either appear in person and you’re your shares or appoint another shareholder, an executive officer of the applicable company or an attorney as your attorney in fact and that appointed person must appear at the meeting and vote your shares. Also, under Brazilian law, you may be required to show documents proving your identity to gain admittance to the meeting, provided you are entitled to attend the meeting. If you appoint an attorney-in-fact to vote on your behalf at the meeting that person will be required to show original or certified copies of the documents that grant him or her powers of representation.

There is no record date for purposes of determining direct holders of common shares of Vivo, TCP or TC and preferred shares of Vivo entitled to vote. Abstentions are counted for purposes of establishing a quorum but are not counted as votes for or against any matter voted on at a meeting.

The following rules apply with respect to who may vote at the EGMs:

Vivo

•	If you hold common shares, you may attend and vote at the Vivo meeting.

•	If you hold preferred shares, you may attend and vote at the Vivo meeting.

•

If you hold Vivo ADSs, you are not entitled to attend or vote at the Vivo meeting, although you are entitled to instruct the depositary how to vote the amount of underlying Vivo preferred shares in the manner described below.

TCP

•	If you hold common shares, you may attend and vote at the TCP meeting.

•	If you hold preferred shares, you may attend the TCP meeting, but you will not have any voting rights.

•

If you hold TCP ADSs, you are not entitled to attend or vote at the TCP meeting. If you hold TCP ADSs and wish to attend this meeting, you must first exchange your ADSs for the preferred shares represented thereby in accordance with the terms of the deposit agreement governing the TCP ADSs, and then you may attend the TCP meeting, but you will not have any voting rights.

TC

•	If you hold common shares, you may attend and vote at the TC meeting.

•	If you hold preferred shares, you may attend the TC meeting, but you will not have any voting rights.

If you are a holder of Vivo, TCP or TC shares, none of Vivo, TCP or TC nor any of their affiliates nor any members of their respective Boards of Directors or the Boards of Directors of those affiliates is soliciting any proxy from you or requesting that you send a proxy or its equivalent to any of them. For your convenience we have described generally below the procedure for voting your shares at the EGMs but we urge you to consult Brazilian counsel with any questions on your voting rights or procedures. Also, Brasilcel and its affiliates hold, directly or indirectly, sufficient voting power to approve the Restructuring without the support of any other shareholders of Vivo, TCP or TC and Brasilcel has notified the Companies that it intends to vote all of its Vivo shares in favor of the Restructuring and to cause to be voted in favor of the Restructuring all of the shares of TCP and TC that it indirectly owns.

If you are entitled to vote at one of the EGMs and you wish to exercise your voting rights but you do not want to, or are unable to, appear at the EGM in person, you may appoint a person to act on your behalf at the meeting and vote your shares. If you grant a power of attorney under Brazilian law to someone to act for you at the meeting, your appointee will be required to show original or certified copies of the documents that grant him or her powers of representation. The power of attorney must be deposited in properly notarized and consularized form at the head office of Vivo, TCP or TC, as the case may be, no later than 48 hours before the occurrence of the applicable EGM and may be revoked in accordance with Brazilian law. While the form of power of attorney attached as Exhibit 99.7 to the registration statement of which this prospectus/information statement is a part provides an example of a power of attorney, shareholders should confirm, with Brazilian counsel, that any power of attorney or revocation thereof delivered by them in connection with an EGM satisfies the requirements of Brazilian law, as Vivo, TCP and TC will not accept such forms or revocations if they do not comply with Brazilian law. Shareholders that have given a power of attorney may revoke it by issuing an instrument of revocation and depositing it, in properly notarized and consularized form at the head office of Vivo, TCP or TC, as the case may be, no later than 48 hours before the occurance of the applicable EGM.

Voting by ADS Holders

As soon as practicable after receipt of notice of the Vivo EGM, if requested in writing by Vivo, the Vivo Depositary will mail to all registered holders, also referred to as Vivo ADS Owners, of Vivo ADSs a notice, the form of which notice will be in the sole discretion of the Vivo Depositary, containing:

•	the information included in the notice of meeting received by the Vivo Depositary from Vivo (or a summary in English of the notice of the meeting);

•

a statement that the Vivo ADS Owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Brazilian law, the by-laws and the provisions of the deposited securities, to instruct the Vivo Depositary as to the exercise of the voting rights, if any, pertaining to the preferred shares or other deposited securities represented by their respective Vivo ADSs; and

•

a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given or deemed given in accordance with penultimate sentence of the next paragraph if no instruction is received, to the Vivo Depositary to give a discretionary proxy to a person designated by Vivo.

Upon the written request of Vivo ADS Owner on the record date received on or before the date established by the Vivo Depositary for that purpose, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of preferred shares or other deposited securities represented by the Vivo ADSs in accordance with the instructions set forth in such request. Vivo will reimburse the Vivo Depositary for any fees it incurs in processing such requests. The Vivo Depositary may not itself exercise any voting discretion over any preferred shares. If the Vivo Depositary does not receive instructions from a Vivo ADS Owner on or before the date established by the Vivo Depositary for that purpose, the Vivo Depositary will deem that owner to have instructed the Vivo Depositary to give a discretionary proxy to a person designated by Vivo to vote the underlying preferred shares, provided that no such discretionary proxy will be given with respect to any matter as to which Vivo informs the Vivo Depositary that (1) Vivo does not wish such proxy given, (2) substantial opposition exists or (3) the rights of holders of preferred shares will be materially and adversely affected. Under Brazilian law, the Vivo Depositary may vote the preferred shares or other deposited securities represented by Vivo ADSs in accordance with the instructions of the Vivo ADS Owners even if those instructions differ among those Vivo ADS Owners.

Ownership of a Vivo ADS does not entitled the holder to attend meetings of Vivo shareholders. A Vivo ADS Owner wishing to do so must surrender its ADSs and obtain delivery of the underlying shares, registered in the name of that Vivo ADS Owner, before the record date for attendance at the meeting.

Holders of TCP ADSs do not have any voting rights in connection with the Restructuring.

It is important to remember that powers of attorney granted by the shareholders of Vivo for representation at the meeting must be deposited, in properly notarized and consularized form at the head office of Vivo, located at Av. Dr. Chucri Zaidan, 860, Morumbi, 04583-110, São Paulo—SP, Brazil, at least 48 hours prior to the occurrence of the shareholders’ meeting. The powers of attorney granted by the shareholders of TCP and TC for representation at the meeting must be deposited, in properly notarized and consularized form, at the head office of TCP and TC, both located at Rua Levindo Lopes, 258, Funcionários—Belo Horizonte, MG—Brazil, at least 48 hours prior to the occurrence of the shareholders’ meeting.

Receipt of Shares of Vivo and TCP and Vivo ADSs

General Terms

If the Restructuring is approved and you are a direct holder of:

•

common shares or preferred shares of TC, your shares will be exchanged for TCP shares, with each TC common or preferred share, regardless of the class of TC preferred shares held, becoming 17.4 common or 17.4 preferred shares of TCP and then those shares received will subsequently on the same date, and without any further action on your part, be exchanged for Vivo shares in the Vivo Merger at the ratios described in this prospectus/information statement so that ultimately you will receive 23.838 Vivo common shares for each of your TC common shares and 23.838 Vivo preferred shares for each of your TC preferred shares, plus, in each case, cash instead of any fractional shares;

•

common shares or preferred shares of TCP, you will receive 1.37 common shares or 1.37 preferred shares of Vivo for each common share or preferred share of TCP that you hold, respectively and in each case with no par value, plus, in each case, cash instead of any fractional shares; and

•	TCP ADSs, you will receive 2.74 Vivo ADSs, each representing 1 (one) preferred share of Vivo, for each ADS of TCP that you hold plus cash instead of any fractional ADSs.

If you hold common or preferred shares of TC or TCP, no further action by you is required. An entry or entries will be made in the share registry of Vivo to evidence the common shares and preferred shares of Vivo you will receive in the Restructuring. At that time, Vivo also will pay you cash in lieu of any fractional Vivo shares to which you would have been entitled as a result of the Restructuring.

After the mergers of shares pursuant to the Restructuring become effective and the end of the period for the exercise of withdrawal rights, Vivo will deposit with a custodian for the TCP Depositary Vivo preferred shares issuable in respect of the TCP preferred shares then held in the TCP ADS program. The TCP Depositary will deposit those Vivo preferred shares with the custodian for the Vivo Depositary and instruct the Vivo Depositary to cause to be issued and to deliver ADSs representing those Vivo preferred shares to the TCP Depositary. When the Vivo ADSs are received in the TCP ADS program, the TCP ADSs will represent a right to receive Vivo ADSs.

If you hold ADSs indirectly through a broker or other intermediary, you will automatically receive your Vivo ADSs (and cash in lieu of any fractions as described in “—Fractional Shares and ADSs”).

If you hold ADSs directly as a registered holder, you must surrender your ADRs to the TCP Depositary. Registered holders of TCP ADSs will be provided with the necessary forms, including a letter of transmittal substantially in the form filed as Exhibit 99.1 to the registration statement of which this prospectus/information statement is a part, which will contain instructions on how to surrender their ADRs representing ADSs to the TCP Depositary. If you do not receive the necessary forms, you may call The Bank of New York Mellon toll-free at (800) 777-3674 or contact The Bank of New York Mellon at 101 Barclay Street, New York, NY 10286. Upon surrender of the TCP ADRs, the TCP Depositary will deliver the Vivo ADSs to the registered holders of former TCP ADSs (and cash in lieu of any fractions as described in “—Fractional Shares and ADSs”). See “—Receipt of Shares of Vivo and TCP and Vivo ADSs—Delivery of Vivo ADSs.”

If you hold TCP ADSs, you will not have to pay fees of the TCP Depositary for the cancellation of the TCP ADSs that you hold in connection with the Restructuring or any ADS issuance fees charged by the Vivo Depositary for the Vivo ADSs issued to you in connection with the Restructuring.

If you are a holder of Vivo common shares or preferred shares or Vivo ADSs, you will continue to hold these securities after the Restructuring.

Although the Restructuring will be effective by operation of law once the requisite shareholder approvals have been obtained, the common and preferred shares of Vivo, TCP and TC will continue to trade on the BM&F BOVESPA under their existing ticker symbols until the later of:

•

the end of the period for the exercise of withdrawal rights by those shareholders to whom withdrawal rights are available (which period will end 30 days after publication of the minutes of the EGMs called to approve the Restructuring, as described in “—Withdrawal Rights” below); and

•

the end of the period during which management of Vivo is permitted pursuant to Brazilian law to unwind the Restructuring. Under Brazilian law, if management of Vivo believes that the total value of the withdrawal rights exercised by shareholders of the Companies may put at risk the financial stability of Vivo, management may, within 10 days after the end of the withdrawal rights period ratify the Restructuring or call an EGM to unwind the Restructuring.

During the period described above, the Vivo and TCP ADSs will continue to trade on the NYSE under their existing ticker symbols.

Vivo has already agreed with the BM&F BOVESPA that once such transitional period has elapsed, those shares will trade under the ticker symbol for Vivo’s common shares, “Vivo3”, and the ticker symbol for Vivo’s preferred shares, “Vivo4”, respectively. Vivo will apply to list the Vivo ADSs to be received by holders of TCP ADSs on the NYSE, and all the Vivo ADSs are expected to trade under the symbol “VIV.”

Delivery of Vivo ADSs

Holders of TCP ADSs will receive 2.74 Vivo ADSs for each TCP ADS they hold plus cash instead of any fractional ADSs.

Termination of TCP ADS Program

TCP will instruct the TCP Depositary to mail notice to the owners of all outstanding TCP ADSs in accordance with the TCP deposit agreement to terminate that deposit agreement and the TCP ADS program as soon as practicable after the Restructuring of shares becomes effective and the period for the exercise of withdrawal rights (where applicable) has elapsed.

The terms of the Vivo ADSs that will be received in connection with the Restructuring are described in “Part Six: Shareholder Information—Description of American Depositary Shares.”

Fractional Shares and ADSs

If you hold common shares or preferred shares of TC and the sequential application of the Exchange Ratios in the TCP Merger and the Vivo Merger would entitle you to receive a fractional Vivo share or if you hold common or preferred shares of TCP directly and the product of the Exchange Ratio in the Vivo Merger and the number of common shares or preferred shares of TCP you hold is not a whole number, the number of Vivo common or preferred shares that you will receive in the Restructuring will be rounded down to the largest whole number, and we will auction on the open market the fractional Vivo common or preferred shares to which you would otherwise be entitled. Whether your fractional Vivo shares are sold, you will receive instead of the fractional Vivo shares to which your would otherwise be entitled, cash based on the net proceeds after deducting applicable fees and expenses, including the fees charged by the BM&F BOVESPA and the Fungible Custody of Registered Shares of the Stock Exchange of 0.0285% and 0.006% respectively, and the sales commissions charged by the brokerage firms that Vivo will hire) from the sale on the BM&F BOVESPA of the aggregate number of fractional entitlements to Vivo common shares and preferred shares, as applicable. Payments for interests in fractional shares of Vivo will be made within five business days from the date of the last auction. The sale of such fractional interests in auctions on the BM&F BOVESPA will occur as soon as practicable after the completion of the Restructuring up to approximately 15 days after the withdrawal period and after due notice of the auction is given in accordance with the rules of the BM&F BOVESPA.

If you hold TCP ADSs and the product of the applicable exchange ratio and the number of TCP ADSs you hold is not a whole number, the number of Vivo ADSs you will receive in the Restructuring will be rounded down to the largest whole number. The TCP Depositary will try to sell on the open market the fractional Vivo ADS to which you would otherwise be entitled. You will receive cash instead of any of any fractional Vivo ADS you are entitled to receive based on any net proceeds (after deducting applicable expenses, including sales commissions) from any sale on the NYSE of the aggregate number of fractional entitlements to Vivo ADSs.

Payments for interests in fractional Vivo ADSs will be available to registered holders approximately five business days after the TCP Depositary completes sales of aggregated fractional Vivo ADSs on the NYSE.

You do not have to pay in cash any fees or commissions to Vivo, TCP, or to the TCP Depositary, for the sale of your fractional common shares, preferred shares or Vivo ADSs since fees and expenses will have already been deducted from any amounts you receive.

Withdrawal Rights

According to article 137 of Brazilian law, the holders of common and preferred shares of TC and TCP that dissent from the TCP Merger and the holders of common and preferred shares of TCP and common shares of Vivo that dissent from the Vivo Merger shall have, as from the date of the EGMS of the Companies relating to the Restructuring, the right to withdraw from TC or TCP, respectively and be reimbursed for the value of the shares for which they are record holders on March 23, 2009. Brazilian law provides that the shareholders who are entitled to exercise withdrawal rights are shareholders on the date the Companies first announced the Restructuring, and the Companies made the first public announcement of the Restructuring on March 23, 2009.

The failure to vote on the Restructuring at an EGM by a shareholder who would otherwise be entitled to exercise withdrawal rights will not constitute a waiver of that shareholder’s withdrawal rights.

Holders of preferred shares of Vivo are not entitled to exercise withdrawal rights in connection with the Restructuring nor are holders of Vivo ADSs. Holders of TCP ADSs will not have withdrawal rights or be entitled to instruct the TCP Depositary, either through their broker or other intermediary or directly, to exercise withdrawal rights on their behalf.

Under Brazilian law, a shareholder who exercises a withdrawal right generally is entitled to receive the net asset value of its shares determined based on the book value of the of the company’s assets and liabilities as of March 31, 2009 as certified by an independent auditor in its valuation report of net assets at book value. For holders of TCP shares, because the exchange ratio proposed in the protocol of merger is less advantageous than the exchange ratio calculated by Planconsult based on the criteria of net worth at market prices, the TCP shareholder is entitled to choose to receive an amount equal to the greater of the net asset value of its shares determined based on the book value of the TCP’s assets and liabilities as of March 31, 2009 or the net asset value of its shares as of March 31, 2009 as certified by an independent auditor in its valuation report of net assets at book value based on the market value of TCP’s assets and liabilities, calculated as if they had been sold to a third party (net worth at market prices) as calculated by Planconsult.

In connection with the Restructuring, holders of record of common shares of Vivo, TCP and TC and holders of record of preferred shares of TCP and TC, in each case as of March 23, 2009, or the Record Date, are entitled to exercise withdrawal rights. Holders of preferred shares of Vivo, Vivo ADSs and TCP ADSs are not entitled to exercise withdrawal rights.

In connection with determining the value of these withdrawal rights, the Companies retained an independent auditor to the Companies, to deliver valuation reports certifying the net worth of each of the Companies as of the Record Date. The Companies also retained the services of Planconsult to deliver valuation reports certifying the net worth of each of the Companies evaluated at market prices. Planconsult’s valuation reports are included as exhibits to this registration statement and are incorporated herein by reference. The conclusions of these valuation reports are reflected in the table below:

Company	Withdrawal Value per Share(1)
(in reais)
TC	R$481.608590530
TCP	R$47.291641089(2)
Vivo only to common shares	R$22.483097320

(1)	All outstanding common and preferred shares (including those represented by ADSs) are included for purposes of determining per share amounts, however holders of Vivo common shares, Vivo ADSs and TCP ADSs are not entitled to withdrawal rights.

(2)	This amount represents the greater of the net asset value of TCP’s shares based on the independent auditor’s valuation report, and R$33.369841195, which is the net worth amount evaluated at market value certified by Planconsult as of March 31, 2009.

If you have withdrawal rights, your withdrawal rights will lapse 30 days after publication of the minutes of the EGMs called to approve the Restructuring. If you have withdrawal rights with respect to voting shares, you cannot exercise those withdrawal rights if you vote in favor of the Restructuring.

The shares of Vivo, TCP and TC will continue to be listed on the BM&F BOVESPA during the 30-day period. TCP ADSs and Vivo ADSs will continue to be listed on the NYSE during that period.

Valuation Reports

Neither the independent auditors of Vivo and TCP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information used to prepare the valuation reports described in “Part Five: The Restructuring—Withdrawal or Dissenters’ Rights—Valuation Reports of Citi,” “—Secondary Analysis Report of BBI” and “—Valuation Reports of Planconsult” nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information. The independent auditors’ reports included in this prospectus/information statement relate to the historical financial information of the respective Companies, do not extend to the prospective financial information and should not be read to do so.

Valuation Report of Citi

The Companies retained Citi as their financial advisor to perform valuation analyses in connection with the Restructuring. Each of the Companies acknowledged and consented to Citi’s common representation of each Company in connection with the Restructuring, and each Company acknowledged and agreed that such representation is without prejudice to the interests of any Company and waived any potential conflict of interests that may arise from such common representation.

On May 27, 2009, Citi rendered a valuation report for the exclusive use of the Board of Directors of each of Vivo, TCP and TC and the Special Committees expressing its view that, based upon and subject to the considerations and limitations set forth in the valuation report, Citi’s analysis described below and other factors it deemed relevant, if the exchange ratio proposed or adopted by the Board of Directors of Vivo, TCP and/or TC or any Special Committee, as applicable, in connection with each merger of shares contemplated by the Restructuring is within the range of implied exchange ratios derived from the valuation analyses performed by Citi with respect to the Companies, applied on a consistent basis, then that exchange ratio as of May 27, 2009 would constitute equitable treatment for purposes of Article 30 of Vivo’s by-laws, Article 49 of TCP’s by-laws and “Parecer de Orientação CVM nº 35/08.” Citi’s valuation report should not be relied upon for any other purpose and does not constitute a fairness opinion by Citi. Citi provided its valuation report for the information and assistance of the Boards of Directors of the Companies and the Special Committees in connection with its consideration of the Restructuring. Citi’s valuation report was not intended to be and does not constitute a recommendation to any of the Companies or their respective shareholders, nor does it constitute a recommendation to any shareholder as to any matters relating to the Restructuring.

The full text of Citi’s valuation report, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken, is attached hereto as Exhibit 99.2 of the registration statement of which this prospectus/information statement is a part. You can obtain a copy of the valuation report as described below in “Part Seven: Additional Information for Shareholders—Where You Can Find More Information.” Vivo and TCP urge you to read the Citi valuation report carefully and in its entirety.

In rendering its valuation report, Citi:

•

held group meetings with certain senior officers, members of the Special Committees and other representatives and advisors of each Company concerning the business, operations and prospects of each Company;

•

examined certain publicly available business and financial information relating to each Company and certain of its subsidiaries as well as certain financial forecasts of certain subsidiaries and investments and other information and data relating to each Company, its subsidiaries and investments which were provided to or discussed with Citi by the respective managements of the Companies, including, without limitation (i) certain financial analyses and forecasts for each of the Companies prepared and approved by the senior management of each such Company, (ii) publicly available financial statements for the years ended December 31, 2006, 2007 and 2008 of each of the Companies, which were audited by Deloitte regarding Vivo’s fiscal year 2006, TCP’s and TC’s fiscal years 2006 and 2007; and by Ernst & Young regarding Vivo’s fiscal years 2007 and 2008, TCP’s and TC’s fiscal year 2008, and (iii) certain other unaudited financial information with respect to each of the Companies, including the cash and bank balances, loans and other debt obligations and hedging and contingencies provisions of each Company as of March 31, 2009; and

•	considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its valuation report.

In rendering its valuation report, Citi has, with the express consent of the Companies, having analyzed, consistent with its practices for transactions of this nature, all financial and other information received from the Companies, assumed and relied, without independent verification, upon the accuracy and completeness of all such financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the respective managements of the Companies that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi. As to the business plans and financial projections of the Companies and their respective subsidiaries and any other information provided to or otherwise reviewed by or discussed with Citi, Citi has, consistent with its practices for transactions of this nature, and with the express consent of the Companies, assumed that (i) they were based on the market conditions applicable to the segment in which the Companies respectively operate, and (ii) they were reasonably prepared so as to reflect the best estimates available and the best judgment on the part of the respective management of the Companies with regard to the expected future financial performance of each such Company during the applicable period. Furthermore, Citi has, consistent with its practices for transactions of this nature, and with the express consent of the Companies, assumed and relied on the consistency and reasonableness of such plans, projections and information, and has not assumed that (or verified if), as of or since the date on which such plans, projections or other information were prepared and/or approved, (i) any changes in the business, financial condition, assets, liabilities, business prospects or commercial transactions of any such Company, and/or (ii) any other facts have occurred that (A) could have a substantial impact on the business plans, financial projections or other information in any relevant respects, and/or that (B) could have material effects on the outcome of the valuation report. Citi assumes no responsibility or liability with respect to the accuracy, truthfulness, integrity, consistency, or sufficiency of any information provided by any of the Companies, for which the Companies are solely and exclusively responsible.

Notwithstanding the foregoing, to Citi’s knowledge, none of the Companies or its managers or controlling shareholders directed, limited, hindered or took any kind of action that may have compromised Citi’s access, use or knowledge of any information, assets, documents or work methods relevant in order for Citi to (i) obtain all information required by Citi to produce the valuation report and reach the conclusions set forth in the valuation report, (ii) choose independently the methodologies used by Citi to reach the conclusions set forth in the valuation report, and (iii) reach independently the conclusions set forth in the valuation report.

Citi has assumed, consistent with its practices for transactions of this nature, and with the Companies’ consent, that the Restructuring will be consummated in accordance with the terms described in this registration statement, without waiver, modification or amendment of any material term and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Restructuring, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on any Company or the contemplated benefits to each Company of the Restructuring. Citi has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of any of the Companies nor did Citi undertake any evaluation or appraisal of the assets or liabilities of any of the Companies, having only analyzed, consistent with its practices for transactions of this nature, the information furnished by the respective Companies with respect to such assets and liabilities of the Companies. Citi made no physical inspection of the properties or assets of any of the Companies.

Citi was not requested to, and Citi did not, participate in the negotiation or structuring of the Restructuring, nor was Citi requested to, and Citi did not, solicit third party indications of interest in the possible acquisition of all or a part of any Company. Citi expresses no view as to, and the valuation report does not address, the underlying business decision of any Company to effect the Restructuring, the relative merits of the Restructuring as compared to any alternative business strategies that might exist for any Company or the effect of any other transaction in which any Company might engage. Citi also expresses no view as to, and the valuation report does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Restructuring, or any class of such persons relative to the exchange ratios applicable to the Restructuring.

The scope of the valuation report (i) is limited to the valuation of the Companies using a discounted cash flow methodology assuming a stable macroeconomic scenario for Brazil, (ii) treats the Companies as stand-alone operations and therefore, the analyses and results of the valuation report do not include any operational, tax or other benefits or losses, or synergies, incremental value and/or costs for the Companies, if any, which may arise from the consummation of the Restructuring (including the amount, timing and achievability thereby) and (iii) does not address the treatment of the different classes of shares of the Companies, and any adjustments intended to offset, or that may reflect, any specific rights associated with any specific class of shares of the Companies, and with the consent of the Companies, Citi has not conducted any investigation with respect to the relative rights applicable to the different classes of shares. Therefore, Citi is not expressing, and the valuation report does not contain, any views relating to the distribution of economic value among the various classes of shares of any of the Companies.

For purposes of its valuation analysis, Citi did not take into account tax-related effects that any shareholders of each of the Companies may experience in connection with the exchange of TC shares for TCP shares and TCP shares for Vivo shares, and any fees and expenses that may be incurred in connection with the settlement of that exchange (such as fees that TCP ADS holders may be charged for certain depositary services).

Citi’s valuation report is necessarily based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of the valuation report. Citi has no obligation to update or otherwise revise the valuation report. Citi has not provided any legal, tax or accounting advice to any of the Companies in connection with the Restructuring.

In its analyses, Citi made numerous assumptions with respect to the Companies, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Companies. Any estimates contained in the valuation report are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of the Companies, their respective Board of Directors, the Special Committees, Citi or any other person assumes responsibility if future results or actual values differ materially from the estimates.

The preparation of financial analyses and valuation reports is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citi made no attempt to assign specific weights to particular factors considered, but rather made qualitative judgments as to the significance and relevance of all the factors considered and determined to give its valuation report as described below. Accordingly, Citi believes that its analyses, and the summary set forth below, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citi, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citi and its valuation report.

The following discussion is a summary of the material financial analyses furnished by Citi to the Boards of Directors of each Company and the Special Committees, but it does not purport to be a complete description of the analyses performed by Citi or its presentation to the Boards of Directors of the Companies and the Special Committees. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citi, the table must be read together with the text of the summary. The table alone does not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to May 22, 2009 and is not necessarily indicative of current or future market conditions.

Discounted Cash Flow Analysis

The valuation report rendered by Citi to the Board of Directors of each of Vivo, TCP and TC and the Special Committees was solely based upon a discounted cash flow analysis, or DCF, which is the current market practice in Brazil for the assessment of a company’s economic value.

Valuation Report

(i) TCP and TC

Citi performed a discounted cash flow analysis to estimate a range of implied equity values per share of each of TCP and TC, as of March 31, 2009, using a projection period from 2009 to 2018. This analysis assumed that TCP and TC continued to operate as stand-alone entities and took into account TCP’s approximately 83.3% economic ownership of the total outstanding shares of TC as of March 31, 2009. The indicative firm value range for TC was determined by adding (i) the “present value” of TC’s projected unlevered free cash flows from March 31, 2009 through 2018 and (ii) the “present value” of the “terminal value” of TC’s adjusted unlevered free cash flows following the 10-year projection period contained in the approved management business plan referred to above. “Present value” refers to the current value of future cash flows obtained by discounting such future cash flows at a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns, and other appropriate factors. “Terminal value” refers to the estimated value for the cash flows of a particular asset after the end of a projection period. The value is estimated by dividing the adjusted cash flow in the year following the last year of the projection period by the WACC rate minus the perpetuity growth rate. In the case of TC, Citi calculated, on the basis of management’s forecasts, unlevered free cash flow as earnings before interest, taxes, depreciation and amortization, or EBITDA, minus income taxes considering the tax shield from depreciation, amortization (excluding amortization of goodwill, which is valued separately) and interest on shareholders’ equity, minus investments in fixed assets and plus or minus changes in net working capital. Unlevered free cash flow was calculated on the basis of projections in nominal reais and then discounted at the weighted average cost of capital, or WACC, also in nominal reais, as described below. All present values reflected herein are as of March 31, 2009.

In calculating the terminal values of TC’s business at the end of the initial 10-year projection period, Citi applied the perpetuity growth methodology, with a range of perpetuity growth rates to the forecasted adjusted unlevered free cash flow in 2018, ranging from 3.5% to 5.5% (in nominal reais) and a WACC range as described below. The adjusted unlevered free cash flow assumes a convergence of depreciation and investments in fixed assets following 2018. The unlevered free cash flows and terminal values were subsequently discounted using a WACC of between 14.3% and 16.7% (in nominal reais).

The calculation of indicative equity values for TC excluded from the firm value the value of (i) the net debt, (ii) provisions for contingencies, net of deposits in court and (iii) dividends, including interest on shareholders’ equity (juros sobre capital próprio), declared but not paid. These adjustments reflect figures as set forth in TC’s unaudited balance sheet as of March 31, 2009. The indicative equity values per share for TC were determined by dividing the respective indicative equity values of TC by the total number of TC shares outstanding as of March 31, 2009.

TCP’s indicative firm values were subsequently determined by (i) applying its economic ownership of approximately 83.3% in TC’s indicative equity value and (ii) discounting TCP’s projected operating costs using the WACC and perpetuity growth rate ranges as described above. The calculation of indicative equity values for TCP adjusted the firm value by (i) including the value of TCP’s cash balance and (ii) excluding the value of the dividends, including interest on shareholders’ equity (juros sobre capital próprio), declared but not paid. These adjustments reflect figures as set forth in the unaudited balance sheet of TCP as of March 31, 2009. The indicative equity values per share for TCP were determined by dividing the respective indicative equity values of TCP by the total number of TCP shares outstanding as of March 31, 2009.

Based on these assumptions, Citi derived a range of implied equity values as of March 31, 2009 of between R$73.63 and R$99.83 per TCP share and of between R$1,242.10 and R$1,740.51 per TC share. Applying a consistent comparison of the indicative equity values per share of TCP and TC stock, Citi determined that the implied exchange ratio of TCP shares per TC share ranged from 16.870x assuming a 16.7% WACC and 3.5% perpetuity growth rate and 17.436x assuming a 14.3% WACC and 5.5% perpetuity growth rate.

The result of Citi’s analysis is set forth in the following table:

	Perpetuity Growth Rate
WACC	3.5%		4.5%		5.5%
14.3%	17.269	x	17.348	x	17.436	x
15.5%	17.069	x	17.141	x	17.221	x
16.7%	16.870	x	16.936	x	17.009	x

(ii) Vivo and TCP

Citi performed a discounted cash flow analysis to estimate a range of implied equity values per share of each of Vivo and TCP, as of March 31, 2009, using a projection period from 2009 to 2018. This analysis assumed that Vivo and TCP continued to operate as stand-alone entities and took into account Vivo’s approximately 100%, 58.9% and 7.4% economic ownership of the total outstanding shares of Vivo S.A., TCP and TC, respectively, as of March 31, 2009. This analysis also considered TCP’s approximately 83.3% economic ownership of the total outstanding shares of TC as of March 31, 2009. The indicative firm value ranges for Vivo S.A. and TC were determined by adding (i) the “present value” of Vivo S.A.’s and TC’s respective projected unlevered free cash flows from March 31, 2009 through 2018 and (ii) the “present value” of the “terminal value” of Vivo S.A.’s and TC’s respective adjusted unlevered free cash flows following the 10-year projection period contained in the approved management business plans of the Companies. “Present value” refers to the current value of future cash flows obtained by discounting such future cash flows at a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns, and other appropriate factors. “Terminal value” refers to the estimated value for the cash flows of a particular asset after the end of a projection period. The value is estimated by dividing the adjusted cash flow in the year following the last year of the projection period by the WACC rate minus the perpetuity growth rate. In the case of Vivo S.A. and TC, Citi calculated, on the basis of management’s forecasts, unlevered free cash flow as EBITDA, minus income taxes considering the tax shield from depreciation, amortization (excluding amortization of goodwill, which is valued separately) and interest on shareholders’ equity, minus investments in fixed assets and plus or minus changes in net working capital. Unlevered free cash flow was calculated on the basis of projections in nominal reais and then discounted at the WACC, also in nominal reais, as described below. All present values reflected herein are as of March 31, 2009.

In calculating the terminal values of Vivo S.A.’s and TC’s businesses at the end of the initial 10-year projection period, Citi applied the perpetuity growth methodology, with a range of perpetuity growth rates to the forecasted adjusted unlevered free cash flow in 2018, ranging from 3.5% to 5.5% (in nominal reais) and a WACC range as described below. The adjusted unlevered free cash flow assumes a convergence of depreciation and investments in fixed assets following 2018. The unlevered free cash flows and terminal values were subsequently discounted using a WACC of between 14.3% and 16.7% (in nominal reais).

The indicative firm values calculated for Vivo were determined by (i) the sum of the firm value of Vivo S.A., as calculated above, and the respective equity values based on Vivo’s ownership of TCP and TC, as calculated below, (ii) plus the present value of non-operating assets, such as the tax benefits from future goodwill amortization at Vivo S.A., TCP and TC (the tax benefits from TCP’s and TC’s goodwill amortization belong to Vivo) and future utilization of net operating losses and (iii) subtracting the present value of Vivo’s projected operating costs using the WACC and perpetuity growth rate ranges as described above. The calculation of indicative equity values for Vivo excluded from the firm value the value of (i) the net debt, including the net value of hedging derivatives, (ii) provisions for contingencies, net of deposits in court and (iii) net dividends, including interest on shareholders’ equity (juros sobre capital próprio), declared but not paid and dividends receivable but not yet collected. The indicative equity values per share for Vivo were determined by dividing the respective indicative equity values of Vivo by the total number of Vivo shares outstanding as of March 31, 2009, net of treasury shares.

The calculation of indicative equity values for TC excluded from the firm value the value of (i) the net debt, (ii) provisions for contingencies, net of deposits in court and (iii) dividends, including interest on shareholders’ equity (juros sobre capital próprio), declared but not paid. These adjustments reflect figures as set forth in TC’s unaudited balance sheet as of March 31, 2009.

TCP’s indicative firm values were subsequently determined by (i) applying its economic ownership of approximately 83.3% in TC’s indicative equity value and (ii) discounting TCP’s projected operating costs using the WACC and perpetuity growth rate ranges as described above. The calculation of indicative equity values for TCP adjusted the firm value by (i) including the value of TCP’s cash balance and (ii) excluding the value of the dividends, including interest on shareholders’ equity (juros sobre capital próprio), declared but not paid. These adjustments reflect figures as set forth in the unaudited balance sheet of TCP as of March 31, 2009. The indicative equity values per share for TCP were determined by dividing the respective indicative equity values of TCP by the total number of TCP shares outstanding as of March 31, 2009.

Based on these assumptions, Citi derived a range of implied equity values as of March 31, 2009 of between R$53.59 and R$77.87 per Vivo share and of between R$73.63 and R$99.83 per TCP share. Applying a consistent comparison of the indicative equity values per share of Vivo and TCP stock, Citi determined that the implied exchange ratio of Vivo shares per TCP share ranged from 1.282x assuming a 14.3% WACC and 5.5% perpetuity growth rate and 1.374x assuming a 16.7% WACC and 3.5% perpetuity growth rate.

The result of Citi’s analysis is set forth in the following table:

	Perpetuity Growth Rate
WACC	3.5%		4.5%		5.5%
14.3%	1.304	x	1.294	x	1.282	x
15.5%	1.338	x	1.327	x	1.316	x
16.7%	1.374	x	1.364	x	1.353	x

Miscellaneous

Under the terms of Citi’s engagement letter, dated April 8, 2009, the Companies have agreed to pay Citi a fee of R$450,000 for delivering its valuation report, which was payable upon delivery of Citi’s valuation report. The Companies also have agreed to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi and Citi’s affiliates in the past have provided, and are currently providing, services to the Companies and Vivo S.A. unrelated to the proposed Restructuring, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, acting as (i) financial advisor to Citigroup Venture Capital International Brazil L.P., who was part of the controlling shareholder group of TCP and TC, in connection with the sale of its controlling stake to Vivo, on July 27, 2007 and (ii) counterparty on a foreign currency for interbanking deposit certificates (CDI) swap agreement that Citi entered into with Vivo S.A. on December 6, 2007, with a maturity date of December 19, 2014.

In the ordinary course of Citi’s business, Citi and Citi’s affiliates may actively trade or hold the securities of the Companies and their respective affiliates and subsidiaries, for Citi’s own account or for the account of Citi’s customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and Citi’s affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Companies and their respective affiliates. Additionally, the research department and other divisions within Citi may base their analysis and publications on different market and operating assumptions and on different valuation methodologies when compared with Citi’s valuation report. As a result, the research reports and other publications prepared by them may contain entirely different results.

The Companies selected Citi as its financial adviser in connection with the Restructuring based on Citi’s reputation, experience and familiarity with the Companies and their business. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Secondary Analysis Report of BBI

The Special Committees retained BBI to conduct a secondary review of the Citi valuation report in which it reviewed the assumptions, analyses and exchange ratios proposed by Citi and conducted its own evaluation based on such assumptions, analyses and exchange ratios.

The Special Committees retained BBI to provide them with independent financial advisory services in connection with their evaluation of the Restructuring. Specifically, the Special Committees asked BBI to prepare its own valuation of the Companies based on discounted cash flow methodologies, to review the Citi valuation report and compare it to BBI’s own report and to report to the Special Committees its views on the Citi analysis, including the Exchange Ratios recommended by Citi. The Special Committees also asked that BBI thoroughly review all of the assumptions underlying Citi’s conclusions and the methodology employed by Citi in conducting its valuation.

Based on the same information provided to Citi by the Companies, BBI calculated the value of the Companies applying traditional discounted cash flow analysis. Based on these values, BBI determined a range of Exchange Ratios for the Restructuring. Upon completion of its own analysis, BBI reviewed the Citi valuation report and analyses and had discussions with representatives of Citi. After completing this review and these discussions, BBI reported to the Special Committees that:

•	in the view of BBI, the assumptions used the in the Citi valuation report were adequate and reasonable;

•	in the view of BBI, the valuation models and methodology used by Citi for Vivo, TCP and TC also were adequate and reasonable;

•

in their separate analyses, BBI and Citi reached nearly similar conclusions with respect to the appropriate range of Exchange Ratios for the exchange of Vivo shares for TCP shares, with the differences between the difference being only .035 of a share at the low end of the range and only .004 of a share at the top end of the range;

•

in their separate analyses as to the appropriate range of Exchange Ratios for the exchange of TCP shares for TC shares, BBI determined a broader range than Citi but the midpoints of the respective ranges were relatively close, with BBI’s midpoint being 17.320 TCP shares for each TC share and Citi’s midpoint being 17.141 TCP shares for each TC share, compared in each case to the actual Exchange Ratio of 17.40 in the TCP Merger; and

•	according to BBI’s best judgment, BBI considers the range of Exchange Ratios set forth in the Citi valuation report to be equitable.

TCP and TC will pay the fees of BBI for its services. The preparation of the report of BBI was based on the discounted cash flow method. In performing its secondary review, (i) BBI reviewed the assumptions used in the valuation report of Citi and considered such assumptions appropriate, (ii) BBI reviewed the valuation model for Vivo, TCP and TC prepared by Citi and considered them adequate and (iii) because the exchange ratio in the TCP merger fell between the range given by the TC Special Committee of 16.454 and 18.186 shares of TCP for each share of TC, and because the exchange ratio in the Vivo Merger fell between the range given by the TCP Special Committee of 1.247 and 1.378 shares of Vivo for each share of TCP, BBI considered the exchange ratios to be equitable.

Valuation Reports of Planconsult

Planconsult Planejamento e Consultoria Ltda. has been engaged by each of TC, TCP and Vivo to determine the:

1.	Net Equity Report of Vivo, TCP and TC for purposes of Article 264 of Brazilian Law No. 6,404/76, which is the Brazilian law that requires an appraisal of the net worth of the Companies at market prices as of the Record Date and disclosure to shareholders of the outcome of that appraisal so that shareholders have a parameter against which to judge the Exchange Ratios and so that, for purposes of determining the value of a shareholder’s withdrawal rights, these exchange ratios can be compared to the Exchange Ratios proposed in the Restructuring. According to the net worth appraisal of Planconsult, (1) the exchange ratio of TC shares for TCP shares, determined on this basis would be 13.912301 common or preferred shares of TCP for each share of TC of the same class and (2) the exchange ratio of TCP shares for common or preferred shares of Vivo, determined on this basis, would be 1.697712 common or preferred shares of Vivo for each shares of TCP of the same class.

2.	Economic Value Report of TCP and TC for purposes of Article 8 and Article 252 of Brazilian Law No. 6,404/76, which is the Brazilian law that requires an appraisal of the shares of TC and TCP used to determine the capital increases of the merged Companies. Planconsult concluded that the indicative value, for these purposes, of one TCP share is R$33.369841 and the indicative value for these purposes by using the criteria of economic value of one TC share is R$464.251567. See “—Withdrawal Rights.”

The valuation reports are subject to the considerations and limitations set forth in the reports. The full valuation reports for each Company are contained in Exhibits 99.2 and 99.3 to the registration statement on Form F-4 of which this prospectus/information statement is a part. Copies of these exhibits may be obtained as described in “Part Seven: Additional Information for Shareholders—Where You Can Find More Information.” The description of the Planconsult valuation reports set forth below is qualified in its entirety by reference to the full text of the reports.

Valuation Reports regarding the market value of the net equity of the Companies

In preparing its valuation reports, Planconsult:

•	read the balance sheets as of March 31, 2009 furnished by the Companies;

•

interviewed management of the Companies and reviewed documentation furnished by those companies with respect to the aging of accounts receivable and accounts payable, credit controls, derivatives with respect to indebtedness and other matters;

•	analyzed each asset and liability account on the balance sheets of the Companies and, based on that analysis, adjusted each account to market value;

•	calculated the tax effects of those adjustments that represented a capital gain or loss that would be deductible for tax purposes; and

•	based on those adjustments and calculations, calculated the market value of the net equity of the Companies.

In adjusting the asset and liability accounts of each Company to market value, Planconsult used the following methodology:

•

for fixed assets, Planconsult generally obtained records from each Company regarding its fixed assets, performed a limited physical inspection of certain of the assets, calculated the estimated replacement value of the assets, estimated the useful lives of the assets and used these estimates to calculate the market value of the assets, except for certain assets of low economic value, which were valued based on their book values;

•	for most other tangible assets and liabilities (pursuant to Brazilian law, tangibles assets and liabilities considered to be immaterial are not required to be valued), Planconsult either:

•

determined the aging of the account from information provided by the applicable Company and calculated the present value of the account using a discount rate equal to the cost of capital of the Vivo companies, obtained from the Companies, adjusted for the relative inflation rates in Brazil and the United States; or

•	where applicable, determined that the book value approximated the market value; and

•

for the investments of TCP and Vivo in their operating subsidiaries, Planconsult calculated the net equity of those subsidiaries based on balance sheets for those subsidiaries as of March 31st, 2009 and adjusted accordingly the amounts recorded as equity investments in those subsidiaries by TCP and Vivo.

In rendering its reports, Planconsult relied exclusively on the market value of tangible assets and liabilities and did not assess the market value of intangible assets, including customer base (clients), 4,678,351. In addition, Planconsult did not assess the validity of any liens or encumbrances on the companies’ assets or take any such liens and encumbrances into consideration in rendering its reports.

Based on these assumptions and qualifications, Planconsult concluded that the market value of the net equity of each of the companies as of March 31st, 2009 was as follows:

Company	Market Value of Net Equity as of March 31st, 2009 – R$
TC	1,102,285,715.13
TCP	1,250,973,445.33
Vivo	7,335,835,331.03

If the exchange ratios used to determine the common shares and preferred shares to be received by shareholders of TC and TCP in the proposed transaction had been calculated solely based upon the market value of the net equity of the companies, as calculated by Planconsult, the exchange ratios would have been as follows:

Company	Hypothetical Exchange Ratios If Such Ratios Had Been Calculated Using the Market Value of Net Equity of the Companies as of March 31st, 2009 – R$
TC per TCP’s shares	13.912301
TCP per Vivo’s shares	1.697712
TC per Vivo’s shares equivalent	23.619080

Valuation Reports regarding the economic value of the shares of TC and TCP used to determine the capital increase of the merged companies

Planconsult’s valuation reports were prepared for the exclusive use of the Board of Directors of the Companies in connection with its analysis of the proposed Restructuring, as described further below, and should not be used for any other purposes, including, without limitation, to the formation of capital of TCP and Vivo under the terms of Brazilian law, including, but not limited to, Article 8 and Article 252 of Brazilian Law No. 6,404/76.

The valuation reports were exclusively addressed to the Board of Directors of the Companies and do not address the underlying business decision by the Companies to engage in the Restructuring and do not constitute a recommendation to any of the Companies and/or their respective shareholders (including, but not limited to, as to whether any shareholder should vote in favor of the Restructuring or exercise any withdrawal rights or other rights with respect to the Restructuring).

In rendering its valuation reports regarding economic value, Planconsult:

•	reviewed certain financial analyses and forecasts for each of the Companies prepared and approved by the senior management of each;

•	reviewed publicly available financial statements for the years ended December 31, 2007 and 2008 of each of the Companies, which were audited by the Companies’ independent auditors; and

•

reviewed certain other financial information with respect to each of the Companies, including, but not limited to, the cash and bank balances, loans and other debt obligations and hedging and contingencies provisions of each as of March 31, 2009, as set forth in letters from the Companies’ independent auditors, dated April 30, 2009, addressed to each of the Companies and forwarded to Planconsult by the latter, and reflecting the professional judgment of such auditors in accordance with generally accepted accounting practices adopted in Brazil.

Planconsult also held discussions with members of the senior management of each of the Companies with respect to their assessment of the past and current business operations, financial condition and prospects of each of the Companies. The valuation analyses also take into consideration the distribution of interest on net equity, as well as the payment of dividends as anticipated by the Board of Directors of each of the Companies.

In preparing its valuation analyses, Planconsult assumed and relied, with the express consent of the Companies and without independent verification, on the accuracy, content, truthfulness, consistency, completeness, sufficiency and integrity of the financial, accounting, legal, tax and other information reviewed by or discussed with it, and Planconsult did not assume any responsibility to independently verify any of the information or to make an independent verification or appraisal of any of the assets or liabilities (contingent or otherwise) of the Companies, nor did Planconsult examine the solvency or fair value of the Companies under any laws concerning bankruptcy, insolvency or similar matters. To this effect, Planconsult assumed no responsibility or liability with respect to the accuracy, truthfulness, integrity, consistency or sufficiency of such information, for which the respective Companies are solely and exclusively responsible. In addition, Planconsult did not assume any obligation to conduct, and did not conduct, any physical inspection of the properties or facilities of the Companies. With the consent of the Companies, Planconsult assumed that the financial analyses and forecasts prepared by the senior management of each of the Companies, as approved by the management of each, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of each of the Companies.

Planconsult’s valuation analyses were prepared solely based on the discounted cash flow methodology assuming a stable macroeconomic scenario for Brazil. The valuation analyses and their results do not purport to reflect the prices at which any of the Companies or its respective securities could be sold, nor do they take into account any element of value that may arise from the accomplishment or expectation of Restructuring. Planconsult is not an accounting firm and did not provide accounting or audit services in connection with the valuation reports. In addition, because the valuation analyses are based upon forecasts of future financial results, they are not necessarily indicative of actual subsequent results, which may be significantly more or less favorable than those suggested by the analyses. Given, further, that these analyses are intrinsically subject to uncertainties and various events or factors outside the control of the Companies and Planconsult, neither Planconsult, nor any of its affiliates and representatives, assumed any responsibility or liability if future results differ substantially from the projections presented in the valuation analyses and made no representation or warranty with respect to such projections.

Planconsult’s valuation analyses are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Planconsult as of May 27, 2009, the date of the valuation reports. As a result, the valuation analyses are valid exclusively as of that date, as subsequent events and developments may affect the conclusions reached in the reports. Planconsult did not assume any obligation to update, review, revise or revoke the valuation analyses as a result of any subsequent event or development. With respect to the valuation analyses, the Companies and their Boards of Directors did not authorize Planconsult to solicit, nor did Planconsult solicit, any indication of interest from third parties to acquire, in whole or in part, any of the Companies’ shares. As a result, the results determined in the valuation analyses do not necessarily correspond to, and should not be construed as representative of, the prices at which any of the Companies could be sold in a third-party acquisition transaction, at which their respective shares or, where applicable, ADSs traded on the date of the valuation reports or trade at any subsequent time, or at which the shares or ADSs of the Companies will trade after the Restructuring.

In addition, the valuation analyses (i) treat the Companies as stand-alone operations, and the analyses and results of the valuation analyses therefore do not include any operational, tax or other benefits or losses, or synergies, incremental value and/or costs for the Companies, if any, which may arise from the consummation of the proposed mergers; and (ii) do not address the treatment of the different classes of shares of the Companies, and any adjustments intended to offset, or that may reflect, any specific rights associated with any specific class of shares of the Companies.

Planconsult therefore did not express, and the valuation analyses do not contain, any views relating to the distribution of economic value among the various classes of shares of the Companies. In preparing the valuation analyses, in accordance with applicable laws and regulations.

Planconsult did not take into account (i) the tax consequences of the Restructuring for the holders of the Companies’ shares or ADSs; and (ii) the impact of any fees and expenses that may result from the consummation of the Restructuring, including, but not limited to, those related to any depositary services that may be charged to the holders of the Companies or their ADSs. In addition, pursuant to applicable laws and regulations, Planconsult excluded the tax-related effects associated with the future use by the Companies of the non-amortized goodwill arising from the purchase of shares of TC, TCP and Vivo. The financial calculations contained in the valuation analyses may not always result in a precise sum due to rounding.

The following are summaries of the material analyses conducted by Planconsult in preparation of its valuation reports of the Companies as delivered on May 27, 2009, and do not purport to be complete descriptions of the analyses performed by Planconsult.

The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

Valuation Report:

Planconsult performed a discounted cash flow analysis to generate a range of indicative equity values per share for TC and TCP. Valuation analyses were performed as of March 31, 2009, based on a projection period from 2009 to 2018. Unlevered free cash flows (before financing costs), based on projections provided by the managements of the Companies, were projected by the Companies in reais (R$) and subsequently converted to U.S. dollars at the average projected exchange rate for each year for purposes of discounting the unlevered free cash flows using the weighted average cost of capital as described below. The valuation analyses assumed that each of the Companies continued to operate as a stand-alone entity, but with regard to TCP included the following additional components: (i) projected free cash flows for its wholly owned subsidiary TC, (ii) adjustments to reflect the net present value of TCP’s expenses and (iii) the indicative value of TCP’s equity interest in TC calculated using the discounted cash flow methodology.

Enterprise values of TCP and TC were determined by the sum of (i) the net present value indications calculated as of March 31, 2009 with respect to the unlevered cash flows for the projection period and (ii) then indicative net present value calculated as of March 31, 2009 with respect to the terminal value, determined using the perpetuity growth methodology applied to a normalized unlevered free cash flow (assuming capital expenditures equal to depreciation and excluding temporary tax benefits). “Terminal value” refers to the value of a particular asset at a specific future time. “Present value” refers to the current value of future cash flows (including terminal value) obtained by discounting such future cash flows (including terminal value) based on an interest rate that takes into account risk, the opportunity cost of capital, expected returns and other appropriate factors. The present values of the unlevered free cash flows were calculated using a weighted average cost of capital, or WACC, of 14.3%. The perpetuity growth rate utilized for calculating the unlevered free cash flow was 4.4%.

The indicative equity values calculated for TCP and TC were determined by subtracting from the enterprise value previously calculated the total value of (i) the net debt and contingencies, as set forth in the audited balance sheets as of March 31, 2009 and (ii) the interest on shareholders’ equity (juros sobre capital próprio) and dividends already declared but not paid, both converted to U.S. dollars at that date for purposes of discounting the unlevered free cash flows using the WACC as described above. The indicative equity values per share for TCP and TC were determined by dividing the indicative equity value by the total number of shares outstanding. Values were adjusted to reflect the number of treasury shares, which reduces the number of shares used to determine the indicative equity value per share. The valuation analyses result in aggregate equity value indications for TCP and TC and do not allocate value between any classes of shares. No adjustments were made as to potential benefits that may arise from the Restructuring, such as synergies or tax gains.

Based on these assumptions, the indicative equity value of one share of TCP stock is R$33.369841, and the indicative equity value of one share of TC stock is R$464.251267. Applying a consistent comparison of the indicative equity values per share of TCP and TC stock, Planconsult determined that the implied exchange ratio of TCP shares per TC share is 13.912301, assuming a 4.4% perpetuity growth rate and a 14.3%.

Other Information:

In preparing its reports, Planconsult relied upon the truthfulness, completeness and accuracy of the information obtained from the Companies without independent verification.

Planconsult did not conduct any general legal, accounting or other due diligence investigation in connection with the preparation of the reports. Planconsult did evaluate the future profitability of the Companies, but did not independently verify any of the factors used in calculating the cost of capital of the Vivo companies the Companies that Planconsult obtained from the Companies in order to calculate the present value of certain assets and liabilities. In addition, the valuation reports delivered by Planconsult do not constitute an audit report on the financial statements used in preparing those reports.

Neither the independent auditors of the Companies, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information used to prepare the valuation reports, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information. The independent auditors’ reports included or incorporated by reference in this registration statement relate to the historical financial information of the respective companies, do not extend to the prospective financial information and should not be read to do so.

The Planconsult valuation reports do not address the underlying business decision by Vivo to engage in the proposed corporate reorganization and do not constitute a recommendation to the Companies, or their respective shareholders with respect to the transaction.

Planconsult provides valuation services to several large telecommunications companies and has over thirty years of experience in assisting major companies in Brazil in several industries. Planconsult has also acted as an advisor in privatization transactions in Brazil and has experience in providing technical and financial due diligence services.

Planconsult was selected to prepare the valuation reports based on its experience in preparing such reports and other factors. Planconsult will be paid a fee by the Companies, which have agreed to reimburse Planconsult’s expenses.

Mailing of Prospectus/Information Statement

Vivo and TCP will mail the prospectus to record holders of common shares and preferred shares of each of Vivo, TCP and TC who are residents of the United States and whose names appear on the applicable shareholder lists. Vivo and TCP will mail the prospectus to record holders of ADSs whose names appear on the list of record holders of Vivo or TCP ADSs maintained by the Vivo Depositary and TCP Depositary, as applicable, and will also furnish the prospectus to brokers, banks and similar persons who are listed as participants in a clearing agency’s security position listing for subsequent transmission to beneficial owners of Vivo ADSs and TCP ADSs. If you hold common shares or preferred shares of TCP or TC or TCP ADSs, you are receiving this prospectus/information statement because Vivo and TCP may be deemed to be offering you securities for purposes of the U.S. Securities Act of 1933, as amended. If you hold TC common shares, TCP common shares, Vivo common shares or Vivo preferred shares and you are a U.S. resident you are receiving this document to provide you with the same information relating to the shareholder meetings of the Companies as is being provided to other holders of the same class of securities. If you are a holder of Vivo ADSs, you are receiving this document to provide you with information about the Restructuring and the matters that will be considered at the Vivo shareholders’ meeting and with information regarding how you may exercise your voting rights in relation to these matters.

Brokerage Commissions

You do not have to pay any brokerage commissions in connection with the Restructuring if you have your shares of TCP or TC registered in your name. If your securities are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the Restructuring. If you hold TCP ADSs, you will have to pay the fees and expenses described in “—Receipt of Shares of Vivo and TCP and Vivo ADSs—Delivery of Vivo ADSs” in connection with the Restructuring.

Accounting Treatment of the Restructuring

Under Brazilian GAAP, the accounting principles used to prepare Vivo’s consolidated financial statements, the Restructuring will be accounted for by the fair value of the shares exchanged. A goodwill, the difference between fair and book value, will be recognized except for the shares that will be issued by TCP related to Vivo’s direct interest in TC, which goodwill, generated internally, will not be recognized.

Under U.S. GAAP, the merger of shares will be accounted for as equity transactions in accordance with Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This standard requires that the carrying amount of noncontrolling interest be adjusted to reflect the change in our ownership interest in the subsidiaries. Any difference between fair value of the consideration received or paid and the amount by which the noncontrolling interest is adjusted shall be recognized in equity attributable to the parent.

Certain Information on the Parent Companies of Vivo, TCP and TC

The following chart shows the simplified corporate structure of Vivo, TCP and TC and their parent companies as of March 31, 2009:

Management of Vivo

A description of Vivo’s management is set forth below.

Board of Directors

Our company is managed by a Board of Directors and a Board of Executive Officers. Our shareholders elect the members of the Board of Directors. The Board of Directors must have between three and twelve members, each serving a three-year term. The board currently consists of nine members. The terms of the current members of the Board of Directors will expire in April 2012. The Board of Directors hold regular quarterly meetings, and the chairman may call special meetings.

The following are the current members of our Board of Directors and their respective positions.

Name	Position	Date Elected
Luis Miguel Gilpérez López	Chairman	March 19, 2009
Shakhaf Wine	Vice Chairman	March 19, 2009
Luis Miguel da Fonseca Pacheco de Melo	Director	March 19, 2009
Félix Pablo Ivorra Cano	Director	March 19, 2009
Ignacio Aller Malo	Director	March 19, 2006
Rui Manuel de Medeiros D’Espiney Patrício	Director	March 19, 2009
Carlos Manuel Mendes Fidalgo Moreira Cruz	Director	March 19, 2009
José Guimaraes Monforte	Director	March 19, 2009
António Gonçalves de Oliveira	Director	March 19, 2009

Set forth below are brief biographical descriptions of our directors.

Luis Miguel Gilpérez López, born on December 7, 1959 is Chairman of Vivo, TCP and TC, is General Director of the Mobile division of Telefónica International and a member of the Supervisory Board of Brasilcel N.V. He was a board member of TCP, Celular CRT, TSD, TCO, Teleacre, Telegoiás, NBT, Telemat, Telems, TCO-IP S.A. and Teleron from 2004 to 2005. He began working for the Telefónica group in 1981, having assumed growing responsibilities in areas including networks, infrastructure, product and services development and marketing. He has a degree in Industrial Engineering and a master’s degree in Business Administration.

Shakhaf Wine, born on June 13, 1969, Member of the Board of Directors and Executive Committee of Portugal Telecom S.G.P.S. since April 2009. President and Chairman of Portugal Telecom Brasil S.A. since April 2005. Member of the board of directors of Brasilcel N.V. since March 2004 and Vice Chairman of the board since August 2008. President of the Control Committee of Brasilcel N.V. since 2006. Member of the board of directors of Vivo since March 2004 and Vice Chairman of the board since August 2008. Vice Chairman of the board of directors TCP since August 2008. Vice Chairman of the board of directors TC since April 2008. Member of the board of directors of Mobitel S.A. since June 2006 and Chairman of the Board since August 2008. Member of the board of directors of PT Multimédia.com Brasil Ltda. since April 2005 and member of the board of directors of Universo Online S.A. since July 2005. Previously Mr. Wine was a board member at PT Investimentos Internacionais—Consultoria Internacional S.A., PT Participações SGPS S.A., PT Móveis— Serviços de Telecomunicações SGPS S.A., PT Ventures SGPS S.A., Africatel Holdings B.V., Telesp Celular Participações, S.A., Tele Centro Oeste Celular Participações, S.A., Tele Sudeste Celular Participações, S.A., Celular CRT Participações S.A. and Banco1.Net S.A. Before joining Portugal Telecom in 2003, Mr. Wine was Director of Investment Banking and a Relationship Manager for European corporate clients in the Global Telecommunications Group of Merrill Lynch International, from 1998 to 2003, based in London. Previously he was Senior Associate Director of the Latin American and Telecommunications groups of Deutsche Morgan Grenfell from 1993 until 1998, also based in London. Mr. Wine was a foreign exchange trader and dealer for the Brazilian Central Bank at Banco Icatu S.A. between 1991 and 1993. He holds a degree in Economics from the Pontifícia Universidade Católica do Rio de Janeiro.

Luis Miguel da Fonseca Pacheco de Melo, born on April 29, 1966, is a member of the Board of Directors of Vivo and TCP. He has served as CFO of Portugal Telecom, SPGS, SA since April 2006 and as Chairman of the Board of Directors of PreviSão—Fund Managers Society SA since 2007. He has been a member of the Board of Directors of Africatel Holdings BV, since 2007, a member of the Board of Directors of PT—PRO—Administrative Services and Management Shared SA since 2003. He was Executive Director of PT—Multimedia—Services for Telecommunications and Multimedia SGPS from June 2002 to 2006, a member of the Board of Directors of TV Cabo Portugal S.A, from 2002 to 2006 and a member of the Board of Directors of Lusomundo Audiovisual S.A. from 2002 to 2006. He served as a member of Board of Directors of Lusomundo Cinemas S.A. from 2002 to 2006, member of the Board of Directors of PT Contents S.A. from 2002 to 2006, member of the Board of Directors of PT SGPS S.A. cable TV from 2002 to 2006 and member of the Board of

Directors of Sport TV from June 2002 to November 2005. He was a manager of Lusomundo España SL, from 2003 to 2006, the Executive Director of BES Investment, a company of Banco Espirito Santo Group, and one of its largest shareholders, from 1998 to 2002 and a director of UBS Warburg from 1994 to 1998. Mr. Fonseca received a degree in Civil Engineering at the Technical Institute and an MBA from IESE in Barcelona.

Félix Pablo Ivorra Cano, born on July 1, 1946, was the President of the Board of Directors from February 1999 to September 2005. Mr. Ivorra is currently a member of the Boards of Directors of Telecomunicações de São Paulo S.A, Brasilcel N.V, Vivo, TCP and TC. He was a member of the Board of Directors of TSD, TLE, TCO and Celular CRT until February 2006. He joined the Telefónica Group in July 1972 and served in the areas of Technical Specifications, Network Planning, Commercial Planning and as General Director of Advanced Communications. In 1993, he was appointed General Director of the team that founded Telefónica Servicios Móviles, where he held several positions including General Commercial Director and General Director of Business Development until January 2006. During 1997 and part of 1998, he was chairman of the board of Telefónica Móviles group companies Mensatel, S.A. and Radiored, S.A. He has a degree in Telecommunications Engineering from Escola Técnica Superior de Engenharia—ETSI in Madrid, and a post-graduate degree in Business Administration from the Instituto Católico de Administração de Empresas—ICADE also in Madrid.

Ignacio Aller Malo, who was born on December 1, 1945, is a member of the Board of Directors of Telefónia Móviles México, S.A. de C.V., Brasilcel, Vivo and TCP. He was a member of the Board of Directors of TSD, TLE and Celular CRT until February 2006. Mr. Aller has served as Chief Operating Officer of Telefónica Móviles S.A. since 2003 and has held several positions at Telefónica de España since 1967.

Rui Manuel de Medeiros D’Espiney Patrício, born on August 17, 1932, is a member of the Board of Directors of Monteiro Aranha S.A., Monteiro Aranha Participações, Klabin S.A., Vivo, TCP, Jerónimo Martins (Portugal) and Espirito Santo International Holding. He was a member of the Board of Directors of Banco Boavista S.A. from 1997 until 2000; member of the Board of Directors of Banco Inter-Atlântico S.A. from 1980 until 1997, member of the Board of Directors of Ericsson do Brasil from 1979 until 1997, Managing Director and Executive Vice-President of Monteiro Aranha S.A. from 1976 until 1992, Representative of the Monteiro Aranha Group in Europe from 1975 until 1976, and worked at Financiadora Volkswagen do Brasil from 1974 until 1975. Mr. Patrício was Minister for Foreign Affairs of Portugal from 1970 until 1974, Under-Secretary of State for Overseas Economic Development of Portugal from 1965 until 1970, Member of the Commission for Overseas Development Plan from 1963 until 1965, Economic Advisor of Sacor (Oil Company) from 1958 until 1964, and between 1958 and 1963 he was Assistant Professor at Lisbon University. Mr. Patrício has a degree in Law from the University of Lisbon—1955, a postgraduate degree in Political Economics from University of Lisbon—1956 and Business Administration from Fundação Getúlio Vargas (São Paulo)—1975.

Carlos Manuel Mendes Fidalgo Moreira Cruz born in October 16, 1966, has served as the Director of Finance Directorate of Portugal Telecom, SGPS, since 2001. He has served as Director of Portugal Telecom International Finance BV since 2002 and Director of PT International Investments since 2006. He has served as Director of PT Ventures since 2006, Director of PT Moveis since 2006, Director of TPT—Timor’s Public Telecommunications S.A. since 2006, Director of MTC—Mobile Telecommunications Ltd. (Namíbia) since 2007, Director of MTC—Macau’s Telecommunications Company since 2007, Director of Teledata (Moçambique) since 2007 and Director of Medi Telecom. He is a Member of the Board of Auditors of Brasilcel, Member of the Board of Directors of Africatel Holdings BV and has been a Director of Directel—International Telephone Lists Ltd, Director of PT Services since 2006 and Director of Forecast since 2007. Mr. Fidalgo was a member of the Portuguese Privatizations Commission from 1999 to 2001, an Advisor of the Secretary of State for Economics and Finance from 1996 to 1998, an Assistant of Financial Strategy 1996 to 2001 in the MBA Program—IEP / EGP and served as an Assistant Corporate Finance and Macroeconomics at the University of Porto from 1987 to 1996, an Assistant Business Evaluation from 1994 to 1997 in IESF, Mr. Fidalgo was also Analyst Assistant of the Mergers & Acquisitions Department of BPI from 1990 until 1994.

José Guimarães Monforte, born on July 6, 1947, is currently a member of the Board of Directors and Audit Committee of Vivo since June of 2007 and member of the Board of Directors of TCP, Mr. Guimarães Monforte

is the president of Jano Comércio, Administração e Participações Ltda. and was the former President of the board of IBGC and Pini Editora S/A, and the Vice President of the board of Klicknet. He was also a member of the board of Natura Cosméticos, Caramuru Alimentos JHSF Participações S/A and the board of Agrenco of Brazil. In addition, Jose Guimarães Monforte was also the Vice President of ANBID and of the board of the Settlement Department of the Commodity Exchange. He was also the Coordinator of the Capital Opening Committee of the BM&F BOVESPA and a member of the Listings Commission. Furthermore, he was a member of the Advisory Panel for the OECD on the Efficiency of the Board of Directors, and a member of the Advisory Board-Americas Cabinet of the Graduate School of Business in Chicago. He also served as an executive in diverse banks and companies, such as BANESPA, Banco Merrill Lynch, Banco Citibank N.A., and was President of VBC Energia S/A. Jose Guimarães Monforte graduated with a degree in Economics from the University of Católica de Santos.

Antonio Gonçalves de Oliveira, born on May 4, 1944, is currently a member of the Board of Directors and Audit Committee of Vivo since July 2005, and a member of the Board of Directors of TCP, since March 2001. Mr. Gonçalves de Oliveira was a member of the Boards of Directors and Audit Committees of TSD, TLE, TCO and Celular CRT, since July 2005 and until February 2006. He is a member of the Board of Auditors of COELBA—Companhia de Eletricidade da Bahia, since April, 2006 at the appointment of Caixa de Previdência dos Funcionários do Banco do Brasil, a large Brazilian pension fund and shareholder of COELBA, President of AAMAC—Associação de Amigos do Museu de Arte Contemporânea da USP, an important participant in the contemporary cultural scene (2004/2006) and member of the council of representatives of FIESP (Federation of Industries of the state of Sao Paulo) (2003/2007). Mr. Gonçalves de Oliveira is also a member of the Social and Economic Development Council of the Brazilian Government, a board member of the Small and Medium Company Working Group sponsored by the Brazilian Government, the vice president of the Brazilian Businessmen’s Association for Market Integration (ADEBIM), a member of the orientation and steering council of Banco do Povo do Estado de São Paulo and President of the decision council of the National Employee Association of Banco do Brasil (ANABB). From 1991 to 1995, he served as director of the Latin American Sociology Association and from 1993 to 1994 he served as the executive coordinator of the Small and Medium Company National Movement (MONAMPE). He holds a degree in Social Sciences from the University of São Paulo, Brazil, and a master’s degree in Communication Sciences from the same university.

In accordance with the shareholders agreement between Portugal Telecom SGPS, S.A., PT Movéis SGPS, S.A. and Telefónica Móviles S.A., PT Movéis is responsible for the appointment of our Chief Executive Officer and Telefónica Móviles is responsible for the appointment of our Chief Financial Officer. PT Movéis appointed three and Telefónica Móviles appointed three of the nine members of our Board of Directors.

Board of Executive Officers

Our by-laws provide for a Board of Executive Officers with six positions, each elected by the Board of Directors for a term of three years. Our Board of Executive Officers currently has six members. In the absence or temporary inability to perform his duties, the Chief Executive Officer will be replaced by the Executive Vice President of Finance, Planning and Control. In the case of a vacancy in any position on the Board of Executive Officers, the respective replacement shall be appointed by the Board of Directors; in case of any inability, the Chief Executive Officer shall choose a replacement for that officer among the remaining officers. One officer may be elected for more than one position on the Board of Executive Officers, but the members of the Board of Executive Officers cannot be elected to the Board of Directors. The Board of Directors may remove executive officers from office at any time.

The following are the current executive officers and their respective positions.

Name	Position	Date appointed
Roberto Oliveira de Lima	Chief Executive Officer	April 12, 2006
Ernesto Gardelliano	Executive Vice President of Finance, Planning and Control and Investor Relations Officer	April 12, 2006
Paulo Cesar Pereira Teixeira	Executive Vice President of Operations	April 12, 2006
Hugo Mattos Janeba	Executive Vice President of Marketing and Innovation	June 25, 2008
Javier Rodríguez García	Vice President of Networks	April 12, 2006
Ercio Alberto Zilli	Vice President of Regulatory Matters	February 12, 2009

Set forth below are brief biographical descriptions of our executive officers.

Roberto Oliveira de Lima, born on April 1, 1951, is Chief Executive Officer since April 12, 2006 of Vivo, Vivo S.A., TCP, TC and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Oliveira de Lima has also been a director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil S.A., Portelcom Participações S.A. and all affiliates of Brasilcel, since 2005. He was the Chief Executive Officer of TSD, TLE and Celular CRT until February 2006. Mr. Oliveira de Lima was Chairman of the Board of Directors of Grupo Credicard from 1999 to 2005 and Chief Executive Officer of Banco Credicard S.A. from 2002 to 2005. Before 1999, Mr. Oliveira de Lima held executive positions at Accor Brasil S.A., Rhodia Rhone Poulec S.A. and Saint Gobain S.A. Mr. Oliveira holds a degree in Administration and an MBA from Fundação Getulio Vargas, Brasil, and a master’s degree in finance and strategic planning from Institute Superieur des Affaires, Jouy en Josas, France. Mr. Oliveira is a Brazilian citizen.

Ernesto Gardelliano, born on January 15, 1962, is Executive Vice President of Finance, Planning and Control and Investor Relations Officer of Vivo, Vivo S.A., TCP, TC and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Gardelliano has also been a director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil S.A., Portelcom Participações S.A. and all affiliates of Brasilcel. He joined Coopers & Lybrand in Argentina in 1984 where he developed his career in the Audit Department. During 1990, Mr. Gardelliano was transferred to Italy. In January 1993, he joined Movicom, the first mobile telecom operator in Argentina. The Company was a Joint Venture led by BellSouth and Motorola. Mr. Gardelliano acted as the Financial Controller until 1997, when he was promoted to Chief Financial Officer. In 2005, and after the sale of the Latin American Assets of BellSouth, he became Regional Director for Argentina, Chile and Uruguay for Telefónica Móviles and transferred to Brazil to take over responsibilities in the Finance area of the above mentioned Companies, namely Vivo. Mr. Gardelliano is a Certified Public Accountant, a graduate of the University of Buenos Aires and holds a degree in Upper Management from the Instituto de Altos Estudios at the Universidad Austral.

Paulo Cesar Pereira Teixeira, born on June 18, 1957, is the Executive Vice President of operations of Vivo since 2003, Vivo S.A. and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Teixeira is also a director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil S.A. and Portelcom Participações S.A. He was the Executive Vice-President of Operations of TSD, TLE and Celular CRT until February 2006. Since 1998 Mr. Teixeira has acted as Vice-President of Telerj, Telest, Telebahia, Telergipe, Celular CRT and he was member of the Board of Directors of TSD, TLE and Celular CRT from 2001 until 2003. In 1998 he was a Director of Telepar, Telesc and CTMR Celular S.A., companies of

Telecomunicações Brasileiras S.A. Telebrás, and Vice President of Tele Celular Sul S.A. Mr. Teixeira was Director of telecommunications engineering of Mato Grosso do Sul S.A. Telems, a company of Telecomunicações Brasileiras S.A. Telebrás, from 1995 through 1998. During 1995, he was a Department Manager of investment management. In 1994 he was an Assistant to the Director of Engineering. From 1990 until 1994, Mr. Teixeira served as Divisional Manager of coordination and expansion of Telebrás Holdings. Mr. Teixeira was engineer in the areas of service development and investment control of Telebrás Holding from 1988 through 1990. From 1980 until 1987, Mr. Teixeira performed several different managerial duties at Companhia Riograndense de Telecomunicações S.A.—CRT and was also a member of the board of directors from 1985 to 1986. In 1987 and 1988, he held several different positions at Telebrás affiliates. Mr. Teixeira holds an Electrical Engineering degree from the Catholic University of Pelotas, Brazil.

Javier Rodríguez García, born on December 8, 1955, is the Vice President of Networks Vivo, Vivo S.A., since April 2005. He was the Executive Vice President of Technology and Networks of TSD, TLE and Celular CRT, until February 2006 and of Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, since May 2003, TCO, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT, until October 2006. From 1986 until 1988, Mr. García worked at INDELEC—Indústria Electrónica de Comunicaciones S.A., as the manager responsible for the implementation of an automatic mobile telecommunications project for Telefónica de España S.A. From 1988 until 1990, he worked at Rede Electrica de España S.A. as the person responsible for the installation and maintenance of radio mobile systems in Spain. From 1990 until 1992, Mr. García served as an engineering manager at Telcel S.A., where he was responsible for the implementation of automatic mobile telecommunications system for Telefónica de España S.A. in Barcelona, Madrid and Palma de Mallorca. From 1992 until 1996, he was an engineering manager responsible for the installation and maintenance of systems at Compañia Europea de Radiobusqueda S.A., and from 1996 until 1998, he worked in cellular businesses for Telefónica Group in Spain and Peru, as a network quality manager and technical area sub-manager, respectively. From 1998 until 2000, Mr. García was the technology manager in the cellular business of Telefónica Group in Brazil and from 2000 until 2003 was the network manager of Telerj and Telest He holds a degree in Technical Telecommunications Engineering from the Technical University of Madrid, Spain.

Hugo Mattos Janeba, born on December 16, 1965, has been the Vice-President Executive of Marketing and Innovation of Vivo and Vivo S.A. since June 25, 2008. He was the Image and Communications Officer of Vivo S.A. from October 2006 to June 2008 and of Telesp Celular S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A. and Global Telecom S.A. from February 2003 to October 2006, having launched the Vivo brand in April 2003. From November 1999 to January 2003, he was Telesp Celular S.A.’s Marketing Officer. From November 1992 to October 1999, he held the position of Marketing Manager at PepsiCo/Elma Chips. He was Product Manager at Tambrands of Brazil from September 1991 to November 1992. Mr. Janeba also held different positions at Colgate Palmolive from July 1986 to September 1991. Mr. Janeba has a bachelors’ degree in Industrial Design from Universidade Mackenzie, São Paulo, Brazil, and also holds an MBA from the Business School of São Paulo, Brazil/Toronto University, Canada. He holds a specialization in Branding from Kellogg School of Management at Northwestern University in the United States.

Ercio Alberto Zilli, born in August 30, 1953, serves as the Vice President of Regulation of Vivo. He was Executive Chairman of Acel from August 2006, Director of Regulation of Telemar Oi from August 1998 to June 2006 and was a Special Advisor of the Minister of Communications from March 1995 to July 1998. He had different functions in Telebrás (first engineer, then manager of division, advisor to the Board of Directors, head of department and assistant to the Vice-President of engineering, supplier relations and business planning and control) from May 1977 to February 1995. He was an Engineer for NEC in Brazil from February 1975 until May 1977 and a Technical Assistant in Dentel—National Department of Telecommunications from January 1974 to January 1975. Mr. Zilli holds a degree in Electronic Engineering from the University of Brasilia, Brazil (1974) and has completed courses for extension and improvement in technical areas in UnB, Unicamp, FGV, and in Management in Canada (at the Telecommunications Executive Management Institute of Canada).

Fiscal Board

Brazilian law requires us to have a Fiscal Board (Conselho Fiscal) which is composed of three to five members elected at the General Shareholders Meeting. The Fiscal Board operates independently from our management and from our external auditors. Its main function is to examine the financial statements of each fiscal year and provide a formal report to our shareholders. Our fiscal board consists of three members and three alternates and meets quarterly. Our Fiscal Board is elected annually at the annual general shareholders meeting.

The Fiscal Board is responsible for overseeing our management. Its main duties are:

•	to review and provide an opinion on the annual report of our management;

•

to review the proposals of the management bodies to be submitted to the shareholders meeting regarding changes to share capital, issuance of debentures and subscription rights, capital investment plans and budgets, distributions of dividends, changes in corporate form, consolidations, mergers or split-ups; and

•	to review and provide an opinion on the financial statements for the fiscal year.

The Fiscal Board holds regular meetings every three months and special meetings when called by the Chairman of the Board of Directors or by any two member of the Fiscal Board.

Listed below are the current members of our Fiscal Board and their respective positions:

Name	Position	Date Appointed
Ortogamis Bento(1)	Member	March 19, 2009
Paula Bragança França Mansur(2)	Chairwoman	March 19, 2009
Fabiana Faé Vicente Rodrigues(2)	Member	March 19, 2009
José Luis de Castro Neto(1)	Alternate	March 19, 2009
Ademir José Mallmann(2)	Alternate	March 19, 2009
João Renato Pierre(2)	Alternate	March 19, 2009

(1)	Appointed by our preferred shareholders.

(2)	Appointed by our controlling shareholder.

Compensation

For the year ended December 31, 2008, we paid our directors and executive officers, and the directors and executive officers of our subsidiary, as compensation an aggregate amount of R$19.23 million, including bonuses and profit-sharing plans. This amount includes performance remuneration and profit-sharing arrangements applicable to all employees. Furthermore, the members of our Board of Executive Officers are eligible to participate in the same complimentary retirement pension plan available to our employees.

Certain Transactions

There are no service contracts between us or our subsidiary and any of our directors providing for benefits upon termination of employment.

As of December 31, 2008, each of the members of the Board of Directors and the Board of Executive Officers owned, directly or indirectly, less than 0.01% of any class of our shares. We do not offer stock option plans to any of our directors or employees.

Management of TCP

A description of TCP’s management is set forth below.

Board of Directors

TCP is managed by a Board of Directors (Conselho de Administração) and a Board of Executive Officers (Diretoria). TCP’s shareholders elect the members of the Board of Directors. The Board of Directors has between 3 and 11 members, each serving a three-year term. The board currently consists of ten members. The terms of the current members of the Board of Directors will expire in April 2011. The Board of Directors holds regular quarterly meetings, and the chairman or two board members may call special meetings.

The following are the current members of TCP’s Board of Directors and their respective positions.

Name	Position	Date Appointed
Luis Miguel Gilpérez López	Chairman	April 3, 2008
Shakhaf Wine	Vice Chairman	April 3, 2008
Luis Miguel da Fonseca Pacheco de Melo	Director	August 26, 2008
Félix Pablo Ivorra Cano	Director	April 3, 2008
Ignácio Aller Malo	Director	April 3, 2008
Rui Manuel de Medeiros D’Espiney Patrício	Director	April 3, 2008
Carlos Manuel Mendes Fidalgo Moreira da Cruz	Director	April 7, 2009
José Guimarães Monforte	Director	April 3, 2008
Marcelo Santos Barbosa	Director	March 28, 2008
Antônio Gonçalves de Oliveira	Director	April 3, 2008

Set forth below are brief biographical descriptions of TCP’s directors:

Luis Miguel Gilpérez López is a Chairman of Vivo, TCP and TC, is general director of the mobile division of Telefónica International and a member of the supervisory board of Brasilcel N.V. He was a board member of VIV (former “TCP”), Celular CRT, TSD, TCO, Teleacre, Telegoiás, NBT, Telemat, Telems, and Teleron from 2004 to 2005. He began working for the Telefónica group in 1981, having assumed increasingly responsibilities in areas including networks, infrastructure, product and services development and marketing. Mr. López holds a degree in industrial engineering and has a master’s degree in business administration, or MBA.

Shakhaf Wine, born on June 13, 1969, a Member of the Board of Directors and Executive Committee of Portugal Telecom S.G.P.S. since April 2009. President and Chairman of Portugal Telecom Brasil S.A. since April 2005. Member of the board of directors of Brasilcel N.V. since March 2004 and Vice Chairman of the board since August 2008. President of the Control Committee of Brasilcel N.V. since 2006. Member of the board of directors of Vivo since March 2004 and Vice Chairman of the board since August 2008. Vice Chairman of the board of directors TCP since August 2008. Vice Chairman of the board of directors TC since April 2008. Member of the board of directors of Mobitel S.A. since June 2006 and Chairman of the Board since August 2008. Member of the board of directors of PT Multimédia.com Brasil Ltda. since April 2005 and member of the board of directors of Universo Online S.A. since July 2005. Previously Mr. Wine was a board member at PT Investimentos Internacionais—Consultoria Internacional S.A., PT Participações SGPS S.A., PT Móveis—Serviços de Telecomunicações SGPS S.A., PT Ventures SGPS S.A., Africatel Holdings B.V., Telesp Celular Participações, S.A., Tele Centro Oeste Celular Participações, S.A., Tele Sudeste Celular Participações, S.A., Celular CRT Participações S.A. and Banco1.Net S.A. Before joining Portugal Telecom in 2003, Mr. Wine was Director of Investment Banking and a Relationship Manager for European corporate clients in the Global Telecommunications Group of Merrill Lynch International, from 1998 to 2003, based in London. Previously he was Senior Associate Director of the Latin American and Telecommunications groups of Deutsche Morgan Grenfell from 1993 until 1998, also based in London. Mr. Wine was a foreign exchange trader and dealer for the Brazilian Central Bank at Banco Icatu S.A. between 1991 and 1993. He holds a degree in Economics from the Pontifícia Universidade Católica do Rio de Janeiro.

Luis Miguel da Fonseca Pacheco de Melo, born on April 29, 1966, is a member of the board of directors of Vivo and TCP. He has served as the Chief of the Financial Sector and CEO of Portugal Telecom, SPGS, SA since April 2006 and as chairman of the board of directors of PreviSão—Fund Managers Society SA since 2007. He has been a member of the board of directors of Africatel Holdings BV, since 2007, a member of the board of directors of PT-PRO—Administrative Services and Management Shared SA since 2003. He was executive director of PT-Multimedia—Services for Telecommunications and Multimedia SGPS from June 2002 to 2006, a member of the board of directors of TV Cabo Portugal S.A., from 2002 to 2006 and a member of the board of directors of Lusomundo Audiovisual S.A. from 2002 to 2006. He served as a member of board of directors of Lusomundo Cinemas S.A. from 2002 to 2006, member of the board of directors of PT Contents S.A. from 2002 to 2006, member of the board of directors of PT SGPS S.A. cable TV from 2002 to 2006 and member of the board of directors of Sport TV from June 2002 to November 2005. He was a manager of Lusomundo España SL, from 2003 to 2006, the executive director of BES Investment, a company of Banco Espirito Santo Group, and one of its largest shareholders, from 1998 to 2002 and a director of UBS Warburg from 1994 to 1998. Mr. Fonseca received a degree in Civil Engineering at the Technical Institute and an MBA from IESE in Barcelona.

Félix Pablo Ivorra Cano, born on July 1, 1946, was the President of the Board of Directors from February 1999 to September 2005. Mr. Ivorra is currently a member of the Boards of Directors of Telecomunicações de São Paulo S.A, Brasilcel, Vivo, TCP and TC. He was a member of the Board of Directors of TSD, TLE, TCO and Celular CRT until February 2006. He joined the Telefónica Group in July 1972 and served in the areas of Technical Specifications, Network Planning, Commercial Planning and as General Director of Advanced Communications. In 1993, he was appointed General Director of the team that founded Telefónica Servicios Móviles, where he held several positions including General Commercial Director and General Director of Business Development until January 2006. During 1997 and part of 1998, he was chairman of the board of Telefónica Móviles group companies Mensatel, S.A. and Radiored, S.A. He has a degree in Telecommunications Engineering from Escola Técnica Superior de Engenharia—ETSI in Madrid, and a post-graduate degree in Business Administration from the Instituto Católico de Administração de Empresas-ICADE also in Madrid.

Ignacio Aller Malo, who was born on December 1, 1945, is a member of the Board of Directors of Telefónia Móviles México, S.A. de C.V., Brasilcel, Vivo and TCP. He was a member of the Board of Directors of TSD, TLE and Celular CRT until February 2006. Mr. Aller has served as Chief Operating Officer of Telefónica Móviles S.A. since 2003 and has held several positions at Telefónica de España since 1967.

Rui Manuel de Medeiros D’Espiney Patrício, born on August 17, 1932, is a member of the Board of Directors of Monteiro Aranha S.A., Monteiro Aranha Participações, Klabin S.A., Vivo, TCP, Jerôr of the Commission for Overseas Development Plan from 1963 until 1965, Economic Advisor of Sacor (Oil Company) from 1958 until 1964, and between 1958 and 1963 he was Assistant Professor at Lisbon University. Mr. Patrício has a degree in Law from the University of Lisbon-1955, a post-graduate degree in Political Economics from University of Lisbon-1956 and Business Administration from Fundação Getúlio Vargas (São Paulo)-1975.

Carlos Manoel Mendes Fidalgo Moreira da Cruz, born in October 16, 1966, is the director of Finance of Portugal Telecom, S.G.P.S. since 2001. He is an executive director of Portugal Telecom International Finance BV, PT International Investments, PT Ventures, PT Moveis, TPT—Timor’s Public Telecommunications S.A., MTC—Mobile Telecommunications Ltd. (Namíbia), MTC—Macau’s Telecommunications Company, Teledata (Moçambique), Medi Telecom. He is also a member of the Board of Auditors of Brasilcel and a member of the board of directors of Africatel Holdings BV. He is an executive director of Directel—International Telephone Lists Ltd. and PT Services. Mr. Fidalgo was a member of the Portuguese Privatizations Commission from 1999 to 2001, an Advisor of the Secretary of State for Economics and Finance from 1996 to 1998, an Assistant of Financial Strategy from 1996 to 2001 in the MBA Program—IEP / EGP, an Assistant of Corporate Finance and Macroeconomics at the University of Porto from 1987 to 1996, an Assistant of Business Evaluation from 1994 to 1997 in IESF, and an Analyst Assistant of the Mergers & Acquisitions Department of BPI from 1990 until 1994.

José Guimarães Monforte is currently a member of the board of directors and audit committee of Vivo since June of 2007 and member of the Board of Directors of TCP. Mr. Guimarães Monforte is the president of Jano Comércio, Administração e Participações Ltda. and was the former president of the board of IBGC and Pini Editora S.A., and the vice president of the board of Klicknet. He was also a member of the board of Natura Cosméticos, Caramuru Alimentos, JHSF Participações S.A. and Agrenco of Brazil. In addition, Mr. Monforte was also the vice president of ANBID and of the board of the Settlement Department of the Commodity Exchange. He was also the coordinator of the Capital Opening Committee of the BM&F BOVESPA and a member of the Listings Commission. In addition, he was a member of the Advisory Panel for the OECD on the Efficiency of the Board of Directors, and a member of the Advisory Board-Americas Cabinet of the Graduate School of Business in Chicago. He also served as an executive in diverse banks and companies, such as Banespa, Banco Merrill Lynch, Banco Citibank N.A., and was president of VBC Energia S/A. Mr. Monforte holds a degree in economics from the Universidade Católica de Santos.

Marcelo S. Barbosa is the founding partner of the law firm Vieira, Rezende, Barbosa e Guerreiro Advogados. Mr. Barbosa holds a bachelor’s degree in law from the Faculdade de Direito of UERJ, and a master of law degree from Columbia University. Mr. Barbosa was a professor of law at the Faculdade de Direito of UERJ from 2001 to 2003. He was also a member of the board of directors of TCP from 2001 to 2002 and of Tele Norte from 2001 to 2002. Mr. Barbosa was also the director of the Estudar Foundation from 2004 to 2008.

Antonio Gonçalves de Oliveira is currently a member of the board of directors and audit committee of Vivo, since July 2005, and a member of the board of directors of TCP, since March 2001. Mr. Gonçalves de Oliveira was a member of the boards of directors and audit committees of TSD, TLE, TCO and Celular CRT, since July 2005 until February 2006. He is a member of the Fiscal Board of COELBA—Companhia de Eletricidade da Bahia, since April, 2006 at the appointment of Caixa de Previdência dos Funcionários do Banco do Brasil, a large Brazilian pension fund and shareholder of COELBA, president of AAMAC—Associação de Amigos do Museu de Arte Contemporânea da USP, an important participant in the contemporary cultural scene from 2004 to 2006 and member of the council of representatives of the Federation of Industries of the State of Sao Paulo—FIESP from 2003 to 2007. Mr. Gonçalves de Oliveira is also a member of the Social and Economic Development Council of the Brazilian Government, a board member of the Small and Medium Company Working Group sponsored by the Brazilian Government, the vice president of the Brazilian Businessmen’s Association for Market Integration (ADEBIM), a member of the orientation and steering council of Banco do Povo do Estado de São Paulo and president of the decision council of the National Employee Association of Banco do Brasil—ANABB. From 1991 to 1995, he served as director of the Latin American Sociology Association and from 1993 to 1994 he served as the executive coordinator of the Small and Medium Company National Movement—MONAMPE. He holds a degree in social sciences and a master’s degree in communication sciences from the University of São Paulo.

Board of Executive Officers

The by-laws of TCP provide for a Board of Executive Officers with three positions, each elected by the Board of Directors for a term of three years. TCP’s Board of Executive Officers currently has two members. In the absence or temporary inability to perform his duties, the Chief Executive Officer will be replaced by the Chief Financial Officer. In the case of a vacancy in any position on the Board of Executive Officers, the respective replacement shall be appointed by the Board of Directors. One officer may be elected for more than one position on the Board of Executive Officers. The Board of Directors may remove executive officers from office at any time.

The Board of Executive Officers of the TCP currently consists of the following offices:

Name	Position	Date Appointed
Roberto Oliveira de Lima	Chief Executive Officer	April 3, 2008
Ernesto Gardelliano	Chief Financial Officer	October 23, 2008
Marcus Roger Meireles Martins da Costa	Chief Human Resources Officer	March 20, 2006

Set forth below are brief biographical descriptions of the executive officers of TCP:

Roberto Oliveira de Lima is chief executive officer since February 11, 2008 of Vivo, and Vivo S.A. and CEO of TCP and TC and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Oliveira de Lima has also been an executive director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil S.A., Portelcom Participações S.A. and all affiliates of Brasilcel, since 2005. He was the chief executive officer of TSD, TLE and Celular CRT until February 2006. Mr. Oliveira de Lima was chairman of the board of directors of Grupo Credicard from 1999 to 2005 and chief executive officer of Banco Credicard S.A. from 2002 to 2005. Before 1999, Mr. Oliveira de Lima held executive positions at Accor Brasil S.A., Rhodia Rhone Poulec S.A. and Saint Gobain S.A. Mr. Oliveira holds a degree in administration and an MBA from Fundação Getúlio Vargas and a master’s degree in finance and strategic planning from the Institute Superieur des Affaires, Jouy en Josas, France.

Ernesto Gardelliano, born on January 15, 1962, is Executive Vice President of Finance, Planning and Control of Vivo and Vivo S.A and Investor Relations Officer of Vivo and CFO of TCP and TC and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Gardelliano has also been an executive director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil S.A., Portelcom Participações S.A. and all affiliates of Brasilcel. He joined Coopers & Lybrand in Argentina in 1984 where he developed his career in the Audit Department. During 1990, Mr. Gardelliano was transferred to Italy. In January 1993, he joined Movicom, the first mobile telecommunications operator in Argentina. The Company was a joint venture led by BellSouth and Motorola. Mr. Gardelliano acted as the Financial Controller until 1997, when he was promoted to Chief Financial Officer. In 2005, and after the sale of the Latin American assets of BellSouth, he became Regional Director for Argentina, Chile and Uruguay for Telefónica Móviles and transferred to Brazil to take over responsibilities in the finance area of Vivo. Mr. Gardelliano is a Certified Public Accountant in Argentina, a graduate of the University of Buenos Aires and holds a degree in Upper Management from the Instituto de Altos Estudios at the Universidad Austral.

Marcus Roger Meireles Martins da Costa holds an economics degree from the State University of Minas Gerais and an Executive MBA from COPPEAD/UFRJ. Mr. Martins da Costa worked for Companhia Vale do Rio Doce as a director of its corporate human resources department. He also worked in the implementation and operation of gold and potassium projects as well as in the implementation of Carajás project from 1980 to 2005. Mr. Martins da Costa is presently the human resources director of TCP and Tele Norte Celular.

Fiscal Board

TCP’s Fiscal Board (or conselho fiscal) was established pursuant to TCP’s by-laws, which require TCP to maintain a Fiscal Board on a permanent basis. TCP’s Fiscal Board is a supervisory committee independent from TCP’s Board of Directors and from TCP’s independent accountants, and its members are elected by TCP’s shareholders on a yearly basis. The responsibilities of the Fiscal Board are established by Brazilian law and include overseeing the activities of management with respect to compliance with the law and TCP’s by-laws, reviewing the annual report submitted for the approval of TCP’s shareholders, calling shareholders’ meetings under certain circumstances and reporting at those meetings. The following table contains the members of TCP’s Fiscal Board elected on April 24, 2008, each of whom is serving as a member for a one-year term:

Name	Position	Date Appointed
Paula Bragança França Mansur(2)	Chairwoman	March 18, 2009
Fabiana Faé Vicente Rodrigues(2)	Member	March 18, 2009
Cláudio José Carvalho de Andrade(1)	Member	March 18, 2009
Ademir José Mallmann(2)	Alternate	March 18, 2009
João Renato Pierre(2)	Alternate	March 18, 2009
Carlos Eduardo Parente de Oliveira Alves(1)	Alternate	March 18, 2009

(1)	Appointed by TCP’s preferred shareholders.
(2)	Appointed by TCP’s controlling shareholders.

Set forth below are brief biographical descriptions of the members of TCP’s fiscal council, not including the alternates:

Paula Bragança França Mansur holds a degree in economic science from Universidade Federale do Estado de Minas Gerais (UFMG), Ms. Mansur is a former lawyer of TIM Telecom’s and was a member of several Boards of Auditors.

Fabiana Faé Vicente Rodrigues holds a degree in law from Pontificia Universidade Católica de São Paulo (PUC-SP), and also holds a master of laws degree (LL.M.) in corporate law from IBMEC São Paulo. Ms. Rodrigues was a member of Boards of Auditors.

Claudio José Carvalho de Andrade holds a degree in administration from EAESP—Fundação Getúlio Vargas—São Paulo. He is a Partner of Pólo Capital.

Compensation

For the year ended December 31, 2008, TCP paid its directors and executive officers as compensation an aggregate amount of R$8.27 million, including salaries and bonuses to executive officers. Furthermore, the members of TCP’s Board of Executive Officers are eligible to participate in the same complimentary retirement pension plan available to TCP’s employees.

TCP has a yearly bonus program that provides variable compensation to its executive officers upon the achievement of previously stipulated financial and operating performance results. See “—Certain Transactions” below for a description of these plans. TCP does not have a compensation committee, however, all the actions undertaken by the compensation committee of Vivo also apply to TCP since the acquisition in 2008.

Certain Transactions

As of December 31, 2008, the members of the Board of Directors and of the Boards of Executive Officers of TCP did not have any transaction or loan with Vivo, TCP or TC.

The members of TCP’s Board of Directors and TCP’s executive officers, on an individual basis and as a group, beneficially own less than 1% of any class of TCP’s stock. TCP implemented stock option plans in 1999, 2000 and 2003, with vesting periods from 2001 to 2006, and exercise periods until 2008, at the latest. These plans have been extinguished and there are no outstanding stock options or stock option plans in force.

Management of TC

A description of TC’s management is set forth below.

Board of Directors

TC is managed by a Board of Directors (Conselho de Administração) and a Board of Executive Officers (Diretoria). TC’s shareholders elect the members of the Board of Directors. The Board of Directors consists 5 (five) members, each serving a three-year term. The terms of the current members of the Board of Directors will expire in April 2011 The Board of Directors holds regular quarterly meetings, and the chairman or two board members may call special meetings.

The following are the current members of TC’s Board of Directors and their respective positions and ages.

Name	Age	Position	Date Appointed
Luis Miguel Gilpérez López	50	Chairman	April 3, 2008
Shakhaf Wine	40	Vice Chairman	April 3, 2008
Félix Pablo Ivorra Cano	63	Director	April 3, 2008
Rui Manuel de Medeiros D’Espiney Patrício	77	Director	April 3, 2008
Antonio Cardoso dos Santos	60	Director	April 26, 2007

Set forth below are brief biographical descriptions of TC’s directors:

Luis Miguel Gilpérez López is general director of the mobile division of Telefónica International and a member of the supervisory board of Brasilcel N.V. He was a board member of VIV (former “TCP”), Celular CRT, TSD, TCO, Teleacre, Telegoiás, NBT, Telemat, Telems, and Teleron from 2004 to 2005. He began working for the Telefónica group in 1981, having assumed increasingly responsibilities in areas including networks, infrastructure, product and services development and marketing. Mr. López holds a degree in industrial engineering and has a master’s degree in business administration, or MBA.

Shakhaf Wine is the president of Portugal Telecom Brasil S.A, a member of the executive committee of PT Investimentos Internacionais S.G.P.S., a member of the Board of Directors of Brasilcel N.V. and a member of the Board of Directors of Vivo and Universo Online S.A. Previously, Mr. Wine was a member of the Board of Directors of TCP, TCO, TSD, Celular CRT and Banco1.Net S.A. Before joining Portugal Telecom in April 2003, Mr. Wine was a director of Investment Banking and a relationship manager for European Corporate Clients in the Global Telecommunications Group of Merrill Lynch International from 1998 to 2003, based in London. Additionally, Mr. Wine was a senior associate director of the Latin American and Telecommunications groups of Deutsche Morgan Grenfell from 1993 until 1998, also based in London. Mr. Wine was a foreign exchange trader and dealer for the Central Bank at Banco Icatu S.A. He holds a degree in economics from the Pontifícia Universidade Católica do Rio de Janeiro.

Félix Pablo Ivorra Cano was the chairman of the Board of Directors of Telesp Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A., Tele Centro Oeste Celular Participações S.A., Telems Celular S.A., Telegoiás Celular S.A., Telemart Celular S.A., Teleron Celular S.A., Teleacre Celular S.A., Norte Brasil Telecom S.A. and TCO IP S.A. from February 1999 to September 2005. Mr. Ivorra is currently a member of the boards of directors of Telecomunicações de São Paulo S.A, Brasilcel N.V and Vivo. He was a member of the Board of Directors of TSD, TLE, TCO and Celular CRT until February 2006. He joined the Telefónica Group in July 1972 and served in the areas of Technical Specifications, Network Planning, Commercial Planning and as general director of Advanced Communications. In 1993, he was appointed general director of the team that founded Telefónica Servicios Móviles, where he held several positions including general commercial director and general director of Business Development until January 2006. During 1997 and part of 1998, he was chairman of the board of Telefónica Móviles group companies Mensatel, S.A. and Radiored, S.A. Mr. Ivorra has a degree in telecommunications engineering from the Escola Técnica Superior de Engenharia—ETSI in Madrid, and a post-graduate degree in Business Administration from the Instituto Católico de Administração de Empresas—ICADE also in Madrid.

Rui Manuel de Medeiros D’Espiney Patrício is a member of the Board of Directors of Monteiro Aranha S.A., Monteiro Aranha Participações, Klabin S.A., Vivo, Jerónimo Martins (Portugal) and Espirito Santo International Holding. He was a member of the Board of Directors of Banco Boavista S.A. from 1997 until 2000; member of the Board of Directors of Banco Inter-Atlântico S.A. from 1980 until 1997, member of the Board of Directors of Ericsson do Brasil from 1979 until 1997, managing director and executive vice-president of Monteiro Aranha S.A. from 1976 until 1992, representative of the Monteiro Aranha Group in Europe from 1975 until 1976 and worked at Financiadora Volkswagen do Brasil from 1974 until 1975. Mr. Patrício was Minister for Foreign Affairs of Portugal from 1970 until 1974, Under-Secretary of State for Overseas Economic Development of Portugal from 1965 until 1970, member of the Commission for Overseas Development Plan from 1963 until 1965, economic advisor of Sacor (Oil Company) from 1958 until 1964, and between 1958 and 1963 he was assistant professor at Lisbon University. Mr. Patrício has a degree in law from the University of Lisbon, a post-graduate degree in Political Economics from University of Lisbon and a business administration degree from the Fundação Getúlio Vargas.

Antonio Cardoso dos Santos is a member of the Board of Directors of TC. He holds a Business degree from the Escola Superior de Administração e Negócios in São Paulo and a post-graduate degree in Business Administration from the AEUDF. Mr. Cardoso dos Santos has held various positions at TELEBRÁS including Manager of the Supplier Qualification Division, Manager of Products Promotion Division, Assistant Director of the Asset Management Division for the TELEBRÁS Foundation, Administrator of the Finance Division, Manager of the Accounting and Budget Divisions, Manager of the Balance Sheet and Consolidation Division and Associate in the Office of the Comptroller. He has also held positions at Arthur Young Auditores Associados S/C Ltda. as a supervisor of independent audits and has been a board member at TELESC and TELEPARÁ and member of the fiscal council at Companhia Telefônica Melhoramento e Resistência—CTMR, Telecomunicações do Paraná S.A.—TELEPAR, Telecomunicações da Bahia S.A.—TELEBAHIA, Telecomunicações do Mato Grosso S.A.—TELEMAT, Telecomunicações de Rondônia S.A.—TELERON, Telecomunicações do Piauí S.A.—TELEPISA, Telecomunicações do Rio Grande do Norte S.A.—TELERN, Telecomunicações de Goiás S.A.—TELEGOIAS, Telecomunicações de Brasília S.A.—TELEBRASÍLIA, Companhia Riograndense de Telecomunicações—CRT and Telecomunicações do Piauí S.A.—TELEPISA.

Board of Executive Officers

The by-laws of TC provide for a Board of Executive Officers with four positions, each elected by the Board of Directors for a term of three years. TC’s Board of Executive Officers currently has four members. In the absence or temporary inability to perform his duties, the Chief Executive Officer will be replaced by the Chief Financial Officer. In the case of a vacancy in any position on the Board of Executive Officers, the respective replacement shall be appointed by the Board of Directors. One officer may be elected for more than one position on the Board of Executive Officers. The Board of Directors may remove executive officers from office at any time.

The Board of Executive Officers of TC currently consists of the following offices:

Name	Position	Date Appointed
Roberto Oliveira de Lima	Chief Executive Officer	April 3, 2008
Ernesto Gardelliano	Chief Financial Officer and Responsible for Investor Relations	October 23, 2008
Marcus Roger Meireles Martins da Costa	Chief Human Resources Officer	October 06, 2006
Paulo Cesar Pereira Teixeira	Chief Operation Officer	April 3, 2008

Set forth below are brief biographical descriptions of the executive officers of TC:

Roberto Oliveira de Lima is chief executive officer and executive vice president of Marketing and Innovation since February 11, 2008 of Vivo, and Vivo S.A. and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Oliveira de Lima has also been an executive director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil S.A., Portelcom Participações S.A. and all affiliates of Brasilcel, since 2005. He was the chief executive officer of TSD, TLE and Celular CRT until February 2006. Mr. Oliveira de Lima was chairman of the Board of Directors of Grupo Credicard from 1999 to 2005 and chief executive officer of Banco Credicard S.A. from 2002 to 2005. Before 1999, Mr. Oliveira de Lima held executive positions at Accor Brasil S.A., Rhodia Rhone Poulec S.A. and Saint Gobain S.A. Mr. Oliveira holds a degree in administration and an MBA from Fundação Getúlio Vargas and a master’s degree in finance and strategic planning from the Institute Superieur des Affaires, Jouy en Josas, France.

Ernesto Gardelliano, born on January 15, 1962, is Executive Vice President of Finance, Planning and Control of Vivo and Vivo S.A and Investor Relations Officer of Vivo. and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Gardelliano has also been an executive director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil S.A., Portelcom Participações S.A. and all affiliates of Brasilcel. He joined Coopers & Lybrand in Argentina in 1984 where he developed his career in the Audit Department. During 1990, Mr. Gardelliano was transferred to Italy. In January 1993, he joined Movicom, the first mobile telecommunications operator in Argentina. The Company was a joint venture led by BellSouth and Motorola. Mr. Gardelliano acted as the Financial Controller until 1997, when he was promoted to Chief Financial Officer. In 2005, and after the sale of the Latin American assets of BellSouth, he became Regional Director for Argentina, Chile and Uruguay for Telefónica Móviles and transferred to Brazil to take over responsibilities in the finance area of Vivo. Mr. Gardelliano is a Certified Public Accountant in Argentina, a graduate of the University of Buenos Aires and holds a degree in Upper Management from the Instituto de Altos Estudios at the Universidad Austral.

Marcus Roger Meireles Martins da Costa holds an economics degree from the State University of Minas Gerais and an Executive MBA from COPPEAD/UFRJ. Mr. Martins da Costa worked for Companhia Vale do Rio Doce as a director of its corporate human resources department. He also worked in the implementation and operation of gold and potassium projects as well as in the implementation of Carajás project from 1980 to 2005. Mr. Martins da Costa is presently the human resources director of TCP and formerly of Tele Norte Celular Participações.

Paulo Cesar Pereira Teixeira, born on June 18, 1957, is the Executive Vice President of operations of Vivo since 2003, Vivo S.A. and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Teixeira is also a director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil S.A. and Portelcom Participações S.A. He was the Executive Vice-President of Operations of TSD, TLE and Celular CRT until February 2006. Since 1998 Mr. Teixeira has acted as Vice-President of Telerj, Telest, Telebahia, Telergipe, Celular CRT and he was member of the Board of Directors of TSD, TLE and Celular CRT from 2001 until 2003. In 1998 he was a Director of Telepar, Telesc and CTMR Celular S.A., companies of Telecomunicações Brasileiras S.A. Telebrás, and Vice President of Tele Celular Sul S.A. Mr. Teixeira was Director of telecommunications engineering of Mato Grosso do Sul S.A. Telems, a company of Telecomunicações Brasileiras S.A. Telebrás, from 1995 through 1998. During 1995, he was a Department Manager of investment management. In 1994 he was an Assistant to the Director of Engineering. From 1990 until 1994, Mr. Teixeira served as Divisional Manager of coordination and expansion of Telebrás Holdings. Mr. Teixeira was engineer in the areas of service development and investment control of Telebrás Holding from 1988 through 1990. From 1980 until 1987, Mr. Teixeira performed several different managerial duties at Companhia Riograndense de Telecomunicações S.A.—CRT and was also a member of the Board of Directors from 1985 to 1986. In 1987 and 1988, he held several different positions at Telebrás affiliates. Mr. Teixeira holds an Electrical Engineering degree from the Catholic University of Pelotas, Brazil.

Fiscal Board

TC’s Fiscal Board (or conselho fiscal), was established pursuant to TC’s by-laws, which require TC to maintain a Fiscal Board on a permanent basis. TC’s Fiscal Board is a supervisory committee independent from TC’s Board of Directors and from TC’s independent accountants, and its members are elected by TC’s shareholders on a yearly basis. The responsibilities of the Fiscal Board are established by Brazilian law and include overseeing the activities of management with respect to compliance with the law and TC’s by-laws, reviewing the annual report submitted for the approval of TC’s shareholders, calling shareholders’ meetings under certain circumstances and reporting at those meetings. The following table contains the members of TC’s Fiscal Board elected on March 18, 2009 each of whom is serving as a member for a one-year term:

Name	Position	Date Appointed
Fabiana Faé Vicente Rodrigues(2)	Member	March 18, 2009
Paula Bragança França Mansur(2)	Member	March 18, 2009
Cláudio José Carvalho de Andrade(1)	Member	March 18, 2009
Ademir José Mallmann(2)	Alternate	March 18, 2009
João Renato Pierre(2)	Alternate	March 18, 2009
Carlos Eduardo Parente de Oliveira Alves(1)	Alternate	March 18, 2009

(1)	Appointed by TC’s preferred shareholders.

(2)	Appointed by TC’s controlling shareholder.

Set forth below are brief biographical descriptions of the members of TC’s fiscal council, not including the alternates:

Paula Bragança França Mansur holds a degree in economic science from Universidade Federale do Estado de Minas Gerais (UFMG), Ms. Mansur is a former lawyer of TIM Telecom’s and was a member of several Boards of Auditors.

Fabiana Faé Vicente Rodrigues holds a degree in law from Pontificia Universidade Católica de São Paulo (PUC-SP), and also holds a master of laws degree (LL.M.) in corporate law from IBMEC São Paulo. Ms. Rodrigues was a member of several Boards of Auditors.

Claudio José Carvalho de Andrade holds a degree in administration from EAESP—Fundação Getúlio Vargas—São Paulo. He is a Partner of Pólo Capital.

Compensation

For the year ended December 31, 2008, TC paid its directors and executive officers as compensation an aggregate amount of R$7.33 million, including salaries and bonuses to executive officers. Furthermore, the members of TC’s Board of Executive Officers are eligible to participate in the same complimentary retirement pension plan available to TC’s employees.

Certain Transactions

As of December 31, 2008, the members of the Board of Directors and of the Boards of Executive Officers of TCP did not have any transaction or loan with Vivo, TCP or TC.

Tax Considerations

Brazilian Tax Considerations

General

In the opinion of Pinheiro Neto Advogados, the following are the Brazilian income tax consequences to you of participating in the exchange offer and of the ownership and disposition of the ADS, common and preferred shares. The following discussion is based on Brazilian law and practice as applied and interpreted as of the date hereof, which are subject to change at any time.

Taxation on the exchange

The US Residents that hold ADSs of TC and TCP will as a result of the Restructuring receive Vivo ADSs. There is no clear rule regarding the Brazilian taxation of an exchange transaction related to ADSs. Vivo and TCP believe that there are good arguments to sustain that no taxation is due upon the exchange of TCP ADSs for Vivo ADSs, as a result of the Restructuring. This conclusion is based on the fact that it is possible to sustain that the ADSs of TC should be considered as a foreign asset and also as a result of the fact that the mere exchange of ADSs of TCP for Vivo ADSs will not represent any availability of income to US Residents. There is a risk, however, of the tax authorities understanding differently from the above and request the payment of the Brazilian income tax at the rate of 15% (or 25% if the foreign investor is located in a tax haven jurisdiction), increased by interest and fines.

The US Residents that hold preferred and common shares of TC and TCP registered before the Central Bank of Brazil under Law No. 4,131, of 1962 regime (4,131 Investments) will, as a result of the Restructuring, receive preferred or common shares of Vivo. Vivo and TCP believe that there are good arguments to sustain that no taxation is due upon the exchange of TC and TCP preferred and common shares for Vivo shares, as under Brazilian tax law it is reasonable to sustain that the US investor will not have the availability of any Brazilian sourced income. There is a risk, however, of the tax authorities understanding differently from the above and request the payment of the withholding income tax at the rate of 15% (or 25% if the foreign investor is located in a tax haven jurisdiction), increased by interest and fines.

The US Residents that hold preferred and common shares of TC and TCP registered before the Central Bank of Brazil under Resolution No. 2,689, of 2001 (2,689 Investments) will, as a result of the Restructuring, receive preferred or common shares of Vivo. Vivo and TCP believe that there are good arguments to sustain that no taxation is due upon the exchange of TC and TCP preferred and common shares for Vivo shares, as under Brazilian tax law it is reasonable to sustain that the US investor will not have the availability of any Brazilian sourced income. There is a risk, however, of the tax authorities understanding differently from the above and request the payment of the withholding income tax at the rate of 15% (or 25% if the foreign investor is located in a tax haven jurisdiction), increased by interest and fines.

Taxation on the ownership of ADS, preferred and common shares

The holders of Vivo ADSs will receive dividends and interest on shareholders’ equity. Dividends received from Brazilian companies are not subject to Brazilian Withholding Income Tax. Interests on shareholders equity received from Brazilian companies are subject to Brazilian Withholding Income Tax at the rate of 15% (or 25% if the beneficiary is located in a tax haven jurisdiction).

The holders of Vivo preferred and common shares registered before the Central Bank of Brazil under Law No. 4,131, of 1962 regime (4,131 Investments) will receive dividends and interest from shareholders equity. Dividends received from Brazilian companies are not subject to Brazilian Withholding Income Tax. Interests on shareholders equity received from Brazilian companies are subject to Brazilian Withholding Income Tax at the rate of 15% (or 25% if the beneficiary is located in a tax haven jurisdiction).

The holders of Vivo preferred and common shares registered before the Central Bank of Brazil under Resolution No. 2,689, of 2001 (2,689 Investments) will receive dividends and interest from shareholders equity. Dividends received from Brazilian companies are not subject to Brazilian Withholding Income Tax. Interests on shareholders equity received from Brazilian companies are subject to Brazilian Withholding Income Tax at the rate of 15% (even if the beneficiary is located in a tax haven jurisdiction).

With respect to 4,131 Investments, the remittance of dividends and Interest on shareholders equity is subject to Tax on Financial Transactions (IOF) at the rate of 0.38%. The remittance of dividends and interest on shareholders equity related to 2,689 Investments are subject to IOF at the zero rate. Please note the Executive Branch may at any time increase the IOF rate of both 4,131 Investments and 2,689 Investments up to 25%.

Taxation on the Disposal of ADSs, preferred and common shares

According to Law 10.833, of 2003, the disposal of an asset located in Brazil held by a foreign investor is subject to Brazilian Income Tax at the rate of 15% (or 25% if the seller is located in a tax haven jurisdiction). In principle, Vivo and TCP understand that the capital gain should be accrued in foreign currency, comparing the foreign currency invested versus the foreign currency received on the disposal of the Brazilian asset. Vivo and TCP highlight however that the tax authorities may have a different interpretation and request the capital gain to be calculated in local currency (Reais).

There is no clear guidance in the Brazilian tax law whether an ADS qualifies as a Brazilian asset or not. Vivo and TCP believe they have reasonable grounds to sustain that an ADS should be considered a foreign asset for Brazilian tax purposes and consequently its disposal should not be subject to Brazilian Income Tax. There is a risk, however, of the tax authorities understanding differently from the above and request the payment of the Brazilian income tax at the rate of 15% (or 25% if the foreign investor is located in a tax haven jurisdiction), increased by interest and fines.

The disposal of preferred and common shares registered before the Central Bank under Law 4,131, of 1962 (4,131 Investments) is subject to Brazilian Withholding Income Tax at the rate of 15% (or 25% if the foreign investor is located in a tax haven jurisdiction). The remittance of fund abroad with respect to 4,131 Investments is subject to IOF at the rate of 0.38%.

The disposal of preferred and common shares registered before the Central Bank under Resolution 2,689, of 2001 (2,689 Investments) carried out in the floor of the Brazilian Stock Exchange (or similar markets) is subject to Brazilian Withholding Income Tax at the zero rate (or 15% if the foreign investor is located in a tax haven jurisdiction). The remittance of fund abroad with respect to 2,689 Investments is subject to IOF at the zero rate.

United States Federal Income Tax Considerations

The following are the material U.S. federal income tax consequences of the Restructuring and the consequences of ownership of Vivo common shares, preferred shares or ADSs received pursuant to the Restructuring. This discussion applies only to “U.S. Holders” (as defined below) and addresses only common shares, preferred shares or ADSs held as capital assets. Except where noted, any reference to “shares” refers to both common shares and preferred shares, and any reference to “ADSs” refers to TCP ADSs or Vivo ADSs, as the case may be. This discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding shares or ADSs as part of a hedge, straddle, integrated transaction, or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons who will own 5% or more of the total voting power or the total value of Vivo stock after the Restructuring;

•	persons who acquired the TCP or TC shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding shares or ADSs and partners in such partnerships should consult their tax advisers.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. Holders should consult their tax advisers to determine the particular tax consequences to them of the Restructuring, including the applicability and effect of U.S. state, local and non-U.S. tax laws.

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of shares or ADSs and is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

None of the parties have requested a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences of the Restructuring and the following discussion is not binding on the IRS or any court. As a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

Consequences of the Restructuring

The Restructuring will be treated as an integrated transaction in which holders of TCP or TC shares or TCP ADSs exchange such shares or ADSs for Vivo shares or ADSs (and cash in lieu of any fractional share). The characterization of the Restructuring as “tax-free” or taxable for U.S. federal income tax purposes is uncertain. In order to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code, Vivo voting stock must be the sole consideration provided by Vivo in the Restructuring. Because the source of any cash payments to any holder of TCP or TC shares pursuant to their withdrawal rights is unclear, it is possible that, for U.S. federal income tax purposes, such cash payments may be treated as constituting part of the consideration provided by Vivo in the Restructuring, in which case the Restructuring would fail to be a “tax-free” reorganization. Moreover, it is not clear whether the prior cash acquisitions by Vivo of interests in TCP and TC and the Restructuring will be treated as a single integrated transaction. If the Restructuring and the prior cash acquisitions are so treated, the Restructuring will also fail to qualify as a “tax-free” reorganization. U.S. Holders should consult their tax advisers regarding the appropriate characterization of the Restructuring.

Consequences If the Restructuring Fails to Qualify as a Tax-Free Reorganization

If the Restructuring fails to qualify as a transaction described in Section 368(a)(1)(B) of the Code, the receipt of Vivo shares or ADSs in exchange for TCP or TC shares or ADSs will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss equal to the difference between the fair market value of Vivo shares or ADSs received (plus any cash received in lieu of a fractional Vivo share or ADS) and the U.S. Holder’s tax basis in the shares or ADSs exchanged. The fair market value of Vivo shares or ADSs received is determined as of the date of the closing of the Restructuring. Gain or loss must be calculated separately for each block of TCP or TC shares or ADSs exchanged by the U.S. Holder. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” such gain or loss generally will be treated as capital gain or loss. If a U.S. Holder has held the TCP or TC shares or ADSs for more than one year, the gain will be treated as long-term capital gain. In the case of certain U.S. Holders, including individuals, long-term capital gain is subject to reduced rates of taxation. A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder that receives Brazilian reais with respect to a fractional Vivo share pursuant to the Restructuring, or paid for TCP or TC shares in Brazilian reais, should read the discussion below under “—Foreign Currency Gain or Loss.”

A U.S. Holder’s adjusted basis in Vivo shares or ADSs received pursuant to the Restructuring will be equal to the fair market value of such shares or ADSs (determined as described above), and the U.S. Holder will have a holding period beginning on the day after the closing of the Restructuring.

Consequences If the Restructuring Qualifies as a Tax-Free Reorganization

If the Restructuring is treated as a reorganization described in Section 368(a)(1)(B) of the Code, the receipt of Vivo shares or ADSs in exchange for TCP or TC shares or ADSs will be a tax-free transaction for U.S. federal income tax purposes. If the Restructuring is so treated:

•

subject to the discussion below under “—Passive Foreign Investment Company Rules,” U.S. Holders will not recognize gain or loss when they exchange their TCP or TC shares or ADSs for Vivo shares or ADSs, except to the extent of any cash received in lieu of fractional Vivo shares or ADSs discussed below;

•

the aggregate tax basis in the Vivo shares or ADSs U.S. Holders receive in the Restructuring (including any fractional shares U.S. Holders are deemed to receive and exchange for cash) will equal the aggregate tax basis in the TCP or TC shares or ADSs surrendered; and

•

the holding period for the Vivo shares or ADSs that a U.S. Holder receives in the Restructuring will include the U.S. Holder’s holding period for the TCP or TC shares or ADSs surrendered in the exchange.

If a U.S. Holder acquired blocks of TCP or TC shares or ADSs at different times and at different prices, the tax basis and holding period in Vivo shares or ADSs will be determined with reference to each block of TCP or TC shares or ADSs.

A U.S. Holder will recognize gain or loss on any cash received in lieu of a fractional Vivo share or ADS equal to the difference between the amount of cash received in lieu of the fractional share or ADS and the portion of the holder’s adjusted tax basis of the TCP or TC shares or ADSs surrendered that is allocable to the fractional share. Subject to the discussion under “—Passive Foreign Investment Company Rules,” such gain or loss generally will be long-term capital gain or loss if the holding period in TCP or TC shares or ADSs is more than one year as of the closing date of the Restructuring.

Consequences to U.S. Holders who Receive Cash Pursuant to the Exercise of Withdrawal Rights

U.S. Holders of TCP or TC shares who exercise withdrawal rights, as discussed in “Part Five: The Restructuring—Withdrawal Rights,” with respect to their TCP or TC shares will recognize gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares, unless the receipt of such cash is treated as a distribution of property under Sections 302 and 301 of the Code. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” such gain or loss generally will be long-term capital gain or loss if the holding period in TCP or TC shares is more than one year. The receipt of cash pursuant to the exercise of withdrawal rights will not be treated as a distribution of property under Sections 302 and 301 of the Code unless such cash is paid by TCP or TC, as the case may be, out of its own resources, a U.S. Holder who receives such cash also continues to own indirectly, through the ownership of Vivo shares, shares of TCP or TC, and certain other conditions are met. U.S. Holders who own Vivo shares and who receive cash in respect of the TCP or TC shares pursuant to the exercise of withdrawal rights should consult their own tax advisors concerning the proper U.S. federal income tax treatment of the receipt of such cash.

U.S. Holders of Vivo common shares who exercise withdrawal rights with respect to their Vivo common shares will recognize gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares, unless the receipt of such cash is treated as a distribution of property under Sections 302 or 301 of the Code. The receipt of cash generally will not be treated as a distribution of property under Sections 302 or 301 of the Code if a U.S. Holder disposes of all of its Vivo common shares pursuant to the exercise of withdrawal rights and does not otherwise own, indirectly or constructively under certain attribution rules, any other shares of Vivo or have a plan to acquire ownerships of any such shares. Subject to the discussion below under “—Ownership of Vivo Shares or ADSs—Passive Foreign Investment Company Rules,” such gain or loss generally will be long-term capital gain or loss if the holding period in Vivo common shares is more than one year.

Passive Foreign Investment Company Rules

A U.S. Holder may have different consequences if TCP or TC, as the case may be, is or was a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year during which the U.S. Holder held the TCP or TC shares or ADSs. In general, a non-U.S. corporation is considered a PFIC for any taxable year in which (i) 75 percent or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50 percent or more of the average value of its assets consists of assets that produce, or are held for the production of, passive income. For these purposes, a non-U.S. corporation that directly or indirectly owns at least 25 percent by value of the stock of another corporation is treated as if it held its proportionate share of the assets of such other corporation and received directly its proportionate share of the income of such other corporation. If a non-U.S. corporation is a PFIC for any year during which a U.S. Holder holds its shares or ADSs, it will generally continue to be treated as a PFIC with respect to such holder for all succeeding years during which the U.S. Holder holds its shares or ADSs even if the non-U.S. corporation’s assets and income cease to meet the threshold requirements for PFIC status.

Because PFIC status depends on the composition of a company’s assets and income from time to time and because the relevant taxable period for conducting this analysis may be different for each holder, Vivo is not in a position to determine whether TCP or TC is or was a PFIC for any year in which a U.S. Holder held TCP or TC shares or ADSs. U.S. Holders should consult their tax advisers regarding TCP or TC’s PFIC status for the periods during which they have held TCP or TC shares or ADSs and as to the U.S. federal income tax consequences to them of the Restructuring if TCP or TC is or was a PFIC.

If TCP or TC were characterized as a PFIC for any taxable year during which a U.S. Holder held TCP or TC shares or ADSs, the U.S. Holder generally would be subject to special U.S. federal income tax rules. In general, (i) a U.S. Holder would be required to recognize gain as a result of the Restructuring as if it were a taxable transaction, regardless of whether the Restructuring qualified as a tax-free reorganization, and (ii) gain recognized by a U.S. Holder that exchanges its shares or ADSs pursuant to the Restructuring would be allocated ratably over the holder’s holding period for the shares or ADSs. The amounts allocated to the current taxable year and to any year before TCP or TC became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts.

Foreign Currency Gain or Loss

For purposes of calculating gain or loss pursuant to the Restructuring, a cash basis taxpayer that paid Brazilian reais for a TCP or TC share will generally determine its tax basis in the share by translating the Brazilian reais it paid into U.S. dollars using the exchange rate in effect on the settlement date of the taxpayer’s purchase. A cash basis taxpayer that receives Brazilian reais with respect to a fractional Vivo share or pursuant to the exercise of its withdrawal rights will, for U.S. federal income tax purposes, determine the taxpayer’s amount of cash received using the U.S. dollar value of the Brazilian reais received. This U.S. dollar value is computed by reference to the exchange rate in effect on the date the Brazilian reais are received by the taxpayer, regardless of whether the Brazilian reais are converted into U.S. dollars. If the Brazilian reais received pursuant to the Restructuring are not converted into U.S. dollars on the date of receipt, a cash basis taxpayer will have a basis in the Brazilian reais equal to their U.S. dollar value computed as described above, and any gain or loss realized on a subsequent conversion or other disposition of the Brazilian reais will generally be treated as ordinary income or loss. An accrual basis taxpayer may elect to apply the above rules that are applicable to a cash basis taxpayer.

Foreign Tax Credits

Any gain or loss recognized by a U.S. Holder pursuant to the Restructuring will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. If a Brazilian income tax is imposed pursuant to the Restructuring and the U.S. Holder does not receive significant foreign source income from other sources, the U.S. Holder may not be able to credit the Brazilian tax against its U.S. tax liability. However, the Brazilian income tax imposed may be eligible as a deduction in computing the U.S. Holder’s taxable income. U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in light of their particular circumstances.

Information Reporting and Backup Withholding

In general, cash payments made to a U.S. Holder within the United States or through certain U.S.-related financial intermediaries pursuant to the Restructuring generally are subject to information reporting and may be subject to backup withholding unless: (i) the U.S. Holder is a corporation or other exempt recipient; or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Ownership of Vivo Shares or ADSs

The following are the material U.S. federal income tax consequences to U.S. Holders of owning and disposing of Vivo shares or ADSs. This discussion is based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms. U.S. Holders should consult their tax advisers with respect to the particular tax consequences to them of owning or disposing of Vivo shares or ADSs, including the applicability and effect of state, local, non-U.S. and other tax laws and possible changes in tax laws.

In general, a U.S. Holder who owns Vivo ADSs will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges Vivo ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before shares are delivered to the depositary or intermediaries in the chain of ownership between U.S. Holders and the issuer of the security underlying the American depositary shares may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. Holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of Brazilian taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries.

This discussion assumes that Vivo is not, and will not become, a PFIC, as described below.

Taxation of Distributions

Distributions paid on Vivo shares or ADSs, other than certain pro rata distributions of common shares, will generally be treated as dividends to the extent paid out of Vivo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because Vivo does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions will be reported to U.S. Holders as dividends. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by qualified foreign corporations to certain non-corporate U.S. Holders in taxable years beginning before January 1, 2011 are taxable at a maximum rate of 15%. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on an established securities market in the United States, such as the New York Stock Exchange where Vivo ADSs are traded. Notwithstanding the fact that Vivo ADSs are currently listed on the New York Stock Exchange, it is possible that the IRS could argue that dividends paid in respect of Vivo preferred shares do not qualify for the lower 15% rate. Vivo common shares are not readily tradable on an established securities market in the United States and therefore dividends paid on such Vivo common shares do not meet the conditions required for the reduced tax rate. U.S. Holders should consult their tax advisers to determine whether the favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

The amount of a dividend will include any amounts withheld in respect of Brazilian taxes on the distribution. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the holder’s, or in the case of ADSs, the depositary’s, receipt of the dividend. The amount of any dividend income paid in reais will be a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of such receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the amount of such dividend is converted into U.S. dollars after the date of such receipt.

Subject to applicable limitations that may vary depending upon a U.S. Holder’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, Brazilian income taxes withheld from dividends on Vivo shares or ADSs will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and, therefore, U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in their particular circumstances. Instead of claiming a credit, a U.S. Holder may, at its election, deduct such Brazilian taxes in computing its taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

Sale and Other Disposition of Vivo Shares or ADSs

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of Vivo shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Vivo shares or ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Vivo shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. Consequently, if a Brazilian withholding tax is imposed on the sale or disposition of Vivo shares or ADSs, and a U.S. Holder does not receive significant foreign source income from other sources, the holder may not be able to derive effective U.S. foreign tax credit benefits in respect of such Brazilian withholding tax. If a Brazilian tax is withheld on the sale or disposition of Vivo shares or ADSs, a U.S. Holder’s amount realized will include the gross amount of the proceeds of such sale or disposition before deduction of the Brazilian tax. See “Brazilian Tax Considerations—Taxation on the Disposal of ADS, preferred and common shares” for a description of when a disposition may be subject to taxation in Brazil.

Passive Foreign Investment Company Rules

Vivo believes that it was not a PFIC for U.S. federal income tax purposes for its 2008 taxable year and it does not expect to become one in the foreseeable future. If Vivo were a PFIC for any taxable year during which a U.S. Holder held Vivo shares or ADSs, gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of Vivo shares or ADSs would be allocated ratably over the U.S. Holder’s holding period for the Vivo shares or ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before Vivo became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. Similar rules would apply to any distribution in respect of Vivo shares or ADSs in excess of 125% of the average of the annual distributions on Vivo shares or ADSs received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as a mark-to-market treatment) of Vivo shares or ADSs. U.S. Holders should consult their tax advisers to determine whether any such elections are available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Comparative Share and Dividend Information

Historical Share Information

Vivo’s common shares are currently listed on the BM&F BOVESPA under the ticker symbol “Vivo3”, preferred shares are currently listed on the BM&F BOVESPA under the ticker symbol “Vivo4,” and ADSs representing preferred shares are listed on the NYSE under the ticker symbol “VIV.” Each of our ADSs represents 1 (one) preferred share of Vivo. The Bank of New York Mellon is Vivo’s depositary and issues the ADRs evidencing our ADSs. Vivo’s ADSs commenced trading on the NYSE on November 16, 1998.

Vivo completed a reverse stock split in 2008 and TCP completed a reverse stock split in 2007. Vivo completed a capital increase in 2006 and 2009; TCP completed a capital increase during 2005.

TCP’s common shares are currently listed on the BM&F BOVESPA under the ticker symbol “TMCP3,” preferred shares are currently listed on the BM&F BOVESPA under the ticker symbol “TMCP4,” and ADSs representing preferred shares are listed on the NYSE under the ticker symbol “TMB.” Each TCP ADS represents

2 (two) preferred share of TCP. The Bank of New York is TCP’s depositary and issues the ADRs evidencing TCP’s ADSs. TCP’s ADSs commenced trading on the NYSE on November 16, 1998.

TC’s common shares are currently listed on the BM&F BOVESPA under the ticker symbol “TMGC3,” preferred shares are currently listed on the BM&F BOVESPA under the tickers symbol “TMGC6 Class B, TMGC7—Class C, TMGC8—Class D, TMGE11—Class E, TMGC12—Class F, TMGC13—Class G”. TC does not have an ADR program.

The following tables set forth the high and low of the last reported closing prices per Vivo common share, per Vivo preferred share and per Vivo ADS, as compared to the common share, preferred shares and ADS of each of TCP and TC for the periods indicated. Common share and preferred share prices are as reported on the BM&F BOVESPA, ADS prices are as reported on the NYSE.

The table below sets forth, for the indicated periods, the high and low closing prices of the ADSs on The NYSE, in U.S. dollars, and the preferred shares on the BM&F BOVESPA, in reais:

Vivo’s stock prices per share are impacted by the reverse stock split at the ratio of 4:1, concluded on October 13, 2008.

Vivo

	New York Stock Exchange US$ per ADS		BM&F BOVESPA R$ per share preferred shares
	High	Low	High	Low
Year ended*
December 31, 2004	35.76	21.52	110.56	64.00
December 31, 2005	30.08	12.48	77.52	28.00
December 31, 2006	16.36	9.12	46.96	19.77
December 31, 2007	23.92	13.64	42.53	28.35
December 31, 2008	29.48	8.25	48.96	18.43

Year ended December 31, 2007
First quarter	17.00	13.64	35.36	28.40
Second quarter	20.80	14.36	40.00	28.92
Third quarter	21.44	14.88	41.00	30.00
Fourth quarter	23.92	18.52	42.60	33.76

Year ended December 31, 2008
First quarter	27.12	17.80	45.12	31.15
Second quarter	29.48	22.76	48.96	37.18
Third quarter	25.44	15.32	40.93	30.59
Fourth quarter	16.80	8.25	36.30	18.43

Quarter ended
March 31, 2009	16.87	13.05	38.70	29.45

Month ended
December 31, 2008	14.99	10.90	36.30	26.69
January 31, 2009	15.00	13.19	34.29	29.45
February 29, 2009	16.53	14.08	38.70	32.04
March 31, 2009	16.87	13.05	38.00	30.55
April 30, 2009	16.66	13.50	35.99	30.50
May 31, 2009	20.17	16.38	40.00	35.45
June 2009 (through June 3)	21.30	19.68	41.03	38.28

TCP

	New York Stock Exchange US$ per ADS		BM&F BOVESPA R$ per share preferred shares
	High	Low	High	Low
Year ended*
December 31, 2004	47.20	24.78	65.81	35.20
December 31, 2005	40.37	25.05	46.77	33.51
December 31, 2006	57.85	29.72	57.84	36.40
December 31, 2007	69.43	51.66	57.63	30.81
December 31, 2008	69.43	24.30	57.63	30.81

Year ended December 31, 2007
First quarter	41.60	34.05	43.38	36.40
Second quarter	51.80	37.74	49.86	38.39
Third quarter	59.01	49.31	57.84	46.87
Fourth quarter	62.22	51.66	54.15	46.62

Year ended December 31, 2008
First quarter	63.52	53.80	53.54	48.06
Second quarter	69.43	55.78	57.63	46.18
Third quarter	58.70	34.50	46.67	33.55
Fourth quarter	37.20	24.30	38.89	30.81

Quarter ended
March 31, 2009	42.25	28.75	47.20	34.10

Month ended
December 31, 2008	31.97	27.75	38.89	33.90
January 31, 2009	32.57	28.75	37.05	34.10
February 29, 2009	40.00	32.43	47.00	37.40
March 31, 2009	42.25	34.59	47.20	39.44
April 30, 2009	44.01	35.62	47.57	40.05
May 31, 2009	53.90	43.10	53.50	46.00
June 2009 (through June 3)	56.16	52.57	54.60	51.21

TC

	BM&F BOVESPA R$ per share
	Ordinary			Preferred
	ON TMGC3	PNB TMGC6	PNC TMGC7	PNE TMGC11	PNF TMGC12	PNG TMGC13
Year ended*
December 31, 2004
Low	470.00	0.00	340.00	282.01	250.10	350.00
High	1380.00	0.00	464.00	400.00	420.00	630.00

December 31, 2005
Low	1000.00	300.00	259.92	250.00	340.00	407.00
High	1250.00	360.00	440.00	370.00	390.00	540.00

December 31, 2006
Low	1100.00	380.00	332.00	340.00	360.01	539.99
High	1300.00	380.00	550.00	450.00	450.00	730.00

December 31, 2007
Low	1249.99	355.01	451.00	450.00	450.00	688.99
High	1960.00	490.00	670.00	650.00	650.00	880.00

December 31, 2008
Low	1950.00	0.00	590.00	301.00	305.00	300.00
High	2192.37	0.00	660.00	654.70	654.72	700.00

Year ended December 31, 2007
First quarter
Low	1249.99	355.01	500.00	450.00	450.00	689.99
High	1350.00	400.00	600.00	490.00	450.00	690.00
Second quarter
Low	1344.00	490.00	451.00	495.00	495.00	689.99
High	1500.00	490.00	520.00	520.00	495.00	690.00
Third quarter
Low	1450.00	0.00	502.00	510.00	510.00	688.99
High	1910.00	0.00	670.00	650.00	650.00	880.00
Fourth quarter
Low	1904.99	0.00	600.00	600.00	600.00	694.99
High	1960.00	0.00	610.01	600.00	615.00	820.00

Year ended December 31, 2008
First quarter
Low	1950.00	0.00	600.00	0.00	600.00	615.00
High	2149.99	0.00	600.00	0.00	600.00	693.00
Second quarter
Low	2030.00	0.00	600.00	0.00	0.00	610.00
High	2100.00	0.00	660.00	0.00	0.00	700.00
Third quarter
Low	2000.00	0.00	590.00	500.00	654.70	570.00
High	2192.37	0.00	654.70	654.70	654.72	699.00
Fourth quarter
Low	0.00	0.00	610.00	301.00	305.00	300.00
High	0.00	0.00	610.00	500.00	400.00	500.00

Quarter ended
March 31, 2009
Low	1500.00	0.00	365.00	370.00	0.00	350.01
High	1500.00	0.00	365.00	400.01	0.00	500.00

Month ended
April
Low	0.00	0.00	0.00	550.00	500.00	550.00
High	0.00	0.00	0.00	550.00	550.00	700.00
May
Low	0.00	0.00	0.00	0.00	0.00	0.00
High	0.00	0.00	800.00	0.00	0.00	700.00

Vivo and TCP urge you to obtain current market quotations.

Dividend Information

The following tables show the amount of dividends and interest on shareholders’ equity declared by each of Vivo, TCP and TC on common shares and preferred shares, and by each of Vivo and TCP, for the years 2005 to 2008. The dividend amounts set forth below for each year were paid in the immediately following year. The tables set forth amounts in reais per common shares and preferred shares, and amounts in U.S. dollars per ADSs translated from reais into U.S. dollars at the prevailing rate on each of the respective dates of those payments.

Vivo

Year	Common Shares	Preferred Shares
	(per share/in R$)*
2008	1.0959	1.0959
2007	0	0
2006	0	0.0184
2005	0	0

TCP

Year	Common Shares	Preferred Shares
	(per share/in R$)*
2008	6.3557	6.3557
2007	1.0646	1.0646
2006	0.9668	0.9668
2005	2.5712	2.5712

TC

Dividend per share in R$

Year	Common Shares	Preferred Shares—Class B	Preferred Shares—Class C	Preferred Shares—Class D	Preferred Shares—Class E	Preferred Shares—Class F	Preferred Shares—Class G
2008	118,9657950943	23,9844782385	23,9844782385	23,9844782385	118,9657950943	23,9844782385	118,9657950943
2007	0,094047	0,076982	0,087717	0,051009	0,089520	0,088182	0,094499
2006	25,11348	22,81218	26,02164	11,03997	23,46588	18,41002	25,19848
2005	28,18946	14,81630	16,46255	9,87753	28,18946	16,46255	28,75446

Past Contacts, Transactions, Negotiations and Agreements

Transactions

Vivo

The main transactions with unconsolidated related parties are as follows:

•

Use of network and long-distance cellular communication: These transactions involve companies owned by the same controlling group: Telecomunicações de São Paulo S.A.—Telesp and subsidiaries. Some of these transactions were established based on contracts signed by Telebrás with the concessionaire operators during the period prior to privatization, when conditions were regulated by ANATEL.

•	Roaming: Some international roaming services are provided by Telecomunicações Móveis Nacionais. TMN and Several Companies related to the Telefonica Group in Vivo’s network.

•

Technical assistance: Refers to the provision of corporate management advisory and business consultancy services by Portugal Telecom, SGPS, S.A., and technical assistance provided by Telefônica S.A., Telefônica International S.A. and TBS Celular Participações S.A., based on a formula proposed in the contracts that includes the variation of the LAIR (Profit Before Income tax) and the variation of the preferred and ordinary shares and that determines a coefficient to be applied upon the performance of services. In the case of the operation of the branch office in the Rio Grande Do Sul, the contract foresees only one 1% fixture on the performance of services. The above referenced contracts were terminated on August 4, 2008.

•	Corporate services: These are passed on to the subsidiary at the cost incurred for these services.

•	Call-center services: Provided by Atento Brasil S.A. and Mobitel S.A.—Dedic to users of the telecommunications services of the subsidiary, contracted for 12 months and renewable for the same period.

•	Systems development and maintenance services: Provided by Portugal Telecom Inovação Brasil S.A. and Telefônica Pesquisa e Desenvolvimento do Brasil Ltda.

•	Operating logistical services, accounting and financial assistance: Provided by Telefônica Serviços Empresariais do Brasil Ltda.

•	Voice content portal service provider: Provided by Terra Network Brasil S.A.

We have engaged in a number of other transactions with related parties. See Note 34 to Vivo’s financial statements in Vivo’s Annual Report for the year ended December 31, 2008.

TCP & TC

Shared Service Agreement

In order to increase efficiency in the allocation of resources, capitalize on synergies, avoid unnecessary duplication of activities and improve operating efficiencies, TCP was a party to a shared service agreement with its former affiliate Tele Norte pursuant to which certain costs incurred for the benefit of both companies and their subsidiaries were allocated to each company based on criteria designed to reflect the actual amount of use by each company. The costs allocated under this shared service agreement related primarily to personnel, marketing and outside consulting fees. See Note 36 to TCP’s Consolidated Financial Statements in TCP’s Annual Report for the year ended December 31, 2008.

As a result of Vivo’s acquisition of TCP’s control, Vivo, TCP, Telemar, Tele Norte and Amazônia Celular entered into a Memorandum of Understanding, or an MOU, on April 7, 2008 to determine a procedure to segregate TCP’s activities from those of Amazônia Celular. The MOU required Amazônia Celular and TC to: (i) enter into a services agreement, pursuant to which TC will render certain services to Amazônia Celular, including accounting, information technology, network maintenance, systems control, engineering, development of marketing programs, products and services, among others; (ii) define certain key performance indicators and service level agreements; (iii) determine a timeframe for segregation of these processes; (iv) determine which assets to segregate; (v) keep confidential any information obtained from the other party during this transitional period; and (vi) independently contract auditors to assist in the segregation process and for transparency purposes. This MOU was valid for nine months and was renewable for an additional three-month term. This agreement was terminated on April 6, 2009.

Interconnection

Incumbent fixed-line providers are obliged to provide interconnection services to wireless operators with the incumbent’s own installations. TCP has entered into interconnection agreements with a number of other telecommunications operators in Brazil, including Brasil Telecom, and the long-distance and local carriers operating in TCP’s area. The terms of these interconnection agreements include provisions for the number of connection points, the method by which signals must be received and transmitted and the costs and fees of interconnection. Network usage fees are also assessed based on the terms of these agreements. TCP has also entered into an agreement with Brasil Telecom under which TCP’s subscribers pay a lower rate to use long-distance services offered by Brasil Telecom.

TCP has agreements with certain other telecommunications operators in Brazil, including Amazônia Celular, regarding short message interworking. These interconnections allow customers of TC and of all parties to the agreements to exchange SMS between their mobile stations in Brazil and other countries.

A MMS network was established and successfully integrated in July 2005 between certain other telecommunications operators in Brazil, including Amazônia Celular. These interconnections allow the customers of TC and of such operators to exchange MMS between their mobile stations and across Brazil.

Roaming Agreements

Roaming services must be made available to other wireless operators upon the request of that operator. TCP has entered into agreements for automatic roaming with all other “A” and “B” band service providers in Brazil outside TCP’s area for the use of the TDMA network, and TCP has also signed agreements with all other GSM cellular operators in Brazil, including Brasil Telecom and Amazônia Celular, to provide GSM roaming for TCP’s postpaid and prepaid customers. TCP also offer to its customers GPRS roaming with other cellular service providers, including Amazônia Celular, under which TCP’s clients have access to the networks of such other cellular service providers while traveling or “roaming” outside TCP’s area and TCP is required to provide roaming services to customers of those wireless operators from outside TCP’s area when they are within TCP’s area. The agreements require the parties to provide service to roaming subscribers on the same basis as they provide service to their own customers and to carry out a monthly reconciliation of roaming subscriber usage charges. The agreements regarding GSM network have a one-year term, which is automatically renewable for further one-year terms. The agreements regarding the TDMA network have an indefinite term.
Significant Corporate Events

Merger of the Vivo Companies

In February 2006, shareholders of the Vivo Companies approved their consolidation with one another through a Brazilian law procedure (the “2006 Merger”) whereby TCO became a wholly owned subsidiary of Telesp Celular Participações S.A. pursuant to a merger of shares (incorporação de ações) of TCO and a merger of companies (incorporação de empresas) of TLE, TSD and Celular CRT with and into Telesp Celular Participações S.A., with Telesp Celular Participações S.A. as the surviving company. Holders of common shares, preferred shares or (where applicable) ADSs of TCO, TLE, TSD and Celular CRT received common shares, preferred shares or ADSs, respectively, of Telesp Celular Participações S.A. upon approval of the 2006 Merger by the requisite percentage of the voting shareholders of Telesp Celular Participações S.A., and of TCO, TLE, TSD and Celular CRT, as applicable. Upon the completion of the 2006 Merger, Telesp Celular Participações S.A. was renamed Vivo Participações S.A. and has become the holding company of TCO and GT and of the remaining subsidiaries of TLE, TSD and Celular CRT.

The boards of directors of each of the constituent companies to the 2006 Merger completed their respective approval processes for the 2006 Merger by December 4, 2005, and the respective shareholders approved the transaction as of February 22, 2006. The reasons for the 2006 Merger were to align the interests of the shareholders of Telesp Celular Participações S.A., TCO, and TLE, TSD and Celular CRT, which were previously under common control; to improve the liquidity of the resultant securities; to simplify the shareholding and organizational structure of the Vivo companies and expand its shareholder base; and to take advantage of important synergies among the companies, which were already operating under the common Vivo brand.

Pursuant to the 2006 Merger, Brasilcel and its subsidiaries hold approximately 89% of Vivo’s common shares. Under the Protocol of Merger of Shares and Merger of Companies and Instrument of Justification, the agreements which govern the 2006 Merger, Telesp Celular Participações S.A. underwent a capital increase in the amount of R$2,631,136,636.01 as a result of the 2006 Merger, from R$6,670,152,498.26 to R$9,301,289,134.27. The agreements also provided that Celular CRT’s preferred shares held in treasury are transferred to Telesp Celular Participações S.A. in connection with the 2006 Merger. At the Vivo Shareholders Meeting held on February 22, 2006, Telesp Celular Participações S.A. reduced its capital in the amount of R$3,147,782,181.54, from R$6,670,152,498.26 to R$3,522,370,316.72, as approved by management and the shareholders and in accordance with Brazilian law, which permits reductions in capital up to the amount of accumulated losses, allowing a more accurate valuation of the company and the possibility for eventual future distributions of dividends. Telesp Celular Participações S.A. subsequently changed its corporate name to “Vivo.” The total capital of Vivo following the 2006 Merger was R$6,153,506,952.73 due to an increase in the amount of R$2,631,136,636.01 as a result of the 2006 Merger. For more information on the 2006 Merger, see the Protocol of Merger of Shares and Merger of Companies and Instrument of Justification among Telesp Celular Participações S.A., TSD, TLE and Celular CRT dated December 4, 2005, which is included as an exhibit to Vivo’s Annual Report for the year ended December 31, 2008.

CVM regulations permit the acquirer of a publicly held company to capitalize the tax benefits arising from the amortization of goodwill generated in the acquisition of that company, so long as preemptive rights are extended to the other shareholders of the publicly held company in connection with the capital increase. At the time of the 2006 Merger, any rights previously held by Vivo, in connection with its existing investment in TCO, or by certain controlling shareholders, in the case of TSD, TLE and Celular CRT, to capitalize credits of such companies will remain in effect. As a result, at the time of the 2006 Merger, Vivo retained its prior rights to capitalize its credits in TCO and such controlling shareholders acquired the right to use their credits in future capital increases of Vivo.

Capital Increase

On June 08, 2006, the Board of Directors of Vivo approved a capital increase and issued a total of 15,705,528 new common shares at the issue price of R$12.37 in connection with Brasilcel’s capitalization of certain tax benefits relating to the goodwill it recorded when it acquired us in December 2002 and with preemptive rights exercised by our shareholders. CVM regulations permit buyers of joint stock companies to capitalize tax benefits derived from goodwill, provided preemptive rights related to such capital increase are extended to the other shareholders of the joint stock company. The goodwill Brasilcel capitalized included approximately R$193.9 million in tax benefits for the fiscal year ending on December 31, 2005 and approximately R$0.4 million for previous fiscal years, totaling approximately R$194.3 million.

The issue price was 100% of the weighted average of the closing prices registered by the BM&F BOVESPA in the 15 trading sessions held between April 07, 2006 and May 02, 2006. The preemptive rights were authorized to be exercised in the period between May 08, 2006 and June 06, 2006.

As a result of this capital increase Brasilcel’s holdings in us consisted of 89.3% of Vivo common shares, 47.5% of Vivo preferred shares and 62.8% of Vivo’s total capital.

At the meeting held on May 26, 2008, the Vivo Board of Directors approved a capital increase of R$362,742, representing the tax benefit of the incorporated premium, and R$179,862 and R$182,880 for the years 2006 and 2007, respectively, with the issue of 31,959,675 new shares, comprised of 11,669,713 common shares and 20,289,962 preferred shares, ensuring the preemptive right provided for in Article 171 of Law No. 6404/76. The proceeds arising from the exercise of the preemptive right were credited to Portelcom Participações SA and Sudestecel Participações Ltda.

As a result of this capital increase Brasilcel’s holdings in us consisted of 89.5% of Vivo common shares, 48.7% of Vivo preferred shares representing 63.5% of Vivo’s total capital.

Corporate Restructuring of Our Operating Subsidiaries

On October 31, 2006, our shareholders approved the merger of Telergipe, Telebahia, Telerj, Telest, CRT, TC, TCO, Telegoiás, Telemat, Telems, Teleron, Teleacre and NBT (each an “Operating Subsidiary” and collectively, the “Operating Subsidiaries”) into Vivo S.A. (formerly known as GT) (the “Corporate Restructuring”). TCO—IP S.A. remained a separate entity, as it is not an SMP operator.

The remaining rights of the former minority shareholders of TCO, Telegoiás, Telemat, Telems, Teleacre and Teleron survived the Corporate Restructuring of the Operating Subsidiaries as of November 1, 2006 and continue to exist under Vivo S.A. Due to this Corporate Restructuring, the SMP and SCM services that were offered by the Operating Subsidiaries in their respective areas and regions, along with their clients and users, were transferred to Vivo S.A. The Corporate Restructuring had no impact on Vivo’s consolidated financial statements, capital stock or shareholders’ equity. The benefits of this restructuring included, among others, increased organizational efficiency, a more effective management and streamlined administrative and commercial functions.

Acquisition of Telpart, TCP and Tele Norte

On August 2, 2007, Vivo signed a stock purchase agreement with Telpart to acquire control of TCP (then the controlling shareholder of TC) and Tele Norte Participações (then the controlling shareholder of Amazônia Celular S.A.) and 22.73% and 19.34%, respectively, of the total capital of both TCP and Tele Norte Participações for an aggregate amount of R$1.2 billion, subject to certain price adjustments, and the completion of the transaction being subject to customary closing conditions. Telpart was at that time the parent company of TCP and Tele Norte. In addition, pursuant to the agreement, Vivo would acquire from Telpart certain subscription rights with respect to goodwill reserves for R$87 million (R$65.8 million regarding TCP and R$21.1 regarding Tele Norte Participações). On November 9, 2007, ANATEL approved Vivo’s acquisition of TCP pursuant to Action (Ato) No. 68,401.

On December 20, 2007, in accordance with the terms of Instruction CVM 358 of 01/03/02, Vivo publicly announced that it signed a stock purchase agreement with Telemar, a Brazilian telecommunications company unrelated to either Telpart or Vivo, for the sale of all of the Tele Norte shares it was acquiring from Telpart under the stock purchase agreement dated August 2, 2007, in order to facilitate its acquisition of the shares of TCP. Subsequent to signing this stock purchase agreement, and pursuant to Action (Ato) No. 1,261 dated March 5, 2008 published in the DOU on March 7, 2008, ANATEL approved the transfer of shares of Tele Norte to Vivo and the subsequent transfer of these shares to Telemar.

The sale to Telemar was agreed to be in the amount of R$120,009,893.00, subject to the indexation set forth in the stock purchase agreement dated December 20, 2007, which was equivalent to the price Vivo paid for these same shares under the terms of the stock purchase agreement of August 2, 2007.

On April 3, 2008, Vivo announced that (i) all conditions precedent to the acquisition of TCP were fulfilled, (ii) Vivo had paid the purchase price in the total amount of R$1.23 billion, comprised of R$1.163 billion in connection with the purchase of shares and R$70.511 million in connection with the acquisition of subscription rights, and (iii) Vivo had acquired, as of that date, the direct control of TCP as a result of the acquisition of 7,258,108 common shares and 969,932 preferred shares of TCP, representing 53.90% of the voting capital and 22.73% of the total capital of TCP. The price per share paid by Vivo was approximately R$151.17 per common share and R$67.43 per preferred share of TCP.

Vivo further announced that the interests acquired in Tele Norte Participações and, indirectly, in Amazônia Celular were immediately transferred to Telemar Participações S.A., for the same price and under the same conditions set forth in the agreement with Telpart. Such interests in Tele Norte Participações consisted of 1,292,679 common shares, 3,715 preferred shares and rights to subscribe to shares to be issued by Tele Norte Participações.

Also on April 3, Vivo announced that it would proceed with two tender offers through its subsidiary TCO IP S.A.: (i) a mandatory offer to non-controlling common shareholders in TCP and TC, at a price per share of R$120.93 and R$2,100.03, respectively, which was subsequently launched on July 15, 2008 and (ii) a voluntary offer for up to one-third of TCP’s and TC’s outstanding preferred shares, on a pro-rated basis, at a price per share of R$63.90 and R$654.72, respectively—which prices included a premium of approximately 25% of the weighted average price of the preferred shares of the respective company in the 30 BM&F BOVESPA trading sessions preceding and including August 1, 2007. The voluntary offer also included holders of preferred shares underlying the ADSs and was launched on April 8, 2008.

On April 4, 2008, the Company approved the transfer of the equity control of TCO IP S.A. from Vivo S.A. to Vivo. As a result of such transfer of control, TCO IP became a wholly-owned subsidiary of Vivo.

On August 20, 2008, Vivo announced the results of the tender offers. Upon completion of the voluntary tender offer on May 12, 2008, TCO IP had acquired 7,257,020 preferred shares of TCP and 89,492 preferred shares of TC, for a total purchase price of R$463.7 million and R$58.59 million, respectively. On July 25, 2008, TCO IP acquired 3,929 preferred shares of TC for an aggregate amount of R$2.57 million, and on September 9 and 10, TCO IP acquired 4,000 preferred shares of TC for the aggregate amount of R$2.6 million. Upon completion of the mandatory tender offer on August 15, 2008, TCO IP acquired 5,803,171 common shares of TCP and 78,107 common shares of TC, for an aggregate price of R$732.6 million and R$171.2 million, respectively.

On August 26, 2008, Vivo subscribed to a capital increase in TCO IP in the amount of R$1.149 billion, which was paid-in with the transfer and delivery, at book value, of 7,258,108 common and 969,932 preferred shares held by Vivo in TCP and TC. As a result of this transaction, TCO IP’s share capital increased from R$905.03 million to R$2.05 billion and TCO IP became the direct controlling shareholder of TCP.

On December 19, 2008, Vivo and TCP announced the shareholder approval of a corporate reorganization pursuant to which TCO IP S.A. was spun off and incorporated into TCP and TC. As a result of the acquisition from Telpart, the tender offers and the corporate reorganization, Vivo became a holder of 96.994% common shares and 36.177% preferred shares in TCP and 8.764% common shares and 6.308% preferred shares in TC.

Capital Increase

In an extraordinary meeting held on February 12, 2009, our Board of Directors approved a capital increase as a result of the corporate restructuring process involving the Company and its controlled and controlling companies. The goodwill amortization resulting from this corporate restructuring resulted in an accrued tax benefit in the total amount of approximately R$189.9 million corresponding to the fiscal year ended on December 31, 2008. It also represents the credits held by of the controlling shareholder, Portelcom Participações S.A. (“Portelcom”), used to increase the capital stock from approximately R$6.7 billion to R$6.9 billion, with the issuance of 5,819,678 new shares. Of such new shares being issued, 2,124,989 are common shares and 3,694,689 are preferred shares, entitled to preemptive rights as set forth by Brazilian law.

The issue price of R$32.63 per preferred and common share, corresponded to 100% of the weighted average price of the preferred shares during the 10 trading sessions of the BM&F BOVESPA, from January 28, 2009 until February 10, 2009, inclusive. As a result of this capital increase Brasilcel’s holdings in us consisted of 89.56% of our common shares, 48.75% of our preferred shares, representing 63.61% of our total capital.

Transactions and Arrangements Concerning the Common Shares,

Preferred Shares and ADSs of TCP and TC

Ownership of Securities

As of December 31, 2008, each of the members of the Board of Directors and of the board of executive officers owned, directly or indirectly, less than 1.00% of any class of TCP and TC shares.

The table below illustrates the aggregate number and percentage of common shares and preferred shares of each of TCP and TC that are beneficially owned by Vivo and Polo Capital Gestão de Recursos Ltda, their respective subsidiaries and their directors and executive officers. For information on the companies listed in the tables below, see “—Certain Information on the Parent Companies of Vivo, TCP and TC.”

TCP

Name of Owner	Common Shares	% Common Shares	Preferred Shares	% Preferred Shares	Total Shares	% Total Capital
Vivo Participações S.A	13,283,288	97.036	8,812,607	37.03%	22,095,895	58.94

TC

Name of Owner	Common Shares	% Common Shares	Preferred Shares	% Preferred Shares	Total Shares	% Total Capital
Telemig Celular Participações S.A.	794,764	89.18	1,180,078	79.69	1,974,842	83.25
Vivo Participações S.A.	78,107	8.76	97,421	6.58	175,528	7.40

The following table sets forth Vivo’s principal holders of common and preferred shares and their respective share ownership as of December 31, 2008:

Name	Number of common shares owned	percentage of outstanding common shares		Number of preferred shares owned	percentage of outstanding preferred shares
Brasilcel	55,719,376	40.89		91,087,513	38.3
Sudestecel Partic Ltda(1)	22,547,496	16.55		1,169,552	0.5
TBS Celular Partic Ltda(1)	17,204,638	12.62		291,449	0.1
Portelcom Partic. S.A.(1)	21,157,586	15.53		6,189,755	2.6
Tagilo Partic. Ltda(1)	3,015,261	2.2		5,656,432	2.4
Avista Partic. Ltda(1)	2,407,614	1.8		11,653,452	4.9
All directors and executive officers as a group	8		(2)	396		(2)

(1)	Subsidiary of Brasilcel.

(2)	Less than 1% of aggregate.

To Vivo’s knowledge, each one of the persons indicated in the tables above intends to vote its voting shares in favor of the Restructuring.

Transactions and Arrangements

None of Vivo nor any of its subsidiaries has effected any transaction in the common shares or preferred shares of Vivo, TCP or TC or in the ADSs of Vivo or TCP in the past 60 days. To Vivo’s knowledge, none of Brasilcel nor any of its subsidiaries, or any director or executive officer of Vivo, Vivo’s subsidiaries (including TCP and TC), Brasilcel or any of its subsidiaries, or any associate of Vivo, TCP or TC, has effected any transactions in the common shares or preferred shares of Vivo, TCP or TC or in the ADSs of Vivo or TCP in the past 60 days.

Vivo and its subsidiaries (including TCP and TC) are not, and to Vivo’s knowledge, none of Brasilcel, any of the directors or executive officers of Vivo, Vivo’s subsidiaries (including TCP and TC), Brasilcel or any of its subsidiaries is, a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of Vivo’s, TCP’s or TC’s securities (including any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), except, with respect to Telefónica Móviles, Portugal Telecom and PT Móveis, for the joint venture arrangement described below.

Joint Venture Arrangement

On January 23, 2001, Telefónica Móviles, Portugal Telecom and PT Móveis agreed to create a joint venture to consolidate Telefónica Móviles’ cellular businesses in Brazil with those of Portugal Telecom. Under this joint venture framework agreement, each of the Telefónica group and the Portugal Telecom group agreed to contribute to a 50/50 joint venture certain of its cellular businesses in Brazil, including interests in TCP, TLE, TSD and Celular CRT, as well as other assets or business that are operated for the benefit of the cellular businesses. This joint venture resulted in the formation of Brasilcel, the controlling shareholder of TCP, TCO, TLE, TSD and Celular CRT.

On October 17, 2002, Telefónica Móviles, on the one hand, and Portugal Telecom and PT Móveis, on the other, entered into the definitive stockholders’ agreement and subscription agreement that implemented the joint venture framework agreement signed in January 2001. In accordance with these definitive agreements, Telefónica Móviles, on the one hand, and Portugal Telecom and PT Móveis, on the other, have the same voting rights in Brasilcel. This equality in voting rights will continue to exist even if either party’s economic and voting interest is diluted below 50%, but not lower than 40%, as a consequence of a capital increase. The equality in voting rights will cease to exist if the percentage of ownership of one of the parties falls below 40% during an uninterrupted period of six months. In this event, if the group with the reduced interest were the Portugal Telecom Group, it would be entitled to sell to Telefónica Móviles, which would be obliged to buy (directly or through another company), all of Portugal Telecom’s ownership interest in Brasilcel. This right expires on December 31, 2007. This put option would be exercisable in the 12 months subsequent to the end of the aforementioned six-month period, provided that the Portugal Telecom group had not increased its ownership interest to 50% of the total capital stock of Brasilcel.

Also, in accordance with the definitive agreements, the Portugal Telecom group would be entitled to sell to Telefónica Móviles, which would be obligated to buy, all of Portugal Telecom’s ownership interest in Brasilcel should there be a change in control at Telefónica, Telefónica Móviles or any subsidiary of the latter that holds a direct or indirect ownership interest in Brasilcel. Similarly, Telefónica Móviles would be entitled to sell to the Portugal Telecom group, which would be obliged to buy, its ownership interest in Brasilcel if there is a change of control at Portugal Telecom, PT Móveis or any other subsidiary of either company that holds a direct or indirect ownership interest in Brasilcel.

The definitive agreements established that the parties to the agreements shall transfer to Brasilcel all of their direct or indirect ownership interests in equity securities, whether voting or non-voting, in cellular properties in Brazil, including any such interests obtained from future acquisitions of Brazilian cellular properties by those parties.

On December 27, 2002, following the agreements entered into on October 17, 2002 and after having obtained the necessary authorization from the Brazilian authorities for the contribution, Telefónica Móviles, Portugal Telecom and PT Moveis contributed to Brasilcel all the shares held directly or indirectly by the two groups in their cellular communications companies in Brazil.

Plans and Proposals

In connection with the Restructuring, TC will become a wholly owned subsidiary of TCP, and TCP will become a wholly owned subsidiary of Vivo.

In connection with the Restructuring, the preferred shares and TCP ADSs are expected to be deregistered under the Exchange Act, and TCP will no longer file Annual Reports on Form 20-F or reports on Form 6-K. In addition, the TCP ADSs will be delisted from the NYSE, and the common and preferred shares of TCP and TC will be delisted from the BM&F BOVESPA and deregistered from the CVM. After the consummation of the Restructuring and the completion of the delisting and deregistration of the TCP and TC shares, Vivo may cause the by-laws of TCP and TC (which will then be wholly owned subsidiaries) to be amended to simplify their corporate structure and may change the composition of the TCP and TC boards, including, without limitation, by seeking the resignation of the independent directors, whose participation on the TCP and TC boards will no longer be required because TCP and TC will be wholly owned subsidiaries. Subject to the necessary corporate and regulatory approvals, Vivo may consider a merger of TCP into Vivo, with the purpose of continuing the process of simplifying the corporate structure of the Vivo companies, without causing the alteration in its shareholding structure. However, considering that in this case it is necessary the prior approval of ANATEL, such a merger was not contemplated in the Restructuring. None of Vivo, TCP or TC is undertaking or engaged in any negotiations in response to the Restructuring that relate to a tender offer or other acquisition of TCP’s or TC’s securities by Vivo, TCP, TC, any of their subsidiaries or any other person or any of the matters listed above.

Expenses

The following is an itemized statement of the expenses incurred or estimated to be incurred by Vivo in connection with the Restructuring:

Type of Fee	Amount
Filing fees	$200,000
Legal fees	1,517,241
Accounting fees and fees for valuation reports	3,574,138
Printing costs	350,000
ADR depositary fees and expenses	40,000
Other	663,000

Total	$6,344,379

PART SIX—SHAREHOLDER RIGHTS

General

Vivo, TCP and TC are all incorporated in the Federative Republic of Brazil.

If you hold common or preferred shares of Vivo, TCP or TC, your rights as a holder of securities of those companies are governed by Brazilian law and the by-laws (estatutos sociais) of the applicable company. If you hold common or preferred shares of TCP or TC, your rights as a holder of Vivo securities after the Restructuring will be governed by Brazilian law and the by-laws of Vivo. You should read the by-laws of Vivo, TCP and TC, copies of which are filed as exhibits to the registration statement of which this prospectus/information statement is a part.

There are no material differences between the rights of common shareholders of Vivo and those of common shareholders of TCP or TC. The following table highlights certain differences in the voting rights and dividend rights of preferred shares of TCP and TC compared to preferred shares of Vivo.

Voting Rights and Dividend Rights of Preferred Shares

TC	TCP	Vivo
Common Shares	Common Shares	Common Shares
1. Political Rights: Each common share is entitled to one vote in the resolutions in the General Shareholders’ Meeting.	1. Political Rights: Each common share is entitled to one vote in the resolutions in the General Shareholders’ Meeting.	1. Political Rights: Each common share is entitled to one vote in the resolutions in the General Shareholders’ Meeting.

2. Dividend: mandatory minimum of 25% of the adjusted net profit.	2. Dividend: mandatory minimum of 25% of the adjusted net profit.	2. Dividend: mandatory minimum of 25% of the adjusted net profit.

Preferred Share	Preferred Share	Preferred Share
1. Political rights: the preferred shares of all classes do not have the right to vote, having, on the other hand, the right to elect, by separate ballot, a member of the Board of Directors

1. Political rights: The preferred shares have the right of restrict vote, in the situations listed below:

(a) in the resolutions in the shareholders meeting regarding the approval of the execution of agreements of long term between the company or its controlled companies, in one side, and the controlling shareholders or the controlled companies, affiliates, subject to common control or controlling shareholders of this last one, or that constitutes, in any other way, parties related to the Company, except when the agreements comply with the uniform clauses;

(b) in the resolutions that refers to the amendment or revocation: (i) of article 14, II (approval of

1. Political rights: The preferred shares have the right of restrict vote, in the situations listed below:

(a) in the resolutions in the general shareholders meeting regarding the approval of agreement with related parties, in which the terms and conditions are more onerous than the ones normally adopted in the market.

(b) in the resolutions that refers to the amendment or revocation: (i) of article 9 (approval of the agreements with related parties, as described above); (ii) sole paragraph of article 11 (call notice of general shareholders’ meeting with 30 days in advance in the situations described in article 136, LSA, in first call and in 15 days in second call) and (iii) article 30

TC	TCP	Vivo
agreements as described above); (ii) sole paragraph of article 15 (call notice of General Shareholders’ Meeting shall be with 30 days in advance in the situations described in article 136, LSA, in first call and in 15 days in second call); (iii) article 49 (article that requires the economic-financial analyzes by an independent company, internationally renowned , for corporate transactions involving controlled companies).

(article that requires the economic-financial analyzes by an independent company, internationally renowned , for corporate transactions involving controlled companies).

The preferred shares, currently, grant their holders the right to vote, temporarily, until the payment of the dividends that they are entitle to (declared in the Ordinary Shareholders’ Meeting held in 2009, for the payment until December 30, 2009).

2. Financial Rights:	2. Financial Rights:	2. Financial Rights:

(a) Class “A”: priority in the reimbursement of the capital without premium and with right to receive dividends superior to, in 10% (ten per cent), the amount of dividends paid to the common shares;

(b) Class “B”: priority in the reimbursement of the capital without premium and in the receipt of fixed and cumulative dividends of 9% (nine per cent) per year, calculated over the amount resulting from the division of the part of the capital stock, represented by the referred class, by the total amount of shares of such class;

(c) Class “C”: priority in the reimbursement of capital without premium and in the receipt of fixed and non cumulative dividends of 10% (ten per cent) per year, calculated over the amount resulting from the division of part of the capital stock, representing by the referred class, by the total amount of shares of such class, after the priority dividends of preferred shares Class “B” are paid;

(d) Classes “D” and “E”: priority in the reimbursement of capital without premium and in the receipt of fixed dividend (Class “D”)/minimum dividend (Class “E”) and non

(a) Priority in the reimbursement in the capital, without Premium and payment of minimum dividends, non cumulative, as the criteria herein below, alternatively, considering the one that represents the highest amount:

(i) 6% (six per cent) per year, over the amount resulting from the division of the subscribed capital stock by the total amount of shares of the Company; or

(ii) priority in the receipt of minimum dividends non cumulative corresponding to 3% (three per cent) of the net asset value of the share.

(iii) right to participate in the distributed profits in equal conditions to the common shares, after the dividend equal to the minimum is guaranteed to those shares.

(a) Priority in the reimbursement of the capital, without premium and priority in the payment of minimum dividends, non cumulative, as the criteria herein below, alternatively, considering the one that represents the highest amount:

(i) 6% (six per cent) per year, over the amount resulting from the division of the subscribed capital stock by the total amount of shares of the Company; or

(ii) 3% (three per cent) per year, over the amount resulting from the division of net equity by the total amount of shares of the Company and

(iii) right to participate in the profits distributed in equal conditions as the common shares, after the dividend equal to the minimum is guaranteed to those shares.

TC	TCP	Vivo

cumulative of 6% (six per cent) per year, calculated over the amount resulting from the division of part of the capital stock represented by the referred class, by the total amount of shares of that class;

(e) Class “F”: priority in the reimbursement of capital without premium and in the receipt of fixed dividends and non cumulative of 10% (ten per cent) per year, calculated over the amount resulting from the division of part of the capital stock represented by the referred class, by the total amount of shares of that class;

(f) Class “G”: priority in the reimbursement of capital without premium and the right of payment of dividends, as the criteria herein below, alternatively, considering the one that represents the highest amount: I—priority in the receipt of fixed dividends and non cumulative of 10% (ten per cent) per year, calculated over the amount resulting from the division of the capital stock, represented by the referred class, by the total amount of shares of that class, issued by the Company; or II—the right to participate in the dividends to be distributed in the terms of article 39, sole paragraph, of the By-laws, according to the following criteria:

(i) priority in the receipt of minimum non cumulative dividends corresponding to 3% (three per cent) of the net asset value of the share; and

(ii) the right to participate in the profits distributed in equal conditions as the common shares, after it is guaranteed the dividend equal to the minimum prioritized established in accordance with item “a” above.

(a) The preferred shares class “B” and “C” might be redeemed, at any

TC	TCP	Vivo

time, by the amount calculated as provided in article 11 of the By-laws, or by the stock market value, when it is superior to the above, as per the resolution of Shareholders’ Meeting, chosen randomly, if the cash and cash equivalents of the Company do not permit the total redemption.

(b) Dividends shall be paid with priority to the preferred shares, attending the priorities, successively and in this order, of preferred shares of B, C, D, E, F and G classes, up to the limit of their preference, allocating the balance for the payment of dividends to the other shares, granting to Class “A” preferred shares an amount that is 10% higher than the amount paid to common shares. The balance will be distributed amongst common shares and preferred shares of classes A, E and G in equal conditions between them, though the participation of class “G” preferred shares in the balance shall only occur in case of receiving minimum dividends of 3% of the asset value of the share (article 11, VII, ‘II’ of the by-laws of the Company).

(c) The holders of preferred shares classes A, B, C, D, E and F can, during a 90 day period, as from the publishing of the minutes of the General Shareholders’ meeting that has approved the creation of class “G”, exercise the right to convert their shares into shares of such class.

Rule 13e-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires that the board of directors of a party in a “going private transaction” determine whether the transaction is fair to unaffiliated shareholders and disclose the reasons for its fairness determination. Under Rule 13e-3, a “going private transaction” includes any purchase, including any acquisition pursuant to a merger, of any equity security by the issuer of such security or by an affiliate of such issuer that causes a class of equity securities of the issuer that are (i) registered with the SEC to become eligible for termination of registration or (ii) listed on a national securities exchange to be neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association. Because Vivo is an affiliate of TCP and TC and following the Restructuring Vivo expects to request that the expects to seek the termination of the registration of TCP’s preferred shares and TCP’s ADSs under the Exchange Act and to delist the TCP ADSs from the NYSE, the Restructuring could be considered a “going private transaction” under Rule 13e-3. However, transactions that would otherwise be “going private transactions” are exempt from Rule 13-e3 if the consideration for the purchased securities consists of equity securities that, among other things, (a) have substantially the same rights as the purchased securities, including, but not limited to, voting, dividends, redemption and liquidation rights, (b) are registered under the Exchange Act and (c) are listed on a national securities exchange. Vivo and TCP have concluded that the Restructuring is not a “going private transaction,” because holders of preferred shares of TCP will receive preferred shares of Vivo that (x) represent substantially the same rights as the preferred shares of TCP, as explained in the following paragraph, (y) will continue to be registered under the Exchange Act and (z) will be listed on the NYSE.

Vivo believes that the preferred shares of Vivo offer substantially the same rights, including, but not limited to, voting, dividends, redemption and liquidation rights, as the preferred shares of TCP and TC for purposes of the exception to the rules governing going private transactions contained in paragraph (g)(2) of Rule 13e-3 under the Exchange Act. While Brazilian law permits certain limited variations in the manner in which the preference on a preferred share may be calculated for purposes of payment of dividend and upon liquidation and while TCP and Vivo may have used different calculation methodologies permitted by law, the holders of common and preferred shares of TC and TCP have substantially the same shareholder rights as preferred shareholders of Vivo and holders of TCP ADSs will have upon execution of an amendment to the TCP deposit agreement substantially the same rights as holders of Vivo ADSs. The other terms of the preferred shares of Vivo, TCP and TC are substantially similar, although there are differences, which are explained in the table above.

If you hold TCP ADSs, your rights are governed by TCP’s ADR deposit agreement rather than by Brazilian law and the by-laws of TCP, and your rights as a holder of Vivo ADSs after the Restructuring will be governed by Vivo’s ADR deposit agreement. See “—Description of American Depositary Shares” below.

As of March 31, 2009, Vivo’s capital stock consisted of 374,339,034 outstanding shares, no par value, divided between 136,275,334 common shares (ações ordinárias) and 238,063,700 preferred shares (ações preferenciais).

As of March 31, 2009, TCP’s capital stock consisted of 37,488,145 outstanding shares, no par value, divided between 13,689,091 common shares (ações ordinárias) and 23,799,054 preferred shares (ações preferenciais). Approximately 35% of the preferred shares were represented by 4,080,793 ADSs, representing 8,161,586 preferred shares, held by foreign investors (to TCP’s knowledge, based in each case on their addresses as indicated in TCP’s records for the shares in its custody).

As of March 31, 2009, TC’s capital stock consisted of 2,372,176 outstanding shares, no par value, divided between 891,241 common shares (ações ordinárias) and 1,480,935 preferred shares (ações preferenciais).

Information about Historical Dividend Payments

For a summary of Vivo’s, TCP’s and TC’s payments of dividends and interest on shareholders’ equity for the years 2006, 2007 and 2008, see “Part Five: The Restructuring—Comparative Share and Dividend Information—Dividend Information.”

Vivo

We may pay our shareholders both dividends and interest on shareholders’ equity which is a form of distribution that is tax deductible in Brazil. We did not pay dividends or interest on shareholders’ equity for the years ended December 31, 2005 and 2004 because we recorded a net loss for each of those years. On December 21, 2007, we paid dividends with respect to fiscal year ended December 31, 2006 in the amount of R$16.8 million, which was insufficient to meet the minimum dividend required by law. For the fiscal year ended December 31, 2007, we were unable to pay minimum dividends, because we had net losses. For the fiscal year ended December 31, 2008, the Board of Directors Meeting held on February 12, 2009 approved to pay dividends in the amount of R$402.6 million, which is sufficient to meet the minimum dividend required by law. As a result, holders of Vivo’s preferred shares will no longer have voting rights equal to those of the holders of common shares. According to the approval granted at the Board of Directors Meeting held on February 12, 2009 and at the General Meeting of Shareholders held on March 19, 2009, the dividends will be paid as of December 30, 2009 at which time voting rights on the preferred shares will cease.

TCP

TCP has paid dividends to holders of its common and preferred shares since 2004.

TC

TC has paid dividends to holders of its common and preferred shares since 1999.

Recent History of Vivo Capital Stock

For a brief history of Vivo’s capital stock since 2006, see “Part Five: The Restructuring—Past Contacts, Transactions, Negotiations and Agreement—Significant Corporate Events.”

Recent History of TCP Capital Stock

For a brief history of Vivo’s capital stock since 2006, see “Part Five: The Restructuring—Past Contacts, Transactions, Negotiations and Agreement—Significant Corporate Events.”

Description of Vivo Capital Stock

The subscribed and fully paid-up capital stock is R$6,900,422,730.16, represented by 374,339,034 book-entry shares, of which 136,275,334 are common shares and 238,063,700 are preferred shares, all of them registered and with no face value. The shares shall be held in a depositary account with a financial institution on behalf of their respective holders, with no issuance of certificates, and the institution may shareholders transfer costs with respect to the shares they own.

Each common share entitles the holder thereof to one vote in Vivo shareholders’ meetings.

Preferred shares have no voting rights, except in the cases provided for in Articles 9 and 10 below, and are assured priority upon reimbursement of capital, with no premium, right to receive the dividend to be distributed, corresponding to at least 25% of the net profit for the year, calculated in conformity with article 202 of the Corporations Act, with priority upon the receipt of non-cumulative, minimum dividends of 6% per annum on the amount resulting from the division of the subscribed capital for the total number of shares of the Company or 3% per annum on the amount resulting from the division of the net worth for the total number of shares of the Company, as well as the right to share the distributed profit under equal conditions as those provided for the common shares, after the minimum priority dividend distributed to the preferred shares is ensured to the latter.

Preferred shares will be granted full voting rights in the event Vivo fails to pay the minimum dividends to which they are entitled for three (3) consecutive fiscal years, which right they will retain until such dividends are paid.

Under Brazilian law, preferred shares may only be redeemed to the extent that by their terms they are redeemable and a company may repurchase its outstanding preferred shares according to Instruction No. 10 of the CVM and the by-laws of the company.

Description of TCP Capital Stock

The subscribed and fully paid-up capital stock is R$623,350,577.23, represented by 37,488,145 book-entry shares, of which 13,689,091 are common shares and 23,799,054 are preferred shares, all of them registered and with no face value.

Vivo, upon resolution of the Board of Directors, is authorized to increase the capital stock up to the limit of 700,000,000,000 shares, common or preferred, subject to the two-thirds legal limit for the issue of preferred shares without voting rights.

Vivo’s capital stock, upon resolution of the General Meeting or the Board of Directors, may be increased through the capitalization of retained earnings or reserves prior to this, allocated by the General Meeting. The capitalization may be performed without any changes to the number of shares. The amount of profits or reserves balance less than 1% of the capital stock may not be capitalized. The capital stock is represented by common and preferred shares, with no par value, there being no obligation, upon capital increase, to keep the ratio among them.

Upon resolution of the General Meeting or the Board of Directors, the preemptive right to the issuance of shares, subscription bonds or debentures convertible into shares, may be excluded, pursuant to Article 172 of the Corporate Law. Each common share corresponds to one vote at the General Meeting’s resolutions.

Article 11—Preferred shares have no voting rights, except in the cases provided for in the sole paragraph of this Article and in the sole paragraph of Article 14, and they are entitled to priority capital reimbursement, without premium, and to payment of minimum, non-cumulative dividends, pursuant to the criteria below, alternatively considered that of higher value:

•	I—6% per year, over the resulting amount from the subscribed capital divided by the total number of Company’s shares; or

•	II—right to be paid dividends pursuant to Article 41 of these By-laws, in accordance with the following criteria:

•	priority in the receipt of non-cumulative, minimum dividends, equivalent to 3% of the net equity per share; and

•	right to profit share in equal conditions to the common shares, once ensured to these a dividend equal to the priority minimum set forth in sub-item “a”.

Preferred shares will acquire voting rights if the Company, in the course of three (3) consecutive fiscal years, fails to pay the minimum dividend to which they are entitled to pursuant to the caput of this paragraph.

Description of American Depositary Shares

Description of American Depositary Receipts in Respect of Preferred Shares

The following is a summary of the material provisions of the deposit agreement among Vivo, the Vivo Depositary, referred to in this section as the Depositary, and the registered holders and beneficial owners from time to time of Vivo ADSs, pursuant to which the Vivo ADSs representing preferred shares are to be issued. This summary is subject to and qualified in its entirety by reference to the deposit agreement, including the form of ADRs attached thereto. The deposit agreement is an exhibit to this registration statement of which this prospectus/information statement is a part. Copies of the deposit agreement are available for inspection at the Corporate Trust Office of the Depositary, currently located at 101 Barclay Street, New York, NY 10286, and at the office of the custodian, Banco Itau S.A., currently located at Av. Engenheiro Armando de Arruda Pereira

707—9° andar—Torre Eldoro Villela—Jabaquara—CEP 04344-902, São Paulo, Brazil, Attention: Superintendência de Serviços para o Mercado de Capitais. The Depositary’s principal executive office is located at One Wall Street, New York, NY 10286.

American Depositary Shares

The Depositary will register and deliver Vivo ADSs, also referred to as ADSs. Each ADS will represent one Vivo preferred share, also referred to as a preferred share (or a right to receive one preferred share) deposited with the principal São Paulo office of Banco Itau S.A., as custodian for the Depositary. Each ADS will also represent any other securities, cash or other property which may be held by the Depositary.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the Depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The Depositary will be the holder of the preferred shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. The deposit agreement sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the deposit agreement and the ADSs.

Deposit, Transfer and Withdrawal

The by-laws of Vivo provide that ownership of capital generally is evidenced only by a record of ownership maintained by Vivo or an accredited intermediary, such as a bank, acting as a registrar for the shares. Currently, this function is performed by Banco ABN AMRO Real S.A. as registrar. Accordingly, all references to the deposit and delivery of the preferred shares refer only to book-entry transfers of the preferred shares in Brazil. All references to the deposit, surrender and delivery of the ADSs or the ADRs refer not only to the physical transfer of any certificates evidencing those ADSs but also to any book-entry transfers.

The preferred shares represented by ADSs were deposited pursuant to the deposit agreement by book-entry transfer to an account of the custodian and registered in the name of the custodian. The Depositary is the holder of record on the books of the custodian of all those preferred shares.

The Depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon delivery (including by book-entry credit) to the custodian of the preferred shares (or evidence of rights to receive preferred shares) pursuant to appropriate instruments of transfer in a form satisfactory to the custodian and upon payment of the fees, charges and taxes provided in the deposit agreement, the Depositary will deliver to, or upon the written order of, the person or persons named in the notice of the custodian delivered to the Depositary or requested by the person depositing those preferred shares with the Depositary, the number of ADSs representing those preferred shares, registered in the name or names of such person or persons.

Upon surrender at the Corporate Trust Office of the Depositary of ADSs for the purpose of withdrawal of the deposited securities represented by the ADSs and upon payment of the fees of the Depositary, governmental charges and taxes provided in the deposit agreement, and subject to the terms and conditions of the deposit agreement, the by-laws of Vivo, the deposited securities and applicable law, the owner will be entitled to book-entry credit with the registrar together with physical delivery, to the owner or upon the owner’s order, as permitted by applicable law, of the amount of deposited securities at the time represented by the surrendered ADSs. Any forwarding of share certificates, other securities, property, cash and other documents of title to the owner will be at the risk and expense of the owner.

Subject to the terms and conditions of the deposit agreement and any limitations that may be established by the Depositary and unless requested by Vivo to cease doing so, the Depositary may deliver ADSs before receipt of preferred shares (which is refered to as a “pre-release”), may deliver those preferred shares upon receipt and cancellation of ADRs that have been pre-released, whether or not the cancellation is before the termination of that pre-release or the Depositary knows that the ADR has been pre-released, and may receive ADSs in lieu of preferred shares in satisfaction of a pre-release.

Each pre-release must be:

•

preceded or accompanied by a written representation and agreement from the person to whom the ADSs are to be delivered that the pre-release or its customer (1) owns the preferred shares or ADSs to be remitted, (2) assigns all beneficial right, title and interest in those preferred shares or ADSs to the Depositary for the benefit of the owners and (3) agrees to hold those preferred shares or ADRs for the account of the Depositary until their delivery upon the Depositary’s request;

•	at all times fully collateralized with cash or U.S. government securities;

•	terminable by the Depositary on not more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the Depositary deems appropriate.

The Depositary will set limits on pre-release transactions to be entered into hereunder with any particular person on a case by case basis as the Depositary deems appropriate. The collateral referred to in the second bullet point above will be held by the Depositary for the benefit of the owner as security for the performance of the person to whom ADSs are to be delivered of its obligations to the Depositary in connection with a pre-release transaction, including that person’s obligation to deliver preferred shares or ADSs upon termination of a pre-release transaction.

The Depositary will also limit the number of ADSs involved in pre-release transactions so that preferred shares not deposited but represented by ADSs outstanding at any time as a result of pre-releases will not exceed 30% of the ADSs outstanding (without giving effect to ADSs evidenced by ADRs outstanding as a result of the pre-release), but the Depositary reserves the right to disregard that limit from time to time as it deems appropriate and may, with the prior written consent of Vivo, change that limit for purposes of general application. The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

Dividends, Other Distributions and Rights

The Depositary is required to convert into U.S. dollars, as promptly as practicable and, in any event, within one business day of receipt, all cash dividends or other distributions, net proceeds from the sale of securities, property or rights denominated in any currency other than U.S. dollars that it receives in respect of the deposited securities if permitted under applicable laws and the Depositary determines that the conversion into U.S. dollars and transfer to the United States can be effected on a reasonable basis. If at the time of conversion, the resulting U.S. dollars can, pursuant to applicable law, be transferred out of Brazil for distribution, the Depositary will as promptly as practicable distribute the amount received to the owner entitled thereto in proportion to the number of ADSs owned by that owner without regard to any distinctions among owners on account of exchange restrictions or otherwise. The amount distributed will be reduced by any amounts to be withheld by Vivo, the Depositary or the custodian, including amounts on account of any applicable taxes and certain other expenses.

If conversion, transfer or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary will file as promptly as practicable an application for approval or license. However, the Depositary will be entitled to rely upon Brazilian counsel in such matters, which counsel will be instructed to act as promptly as possible. If, pursuant to applicable law, any foreign currency received by the Depositary or the custodian cannot be converted to U.S. dollars, or if any approval or license of any government or agency thereof that is required for the conversion is denied or, in the opinion of the Depositary, cannot be promptly obtained at a reasonable cost, the Depositary will, (1) as to the portion of the foreign currency that is convertible into U.S. dollars, make the conversion and, if permitted by applicable law, transfer the U.S. dollars to the United States and distribute them to the owners entitled thereto or, to the extent that the transfer is not permitted, hold such U.S. dollars for the benefit of the owners entitled thereto, uninvested and without liability for interest thereon and (2) as to the nonconvertible balance, if any, if requested in writing by an owner, distribute or cause the custodian to distribute the foreign currency (or an appropriate document evidencing the right to receive the foreign currency) received by the Depositary or the custodian to that owner, and the Depositary will hold or will cause the custodian to hold any amounts of nonconvertible foreign currency not distributed uninvested and without liability for the interest thereon for the respective accounts of the owners entitled to receive those amounts.

If Vivo declares a dividend in, or free distribution of, additional preferred shares with respect to the preferred shares represented by the ADSs, the Depositary may, or will if Vivo so requests, distribute as promptly as practicable to the owners of outstanding ADSs entitled thereto, in proportion to the number of ADSs owned by them, additional ADSs that represent the number of preferred shares received as that dividend or free distribution, subject to the terms and conditions of the deposit agreement including the withholding of any tax or other governmental charge and the payment of fees of the Depositary.

The Depositary may withhold any such distribution of ADSs if it has not received satisfactory assurances from Vivo that the distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act. In lieu of delivering fractional ADSs in the event of any dividend or free distribution, the Depositary will sell the amount of preferred shares represented by the aggregate of those fractions and distribute the net proceeds in accordance with the deposit agreement. If additional ADSs are not so distributed, each ADSs will thereafter also represent the additional preferred shares distributed upon the deposited securities represented thereby.

If Vivo offers, or causes to be offered, to the holders of preferred shares any rights to subscribe for additional preferred shares or any rights of any other nature, the Depositary, after consultation with Vivo, will have discretion as to the procedure to be followed in making such rights available to owners or in disposing of those rights for the benefit of the owners and making the net proceeds available to the owners. If, by the terms of that rights offering or for any other reason, it would be unlawful for the Depositary to either make the rights available to any owners or dispose of the rights and make the net proceeds available to those owners, then the Depositary will allow the rights to lapse. If at the time of the offering of any rights, the Depositary determines in its discretion that it is lawful and feasible to make the rights available to all or certain owners, the Depositary may, and at the request of Vivo will, distribute to any owners to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by those owners, warrants or other instruments therefor in such form as it deems appropriate.

If the Depositary determines that it is not lawful or feasible to make such rights available to all or certain owners, it may, and at the request of Vivo, will use its best efforts that are reasonable under the circumstances to sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of those sales for the account of those owners otherwise entitled to such rights, warrants or other instruments or an averaged or other practical basis without regard to any distinctions among the owners because of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make those rights available to owners in general or any owner or owners in particular.

In circumstances in which rights would not otherwise be distributed, if an owner requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of that owner, the Depositary will promptly make such rights available to that owner upon written notice from Vivo to the Depositary that (1) Vivo has elected in its sole discretion to permit the rights to be exercised and (2) the owner has executed such documents as Vivo has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to those warrants or other instruments to the Depositary from that owner to exercise such rights, upon payment by that owner to the Depositary for the account of the owner of an amount equal to the purchase price of the preferred shares to be received in exercise of the rights, and upon payment of the fees of the Depositary as set forth in those warrants or other instruments, the Depositary will, on behalf of that owner, exercise the rights and purchase the preferred shares, and Vivo will cause the preferred shares so purchased to be delivered to the Depositary on behalf of that owner. As agent for that owner, the Depositary will cause the preferred shares so purchased to be deposited, and will deliver ADSs to that owner pursuant to the deposit agreement.

The Depositary will not offer rights to owners having an address of record in the United States unless a registration statement under the Securities Act is in effect with respect to those rights and the securities to which the rights relate or unless the offering and sale thereof to those owners are exempt from registration under the Securities Act. However, Vivo will have no obligation to file a registration statement under the Securities Act to make available to owners any right to subscribe for or to purchase any of the securities.

Whenever the Depositary receives any distribution other than cash, preferred shares or rights in respect of the deposited securities, the Depositary will, as promptly as practicable, cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution. However, if in the opinion of the Depositary that distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that Vivo or the Depositary withhold an amount on account of taxes or other governmental charges or that the securities must be registered under the Securities Act, in order to be distributed to owners) the Depositary deems the distribution not to be feasible, the Depositary may, after consultation with Vivo, adopt such method as it may deem equitable and practicable for the purpose of effecting the distribution, including, but not limited to, the public or private sale of the securities or property received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary) will be distributed by the Depositary to the owners entitled thereto as in the case of a distribution received in cash.

In connection with any distribution to owners, Vivo will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by Vivo and owing to that authority or agency by Vivo; and the Depositary and the custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or custodian. If the Depositary determines that any distribution of property other than cash (including preferred shares and rights to subscribe therefor) is subject to any tax or governmental charge that the Depositary is obligated to withhold, the Depositary may, by public or private sale, dispose of all or a portion of such property in the amounts and in such manner as the Depositary deems necessary and practicable to pay those taxes or governmental charges, and the Depositary will distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes or governmental charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.

Upon any change in nominal or par value, or split-up, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Vivo or to which it is a party, any preferred shares or other securities that will be received by the Depositary or the custodian in exchange for, in conversion of, or in respect of deposited securities will be treated as new deposited securities under the deposit agreement, and ADSs will thenceforth represent, in addition to the existing deposited securities, the right to receive the new deposited securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the Depositary may, and will if Vivo so requests, execute and deliver additional ADRs as in the case of a distribution in preferred shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing the new deposited securities.

Record Dates

Whenever any cash dividend or other cash distribution becomes payable, or whenever any distribution other than cash is made, or whenever rights are issued with respect to the deposited securities, or whenever for any reason the Depositary causes a change in the number of preferred shares that are represented by each ADSs or whenever the Depositary receives notice of any meeting of holders of preferred shares or other deposited securities, or whenever the Depositary shall find it necessary or convenient, the Depositary will fix a record date, which date shall, to the extent practicable, be either the same date as the record date fixed by Vivo or, if different from the record date fixed by Vivo, fixed after consultation with Vivo, (1) for the determination of the owners who will be entitled to receive that dividend, distribution of rights or the net proceeds of the sale thereof or entitled to give instructions for the exercise of voting rights at any such meeting, or (2) on or after which such ADSs will represent the changed number of preferred shares, all subject to the provisions of the deposit agreement.

Voting of the Deposited Securities

Preferred shares do not entitle their holders to vote on any matter presented to a vote of shareholders of Vivo except as set forth under “—Description of Vivo Capital Stock—Voting Rights—Preferred Shareholders,” which subsection is hereby incorporated by reference herein. Under those circumstances and if, in the future, the terms of the preferred shares are revised or amended to provide for voting rights, or if the preferred shares obtain voting rights pursuant to the Brazilian corporation law or any change in any other laws, rules, or regulations applicable to those shares or through any change in interpretation of those laws, the following will apply.

As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holders of preferred shares or other deposited securities, if requested in writing by Vivo, the Depositary will mail to all owners a notice, the form of which notice will be in the sole discretion of the Depositary, containing:

•	the information included in the notice of meeting received by the Depositary from Vivo (or a summary in English of the notice of the meeting);

•

a statement that the owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Brazilian law, the by-laws and the provisions of the deposited securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the preferred shares or other deposited securities represented by their respective ADSs; and

•

a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given or deemed given in accordance with the last sentence of the next paragraph, if no instruction is received, to the Depositary to give a discretionary proxy to a person designated by Vivo.

Upon the written request of an owner of ADSs on the record date received on or before the date established by the Depositary for that purpose, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of preferred shares or other deposited securities represented by the ADSs in accordance with the instructions set forth in such request. The Depositary may not itself exercise any voting discretion over any preferred shares. If the Depositary does not receive instructions from an owner on or before the date established by the Depositary for that purpose, the Depositary will deem that owner to have instructed the Depositary to give a discretionary proxy to a person designated by Vivo to vote the underlying preferred shares, provided that no such discretionary proxy will be given with respect to any matter as to which Vivo informs the Depositary that (1) Vivo does not wish such proxy given, (2) substantial opposition exists or (3) the rights of holders of preferred shares will be materially and adversely affected. Under Brazilian law, the Depositary may vote the preferred shares or other deposited securities represented by ADSs in accordance with the instructions of the owners even if those instructions differ among those owners.

Owners are not entitled to attend meetings of shareholders. An owner wishing to do so must surrender its ADSs and obtain delivery of the underlying shares, registered in the name of that owner, before the record date for attendance at the meeting.

Reports and Other Communications

The Depositary will make available for inspection by owners at its Corporate Trust Office any reports and communications, including any proxy soliciting materials, received from Vivo, which are both (1) received by the Depositary as the holder of the deposited securities and (2) made generally available to holders of those deposited securities by Vivo. The Depositary will also send to owners copies of those reports if and when furnished by Vivo pursuant to the deposit agreement. Any reports and communications furnished to the Depositary by Vivo will be furnished in English to the extent that those materials are required to be translated into English pursuant to any regulations of the SEC.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and any provision of the deposit agreement may at any time and from time to time be amended by agreement between Vivo and the Depositary in any respect that they may deem necessary or desirable. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing rights of owners, will not take effect as to the outstanding ADRs until the expiration of 30 days after notice of that amendment has been given to the owners of outstanding ADRs. Every owner and beneficial owner at the time that amendment becomes effective will be deemed, by continuing to hold that ADR, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any owner to surrender its ADSs and receive the preferred shares and other property represented thereby, except to comply with mandatory provisions of applicable law.

The Depositary will at any time at the direction of Vivo terminate the deposit agreement by mailing a notice of termination to the owners then outstanding at least 30 days before the date fixed in the notice for termination. The Depositary may likewise terminate the deposit agreement by mailing a notice of termination to Vivo and the owners, if at any time after 60 days have expired after the Depositary has delivered written notice of its election to resign to Vivo, a successor depositary has not been appointed and accepted its appointment in accordance with the terms of the deposit agreement. If any ADSs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfer of ADSs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the deposit agreement, except for (1) the collection of dividends and other distributions pertaining to the deposited securities, (2) the sale of rights and other property and (3) the delivery of preferred shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs (after deducting, in each case, the fees of the Depositary for the surrender of ADSs and other expenses set forth in the deposit agreement and any applicable taxes or governmental charges).

At any time after the expiration of one year from the date of termination, the Depositary may sell the deposited securities then held there under and hold uninvested the net proceeds of the sale, together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not theretofore surrendered their ADSs. Those owners will then become general creditors of the Depositary with respect to those net proceeds. After making such a sale, the Depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the Depositary and other expenses set forth in the deposit agreement for the surrender of ADSs and any applicable taxes or other governmental charges) and certain indemnification obligations. Upon termination of the deposit agreement, Vivo will also be discharged from all obligations there under, except for certain obligations to the Depositary.

Charges of Depositary

The Depositary will charge (to the extent permitted by applicable law) any party depositing or withdrawing preferred shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Vivo or an exchange of stock regarding the ADSs or deposited securities or a distribution of ADSs pursuant to the deposit agreement), whichever is applicable:

•	taxes and other governmental charges;

•

any registration fees that may from time to time be in effect for the registration of transfers of preferred shares generally on the register of Vivo or the registrar and applicable to transfers of preferred shares to the name of the Depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals under the deposit agreement;

•	cable, telex and facsimile transmission expenses expressly provided in the deposit agreement to be at the expense of owners or persons depositing preferred shares;

•	expenses incurred by the Depositary in the conversion of foreign currency pursuant to the deposit agreement;

•	a fee not in excess of $5.00 per 100 ADSs (or portion thereof) for the delivery of ADSs pursuant to the deposit agreement and the surrender of ADSs pursuant to the deposit agreement;

•	a fee of $.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee of $.02 or less per ADS (or portion thereof) per annum for Depositary services, which will be payable as provided in the following bullet point;

•

any other charges payable by the Depositary, any of the Depositary’s agents, including the custodian, or the agents of the Depositary’s agents in connection with the servicing of ADSs or other deposited securities (which charge shall be assessed against owners as of the date or dates set by the Depositary in accordance with the deposit agreement and shall be payable at the sole discretion of the Depositary by billing such owners for such charge or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of proceeds of sales of securities or rights pursuant to the deposit agreement.

The fee described in the last bullet point may be deducted from such proceeds and will be in an amount equal to the lesser of (1) the fee for issuance of ADSs referred to above that would have been charged as a result of the deposit of those securities (for purposes of this sentence treating all such securities as if they were preferred shares) or preferred shares received in exercise of rights distributed to them pursuant to the deposit agreement, but which securities or rights are instead sold by the Depositary and the net proceeds distributed and (2) the amount of those proceeds.

The Depositary, pursuant to the deposit agreement, may own and deal in any class of securities of Vivo and its affiliates and in ADSs.

Liability of Owners or Beneficial Owners for Taxes or Other Charges

If any tax or other governmental charge becomes payable by the custodian, the Depositary or its nominee with respect to any ADSs or any deposited securities represented by the ADSs, that tax or other governmental charge will be payable by the owner or beneficial owner of ADR. The Depositary may refuse to effect registration of transfer of the ADSs or any split-up or combination of ADRs or any withdrawal of deposited securities until that payment is made and may withhold any dividends or other distributions or may sell for the account of that owner or beneficial owner any part or all of the deposited securities underlying those ADSs and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge (and any taxes or expenses arising out of such sale) and the owner or beneficial owner of such ADR will remain liable for any deficiency.

Limitation on Execution, Delivery, Transfer and Surrender of ADRs

The ADSs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books after consultation with Vivo to the extent practicable at any time or from time to time when deemed expedient by it in connection with the performance of its duties or at the request of Vivo.

As a condition precedent to the delivery, registration of transfer or surrender of any ADSs, the delivery of any distribution on ADSs or the withdrawal of deposited securities, the Depositary, Vivo, the custodian or the registrar may require payment from the depositor of preferred shares or the presenter of the ADS of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax, charge or fee with respect to preferred shares being deposited or withdrawn) and payment of any other applicable fees provided for in the deposit agreement. The Depositary may refuse to deliver ADSs, register the transfer of any ADSs or make any distribution of, or related to, the preferred shares until it has received such proof of citizenship, residence, exchange control approval, compliance with all applicable laws or regulations or other information as it may reasonably deem necessary or proper. The delivery, transfer, registration of transfer, split-up, combination and surrender of ADSs and ADRs generally may be suspended or refused during any period when the transfer books of the Depositary, Vivo or the registrar are closed or if any such action is deemed necessary or advisable by the Depositary or Vivo, at any time or from time to time.

The Depositary will keep books, at its Corporate Trust Office, for the registration and transfer of ADSs, which at all reasonable times will be open for inspection by the owners, provided that inspection will not be for the purpose of communicating with owners in the interest of a business or object other than the business of Vivo or a matter related to the deposit agreement or the ADSs.

The Depositary may upon notice to Vivo appoint one or more co-transfer agents reasonably acceptable to Vivo for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADSs and will be entitled to protection and indemnity to the same extent as the Depositary.

Limitation of Liability

Neither the Depositary nor Vivo nor any of their respective directors, employees, agents or affiliates will be liable to any owners or beneficial owners of ADSs if by reason of any provision of any present or future law or regulation of the United States, Brazil or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the by-laws, or by reason of any act of God or war or other circumstance beyond its control, the Depositary or Vivo or any of their respective directors, employees, agents, or affiliates is prevented, delayed or forbidden from, or is subject to any civil or criminal penalty on account of, doing or performing any act or thing which by terms of the deposit agreement it is provided will be done or performed; nor will the Depositary or Vivo incur any liability to any owner or beneficial owner of any ADS by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement. Where, by the terms of a distribution or an offering pursuant to the deposit agreement, or for any other reason, the Depositary is prevented or prohibited from making such distribution or offering available to owners, and the Depositary is prevented or prohibited from making such distribution or offering on behalf of such owners and making the net proceeds available to such owners, then the Depositary, after consultation with Vivo, will not make that distribution or offering, and will allow the rights, if applicable, to lapse.

TCP and the Depositary assume no obligation, nor will they be subject to any liability, under the deposit agreement to owners or beneficial owners of ADSs, except that they agree to perform their respective obligations specifically set forth under the deposit agreement without negligence or bad faith.

Governing Law

The deposit agreement is governed by the laws of the State of New York.

PART SEVEN—ADDITIONAL INFORMATION FOR SHAREHOLDERS

Where You Can Find More Information

Vivo and TCP have filed with the SEC a registration statement on Form F-4 to register under the Securities Act the common shares and preferred shares of Vivo and TCP, as the case may be, to be received in the Restructuring by holders of common shares and preferred shares, respectively, of TCP and TC residing in the United States, and the Vivo ADSs to be received by holders of TCP ADSs. This prospectus/information statement, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Vivo and TCP and their common shares, preferred shares and ADSs, Vivo and TCP refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

Vivo and TCP file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC under the rules and regulations that apply to foreign private issuers. As foreign private issuers, Vivo and TCP and their respective shareholders are exempt from some of the reporting requirements of the Exchange Act, including the proxy solicitation rules, the rules regarding the furnishing of annual reports to stockholders and Section 16 short-swing profit reporting for their officers, directors and holders of more than 10% of their shares. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. TC is not subject to the reporting requirements of the Exchange Act.

Vivo and TCP maintain an internet site at www.vivo.com.br. However, information contained on that internet site is not incorporated by reference in this prospectus/information statement. You may also read reports and other information about Vivo and TCP at the offices of the NYSE located at 20 Broad Street, New York, New York 10005. TC does not have securities listed on the NYSE.

Vivo and TCP provide annual reports in English to The Bank of New York, as depositary under the deposit agreements relating to their respective ADR programs. Vivo and TCP also furnish to the depositary in English all notices of meetings of holders of preferred shares and other reports and communications that are made generally available to holders of preferred shares. Upon written request of Vivo or TCP, as the case may be, the depositary will mail to all holders of ADSs a notice containing the information (or a summary of the information) contained in any notice of a shareholders’ meeting received by the depositary and all other reports and communications received by the depositary. So long as the applicable ADRs are listed on the NYSE, the depositary will mail to all registered holders of ADSs at Vivo’s expense any notices, reports and other communications that are made generally available to the holders of the applicable company’s preferred shares or, at the company’s request, make these notices, reports and other communications available to all registered holders of ADSs on a basis similar to that for holders of preferred shares or on such other basis as the company may advise the depositary may be required by any applicable law, regulation or stock exchange requirement.

Incorporation by Reference

The SEC allows Vivo and TCP to “incorporate by reference” information into this prospectus/information statement, which means that Vivo and TCP can disclose important information to you by referring you to another document that Vivo or TCP has filed previously with the SEC. The information incorporated by reference is considered to be part of this prospectus/information statement, and certain later information that Vivo or TCP file with the SEC will automatically update and supersede this information. Vivo and TCP incorporate by reference the following documents:

•

Vivo’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2008, filed with the SEC on April 23, 2009, except for items 3A, 5A, 8A and 18, which were adjusted to reflect the retrospective adoption of SFAS No. 160 and are included in this prospectus/information statement; and

•

TCP’s Annual Report on Form 20-F for the Fiscal Year Ended December 31, 2008, filed with the SEC on April 22, 2009, except for items 3A, 5A, 8A and 18, which were adjusted to reflect the retrospective adoption of SFAS No. 160 and are included in this prospectus/information statement;

Any future filings on Form 20-F by Vivo or TCP made with the SEC under the Exchange Act after the date of this prospectus/information statement and prior to the completion of the Restructuring and any future filings on Form 6-K by Vivo or TCP during such period that are identified in such forms as being incorporated by reference into this prospectus/information statement.

Vivo and TCP will provide to each person, including any beneficial owner, to whom a prospectus/information statement is delivered, upon written or oral request at no cost, a copy of any and all of the information that has been incorporated by reference in this prospectus/information statement and that has not been delivered with this prospectus/information statement by contacting Vivo, TCP or TC at the following street address, telephone number or e-mail address:

Av. Dr. Chucri Zaidan, 860, Morumbi, 04583-110

São Paulo—SP, Brazil

Attention: IR Department

Telephone: +55-11-7420-2276

Facsimile: +55-11-7420-2247

email: ir@vivo.com.br

You may also contact the information agent for the Restructuring:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

Toll-Free: (800) 322-2885

If you are a holder of ADSs, you may also contact:

The Bank of New York Mellon

101 Barclay Street

New York, NY 10286

shrrelations@bnymellon.com

www.bnymellon.com/shareowner

Calls within the United States: (800) 777-3674

Calls outside the United States: (201) 650-6579

Vivo and TCP are also subject to the informational requirements of the CVM and the BM&F BOVESPA and file reports and other information relating to their business, financial condition and other matters with the CVM and the BM&F BOVESPA. You may read these reports, statements and other information at the public reference facilities maintained in Rio de Janeiro or São Paulo. Some Vivo and TCP filings with the CVM are also available at the website maintained by the CVM at http://www.cvm.gov.br.

Enforceability of Civil Liabilities Under U.S. Securities Laws

Vivo and TCP have been advised by our Brazilian counsel, Machado, Meyer, Sendacz e Opice Advogados, that a judgment of a U.S. court for civil liabilities predicated upon the federal securities laws of the United States, subject to certain requirements described below, may be enforced in Brazil. A judgment against Vivo, TCP, TC, their respective directors and certain of their respective officers and advisors or any such person would be enforceable in Brazil without reconsideration of the merits upon confirmation of that judgment by the Brazilian Superior Court of Justice. That confirmation generally will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made in accordance with Brazilian legislation (even if in absentia);

•	has been made res judicata (i.e. final and not subject to appeal);

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty or public policy or “good morals.”

However, you cannot be certain that this confirmation will be obtained or that it will be obtained in a timely manner. In addition, you cannot be certain that a Brazilian court would enforce a monetary judgment for violations of U.S. securities laws.

Vivo and TCP have been further advised by Machado, Meyer, Sendacz e Opice Advogados that original actions predicated on the federal securities laws of the United States may be brought in Brazilian courts and that Brazilian courts may enforce civil liabilities in such actions against each of Vivo, TCP, TC, its directors and certain of its officers and advisors.

A plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that may ensure such payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Court of Justice.

PART EIGHT—LEGAL AND REGULATORY MATTERS

General

Neither Vivo nor TCP is aware of any of the following:

•	any governmental license or regulatory permit that appears to be material to the businesses of Vivo, TCP or TC that might be adversely affected by the Restructuring;

•

except as described below, any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Restructuring; or

•

any consent, waiver or other approval that would be required as a result of or in connection with the Restructuring, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which any of Vivo, TCP or TC is a party that have not been obtained.

The approval of the Restructuring by the CVM is not a condition to the Restructuring. See “Part Three: Risk Factors—Risks Relating to the Brazilian Telecommunications Industry and Our Business—The CVM, the Brazilian securities regulator, may suspend for up to 15 days the shareholders’ meetings scheduled to approve the Restructuring.”

The approval by the NYSE of the listing of the ADSs and preferred shares of Vivo to be delivered in connection with the Restructuring, for which we will apply, must be obtained for such shares to be traded by the holders thereof. However, this approval is not a condition to the completion of the Restructuring.

Should any such approval or other action be required, Vivo and TCP currently contemplate that such approval will be sought or such action will be taken, as the case may be.

Vivo and TCP are unable to predict whether it may be necessary to delay the completion of the Restructuring pending the outcome of any approval or other action. Vivo and TCP cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions. In addition, Neither Vivo nor TCP can assure you that if the approvals were not obtained or other actions were not taken, adverse consequences might not result to the businesses of the operating companies.

Legal Matters

Vivo and TCP have received an opinion from Machado, Meyer, Sendacz e Opice Advogados, São Paulo, Brazil, with respect to the validity of the common shares and preferred shares of Vivo and TCP to be issued in connection with the Restructuring. Vivo and TCP were advised as to certain matters of U.S. law by Davis Polk & Wardwell, New York, New York.

Experts

Ernst & Young

The consolidated financial statements of Vivo for the year ended December 31, 2008 and 2007, and of TCP for the year ended December 31, 2008, included in this prospectus/information statement, and the effectiveness of Vivo and TCP’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young, an independent registered public accounting firm in Brazil, as set forth in their reports and included or incorporated by reference in this prospectus/information statement. Such consolidated financial statements as of December 31, 2008 included in this prospectus/information statement in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Deloitte Touche Tohmatsu

Vivo’s consolidated financial statements as of December 31, 2006, included in this prospectus/information statement, have been audited by Deloitte Touche Tohmatsu Auditores Independentes (“Deloitte”), an independent registered public accounting firm, as stated in its report appearing herein and elsewhere in the Registration Statement which report expresses an unqualified opinion and includes explanatory paragraphs referring to (1) the differences between accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America; (2) the adoption of the new accounting practices introduced by Law 11.638/07 as of January 1, 2007, (3) the adoption of certain provisions of Statement of Financial Accounting Standards 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” effective January 1, 2009. Such financial statements have been included in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing.

TCP’s consolidated financial statements as of December 31, 2007 and 2006, included in this prospectus/information statement, have been audited by Deloitte, as stated in its report appearing herein and elsewhere in the Registration Statement which report expresses an unqualified opinion and includes explanatory paragraphs referring to (1) the adoption of Statement of Financial Accounting Standards FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” effective January 1, 2007 and (2) the adoption of certain provisions of Statement of Financial Accounting Standards 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” effective January 1, 2009. Such financial statements have been included in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing.

Neither the independent auditors of Vivo and TCP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information used to prepare the valuation reports described in “Part Five: The Restructuring—Withdrawal or Dissenters’ Rights—Valuation Reports of Citi,” “—Secondary Analysis Report of BBI” and “—Valuation Reports of Planconsult” nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information. The independent auditors’ reports included in this prospectus/information statement relate to the historical financial information of the respective companies, do not extend to the prospective financial information and should not be read to do so.

Principal Relationships with Advisors

Citi and Citi’s affiliates in the past have provided, and are currently providing, services to the Companies and Vivo S.A. unrelated to the proposed Restructuring, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, acting as (i) financial advisor to Citigroup Venture Capital International Brazil L.P., who was part of the controlling shareholder group of TCP and TC, in connection with the sale of its controlling stake to Vivo, on July 27, 2007 and (ii) counterparty on a foreign currency for interbanking deposit certificates (CDI) swap agreement that Citi entered into with Vivo S.A. on December 6, 2007, with a maturity date of December 19, 2014.

Vivo maintains business relations with BBI and affiliates in the regular course. In addition, (i) BBI is the sole holder of Vivo’s non-convertible debenture bonds that were issued in January 2009 in the amount of R$210 million and are due to mature in January 2011 and (ii) BBI issued a loan in the amount of R$43.9 million to Vivo that will mature in July of 2009.

You should rely only on the information incorporated by reference or provided in this prospectus/information statement. Neither Vivo nor TCP have authorized any person to give any information or to make any representations in connection with the Restructuring other than the information contained or incorporated in this prospectus/information statement and, if any person gives other information or makes a representation in connection with the Restructuring, that information or representation must not be relied on as having been authorized by Vivo or TCP.

This prospectus/information statement does not constitute an offer to any person in any jurisdiction in which an offer is unlawful. The offer is not being made to holders of shares in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of that jurisdiction. However, Vivo and TCP may, in their sole discretion, take any action they may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of shares in any jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on Vivo’s and TCP’s behalf by one or more registered brokers or dealers licensed under the laws of the relevant jurisdiction.

The delivery of this prospectus/information statement will not, under any circumstance, create an implication that Vivo’s and TCP’s affairs have not changed since the date as of which information is furnished or since the date of this prospectus/information statement.

PART NINE—FINANCIAL STATEMENTS

Index to Consolidated Financial Statements for the three month period ended March 31, 2009 of Vivo Participações S.A.

FIRST QUARTER RESULTS AS OF MARCH 31, 2009 OF VIVO PARTICIPAÇÕES S.A.

08.01—BALANCE SHEET—CONSOLIDATED ASSETS (IN THOUSANDS OF REAIS)

1 - CODE	2 - ACCOUNT DESCRIPTION	3 - 03/31/2009	4 -12/31/2008
1	TOTAL ASSETS	22,434,252	23,796,804
1.01	CURRENT ASSETS	7,845,608	8,927,253
1.01.01	CASH AND CASH EQUIVALENTS	1,737,316	2,182,913
1.01.01.01	CASH AND BANKS	1,737,316	2,182,913
1.01.02	RECEIVABLES	2,381,623	2,578,498
1.01.02.01	TRADE ACCOUNTS RECEIVABLE, NET	2,381,623	2,578,498
1.01.02.02	OTHER RECEIVABLES	0	0
1.01.03	INVENTORIES	482,735	778,704
1.01.04	OTHER	3,243,934	3,387,138
1.01.04.01	FINANCIAL INVESTMENTS AS GUARANTEE	34,262	41,487
1.01.04.02	DEFERRED AND RECOVERABLE TAXES	2,058,111	2,358,647
1.01.04.03	DERIVATIVE CONTRACTS	186,368	347,448
1.01.04.04	PREPAID EXPENSES	754,156	316,622
1.01.04.05	OTHER ASSETS	211,037	322,934
1.02	NONCURRENT ASSETS	14,588,644	14,869,551
1.02.01	LONG-TERM RECEIVABLES	3,172,772	3,191,157
1.02.01.01	OTHER CREDIT	0	0
1.02.01.02	RECEIVABLES FROM RELATED PARTIES	3,690	3,690
1.02.01.02.01	FROM ASSOCIATED COMPANIES	0	0
1.02.01.02.02	FROM SUBSIDIARY COMPANIES	0	0
1.02.01.02.03	FROM OTHER RELATED PARTIES	3,690	3,690
1.02.01.03	OTHER	3,169,082	3,187,467
1.02.01.03.01	FINANCIAL INVESTMENTS AS GUARANTEE	48,420	47,335
1.02.01.03.02	DEFERRED AND RECOVERABLE TAXES	2,769,798	2,732,022
1.02.01.03.03	DERIVATIVE CONTRACTS	244,813	285,303
1.02.01.03.04	PREPAID EXPENSES	63,992	80,206
1.02.01.03.05	OTHER ASSETS	42,059	42,601
1.02.02	PERMANENT ASSETS	11,415,872	11,678,394
1.02.02.01	INVESTMENTS	113	111
1.02.02.01.01	ASSOCIATED COMPANIES	0	0
1.02.02.01.02	SUBSIDIARY COMPANIES	0	0
1.02.02.01.03	OTHER INVESTMENTS	113	111
1.02.02.02	PROPERTY, PLANT AND EQUIPMENT	6,940,622	7,183,908
1.02.02.03	INTANGIBLE ASSETS	4,425,955	4,438,982
1.02.02.04	DEFERRED CHARGES	49,182	55,393

08.02—BALANCE SHEET—CONSOLIDATED LIABILITIES AND SHAREHOLDERS’ EQUITY

(IN THOUSANDS OF REAIS)

1 - CODE	2 - ACCOUNT DESCRIPTION	3 - 03/31/2009	4 - 12/31/2008
2	TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	22,434,252	23,796,804
2.01	CURRENT LIABILITIES	8,017,707	9,379,831
2.01.01	LOANS AND FINANCING	2,726,393	3,098,346
2.01.02	DEBENTURES	267,876	21,502
2.01.03	SUPPLIERS	2,912,345	3,726,324
2.01.04	TAXES PAYABLE	670,102	785,603
2.01.05	DIVIDENDS PAYABLE	423,166	545,864
2.01.06	PROVISIONS	95,670	91,136
2.01.07	PAYABLES TO RELATED PARTIES	5,221	0
2.01.08	OTHER	916,934	1,111,056
2.01.08.01	DERIVATIVE CONTRACTS	25,665	105,352
2.01.08.02	PAYROLL AND SOCIAL CHARGES	131,895	185,471
2.01.08.03	OTHER LIABILITIES	759,374	820,233
2.02	NONCURRENT LIABILITIES	5,414,059	5,561,642
2.02.01	LONG-TERM LIABILITIES	5,414,059	5,561,642
2.02.01.01	LOANS AND FINANCING	3,661,093	3,826,385
2.02.01.02	DEBENTURES	1,057,691	1,056,923
2.02.01.03	PROVISIONS	105,947	102,947
2.02.01.04	PAYABLES TO RELATED PARTIES	11	0
2.02.01.05	ADVANCE FOR FUTURE CAPITAL INCREASE	0	0
2.02.01.06	OTHER	589,317	575,387
2.02.01.06.01	TAXES PAYABLE	288,873	275,272
2.02.01.06.02	DERIVATIVE CONTRACTS	91,956	97,971
2.02.01.06.03	OTHER LIABILITIES	208,488	202,144
2.04	MINORITY INTEREST	611,450	587,804
2.05	SHAREHOLDERS’ EQUITY	8,391,036	8,267,527
2.05.01	CAPITAL STOCK	6,900,422	6,710,526
2.05.02	CAPITAL RESERVES	518,678	708,574
2.05.03	REVALUATION RESERVE	0	0
2.05.03.01	OWN ASSETS	0	0
2.05.03.02	SUBSIDIARY/ASSOCIATED COMPANIES	0	0
2.05.04	INCOME RESERVES	848,427	848,427
2.05.04.01	LEGAL	120,955	120,955
2.05.04.02	STATUTORY	0	0
2.05.04.03	CONTINGENCIES	0	0
2.05.04.04	REALIZABLE PROFIT RESERVES	0	0
2.05.04.05	RETENTION OF PROFITS	727,472	727,472
2.04.04.06	SPECIAL RESERVE FOR UNDISTRIBUTED DIVIDENDS	0	0
2.04.04.07	OTHER PROFIT RESERVES	0	0
2.05.06	RETAINED EARNINGS/ACCUMULATED DEFICIT	123,509	0
2.05.07	ADVANCE FOR FUTURE CAPITAL INCREASE	0	0

09.01—CONSOLIDATED STATEMENT OF OPERATIONS (IN THOUSANDS OF REAIS)

1 - CODE	2 - DESCRIPTION	3 - 01/01/2009 to 03/31/2009	5 - 01/01/2008 to 03/31/2008
3.01	GROSS SALES AND/OR SERVICES	5,593,966	4,607,326
3.02	DEDUCTIONS	(1,573,847)	(1,275,348)
3.03	NET SALES AND/OR SERVICES	4,020,119	3,331,978
3.04	COST OF SALES AND/OR SERVICES	(2,277,488)	(1,747,155)
3.05	GROSS PROFIT	1,742,631	1,584,823
3.06	OPERATING EXPENSES/INCOME	(1,492,738)	(1,345,273)
3.06.01	SELLING EXPENSES	(989,005)	(878,640)
3.06.02	GENERAL AND ADMINISTRATIVE EXPENSES	(348,966)	(288,443)
3.06.03	FINANCIAL	(149,143)	(57,209)
3.06.03.01	FINANCIAL INCOME	87,894	75,305
3.06.03.02	FINANCIAL EXPENSES	(237,037)	(132,514)
3.06.04	OTHER OPERATING INCOME	105,620	69,384
3.06.05	OTHER OPERATING EXPENSES	(111,244)	(190,365)
3.06.06	EQUITY IN EARNINGS OF SUBSIDIARY AND ASSOCIATED COMPANIES	0	0
3.07	OPERATING RESULT	249,893	239,550
3.08	NONOPERATING INCOME	0	0
3.08.01	REVENUES	0	0
3.08.02	EXPENSES	0	0
3.09	RESULT BEFORE TAXES AND PROFIT SHARING	249,893	239,550
3.10	PROVISION FOR INCOME AND SOCIAL CONTRIBUTION TAXES	(61,666)	(56,786)
3.11	DEFERRED INCOME TAX	(52,112)	(85,205)
3.12	STATUTORY INTEREST/CONTRIBUTIONS	0	0
3.12.01	INTEREST	0	0
3.12.02	CONTRIBUTIONS	0	0
3.13	REVERSAL OF INTEREST ON SHAREHOLDERS’ EQUITY	0	0
3.14	MINORITY INTEREST	(12,606)	0
3.15	PROFIT/LOSS FOR THE PERIOD	123,509	97,559
	NUMBER OF SHARES, EX-TREASURY (THOUSAND)	373,216	1,437,623
	EARNINGS PER SHARE	0.33093	0.06786
	LOSS PER SHARE

10.01—CONSOLIDATED STATEMENT OF CASH FLOW (IN THOUSANDS OF REAIS)

1 - CODE	2 - DESCRIPTION	3 - 01/01/2009 to 03/31/2009	5 - 01/01/2008 to 03/31/2008
4.01	CASH GENERATED FROM OPERATING ACTIVITIES	619,216	67,925
4.01.01	ADJUSTMENTS TO RECONCILE THE NET PROFIT FOR THE PERIOD WITH FUNDS FROM THE OPERATING ACTIVITIES	1,178,250	949,291
4.01.01.01	NET PROFIT FOR THE PERIOD	123,509	97,559
4.01.01.02	MINORITY INTEREST	12,606	0
4.01.01.03	DEPRECIATION AND AMORTIZATION	804,853	664,773
4.01.01.04	RESIDUAL COST OF WRITTEN-OFF FIXED ASSET	334	(85)
4.01.01.05	REVERSAL OF PROVISIONS FOR LOSS ON INVENTORIES	7,730	2,612
4.01.01.06	WRITTING-OFFS (REVERSAL) IN INVENTORIES	88	(382)
4.01.01.07	LOSSES (GAINS) ON FORWARD AND SWAP CONTRACTS	105,399	(54,721)
4.01.01.08	LOSSES (GAINS) ON, LOANS, FINANCING AND DEBENTURES	(57,915)	81,360
4.01.01.09	MONETARY VARIATIONS	1,819	2,925
4.01.01.10	ALLOWANCES FOR DOUBTFUL ACCOUNTS	77,572	81,714
4.01.01.11	POST-EMPLOYMENTS BENEFIT PLANS	611	101
4.01.01.12	PROVISIONS FOR CONTINGENCIES	35,682	33,175
4.01.01.13	REVERSAL FOR SUPPLIERS	(49,214)	(66,764)
4.01.01.14	PROVISIONS FOR DISPOSAL OF ASSETS	4,791	10,821
4.01.01.15	PROVISIONS FOR, TAXES, FEES AND CONTRIBUTIONS	61,389	5,000
4.01.01.16	PROVISIONS (REVERSAL) FOR LOYALTY PROGRAM	(3,116)	5,998
4.01.01.17	DEFERRED INCOME TAX	52,112	85,205
4.01.02	VARIATIONS ON ASSETS AND LIABILITIES	(559,034)	(881,366)
4.01.02.01	ACCOUNTS RECEIVABLE	119,303	69,360
4.01.02.02	INVENTORIES	288,151	(10,481)
4.01.02.03	DEFERRED TAXES AND TAX CREDITS	213,806	(87,719)
4.01.02.04	OTHER CURRENT AND NON-CURRENT ASSETS	(302,743)	(307,751)
4.01.02.05	LABOR, PAYROLL CHARGES AND BENEFITS	(53,576)	(62,166)
4.01.02.06	SUPPLIERS AND ACCOUNTS PAYABLE	(764,764)	(576,260)
4.01.02.07	INTEREST ON LOANS, FINANCING AND DEBENTURES	185,071	83,378
4.01.02.08	PROVISIONS FOR CONTINGENCIES	(27,366)	(15,081)
4.01.02.09	TAXES, FEES AND CONTRIBUTIONS	(165,079)	35,790
4.01.02.10	OTHER CURRENT AND NON-CURRENT LIABILITIES	(51,837)	(10,436)
4.01.03	OTHERS	0	0
4.02	CASH INVESTED IN INVESTMENT ACTIVITIES	(540,649)	(255,039)
4.02.01	ADDITIONS TO FIXED AND INTANGIBLE ASSETS	(537,863)	(254,527)
4.02.02	ADDITIONS TO DEFERRED ASSETS	(3,341)	(2,113)
4.02.03	PROCEEDS FROM DISPOSAL OF PROPERTY, PLANT AND EQUIPMENT	555	1,601
4.03	CASH GENERATED FROM (INVESTED IN) FINANCING ACTIVITIES	(524,164)	179,072
4.03.01	FUNDING FROM LOANS, FINANCING AND DEBENTURES	210,000	547,862
4.03.02	REPAYMENT OF LOANS, FINANCING AND DEBENTURES	(550,592)	(269,606)
4.03.03	PAYMENT OF INTEREST ON LOANS, FINANCING AND DEBENTURES	(76,667)	(58,034)
4.03.04	REPAYMENT (RECEIPT) OF FORWARD AND SWAP CONTRACTS	7,311	(38,181)
4.03.05	PROCEEDS FROM MINORITY CAPITAL INCREASE	8,842	0
4.03.06	PAYMENT OF REVERSE STOCK SPLIT	(360)	(922)
4.03.07	PAYMENT OF DIVIDENDS AND INTEREST ON SHAREHOLDERS’ EQUITY	(122,698)	(2,047)
4.04		0	0
4.05	DECREASE IN CASH AND CASH EQUIVALENTS	(445,597)	(8,042)
4.05.01	INITIAL BALANCE	2,182,913	2,190,990
4.05.02	FINAL BALANCE	1,737,316	2,182,948

11. 01—CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (IN THOUSANDS OF REAIS)

1 - CODE	2 - DESCRIPTION	3 - CAPITAL STOCK	4 - CAPITAL RESERVES	6 - INCOME RESERVES	7 - RETAINED EARNINGS	9 - TOTAL SHAREHOLDERS’ EQUITY
5.01	BALANCES AT DECEMBER 31, 2008	6,710,526	708,574	848,427	0	8,267,527
5.04	NET PROFIT FOR THE PERIOD	0	0	0	123,509	123,509
5.09	CAPITAL INCREASE OUT OF RESERVES, AS PER AGE 02.12.09	189,896	(189,896)	0	0	0
5.09.01	CAPITAL INCREASE OUT OF RESERVES, AS PER AGE 02.12.09	189,896	(189,896)	0	0	0
5.13	BALANCES AT MARCH 31, 2009	6,900,422	518,678	848,427	123,509	8,391,036

VIVO PARTICIPAÇÕES S.A.

NOTES TO THE QUARTERLY FINANCIAL STATEMENTS

FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2009

(in thousands of Brazilian Reais, except as otherwise mentioned)

1. OPERATIONS

a. Equity Control

Vivo Participações S/A (“Company”) is a publicly-held company that, at March 31, 2009, has as controlling shareholders Brasilcel N.V. and its subsidiaries Portelcom Participações S/A, Sudestecel Participações Ltda., Avista Participações Ltda., TBS Celular Participações Ltda. and Tagilo Participações Ltda., which jointly hold, treasury shares excluded, 63.79% of the Company’s total capital stock.

Brasilcel N.V. is jointly controlled by Telefónica S/A (50% of the total capital stock), PT Móveis, Serviços de Telecomunicações, SGPS, S/A (49.999% of the total capital stock) and Portugal Telecom, SGPS, S/A (0.001% of the total capital stock).

b. Subsidiaries

The Company is the 100% controlling shareholder of Vivo S.A. (“Vivo” or “subsidiary”), a provider of mobile telephone services, including activities necessary or useful for the performance of such services, in accordance with authorizations granted thereto.

The Company is also the controlling shareholder of Telemig Celular Participações S.A. (“Telemig Participações” or “subsidiary”), holding 58.94% of its total capital and also holding 7.39% of the total capital of Telemig Celular S.A. (“Telemig Celular” or “subsidiary”).

Telemig Participações holds 83.25% of the total capital stock of Telemig Celular, which is a company that provides personal mobile telephone service, including activities necessary or useful for the performance of these services, in accordance with the authorizations granted thereto.

c. Authorization and Frequencies

The subsidiaries’ business and the services they may provide are regulated by the National Telecommunications Agency (“ANATEL”), the regulatory authority for telecommunication services in Brazil, in accordance with Law No. 9,472, dated July 16, 1997, and respective regulations, decrees, decisions and supplementary plans.

The authorizations granted by ANATEL may only be renewed once, for a 15-year period, and requires payment every two years after the first renewal, of rates equivalent to 2% of the company’s revenue for the year prior to that of the payment, net of taxes and mandatory social contributions related to the application of the Basic and Alternative Plans of Service.

d. Agreement between Telefónica S.A. and Telecom Italy

In October 2007, TELCO S.p.A. (in which Telefónica S.A holds an interest of 42.3%), completed the acquisition of 23.6% of Telecom Italia. Telefónica S.A. has the shared control of Vivo Participações S.A., through its joint venture with Portugal Telecom. Telecom Italia holds an interest in TIM Participações S.A (TIM), which is a mobile telephone operator in Brazil. As a result of the acquisition of its interest in Telecom Italia, Telefónica S.A. does not have any direct involvement in the operations of TIM. Additionally, any transactions between the Company and TIM are transactions in the regular course of business, which are regulated by the ANATEL.

2. BASIS OF PREPARATION AND PRESENTATION OF THE QUARTERLY FINANCIAL STATEMENTS

a) Quarterly financial statements

The quarterly financial statements (“ITR’s”) are presented in thousands of Brazilian reais (except as otherwise mentioned) and have been prepared based on the accounting practices adopted in Brazil, as well as on the rules issued by the Brazilian Securities and Exchange Commission (CVM), with due regard to the accounting standards set forth in the corporation law (Law No. 6,404/76), or Brazilian Corporate Law, which include the new provisions introduced, amended and revoked by Law No. 11,638, dated December 28, 2007 and by Executive Act No. 449, dated December 03, 2008, with further regard, also, to the rules applicable to telecommunication service concessionaires.

The requirements of Brazilian Corporate Law apply to fiscal years beginning on January 01, 2008. These requirements are not to be considered as changes of circumstances or of estimates and, therefore, the adoption of new practices introduced by Law no. 11.638/07, as a general rule, must be shown retrospectively, that is, by application of these new accounting practices as if they had been in use during all the periods presented, with due regard to the rule governing “Accounting Practices, Changes to Accounting Estimates and Correction of Mistakes”, as approved by the CVM, by Resolution No. 506. Accordingly, the Quarterly Information for the three-month period ended March 31, 2008 was restated with the purpose of making them comparable with the Quarterly Information related to the three-month period ended March 31, 2009 (note 2b).

The consolidated income statement of the Company for the three-month period ended March 31, 2008 does not contemplate the consolidated income of Telemig Participações for the same period.

In order to allow a better understanding and comparison we have disclosed in note 31 the combined income statement, assuming that the effects of the acquisition of Telemig Celular and Telemig Participações had already occurred since January 01, 2008.

All balances of assets and liabilities, revenues and expenses arising out of transactions between the consolidated companies have been eliminated in the consolidated statements.

These ITR’s were prepared pursuant to principles, practices and criteria consistent with those adopted in preparing the financial statements for the last fiscal year and should be reviewed together with said statements.

b) Effect of the adjustments of Law No. 11,638/07 and of Executive Act No. 449 (MP No. 449/08)

The table below shows the effects of the application of Law No. 11,638/07 and of MP No. 449/08 in the consolidated income statement for the three-month period ended March 31, 2008.

	Three-month period ended March 31, 2008
	Summary description of adjustment	Consolidated
Net profit before changes introduced by Law No. 11,638/07 and MP No. 449/08		89,609

Depreciation of mercantile-financial lease	(1)	(1,317)
Financial income (expenses) from:
Fair value of derivative transactions	(2)	(20,680)
Fair value of loans	(2)	36,950
Present value of monetary assets	(3)	(2,907)
Income tax and social contribution on total adjustments	(4)	(4,096)
Equity accounting on the adjustments under Law No. 11,638/07 and MP No. 449/08	(5)	—

Net effects resulting from full application of Law No. 11,638/07 and MP No. 449/08		7,950

Net profit with full application of Law No. 11,638/07 and MP No. 449/08		97,559

1.	Depreciation of mercantile-financial lease of information technology equipment, pursuant to the provisions in CPC 06;

2.	Financial income (expenses) resulting from the adjustments to fair value of transactions with derivatives and loans, as applicable, pursuant to the provisions in CPC 14;

3.	Financial expenses resulting from the adjustment to present value of the tax on Circulation of Merchandise and Services (Imposto sobre Circulacão de Mercadorias e Serviços—ICMS) on acquisitions of fixed assets, using the Long Term Interest Rate (“TJLP”);

4.	Income tax (25%) and social contribution (9%), applied to all the above described adjustments;

5.	Equity accounting resulting from the above described adjustments;

Additionally, on account of the elimination of the “Non-operating income”, in conformity with MP No. 449/08, the Company has reclassified consolidated net expenses in the amount of R$357 in the income statement for the three-month period ended March 31, 2008 in “Other operating revenue (expenses), net”.

3. CASH AND CASH EQUIVALENTS

	Consolidated
	03.31.09	12.31.08
Cash	24,614	56,038
Financial investments	1,712,702	2,126,875

Total	1,737,316	2,182,913

The financial investments refer to fixed income transactions, indexed to the variation of the Interbank Deposit Certificates (“CDI”), with immediate liquidity.

4. TRADE ACCOUNTS RECEIVABLE, NET

	Consolidated
	03.31.09	12.31.08
Receivables from billed services	949,521	1,125,162
Receivables from interconnection fees	784,471	796,147
Receivables from unbilled services	672,587	539,812
Receivables from goods sold	373,691	504,685
(-) Allowance for doubtful accounts	(398,647)	(387,308)

Total	2,381,623	2,578,498

No customer represents more than 10% of the net accounts receivable at March 31, 2009 and December 31, 2008.

At March 31, 2009, the balance of accounts receivable includes R$233.122 (R$235,867 at December 31, 2008) related to transfer of co-billing of other operators, the amounts of which were determined on the basis of statements of commitment, once the corresponding contracts have not yet been signed by the parties. Pending matters related to the definition of liability for losses resulting from fraud have not yet been resolved, and await decision by the regulatory agency as well as settlement between the parties. The Company does not expect financial losses with respect to this matter.

The changes in the allowance for doubtful accounts are as follows:

	Consolidated
	2009	2008
Balance at beginning of year	387,308	344,701
Additional allowance in the 1Q (note 21)	77,573	81,714
Write-offs and recoveries in the 1Q	(66,234)	(67,276)

Balance at March 31	398,647	359,139
Net consolidated receipts from Telemig Participações at 03.31.08		31,746
Additional allowance in the 2Q, 3Q and 4Q08		222,131
Write-offs and recoveries in 2Q, 3Q and 4Q08		(225,708)

Balance at year end		387,308

5. INVENTORIES

	Consolidated
	03.31.09	12.31.08
Handsets	471,514	747,186
Simcard (chip)	43,618	57,514
Accessories and other	17,913	16,584
(-) Provision for obsolescence	(50,310)	(42,580)

Total	482,735	778,704

6. DEFERRED AND RECOVERABLE TAXES

6.1 Breakdown

	Consolidated
	03.31.09	12.31.08
Prepaid social contribution and income tax	697,767	848,473
ICMS tax credit	554,604	553,521
PIS and COFINS tax credits	337,788	370,813
Withholding income tax	149,252	155,204
Other tax credits	28,594	23,951

Total tax credits	1,768,005	1,951,962

Deferred income and social contribution taxes	2,895,129	2,946,649
ICMS to be allocated	164,775	192,058

Total	4,827,909	5,090,669

Current	2,058,111	2,358,647
Noncurrent	2,769,798	2,732,022

Telemig Celular is entitled to tax reduction benefit of 75% on the taxable profit generated in the tax incentive areas within the scope of the Agency for Development of the Northeast—ADENE, where the carrier operates (North of Minas Gerais and Vale do Jequitinhonha) for a period of 10 years as from 2004.

The breakdown of deferred income and social contribution taxes is as follows:

	Consolidated
	03.31.09	12.31.08
Tax loss and negative tax basis (a)	1,152,149	1,131,195
Incorporated tax credit—reorganization (b)	808,243	916,994
Tax credits on provisions for: (c)
Contingencies and legal liabilities—CVM 489	211,252	202,983
Accelerated depreciation	193,093	143,431
Suppliers	141,528	155,185
Doubtful accounts	135,540	131,685
Provision for disposal of and losses in fixed assets	109,851	106,830
Customer loyalty program	38,649	39,980
Provision for inventory obsolescence	17,105	14,478
Employee profit sharing	15,492	33,163
Derivative and other securities transactions	72,227	70,725

Total deferred taxes	2,895,129	2,946,649

Current	1,018,050	1,120,523
Noncurrent	1,877,079	1,826,126

The amount recorded in the current assets refers to reversal of temporary differences, use of tax losses and goodwill amortization expected for the next twelve months.

The deferred taxes were recorded assuming their future realization, as follows:

a)	Tax loss and negative tax base: represents the amount recorded by the subsidiaries, which will be offset up to the limit of 30% of the tax base computed in the coming fiscal years and subject to no statute of limitations. The Company did not record the potential deferred income tax and social contribution credit that would arise from the use of these tax bases in the amount of R$713,775 (R$689,572 at December 31, 2008), given the uncertainty, at this time, as to the Company’s ability to generate future taxable income to ensure realization of these deferred taxes.

b)	Tax credit incorporated: represented by the net balance of goodwill and provision for maintenance of the shareholders’ equity integrity (note 6.2). Realization will occur in a period from 5 to 10 years. Studies performed by independent consultants hired during the corporate reorganization process support the recovery of such amounts within the above time frame.

c)	Temporary differences: realization will occur upon payment of the provisions, effective loss on bad debts or realization of inventories, as well as reversal of other provisions. The Company did not record the potential deferred income tax and social contribution credit that would arise from the use of these provisions in the amount of R$156,248 (R$155,481 at December 31, 2008), given the uncertainty, at this time, as to the Company’s ability to generate future taxable income to ensure realization of these deferred taxes.

The Company prepared feasibility studies, approved by its Board of Directors, which indicated the full recovery of deferred tax amounts recognized at December 31, 2008, as defined in CVM Instruction No. 371. During the three-month period ended March 31, 2009, no relevant fact occurred that indicated limitations to full recovery of the deferred tax amounts recognized by the subsidiaries.

6.2 Tax credit incorporated—Corporate Restructuring

As a result of the corporate reorganization process, the Company incorporated the goodwill paid on the privatization and acquisition of subsidiaries.

Prior to the transfers, provisions were recorded for maintenance of the stockholders’ equity of the merged company and, consequently, the net assets being merged represent, essentially, the tax benefit arising out of possible deduction of the incorporated goodwill.

Included in the accounting records held for corporate and tax purposes by the Company and its subsidiaries are specific accounts related to incorporated goodwill and provision and corresponding amortization, reversal and tax credit, the balances of which are as follows:

	Consolidated
	03.31.09			12.31.08
Reorganization	Goodwill	Provision	Net	Net
Telemig Participações S.A.—corporate reorganization	1,400,136	(924,090)	476,046	504,958
Global Telecom S.A.—Acquisition	387,894	(256,010)	131,884	141,611
Telesp Celular S.A.—Privatization	212,849	(140,480)	72,369	99,507
Tele Centro-Oeste Celular Participações S.A.—Acquisition	156,480	(103,277)	53,203	85,538
Telemig Celular S.A.—corporate reorganization	126,563	(83,532)	43,031	45,524
Tele Leste Celular Participações S.A.—Privatization	50,814	(33,538)	17,276	20,010
Telemig Participações S.A.—Privatization	42,452	(28,018)	14,434	19,846

Total	2,377,188	(1,568,945)	808,243	916,994

The changes in the three-month periods ended on March 31 are as follows:

	Consolidated
	2009	2008
Result:
Goodwill amortization	(328,550)	(220,262)
Provision reversal	219,799	148,328
Tax credit	108,751	71,934

Effect on income	—	—

To the extent the tax benefits are actually realized, the amount shall be incorporated into the capital stock to the benefit of the controlling shareholders, the other shareholders being assured preemptive rights. Proceeds arising out of the exercise of the preemptive rights shall be paid to the controlling shareholders.

At a meeting of the Board of Directors held on February 12, 2009, the capitalization of a portion of the special goodwill reserve to the benefit of the controlling shareholders was approved, in the amount of R$189,896, corresponding to the tax benefits generated in 2008 (note 18).

7. PREPAID EXPENSES

	Consolidated
	03.31.09	12.31.08
Telecommunication Inspection Fee (Fistel)	637,361	199,851
Advertising and publicity	115,691	136,244
Rent	13,360	19,696
Financial charges	9,442	8,747
Insurance premium, software and other	42,294	32,290

Total	818,148	396,828

Current	754,156	316,622
Noncurrent	63,992	80,206

8. OTHER ASSETS

	Consolidated
	03.31.09	12.31.08
Escrow and restricted deposits	103,996	100,492
Credits with suppliers	62,587	111,883
Subsidies on terminal sales	35,660	115,593
Advances to employees	17,889	6,736
Credits with group companies	13,365	11,064
Prepayments to suppliers	1,858	1,550
Credits with Amazônia Celular S.A. and Tele Norte Celular Participações S.A. (a)	306	8,522
Other assets	21,125	13,385

Total	256,786	369,225

Current	211,037	322,934
Noncurrent	45,749	46,291

(a)	These refer to the amounts of administrative and human resources sharing contract and establishment of condominium with Telemig and Telemig Participações, existing until the date of acquisition of the share control by Vivo Participações. The balances are remunerated based on the Interbank Deposit Certificate (CDI) variation.

9. INVESTMENTS

a)	Other investments

The balance of other investments is as shown below:

	Consolidated
	03.31.09	12.31.08
Investments in subsidiaries	—	—
Advance for future capital increase	—	—
Other investments	113	111

Investment balance	113	111

10. PROPERTY, PLANT AND EQUIPMENT, NET

	Annual depreciation rates (%)	Consolidated
		03.31.09			12.31.08
		Cost	Accumulated depreciation	Property, plant and equipment, net	Property, plant and equipment, net
Transmission equipment	10.00 to 33.33	9,219,681	(6,981,960)	2,237,721	2,331,720
Switching equipment	10.00 to 33.33	4,316,801	(2,769,438)	1,547,363	1,562,995
Infrastructure	2.86 to 20.00	3,094,920	(1,793,459)	1,301,461	1,277,211
Terminal equipment	50.00 to 66.67	2,413,126	(2,104,056)	309,070	305,205
Buildings	2.86 to 4.00	298,551	(89,886)	208,665	209,352
Land		70,352	—	70,352	70,352
Mercantile-financial lease	20.00	21,681	(12,756)	8,925	10,200
Other assets	6.67 to 20.00	1,774,733	(1,231,741)	542,992	559,085
Properties and construction in progress		714,073	—	714,073	857,788

Total		21,923,918	(14,983,296)	6,940,622	7,183,908

In the three-month period ended March 31, 2009, Vivo capitalized financial expenses incurred in connection with loans for financing construction in progress in the amount of R$15,741 (R$7,340 in the same period of 2008).

At March 31, 2009, the subsidiaries had items of property, plant & and equipment offered as collateral in lawsuits in the amount of R$109,173 (R$105,866 at December 31, 2008).

11. INTANGIBLE ASSETS, NET

	Annual amortization rates (%)		Consolidated
			03.31.09			12.31.08
			Cost	Accumulated amortization	Intangible, net	Intangible, net
Concession licenses	6.67 to 28.9		2,249,619	(788,197)	1,461,422	1,498,601
Goodwill premium and provision for losses on investment acquisition (a)	—		2,785,572	(1,359,279)	1,426,293	1,424,278
Software use rights	20.00		4,153,697	(2,817,245)	1,336,452	1,289,666
Goodwill premium—Ceterp Celular S.A.	10.0		84,265	(68,114)	16,151	16,151
Goodwill	(*	)	32,079	(24,361)	7,718	8,393
Other assets	6.67 to 20.0		49,334	(45,857)	3,477	3,320
Intangible in progress—software			174,442	—	174,442	198,573

Total			9,529,008	(5,103,053)	4,425,955	4,438,982

(a)	Goodwill resulting from acquisitions of corporate equity, based on future profitability, was amortized pursuant to the straight line method until December 31, 2008, according to the provisions set forth in Law No. 11,638/07. This includes allowances for losses which were recorded on December 31, 2001 and 2002, in order to recognize permanent losses arising from goodwill as a result of accumulated losses recorded by subsidiary Global Telecom S.A. as of the mentioned dates.

(*)	According to contract terms

12. DEFERRED ASSETS, NET

These refer to pre-operating expenses which are amortized for a period of 10 years, in the net amounts of R$49,182 and R$55,393 at March 31, 2009 and December 31, 2008, respectively, as permitted in MP No. 449/08.

13. SUPPLIERS AND TRADE ACCOUNTS PAYABLE

	Consolidated
	03.31.09	12.31.08
Suppliers	2,082,386	2,848,620
Amounts to be transferred LD (a)	370,816	408,807
Interconnection / linking	238,641	231,015
Technical assistance	166,022	170,178
Other	54,480	67,704

Total	2,912,345	3,726,324

(a)	Amounts to be transferred refer to VC2, VC3 and roaming charges, invoiced to our customers and transferred to the long distance call operators.

14. TAXES, FEES AND CONTRIBUTIONS PAYABLE

	Consolidated
	03.31.09	12.31.08
Current taxes:
ICMS	625,001	658,306
PIS and COFINS	100,933	144,154
Income tax and social contribution	93,902	142,754
FISTEL	58,376	34,195
FUST and FUNTTEL	10,580	11,386
Other taxes, fees and mandatory contributions	16,475	16,926

Total	905,267	1,007,721

Legal liabilities (CVM 489/05):
CIDE	23,500	23,689
PIS and COFINS	21,167	20,836
Other taxes, fees and mandatory contributions	9,041	8,629

Total	53,708	53,154

Total	958,975	1,060,875

Current	670,102	785,603
Noncurrent	288,873	275,272

Current taxes:

At March 31, 2009, the amount of R$230,057 (R$217,763 at December 31, 2008) in the non-current liability, refers to ICMS—More Jobs for Paraná Program, resulting from an agreement with the Paraná State Government involving the deferral of ICMS tax payment. This amount is adjusted to the variation of the Annual Indexation Factor (FCA).

Legal liabilities—CVM Resolution 489/05

This includes the taxes that fall within the scope of CVM Resolution No. 489/05, dated October 3, 2005, which approved IBRACON NPC No. 22 standard.

For purposes of the quarterly financial statements, the amounts of escrow deposits for said taxes are offset against taxes, fees and mandatory contributions payable, as applicable.

a)	PIS and COFINS

Vivo was issued a delinquency notice by the tax authority (proceedings No. 19515.000.700/2003-97) for having offset the COFINS, in January and February 2000, against credits arising out of the 1/3 surplus of the COFINS itself paid in 1999, after deduction of the amount from the CSLL. The case is awaiting decision of the Special Appeal filed within the administrative sphere. On a conservative conduct, Management recorded the amount of R$24,671, at March 31, 2009 and December 31, 2008, with corresponding escrow deposits in the same amount.

Law No. 9,718/98

At November 27, 1998, the calculation of PIS and COFINS was changed by Law No. 9,718, which: i) increased the COFINS rate from 2% to 3%; ii) authorized the deduction of up to 1/3 of the COFINS from the amount of the Social Contribution on Net Income—CSLL; and also iii) indirectly increased the COFINS and PIS owed by Vivo, determining the inclusion of revenues in excess of the total sales in their tax calculation basis.

Due to the changes introduced by laws No. 10,637/02 and 10,833/03, Vivo started including the revenues in excess of the total sales in the tax calculation basis of PIS and COFINS.

At March 31, 2009, Vivo has provisions recorded for the amounts of the revenues in excess of the total sales, under discussion in court, in the amount of R$10,557 (R$10,399 at December 31, 2008), having deposited the amount of R$2,496 in court (R$2,496 at December 31, 2008).

Other

Additionally, the subsidiaries recorded amounts of R$13,106 at March 31, 2008 (R$12,933 at December 31, 2008) with respect to other discussions of PIS and COFINS.

b)	Contribution of Intervention on The Economics of Dominium—CIDE

This refers to an administrative and judicial matter, aiming at discharging the assessment of the CIDE on remittances of funds abroad, in connection with agreements for transfer of technology, license of trademarks and software, etc. On a conservative conduct, Vivo recorded the amount of R$81,134, at December 31, 2009 (R$80,693 at December 31, 2008), with corresponding escrow deposits of R$57,634 (R$57,004 at December 31, 2008) in court.

c)	Telecommunications Inspection Fee—Fistel

Telemig Celular filed a Writ of Mandamus challenging its liability for the payment of the inspection fees on mobile stations not owned by it, and started booking a provision and effecting a deposit in court for the amounts referring to the TFF—Operation Inspection Fee and to the TFI—Installation Inspection Fee. The case is awaiting decision by the TRF Court of the 1st Region.

Its legal counsels consider the chances of losses in these lawsuits to be possible. However, because this is a legal obligation under the terms of CVM Resolution No. 489/2005, the subsidiary has recorded a provision for this contingency. The provision recorded at March 31, 2009 was in the amount of R$386,274 (R$324,764 at December 31, 2008), with corresponding escrow deposits in the same amount.

d)	Withholding Income Tax (IRRF) on payments of Interest on shareholders equity—Telemig Participações

Telemig Participações filed Writs of Mandamus requesting the court to declare its right not to be assessed IRRF at source on its receipts of interest on shareholders equity of its subsidiary. Based on the opinion of its legal counsels, the referred lawsuits are classified as possible loss; however, once this refers to a legal obligation under the terms of CVM Resolution No. 489/2005, at March 31, 2009 a provision was recorded with corresponding escrow deposits totaling R$20,314 (R$19,828 at December 31, 2008).

e)	Other taxes, fees and contributions

At March 31, 2009, the subsidiaries recorded the amount of R$9,041 (R$21,562 at December 31, 2008), referring to values related to the discussions of: (i) ISS tax on personal property lease services, ancillary activities and supplementary services (R$4,868); (ii) IRPJ (Corporate Income Tax) on derivative transactions (R$2,107); (iii) INSS (Social Security) (R$809), and (iv) ICMS tax (R$1,257).

Following we present the changes in legal obligations in compliance with CVM Resolution 489/05:

	Consolidated
	Legal liabilities	(-) Escrow deposits	Total
Balances at 12.31.08	481,917	(428,763)	53,154
Additions, net of reversal	61,389	(61,236)	153
Monetary restatement	1,790	(1,389)	401

Balances at 03.31.09	545,096	(491,388)	53,708

15. LOANS, FINANCING AND DEBENTURES

a)	Breakdown of debt

a.1)	Loans and Financing

Description	Currency		Interest	Maturity	Consolidated
					03.31.09	12.31.08
Banco Europeu de
Investimentos—BEI		USD	4.18% a.a a 4.47% a.a.	06/19/2009 a 03/02/15	775,361	741,301

Working Capital		R$	106.7% do CDI	5/12/2009	262,297	254,421

Resolution 2770		R$	IGP-M + 9.45% a.a.	2/9/2010 04/01/09 a	163,954	156,703

Resolution 2770		JPY	2.00% a 5.78% a.a	01/18/11	885,706	1,339,982

Resolution 2770		USD	5.0% a 5.94% a.a	07/23/09 a 07/23/10	156,563	155,708

BNDES		URTJLP	TJLP + 4.3% a.a. a 4.6% a.a.	04/15/09 a 08/15/14	1,418,042	1,422,387

BNDES		UMBND	9.95% a.a	04/15/09 a 07/15/11	8,506	9,491

Banco do Nordeste do
Brasil—BNB		R$	10% a.a	04/29/09 a 10/30/16	353,306	361,590

Unsecured Senior Notes		USD	—	—	—	195,269

Promissory Notes		R$	106.5% a 115% do CDI	05/09/09 a 07/24/09	1,126,503	1,091,374

Funding 3G Licenses		R$	IST + 1% a.m.	04/29/11 a 04/29/16	1,236,911	1,196,137

Commissions BBVA			0.4256% a.a.	05/28/09 a 02/28/15	241	272

Others					96	96

Total					6,387,486	6,924,731

Current					2,726,393	3,098,346
Noncurrent					3,661,093	3,826,385
a.2) Debentures
Description	Currency		Interest	Maturity	Consolidated
					03.31.09	12.31.08
Debentures	R$		103.3% A 104.2% CDI	05/04/15	1,052,318	1,021,502
Debentures	R$		IPCA + 0.5% a.a	07/05/21	57,691	56,923
Debentures	R$		113.55% CDI	01/11/10	215,558	—

Total					1,325,567	1,078,425

Current					267,876	21,502
Noncurrent					1,057,691	1,056,923

b)	Repayment schedule

At March 31, 2009, the maturities of the long-term portion of loans and financing are as follows:

Year	Consolidated
2011	386,718
2012	608,511
2013	566,748
2014	564,856
After 2014	2,591,951

Total	4,718,784

c)	Restrictive covenants

Vivo has loan and financing agreements with Banco Nacional de Desenvolvimento Econômico e Social—BNDES (National Bank for Social and Economic Development), which balance as of March 31, 2009, was R$1,426,548 (R$1,431,878 at December 31, 2008). In accordance with the contracts, there are several economic and financial indexes that must be calculated on a six-month period and yearly basis. At the same date, all economic and financial indexes established in the two contracts with the BNDES, regarding the Company’s and the subsidiary’s (Vivo) instruments, were met.

Vivo has loan agreements with European Investment Bank, which balance as of March 31, 2009 was R$775,361 (R$741,301 at December 31, 2008). At the same date, all economic and financial indexes established in the contract were met.

The agreement entered into by Telemig Celular with the State Department of Economic Development regarding debentures sets forth covenants on petitions for judicial and extrajudicial recovery, liquidation, dissolution, insolvency, voluntary bankruptcy or decree of bankruptcy, payment default, non-compliance with non-fiduciary obligations and compliance with a certain limit substantially based on balance sheet financial indexes and EBITDA (Earnings before interest, taxes, depreciation and amortization), among others. At December 31, 2009, all covenants were fulfilled by Telemig Celular.

d)	Guarantees

At March 31, 2009, guarantees were granted for the Company’s loans and financing, in local currency, in the principal amount of R$2,555,215, being R$353,306 from Banco do Nordeste do Brasil—BNB, R$1,418,042 from BNDES (URTJLP), and R$8,506 from BNDES (UMBNDES) and R$775,361 from BEI according to the table below:

Banks	Guarantees
BNDES

•     Contract (Vivo) R$1,374,836: Guarantee in receivables referring to 15% of the outstanding balance or four (4) times the amount of the highest installment, whichever is higher.

•     Contract (Vivo) R$51,712: pledging of 15% of the receivables for service revenue.

•     The Company is the guarantor/intervening party.

Banco Europeu de Investimento—BEI	• Commercial risk secured by Banco BBVA Portugal. • Bank security granted by Banco Bradesco S.A. in the amount equivalent to 100% of the outstanding balance of the financing.

Banco do Nordeste do Brasil S.A.

•     Constitution of a liquidity fund represented by financial investments in the amount equivalent to three (3) amortization installments, referenced to the post-grace period average installment.

•     The Company is the guarantor/intervening party.

e)	Promissory Notes

On June 27, 2008, the Board of Directors of the Company approved the issue and offer of 50 unsecured promissory notes in the value of R$10 million each, totaling R$500 million. On July 25, 2008, the offer was registered with the CVM and issued on July 29, 2008, with maturity date on July 24, 2009, bearing interests of 106.5% of the CDI rate, as daily disclosed by the Custody and Settlement Agency—CETIP. The proceeds funded from this offer were used for settlement of the principal amount of the debt represented by the first issue of debentures of the Company.

On September 29, 2008, the Board of Directors of the Company approved the issue and offer of 22 unsecured promissory notes in the value of R$25 million each, totaling R$550 million. On October 29, 2008, the offer was registered with the CVM and issued on November 10, 2008, with maturity date on May 09, 2009, bearing interests of 115.0% of the CDI rate, as daily disclosed by the Custody and Settlement Agency—CETIP. The proceeds funded from this offer were used in an increase of the capital stock of TCO IP for settlement of commercial promissory notes due on November 10, 2008, in the amount of R$530 million.

f)	Debentures

f.1)	Fund-raising by the Company

Within the scope of the R$2,000,000 First Securities Distribution Program announced on August 20, 2004, on May 1, 2005 the Company issued debentures in the amount of R$1,000,000 for a term of 10 years counted from the issue date on May 01, 2005.

The Offering consisted of the issue in two series, being R$200,000 in the first series, and R$800,000 in the second series, with final maturity on May 1, 2015. The debentures accrue interest, payable on a semiannual basis, corresponding to 103.3% (first series) and 104.2% (second series) of the accumulated daily average rates for the DI (one-day Interbank, extra group deposits) (DI rates), as calculated and published by the CETIP.

Remuneration of Debentures is due to be renegotiated on May 1, 2009 (first series) and May 1, 2010 (second series).

In December 2008, the Board of Directors approved the 2nd public issue, by the Company, of simple, unsecured, nonconvertible debentures, of a sole series, discharged from registration with the CVM, under the terms of art. 5, item II, of CVM Instruction No. 400, because it referred to one sole and indivisible lot of securities. The unit nominal value of the debenture was R$210 million as of the issuance date (“Unit Nominal Value”).

At March 30, 2009, the Board of Directors of the Company approved the first rollover of the debentures of the 1st series of the 2nd issue of the Company, whose characteristics were approved at the meetings of the Board of Directors of the Company held on April 25, 2005 and May 13, 2005. The new effective term for remuneration is 24 months, counted from May 01, 2009 until May 01, 2011, during which time the remuneration conditions defined herein shall remain unchanged.

During the second term of remuneration, the debentures of the 1st Series of the 2nd Issue of the Company will be entitled to a remuneration of one hundred and twenty per cent (120%) of the average rate of the one-day Interbank extra-group Deposits—denominated DI over extra-group rate, calculated according to the formula contained in clause 4.9 of the “2nd issue Indenture”. The payments of remuneration of the debentures shall be made on November 01, 2009, May 01, 2010, November 01, 2010 and May 01, 2011.

f.2)	Fund-raising by Telemig Celular

In compliance with the Contract for Provision of SMP Services, in conformity with the Public Selection No. 001/07, the State of Minas Gerais, acting through the State Department for Economic Development, has undertaken to subscribe debentures issued by Telemig Celular, within the scope of the “Minas Comunica” Program, using proceeds from the Fund for Universalization of Access to Telecommunications Services (Fundo de Universalização do Acesso a Serviços de Telecomunicações)—FUNDOMIC. Under the terms of this Program, Telemig Celular would make the SMP service available to 134 locations in the areas registered as 34, 35 and 38.

Also according to the program, 5,550 simple, unsecured, nonconvertible, registered, book-entry type debentures would be issued, without stock certificates being issued, in up to five series.

In consideration for the certification by the State Department of Economic Development of the service to be provided to 15 locations, 621 debentures were issued in the 1st Series of the 1st issue, amounting to R$ 6,210 in December 2007. In March 2008, for the service at 42 locations, 1,739 debentures were issued in the 2nd Series of the 1st issue, valued at R$ 17,390. At December 31, 2008, for the service at 77 locations, 3,190 debentures were issued in the 3rd Series of the 1st issue, valued at R$31,900, thus completing the program for providing service to 134 locations inside the state of Minas Gerais. At March 31, 2009 the updated amounts of the 1st, 2nd and 3rd series of the debentures were R$6,734, R$18,522 and R$32,435, totaling R$57,691 (R$6,645, R$18,278 and R$32,000, totaling R$56,923 at December 31, 2008), respectively.

16. PROVISION FOR CONTINGENCIES

The Company and its subsidiaries are parties to lawsuits that generate administrative and judicial contingencies related to labor, tax and civil claims, relevant accounting provisions have been recorded with respect to such lawsuits which the chance of loss was deemed as probable.

The breakdown of the balances of such provisions is as follows:

	Consolidated
	03.31.09			12.31.08
	Provisions	(-) Escrow deposits	Net	Net
Civil	176,094	(43,719)	132,375	128,488
Labor	78,950	(36,079)	42,871	38,343
Tax	29,918	(3,547)	26,371	27,252

Total	284,962	(83,345)	201,617	194,083

Current			95,670	91,136
Noncurrent			105,947	102,947

The changes to the provisions for net contingencies are as follows:

	2009	2008
Balances at the beginning of the year	194,083	199,404
Booking of provisions, net of reversal (note 23)	35,682	33,175
Monetary variation	(782)	451
Decrease (increase) of escrow deposits	(2,910)	6,502
Payments	(24,456)	(21,583)

Balances at March 31	201,617	217,949
Booking of provisions, net of reversals in 2Q, 3Q and 4Q08		105,524
Entry of Telemig Participações at 03.31.08		10,957
Monetary variation in 2Q, 3Q and 4Q08		7,145
Increase of escrow deposits in 2Q, 3Q and 4Q08		(22,351)
Payments in 2Q, 3Q and 4Q08		(125,141)

Balance at year end		194,083

16.1. Civil Claims

These aforementioned provisions to several civil claims for which the respective provisions were recorded, as shown above, such provisions being deemed sufficient to meet probable losses on these cases.

a)	Consumers

The Company and its subsidiaries are parties to several lawsuits brought by individual consumers or by civil associations representing rights of consumers claiming non-performance of services and/or products sold. Individually, none of these lawsuits are deemed to be material.

At March 31, 2009, based on the opinion of its lawyers, the amount of R$151,534 (R$151,692 at December 31, 2008) was recorded, which is considered sufficient to meet potential losses on these proceedings.

At the same date, the amount of these lawsuits in several different spheres deemed as “possible” was R$471,195 (R$459,594 at December 31, 2008).

b)	ANATEL

The subsidiaries are parties to several legal and administrative proceedings brought by ANATEL referring to noncompliance with Regulations concerning the Personal Mobile Service. At March 31, 2009, the amount of R$19,650 (R$15,369 at December 31, 2008), was recorded, which is considered sufficient to meet probable losses on these cases.

At the same date, the amount involved in these lawsuits classified as “possible loss” was R$13,387 (R$12,916 at December 31, 2008).

c)	Other

These refer to lawsuits of other nature, all related to the regular course of business. At March 31, 2009, based on the opinion of its independent lawyers, the amount of R$4,910 (R$3,614 at December 31, 2008) was recorded, which is considered sufficient to meet probable losses on these cases.

At the same date, the amount involved in several lawsuits classified as “possible loss” was R$28,724 (R$21,976 at December 31, 2008).

16.2.	Labor claims

These refer to several labor claims for which the respective provisions were recorded as shown above, which are considered sufficient to meet probable losses on these cases.

At the same date, the amount involved in these lawsuits classified as “possible loss” was R$180,991 (R$193,462 at December 31, 2008).

16.3. Tax Proceedings

At March 31, 2009, the amount involved in proceedings of this nature classified as “possible loss” was R$3,107,344 (R$2,746,572 at December 31, 2008), which were primarily related to matters of state and federal taxes and contributions as: ICMS, PIS/COFINS, ISS, IRPJ, IRRF, CSLL, IOF, CPMF, FUST, FUNTTEL, FISTEL and Social Contributions. The proceedings filed in this quarter pertain to the same subject matter of those already in course at December 31, 2008.

17. OTHER LIABILITIES

	Consolidated
	03.31.09	12.31.08
Prepaid services to be rendered—deferred revenue	399,855	451,772
Reverse stock split (a)	243,731	244,090
Provision for disposal of assets (b)	189,121	183,387
Provision for customer loyalty program	113,674	117,590
Provision for pension fund	12,983	12,372
Liabilities to related parties	5,232	3,906
Other	8,498	9,260

Total	973,094	1,022,377

Current	764,595	820,233
Noncurrent	208,499	202,144

(a)	This refers to credit made available to the holders of remaining shares as a result of the reverse stock split of the capital stock of the Company and of its subsidiaries.

(b)	This refers to the costs to be incurred in connection with the obligation of returning to the owners the “sites” (locations for installation of Radio Base Stations—RBS of the subsidiaries) in the same conditions as they were found at the time of the execution of the initial lease contracts thereof.

18. SHAREHOLDERS’ EQUITY

a)	Capital Stock

At March 31, 2009, the Company’s subscribed and paid-up capital was R$ 6,900,422 (R$6,710,526 at December 31, 2008), represented by shares with no par value, distributed as follows:

At a Meeting of the Board of Directors held on February 12, 2009, an approval of the capital stock in the amount of R$189,896 was approved, which corresponds to the tax benefit of the incorporated goodwill for fiscal year 2008 (note 6.2).

	Number of shares
	03.31.09	12.31.08
Total capital stock in
Common shares	136,275,334	134,150,345
Preferred shares	238,063,700	234,369,011

Total	374,339,034	368,519,356

Treasury shares
Preferred shares	(1,123,725)	(1,123,725)

Total	(1,123,725)	(1,123,725)

Outstanding shares
Common shares	136,275,334	134,150,345
Preferred shares	236,939,975	233,245,286

Total	373,215,309	367,395,631

b)	Dividends and Interest on Shareholders’ Equity

The preferred shares do not have voting rights, except in the cases stipulated in articles 9 and 10 of the Bylaws, but are ensured priority in the reimbursement of the capital stock, without premium, the right to participate in the dividend to be distributed, corresponding to a minimum of 25% of net income for the fiscal year, calculated in accordance with article 202 of Brazilian Corporate Law, and priority in receiving minimum non-cumulative dividends equivalent to the higher of the following amounts:

b.1) 6% (six per cent) per year on the amount resulting from the division of the subscribed capital by the total number of the Company’s shares; or

b.2) 3% (three per cent) per year on the amount resulting from the division of the shareholders’ equity by the total number of the Company’s shares, and also the right to participate in distributed profit under the same conditions applicable to common shares, after the common shares have been ensured of a dividend equal to the minimum priority dividend established for the preferred shares.

As from the General Shareholders’ Meeting held on March 27, 2004, the preferred shares are entitled to full voting rights, in accordance with article 111, paragraph 1, of Law No. 6,404/76, since minimum dividends were not paid on preferred shares for three consecutive years.

At the General Shareholders’ Meeting held on March 15, 2007, the payment of dividends on the income for year 2006 to the holders of preferred shares was approved. However, the approved amount was lower than the minimum statutory value required for removing the right to vote of the preferred shares.

b.3) Dividends and Interest on Shareholders’ Equity not claimed by shareholders are forfeited in 3 (three) years, as from the date of the beginning of payment, as set forth in article 287, subparagraph II, item a), of Law No. 6,404/76.

At a General and Special Shareholders’ Meeting held on February 12, 2009, the payment of dividends and interest on the own capital in the amount of R$ 426,798 was decided, being as follows: Interest on Shareholders’ Equity in the amount of R$161,113 (R$136,946 net of the withholding income tax) and dividends in the amount of R$265,685 paid in March 2009.

c)	Capital Reserves

c.1)	Goodwill reserve

This reserve represents the excess of value at the time of the issuance or capitalization in relation to the basic value of the share at the issuance date.

c.2)	Special Goodwill Reserve

This reserve was recorded as a result of the Corporate Reorganization processes described in note 6.2, as a counter-entry to the net assets transferred, and represents the future tax benefit to be earned by amortization of the goodwill transferred. The portion of special goodwill reserve corresponding to the benefit may be, at the end of each fiscal year, capitalized to the benefit of the controlling shareholder upon the issue of new shares. The increase of capital is subject to the preemptive rights of the non-controlling shareholders, proportionally to their respective interests, by kind and class, at the time of the issue, and the amounts paid upon the exercise of this right shall be directly delivered to the controlling shareholder, in accordance with the provisions in CVM Instruction No. 319/99.

The Meeting of the Board of Directors held on February 12, 2009 approved a capital increase of R$189,896, representing the tax benefit of the incorporated goodwill for fiscal year 2008, with the issue of 5,819,678 new shares, being 2,124,989 common shares and 3,694,689 preferred shares, ensuring the preemptive right provided for in Article 171 of Law No. 6,404/76, and the proceeds arising from the exercise of the preemptive right were credited to Portelcom Participações S.A.

c.3)	Tax Incentives

These represent the amounts invested in tax incentives in previous fiscal years.

d)	Profit Reserves

d.1)	Legal Reserve

The legal reserve is recorded by allocation of 5% of the net profit for the year, up to the limit of 20% of the paid-up capital stock or 30% of the capital stock added by the capital reserves. Given the establishment of such limit, allocations to this reserve are no longer mandatory, as set forth in Art. 193 of Law No. 6,404/76.

d.2)	Reserve for Expansion

The reserve for expansion was recorded with the purpose of holding funds for financing additional investments of fixed and current capital by allocation of up to 100% of the remaining net profit, after the legal determinations and the balance of the retained earnings account for the fiscal year ended on December 31, 2008. This reserve is supported by a capital budget approved at the shareholders’ meetings.

d.3)	Reserve for Contingencies and Treasury Shares

The amounts recorded result from the spin-off of Companhia Riograndense de Telecomunicações – CRT and are designed to guarantee an eventual court decision rendered with respect to judicial actions concerning capitalizations for fiscal years 1996 and 1997 occurred in that company.

e)	Retained Earnings

At a General and Special Shareholders’ Meeting, held on March 19, 2009, the allocation of the net profit for fiscal year 2008 was approved, in the amount of R$399,901, of which R$19,995 were applied to the Legal Reserve and R$379,906 as dividends and interest on the capital, categorized as follows: R$161,113 as interest on the own capital, gross (R$136,946, net of withholding income tax) and R$218,793 as dividends, Additionally, R$46,892 were allocated as supplementary dividends.

Pursuant to the change introduced by Law No. 11,638/07, the net profit for the year must be entirely allocated in accordance with the provisions in articles 193 to 197 of Law No. 6,404/76.

19. NET OPERATING REVENUE

	Consolidated
	03.31.09	03.31.08
Franchise and use	2,583,114	2,098,057
Interconnection	1,584,124	1,366,606
Data and value-added services (SVA)	638,193	455,387
Other services	50,183	32,844

Gross revenue from telecommunication services	4,855,614	3,952,894
ICMS	(833,630)	(669,853)
PIS and COFINS	(177,004)	(143,098)
Discounts granted	(172,929)	(115,694)
ISS (service tax)	(2,321)	(1,696)

Net operating revenue from telecommunication services	3,669,730	3,022,553

Gross revenue from sales of handsets and accessories	738,352	654,432
Discounts granted	(231,546)	(221,838)
ICMS	(76,329)	(64,237)
PIS and COFINS	(43,501)	(38,086)
Returns of goods sold	(36,587)	(20,846)

Net operating revenue from sales of handsets and accessories	350,389	309,425

Total net operating revenue	4,020,119	3,331,978

No customer has contributed more than 10% of the gross operating revenue for the three-month periods ended on March 31, 2009 and 2008.

20. COST OF GOODS SOLD AND SERVICES RENDERED

	Consolidated
	03.31.09	03.31.08
Interconnection	(533,561)	(449,739)
Depreciation and amortization	(556,565)	(380,468)
Taxes, fees and contributions	(212,106)	(145,030)
Outsourced services	(133,383)	(125,694)
Rent, insurance and condominium fees	(82,138)	(51,896)
Connection means	(89,846)	(50,386)
Personnel	(36,834)	(24,073)
Other supplies	(19,924)	(17,625)

Cost of services rendered	(1,664,357)	(1,244,911)
Cost of goods sold	(613,131)	(502,244)

Total	(2,277,488)	(1,747,155)

21. SELLING EXPENSES

	Consolidated
	03.31.09	03.31.08
Outsourced services	(444,860)	(389,577)
Depreciation and amortization	(130,438)	(127,835)
Customer loyalty program and donations	(100,113)	(99,933)
Advertising	(95,186)	(75,685)
Personnel	(94,330)	(70,430)
Allowance for doubtful accounts	(77,573)	(81,714)
Rent, insurance and condominium expenses	(17,151)	(14,589)
Other supplies	(29,354)	(18,877)

Total	(989,005)	(878,640)

22. GENERAL AND ADMINISTRATIVE EXPENSES

	Consolidated
	03.31.09	03.31.08
Outsourced services	(125,448)	(130,549)
Depreciation and amortization	(107,506)	(66,857)
Personnel	(79,541)	(65,255)
Rent, insurance and condominium expenses	(21,958)	(21,375)
Other supplies	(14,513)	(4,407)

Total	(348,966)	(288,443)

23. OTHER OPERATING REVENUE (EXPENSES), NET

	Consolidated
	03.31.09	03.31.08
Fines	25,817	16,572
Recovered expenses	25,382	33,163
Shared infrastructure and EILD	23,800	14,717
Reversal of provisions	3,223	4,525
Property lease	3,892	—
Amortization of goodwill	—	(95,187)
Provision for contingencies	(38,905)	(37,700)
FUST	(20,389)	(16,663)
PIS and COFINS	(15,508)	(10,737)
ICMS on other expenses	(12,598)	(11,998)
Amortization of deferred assets	(10,344)	(11,693)
FUNTTEL	(10,216)	(8,301)
Other taxes, fees and mandatory contributions	(3,130)	(8,234)
Disposal and provisions for losses on fixed assets	(154)	407
Investment gains	1,935	—
Realization of the provision for losses on investments	—	17,267
Other operating revenue (expenses)	21,571	(7,119)

Total	(5,624)	(120,981)

24. FINANCIAL INCOME (EXPENSES) AND MONETARY AND EXCHANGE VARIATIONS

	Consolidated
	03.31.09	03.31.08
Financial income	87,894	75,305

Financial expenses:
Loan, financing and debentures	(161,907)	(39,088)
Derivative transactions	(30,966)	(46,277)
Other financial transactions	(20,955)	(23,492)

Total	(213,828)	(108,857)

Monetary and exchange variations:
In assets
Derivative transactions	(79,677)	59,942
In liabilities
Derivative transactions	5,244	40,979
Loans and financing	57,915	(118,311)
Suppliers and other transactions	(6,691)	(6,267)

Total	(23,209)	(23,657)

25. INCOME TAX AND SOCIAL CONTRIBUTION

The Company and its subsidiaries monthly record provisions for income tax and social contribution, on an accrual basis, paying the taxes based on the monthly estimate. Deferred taxes are recognized on temporary differences, as mentioned in Note 6. The breakdown of expenses with income and social contribution taxes is shown below:

	Consolidated
	03.31.09	03.31.08
Income tax and social contribution on amortized goodwill	(108,751)	(71,934)
Income tax and social contribution expenses	(61,666)	(56,786)
Deferred income and social contribution taxes	56,639	(13,271)

Total	(113,778)	(141,991)

Below is a reconciliation of the expense with income taxes disclosed, by eliminating the effects of the goodwill tax benefit, to the amounts calculated by applying combined statutory rates at 34%:

	Consolidated
	03.31.09	03.31.08
Income before taxes	249,893	239,550
Tax credit (debt) at combined statutory rate (34%)	(84,963)	(81,448)
Permanent additions:
Nondeductible expenses—goodwill amortization	—	(26,493)
Other nondeductible expenses	(6,833)	(22,514)
Other additions	(2,371)	—
Permanent exclusions:
Equity accounting	—	—
Other deductible expenses	2,955	7
Other exclusions	1,261	2,955
Tax losses and unrecognized temporary differences	(23,827)	(14,498)

Tax credit (debt)	(113,778)	(141,991)

26. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONSOLIDATED)

The Company and its subsidiaries are engaged in transactions involving financial instruments, the risks of which are actively managed by means of a set of initiatives, procedures and comprehensive operating policies.

The consolidated financial instruments are presented in compliance with CVM Resolution No. 566, dated December 17, 2008, which approved Technical Statement CPC 14, and with CVM Instruction 475, dated December 17, 2008.

a)	General considerations

At March 31, 2009 and December 31, 2008, the main financial instruments, and their respective values by category, are as follows:

	Consolidated
	03.31.09			12.31.08
	Fair value through results	Amortized cost	Total	Fair value through results	Amortized cost	Total
Assets
Cash and cash equivalents	1,737,316	—	1,737,316	2,182,913		2,182,913
short-term investments pledged as collateral	82,682	—	82,682	88,822	—	88,822
Trade accounts receivable, net	—	2,381,623	2,381,623	—	2,578,498	2,578,498
Derivative contracts	431,181	—	431,181	632,751	—	632,751
Liabilities
Payroll and related accruals	—	131,895	131,895		185,471	185,471
Trade accounts payable	—	2,912,345	2,912,345		3,726,324	3,726,324
Taxes payable	—	958,975	958,975	—	1,060,875	1,060,875
Loans and financing	1,144,141	5,243,345	6,387,486	2,393,693	4,531,038	6,924,731
Debentures	—	1,325,567	1,325,567	—	1,078,425	1,078,425
Interest on shareholders equity and dividends	—	423,166	423,166	—	545,864	545,864
Derivative contracts	117,621	—	117,621	203,323	—	203,323
Other liabilities	—	973,094	973,094	—	1,022,377	1,022,377

b)	Considerations on risk factors which may affect the Company’s and its subsidiaries’ business

The main market risks which the Company and its subsidiaries are exposed to in the conduct of their activities are:

Credit Risk

The credit risk arises out of the potential difficulty to collect the amounts payable for telecommunication services rendered to its customers and for sales of handsets to the distributors network, as well as the risk related to financial statements and accounts receivable for swap transactions.

The credit risk involved in the rendering of telecommunications services is minimized by a strict control of the customer base and active management of customers’ defaults, by means of clear policies regarding the sale of post-paid handsets. The customer base of the subsidiaries has, predominantly, a prepaid system, which requires the upfront payment and consequently entails no credit risk.

The credit risk in the sale of handsets and “pre-activated” prepaid cards is managed under a conservative credit policy, by means of modern management methods, including the application of “credit scoring” techniques, analysis of financial statements and information, and consultation to commercial data bases.

The Company and its subsidiary (Vivo) are also subject to credit risk originating from their financial investments and amounts receivable from swap transactions. The Company and its subsidiaries act in such a manner as to diversify this exposure among various world-class financial institutions.

Interest Rate and Inflation Risk

The interest rate risk arises out of the portion of the debt and of the liability positions in derivatives contracted at floating rates, and involves the risk of the financial expenses increasing due to an unfavorable change in the interest rates.

The Company and its subsidiary (Vivo) are exposed to the risk of increased interest rates, due to the liabilities portion of the derivative transactions (Exchange Hedge) and to CDI-referenced debts. The balance of financial investments, indexed to the CDI, partially neutralizes this effect.

The inflation rate risk arises out of the debentures issued by Telemig Celular, indexed to the IPCA, which may negatively affect the financial expenses by an unfavorable change of this index.

Exchange Rate Risk

This risk arises out of the possibility of losses on account of exchange rate fluctuations, which may increase the outstanding balances of foreign currency loans.

The Company and its subsidiary (Vivo) have contracted financial derivative transactions so as to protect themselves against exchange rate fluctuations arising out of foreign currency loans. The instruments used were swap contracts.

The table below summarizes the net exposure of the Company and its subsidiary (Vivo) to the exchange rate factor at March 31, 2009 and December 31, 2008:

	March 31, 2009
	In thousand
	US$	€	¥
Loans and financing	(402,628)	—	(37,938,249)
Loans and financing—UMBNDES (a)	(3,674)	—	—
Derivative instruments	405,499	—	37,938,249
Other liabilities	(33,104)	(20,044)	—

Total (insufficient coverage)	(33,907)	(20,044)	—

	December 31, 2008
	In thousand
	US$	€	¥
Loans and financing	(467,501)	—	(51,937,288)
Loans and financing—UMBNDES (a)	(4,061)	—	—
Derivative instruments	467,308	—	51,937,288
Other liabilities	(33,104)	(20,044)	—

Total (insufficient coverage)	(37,358)	(20,044)	—

(a)	UMBDES is a monetary unit prepared by the BNDES, composed of a basket of foreign currencies, the main currency being the US Dollar, and for this reason the Company and its subsidiary (Vivo) consider in their analysis of the risk coverage against the exchange rate fluctuations.

c)	Transactions with Derivatives

The Company and its subsidiary (Vivo) entered into swap contracts in foreign currency at several exchange rates, in a notional amount at March 31, 2009 of US$ 435,204, and JPY 37,316,640 (US$ 515,606,

JPY 51,594,615 at December 31, 2008). At March 31, 2009, the Company had interest rate swap contracts in a notional amount of R$225,000 (R$225,000 at December 31, 2008) for interest rates in local currency (CDI) and the notional amount of R$110,000 of swaps indexed to the IGPM (R$110,000, at December 31, 2008).

As required by Law No. 11,638/07, the Company and its subsidiaries started applying CPC 14 since the transition date on December 31, 2006. CPC 14 must be applied to all derivative instruments, and requires that such instruments are stated in the balance sheet at their fair value. Changes to the fair value of the derivatives are recognized in the income statement, except for in the case of compliance with specific accounting criteria such as hedge.

The derivative financial instruments intended for hedge and the respective items subject matter of hedge are adjusted monthly to the fair value, with due regard to the following: for those financial instruments classified as fair value hedge and evaluated as effective, the valuation or devaluation of the fair value of the item which is the hedge instrument and of the item subject matter of hedge must be recorded as a counter-entry to a proper revenue or expense account, in the income of the year.

The Company and its subsidiaries started designating certain swap contracts as fair value hedges of a portion of the foreign currency debts (US Dollar and Japanese Yen), local interest rate (CDI) and IGPM.

The Company and Vivo calculate the effectiveness of these hedges at the beginning and continuously (at least on a quarterly basis) and the hedges contracted on March 31, 2009 showed to be effective in relation to the debts subject of such coverage. As long as these derivative contracts are identified as hedge accounting according to CPC 14, the covered debt is also adjusted to the fair value in conformity with the fair value hedge rules.

The CVM, by Resolution No. 550, issued on October 17, 2008, and by Instruction No. 475, issued on December 17, 2008, provided for that publicly-held companies are required to disclose, in a specific explanatory note, qualitative and quantitative information about all their derivative financial instruments, either recognized or not as assets or liabilities in their balance sheet.

Risk Management Policy

All contracting of derivative financial instruments for the Company and its subsidiary (Vivo) is intended for protection against foreign exchange risk and variations in foreign and local interest rates arising out of financial debts, pursuant to a corporate policy of risk management. Accordingly, eventual variations in the risk factors generate an inverse effect on the subject matter they are intended to protect. Therefore, there are no derivative financial instruments for speculation purposes and 99.9% of the financial exchange liabilities are hedged.

The Company and its subsidiary (Vivo) keep internal controls in relation to their derivative instruments which, in the opinion of the Management are adequate for controlling risks associated to each strategy of market action. The results obtained by the Company and its subsidiary (Vivo) in relation to their derivative financial instruments show that the Management has properly managed risks.

Fair values of the derivative financial instruments

The valuation method used for calculating the market value of the loans, financing, debentures and derivatives was the discounted cash flow, considering expectancy of settlement or receipt of liabilities and assets at the market rates as of March 31, 2009.

The fair values are calculated by projecting the future flows of the transactions, using the BM&F Bovespa (São Paulo Stock Exchange) curves and bringing them to present value using market DI rates for swaps disclosed by the BM&F Bovespa.

The market values of the exchange coupon swaps x CDI were obtained using the market exchange rates in effect at March 31, 2009 and the rates projected by the market which were obtained from the currency coupon curves. For calculating the coupon of the positions indexed in foreign currency the linear convention of 360 calendar days was adopted and for calculating the coupon of the positions indexed to the CDI the exponential convention of 252 business days was adopted.

The financial instruments disclosed below are recorded with the CETIP, all of them being classified as swaps, not requiring a margin deposit.

		Notional		Fair value		Cumulative effect (current period)
Description Swaps of contract		03.31.09	12.31.08	03.31.09	12.31.08	Amount receivable/ (received)	Amount payable/(paid)
Asset position
Foreign currency		1,351,361	1,768,940	1,824,517	2,432,082	514,586	—

ABN AMRO	USD	78,079	78,079	112,829	112,188	29,647	—
BANCO DO BRASIL	JPY	301,899	301,899	462,776	504,863	125,223	—
BRADESCO	USD	29,128	29,128	43,915	43,676	12,137	—
CITIBANK	USD	181,230	181,230	216,356	205,044	63,337	—
ITAU	USD	643	643	652	657	—	—
JP MORGAN	USD	443,207	443,207	559,179	536,433	197,940	—
PACTUAL	USD	1,358	1,812	1,409	1,892	—	—
SANTANDER	JPY	311,455	542,296	422,930	835,118	86,302	—
UNIBANCO	USD	—	92,792	—	93,478	—	—
VOTORANTIM	USD	4,362	97,854	4,471	98,733	—	—
Post rate (CDI)		225,000	225,000	232,806	226,248	—	—

BANCO DO BRASIL	CDI	175,000	175,000	181,071	175,970	—	—
BRADESCO	CDI	50,000	50,000	51,735	50,277	—	—
Pre rate (IGPM)		110,000	110,000	163,954	156,703	16,266	—

UNIBANCO	IGPM	110,000	110,000	163,954	156,703	16,266	—
Liabilities position
Post rate (CDI)		(1,351,361)	(1,768,240)	(1,422,582)	(1,920,551)	—	112,650

ABN AMRO	CDI	(78,079)	(78,079)	(83,182)	(78,955)	—	—
BANCO DO BRASIL	CDI	(301,899)	(301,899)	(337,554)	(324,189)	—	—
BRADESCO	CDI	(29,128)	(29,128)	(31,778)	(30,551)	—	—
CITIBANK	CDI	(181,230)	(181,230)	(183,234)	(177,882)	—	30,216
ITAU	CDI	(643)	(643)	(1,206)	(1,172)	—	554
JP MORGAN	CDI	(443,207)	(443,207)	(438,397)	(452,853)	—	77,157
PACTUAL	CDI	(1,358)	(1,812)	(2,430)	(3,144)	—	1,021
SANTANDER	CDI	(311,455)	(542,296)	(336,628)	(588,284)	—	—
UNIBANCO	CDI	—	(92,792)	—	(127,030)	—	—
VOTORANTIM	CDI	(4,362)	(97,854)	(8,173)	(136,491)	—	3,702
Pre rate		(225,000)	(225,000)	(237,778)	(227,461)	—	4,971

BANCO DO BRASIL	PRÉ	(175,000)	(175,000)	(184,932)	(176,908)	—	3,860
BRADESCO	PRÉ	(50,000)	(50,000)	(52,846)	(50,553)	—	1,111
Post rate (CDI)		(110,000)	(110,000)	(147,688)	(141,080)	—	—

UNIBANCO	CDI	(110,000)	(110,000)	(147,688)	(141,080)

		Provision withholding income tax				(99,671)	—
		Amount receivable/payable withholding income tax				431,181	117,621
		Balance of Balance Sheet Adjustment				313,560

(1)	Foreign currency swaps x CDI (R$1,824,517)—swap transactions contracted with maturity dates until 2015, for protection against exchange rate variation risk in financing transactions of this nature (R$1,826,377).

(2)

Swap CDI X Pre (R$232,806)—swap transactions contracted with maturity date in January 2010, for partially protecting against local interest rate fluctuations in relation to debts and derivatives exposed in CDI (debts of R$2,656,676). For the other exposures to CDI (swap liabilities), the Company and its subsidiary (Vivo) have short term financial investments based on the variation of the CDI (R$1,795,093 at March 31, 2009) as partial “natural hedge”. The book values of these financial investments are close to market values, because they are redeemed in the short term.

(3)	Swap IGPM x CDI percentage (R$163,954)—swap transactions contracted with maturity date until 2010 with the purpose of protecting the flow identical to the debts at IGPM (R$163,954).

At March 31, 2009, assets in the amount of R$431,181 (R$632,751 at December 31, 2008) and liabilities in the amount of R$117,621 (R$203,323 at December 31, 2008) were recorded by the Company and its subsidiary (Vivo) for recognition of the net derivatives positions as of that date.

Gains and losses in the fiscal year ended on March 31, 2009, grouped by contracts executed, were recorded in the income accounts (note 24), as required in CVM Resolution 550/08.

Below is a breakdown of the maturity dates of the swaps at March 31, 2009:

Description Swaps of contract	Maturity				Amount payable /receivable 03.31.09
	2009	2010	2011	2012 and after
Foreign currency x CDI
ABN AMRO	—	29,647	—	—	29,647
BANCO DO BRASIL	121,215	—	4,008	—	125,223
BRADESCO	12,137	—	—	—	12,137
CITIBANK	(6,724)	(6,104)	(6,401)	52,350	33,121
ITAU	(554)	—	—	—	(554)
JP MORGAN	(7,931)	(13,572)	(15,860)	158,146	120,783
PACTUAL	(1,021)	—		—	(1,021)
SANTANDER	86,302	—	—	—	86,302
UNIBANCO	—	—	—	—	—
VOTORANTIM	(915)	(1,867)	(920)	—	(3,702)

Total	202,509	8,104	(19,173)	210,496	401,936

CDI x Pre
BANCO DO BRASIL		(3,860)			(3,860)
BRADESCO		(1,111)			(1,111)

Total	—	(4,971)	—	—	(4,971)

IGPM x CDI
UNIBANCO		16,266			16,266

Total	—	16,266	—	—	16,266

Total	202,509	19,399	(19,173)	210,496

	Provision withholding income tax				(99,671)
	Amount receivable/payable withholding income tax				313,560
	Balance of Balance Sheet Adjustment				313,560

Analysis of sensibility to the risk variables of the Company and its subsidiary (Vivo)

CVM Instruction provides that publicly-held companies, in addition to the provisions in item 59 of CPC 14—Financial Instruments: Recognition, Measurement and Evidencing, are required to disclose a statement of sensibility analysis, for each type of market risk deemed by the management to be material, originated by financial instruments, to which the entity is exposed at the closing date of each period, including all the transactions with derivative financial instruments.

In compliance with the provisions above, each of the transactions with derivatives was evaluated considering a probable realization scenario and two scenarios which may generate adverse results to the Company and its subsidiary (Vivo).

In the probable scenario, assuming the realization on the maturity dates of each of the transactions, what the market has been signalizing in the future market curves (currency and interest) of the BM&F Bovespa, was considered. Thus, in the probable scenario, there is no impact on the fair value of the financial instruments already presented above. For the adverse scenarios, deterioration of 25% and 50%, respectively, was considered in the risk variables until the maturity date of the financial instruments.

As the Company and its subsidiary (Vivo) only have derivative instruments for hedging their financial debt, changes in the scenarios are accompanied by the respective hedge objects, thus showing that the effects thereof are almost null. For these transactions, the Company has stated the balance of the subject matter (debt) and of the derivative financial instrument (hedge) in separate lines of the sensibility analysis table, in order to inform on the net exposure of the Company, in each of the three mentioned scenarios, as shown below:

Sensibility Analysis—Net Exposure

Operation	Risk	Provable	Deterioration 25%	Deterioration 50%
Hedge (Asset position)	Derivatives (Risk reduction USD)	938,810	1,251,868	1,605,754
Debit in USD	Debit (Risk increase USD)	(958,711)	(1,277,837)	(1,638,330)

	Net exposure	(19,901)	(25,969)	(32,576)
Hedge (Asset position)	Derivatives (Risk reduction JPY)	885,706	1,108,247	1,331,329
Debit in JPY	Debit (Risk increase JPY)	(885,706)	(1,108,247)	(1,331,329)

	Net exposure	—	—	—
Hedge (Asset position)	Derivatives (Risk reduction IGP-M)	163,954	167,594	169,247
Debit in IGP-M	Debit (Risk increase IGP-M)	(163,954)	(167,594)	(169,247)

	Net exposure	—	—	—
Hedge (Asset position)	Derivatives (Risk reduction CDI)	232,806	253,862	258,024
Debit in CDI	Debit (Risk increase CDI)	(232,806)	(253,862)	(258,024)

	Net exposure	—	—	—
Hedge (CDI Liability position)	Derivatives (Risk increase CDI)	(1,570,268)	(1,862,220)	(2,125,726)

	Net exposure	(1,570,268)	(1,862,220)	(2,125,726)

Premises for the Sensibility Analysis

Risk variable	Provable	Deterioration 25%	Deterioration 50%
USD	2,3152	2,894	3,473
JPY	0.0233	0.029	0.035
IGP-M	6.3%	7.8%	9.4%
CDI	11.08%	13.85%	16.62%

The net exposure in CDI shown in the sensibility analysis does not reflect all the exposure of the Company and of its subsidiary (Vivo) to the local interest rate, once the Company has debts indexed to the CDI, and has short term financial investments based on the variation of the CDI (R$1,795,093 at March 31, 2009) as partial “natural hedge”.

For calculation of the net exposure, all the derivatives were considered at their fair value, as well as the associated debts (hedged elements).

The fair values, shown in the table above, depart from a portfolio position at March 31, 2009, however they do not reflect an estimate of realization due to the market dynamism, constantly monitored by the Company and its subsidiary (Vivo). The use of different premises may significantly affect the estimates.

27. POST-EMPLOYMENT BENEFIT PLANS

Vivo, together with other companies belonging to the former Telebrás System, sponsor private pension plans and medical assistance plans for retired employees under the same conditions of the publication for the last fiscal year, as follows: i) PBS-A; ii) PAMA; iii) PBS- Telesp Celular, PBS-TCO, PBS Tele Sudeste Celular and PBS Tele Leste Celular; iv) TCP Prev and TCO Prev Plans; v) Visão Celular Benefit Plans—Celular CRT, Telerj Celular, Telest Celular, Telebahia Celular and Telergipe Celular.

As disclosed in the publication for the last fiscal year, the management and equity of the above referred plans (except for the PBS-A and PAMA, which are still managed by Fundação SISTEL de Seguridade Social—SISTEL) was transferred to Visão Prev Sociedade de Previdência Complementar (“Visão Prev”).

On August 21, 2007, the regulation of Vivo-Prev plan was approved, an individual plan of defined contribution, which has already been managed by Visão Prev. The contributions of Vivo to this plan are equal to the ones from the participants, varying from 0% to 8% of the participation wage, as a function of the percentage chosen by the participant, with migration of the former plans to Vivo Prev, at free option of the participants. The adhesion to the new plan has been massive.

Vivo, through its actuarial consultants, has prepared studies considering the impact of ordinary action No. 04/081.668-0, brought by ASTEL against Fundação Sistel de Seguridade Social, in which Telefonica and Telesp Celular (company that was merged into Vivo) are mentioned, in addition to Sistel, which action is related to the change in the costing system and review of other PAMA benefits. Based on the opinion of its tax consultants, the Management believes that at this time there is no payment risk, and at March 31, 2009 the chance of loss was classified as possible. At March 31, 2009 the amount in question was R$1,575 (R$1,475 at December 31, 2008).

Telemig Celular individually sponsors a defined retirement benefits plan—Plano PBS Telemig Celular. Besides the benefit of supplementation, medical assistance (PAMA) is provided to retired employees and their dependents, at shared cost.

Telemig Celular also sponsors the CelPrev, a defined contribution plan, under the same conditions as published in the last fiscal year.

Actuarial provisions relating to the plans mentioned above are recorded in “Other liabilities” (Note 17).

28. TRANSACTIONS WITH RELATED PARTIES

The main transactions with unconsolidated related parties are:

a)	Communication via local cellular phone and long distance and use of network: these transactions are carried out with companies of the same controlling group: Telecomunicações de São Paulo S.A.—TELESP and subsidiaries. Part of these transactions were carried out in conformity with agreements entered into between TELEBRAS and the concessionaires prior to the privatization, under conditions regulated by ANATEL. It includes roaming services to customers of Telecomunicações Móveis Nacionais—TMN and several companies related to the Telefónica Group in the Company’s network.

b)	Technical Assistance: this refers to business consultant services provided by PT SGPS and technical assistance by Telefonica S.A., Telefonica International S.A., calculated on the basis of a formula provided for in the contracts that includes the variation in LAIR (Profit Before the Income Tax) and the variation in PN and ON shares which determine a coefficient that is applied to the service revenues. In the case of the operation of the branch office in Rio Grande do Sul, its contract provides for only a fixed percentage on the service revenue. The above referred contracts were terminated on August 04, 2008.

c)	Rendering of corporate services: these were transferred to the subsidiaries at the cost actually incurred in these services.

d)	Telephone assistance services: services provided by Atento Brasil S.A. and Mobitel S.A.—Dedic to users of telecommunication services, contracted for 12 months, and renewable for an equal period.

e)	System development and maintenance services: rendered by Portugal Telecom Inovação Brasil S.A. and Telefonica Pesquisa e Desenvolvimento do Brasil Ltda.

f)	Logistics operator and financial and accounting consultancy services: rendered by Telefonica Serviços Empresariais do Brasil Ltda.

g)	Voice portal content provider services: rendered by Terra Networks Brasil S/A.

h)	International roaming services: provided by Telefonica Móviles España S.A and Telecomunicações Móveis Nacionais—TMN.

We summarize below balances and transactions with non-consolidated related parties:

	Consolidated
	03.31.09	12.31.08
Assets:
Accounts receivable, net	258,568	244,341
Credits with related parties	13,365	12,929
Liabilities:
Suppliers and accounts payable	374,712	389,925
Technical assistance	166,022	170,178
Liabilities to related parties	5,232	4,070

	Consolidated
	03.31.09	03.31.08
Result:
Revenue from telecommunication services	515,739	472,939
Cost of services rendered	(53,451)	(36,116)
Other operating revenue (expenses), net	(171,979)	(204,313)
Financial income (expenses), net	4,156	(1,842)

29. INSURANCE

The Company and its subsidiaries adopted a policy of monitoring risks inherent to their transactions. For this reason, as of March 31, 2009, the Company and its subsidiary had insurance contracts in place for coverage of operating risks, civil liability, health risks, etc. The Management of the Company and of its subsidiaries considers that the amounts of such contracts are sufficient to cover potential losses. The main assets, liabilities or interests covered by insurance and their respective amounts are shown below:

Type of Insurance	Insured amounts
Operating risks	R$18,921,843
Comprehensive Civil Liability—RCG	R$4,576
Automobile (fleet of executive vehicles)	Hull: 100% of Fipe Table; Material/Bodily and Moral Damages R$220

30. AMERICAN DEPOSITARY RECEIPTS (ADR) PROGRAM

On November 16, 1998, the Company started trading ADRs on the New York Stock Exchange (NYSE) under ticker symbol “TCP” and since March 31, 2006 under ticker symbol “VIV” (in accordance with the decision by the Special Shareholders’ Meeting of February 22, 2006), with the following main characteristics:

•	Type of shares: preferred

•	Each ADR represents 1 (one) preferred share

•	The shares are traded in the form of ADRs on the New York Stock Exchange under ticker symbol “VIV”

•	Foreign depositary bank: The Bank of New York Mellon

•	Custodian bank in Brazil: Banco Itaú S/A.

31. COMBINED QUARTERLY INCOME STATEMENT

In order to offer proper comparison, we are presenting below the consolidated and combined quarterly income statement, considering that the acquisition of the share control of Telemig Participações had already occurred on January 01, 2008.

This information is presented only for allowing additional analysis resulting from the comparison of balances and transactions. It does not purport what might have occurred if the companies were already under common control and does not purport to represent the financial statements of one corporate entity separately nor necessarily indicate future results.

Because it refers to combined information, that is, a simple sum of the accounting items, for preparation of the income statements, minority interests were not taken into consideration.

	03.31.09 Consolidated	03.31.08 Combined
Telecommunication services	4,855,614	4,430,185
Sales of handsets and accessories	738,352	682,545

Gross operating revenue	5,593,966	5,112,730

Deduction from the gross operating revenue	(1,573,847)	(1,431,499)

Net operating revenue	4,020,119	3,681,231

Cost of services rendered	(1,664,357)	(1,404,638)
Cost of products sold	(613,131)	(533,598)

Gross profit	1,742,631	1,742,995

Selling expenses	(989,005)	(958,481)
General and administrative expenses	(348,966)	(344,850)
Other operating revenue (expenses), net (a)	(5,624)	144,562

Operating expenses	(1,343,595)	(1,158,769)

Operating profit before financial income (expenses)	399,036	584,226

Financial expenses	(213,828)	(117,101)
Financial income	87,894	101,406
Monetary and exchange variations, net	(23,209)	(23,546)

Profit before income taxes and minority interest	249,893	544,985

(a)	In the first quarter of 2008, Telemig Celular reverted the full provision for ICMS on subscription and additional services in the amount of R$700,005, of which R$448,381 are a counter-entry to the judicial deposits posted to the non-current assets and R$251,624 in the income for the period.

32. CORPORATE REORGANIZATION

On March 20, 2009, the managements of Vivo Participações, Telemig Celular and Telemig Participações, in the form and for the purposes of CVM Instructions No. 319/999 and 358/02, have informed that their respective Boards of Directors approved the proposal to constitute an independent Committee (in conformity with “Parecer de Orientação” of CVM No. 35) for a Corporate Reorganization through merger of the shares of Telemig Celular and of Telemig Participações into Vivo Participações, by converting Telemig Celular in to a wholly-owned subsidiary of Telemig Participações and, the latter, into a wholly-owned subsidiary of Vivo Participações.

The purpose of the proposed Corporate Reorganization is to simplify the current organizational structure, which includes three publicly-held companies, two of them having ADRs traded abroad. The simplified structure will reduce administrative costs and allow the shareholders of the companies to hold interest in one sole company whose shares are traded both in Brazilian and international stock exchanges, with more liquidity, besides facilitating unification, standardization and rationalization of the general management of the business.

The flow chart below, reproduced in a simple manner, shows the current corporate structure and the structure after implementation of the Corporate Reorganization, emphasizing that the referred transaction will not change the composition of the final share control of the companies involved:

Current Corporate Structure:

Corporate structure after merger of the shares of Telemig Celular into Telemig Participações and of Telemig Participações into Vivo Participações:

All the shares of Telemig Celular will be merged into Telemig Participações’ equity, and the holders of the merged shares of Telemig Celular will be entitled to directly receive those new shares to which they have rights in the merger company, Telemig Participações. At the same date, the shares of Telemig Participações will be merged into Vivo Participações’ equity, and the holders of the merged shares of Telemig Participações will be entitled to directly receive those new shares to which they have right in the merger company, Vivo Participações, pursuant to such exchange ratio as may be agreed among the above mentioned companies.

The merger of the shares of Telemig Celular and of Telemig Participações shall not cause any change to the number or breakdown by type of shares, which will ultimately be entirely held by Vivo Participações. Holders of common and preferred shares of Telemig Celular which are merged into Telemig Participações’ equity will receive new shares in Telemig Participações of the same type, that is, merged preferred shares will be replaced by new preferred shares of Telemig Participações to be issued on behalf of the respective holder, and merged common shares shall be replaced by new common shares of Telemig Participações to be issued on behalf of the respective holder. Subsequently, and in the same manner, the holders of common and preferred shares of Telemig Participações which are merged into Vivo Participações’ equity will receive new shares of Vivo Participações of the same type. Thus, upon completion of the transaction, the non-controlling shareholders of Telemig Celular and of Telemig Participações will become shareholders of Vivo Participações.

The holders of common and preferred shares of Telemig Celular and of Telemig Participações and of common shares of Vivo Participações who dissent from the merger of shares of Telemig Celular and of Telemig Participações will have the right, as from the date of the general and special meetings of the companies adopting resolutions with respect to the Corporate Reorganization, to withdraw from the respective companies, upon reimbursement of the shares of which they are holders on the record date of the notice of the Relevant Fact.

The above mentioned Corporate Reorganization will be submitted to ANATEL for approval. Since it refers to a Corporate Reorganization among companies belonging to the same economic group, the transaction described herein is not subject to approval from the Administrative Council for Economic Defense—CADE. The holding of the meetings for adoption of resolutions concerning the Corporate Reorganization will be subject to the registration with the Securities Exchange Commission—SEC, as required in its respective regulations, due to the trading of ADRs issued by Telemig Participações in the New York Stock Exchange.

33. SUMMARY OF THE DIFFERENCES BETWEEN BRAZILIAN GAAP AND U.S. GAAP APPLICABLE TO THE COMPANY

The Company’s accounting policies comply with accounting practices adopted in Brazil, as prescribed (“Brazilian GAAP”), which differ significantly from accounting principles generally accepted in the United States of America (“U.S. GAAP”) as described below:

a) Change in basis of presentation

As mentioned in Note 2.a., the financial statements of the Company and of the subsidiaries have been prepared based on the accounting practices adopted in Brazil, as well as on the rules issued by the Brazilian Securities and Exchange Commission (CVM), with due regard to the accounting standards set forth in the corporation law (Law No. 6,404/76), which include the new provisions introduced, amended and revoked by Law No. 11,638, dated December 28, 2007 and by Provisional Executive Act No. 449, dated December 03, 2008.

b) Different criteria for capitalizing and amortizing capitalized interest

Until December 31, 1998, under Brazilian GAAP, as applied to companies in the telecommunications industry, interest attributable to construction-in-progress was capitalized at the rate of 12% per year of the balance of construction-in-progress. For the period of three months ended March 31, 2009 and 2008, the subsidiary did not capitalize interest attributable to construction-in-progress at the rate of 12%; rather, the actual effective interest related to construction-in-progress was used to determine capitalized interest.

Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards—SFAS No. 34, “Capitalization of Interest Costs”, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes monetary losses associated with local currency borrowings and the foreign exchange gains and losses on foreign currency borrowings, and other financial expenses related to borrowings.

The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	Consolidated
	March 31, 2009	March 31, 2008
Capitalized interest:
U.S. GAAP capitalized interest	21,075	10,415
U.S. GAAP capitalized interest on disposals	(60)	(152)
Brazilian GAAP capitalized interest	(15,742)	(7,340)
Brazilian GAAP capitalized interest on disposals	—	117
U.S. GAAP difference	5,273	3,040

Amortization of capitalized interest:
Amortization under Brazilian GAAP	2,810	614
Capitalized interest on disposals	—	(12,803)
Amortization under U.S. GAAP	(32,940)	(28,223)
Capitalized interest on disposals	37	109
U.S. GAAP difference	(30,093)	(40,303)

c) Monetary restatement of 1996 and 1997

The amortization of the asset appreciation, which originated from the inflation accounting during 1996 and 1997, when Brazil was still considered as a high-inflationary economy for U.S. GAAP purposes, has been recognized in the reconciliation to U.S. GAAP. The loss related to monetary restatement on disposals of such assets is classified for U.S. GAAP purposes as a component of other operating expense. The resulting step-up is amortized over the remaining lives of the related assets.

d) Exchange of shares for noncontrolling interest

In January 2000, the Company exchanged 21,211,875,174 of its common shares and 61,087,072,187 of its preferred shares for all of the shares held by noncontrolling shareholders of Telesp Celular S.A. In 2002, TCO acquired the noncontrolling interest in its subsidiary, Telebrasília Celular S.A. (“Telebrasília”) by exchanging shares of TCO for the shares held by the noncontrolling shareholders of Telebrasília. The acquisition increased TCO’s interest in Telebrasília from 88.25% to 100%. In 2004, TCO acquired the remaining noncontrolling interests in its other subsidiaries through an exchange offer. The exchange ratio for these share exchanges was based on the respective market value of the shares exchanged. Additionally, on November 29, 2000, TLE and TSD acquired noncontrolling interests from its subsidiaries Telebahia Celular, Telergipe Celular, Telerj Celular and Telest Celular through an exchange offer transaction.

Under Brazilian GAAP, the share exchanges were recorded at book value. An increase in capital was recorded based on the market value of the Company’s shares and a capital reserve was recorded for the difference between the market price of the acquired company’s shares and the book value of the shares.

Under U.S. GAAP, the exchange of shares for noncontrolling interests is accounted for using the purchase method of accounting. The purchase price of the shares is recorded based on the market price of the issuing Company’s shares at the date of the exchange offer. The purchase price is allocated to the proportional assets and liabilities of the acquired noncontrolling interest based on their relative fair values. If the fair values of the net assets exceed the purchase price, the difference is recorded as a reduction to the proportional long-lived assets acquired.

Under U.S. GAAP, the purchase price for the shares of Telesp Celular S.A. was the market price of the Company’s shares at the date of the offer. The total purchase price was R$313,643. The fair value of the net assets of Telesp Celular S.A. exceeded the purchase price by R$101,671. Under U.S. GAAP, this difference is recorded as a reduction to the acquired fixed assets of Telesp Celular S.A. The adjustment to reconcile to U.S. GAAP is therefore a reduction of capital reserve and fixed assets of R$101,671 and a reduction of depreciation expense, plus the tax effect, due to the reduction in fixed assets.

Under U.S. GAAP, shares issued to purchase the noncontrolling interest in Telerj Celular S.A. and Telest Celular S.A. in 2000 were recorded at the fair value of R$351,405 and R$67,079, respectively. The step-up in the fair value of assets was allocated to fixed assets, subscriber base assets and concession intangibles in the amount of R$31,522, R$135,518 and R$216,648, respectively. The step-up in the fair value of assets was fully amortized over remaining useful lives of the related fixed assets, subscriber base intangible asset, which was fully amortized over 48 months, representing the contractual relationship with subscribers and concession, which is being amortized based on the remaining concession period of the operating companies (until November 2005 for Telerj Celular S.A. and November 2008 for Telest Celular S.A.).

Under U.S. GAAP, shares issued to purchase the noncontrolling interest in Telebahia Celular and Telergipe Celular in 2000 were recorded at the fair value of R$62,082. The step-up in the fair value of assets was allocated to fixed assets, subscriber base assets and concession intangibles in the amount of R$7,215, R$2,382 and R$33,657, respectively. The step-up in the fair value of assets was fully amortized over remaining useful lives of the related fixed assets, subscriber base intangible asset, which was fully amortized over 48 months, representing the contractual relationship with subscribers and concession, which is being amortized based on the remaining concession period of the operating companies (until June 2008 for Telebahia Celular and December 2008 for Telergipe Celular).

Under U.S. GAAP, shares issued to purchase the noncontrolling interest in Telebrasília Celular in 2002, and the remaining noncontrolling interests in 2004 were recorded at the fair value of R$64,799 and R$48,542, respectively. The step-up in the fair value of assets was allocated to fixed assets and concession intangibles in the amount of R$2,958 and R$38,336, respectively, for Telebrasília Celular in 2002 and concession intangibles in the amount of R$30,285 for the remaining noncontrolling interests acquired in 2004. The step-up in the fair value of assets is being amortized over 19 to 20 years for concession intangibles and was fully amortized for fixed assets.

Following are the components of the U.S. GAAP adjustment in shareholders’ equity related to exchanges of shares for noncontrolling interest as of March 31, 2009 and December 31, 2008:

	Consolidated
	March 31, 2009	December 31, 2008
Telesp Celular:
Reduction of property, plant and equipment	(101,671)	(101,671)
Depreciation for the property, plant and equipment	101,671	101,671

Telerj Celular and Telest Celular:
Property, plant and equipment fair value adjustment	31,522	31,522
Depreciation of fair value of property, plant and equipment	(31,522)	(31,522)
Customer list intangible asset recorded in U.S. GAAP	135,518	135,518
Amortization of customer list	(135,518)	(135,518)
Intangible asset related to concession recorded in U.S. GAAP	216,648	216,648
Amortization of intangible asset related to concession	(216,648)	(216,648)
Telebahia Celular and Telergipe Celular:
Property, plant and equipment fair value adjustment	7,215	7,215
Depreciation of fair value of property, plant and equipment	(7,215)	(7,215)
Customer list intangible asset recorded in U.S. GAAP	2,382	2,382
Amortization of customer list	(2,382)	(2,382)
Intangible asset related to concession recorded in U.S. GAAP	33,657	33,657
Amortization of intangible asset related to concession	(33,657)	(33,657)

Telebrasília Celular:
Property, plant and equipment fair value adjustment	2,958	2,958
Depreciation of fair value of property, plant and equipment	(2,222)	(2,142)
Intangible asset related to concession recorded in U.S. GAAP	68,621	68,621
Amortization of intangible asset related to concession	(20,779)	(19,908)
Total of the U.S. GAAP adjustments related to exchange of shares of noncontrolling interest	48,578	49,529

e) Acquisitions

Under Brazilian GAAP, purchases of an equity interest of another company are recorded at book value. The difference between the purchased company’s proportional net assets and the purchase price is recorded as goodwill. The goodwill is first attributed to any appreciation in the values of the property, plant and equipment acquired and amortized based on the useful lives of the underlying property, plant and equipment. Excess goodwill is generally amortized over ten years on a straight-line basis, based on estimated future profitability until December 31, 2008. Starting January 1, 2009 the net balance of goodwill will no longer be amortized under Brazilian GAAP and will be subject to impairment analysis.

Under U.S. GAAP, the cost of an acquired entity is allocated to assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed is recognized as goodwill. Under U.S. GAAP, goodwill is not subject to amortization over its estimated useful life, but, rather, it is subject to at least an annual assessment for impairment by applying a fair-value-based test.

The differences between Brazilian GAAP and U.S. GAAP relate to: (i) the acquisition of an equity interest in Daini do Brasil S.A. (“Daini”), Globaltelcom Telecomunicações S.A. (“Globaltelcom”) and GTPS S.A. Participações em Investimentos de Telecomunicações (“GTPS”) (formerly Inepar S.A. Participaçăo em Investimentos de Telecomunicações), the holding companies which controlled Global Telecom S.A. (collectively, the “Holdings”) on February 6, 2001; (ii) the acquisition of the remaining interest in the Holdings on December 27, 2002; (iii) the acquisition of TCO on April 25, 2003 and the tender offers to purchase additional shares of TCO in November 2003 and October 2004; and (iv) merger of Tele Sudeste Celular Participações S.A. (“TSD”), Tele Leste Celular Participações S.A. (“TLE”), Celular CRT Participações S.A. (“CRT”) and Tele Centro Oeste Celular Participações S.A. (“TCO”) into the Company through exchange of shares.

Acquisition of Global Telecom S.A. (“GT”) and Holdings

On February 6, 2001, the Company acquired 49% of the outstanding voting shares and 100% of the outstanding nonvoting preferred shares of each of the Holdings that collectively held 95% of the voting shares and 100% of the nonvoting shares of GT for a total purchase price of R$914,964. The remaining 5% of the voting shares of GT were held by another investor who subsequently sold them to the three holding companies upon authorization by ANATEL in July 2001. This purchase was funded by an additional capital contribution by the Company to the Holdings in the amount of R$17,400. The Company’s investment in the Holdings represented an 83% aggregate indirect economic interest of the total equity of GT at December 31, 2001. The balance of the economic interest was held by the Holdings.

During 2002, TCP and TC made an intercompany loan to GT amounting to R$3,161,709. On December 27, 2002, after obtaining approval from ANATEL, TCP purchased the remaining 51% of the outstanding common stock of each of the holding companies (representing an economic interest of 17%), for cash of R$290,282, and began to consolidate the Holdings. The total purchase price, considered for U.S. GAAP purposes, amounted to R$827,772, representing the cash paid plus the noncontrolling interest in the intercompany loans held by Holdings immediately prior to the date of acquisition. Considering TCP’s direct and indirect interests, TCP owned 100% of the capital of GT. On December 30, 2002, R$2,310,878 of the intercompany loan was capitalized, in exchange for additional shares of GT capital stock. The acquisition of GT was completed to increase market presence in the south of Brazil and to enable TC and GT to benefit from synergies to be derived from their operations and sales of handsets.

The excess purchase price was allocated to the following fair value adjustments: (i) property, plant and equipment which was amortized over approximately 11 years, representing the average remaining useful lives of the relating assets; (ii) customer list which is being amortized over two years, representing the average customer life; and (iii) debt which is being amortized by the effective interest method over the remaining maturities of the underlying GT debt obligations, and concession intangible which is being amortized on a straight-line basis over a 12-year period, representing the remaining term of the license.

Following are the components of the U.S. GAAP adjustment in shareholders’ equity related to GT as of March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
Purchase accounting on acquisition of the Holdings:
Reversal of goodwill recorded under Brazilian GAAP	(336,646)	(346,373)
Intangible related to concession recorded in U.S. GAAP	1,176,727	1,176,727
Amortization of intangible related to concession	(596,477)	(589,359)
Impairment recorded under U.S. GAAP	(89,533)	(89,533)
Reversal of valuation allowance against intangible asset related to the concession (*)	(383,939)	(383,939)
Property, plant and equipment fair value adjustment	(121,661)	(121,661)
Depreciation of fair value of property, plant and equipment adjustment	109,085	105,776
Customer list intangible asset recorded in U.S. GAAP	140,035	140,035
Amortization of customer list	(140,035)	(140,035)
Debt fair value adjustment	25,800	25,800
Amortization of debt fair value adjustment	(25,800)	(25,800)
Total of the U.S. GAAP adjustments related to acquisition Holdings	(242,444)	(248,362)

(*)	Under Brazilian GAAP, if a deferred tax asset of the acquiree which was not recognized at the time of the combination is subsequently recognized, the resulting credit is recorded in income for the period.

Under U.S. GAAP, pursuant to Emerging Issues Task Force (“EITF”) No. 93-7, “Uncertainties Related to Income Tax in a Purchase Business Combination”, if a deferred tax asset of the acquiree which was not recognized at the time of the combination is subsequently recognized, the subsequent elimination of a valuation allowance recognized at the acquisition date for deferred tax assets would be applied first to eliminate any goodwill related to the acquisition, second to eliminate any non-current intangible assets to the acquisitions, and third to reduce income tax expense.

For U.S. GAAP purposes, the elimination of valuation allowance recorded by the Company in 2006, in the amount of R$383,939, was recorded as a reduction of the intangible asset related to concession allocated at the acquisition of GT and the remaining was recorded as a credit in income tax expense for the period.

Acquisition of TCO

On April 25, 2003, the Company acquired 64.03% of the voting capital of TCO for approximately R$1,505.6 million, and in November 2003 and October 2004, the Company completed public tender offers to acquire 26.70% of the voting capital and 32.76% of the preferred shares of TCO for R$538.8 million and R$901.5 million, respectively. After these acquisitions, TCP became the holder of 90.73% of the voting capital of TCO (51.42% of total capital). Additionally, the Company acquired a portion of the remaining balance of the special goodwill reserve of TCO, which was partially capitalized in the amount of R$63,893 on July 29, 2005 in its favor, increasing its interest in TCO to 52.47% of total capital.

The excess purchase price was allocated to the following fair value adjustments: (i) the difference being amortized over approximately three years, representing the weighted-average remaining useful lives of the relating assets; (ii) the difference amortized over two years, representing the average customer life; (iii) the adjustment to long-term debt is being amortized by the effective interest method over the remaining maturities of the underlying TCO debt obligations; (iv) the intangible asset related to the concession is being amortized on a straight-line basis over approximately a period of 18 years, representing the remaining term of the license of Area 8 and the remaining term of the license of Area 7 which expire in 2008, plus one extension of 15 years; (v) the goodwill recorded for U.S. GAAP purposes represents the amount paid in excess of the fair value of TCO. Under Brazilian GAAP, TCP recorded goodwill amounting to R$2,134,824.

Following are the components of the U.S. GAAP adjustment in shareholders’ equity related to such acquisitions as of March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
Purchase accounting on acquisition of TCO:
Reversal of goodwill recorded under Brazilian GAAP	(200,452)	(232,787)
Intangible related to concession recorded in U.S. GAAP	1,407,876	1,407,876
Amortization of intangible related to concession	(521,011)	(501,858)
Property, plant and equipment fair value adjustment	69,895	69,895
Depreciation of fair value of property, plant and equipment adjustment	(59,821)	(58,831)
Customer list intangible asset recorded in U.S. GAAP	321,995	321,995
Amortization of customer list	(321,995)	(321,995)
Debt fair value adjustment	5,125	5,125
Amortization of debt fair value adjustment	(5,125)	(5,125)
Deferred income tax asset	492,730	510,032
Deferred income tax liability	(370,353)	(346,769)
Total of the U.S. GAAP adjustments related to acquisition of TCO	818,864	847,558

Acquisition of Telemig Celular Participações S.A. and Telemig Celular S.A.

On April 3, 2008, the equity control of Telemig Participações (and, indirectly, of Telemig Celular) was transferred to the Company. The price paid on April 3, 2008 for the 7,258,108 common shares and 969,932 preferred shares of Telemig Participações, already added by the remuneration provided for in the Purchase and

Sale Agreement entered into with Telpart, was R$1,162,594. On this date, 53.90% of the voting capital and 22.73% of the total capital of Telemig Participações were transferred to the Company.

On April 8, 2008, the Company through its subsidiary TCO IP (“Issuer”), launched a Voluntary Public Offering (“Voluntary VPO”) for purchase of up to 1/3 of the outstanding preferred shares of Telemig Celular and of Telemig Participações. With the completion of the VPO on May 12, 2008, TCO IP acquired 7,257,020 preferred shares of Telemig Participações, representing 20.04% of the total capital and 89,492 preferred shares of Telemig Celular, representing 3.77% of the total capital, having paid the prices of R$463,724 and R$58,592, respectively. On July 25, 2008, TCO IP acquired 3,929 preferred shares of Telemig Celular, representing 0.16% of the total capital, for the amount of R$2,572 and on September 09 and 10, TCO IP acquired 4,000 preferred shares of Telemig Celular, representing 0.17% of the total capital, for the amount of R$2,619.

On July 15, 2008, the Company launched the Mandatory Public Offering for Disposal of Share Control for acquisition of the outstanding common shares, through its subsidiary TCO IP, in continuance with the process for acquisition of Telemig Participações and of Telemig Celular. Upon the completion of the Mandatory Public Offering on August 15, 2008, TCO IP had acquired 5,803,171 common shares of Telemig Participações, representing 16.03% of the total capital and 78,107 common shares of Telemig Celular, representing 3.29% of the total capital, having paid the prices of R$732,650 and R$171,239, respectively.

On November 12, 2008, at a Special Meeting of the Board of Directors of Telemig Participações, a capital increase was approved, to be made out of the special premium reserve, in the amount of R$22,964, upon issue of 670,300 new registered, preferred shares, without pair value, corresponding to the tax benefit of fiscal year 2007. After such capital increase, the Company started owning 58.90% of the total capital of Telemig Participações. During the acquisition period several expenses were incurred on the amount of R$14,332, which were capitalized as transaction cost.

For U.S. GAAP purposes, the purchase price of such acquisitions was allocated as follows:

Acquisition 2008
Amounts representing 58.90% and 7.40% (total capital) of the historical net assets of Telemig Celular Participações S.A. and Telemig Celular S.A., respectively, under U.S. GAAP	903,686
Fair value adjustments:
Inventory (a)	2,729
Value added tax credit (ICMS) (b)	(1,493)
Property, plant and equipment (c)	176,401
Intangible assets—software (d)	3,073
Intangible related to concession (e)	1,693,203
Debt obligations (f)	1,668
Goodwill	466,753
Deferred income tax	(637,698)
Purchase price	2,608,322

(a)	Difference being amortized over 2 months, representing the average inventory turn-over.

(b)	Difference being amortized over 2 years, representing the realization of the tax benefit of state VAT (ICMS) added value tax credit.

(c)	Difference being amortized over 5 years, representing the weighted-average remaining useful lives of the relating assets.

(d)	Difference being amortized over 3 years, representing the weighted-average remaining useful lives of the relating intangible assets.

(e)	The intangible asset related to the concession is being amortized on a straight-line basis over a period of approximately 30 years, representing the remaining term of the 3G license which expire in 2023, plus one extension of 15 years.

(f)	Difference being amortized by the effective interest method over the remaining maturities of the underlying Telemig Celular debt obligations.

Despite this acquisition is under allocation period of one year there is no expectation of significant changes in the purchase price allocation presented, if any.

Following are the components of the U.S. GAAP adjustment in shareholders’ equity related to such acquisitions as of March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
Purchase accounting on acquisition of Telemig Celular Participações and Telemig Celular S.A.:
Reversal of goodwill recorded under Brazilian GAAP	(1,587,664)	(1,619,069)
Intangible related to concession recorded in U.S. GAAP	1,693,203	1,693,203
Amortization of intangible related to concession	(49,328)	(35,157)
Property, plant and equipment fair value adjustment	176,401	176,401
Depreciation of fair value of property, plant and equipment adjustment	(31,422)	(22,360)
Software fair value adjustment	3,073	3,073
Amortization of software adjustment	(927)	(659)
Value added tax credit fair value adjustment	(1,493)	(1,493)
Amortization of added value tax credit fair value adjustment	334	238
Inventory fair value adjustment	2,729	2,729
Amortization of inventory fair value adjustment	(2,729)	(2,729)
Debt fair value adjustment	1,668	1,668
Amortization of debt fair value adjustment	(1,425)	—
Goodwill recorded under U.S. GAAP	466,753	466,753
Deferred income tax	(649,942)	(632,497)
Total of the U.S. GAAP adjustments related to acquisition of Telemig Celular Participações S.A. and Telemig Celular S.A.	19,231	30,101
f) Merger of Tele Sudeste Celular Participações S.A. (“TSD”), Tele Leste Celular Participações S.A. (“TLE”), Celular CRT Participações S.A. (“CRT”) and Tele Centro Oeste Celular Participações S.A. (“TCO”) into Vivo Participações S.A. (former Telesp Celular Participações S.A.) through exchange of shares.

As described above, in February 2006, the Company was merged with TSD, TLE and CRT, and acquired the remaining noncontrolling interest in TCO through share exchange transactions.

Under U.S. GAAP, the exchange of shares for noncontrolling interests is accounted for using the purchase method of accounting. The purchase price of the shares is recorded based on the market price of the issuing Company’s shares at the date of the exchange offer. The purchase price is allocated to the proportional assets and liabilities of the acquired noncontrolling interest based on their relative fair values. If the fair values of the net assets exceed the purchase price, the difference is recorded as a reduction to the proportional long-lived assets acquired. For U.S. purposes, the purchase price of such exchanges of shares was allocated as follows:

Date of exchange of shares
Amounts representing 8.97%, 49.33%, 31.23% and 47.53% of the historical net assets of TSD, TLE, CRT and TCO, respectively, under U.S. GAAP	1,708,795
Fair value adjustments:
Property, plant and equipment (a)	215,217
Intangible assets—customer list (b)	607,606
Intangible related to concession (c)	11,867
Goodwill	283,795
Deferred income tax	(283,795)
Purchase price (d)	2,543,485

(a)	Difference being amortized over approximately 2.33 years, representing the weighted-average remaining useful lives of the relating assets.

(b)	Difference being amortized over two years, representing the average customer life.

(c)	The intangible asset related to the concession is being amortized on a straight-line basis over a period of approximately 17 years.

(d)	The purchase was determined using the average market prices of the acquired companies’ shares two days before and two days after the terms of the acquisition are agreed to and announced.

Following are the components of the U.S. GAAP adjustment in shareholders’ equity related to such acquisitions as of March 31, 2009 and December 31, 2008:

Purchase accounting on merger of TSD, TLE and CRT and the acquisition of noncontrolling interest in TCO:

	March 31, 2009	December 31, 2008
Property, plant and equipment fair value adjustment	215,217	215,217
Depreciation of fair value of property, plant and equipment adjustment	(215,217)	(215,217)
Customer list intangible asset recorded	607,606	607,606
Amortization of customer list	(607,606)	(607,606)
Intangible related to concession recorded	11,867	11,867
Amortization of intangible related to concession	(2,222)	(2,047)
Goodwill	283,795	283,795
Deferred income tax	(3,279)	(3,339)
Total of the U.S. GAAP adjustments related to merger of TSD, TLL,CRT and the acquisition of noncontrolling interest in TCO	290,161	290,276

g) Pension and other post-retirement benefits

The Company and its subsidiaries participate in two multiemployer benefit plans (PBS-A and PAMA) for its retired employees that are operated and administered by SISTEL and provide for the costs of pension and other post-retirement benefits based on a fixed percentage of remuneration, as recommended annually by independent actuaries. For purposes of U.S. GAAP, the Company is only required to disclose its annual contributions to multiemployer plans. The Company and its subsidiary also sponsor a single-employer defined pension benefit plan (PBS) and single-employer defined contribution pension plans (Prev and Visăo). Under Prev and Visăo Plans, besides the contributions to the plans, the Company is responsible for funding the risks of death and disability of the participants, and for some participants of the TCO Prev who have migrated from PBS-TCO are also granted some defined pension benefits. The provisions of SFAS No. 87, “Employers’ Accounting for Pensions”, were applied for the multiemployer plan and the single employer plans were applied with effect from January 1, 1992, because it was not feasible to apply them from the effective date specified in the standard.

Under Brazilian GAAP, if there is sufficient information available, multiemployer defined benefit pension plans and other postretirement benefits should be accounted as if they were single employer plans. As such, under Brazilian GAAP the Company recognized actuarial liabilities corresponding to its share in multiemployer plans, while under U.S. GAAP, the Company recognizes contributions due to the plan each year.

A summary of the difference between Brazilian GAAP and U.S. GAAP in accrued pension and other post-retirement plans liabilities is as follows:

	As of March 31, 2009			As of December 31, 2008
	U.S. GAAP	Brazilian GAAP	Accumulated difference	U.S. GAAP	Brazilian GAAP	Accumulated difference
Visăo	(5,561)	—	(5,561)	(5,394)	—	(5,394)
PBS	(44,435)	—	(44,435)	(43,091)	—	(43,091)
Prev	(20,066)	799	(20,865)	(19,051)	519	(19,570)
PAMA	—	12,184	(12,184)	—	11,853	(11,853)
Accrued pension post-retirement benefit	(70,062)	12,983	(83,045)	(67,536)	12,372	(79,908)

On December 31, 2006, the Company and its subsidiary adopted the SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans”, provisions related to recognition and disclosures, which requires an employer to recognize the over or unfunded status of a defined-benefit post-retirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income. The impact of the adoption of SFAS No. 158 was as a gain of R$29,645, net of income taxes, which was recorded directly in accumulated other comprehensive income at year end.

Reconciliation of pension and other post-retirement benefit plans adjustment:

	For the period of three months ended March 31,
	2009	2008
U.S. GAAP:
Net periodic pension cost under U.S. GAAP	1,235	1,324
Pension cost under Brazilian GAAP	(1,779)	(621)
Net reconciliation effect	3,014	1,945

The incremental effect of applying SFAS 158 on individual line items in the statement of financial position as of December 31, 2006 (inception date), is as follows:

	Before application of SFAS 158	Adjustments	After the application of SFAS 158
Pre paid assets for pension benefits	—	44,917	44,917
Deferred income taxes	2,493,421	(15,272)	2,478,149
Accumulated other comprehensive income	—	29,645	29,645
Total shareholders’ equity	9,096,550	29,645	9,126,195

h) Escrow deposits

Under Brazilian GAAP, the amounts of the escrow deposits linked to the reserve for contingencies are shown as deductions from the recorded liabilities. As shown in notes 14 and 16 escrow deposits amounting to R$574,733 and R$509,946 as of March 31, 2009 and December 31, 2008, respectively. Under U.S. GAAP it should be presented as separated in current or non-current assets instead of contra provision.

i) Income taxes

The Company and its subsidiary fully accrue for deferred income taxes on temporary differences between tax and accounting records. The existing policies for providing for deferred taxes are consistent with SFAS No. 109, “Accounting for Income Taxes”, except that under Brazilian GAAP deferred tax assets are recorded by the amounts expected to be realized, whereas SFAS No. 109 requires deferred tax assets to be recognized in full, but reduced by a valuation allowance to an amount that is more likely than not to be realized.

Under Brazilian GAAP, the Company (Vivo Participações S.A.) did not recognize deferred income tax and social contribution assets of R$870.0 million and R$845.1 million as of March 31, 2009 and December 31, 2008, respectively, due to the uncertainties involving their realization. For U.S. GAAP purposes, the amounts not recognized represent the valuation allowances that were recorded under U.S. GAAP.

Effective January 1, 2007, the Company and its subsidiary adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. The Interpretation prescribes a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. For each tax position, the enterprise must determine whether it is more likely than not that the position will be sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation. A tax position that meets the more likely than not recognition threshold is then measured to determine the amount of benefit to recognize within the financial statements. No benefits may be recognized for tax positions that do not meet the more likely than not threshold. The benefit to be recognized is the largest amount that is more likely than not to be realized upon ultimate settlement.

As a result of implementing Interpretation 48, the Company has no uncertain tax positions for which it has recorded unrecognized income tax benefits; accordingly, there was no impact on the Company’s results of operations from the adoption of this interpretation. In addition, as of the date of the adoption of FIN 48, the Company did not have any accrued interest and penalties related to unrecognized tax benefits. The Company and its subsidiary will recognize interest and penalties related to unrecognized tax benefits in financial expense and other operating expense, respectively.

The Company and its subsidiary file, separately, income tax returns in the Brazilian federal jurisdiction and are generally no longer subject to federal income tax examinations by tax authorities for years before 2003. The Brazilian Internal Revenue Service (“Brazilian IRS”) is currently examining our subsidiary Vivo S.A.’s (former Global Telecom) income tax returns for years 2003 to 2006. As a large tax payer, the Company is under continuous examination by the Brazilian federal tax authorities.

Management does not believe there will be any material changes related to uncertain tax positions over the next 12 months.

j) Earnings per share

Under Brazilian GAAP, earnings (profit or loss) per share are calculated based on the number of shares outstanding at the balance sheet date.

Under US GAAP the Company applies the Financial Accounting Standards Board—FASB issued SFAS No. 128, “Earnings per Share”.

Since the preferred and common shareholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the “two-class” method. The “two-class” method is an earning allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by the Company’s bylaws and participation rights in undistributed earnings.

Basic earnings per common share is computed by reducing net income by distributable and undistributable net income available to preferred shareholders and dividing net income available to common shareholders by the number of common shares outstanding. Since preferred shareholders have a liquidation preference over common shareholders, net losses are not allocated to preferred shareholders. Net income available to preferred shareholders is the sum of the preferred stock dividends and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends) from net income. Undistributed net income is shared equally by the preferred and common shareholders on a “pro rata” basis. As of March 31, 2009 and 2008, the Company was obligated to issue shares to the controlling shareholder for the amount of the tax benefit realized relating to the corporate restructuring occurred in February, 2006. The number of shares issuable was computed considering the balance of the special goodwill reserve (R$0 in March 2009 and R$189,896 in December 2008). However, the potentially dilutive shares, consisting solely of the estimate of common shares issuable mentioned above, have been excluded from the computation as their effect would have been anti-dilutive.

For the periods presented below, the weighted-average number of shares outstanding reflect the effect of the reverse stock split approved by an extraordinary sharehoders’ meeting held on September 11, 2008. The computation of basic and diluted earnings per share is as follows:

	For the period of three months ended March 31, 2009		For the period of three months ended March 31, 2008
	(in thousands, except per share data and percentages)
	Common	Preferred	Common	Preferred
Basic numerator:
Actual dividends paid	97,012	168,673	—	—
Allocated undistributed earnings	(62,116)	(108,001)	35,034	60,914
Allocated net income available for common and preferred shareholders	34,896	60,672	35,034	60,914
Basic denominator:
Weighted-average shares outstanding	135,283,672	235,215,787	131,232,916	228,172,795
Earnings per share—basic	0.26	0.26	0.27	0.27

Diluted numerator:
Actual dividends paid	97,012	168,673	—	—
Allocated undistributed earnings	(62,365)	(107,752)	35,059	60,889
Allocated net income available for common and preferred shareholders	34,647	60,921	35,059	60,889

Diluted denominator:
Weighted-average shares outstanding	136,138,342	235,215,787	131,380,044	228,172,795
Earnings per share—diluted	0.25	0.26	0.27	0.27

The Company’s preferred shares are nonvoting, except under certain limited circumstances, and are entitled to a preferential and noncumulative dividend and to priority over the common shares in the event of liquidation of the Company.

k) Presentation in statements of operations

Interest income (expense)

Brazilian GAAP requires that interest be shown as part of operating income. Under U.S. GAAP interest expense would be shown after operating income and accrued interest would be included in accounts payable and accrued expenses.

Cash Rebates

Under Brazilian GAAP, cash rebates are classified as selling expenses. Under U.S. GAAP cash rebates are recorded in the cost of services and goods sold.

l) Leases

The Company and its subsidiary have leased certain computer hardware and software under non-cancelable leases. Under Brazilian GAAP, all leases were considered to be operating leases, with lease expense recorded when paid until January 1, 2008. As from this date, with the first adoption of Law No. 11,638, in conformity with CPC 06—Leases, approved by CVM Resolution No. 554, dated November 12, 2008, this lease is considered a capital lease. Under CPC 06, the Company and its subsidiary are required to record the asset at the present value of the minimum lease payments with a corresponding debt obligation as of March 31, 2009 and December 31, 2008. Depreciation is recorded over the shorter of the estimated useful life of the asset or the lease term. Interest expense is recognized over the term of the lease and payments under the lease are amortized to principal and interest under the effective interest method.

m) Valuation of long-lived assets and goodwill

Under accounting practices adopted in Brazil, an impairment was recognized on long-lived assets, such as property, plant and equipment and concession intangibles, if the expected net cash flows generated the respective asset is not sufficient to cover its carrying amount. As from January 1, 2008, with the first adoption of Law No. 11,638, under CPC 01 Reduction of the Recoverable Value of the Assets, approved by CVM Resolution No. 527, dated November 01, 2007, the Company and its subsidiary periodically evaluate the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. An impairment is recognized on long-lived assets, such as property, plant and equipment, intangible assets and deferred assets, if the expected discounted operating cash flows generated by the respective asset is not sufficient to recover its carrying amount. Under U.S. GAAP, the Company and its subsidiary evaluate long-lived assets for impairment using the criteria set forth in SFAS No. 144, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of”. In accordance with this Standard, the Company and its subsidiary periodically evaluate the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is separately identifiable and is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets.

The Company and its subsidiary have performed a review of its long-lived assets including property, plant and equipment, finite-lived intangible asset including concession and concluded that the recognition of an impairment charge was not required. The Company’s evaluation of its ability to recover the carrying value of its long-lived assets was based upon projections of future operations that assumed a higher level of revenues and gross margin percentages that the Company has historically achieved. There can be no assurance that the Company will be successful in achieving these improvements in its revenues and gross margin percentages, mainly due to technological and competition environment. Should the Company be unable to achieve such improvements, future impairment provisions may be recorded related to its investments in property, plant and equipment and the licenses acquired to operate its cellular networks.

Under Brazilian GAAP, the amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows until January 1, 2008, date of the first adoption of Law No. 11,638/07. As from this date, under CPC 01—Reduction of the Recoverable Value of the Assets, approved by CVM Resolution No. 527, dated November 01, 2007, the Company identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. The Company then determines the fair value of each reporting unit by expected discounted operating cash flows generated by the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized first to goodwill until it is reduced to zero and then proportionally to other long-lived assets.

Under U.S. GAAP, pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is not amortized and is subject to a yearly impairment test. In performing the yearly impairment test, the Company identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. The Company then determines the fair value of each reporting unit and compares it to the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, a second step of the impairment test is performed which involves the determination of the implicit fair value of the reporting unit by performing a hypothetical purchase price allocation. If the implicit value of the goodwill exceeds the book value, an impairment is recognized. The Company performed an impairment test for goodwill under U.S. GAAP and determined that the recognition of an impairment loss was not required. The fair values of the reporting units were estimated using the present value of future cash flows. The Company performed its impairment testing as of December 31, 2008.

The changes in the carrying amount of goodwill as of March 31, 2009 and December 31, 2008 are as follows:

	Vivo Participações S.A. (*)
	March 31, 2009	December 31, 2008
Balance at beginning of the period	976,785	579,246
Addition—acquisition of Telemig	—	466,753

Reduction of goodwill for tax benefits recognized	(17,303)	(69,214)

Balance at ending of the period	959,482	976,785

(*)	As discussed in Note 39.f), during 2006 the Company completed restructurings resulting in a change in the Company’s management structure and operating segments. As a result, the Company had one reportable segment, which represented a reporting unit as of March 31, 2009.

n) FISTEL fees

Under BR GAAP, the FISTEL fees assessed on each activation of a new cellular line is deferred beginning on January 1, 2001 for amortization over the customers’ estimated subscription period. For U.S. GAAP purposes, this fee would be charged directly to the statement of operations. Therefore, the deferred FISTEL fees on activation fees as of March 31, 2009 and 2008 is being adjusted in the reconciliation of the income differences between Brazilian GAAP and U.S. GAAP.

o) Revenue recognition

Under U.S. GAAP, the Company and its subsidiary recognize service revenue as the services are provided. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Sales of handsets along with the related cost of the handsets are deferred and amortized over their estimated useful life. The excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale.

(i) Free minutes given in connection with sales of handsets

Under U.S. GAAP, pursuant to EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables”, the subsidiary began to separately account for free minutes given in connection with the sales of handsets.

Consequently, a portion of the revenue generated from the sale of handsets is allocated to the free minutes given and deferred based on the fair value of the minutes. The revenues associated with the free minutes are then recognized based on subscriber airtime usage. Under Brazilian GAAP, the subsidiary does not separately account for free minutes given in connection with sales of handsets. For the period of three months ended on March 31, 2009 and 2008 the effects in net income of this accounting difference was R$2,206 and R$1,375, respectively.

(ii) Deferred revenue of free minutes given in connection with prepaid cards

The Company commercializes prepaid cards with credit minutes to its clients and gives free minutes in connection with its sales. Under U.S. GAAP, pursuant to EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables”, the subsidiaries began to separately account for free minutes given in connection with the prepaid cards. Consequently, a portion of the revenue generated from the sale of prepaid cards is allocated to the free minutes given and deferred based on the fair value of the minutes. The revenues associated with the free minutes are then recognized based on subscriber airtime usage. Under Brazilian GAAP, the subsidiaries do not separately account for free minutes given in connection with sales of prepaid cards. For the period of three months ended on March 31, 2009 and 2008, the effects in net income of this accounting difference was R$3,839 and R$(8,372), respectively.

p) Derivative financial instruments

Under Brazilian GAAP, as required by Law no. 11,638/07, the Company and its subsidiaries started applying CPC 14 since the transition date on December 31, 2006. CPC 14 must be applied to all derivative instruments, and requires that such instruments are stated in the balance sheet at their fair value. Changes to the fair value of the derivatives are recognized in the income statement, except for in the case of compliance with specific accounting criteria such as hedge.

Under U.S. GAAP, the Company and its subsidiaries apply SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. SFAS No. 133 must be applied to all derivative instruments and certain derivative instruments embedded in hybrid instruments and require that such instruments be recorded in the balance sheet either as an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives that are considered to be effective, as defined, will either offset the change in fair value of the hedged assets and liabilities or firm commitments through earnings or will be recorded in other comprehensive income until the hedged item is recorded in earnings. Any portion of a change in a derivative’s fair value that is considered to be ineffective, as defined, must be immediately recorded in earnings. Any portion of a change in a derivative’s fair value that the Company and its subsidiary have elected to exclude from its measurement of effectiveness, such as the change in time value of option contracts, will also be recorded in earnings.

In March 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of SFAS No. 133” (SFAS 161). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (i) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (ii) the disclosure of derivative features that are credit risk-related; and (iii) cross-referencing within footnote disclosures to enable financial statement users to locate important information about derivative instruments. As SFAS 161 only requires enhanced disclosures, the adoption of SFAS 161 on January 1st, 2009, had no impact on the Consolidated Financial Statements.

As mentioned in Note 26, the Company and its subsidiaries have entered into foreign-currency and interest rate swap contracts so as to protect themselves against exchange rate fluctuations arising out of foreign currency loans and interest rates. Therefore, the Company and its subsidiaries do not use these derivative financial instruments for trading purposes nor for speculation and 99.99% of the financial exchange liabilities are hedged.

For further information, such as tabular information on fair value of derivatives, see Note 26.

For the periods presented, the reconciliation of shareholders’ equity does not reflect any difference between Brazilian GAAP and U.S. GAAP.

q) License acquisition costs

The incurred interest between the date of the documentation and proposal submission to obtain the license acquisition to operate Band B mobile telephone services and the date of the initial operations of GT was recorded as deferred assets according to Brazilian GAAP. Under U.S. GAAP, the interest was capitalized as license acquisition cost. The amount of reversal relates to differences on interests accrued in 1998. This difference is being amortized over the license period. The effect of license acquisition costs on net income for the period of three months ended on March 31, 2009 and 2008 is (R$1,540), respectively.

Additionally, GT recorded amortization of license acquisition costs during the start-up period as deferred assets according to Brazilian GAAP. Under U.S. GAAP, such amortization was reversed and the amortization period starts on the start-up date, January 1, 1999, the date GT began to operate.

r) Deferred assets

The Company has recorded pre-operational costs as deferred assets, to be amortized on a straight-line basis over 10 years, as allowed by Brazilian GAAP. Under U.S. GAAP, these costs are recorded as expenses when incurred. The effects of deferred assets amortization on net income for the period of three months ended on March 31, 2009 and 2008 are R$6,211 and R$7,039, respectively.

s) Grants

Under Brazilian GAAP, equipment received free of charge (grants) were recorded at fair value, with a corresponding credit to capital reserve, which is amortized into result of operations based on realization of the corresponding asset until January 1,2008, date of the first adoption of Law No.11,638. As from this date, grants were recorded at fair value, with a corresponding credit to deferred revenue, which is amortized into result of operations based on realization of the corresponding asset and the remaining balance existing on December 31, 2007 were kept in capital reserve, until its complete realization. For U.S. GAAP purposes, the credit to capital reserves would be classified as a reduction of the related asset and amortized to reduce depreciation expense.

t) Present value of noncurrent recoverable value added tax credit (ICMS)

Under Brazilian GAAP, noncurrent governmental accounts receivable were not discounted to present value until January 1, 2008, date of the first adoption of Law No. 11,638/07. As from this date, under CPC 12—Adjustment to Present Value, approved by CVM Resolution No. 564 of December 17, 2008, the tax assets have been discounted to present value. As the Law No. 11,638/07 was applied retrospectively to the Company, the noncurrent governmental taxes receivable were discounted to present value for the year 2007.

Under U.S. GAAP, noncurrent governmental taxes receivable are not discounted to present value.

u) Reversal of proposed dividends

Under Brazilian GAAP, proposed dividends are accrued in the financial statements in anticipation of their approval at the shareholders’ meeting. Under U.S. GAAP, dividends are not accrued until they are formally approved by the shareholders.

The interest on shareholders’ equity is a legal liability from the date it is declared, therefore, these amounts are included as dividends in the year they are formally approved by shareholders’ meeting for U.S. GAAP purposes.

v) Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The objective of the Statement is to report all changes in shareholders’ equity that result from transactions and other economic events of the period other than transactions with owners (“comprehensive income”). Comprehensive income is the total net income and other non-owner equity transactions that result in changes in net equity.

For the period of three months ended on March 31, 2009 and for the year ended on December 31, 2008, the component of comprehensive income includes only the accumulated effect of initial adoption of FAS No. 158, “Conforming Amendments to the Illustrations in FASB No. 87, No. 88 and No. 106 and to Related Staff Implementation Guidance”.

x) Inventories owned by the subsidiary and provided free of charge to corporate customers

The subsidiary has agreements with its corporate customers, through which handsets owned by the subsidiary are provided free of charge to the customer from periods varying from 12 to 24 months, through a right-of-use agreement. Under Brazilian GAAP these handsets are recorded as property, plant and equipment and depreciated over a period of 18 months. The period of 18 months represents the estimated contractual relationship with our subscribers and also the estimated useful life.

Under US GAAP the subsidiary has deferred the inventoriable cost of the handsets provided for customer under this revenue arrangement, as required in Accounting Research Bulleting No. 43—Restatement and Revision of Accounting Research Bulletins as amended by FASB Statement No. 151—Inventory Costs, an Amendment of ARB No. 43, Chapter 4 (ARB 43). Therefore, the cost of handsets under this type of agreement are reclassified from property, plant and equipment to costs of inventory subject to a deferred revenue arrangement, non-current, and amortized over the period of 18 months. The subsidiary expects to recover the cost through the non-cancellable service arrangement.

The amounts of inventoriable costs incurred by the Company and reclassified to non-current assets, net of amortization was R$317,070 and R$313,145 as of March 31, 2009 and December 31, 2008, respectively.

w) Cash and cash equivalents

Under Brazilian GAAP the Company has defined cash and cash equivalents as being cash, positive balances of bank accounts and financial investments redeemable within 90 days from the balance sheet date.

Under US GAAP, cash equivalents are considered all highly liquid investments with maturities of three months or less when purchased to be cash equivalents cash and cash equivalents. No difference was noted between Brazilian GAAP and US GAAP for cash and cash equivalents.

y) Presentation of noncontrolling interest

Under Brazilian GAAP noncontrolling interest (“minority interest”) is reported in the consolidated balance sheet in the mezzanine section between liabilities and equity. Also, net income attributable to noncontrolling interest is reported as an expense in arriving at consolidated net income.

In December 2007, the FASB also issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB 51.” This statement clarifies that a non-controlling interest in a subsidiary is an ownership interest in the entity that should be reported as equity in the consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and non-controlling interest, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the non-controlling interest. This statement is effective prospectively for fiscal years beginning after December 15, 2008, with presentation and disclosure requirements applied retrospectively to comparative financial statements. Effective January 1, 2009, the Company adopted the provision of this statement and applied its presentation requirements retrospectively.

Reconciliation of the net income differences between Brazilian GAAP and U.S. GAAP

	Consolidated
	For the period of three months ended on March 31,
	2009	2008
Brazilian GAAP net income for the quarter	123,509	97,559
y) Reclassification of noncontrolling interest under Brazilian GAAP	12,606	—
Add (deduct)-
Different criteria for:
b) Capitalized interest	5,273	3,040
b) Amortization of capitalized interest	(30,093)	(40,303)
c) Amortization of monetary restatement of 1996 and 1997	(119)	(119)
d) Exchange of shares for noncontrolling interest:
Depreciation effect from reduction of fixed assets	(80)	2,432
Amortization of concession	(871)	(3,247)
e) Acquisitions:
Reversal of goodwill amortization according to Brazilian GAAP	73,467	118,804
Reversal of tax benefit on amortization of goodwill according to Brazilian GAAP	(11,420)	(11,420)
Depreciation of fixed assets	(6,743)	2,319
Amortization of software	(268)	—
Amortization of fair value related to tax credits	96	—
Amortization of intangible related to concession	(40,442)	(26,273)
Additional interest expense on purchase price allocation of debt	(1,426)	(9)
f) Merger of TSD, TLE, CRT and TCO	(175)	(38,769)
g) Pension and other post-retirement benefits	3,014	1,945
l) Difference in criteria for capital leases	—	(1,454)
n) FISTEL fees	22,887	(6,823)
o) Free minutes given in connection with sales of handsets	2,206	1,375
o) Free minutes given in connection with sales of prepaid cards	3,839	(8,372)
p) Derivative financial instruments	—	(3,108)
q) Amortization of license acquisition costs	(1,540)	(1,540)
r) Amortization of deferred assets	6,211	7,039
s) Grants	1,033	801
t) Reversal of present value of ICMS tax credit (note 2.c)	(2,208)	2,907
i) Deferred tax effect on the above adjustments	(50,098)	(836)

Net income	108,658	95,948
Net income attributable to parent company	95,568	95,948
Net income attributable to noncontrolling interest	13,090	—

Earnings per share in accordance with U.S. GAAP

	Consolidated
	March 31, 2009	March 31, 2008
Common shares attributable to parent company—basic	0.26	0.27
Weighted-average common shares—basic	135,283,672	131,232,916

Preferred shares attributable to parent company—basic	0.26	0.27
Weighted-average preferred shares—basic	235,215,787	228,172,795

Common shares attributable to parent company—diluted	0.25	0.27
Weighted-average common shares—diluted	136,138,342	131,380,044

Preferred shares attributable to parent company—diluted	0.26	0.27
Weighted-average preferred shares—diluted	235,215,787	228,172,795

Reconciliation of the shareholders’ equity differences between Brazilian GAAP and U.S. GAAP

	Consolidated
	March 31, 2009	December 31, 2008
Brazilian GAAP shareholders’ equity	8,391,036	8,267,527
y) Reclassification of noncontrolling interest under Brazilian GAAP	611,450	587,804
Add (deduct)-
Different criteria for:
b) Capitalized interest	222,195	216,922
b) Amortization of capitalized interest	(249,632)	(219,539)
c) Monetary restatement of 1996 and 1997, net	4,430	4,549
d) Exchange of shares for noncontrolling interest:
Adjustment to fixed assets	(59,976)	(59,976)
Accumulated depreciation	60,712	60,792
Adjustment to concession	318,926	318,926
Amortization of concession	(271,084)	(270,213)
Adjustment to client list	137,900	137,900
Amortization of client list	(137,900)	(137,900)
e) Acquisitions—purchase accounting allocations:
GT and Holdings	(242,444)	(248,362)
TCO	818,864	847,558
Telemig	19,231	30,101
f) Merger of TSD, TLE, CRT and TCO	290,161	290,276
g) Pension and other post-retirement benefits	83,045	79,908
n) FISTEL fees	(176,964)	(199,851)
o) Free minutes given in connection with sales of handsets	(1,849)	(4,055)
o) Free minutes given in connection with sales of prepaid cards	(6,687)	(10,526)
q) Interest capitalized on license acquisition costs	42,006	42,006
q) Accumulated amortization of license acquisition costs	(19,406)	(17,866)
r) Deferred assets, net of accumulated amortization	(49,182)	(55,393)
s) Grants	(42,856)	(43,889)
t) Reversal of present value of ICMS tax credit (note 2.c)	28,575	30,783
i) Deferred taxes on the above adjustments	40,035	43,325
u) Reversal of proposed dividends in excess of minimum mandatory attributable to parent company	—	265,685
u) Reversal of proposed dividends in excess of minimum mandatory attributable to noncontrolling interest	—	83,590

Equity	9,810,586	10,040,082
Equity attributable to parent company	9,181,309	9,351,340
Equity attributable to noncontrolling interest	629,277	688,742

Changes in the consolidated equity under U. S. GAAP

	Consolidated
	Equity Attributable to Parent Company	Noncontrolling interest	Total Equity
Equity under U.S. GAAP as of December 31, 2005	7,165,630	1,566,360	8,731,990
Merger of TSD, TLE, CRT and acquisition of TCO’s noncontrolling interest	2,385,520	(1,574,743)	810,777
Unclaimed dividends and interest on shareholders’ equity	22,728	—	22,728
Net income (loss)	(460,520)	8,383	(452,137)
Dividends	(16,808)	—	(16,808)
Accumulated other comprehensive income—FAS No. 158, net of tax	29,645	—	29,645

Equity under U.S. GAAP as of December 31, 2006	9,126,195	—	9,126,195
Unclaimed dividends and interest on shareholders’ equity	11,936	—	11,936
Net income (loss)	(109,625)	—	(109,625)
Accumulated other comprehensive income—FAS No. 158, net of tax	(4,119)	—	(4,119)

Equity under U.S. GAAP as of December 31, 2007	9,024,387	—	9,024,387
Unclaimed dividends and interest on shareholders’ equity	14,063	2,221	16,284
Purchase of Telemig	—	684,488	684,488
Net income (loss)	500,905	50,952	551,857
Declared dividends and Interest on shareholders’ equity	(161,113)	(45,356)	(206,469)
Accumulated other comprehensive income—FAS No. 158, net of tax	(26,902)	(3,563)	(30,465)

Equity under U.S. GAAP as of December 31, 2008	9,351,340	688,742	10,040,082
Capital increase – Special Shareholders’ Meeting of February 12, 2009	—	8,922	8,922
Net income (loss)	95,568	13,090	108,658
Declared dividends and Interest on shareholders’ equity	(265,685)	(81,472)	(347,157)
Accumulated other comprehensive income—FAS No. 158, net of tax	86	(5)	81
Equity under U.S. GAAP as of March 31, 2009	9,181,309	629,277	9,810,586

Disclosure of accumulated other comprehensive income balance

	Pension plan - SFAS No. 158 - adjustment, net of tax	Accumulated other comprehensive income
Balance at December 31, 2007, net of tax (R$13,150) of AOCI attributable to parent company	25,526	25,526
Current period change, net of tax (R$15,694 )	(30,465)	(30,465)
Current period change attributable to parent company	(26,902)	(26,902)
Current period change attributable to noncontrolling interest	(3,563)	(3,563)
Balance at December 31, 2008, net of tax and minority interest (R$2,544 and R$3,563, respectively)	(4,939)	(4,939)
Balance at December 31, 2008 attributable to parent company	(1,376)	(1,376)
Balance at December 31, 2008 attributable to noncontrolling interest	(3,563)	(3,563)
Current period change attributable to parent company	86	86
Current period change attributable to noncontrolling interest	(5)	(5)
Balance at March 31, 2009, net of tax and minority interest (R$2,502 and R$3,568, respectively)	(4,858)	(4,858)
Balance at March 31, 2009 attributable to parent company	(1,290)	(1,290)
Balance at March 31, 2009 attributable to noncontrolling interest	(3,568)	(3,568)

Index to Consolidated Financial Statements for the three month period ended March 31, 2009 of Telemig Celular Participações S.A.

FIRST QUARTER RESULTS AS OF MARCH 31, 2009

OF TELEMIG CELULAR PARTICIPAÇÕES S.A.

08.01—BALANCE SHEET—CONSOLIDATED ASSETS (IN THOUSANDS OF REAIS)

1 - CODE	2 - ACCOUNT DESCRIPTION	3 - 03/31/2009	4 - 12/31/2008
1	TOTAL ASSETS	2,629,521	3,326,946
1.01	CURRENT ASSETS	1,083,817	1,761,470
1.01.01	CASH AND CASH EQUIVALENTS	406,707	948,734
1.01.01.01	CASH AND BANKS	406,707	948,734
1.01.01.02	SHORT-TERM INVESTMENTS	0	0
1.01.02	RECEIVABLES	249,278	298,269
1.01.02.01	TRADE ACCOUNTS RECEIVABLE, NET	249,278	298,269
1.01.02.02	OTHER RECEIVABLES	0	0
1.01.02.02.01	SHORT-TERM INVESTMENTS PLEDGED AS COLLATERAL	0	0
1.01.03	INVENTORIES	47,122	69,294
1.01.04	OTHER	380,710	445,173
1.01.04.01	FINANCIAL INVESTMENTS AS GUARANTEE	2,273	4,012
1.01.04.02	DEFERRED AND RECOVERABLE TAXES	298,501	386,461
1.01.04.03	PREPAID EXPENSES	74,148	30,606
1.01.04.04	OTHER ASSETS	5,788	24,094
1.02	NONCURRENT ASSETS	1,545,704	1,565,476
1.02.01	LONG-TERM RECEIVABLES	658,219	638,294
1.02.01.01	OTHER CREDIT	0	0
1.02.01.01.01	DEFERRED AND RECOVERABLE TAXES
1.02.01.01.02	PREPAID EXPENSES
1.02.01.01.03	OTHER ASSETS
1.02.01.02	RECEIVABLES FROM RELATED PARTIES	0	0
1.02.01.02.01	FROM ASSOCIATED COMPANIES	0	0
1.02.01.02.02	FROM SUBSIDIARY COMPANIES	0	0
1.02.01.02.03	FROM OTHER RELATED PARTIES	0	0
1.02.01.03	OTHERS	658,219	638,294
1.02.01.03.01	DEFERRED AND RECOVERABLE TAXES	646,287	624,175
1.02.01.03.02	PREPAID EXPENSES	4,492	6,251
1.02.01.03.03	OTHER ASSETS	7,440	7,868
1.02.02	PERMANENT ASSETS	887,485	927,182
1.02.02.01	INVESTMENTS	0	0
1.02.02.01.01	ASSOCIATED COMPANIES	0	0
1.02.02.01.02	SUBSIDIARY COMPANIES	0	0
1.02.02.01.03	OTHER INVESTMENTS	0	0
1.02.02.02	PROPERTY AND EQUIPMENT	744,398	769,819
1.02.02.03	INTANGIBLE ASSETS	143,087	157,363
1.02.02.04	DEFERRED CHARGES	0	0

08.02—BALANCE SHEET—CONSOLIDATED LIABILITIES AND SHAREHOLDERS’ EQUITY (IN THOUSANDS OF REAIS)

1 - CODE	2 - ACCOUNT DESCRIPTION	3 - 03/31/2009	4 - 12/31/2008
2	TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,629,521	3,326,946
2.01	CURRENT LIABILITIES	505,111	1,237,036
2.01.01	LOANS AND FINANCING	0	0
2.01.02	DEBENTURES	0	0
2.01.03	SUPPLIERS	281,183	394,085
2.01.04	TAXES PAYABLE	39,970	89,255
2.01.05	DIVIDENDS PAYABLE	11,929	300,017
2.01.06	PROVISIONS	8,763	7,535
2.01.07	PAYABLES TO RELATED PARTIES	0	0
2.01.08	OTHER	163,266	250,875
2.01.08.01	PAYROLL AND SOCIAL CHARGES	16,799	24,311
2.01.08.02	REVERSE STOCK SPLIT	0	67,348
2.01.08.03	OTHER LIABILITIES	146,467	159,216
2.02	NONCURRENT LIABILITIES	119,218	116,639
2.02.01	LONG-TERM LIABILITIES	119,218	116,639
2.02.01.01	LOANS AND FINANCING	0	0
2.02.01.02	DEBENTURES	57,691	56,923
2.02.01.03	PROVISIONS	8,349	8,297
2.02.01.03.01	PROVISION FOR ACTUARIAL DEFICIT	0	0
2.02.01.03.02	PROVISION FOR CONTINGENCIES
2.02.01.04	PAYABLES TO RELATED PARTIES	11	0
2.02.01.05	ADVANCE FOR FUTURE CAPITAL INCREASE	0	0
2.02.01.06	OTHER	53,167	51,419
2.02.01.06.01	TAXES PAYABLE	30,022	28,755
2.02.01.06.02	OTHER LIABILITIES	23,145	22,664
2.02.02	DEFERRED INCOME
2.04	MINORITY INTEREST	232,316	225,662
2.05	SHAREHOLDERS’ EQUITY	1,772,876	1,747,609
2.05.01	CAPITAL STOCK	623,350	600,464
2.05.02	CAPITAL RESERVES	538,706	561,592
2.05.03	REVALUATION RESERVE	0	0
2.05.03.01	OWN ASSETS	0	0
2.04.03.02	SUBSIDIARY/ASSOCIATED COMPANIES	0	0
2.05.04	REVENUE RESERVES	585,553	585,553
2.05.04.01	LEGAL	69,183	69,183
2.05.04.02	STATUTORY	0	0
2.05.04.03	CONTINGENCIES	0	0
2.05.04.04	REALIZABLE REVENUE RESERVES	0	0
2.05.04.05	RETENTION OF PROFITS	516,370	516,370
2.05.04.06	SPECIAL RESERVE FOR UNDISTRIBUTED DIVIDENDS	0	0
2.05.04.07	OTHER REVENUE RESERVES	0	0
2.05.06	RETAINED EARNINGS/ACCUMULATED DEFICIT	25,267	0
2.05.07	ADVANCE FOR FUTURE CAPITAL INCREASE	0	0

09.01—CONSOLIDATED STATEMENT OF OPERATIONS (IN THOUSANDS OF REAIS)

1 - CODE	2 - DESCRIPTION	3 - 01/01/2009 to 03/31/2009	5 - 01/01/2008 to 03/31/2008
3.01	GROSS SALES AND/OR SERVICES	568,255	505,404
3.02	DEDUCTIONS	(169,061)	(156,151)
3.03	NET SALES AND/OR SERVICES	399,194	349,253
3.04	COST OF SALES AND/OR SERVICES	(262,113)	(191,081)
3.05	GROSS PROFIT	137,081	158,172
3.06	OPERATING EXPENSES/INCOME	(91,841)	147,263
3.06.01	SELLING EXPENSES	(76,864)	(79,841)
3.06.02	GENERAL AND ADMINISTRATIVE EXPENSES	(47,047)	(56,407)
3.06.03	FINANCIAL	20,478	17,968
3.06.03.01	FINANCIAL INCOME	25,606	26,212
3.06.03.02	FINANCIAL EXPENSES	(5,128)	(8,244)
3.06.04	OTHER OPERATING INCOME	21,026	270,016
3.06.05	OTHER OPERATING EXPENSES	(9,434)	(4,473)
3.06.06	EQUITY IN EARNINGS OF SUBSIDIARY AND ASSOCIATED COMPANIES	0	0
3.07	OPERATING RESULT	45,240	305,435
3.08	NON OPERATING INCOME	0	0
3.08.01	REVENUES	0	0
3.08.02	EXPENSES	0	0
3.09	RESULT BEFORE TAXES AND PROFIT SHARING	45,240	305,435
3.10	PROVISION FOR INCOME AND SOCIAL CONTRIBUTION TAXES	(3,613)	(25,534)
3.11	DEFERRED INCOME TAX	(12,382)	(79,360)
3.12	STATUTORY INTEREST/CONTRIBUTIONS	0	0
3.12.01	INTEREST	0	0
3.12.01.01	SHAREHOLDERS EQUITY VARIATION OF SUBSIDIARY NON CAUSED BY PROFIT	0	0
3.12.02	CONTRIBUTIONS	0	0
3.13	REVERSAL OF INTEREST ON SHAREHOLDER’S EQUITY	0	0
3.14	MINORITY INTEREST	(3,978)	(32,646)
3.15	PROFIT/LOSS FOR THE PERIOD	25,267	167,895
	NUMBER OF SHARES, EX-TREASURY (THOUSAND)	37,488	36,207
	EARNINGS PER SHARE	0.67400	4.63709
	LOSS PER SHARE	—	—

10.01—CONSOLIDATED STATEMENT OF CASH FLOW (IN THOUSANDS OF REAIS)

1 - CODE	2 - DESCRIPTION	3 - 01/01/2009 to 03/31/2009	5 - 01/01/2008 to 03/31/2008
4.01	CASH GENERATED FROM OPERATING ACTIVITIES	52,540	213,080
4.01.01	ADJUSTMENTS TO RECONCILE THE NET PROFIT FOR THE PERIOD WITH FUNDS FROM OPERATING ACTIVITIES	179,099	(171,383)
4.01.01.01	MINORITY INTEREST	3,978	32,646
4.01.01.02	DEPRECIATION E AMORTIZATIONS	81,521	56,270
4.01.01.03	RESIDUAL COST OF WRITTEN-OFF FIXED ASSET	0	(69)
4.01.01.04	REVERSAL FOR LOSSES ON INVENTORIES	(180)	(284)
4.01.01.05	WRITING-OFFS ON INVENTORIES	0	(4)
4.01.01.06	PROVISIONS (REVERSAL) FOR SUPPLIERS	(15,642)	(85,569)
4.01.01.07	LOSSES (GAINS) ON FORWARD AND SWAP CONTRACTS	3,452	4,052
4.01.01.08	PROVISIONS (REVERSAL) FOR TAXES AND CONTRIBUTIONS	61,001	(189,340)
4.01.01.09	GAINS ON LOANS, FINANCING AND DEBENTURES	(1,777)	(1,657)
4.01.01.10	MONETARY VARIATIONS	1,843	5,186
4.01.01.11	ALLOWANCE FOR DOUBTFUL DEBTORS	6,508	8,346
4.01.01.12	PROVISIONS (REVERSAL) FOR CONTINGENCIES	3,407	2,272
4.01.01.13	PROVISION (REVERSAL) FOR LOYALTY PROGRAM	(2,862)	1,137
4.01.01.14	DEFERRED INCOME TAX	12,382	79,360
4.01.01.15	ADHESION TO ICMS TAX SETTLEMENT AGREEMENT	0	(251,624)
4.01.01.16	POST-EMPLOYMENT BENEFIT PLANS	201	0
4.01.01.17	NET PROFIT FOR THE PERIOD	25,267	167,895
4.01.02	VARIATIONS IN ASSETS AND LIABILITIES	(126,559)	384,463
4.01.02.01	ACCOUNTS RECEIVABLE	42,483	12,385
4.01.02.02	INVENTORIES	22,352	(18,592)
4.01.02.03	DEFERRED TAXES AND TAX CREDITS	53,466	95,486
4.01.02.04	OTHER CURRENT AND NON-CURRENT ASSETS	(21,310)	(34,859)
4.01.02.05	LABOR, PAYROLL CHARGES AND BENEFITS	(7,512)	(15,224)
4.01.02.06	SUPPLIERS AND ACCOUNTS PAYABLE	(97,260)	(9,611)
4.01.02.07	INTEREST ON LOANS, FINANCING AD DEBENTURES	988	3,388
4.01.02.08	TAXES, FEES AND CONTRIBUTIONS	(110,581)	369,671
4.01.02.09	PROVISIONS FOR CONTINGENCIES	(2,127)	53
4.01.02.10	OTHER CURRENT AND NON-CURRENT LIABILITIES	(7,058)	(18,234)
4.01.03	OTHERS	0	0
4.02	CASH INVESTED IN INVESTMENT ACTIVITIES	(41,823)	(11,527)
4.02.01	ADDITIONS TO PROPERTY, PLANT & EQUIPMENT AND INTANGIBLE ASSETS	(41,823)	(12,192)
4.02.02	PROCEEDS FROM DISPOSAL OF PROPERTY, PLANT & EQUIPMENT	0	665
4.03	CASH GENERATED FROM (INVESTED IN) FINANCING ACTIVITIES	(552,744)	10,046
4.03.01	FUNDING FROM LOANS, FINANCING AND DEBENTURES	0	17,390
4.03.02	REPAYMENT OF LOANS, FINANCING AND DEBENTURES	(184,488)	0
4.03.03	PAYMENT OF INTEREST ON LOANS, FINANCING AND DEBENTURES	(9,224)	(6,944)
4.03.04	PAYMENTS OF DIVIDENDS AND INTEREST ON SHAREHOLDERS’ EQUITY	(288,088)	(36)
4.03.05	PAYMENTS OF REVERSE STOCK SPLIT	(144)	(364)
4.03.06	REPAYMENTS OF FORWARD AND SWAP CONTRACTS	(70,800)	0
4.05	INCREASE (DECREASE) OF CASH AND CASH EQUIVALENTS	(542,027)	211,599
4.05.01	INITIAL BALANCE	948,734	730,572
4.05.02	FINAL BALANCE	406,707	942,171

11. 01—STATEMENT OF CHANGES IN FINANCIAL POSITION (IN THOUSANDS OF REAIS)

1 - CODE	2 - DESCRIPTION	3 - CAPITAL STOCK	4 - CAPITAL RESERVES	5 - REEVALUATION RESERVES	6 - INCOME RESERVES	7 - RETAINED EARNINGS	9 - TOTAL SHAREHOLDERS’ EQUITY
5.01	BALANCES AT DECEMBER 31, 2008	600,464	561,592	0	585,553	0	1,747,609
5.04	NET PROFIT FOR THE PERIOD	0	0	0	0	25,267	25,267
5.08	CAPITAL INCREASE OUT OF RESERVES, AS PER AGE 02.12.09	22,886	(22,886)	0	0	0	0
5.08.01	CAPITAL INCREASE OUT OF RESERVES, AS PER AGE 02.12.09	22,886	(22,886)	0	0	0	0
5.13	BALANCES AT MARCH 31, 2009	623,350	538,706	0	585,553	25,267	1,772,876

NOTES TO THE QUARTERLY FINANCIAL STATEMENTS

FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2009

(in thousands of Brazilian Reais, except as otherwise mentioned)

1. OPERATIONS

a. Equity Control

Telemig Celular Participações S.A. (“Company”) is a publicly-held company which, at March 31, 2009, is controlled by Vivo Participações S.A. (“Vivo Participações” or “controlling company”), which holds 58.94% of its total capital stock.

The Company is the controlling shareholder of Telemig Celular S.A. (the “subsidiary” or “Telemig Celular”), which together with Vivo Participações hold 90.64% of the total capital stock at March 31, 2009.

b. Authorizations and Frequencies

The subsidiary is a provider of the Personal Mobile Service (“SMP”) in Area 4 of Region 1 of the SMP General Authorizations Plan, including activities necessary or useful for the performance of such services, in conformity with the authorizations granted thereto, which cover the state of Minas Gerais.

The subsidiary holds two authorizations for exploitation of mobile telephone services in the state of Minas Gerais, being: Sector 2—Minas Gerais (except Triângulo Mineiro region) and Sector 3—Triângulo Mineiro region.

The subsidiary’s business, including the services it is authorized to provide, is regulated by the National Telecommunications Agency (“ANATEL”), the telecommunication services regulatory agency, in accordance with Law No. 9,472, dated July 16, 1997, and respective regulations, decrees, decisions and complementary plans.

The authorizations granted by the ANATEL may only be renewed once, for a 15-year period, and requires payment at every two years after the first renewal of rates equivalent to 2% of its revenues for the year prior to that of the payment, net of taxes and mandatory social contributions, and related to the application of the Basic and Alternative Service Plans.

c. Agreement between Telefónica S.A. and Telecom Italy

In October 2007, TELCO S.p.A. (in which Telefónica S.A holds an interest of 42.3%), completed the acquisition of 23.6% of Telecom Italia. Telefónica S.A. has the shared control of Vivo Participações S.A., through its joint venture with Portugal Telecom. Telecom Italia holds an interest in TIM Participações S.A (TIM), which is a mobile telephone operator in Brazil. As a result of the acquisition of its interest in Telecom Italia, Telefónica S.A. does not have any direct involvement in the operations of TIM. Additionally, any transactions between the Company and TIM are transactions in the regular course of business, which are regulated by the ANATEL.

2. BASIS OF PREPARATION AND PRESENTATION OF THE QUARTERLY FINANCIAL STATEMENTS

a) Quarterly financial statements

The quarterly financial statements (“ITR’s”) of the Company and its subsidiary are presented in thousands of Brazilian reais (except as otherwise mentioned) and have been prepared based on the accounting practices adopted in Brazil, as well as on the rules issued by the Brazilian Securities and Exchange Commission (CVM),

with due regard to the accounting standards set forth in the corporation law (Law No. 6,404/76), or Brazilian Corporate Law, which include the new provisions introduced, amended and revoked by Law No. 11,638, dated December 28, 2007 and by Executive Act No. 449, dated December 03, 2008, with further regard, also, to the rules applicable to telecommunication service concessionaires.

The requirements of Brazilian Corporate Law apply to fiscal years started beginning on January 01, 2008. These requirements are not to be considered as changes of circumstances or of estimates and, therefore, the adoption of new practices introduced by Law No. 11,638/07, as a general rule, must be shown retrospectively, that is, by application of these new accounting practices as if they had been in use during all the periods presented, with due regard to the rule governing “Accounting Practices, Changes to Accounting Estimates and Correction of Mistakes”, as approved by the CVM, by Resolution No. 506. Accordingly, the Quarterly Information for the three-month period ended March 31, 2008 was restated with the purpose of making them comparable with the Quarterly Information related to the three-month period ended March 31, 2009 (note 2b).

All balances of assets and liabilities, revenues and expenses arising out of transactions between the consolidated companies have been eliminated in the consolidated statements.

Some items of the consolidated income statement for the three-month period ended March 31, 2008 were reclassified in order to allow comparison with the new controlling shareholder’s information. Accordingly, and in order to make understanding easier, the income statement has been presented, with due explanations for the reclassifications (note 30).

These ITR’s were prepared pursuant to principles, practices and criteria consistent with those adopted in preparing the financial statements for the last fiscal year and should be reviewed together with said statements.

b) Effect of the adjustments of Law No. 11,638/07 and of Executive Act No. 449 (MP No. 449/08)

The table below shows the effects of the application of Law No. 11,638/07 and of MP No. 449/08 in the consolidated income statement for the three-month period ended March 31, 2008.

	Summary description of adjustment	Consolidated
Net profit before changes introduced by Law No. 11,638/07 and MP No. 449/08		166,596
Reversal of the deferred assets amortization	(1)	936
Financial income (expenses) from:
Present value of monetary assets	(2)	(793)
Fair value of derivative transactions	(3)	2,221
Income tax and social contribution on total adjustments	(4)	(804)
Minority interest	(5)	(261)
Equity accounting	(6)	—
Net effects resulting from full application of Law No. 11,638/07 and MP No. 449/08		1,299

Net profit with full application of Law No. 11,638/07 and MP No. 449/08		167,895

1.	Reversal of the deferred assets amortization referring to amounts not representing pre-operating expenses and which may not be reclassified in other groups of the balance sheet, pursuant to the provisions in CVM Resolution No. 527/08, which approved CPC 13, due to the writing-off effected on December 31, 2007;

2.	Financial expenses resulting from the adjustment to present value of the tax on Circulation of Merchandise and Services (Imposto sobre Circulação de Mercadorias e Serviços—ICMS) on acquisitions of fixed assets, using the Long Term Interest Rate (“TJLP”);

3.	Financial income resulting from the adjustments to fair value of transactions with derivatives;

4.	Income tax (25%) and social contribution (9%), applied to all the above described adjustments;

5.	Minority interest effect, applied to all the above described adjustments;

6.	Equity accounting, applied to all the above described adjustments;

Additionally, on account of the elimination of the “Non-operating income”, in conformity with MP No. 449/08, the Company has reclassified consolidated net income in the amount of R$77 in the income statement for the three-month period ended March 31, 2008 in “Other operating revenue (expenses), net”.

3. CASH AND CASH EQUIVALENTS

	Consolidated
	03.31.09	12.31.08
Cash	2,536	4,956
Financial investments	404,171	943,778

Total	406,707	948,734

The financial investments refer to fixed income transactions, indexed to the variation of the Interbank Deposit Certificates (“CDI”), with immediate liquidity.

4. TRADE ACCOUNTS RECEIVABLE, NET

	Consolidated
	03.31.09	12.31.08
Receivables from unbilled services	85,935	83,870
Receivables from interconnection fees	82,636	119,314
Receivables from billed services	55,575	58,386
Receivables from goods sold	46,911	66,152
(-) Allowance for doubtful accounts	(21,779)	(29,453)

Total	249,278	298,269

No customer represents more than 10% of the net accounts receivable at March 31, 2009 and December 31, 2008.

At March 31, 2009, the balance of accounts receivable includes R$12,466 (R$10,168 at December 31, 2008) related to transfer of co-billing of other operators, the amounts of which were determined on the basis of statements of commitment, once the corresponding contracts have not yet been signed by the parties. Pending matters related to the definition of liability for losses resulting from fraud have not yet been resolved, and await decision by the regulatory agency as well as settlement between the parties. The Company does not expect financial losses with respect to this matter.

The changes in the allowance for doubtful accounts are as follows:

	2009	2008
Balance at beginning of year	29,453	28,175
Additional allowance in the 1Q (note 20)	6,508	8,346
Write-offs and recoveries in the 1Q	(14,182)	(4,775)

Balance at March 31	21,779	31,746

Additional allowance in the 2Q, 3Q and 4Q08		18,829
Write-offs and recoveries in 2Q, 3Q and 4Q08		(21,122)

Balance at year end		29,453

5. INVENTORIES

	Consolidated
	03.31.09	12.31.08
Handsets	44,916	63,718
Simcard (chip)	6,371	9,563
Accessories and other	10,339	10,697
(-) Provision for obsolescence	(14,504)	(14,684)

Total	47,122	69,294

6. DEFERRED AND RECOVERABLE TAXES

6.1 Breakdown

	Consolidated
	03.31.09	12.31.08
Prepaid social contribution and income taxes	88,392	121,907
ICMS tax credit	39,935	41,490
PIS and COFINS tax credits	65,660	70,292
Withholding income tax	12,077	26,154
Other tax credits	2,946	501

Total tax credits	209,010	260,344

Deferred income and social contribution taxes	727,094	740,117
ICMS to be allocated	8,684	10,175

Total	944,788	1,010,636

Current	298,501	386,461
Noncurrent	646,287	624,175

The subsidiary is entitled to tax reduction benefit of 75% on the taxable profit generated in the tax incentive areas within the scope of the Agency for Development of the Northeast—ADENE, where the carrier operates (North of Minas Gerais and Vale do Jequitinhonha) for a period of 10 years as from 2004.

The breakdown of deferred income and social contribution taxes is as follows:

	Consolidated
	03.31.09	12.31.08
Incorporated tax credit—reorganization (a)	533,511	570,328
Tax credits on provisions for: (b)
Contingencies and legal liabilities—CVM 489	90,918	85,959
Suppliers	15,442	14,215
Doubtful accounts	7,405	10,014
Provision for disposal of fixed assets	6,568	3,547
Provision for inventory obsolescence	4,931	4,993
Employee profit sharing	2,143	3,847
Derivative and other securities transactions	9,806	37,209
Tax loss and negative tax basis (c)	56,370	10,005

Total deferred taxes	727,094	740,117

Current	191,883	223,671
Noncurrent	535,211	516,446

The amount recorded in the current assets refers to reversal of temporary differences and goodwill amortization expected for the next twelve months.

The deferred taxes were recorded assuming their future realization, as follows:

Tax credit incorporated: represented by the net balance of goodwill and provision for maintenance of the shareholders’ equity integrity (note 6.2). Realization will occur in a period from 5 to 10 years. Studies performed by independent consultants hired during the corporate reorganization process support the recovery of such amounts within the above time frame.

Temporary differences: realization will occur upon payment of the provisions, effective loss on bad debts or realization of inventories, as well as reversal of other provisions.

Tax loss and negative tax basis: represents the amount recorded by the Company and its subsidiary, which will be offset up to the limit of 30% of the tax basis computed in the coming fiscal years and subject to no statute of limitations.

The Company and its subsidiary prepared feasibility studies, approved by the Board of Directors, which indicated the full recovery of deferred tax amounts recognized at December 31, 2008, as defined in CVM Instruction No. 371. During the three-month period ended March 31, 2009, no relevant fact occurred that indicated limitations to full recovery of the deferred tax amounts recognized by the Company and its subsidiary.

6.2 Tax credit incorporated—Corporate Reorganization

As a result of the Corporate Reorganization process, the Company and its subsidiary incorporated the goodwill paid on the privatization and acquisition of subsidiaries.

Provisions were recorded for maintenance of the shareholders’ equity of the merged company and, consequently, the net assets being merged represent, essentially, the tax benefit arising out of possible deduction of the incorporated goodwill.

Included in the accounting records held for corporate and tax purposes by the Company and its subsidiary are specific accounts related to incorporated goodwill and provision and corresponding amortization, reversal and tax credit, the balances of which are as follows:

	Consolidated
	03.31.09			12.31.08
Reorganization	Goodwill	Provision	Net	Net
Telemig Celular—Privatization	42,452	(28,018)	14,434	19,846
Telemig Participações—Corporate Reorganization of TCO IP	1,400,136	(924,090)	476,046	504,958
Telemig Celular—Corporate Reorganization of TCO IP	126,563	(83,532)	43,031	45,524

Total	1,569,151	(1,035,640)	533,511	570,328

The changes in the three-month periods ended on March 31 are as follows:

	Consolidated
	2009	2008
Result:
Goodwill amortization	(108,288)	(15,919)
Provision reversal	71,471	10,507
Tax credit	36,817	5,412

Effect on income	—	—

To the extent the tax benefits are actually realized, the amount shall be incorporated into capital stock to the benefit of Vivo Participações, the other shareholders being assured preemptive rights. Proceeds arising out of the exercise of the preemptive rights shall be paid to Vivo Participações.

At a Special Meeting of the Board of Directors of the Company, held on February 12, 2008, the capitalization of a portion of the special goodwill reserve was approved, under the terms of CVM Instruction No. 319/99, in the amount of R$22,886, with the issue of 610,784 new registered shares, with no par value, corresponding to the tax benefits generated in 2008, with deduction of the credits on behalf of Vivo Participações, and assurance of preemptive rights, as set forth in article 171 of Law No. 6,404/76.

7. PREPAID EXPENSES

	Consolidated
	03.31.09	12.31.08
Telecommunication Inspection Fee (Fistel)	63,628	18,771
Advertising and publicity	9,823	12,031
Rent	1,054	1,468
Insurance premium, financial charges, software and other	4,135	4,587

Total	78,640	36,857

Current	74,148	30,606
Noncurrent	4,492	6,251

8. OTHER ASSETS

	Consolidated
	03.31.09	12.31.08
Judicial and frozen deposits and contractual pledge	7,490	7,928
Subsidies on terminal sales	2,227	9,604
Credits with Amazônia Celular S.A. and Tele Norte Celular Participações S.A. (a)	306	8,522
Advances to employees	2,954	1,325
Credits with suppliers	3	4,341
Prepayments to suppliers	201	206
Other assets	47	36

Total	13,228	31,962

Current	5,788	24,094
Noncurrent	7,440	7,868

(a)	These refer to the amounts of administrative and human resources sharing contract and establishment of condominium with Telemig and Telemig Participações, existing until the date of acquisition of the share control by Vivo Participações. The balances are remunerated based on the Interbank Deposit Certificate (CDI) variation).

9. INVESTMENTS

Investment in the subsidiary

Investee	Common interest	Preferred interest	Total interest
Telemig Celular	89.17%	79.68%	83.25%

Amount of shares owned

Investee	Common shares	Preferred shares	Total shares
Telemig Celular	794,764	1,180,078	1,974,842

Subsidiary information

	Shareholders’ equity at		Net profit for the three-month period ended
Investee	03.31.09	12.31.08	03.31.09	03.31.08
Telemig Celular	1,142,460	1,119,057	23,403	194,918

10. PROPERTY, PLANT AND EQUIPMENT

	Annual depreciation rates (%)	Consolidated
		03.31.09			12.31.08
		Cost	Accumulated depreciation	Property, plant and equipment, net	Property, plant and equipment, net
Transmission equipment	20.00 to 33.33	1,114,233	(868,643)	245,590	222,752
Switching equipment	20.00 to 33.33	509,128	(320,517)	188,611	193,883
Infrastructure	2.87 to 20.00	368,565	(236,517)	132,048	121,209
Terminal equipment	50.00	57,479	(33,089)	24,390	22,538
Buildings	2.86 to 4.00	12,186	(5,271)	6,915	7,067
Land		3,055	—	3,055	3,055
Other assets	6.67 to 20.00	220,333	(156,246)	64,087	60,004
Properties and construction in progress		79,702	—	79,702	139,311

Total		2,364,681	(1,620,283)	744,398	769,819

At March 31, 2009, the subsidiary had items of property, plant & and equipment offered pledged as guarantees in connection with legal proceedings in the amount of R$36,284 (R$32,911 at December 31, 2008).

11. INTANGIBLE ASSETS, NET

	Annual amortization rates (%)	Consolidated
		03.31.09			12.31.08
		Cost	Accumulated amortization	Intangible, net	Intangible, net
Software use rights	20.00	291,642	(205,802)	85,840	89,754
Concession licenses	6.67 to 28.92	75,046	(25,369)	49,677	51,067
Other assets	10.00 to 20.00	15,368	(14,788)	580	274
Intangible in progress-software		6,990	—	6,990	16,268

Total		389,046	(245,959)	143,087	157,363

12. SUPPLIERS AND ACCOUNTS PAYABLE

	Consolidated
	03.31.09	12.31.08
Suppliers	200,250	280,579
Interconnection / interlinking	37,706	35,695
Amounts to be transferred LD (a)	35,745	61,645
Other	7,482	16,166

Total	281,183	394,085

(a)	Amounts to be transferred refer to VC2, VC3 and roaming charges, invoiced to our customers and transferred to the long distance call operators.

13. TAXES, FEES AND CONTRIBUTIONS PAYABLE

	Consolidated
	03.31.09	12.31.08
Current taxes:
ICMS	28,454	29,257
Income and social contribution taxes	12,497	52,600
PIS and COFINS	8,997	14,977
FUST and FUNTTEL	946	955
FISTEL	470	3,042
Other taxes, fees and mandatory contributions	1,006	124

Total	52,370	100,955

Legal liabilities (CVM 489/05):
FISTEL (a)	386,274	324,764
(-) Escrow deposit—FISTEL (a)	(386,274)	(324,764)
Withholding income tax (b)	20,314	19,828
(-) Escrow deposit—withholding income tax (b)	(20,314)	(19,828)
PIS and COFINS	13,106	12,933
Other taxes, fees and mandatory contributions	4,516	4,122

Total	17,622	17,055

Total	69,992	118,010

Current	39,970	89,255
Noncurrent	30,022	28,755

Legal liabilities—CVM Resolution 489/05

This includes the taxes that fall within the scope of CVM Resolution No. 489/05, dated October 3, 2005, which approved IBRACON NPC No. 22 standard.

For purposes of the financial statements, the amounts of escrow deposits for said taxes are offset against taxes, fees and mandatory contributions payable, as applicable.

a)	Telecommunications Inspection Fee—Fistel

The subsidiary filed a Writ of Mandamus challenging its liability for the payment of the inspection fees on mobile stations not owned by it, and started booking a provision and effecting a deposit in court for the amounts referring to the TFF—Operation Inspection Fee and to the TFI—Installation Inspection Fee. The case is awaiting decision by the TRF Court of the 1st Region.

Its legal counsels consider the chances of losses in these lawsuits to be possible. However, because this is a legal obligation under the terms of CVM Resolution No. 489/2005, the subsidiary has recorded a provision for this contingency. The provision recorded at March 31, 2009 was in the amount of R$386,274 (R$324,764 at December 31, 2008), with corresponding deposits in court in the same amount.

b)	Withholding income Tax (IRRF) on payments of Interest on shareholders´s equity—Telemig Celular Participações

The Company filed Writs of Mandamus requesting the court to declare its right not to be assessed IRRF at source on its receipts of interest on shareholders´s equity of its subsidiary. Based on the opinion of its legal counsels, the referred lawsuits are classified as possible loss; however, once this refers to a legal obligation under the terms of CVM Resolution No. 489/2005, at March 31, 2009 a provision was recorded and escrow deposits were made , totaling R$20,314 (R$19,828 at December 31, 2008).

c)	Other taxes, fees and contributions

At March 31, 2009, the subsidiary recorded the amount of R$17,622 (R$17,055 at December 31, 2008), referring to maters of PIS, COFINS and ISS taxes.

Following we present the changes in legal obligations in compliance with CVM Resolution 489/05:

	Consolidated
	Legal liabilities	(-) Escrow deposits	Total
Balances at 12.31.08	361,647	(344,592)	17,055
Additions, net of reversal	61,001	(60,607)	394
Monetary adjustments	1,562	(1,389)	173

Balances at 03.31.09	424,210	(406,588)	17,622

14. LOANS AND DEBENTURES

a)	Loans

On January 14, 2009, the subsidiary effected the repayment due under the Unsecured Senior Notes funding program in the amount of R$192,559.

b)	Debentures

In compliance with the Contract for Provision of SMP Services, in conformity with the Public Selection No 001/07, the State of Minas Gerais, acting through the State Department for Economic Development, has undertaken to subscribe debentures issued by the Company, within the scope of the “Minas Comunica” Program, using proceeds from the Fund for Universalization of Access to Telecommunications Services (Fundo de Universalização do Acesso a Serviços de Telecomunicações—FUNDOMIC). Under the terms of this Program, the company would make the SMP service available to 134 locations in the areas registered as 34, 35 and 38.

Also according to the program, 5,550 simple, unsecured, nonconvertible, registered, book-entry type debentures would be issued, without stock certificates being issued, in up to five series.

In consideration for the certification by the State Department of Economic Development of the service to be provided to 15 locations, 621 debentures were issued in the 1st Series of the first issue, amounting to R$6,210 in December 2007. In March 2008, for the service at 42 locations, 1,739 debentures were issued in the 2nd Series of the first issue, valued at R$17,390. At December 31, 2008, for the service at 77 locations, 3,190 debentures were issued in the 3rd Series of the 1st issue, valued at R$31,900, thus completing the program for providing service to 134 locations within the State of Minas Gerais. At March 31, 2009 the updated amounts of the 1st, 2nd and 3rd series of the debentures were R$6,734, R$18,522 and R$32,435, totaling R$57,691 (R$6,645, R$18,278 and R$32,000, totaling R$56,923 at December 31, 2008), respectively.

Charges applicable to the program described above are IPCA + 0.5% per year and the maturity date is July 05, 2021.

This program is subject to covenants as for petition for judicial and extrajudicial recovery, winding-up, dissolution, insolvency, voluntary bankruptcy or bankruptcy decree, default, non-performance of non-fiduciary obligations and compliance with a certain limit substantially based on financial indexes of the balance sheet and EBITDA (earnings before interest, taxes, depreciation and amortization), among others. At March 31, 2009, all the covenants were fulfilled by the subsidiary.

15. PROVISION FOR CONTINGENCIES

The Company and its subsidiary are parties to administrative and judicial proceedings related to labor, tax and civil claims. Relevant accounting provisions have been recorded with respect to such proceedings in which the chance of loss was deemed as probable.

The breakdown of the balances of such provisions is as follows:

	Consolidated
	03.31.09			12.31.08
	Provisions	(-) Escrow deposits	Net	Net
Civil	14,189	(1,497)	12,692	10,870
Labor	7,723	(3,303)	4,420	4,962
Tax	3,547	(3,547)	—	—

Total	25,459	(8,347)	17,112	15,832

Current			8,763	7,535
Noncurrent			8,349	8,297

The changes to the provisions for net contingencies are as follows:

	Consolidated
	2009	2008
Balances at the beginning of the year	15,832	8,632
Booking of provisions, net of reversal (note 22)	3,407	2,272
Decrease (increase) of escrow deposits	(376)	2,169
Payments	(1,751)	(2,116)

Balances at March 31	17,112	10,957
Booking of provisions, net of reversals in 2Q, 3Q and 4Q08		19,634
Increase of escrow deposits in 2Q, 3Q and 4Q08		(4,462)
Payments in 2Q, 3Q and 4Q08		(10,297)

Balances at December 31		15,832

15.1. Civil Claims

These aforementioned provisions to several civil claims for which the respective provisions were recorded, as shown above, such provisions being deemed sufficient to meet probable losses on these cases.

a)	Consumers

Its subsidiary is party to several lawsuits brought by individual consumers or by civil associations representing rights of consumers claiming non-performance of services and/or products sold. Individually, none of these lawsuits are deemed to be material.

At March 31, 2009, based on the opinion of its independent counsels, the amount of R$11,159 (R$10,419 at December 31, 2008) was recorded, which is considered sufficient to meet potential losses on these proceedings.

At the same date, the sum of the amounts under discussion in several instances of the lawsuits of this nature for which the chance of loss is deemed as possible, was R$4,433 (R$4,905 at December 31, 2008).

b)	ANATEL

The subsidiary is party to several legal and administrative proceedings brought by ANATEL referring to noncompliance with Regulations concerning the Personal Mobile Service. At March 31, 2009, the amount of R$1,283 (R$600 at December 31, 2008), was recorded, which is considered sufficient to meet probable losses on these cases.

At the same date, the amount involved in these lawsuits classified as “possible loss” was R$2,792 (R$600 at December 31, 2008).

c)	Other

These refer to lawsuits of other nature, all related to the regular course of business. At March 31, 2009, based on the opinion of its independent lawyers, the amount of R$1,747 (R$1,244 at December 31, 2008) was recorded, which is considered sufficient to meet probable losses on these cases.

At the same date, the amount involved in several lawsuits classified as “possible loss” was R$1,294 (R$1,544 at December 31, 2008).

15.2.	Labor claims

These refer to several labor claims for which the respective provisions were recorded as shown above, which are considered sufficient to meet probable losses on these cases.

At the same date, the amount involved in these lawsuits classified as “possible loss” was R$11,241 (R$11,747 at December 31, 2008).

15.3. Tax Proceedings

No new tax proceedings classified as “probable loss” were filed in the three-month period ended on March 31, 2009.

At the same date, the amount involved in proceedings of this nature classified as “possible loss” was R$210,121 (R$205,568 at December 31, 2008), which were primarily related to matters of ICMS, IRPJ, FISTEL, FUST, FUNTTEL, and other taxes. The proceedings filed in this quarter pertain to the same subject matters of those already in course at December 31, 2008.

16. OTHER LIABILITIES

	Consolidated
	03.31.09	12.31.08
Prepaid services to be rendered—Deferred Revenue	33,662	43,406
Provision for disposal of assets (a)	15,817	15,537
Reverse stock split (b)	97,061	97,204
Provision for customer loyalty program	15,550	18,412
Provision for pension fund	7,328	7,127
Liabilities to related parties	11	—
Other	194	194

Total	169,623	181,880

Current	146,467	159,216
Noncurrent	23,156	22,664

(a)	This refers to the costs to be incurred in connection with the obligation of returning to the owners the “sites” (locations for installation of Radio Base Stations—RBS of the subsidiary) in the same conditions as they were found at the time of the execution of the initial lease contracts thereof.

(b)	This refers to credit made available to the holders of remaining shares as a result of the reverse stock split of the capital stock of the Company and of its subsidiary.

17. SHAREHOLDERS’ EQUITY

a)	Capital Stock

The Special Meeting of the Board of Directors of the Company, held on February 12, 2009, approved the increase of the capital stock out of part of the special goodwill reserve, under the terms of CVM Instruction No. 319/99, in the amount of R$22,886, upon issue of 610,784 new registered shares, with no par value, of which 223,032 common shares and 387,752 preferred shares, corresponding to the tax benefit for fiscal year 2008, the credits being on behalf of Vivo Participações, ensuring the preemptive right set forth in article 171 of Law No. 6,404/76, whereby the capital stock was increased to R$623,350.

The subscribed and paid-up capital at March 31, 2009 and December 31, 2008 is made-up of book-entry shares, with no par value, allocated as follows:

	Number of shares
	03.31.09	12.31.08
Capital stock
Common	13,689,091	13,466,059
Preferred	23,799,054	23,411,302

Total	37,488,145	36,877,361

Preferred shares are not entitled to voting rights, and are ensured priority upon the reimbursement of the capital stock, without premium, and upon the payment of non-cumulative minimum dividends pursuant to the criteria below, alternatively, considering the one representing the highest value:

I	-	6% per year, calculated on the value resulting from the division of the subscribed capital by the total number of shares of the Company, or

II	-	right to share the minimum mandatory dividend in accordance with the following criteria:

a) priority upon the receipt of minimum and non-cumulative dividends corresponding to 3% of the equity value of the share; and

b)      right to share the profits distributed under equal conditions with the common shares, after the minimum priority dividend stipulated in conformity with item “a” above is ensured to the common shares.

Preferred shares shall become entitled to vote if the Company, for 3 consecutive fiscal years, fails to pay the minimum dividends to which they are entitled.

b)	Capital Reserves

b.1)	Special Goodwill Reserve

This reserve was recorded as a result of the corporate reorganization processes of TCO IP S.A., as a counter-entry to the net assets transferred, and represents the future tax benefit to be earned by amortization of the goodwill transferred. The portion of special goodwill reserve corresponding to the benefit may be, at the end of each fiscal year, capitalized to the benefit of the controlling shareholder upon the issue of new shares. The increase of capital is subject to the preemptive rights of the non-controlling shareholders, proportionally to their respective interests, by kind and class, at the time of the issue, and the amounts paid upon the exercise of this right shall be directly delivered to the controlling shareholder, in accordance with the provisions in CVM Instruction No. 319/99.

The Special Meeting of the Board of Directors of the Company, held on February 12, 2009, approved the increase of the capital stock out of part of the special goodwill reserve, under the terms of CVM Instruction No. 319/99, in the amount of R$22,886, upon issue of 610,784 new registered shares, with no par value, of which 223,032 are common shares and 387,752 are preferred shares, corresponding to the tax benefit for fiscal year 2008, the credits being on behalf of Vivo Participações, ensuring the preemptive right set forth in article 171 of Law No. 6404/76. After this capital increase, Vivo Participações started holding 58.94% of the total capital stock of the Company.

As a result of the TCO IP S.A. Corporate Reorganization process, carried out on December 19, 2008, the Company recorded the amount of R$509,450 on behalf of its holding company—Vivo Participações.

b.2)	Tax Incentives

These represent the amounts invested in tax incentives in previous fiscal years.

c)	Profit Reserves

c.1)	Legal Reserve

The legal reserve is recorded by allocation of 5% of the net profit for the year, up to the limit of 20% of the paid-up capital stock or 30% of the capital stock added by the capital reserves. Given the establishment of such allocations to this reserve are no longer mandatory, as set forth in Art. 193 of Law No. 6,404/76.

c.2)	Reserve for Expansion

The reserve for expansion was recorded with the purpose of holding funds for financing additional investments of fixed and current capital by allocation of up to 100% of the remaining net profit, after the legal determinations and the balance of the retained earnings account for the fiscal year ended on December 31, 2008. This reserve is supported by a capital budget approved at the shareholders’ meetings.

d)	Retained Earnings

The General and Special Shareholders’ Meeting held on March 18, 2009 approved the allocation of the net profit for fiscal year 2008, in the amount of R$261,041, of which R$13,052 will be applied to the Legal Reserve and R$247,989 will be distributed as dividends and interest on shareholders’ categorized as follows, being: R$13,607 as interest on shareholders’ equity, gross value (R$11,566, net of withholding income tax) and R$234,382 as dividends. The meeting also approved the transfer of the remaining balance of retained earnings in the amount of R$516,370 to the Expansion Reserve, based on the capital budget proposed for fiscal year 2009 of its subsidiary, as set forth in art. 196, and with due regard to the provisions in art. 198 of Law 6,404/76 and articles 39, 2, and 43 of the Bylaws.

Pursuant to the change introduced by Law No. 11,638/07, the net profit for the year must be entirely allocated in accordance with the provisions in articles 193 to 197 of Law no. 6,404/76.

e)	Dividends and Interest on Shareholders’ Equity

The General and Special Shareholders’ Meeting held on March 18, 2009 resolved on the payment of dividends and interest on shareholders’ equity in the amount of R$247,989, being: interest on shareholders’ equity in the amount of R$13,607 (R$11,566 net of withholding income tax) and dividends in the amount of R$234,382, which were paid in March 2009.

The shareholders are ensured a minimum dividend of at least 25% of the adjusted net profit of every fiscal year, in conformity with the Corporations Law and with the Bylaws, which is increased up to the amount necessary for payment of the priority minimum dividend payable to the preferred shares.

18. NET OPERATING REVENUE

	Consolidated
	03.31.09	03.31.08
Franchise and use	299,162	271,342
Interconnection	165,395	155,204
Data and value-added services (SVA)	58,025	45,070
Other services	7,314	5,675

Gross revenue from telecommunication services	529,896	477,291
ICMS	(74,200)	(62,076)
Discounts granted	(68,431)	(73,078)
PIS and COFINS	(20,012)	(17,445)
ISS	(990)	(166)

Net operating revenue from telecommunication services	366,263	324,526
Gross revenue from sales of handsets and accessories	38,359	28,113
PIS and COFINS	(3,422)	(2,529)
Returns of goods sold	(1,432)	(769)
ICMS	(574)	(88)

Net operating revenue from sales of handsets and accessories	32,931	24,727

Total net operating revenue	399,194	349,253

No customer has contributed more than 10% of the gross operating revenue for the three-month periods ended on March 31, 2009 and 2008.

19. COST OF GOODS SOLD AND SERVICES RENDERED

	Consolidated
	03.31.09	03.31.08
Interconnection	(78,470)	(61,789)
Depreciation and amortization	(56,472)	(40,862)
Taxes, fees and contributions	(19,663)	(14,540)
Outsourced services	(14,328)	(13,802)
Rent, insurance and condominium fees	(14,020)	(9,795)
Connection means	(13,936)	(12,596)
Personnel	(5,240)	(3,757)
Other supplies	(5,841)	(2,586)

Cost of services rendered	(207,970)	(159,727)
Cost of goods sold	(54,143)	(31,354)

Total	(262,113)	(191,081)

20. SELLING EXPENSES

	Consolidated
	03.31.09	03.31.08
Outsourced services	(28,313)	(28,351)
Personnel	(18,144)	(20,059)
Advertising	(10,384)	(5,634)
Depreciation and amortization	(8,200)	(4,935)
Allowance for doubtful accounts	(6,508)	(8,346)
Customer loyalty program and donations	(1,969)	(8,882)
Rent, insurance and condominium expenses	(1,749)	(1,537)
Other supplies	(1,597)	(2,097)

Total	(76,864)	(79,841)

21. GENERAL AND ADMINISTRATIVE EXPENSES

	Consolidated
	03.31.09	03.31.08
Outsourced services	(18,043)	(28,327)
Depreciation and amortization	(16,849)	(10,473)
Personnel	(10,168)	(14,393)
Rent, insurance and condominium expenses	(949)	(667)
Other supplies	(1,038)	(2,547)

Total	(47,047)	(56,407)

22. OTHER OPERATING REVENUE (EXPENSES), NET

	Consolidated
	03.31.09	03.31.08
Recovered expenses	3,260	1,018
Fines	1,075	5,685
Shared infrastructure and EILD	5,514	4,439
Reversal of provisions (a)	100	251,624
Provision for contingencies	(3,507)	(2,272)
FUST	(1,757)	(1,467)
PIS and COFINS	(2,457)	—
FUNTTEL	(879)	(734)
Other taxes, fees and mandatory contributions	(773)	—
Other operating revenue (expenses)	11,016	7,250

Total	11,592	265,543

(a)	In the first quarter of 2008 the subsidiary reverted all the provision recorded for ICMS on subscription fees and value-added services, in the amount of R$700,005, being R$448,381 as a counter-entry to the escrow deposits recorded in non-current assets and R$251,624 as a counter-entry to the income for the period.

23. FINANCIAL INCOME (EXPENSES) AND MONETARY AND EXCHANGE VARIATIONS

	Consolidated
	03.31.09	03.31.08
Financial income:
Income from financial transactions	25,606	26,101

Financial expenses:
Loans and debentures	(988)	(3,383)
Derivative transactions	(872)	(2,277)
Other financial transactions	(2,334)	(2,584)

Total	(4,194)	(8,244)

Monetary and exchange variations:
In liabilities
Derivative transactions	1,777	1,657
Loans	(2,580)	(1,776)
Other transactions	(131)	230

Total	(934)	111

24. INCOME TAX AND SOCIAL CONTRIBUTION

The Company and its subsidiary record monthly provisions for income and social contribution taxes, on an accrual basis, paying the taxes based on the monthly estimate. Deferred taxes are recognized on temporary differences, as mentioned in Note 6. The breakdown of expenses with income and social contribution taxes is shown below:

	Consolidated
	03.31.09	03.31.08
Income tax and social contribution on amortized goodwill	(36,817)	(5,412)
Income tax and social contribution expenses	(3,613)	(25,535)
Deferred income tax and social contribution	24,435	(73,947)

Total	(15,995)	(104,894)

Below is a reconciliation of the expense with income taxes disclosed, by eliminating the effects of the goodwill tax benefit, and the amounts calculated by applying combined statutory rates at 34%:

	Consolidated
	03.31.09	03.31.08
Income before taxes	45,240	305,435
Tax credit (debt) at combined statutory rate (34%)	(15,381)	(103,848)
Permanent additions:
Other nondeductible expenses	(2,552)	(1,005)
Permanent exclusions:
Equity accounting	—	—
Other nondeductible expenses	1,340
Other deductible expenses	598	(41)

Tax debt	(15,995)	(104,894)

25. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONSOLIDATED)

The subsidiary is engaged in transactions involving financial instruments, the risks of which are actively managed by means of a set of initiatives, procedures and comprehensive operating policies.

The subsidiary’s financial instruments are presented in compliance with CVM Resolution No. 566, dated December 17, 2008, which approved Technical Statement CPC 14, and with CVM Instruction 475, dated December 17, 2008.

a)	General considerations

At March 31, 2009 and December 31, 2008, the main financial instruments, and their respective values by category, are as follows:

	Consolidated
	03.31.09			12.31.08
	Fair value through profit and loss	Amortized cost	Total	Fair value through profit and loss	Amortized cost	Total
Assets
Cash and cash equivalents	406,707	—	406,707	948,734	—	948,734
Restricted deposits	2,273	—	2,273	4,012	—	4,012
Accounts receivable, net	—	249,278	249,278	—	298,269	298,269
Liabilities
Payroll and related charges	—	16,799	16,799	—	24,311	24,311
Account payable	—	281,183	281,183	—	394,085	394,085
Taxes payable	—	69,992	69,992	—	118,010	118,010
Loans	—	—	—	—	195,269	195,269
Debentures	—	57,691	57,691	—	56,923	56,923
Dividends and Interest on shareholders’ equity	—	11,929	11,929	—	300,017	300,017
Derivative Transactions	—	—	—	67,348	—	67,348
Other		169,623	169,623	—	181,880	181,880

b)	Considerations on risk factors which may affect the Company’s and its subsidiaries’ business

The main market risks which the Company and its subsidiary are exposed to in the conduct of their activities are:

Credit Risk

The credit risk arises out of the potential difficulty to collect the amounts payable for telecommunication services rendered to its customers and for sales of handsets to the distributors network, as well as the risk related to financial statements.

The credit risk involved in the rendering of telecommunications services is minimized by a strict control of the customer base and active management of customers’ default, by means of clear policies regarding the sale of post-paid handsets. The customer base of the subsidiary has, predominantly, a prepaid system, which requires the upfront payment and consequently entails no credit risk.

The credit risk in the sale of handsets and “pre-activated” prepaid cards is managed under a conservative credit policy, by means of modern management methods, including the application of “credit scoring” techniques, analysis of financial statements and information, and consultation to commercial data bases.

The Company and its subsidiary are also subject to credit risk originating from their financial investments. The Company and its subsidiary act in such a manner as to diversify this exposure among various world-class financial institutions.

Interest and Inflation Rate Risk

The inflation rate risk arises out of the debentures issued, indexed to the IPCA, which may negatively affect the financial expenses by an unfavorable change of this index.

The Company and its subsidiary have their financial investments indexed to the CDI. Should there be an increase in the local interest rate, the financial assets may be positively affected by this effect.

Exchange Rate Risk

At March 31, 2009, the Company and its subsidiary have no foreign currency loans (note 13). At December 31, 2008, the subsidiary recorded balances of US$83,557 for loans and of US$80,000 for derivative instruments.

c)	Derivative Transactions and Risk Management Policy

Pursuant to a corporate policy of risk management, all contracting of derivative financial instruments is intended for protection against foreign exchange risk and variations in foreign and local interest rates arising out of financial debts. Since the Company and its subsidiary had no such loans recorded at March 31, 2009, no derivative instruments contracting was recorded at such date.

Analysis of sensibility to the risk variables of the Company

CVM Instruction provides for that publicly-held companies, in addition to the provisions in item 59 of CPC 14—Financial Instruments: Recognition, Measurement and Evidencing, are required to disclose a statement of sensibility analysis, for each type of market risk deemed by the management to be material, originated by financial instruments, to which the entity is exposed at the closing date of each period, including all the transactions with derivative financial instruments.

At March 31, 2009, as the Company and its subsidiary had not any derivative instruments contracted, there is no risk of impact of these instruments on the financial result and, therefore, there is no exposure requiring a risk sensibility analysis.

26. POST-EMPLOYMENT BENEFITS PLAN

The subsidiary individually sponsors a defined retirement benefits plan—Plano PBS Telemig Celular. Besides the benefit of supplementation, medical assistance (PAMA) is provided to retired employees and their dependents, at shared cost. Actuarial provisions relating to the defined benefit plans are recorded in “Other liabilities” (Note 16).

The subsidiary also sponsors the CelPrev, a defined contribution plan, under the same conditions as published for the last fiscal year.

27. TRANSACTIONS WITH RELATED PARTIES

The main transactions with non-consolidated related parties are:

a)	Communication via local cellular phone and long distance and use of network: these transactions are carried out with companies of the same controlling group: Vivo S.A., Telecomunicações de São Paulo S.A.—TELESP and subsidiaries. Part of these transactions were carried out in conformity with agreements entered into between TELEBRAS and the concessionaires prior to the privatization, under conditions regulated by ANATEL.

b)	Telephone assistance services: services provided by Atento Brasil S.A. and Mobitel S.A.—Dedic to users of telecommunication services, contracted for 12 months, and renewable for an equal period.

Below is a summary of balances and transactions with related parties:

	Consolidated
	03.31.09	12.31.08
Assets:
Accounts receivable, net	16,022	12,973
Credits with related parties	11	—
Liabilities:
Suppliers and accounts payable	17,096	14,088

	Consolidated
	2009	2008
Result:
Revenue from telecommunication services	27	6,422
Cost of services rendered	(531)	—
Revenues with sharing of resources	—	7,206

Until March 31, 2008, the Company and its subsidiary, Amazônia Celular S.A. and Tele Norte Celular Participações S.A. were owned by the same controlling shareholder—Telpart Participações S.A. For this reason, the amounts stated for the three-month period ended on March 31, 2008 refer to the transactions among these companies and they remained as related parties only for comparison purposes.

28. INSURANCE

The Company and its subsidiary company have adopted a policy of monitoring risks inherent to their transactions. For this reason, as of March 31, 2009, the Company and its subsidiary had insurance contracts in place for the coverage of operating risks, civil liability, health risks, etc. The Management of the Company and its subsidiary considers that the amounts of such contracts are sufficient to cover potential losses. The main assets, liabilities or interests covered by insurance and their respective amounts are shown below:

Type of Insurance	Insured Amounts
Operating risks	R$2,180,792
Comprehensive Civil Liability—RCG	R$12,000
Automobile (fleet of executive vehicles)	Material/bodily and moral damages: R$1,100

29. AMERICAN DEPOSITARY RECEIPTS (ADR) PROGRAM

On November 16, 1998, the Company started trading ADRs on the New York Stock Exchange (NYSE) under ticker symbol “TMB”, with the following main characteristics:

•	Type of shares: preferred

•	Each ADR represents two (two) preferred shares

•	The shares are traded in the form of ADRs on the New York Stock Exchange under ticker symbol “TMB”

•	Foreign depositary bank: The Bank of New York Mellon

•	Custodian bank in Brazil: Banco Itaú S/A.

30. INCOME STATEMENT FOR THE THREE-MONTH PERIOD ENDED 03.31.08

In order to offer proper comparison, we are presenting below the consolidated income statement for the three-month period ended on March 31, 2008, considering the necessary reclassifications for alignment of the Company’s and its subsidiary’s practice to the holding company’s practices, and the effects resulting from the application of Law No. 11,638/07 and MP No. 449/08.

	Income Statement disclosed at 03.31.08	New controlling shareholder reclassifications	Adjustments to Law nº 11.638/07		Income Statement of 03.31.08, disclosed on 03.31.09
Gross operating revenue	964,901	(459,497)	—	a,b	505,404
Deduction from the gross operating revenue	(611,279)	455,128	—	a	(156,151)

Net operating revenue	353,622	(4,369)	—		349,253
Cost of services rendered	(193,879)	2,798	—	c,d,e,f,h,i	(191,081)

Gross profit	159,743	(1,571)			158,172
Selling expenses	(62,784)	(17,993)	936	c,e,g,h,j,k,l	(79,841)
General and administrative expenses	(55,993)	(414)	—	b,g,h,i,k	(56,407)
Other operating revenue (expenses), net	251,624	13,842	77	f,h,k,l	265,543
Financial income, net	16,540	—	1,428		17,968

Operating profit	309,130	(6,136)	2,441		305,435
Non-operating income, net	77	—	(77)	l	—

Profit before taxes and minority interest	309,207	(6,136)	2,364		305,435
Income tax and social contribution	(104,090)	—	(804)	l	(104,894)
Minority interests	(32,385)	—	(261)	l	(32,646)
Employees’ profit share	(6,136)	6,136	—	l	—

Net income for the period	166,596	—	1,299		167,895

The main reclassifications effected in the income statement are as follows:

a.	Elimination of the amounts of prepaid services recharge bonus against discounts granted;

b.	Transfer of the shared infrastructure amounts and EILD to “Other Operating Revenue (Expenses)” and “General and Administrative Expenses”;

c.	Transfer of the amounts of handset distribution costs to “Selling Expenses”

d.	Transfer of the revenue from fines on telecommunication services to “Other Operating Revenue (Expenses)”;

e.	Transfer of the amounts of internet communication services, preparation and mailing of telephone bills to “Selling Expenses”;

f.	Transfer of the amounts of Fust, Funttel to “Other Operating Revenue (Expenses)”;

g.	Transfer of the amounts of corporate service revenues to “Other Operating Revenue (Expenses)

h.	Transfer of the amounts of bank tariffs and other expenses to “General and Administrative Expenses”;

i.	Transfer of the amounts of employees’ profit share to “General and Administrative Expenses”.

j.	Transfer of the amounts of provision/reversal of obsolescence to “Cost of Goods Sold”;

k.	Transfer of the amounts of expenses with provision for contingencies to “Other Operating Revenue (Expenses)”;

l.	Effects arising out of the application of Law No. 11,638/07 and MP No. 449/08, which had not been applied to the ITRs for the period.

31. CORPORATE REORGANIZATION

On March 20, 2009, the Boards of Directors of Vivo Participações, Telemig Celular and Telemig Participações, in the form and for the purposes of CVM Instructions No. 319/999 and 358/02, approved the proposal to be submitted to the shareholders of Vivo Participações, Telemig Celular and Telemig Participações for Corporate Reorganization through merger of the shares of Telemig Celular and of Telemig Participações into Vivo Participações, by converting Telemig Celular in to a wholly-owned subsidiary of Telemig Participações and, the latter, into a wholly-owned subsidiary of Vivo Participações.

The purpose of the proposed Corporate Reorganization is to simplify the current organizational structure, which includes three publicly-held companies, two of them having ADRs traded abroad. The simplified structure will reduce administrative costs and allow the shareholders of the companies to hold interest in one sole company whose shares are traded both in Brazilian and international stock exchanges, with more liquidity, besides facilitating unification, standardization and rationalization of the general management of the business.

The flow chart below, reproduced in a simple manner, shows the current corporate structure and the structure after implementation of the Corporate Reorganization, emphasizing that the referred transaction will not change the composition of the final share control of the companies involved:

Current Corporate Structure:

Corporate structure after merger of the shares of Telemig Celular into Telemig Participações and of Telemig Participações into Vivo Participações:

All the shares of Telemig Celular will be merged into Telemig Participações’ equity, and the holders of the merged shares of Telemig Celular will be entitled to directly receive those new shares to which they have rights in the merger company, Telemig Participações. At the same date, the shares of Telemig Participações will be merged into Vivo Participações’ equity, and the holders of the merged shares of Telemig Participações will be entitled to directly receive those new shares to which they have right in the merger company, Vivo Participações, pursuant to such exchange ratio as may be agreed among the above mentioned companies.

The merger of the shares of Telemig Celular and of Telemig Participações shall not cause any change to the number or breakdown by type of shares, which will ultimately be entirely held by Vivo Participações. Holders of common and preferred shares of Telemig Celular which are merged into Telemig Participações’ equity will receive new shares in Telemig Participações of the same type, that is, merged preferred shares will be replaced by new preferred shares of Telemig Participações to be issued on behalf of the respective holder, and merged common shares shall be replaced by new common shares of Telemig Participações to be issued on behalf of the respective holder. Subsequently, and in the same manner, the holders of common and preferred shares of Telemig Participações which are merged into Vivo Participações’ equity will receive new shares of Vivo Participações of the same type. Thus, upon completion of the transaction, the non-controlling shareholders of Telemig Celular and of Telemig Participações will become shareholders of Vivo Participações.

The holders of common and preferred shares of Telemig Celular and of Telemig Participações and of common shares of Vivo Participações who dissent from the merger of shares of Telemig Celular and of Telemig Participações will have the right, as from the date of the general and special meetings of the companies adopting resolutions with respect to the Corporate Reorganization, to withdraw from the respective companies, upon reimbursement of the shares of which they are holders on the record date of the notice of the Relevant Fact.

The above mentioned Corporate Reorganization will be submitted to ANATEL for approval. Since it refers to a Corporate Reorganization among companies belonging to the same economic group, the transaction described herein is not subject to approval from the Administrative Council for Economic Defense—CADE. The holding of the meetings for adoption of resolutions concerning the Corporate Reorganization will be subject to the registration with the Securities Exchange Commission—SEC, as required in its respective regulations, due to the trading of ADRs issued by Telemig Participações in the New York Stock Exchange).

32. SUMMARY OF THE DIFFERENCES BETWEEN BRAZILIAN GAAP AND U.S. GAAP APPLICABLE TO THE COMPANY

TCP’s accounting policies comply with accounting practices adopted in Brazil, as prescribed (“Brazilian GAAP”), which differ significantly from accounting principles generally accepted in the United States of America (“U.S. GAAP”), as described below:

a)	Presentation of noncontrolling interests

Under Brazilian GAAP, noncontrolling interest (“noncontrolling interest”) is reported in the consolidated statement of financial position in the mezzanine section between liabilities and equity. Also, net income attributable to noncontrolling interest is reported as an expense in arriving at the consolidated net income.

Under U.S. GAAP noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Also, consolidated net income should be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. U.S. GAAP also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.

b)	Different criteria for capitalizing and amortizing capitalized interest

Under Brazilian GAAP, for the three-months ended March 31, 2009 and 2008, the subsidiary did not capitalize interest attributable to construction-in-progress.

Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards—SFAS No. 34, “Capitalization of Interest Costs”, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes monetary losses associated with local currency borrowings and the foreign exchange gains and losses on foreign currency borrowings, and other financial expenses related to borrowings.

The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	For the three months period ended March 31,
	2009	2008
Capitalized interest:
U.S. GAAP capitalized interest	499	3,457
Brazilian GAAP capitalized interest (i)	—	—
U.S. GAAP difference	499	3,457
Amortization of capitalized interest:
Amortization under Brazilian GAAP (ii)	—	—
Amortization under U.S. GAAP	(2,679)	(2,223)
U.S. GAAP difference	(2,679)	(2,223)

(i)	Since the year of 2001 TCP did not capitalize any interest costs attributable to construction-in-progress under Brazilian GAAP.

(ii)	Capitalized interest costs attributable to construction-in-progress under Brazilian GAAP were fully amortized since of the year 2005.

c)	Acquisitions—push-down accounting

Under Brazilian GAAP, there are no provisions similar or equivalent to SAB No. 54 and EITF D-97.

Under U.S. GAAP, in accordance to Staff Accounting Bulletin—SAB No. 54 and EITF D-97, when a company owns 95% or more of the voting rights of another entity, the resulting purchase price allocation should be pushed down to the accounts of the subsidiary acquired. In connection with these accounting bulletins, during 2008 TCP and its subsidiary, TC, completed the push-down accounting, which resulted in the excess of the purchase price over the proportionate book value acquired being balances recorded on its books as follows:

	Gross amount pushed-down	Accumulated amortization and tax per restructuring	Net effect as of March 31, 2009
Licenses (i)	1,693,203	(175,108)	1,518,095
Property and equipment (ii)	176,401	(31,422)	144,979
Software (iii)	3,073	(927)	2,146
Inventories (iv)	2,729	(2,729)	—
Loans (v)	1,668	(1,426)	242
VAT recoverable (vi)	(1,493)	334	(1,159)
Deferred income taxes liabilities	(637,697)	71,834	(565,863)
Deferred income taxes asset	—	519,077	519,077
Goodwill	466,753	(466,753)	—
Total	1,704,637	(87,120)	1,617,517
Capital reserve recorded under Brazilian GAAP per restructuring			(519,077)
Effect on equity under U.S. GAAP			1,098,440

(i)	The intangible asset related to the concession is being amortized on a straight-line basis over a period of approximately 30 years, representing the remaining term of the 3G license which expire in 2023, plus one extension of 15 years.

(ii)	Difference being amortized over 5 years, representing the weighted-average remaining useful lives of the relating assets.

(iii)	Difference being amortized over 3 years, representing the weighted-average remaining useful lives of the relating intangible assets.

(iv)	Difference being amortized over 2 months, representing the average inventory turn-over.

(v)	Difference being amortized by the effective interest method over the remaining maturities of the underlying TC debt obligations.

(vi)	Difference being amortized over 4 years, representing the realization of the tax benefit of state VAT (ICMS) added value tax credit.

d)	Pension and other post-retirement benefits

(d.1) Defined benefit plans

TC participates in a multi-employer defined benefit pension plan (PBS—Assistidos—“PBS-A”) and a post-retirement medical benefit plan (Plano de Assistência Médica ao Aposentado—PAMA) administered by Fundaçăo Sistel de Seguridade Social (“Sistel”), an unrelated private entity.

In 1999, Sistel approved changes to the plan’s statutes, resulting in the breakup of plan assets and liabilities related to the active participants of each sponsor. Sistel did not break up plan assets and liabilities related to retired participants and, thus, the subsidiary will continue to sponsor the Sistel plan for such retired participants.

Effective January 2000, the plan was modified and changed into a multiple employer pension plan (PBS—Telemig Celular) with respect to active employees. The plan assets and liabilities related to active employees were transferred into this new plan and the benefits remained unchanged. The post-retirement benefit plans continue unchanged as multi-employer plans.

The pension benefit is generally defined as the difference between (i) 90% of the retiree’s average salary during the last 36 months indexed to the date of retirement and (ii) the value of the retirement pension paid by the Brazilian social security system. For retired participants, the initial pension payment is adjusted to recognize cost of living increases and productivity awards granted to active employees. In addition to the pension supplements, post-retirement health care and life insurance benefits are provided to eligible pensioners and their dependents.

Contributions to the plans are based on actuarial studies prepared by independent actuaries. TC uses a measurement date of December 31 for its pension and other post-retirement benefit plans.

A summary of the difference between Brazilian GAAP and U.S. GAAP in accrued pension and other post-retirement plans liabilities is as follows:

	As of March 31, 2009		Accumulated difference	As of December 31, 2008		Accumulated difference
	U.S. GAAP	Brazilian GAAP		U.S. GAAP	Brazilian GAAP
PBS	(38,647)	—	(38,647)	(37,568)	—	(37,568)
Prev	(2,767)		(2,767)	(2,717)	—	(2,717)
PAMA	—	7,328	(7,328)	—	7,127	(7,127)
Accrued pension post-retirement benefit	(41,414)	7,328	(48,742)	(40,285)	7,127	(47,412)

Reconciliation of pension and other post-retirement benefit plans adjustment:

	For the three months period ended March 31,
	2009	2008
U.S. GAAP:
Net periodic pension cost under U.S. GAAP	1,058	1,698
Pension cost under Brazilian GAAP	(288)	(120)
Net reconciliation effect	1,346	1,818

(d.2) Defined contribution and defined benefit plan (CelPrev—Telemig Celular)

In March 2004, TCP offered to its employees a new benefit plan, which is also administered by Sistel. The new plan permitted, through June 16, 2004, the migration of the participants of the PBS Telemig Celular plan. TCP recognized, during 2004, a curtailment and settlement relating to the implementation of the new plan in the amounts of R$5,112 and R$4,790 within the Net Benefit Obligation and Fair Value of Plan Assets, respectively.

The new plan is a defined contribution plan, except for medical benefits, for which there is a defined benefit of up to 24 months. Participants and TCP will each contribute with 50% of the plan’s cost. The plan defines retirement at age 60, with early retirement at age 50, and includes disability, retirement, illness benefits and pension in case of casualty. Company matching contributions will range from 0.5% to 2% and additional contributions without company matching may range from 0.5% to 6% of the participant’s salary. Benefits at the time of retirement will depend on the timing and amount of contributions, as well as on the performance of the fund’s investments.

(d.3) Accounting differences between Brazilian GAAP and U.S. GAAP

Under Brazilian GAAP, TCP does not recognize any asset related to its pension plans which have surplus (fair value of plan assets exceeding plan liabilities), whereas under U.S. GAAP, according to SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” an amendment of FASB Statements No. 87, 88, 106 and 132R (“SFAS 158”), TCP is required to recognize the funded status of each plan.

Also, under Brazilian GAAP, if there is sufficient information available, multiemployer defined benefit pension plans and other postretirement benefits should be accounted as if they were single employer plans. As such, under Brazilian GAAP, TCP recognized actuarial liabilities corresponding to its share in multiemployer plans, while under U.S. GAAP, TCP recognizes only contributions due to the plan each year.

e)	Escrow deposits

Under Brazilian GAAP, the amounts of the escrow deposits linked to the reserve for contingencies are shown as deductions from the recorded liabilities. Escrow deposits amounting to R$414,935 and R$352,563 as of March 31, 2009 and December 31, 2008, respectively, would be presented as separated in current or non-current assets instead of contra provision. This GAAP difference has no impact on income nor in shareholders’ equity.

f)	Income taxes

TCP and its subsidiary, TC, fully accrue for deferred income taxes on temporary differences between tax and accounting records. The existing policies for providing for deferred taxes are consistent with SFAS No. 109, “Accounting for Income Taxes”, except that under Brazilian GAAP deferred tax assets are recorded by the amounts expected to be realized, whereas SFAS No. 109 requires deferred tax assets to be recognized in full, but reduced by a valuation allowance to an amount that is more likely than not to be realized.

Effective January 1, 2007, TCP and its subsidiary, TC, adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. The Interpretation prescribes a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. For each tax position, the enterprise must determine whether it is more likely than not that the position will be sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation. A tax position that meets the more likely than not recognition threshold is then measured to determine the amount of benefit to recognize within the financial statements. No benefits may be recognized for tax positions that do not meet the more likely than not threshold. The benefit to be recognized is the largest amount that is more likely than not to be realized upon ultimate settlement.

As a result of implementing Interpretation 48, TCP has no uncertain tax positions for which it has recorded unrecognized income tax benefits; accordingly, there was no impact on TCP’s results of operations from the adoption of this interpretation. In addition, as of the date of the adoption of FIN 48, TCP did not have any accrued interest and penalties related to unrecognized tax benefits. TCP and TC will recognize interest and penalties related to unrecognized tax benefits in financial expense and other operating expense, respectively.

g)	Earnings per share

Under Brazilian GAAP, earnings (profit or loss) per share are calculated based on the number of shares outstanding at the balance sheet date.

Under U.S. GAAP, TCP applies the Financial Accounting Standards Board—FASB issued SFAS No. 128, “Earnings per Share”.

Since the preferred and common shareholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the “two-class” method. The “two-class” method is an earning allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by TCP’s by-laws and participation rights in undistributed earnings.

Basic earnings per common share is computed by reducing net income by distributable and undistributable net income available to preferred shareholders and dividing net income available to common shareholders by the number of common shares outstanding. Since preferred shareholders have a liquidation preference over common shareholders, net losses are not allocated to preferred shareholders. Net income available to preferred shareholders is the sum of the preferred stock dividends and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends) from net income. Undistributed net income is shared equally by the preferred and common shareholders on a “pro rata” basis.

The following table sets forth the computation of basic and diluted earnings per thousand common and preferred shares:

(*)	January 1, 2009 through March 31, 2009 post-merger	January 1, 2008 through March 31, 2008 pre-merger
Basic numerator (in thousands of reais)
Net income attributable to parent company	10,540	168,281
Net income available to preferred shareholders	6,691	105,694
Net income available to common shareholders	3,849	62,587
Basic denominator attributable to parent company (in number of shares)
Weighted-average number of shares
Preferred	23,613,795	22,741,002
Common	13,582,531	13,466,059
Basic earnings per shares attributable to parent company (in reais)
Preferred	0.28	4.65
Common	0.28	4.65
Diluted numerator attributable to parent company (in thousands of reais)
Net income attributable to parent company	10,540	168,281
Net income available to preferred shareholders	6,686	105,757
Net income available to common shareholders	3,854	62,524
Diluted denominator attributable to parent company (in number of shares)
Weighted-average number of shares
Preferred	24,146,865	22,806,637
Common	13,918,060	13,483,315
Diluted earnings per shares (in reais)
Preferred	0.28	4.64
Common	0.28	4.64

TCP’s preferred shares are nonvoting, except under certain limited circumstances, and are entitled to a preferential and noncumulative dividend and to priority over the common shares in the event of liquidation of TCP.

h)	Presentation in statements of operations

Interest income (expense)

Brazilian GAAP requires that interest be shown as part of operating income. Under U.S. GAAP interest expense would be shown after operating income and accrued interest would be included in accounts payable and accrued expenses.

i)	Valuation of long-lived assets and goodwill

Under accounting practices adopted in Brazil, an impairment was recognized on long-lived assets, such as property, plant and equipment and concession intangibles, if the expected net cash flows generated the respective asset is not sufficient to cover its carrying amount. As from January 1, 2008, with the first adoption of Law No. 11,638, under CPC 01 Reduction of the Recoverable Value of the Assets, approved by CVM Resolution No. 527, dated November 01, 2007, TCP and its subsidiary, TC, periodically evaluate the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. An impairment is recognized on long-lived assets, such as property, plant and equipment, intangible assets and deferred assets, if the expected discounted operating cash flows generated by the respective asset is not sufficient to recover its carrying amount. Under U.S. GAAP, TCP and its subsidiary, TC, evaluate long-lived assets for impairment using the criteria set forth in SFAS No. 144, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of”. In accordance with this Standard, TCP and its subsidiary, TC, periodically evaluate the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is separately identifiable and is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets.

TCP and its subsidiary, TC, have performed a review of its long-lived assets including property, plant and equipment, finite-lived intangible asset including concession and concluded that the recognition of an impairment charge was not required. TCP’s evaluation of its ability to recover the carrying value of its long-lived assets was based upon projections of future operations that assumed a higher level of revenues and gross margin percentages that TCP has historically achieved. There can be no assurance that TCP will be successful in achieving these improvements in its revenues and gross margin percentages, mainly due to technological and competition environment. Should TCP be unable to achieve such improvements, future impairment provisions may be recorded related to its investments in property, plant and equipment and the licenses acquired to operate its cellular networks.

Under Brazilian GAAP, the amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows until January 1, 2008, date of the first adoption of Law No. 11,638/07. As from this date, under CPC 01—Reduction of the Recoverable Value of the Assets, approved by CVM Resolution No. 527, dated November 01, 2007, TCP identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. TCP then determines the fair value of each reporting unit by expected discounted operating cash flows generated by the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized first to goodwill until it is reduced to zero and then proportionally to other long-lived assets.

Under U.S. GAAP, pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is not amortized and is subject to a yearly impairment test. In performing the yearly impairment test, TCP identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. TCP then determines the fair value of each reporting unit and compares it to the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, a second step of the impairment test is performed which involves the determination of the implicit fair value of the reporting unit by performing a hypothetical purchase price allocation. If the implicit value of the goodwill exceeds the book value, an impairment is recognized. TCP performed an impairment test for goodwill under U.S. GAAP and determined that the recognition of an impairment loss was not required. The fair values of the reporting units were estimated using the present value of future cash flows. TCP performed its impairment testing as of December 31, 2008.

j)	FISTEL fees

Under Brazilian GAAP, the Telecommunication Inspection Fund, or FISTEL, fees assessed on each activation of a new cellular line is deferred beginning on January 1, 2001 for amortization over the customers’ estimated subscription period. For U.S. GAAP purposes, this fee would be charged directly to the statement of operations. Therefore, the deferred FISTEL fees on activation fees as of March 31, 2009 and 2008 is being adjusted in the reconciliation of the income differences between Brazilian GAAP and U.S. GAAP.

k)	Deferred revenue of free minutes given in connection with prepaid cards

TCP commercializes prepaid cards with credit minutes to its clients and gives free minutes in connection with its sales. Under U.S. GAAP, pursuant to EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables”, the subsidiaries began to separately account for free minutes given in connection with the prepaid cards. Consequently, a portion of the revenue generated from the sale of prepaid cards is allocated to the free minutes given and deferred based on the fair value of the minutes. The revenues associated with the free minutes are then recognized based on subscriber airtime usage. Under Brazilian GAAP, the subsidiaries do not separately account for free minutes given in connection with sales of prepaid cards.

l)	Present value of noncurrent recoverable value added tax credit (ICMS)

Under Brazilian GAAP, noncurrent governmental accounts receivable were not discounted to present value until January 1, 2008, date of the first adoption of Law No. 11,638/07. As from this date, under CPC 12 – Adjustment to Present Value, approved by CVM Resolution No. 564 of December 17, 2008, the tax assets have been discounted to present value.

Under U.S. GAAP, noncurrent governmental taxes receivable are not discounted to present value.

m)	Reversal of proposed dividends

Under Brazilian GAAP, proposed dividends are accrued in the financial statements in anticipation of their approval at the shareholders’ meeting. Under U.S. GAAP, dividends are not accrued until they are formally approved by the shareholders or until the moment they become a liability, as the case of minimum dividends required by TCP’s by-laws.

The interest on shareholders’ equity is a legal liability from the date it is declared, therefore, these amounts are included as dividends in the year they are formally approved by shareholders’ meeting for U.S. GAAP purposes.

n)	Inventories owned by the subsidiary and provided free of charge to corporate customers

TC has agreements with its corporate customers, through which handsets owned by TC are provided free of charge to the customer from periods varying from 12 to 24 months, through a right-of-use agreement. Under Brazilian GAAP these handsets are recorded as property, plant and equipment and depreciated over a period of 18 months, which represents the estimated useful life.

Under U.S. GAAP the subsidiary has deferred the inventoriable cost of the handsets provided for customer under this revenue arrangement, as required in Accounting Research Bulleting No. 43 – Restatement and Revision of Accounting Research Bulletins as amended by FASB Statement No. 151 – Inventory Costs, an Amendment of ARB No. 43, Chapter 4 (ARB 43). Therefore, the cost of handsets under this type of agreement are reclassified from property, plant and equipment to costs of inventory subject to a deferred revenue arrangement, non-current, and amortized over the period of 18 months. TC expects to recover the cost through the non-cancellable service arrangement.

The amounts of inventoriable costs incurred by TCP and reclassified to non-current assets, net of amortization was R$32,390 and R$30,478 as of March 31, 2009 and December 31, 2008, respectively.

o)	Cash and cash equivalents

Under Brazilian GAAP, TCP has defined cash and cash equivalents as being cash, positive balances of bank accounts and financial investments redeemable within 90 days from the balance sheet date.

Under U.S. GAAP, cash equivalents are considered all highly liquid investments with maturities of three months or less when purchased to be cash equivalents cash and cash equivalents. No difference was noted between Brazilian GAAP and U.S. GAAP for cash and cash equivalents.

p)	Presentation on noncontrolling interest

Under Brazilian GAAP noncontrolling interest (“minority interest”) is reported in the consolidated balance sheet in the mezzanine section between liabilities and equity. Also, net income attributable to noncontrolling interest is reported as an expense in arriving at consolidated net income. In December 2007, the FASB also Issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the entity that should be reported as equity in the consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and noncontrolling interest, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the noncontrolling interest. This statement is effective prospectively for fiscal years beginning after December 15, 2008, with presentation and disclosure requirements applied retrospectively to comparative financial statements. Effective January 1, 2009, the Company adopted the provision of this statement and applied it retrospectively.

Reconciliation of the net income (loss) differences between Brazilian GAAP and U.S. GAAP for the three Months Ended March 31, 2009 and 2008

	Consolidated
	Mar/09	Mar/08
	Post merger	Pre merger
Brazilian GAAP net income	25,267	167,895

Add (deduct)-
Different criteria for:
a) Reclassification of noncontrolling interest under Brazilian GAAP	3,978	32,646
b) Capitalized interest	499	3,457
b) Amortization of capitalized interest	(2,679)	(2,223)
c) Acquisitions – push-down accounting:
Depreciation of fixed assets	(9,062)	—
Amortization of software	(268)	—
Amortization of fair value related to tax credits	96	—
Amortization of intangible related to concession	(13,087)	—
Additional interest expense on purchase price allocation of debt	(1,426)	—
d) Pension and other post-retirement benefits	1,346	1,818
j) FISTEL fees	2,487	—
k) Free minutes given in connection with sales of prepaid cards	223	—
l) Reversal of present value of ICMS tax credit	(155)	793
f) Deferred tax effect on the above adjustments	7,489	(239)
Other liabilities	—	(3,142)

U.S. GAAP net income	14,708	201,005

U.S. GAAP net income attributable to parent company	10,540	168,281
U.S. GAAP net income attributable to noncontrolling interest	4,168	32,724

Reconciliation of the equity differences between Brazilian GAAP and U.S. GAAP

	Consolidated
	Mar/09	Dec/08
Brazilian GAAP shareholders’ equity – Law 11,638	1,772,876	1,793,531
Add (deduct)-
Different criteria for:
a) Reclassification of noncontrolling interest under Brazilian GAAP	278,239	179,740
b) Capitalized interest	21,530	21,031
b) Amortization of capitalized interest	6,092	8,771
c) Acquisitions – push-down accounting	1,098,440	1,114,114
d) Pension and other post-retirement benefits	48,742	47,412
j) FISTEL fees	(16,284)	(18,771)
k) Free minutes given in connection with sales of prepaid cards	(921)	(1,144)
l) Reversal of present value of ICMS tax credit	2,876	3,031
f) Deferred taxes on the above adjustments	(21,092)	(20,512)
m) Reversal of proposed dividends in excess of minimum mandatory	—	218,759

U.S. GAAP equity	3,190,498	3,345,962

U.S. GAAP equity attributable to parent company	2,951,325	3,124,745
U.S. GAAP equity attributable to noncontrolling	239,173	221,217

Index to Consolidated Financial Statements for the years ended December 31, 2008, 2007 and 2006 of Vivo Participações S.A.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Vivo Participações S.A.

We have audited the consolidated balance sheets of Vivo Participações S.A. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, cash flows and value added for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vivo Participações S.A. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations, changes in their financial position, their cash flows and their value added for the years then ended, in conformity with accounting practices adopted in Brazil, which differ in certain respects from accounting principles generally accepted in the United States of America. Information related to the nature and effect of such differences is presented in Notes 39, 40 and 41 to the consolidated financial statements.

As mentioned in Note 2.b, the Company adopted new accounting practices effective in Brazil for the year ended December 31, 2008, and therefore, the financial statements for the year ended December 31, 2007, presented herein for the purposes of comparison were restated, except as to the statement of value added related to the year ended December 31, 2007, in accordance with NPC (Accounting Procedures and Rules) No. 12—Accounting Policies, Changes in Accounting Estimates and Errors. As allowed by CPC (Accounting Practices and Committee) Technical Pronouncement No. 13—First Time Adoption of Law No. 11,638/07 and Provisional Executive Act No. 449/08, the financial statements for the year ended December 31, 2006 have not been restated for the new accounting practices.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Vivo Participações S.A.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 30, 2009, except for internal control over financial reporting related to Notes 39, 40 and 41 to the consolidated financial statements, as to which the date is March 31, 2009, expressed an unqualified opinion thereon.

São Paulo, January 30, 2009, except as to Notes 39, 40 and 41, as to which the date is March 31, 2009 and except for the change in accounting discussed in Note 42, as to which the date is May 21, 2009.

ERNST & YOUNG

Auditores Independentes S.S.

CRC-2-SP-015199/O-6

Luiz Carlos Passetti

Partner

Drayton Teixeira de Melo

Partner

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Vivo Participações S.A.

1. We have audited the accompanying consolidated statements of operations, change in shareholders’ equity and cash flows of Vivo Participações S.A. (a Brazilian corporation) for the year ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

2. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

3. In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated results of its operations, the changes in shareholders’ equity and cash flows of the Company for the year ended December 31, 2006, in conformity with accounting practices adopted in Brazil.

4. Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 39 to the consolidated financial statements.

5. As discussed in Note 2(b) to the consolidated financial statements and as prescribed by CVM Resolution N°565, the Company has set the transition date for the adoption of the new accounting practices introduced by Law 11.638/07 as January 1, 2007. Accordingly, the financial statements for the year ended December 31, 2006 have not been adjusted to reflect the changes in the accounting practices adopted in Brazil.

6. As discussed in Note 42 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” effective as of January 1, 2009 and applied retrospectively certain of the provisions by recasting the enclosed financial statements.

/s/ Deloitte Touche Tohmatsu

Auditores Independentes

April 27, 2007, except for the change in accounting principle discussed in Note 42, as to which the date is May 21, 2009.

São Paulo, Brazil

VIVO PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2008 AND 2007

(In thousands of Brazilian reais)

		December 31,
	Note	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	4	2,182,913	2,190,990
Short-term investments pledged as collateral		41,487	32,359
Trade accounts receivable, net	5	2,578,498	2,178,745
Inventories	6	778,704	376,624
Advances to suppliers	—	1,550	832
Recoverable taxes	7	1,238,124	709,812
Deferred income taxes	31	1,120,523	912,177
Derivative contracts	10	347,448	1,530
Prepaid expenses	8	316,622	228,922
Other assets	9	321,384	197,578

Total current assets		8,927,253	6,829,569

Noncurrent assets:
Long-term assets:
Long-term portion of investments pledged as collateral		47,335	27,108
Recoverable taxes	7	905,896	744,511
Deferred income taxes	31	1,814,426	1,668,893
Derivative contracts	10	285,303	8,965
Prepaid expenses	8	80,206	59,870
Other assets	9	46,402	26,623
Goodwill	11	1,424,278	667,369
Goodwill on merged subsidiary, net	15	16,151	24,578
Property, plant and equipment, net	12	7,183,908	6,316,855
Intangible assets, net	13	2,998,553	1,666,352
Deferred assets, net	14	55,393	58,833

Total noncurrent assets	—	14,857,851	11,269,957

TOTAL ASSETS	—	23,785,104	18,099,526

The accompanying notes are an integral part of these consolidated financial statements.

VIVO PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2008 AND 2007

(In thousands of Brazilian reais)

		December 31,
	Note	2008	2007
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payroll and related accruals	16	185,471	173,472
Trade accounts payable	17	3,726,324	3,069,308
Taxes payable	18	785,603	577,935
Loans and financing	19	3,098,346	1,453,700
Debentures	19	21,502	539,912
Interest on shareholders’ equity and dividends payable	—	545,864	22,219
Reserve for contingencies	20	91,136	81,395
Derivative contracts	10	105,352	438,876
Other liabilities	22	820,233	546,169

Total current liabilities	—	9,379,831	6,902,986

Noncurrent liabilities:
Long-term liabilities:
Taxes payable	18	263,572	183,890
Loans and financing	19	3,826,385	1,391,857
Debentures	19	1,056,923	1,000,000
Reserve for contingencies	20	102,947	118,009
Derivative contracts	10	97,971	10,292
Other liabilities	22	202,144	196,153

Total noncurrent liabilities	—	5,549,942	2,900,201

Minority interest		587,804	—

Shareholders’ equity:
Capital stock	23	6,710,526	6,347,784
Treasury shares	23	(11,070)	(11,070)
Capital reserves	23	708,574	1,071,316
Income reserves	23	859,497	889,547
Retained earnings	—	—	(1,238)

Total shareholders’ equity	—	8,267,527	8,296,339

TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS EQUITY		23,785,104	18,099,526

The accompanying notes are an integral part of these consolidated financial statements.

VIVO PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2008 , 2007 AND 2006

(In thousands of Brazilian reais, except earnings (loss) per share)

		Years Ended December 31,
	Note	2008	2007	2006
NET OPERATING REVENUE	24	15,469,664	12,492,494	10,936,714

COST OF SERVICES AND GOODS SOLD	25	(8,141,499)	(6,623,290)	(5,564,168)

GROSS PROFIT		7,328,165	5,869,204	5,372,546

Selling expenses	26	(4,104,416)	(3,532,783)	(3,751,070)
General and administrative expenses	27	(1,204,342)	(1,207,195)	(1,099,748)
Other operating expenses, net	28	(469,861)	(509,442)	(319,470)

		(5,778,619)	(5,249,420)	(5,170,288)

OPERATING INCOME BEFORE NET FINANCIAL EXPENSES		1,549,546	619,784	202,258
NET FINANCIAL EXPENSES	29	(637,699)	(462,789)	(747,985)
Net nonoperating expenses	30	—	—	(288,970)

NET INCOME (LOSS) BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES AND MINORITY INTEREST	—	911,847	156,995	(834,697)
Income and social contribution taxes	31	(469,502)	(256,825)	859,012
Minority interest		(52,662)	—	(7,968)

NET INCOME (LOSS) FOR THE YEAR	—	389,683	(99,830)	16,347

SHARES OUTSTANDING AT DECEMBER 31 (IN THOUSANDS)		367,396	1,437,623	1,437,623

EARNINGS (LOSS) PER SHARE OUTSTANDING AT THE BALANCE SHEET DATE (IN BRAZILIAN REAIS)	—	1.06066	(0.06944)	0.01137

The accompanying notes are an integral part of these consolidated financial statements.

VIVO PARTICIPAÇÕES S.A.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(In thousands of Brazilian reais)

		Capital reserves			Income reserves				Retained earnings (accumulate losses)
	Capital stock	Good will reserve	Special goodwill reserve	Tax incentive reserve	Legal reserve	Reserve for contingencies	Reserve for expansion	Treasury shares		Total
BALANCES AT DECEMBER 31, 2005	6,670,152	99,718	693,678	—	—	—	—	—	(3,448,359)	4,015,189
Capital reduction	(3,147,782)	—	—	—	—	—	—	—	3,147,782	—
Merger of TSD, TLE, CRT and TCO (see Note 1)	2,631,137	415,371	347,331	3,589	97,421	11,070	602,612	(11,070)	490,188	4,587,649
Noncontrolling interest incorporation	—	—	—	—	—	—	—	—	(2,681)	(2,681)
Reversal of goodwill reserve	—	—	(294,094)	—	—	—	—	—	—	(294,094)
Unclaimed dividends and interest on shareholders’ equity	—	—	—	—	—	—	—	—	22,728	22,728
Capital increase—Special Shareholders’ Meeting of June 8, 2006	194,277	—	(194,277)	—	—	—	—	—	—	—
Net income for the year	—	—	—	—	—	—	—	—	16,347	16,347
Consolidation adjustments:
Tax incentives	—	—	—	—	—	—	—	—	24,162	24,162
Grants received by subsidiary	—	—	—	—	—	—	—	—	19,254	19,254
Proposed allocation of income:
Legal reserve	—	—	—	—	3,539	—	—	—	(3,539)	—
Dividends	—	—	—	—	—	—	—	—	(16,808)	(16,808)
Reserve for expansion	—	—	—	—	—	—	50,426	—	(50,426)	—

BALANCES AT DECEMBER 31, 2006—LAW 6,404/76	6,347,784	515,089	552,638	3,589	100,960	11,070	653,038	(11,070)	198,648	8,371,746

Effects of Law 11,638/07 (note 2.c) as of January 1, 2007	—	—	—	—	—	—	—	—	(799)	(799)
Unclaimed dividends and interest on shareholders’ equity	—	—	—	—	—	—	—	—	11,936	11,936
Net loss for the year	—	—	—	—	—	—	—	—	(99,830)	(99,830)
Consolidation adjustments:
Grants received by subsidiary	—	—	—	—	—	—	—	—	13,286	13,286
Transfer to reserve for expansion	—	—	—	—	—	—	124,479	—	(124,479)	—

BALANCES AT DECEMBER 31, 2007—LAW 11,638/07	6,347,784	515,089	552,638	3,589	100,960	11,070	777,517	(11,070)	(1,238)	8,296,339

Capital increase—Special Shareholders’ Meeting of May 26, 2008	362,742	—	(362,742)	—	—	—	—	—	—	—
Effects of Law 11,638/07	—	—	—	—	—	—	—	—	(5,760)	(5,760)
Unclaimed dividends and interest on shareholders’ equity	—	—	—	—	—	—	—	—	14,063	14,063
Net income for the year	—	—	—	—	—	—	—	—	389,683	389,683
Proposed allocation of income:
Legal reserve	—	—	—	—	19,995	—	—	—	(19,995)	—
Interest on shareholders’ equity	—	—	—	—	—	—	—	—	(161,113)	(161,113)
Dividends	—	—	—	—	—	—	(50,045)	—	(215,640)	(265,685)
BALANCES AT DECEMBER 31, 2008’—LAW 11,638/07	6,710,526	515,089	189,896	3,589	120,955	11,070	727,472	(11,070)	—	8,267,527

The accompanying notes are an integral part of these consolidated financial statements.

VIVO PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(In thousands of Brazilian reais)

	Years ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES
Net income (loss)	389,683	(99,830)	16,347
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Minority interest	52,662	—	7,968
Depreciation and amortization	2,974,185	2,492,169	2,394,385
Provision for loss on investments	60	—	671
Provision for loss on assets	—	—	277,988
Gain or loss on sale of fixed assets	34,088	21,724	(1,220)
Reversals of provisions for losses on inventories	(12,935)	(6,329)	(17,554)
Write-off in inventories	3,263	1,044	2,347
Losses (gains) in forward, swap and option contracts	(519,490)	509,174	764,264
Losses (gains) on loans, financing and debentures	688,304	(301,290)	(334,978)
Monetary and exchange variation	20,729	4,870	8,064
Allowance for doubtful accounts receivable	303,846	365,740	720,496
Plans for post-retirement benefits	4,288	5,635	824
Reserve for contingencies	138,699	184,594	109,550
Provision (reversal) for suppliers	(73,950)	74,408	3,416
Provision (reversal) for disposal of assets	(7,580)	8,158	46,089
Provision (reversal) for taxes	21,619	(35,578)	—
Provision for customer loyalty program	27,798	11,333	14,326
Deferred income taxes provision (benefits)	417,872	238,651	(1,077,250)
(Increase) decrease in customer accounts receivable	(491,380)	(583,239)	102,074
(Increase) decrease in inventories	(338,250)	(89,319)	95,499
(Increase) decrease in recoverable taxes and deferred income taxes	(408,682)	4,554	128,066
(Increase) decrease in other current and noncurrent	(217,572)	(166,869)	257,964
Increase (decrease) in payroll and related accruals	(7,573)	16,844	6,785
Increase in accounts payable	442,152	367,887	150,455
Increase (decrease) in interest on loans, financing and debentures, net	197,658	(6,364)	(56,064)
Increase (decrease) in taxes payable	153,866	114,807	(195,050)
Decrease in reserve for contingencies	(162,573)	(133,281)	(316,475)
Increase (decrease) in other current and noncurrent liabilities	91,283	197,165	(8,209)

Net cash provided by operating activities	3,722,070	3,196,658	3,100,778

INVESTING ACTIVITIES
Additions to property, plant and equipment and intangible	(2,940,418)	(2,014,646)	(2,102,422)
Additions to deferred assets	(30,306)	(2,067)	(1,510)
Short-term investments pledged as collateral	—	—	145,523
Escrow deposits	—	—	(11,387)
Acquisition of subsidiary, net of cash acquired (a)	(1,736,802)	—	—
Acquisition of noncontrolling interest	—	—	(2,681)
Other investments	(890)	—	(3)
Cash received on sale of property, plant and equipment	13,510	5,264	50,048

Net cash provided by investing activities	(4,694,906)	(2,011,449)	(1,922,432)

VIVO PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006 (Continuation)

(In thousands of Brazilian reais)

	Years ended December 31,
	2008	2007	2006
FINANCING ACTIVITIES
Loans, financing and debentures:
New loans and debentures	3,289,415	2,094,966	2,200,702
Loans, financing and debentures paid	(1,756,625)	(1,911,418)	(2,962,043)
Payment on derivative contracts	(541,040)	(562,216)	(640,470)
Interest on shareholders’ equity and dividends paid	(54,190)	(17,547)	(63,167)
Cash received relating to reverse stock split	27,199	—	6,580

Net cash from (used in) financing activities	964,759	(396,215)	(1,458,398)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,077)	788,994	(280,052)
Cash consolidated on January 1, 2006 due to merger of TSD, TLE and CRT (see Note 1)	—	—	826,297
CASH AND CASH EQUIVALENTS
At the beginning of the year	2,190,990	1,401,996	855,751

At the end of the year	2,182,913	2,190,990	1,401,996

SUPPLEMENTAL CASH FLOW INFORMATION
Income and social contribution taxes paid	28,834	107,841	154,509
Interest paid	439,466	311,771	453,229
Details of acquisition of Telemig (a)
Net book value acquired, net of cash	884,953
Goodwill recorded at acquisition date	1,723,369	—	—
Special goodwill reserve acquired	70,511	—	—
Cash acquired	(942,031)	—	—

Cash paid for acquisition of Telemig	1,736,802	—	—

SUPPLEMENTAL NONCASH TRANSACTION
Grants	5,938	13,286	19,254
Unclaimed dividends and interest on shareholders’ equity	16,283	11,936	22,728
Write-off of tax loss carryforward of subsidiaries	—	—	294,094
Proposed dividends and interest on shareholders’ equity	555,744	—	16,808
Tax incentive	—	—	24,162
Transfer goodwill	—	—	259,069
Merged net assets, net of cash	—	—	3,761,352
Acquisition of 3G license through financing	1,032,924	—	—

The accompanying notes are an integral part of these consolidated financial statements.

VIVO PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF VALUE ADDED

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

(In thousands of Brazilian reais)

	Years ended December 31,
	2008	2007
INCOME	19,934,651	15,854,927

Service and goods sale	19,765,092	15,878,432
Other income	473,404	342,235
Allowance for doubtful accounts, net	(303,845)	(365,740)
INPUTS PURCHASED FROM THIRD PARTIES	(9,368,858)	(7,866,233)

Inputs consumed	(2,699,657)	(2,110,887)
Cost of goods sold	(3,046,332)	(2,580,574)
Materials, energy, third party services and other	(3,631,999)	(3,166,684)
Loss/Recovery of assets values	9,130	(8,088)

GROSS VALUE ADDED	10,565,793	7,988,694

RETAINING	(2,974,185)	(2,492,169)

Depreciation and amortization	(2,974,185)	(2,492,169)

NET VALUE ADDED PRODUCED (DISTRIBUTED)	7,591,608	5,496,525

VALUE ADDED RECEIVED AS A TRANSFER	1,138,484	220,450

Result of equity pick-up	—	—
Financial income and monetary and exchange rate changes for assets	1,138,484	220,450

TOTAL VALUE ADDED TO BE DISTRIBUTED	8,730,092	5,716,975

DISTRIBUTION OF VALUE ADDED	8,730,092	5,716,975

Payroll and related accruals	671,122	598,419

Direct remuneration	336,482	295,424
Benefits	304,314	276,771
FGTS	30,326	26,224
Taxes	5,205,246	4,002,527

Federal	2,007,952	1,465,374
State	3,180,408	2,515,703
Municipal	16,886	21,450
Interest and rentals	2,411,379	1,215,859

Financial expenses and monetary and exchange rate in liabilities	1,734,676	660,391
Rentals	676,703	555,468
Remuneration of proper capital	442,345	(99,830)

Interest on shareholders’ equity	161,113	—
Dividends	218,793	—
Retained earnings (losses)	9,777	(99,830)
Participation of non-affiliated in retained earnings	52,662	—

The accompanying notes are an integral part of these consolidated financial statements.

VIVO PARTICIPAÇÕES S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(In thousands of Brazilian reais, unless otherwise indicated)

1. OPERATIONS

a. Equity Control

Vivo Participações S.A. (“Company”) is a publicly-held company that, at December 31, 2008, has as controlling shareholders Brasilcel N.V. and its subsidiaries Portelcom Participações S.A., Sudestecel Participações Ltda., Avista Participações Ltda., TBS Celular Participações Ltda. and Tagilo Participações Ltda., which jointly hold, treasury shares excluded, 63.73% of the Company’s total capital stock.

Brasilcel N.V. is jointly controlled by Telefónica S.A. (50% of the total capital stock), PT Móveis, Serviços de Telecomunicações, SGPS, S.A. (49.999% of the total capital stock) and Portugal Telecom, SGPS, S.A. (0.001% of the total capital).

b. Subsidiaries

The Company is the 100% controlling shareholder of Vivo S.A. (“Vivo” or “subsidiary”), a provider of mobile telephone services, including activities necessary or useful for the performance of such services, in accordance with authorizations granted thereto.

The Company is also the controlling shareholder of Telemig Celular Participações S.A. (“Telemig Participações” or “subsidiary”), holding 58.90% of its total capital and also holding 7.39% of the total capital of Telemig Celular S.A. (“Telemig Celular” or “subsidiary”).

Telemig Participações holds 83.25% of the total capital stock of Telemig Celular, which is a company that provides personal mobile service, including activities necessary or useful for the performance of these services, in accordance with the authorizations granted thereto.

c. Authorization and Frequencies

The subsidiaries’ business and the services they may provide are regulated by the National Telecommunications Agency (“ANATEL”), the regulatory authority for telecommunication services in Brazil, in accordance with Law No. 9,472, dated July 16, 1997, and respective regulations, decrees, decisions and supplementary plans.

The authorizations granted by ANATEL for an initial period of 15 years and may be renewed just once, for an additional 15-year period, against payment every two years, after the first renewal, of rates equivalent to 2% (two percent) of the company’s revenue for the year prior to that of the payment, net of taxes and mandatory social contributions related to the application of the Basic and Alternative Plans of Service.

The authorizations that were granted to the subsidiaries, pursuant to the areas where they operate, are described in note 21.

d. Corporate Events occurred in 2008

d.1) Acquisitions—Telemig Celular Participações S.A. and Tele Norte Celular Participações S.A.

On April 3, 2008, the equity control of Telemig Participações (and, indirectly, of Telemig Celular) and Tele Norte Celular Participações S.A. (“Tele Norte Participações”) (and, indirectly, of Amazônia Celular S.A.) was transferred to the Company, under the terms of the Stock Purchase and Sale Agreement entered into between the Company and Telpart Participações S.A. (“Telpart”), with the conditions set forth therein having been met and the purchase price having been paid.

The price paid on April 3, 2008 for the 7,258,108 common shares and 969,932 preferred shares of Telemig Participações, already added by the remuneration provided for in the Purchase and Sale Agreement entered into with Telpart, was R$1,162,594, equivalent to the amount of approximately R$151.17 per common share and R$67.43 per preferred share of Telemig Participações that was acquired. The prices paid for the common shares of Telemig Participações result in the amount of approximately R$2,625.04 per common share of Telemig Celular. On this date, 53.90% of the voting capital and 22.73% of the total capital of Telemig Participações were transferred to the Company.

Additionally, the Company acquired Telpart’s rights to subscribe to shares to be issued by Telemig Participações and by Tele Norte Participações, which rights are provided for in CVM Instruction No. 319/99, for the values already restated under the terms of the Purchase and Sale Agreement entered into with Telpart, of R$70,511 and R$22,611, respectively.

d.2) Selling—Tele Norte Participações S.A.

On December 20, 2007, in accordance with CVM Instruction No. 358, dated January 03, 2002, the Company entered into a stock purchase agreement with Telemar Norte Leste S.A (“Telemar”) in order to sell the shares of Tele Norte Participações which Telpart had agreed to sell and transfer to the Company under the terms of the stock purchase agreement dated August 02, 2007.

ANATEL, by Act No. 1261, dated March 05, 2008, published in the Federal Official Gazette (DOU) on March 7, 2008, granted the permission for the transfer of the shares from Tele Norte Participações to the Company, and the subsequent permission for the transfer of these same shares to Telemar.

On April 3, 2008, the Company sold a total of 1,292,679 common shares and 3,715 preferred shares which had been acquired from Tele Norte Participações and Telpart’s rights to subscribe to shares to be issued by Tele Norte Participações, which rights are provided for in CVM Instruction No 319/99, for the same prices paid to Telpart.

d.3) Acquisition of the Equity Control of TCO IP S.A.

On April 4, 2008 the Special General Meeting of Vivo and the Board of Directors’ Meeting of the Company approved the transfer of the equity control of TCO IP S.A. (“TCO IP”) held by Vivo to Vivo Participações. As from this date, TCO IP became a wholly-owned subsidiary of Vivo Participações.

d.4) Public Offering of Shares (“VPO”)

d.4.1) Voluntary Public Offering (“VPO”)

As approved by the Board of Directors of the Company, on August 2, 2007, and upon completion of the acquisition of the equity control of Telemig Participações (and, indirectly, of Telemig Celular), the Company, through its subsidiary TCO IP ( “Issuer”), launched on April 8, 2008, in Brazil, a Voluntary Public Offering (“VPO”) for the purchase of up to 1/3 of the outstanding preferred shares of Telemig Celular and of Telemig Participações. Particularly regarding Telemig Participações, the VPO was extended to holders of preferred shares underlying the American Depositary Shares (“ADSs”) (“Maximum Number of Shares”). Each ADS of Telemig Participações represents two preferred shares.

The main terms and conditions of the VPO include the following: the price, which represented a premium of approximately 25% of the weighted average price of the Preferred Shares of the respective company in the last thirty (30) BOVESPA’s floor sessions prior to and including August 1, 2007, was (i) R$654.72 per preferred share of Telemig Celular, and (ii) R$63.90 per preferred share of Telemig Participações; (for reference purposes, the equivalent to approximately US$74.68 per ADS of Telemig Participações based on the average between the purchase and the sale price of US dollar at PTAX 800 rate, as disclosed by the Central Bank of Brazil on April 4, 2008, namely, R$1.711 /R$1.00).

With the completion of the VPO on May 12, 2008, TCO IP acquired 7,257,020 preferred shares of Telemig Participações, representing 20.04% of the total capital and 89,492 preferred shares of Telemig Celular, representing 3.77% of the total capital, having paid the prices of R$463,724 and R$58,592, respectively.

On July 25, 2008, TCO IP acquired 3,929 preferred shares of Telemig Celular, representing 0.16% of the total capital, for the amount of R$2,572.

On September 09 and 10, TCO IP acquired 4,000 preferred shares of Telemig Celular, representing 0.17% of the total capital, for the amount of R$2,619.

d.4.2) Mandatory Public Offering

On July 15, 2008, the Company launched the Mandatory Public Offering for Disposal of Share Control for acquisition of the outstanding common shares, through its subsidiary TCO IP, in continuance with the process for acquisition of Telemig Participações and of Telemig Celular.

Upon the completion of the Mandatory Public Offering on August 15, 2008, TCO IP had acquired 5,803,171 common shares of Telemig Participações, representing 16.03% of the total capital and 78,107 common shares of Telemig Celular, representing 3.29% of the total capital, having paid the prices of R$732,650 and R$171,239, respectively.

d.5) Transfer of the Share Control to TCO IP S.A.

On August 26, 2008, Vivo Participações increased the capital stock of TCO IP by the amount of R$2,054,065, of which R$1,149,832 correspond to the book value of all the 7,258,108 common shares and 969,932 preferred shares held by Telemig Participações, corresponding to 22.73% of the total capital. As from such date, TCO IP became the controlling shareholder of Telemig Participações.

e) Increase of Capital in Telemig Participações out of the Special Premium Reserve

At a Special Meeting of the Board of Directors of Telemig Participações held on November 12, 2008 a capital increase was approved, to be made out of the special premium reserve, under the terms of CVM Instruction No. 319/99, in the amount of R$22,964, upon issue of 670,300 new registered, preferred shares, with no face value, corresponding to the tax benefit of fiscal year 2007, with the credits being deducted to the Company’s benefit, ensuring the preemptive right set forth in article 171 of Law No. 6,404/76. After such capital increase, the Company started owning 58.90% of the total capital of Telemig Participações.

f) Corporate Reorganization

At a meeting of the Board of Directors held on September 30, 2008 and for the purposes of CVM Instruction 358/02, a request for prior consent was approved and sent to ANATEL, referring to the corporate reorganization transaction concerning the merger of TCO IP into Telemig Participações and Telemig Celular.

On December 03, 2008, the Protocol and Instrument of Justification of the Total Spin-off of TCO IP for merger of the spun-off assets of TCO IP into Telemig Participações and Telemig Celular was entered into, in conformity with the provisions in articles 224, 225 and 229 of Law No. 6,404/76 and CVM Instruction no. 319/99.

ANATEL, by Act no. 5,118/08, dated December 10, 2008, published in the Federal Official Gazette—DOU on December 16, 2008, granted its consent for the corporate reorganization to be carried out.

At a General and Special Meeting of Shareholders, held on December 19, 2008, said Protocol and Instrument of Justification of the Total Spin-Off of TCO IP was approved. The net assets of TCO IP that were spun-off were appraised based on their book value at December 01, 2008 (“base date”), in accordance with accounting practices adopted in Brazil, and an Appraisal Report of the Stockholders’ Equity based on the Accounting Records was issued (“Appraisal Report”), having been prepared by an independent company, in conformity with article 229 of Law 6,404/76.

The spun-off portion of the stockholders’ equity of TCO IP which was merged into Telemig Participações and Telemig Celular, pursuant to the Appraisal Report and in conformity with article 6 of CVM Instruction no. 319/99, is broken down as follows:

•

R$1,324,339, of investments represented by the controlling shares of Telemig Participações and the shares acquired in the Voluntary and Mandatory Public Offerings (OPAs), including the premium paid in these acquisitions and the provision for maintenance of the stockholders’ equity integrity and other current assets (taxes recoverable and cash); and

•

R$143,278, of investments represented by the Telemig Celular shares acquired in the Voluntary and Mandatory Public Offerings (OPAs), including the premium paid in these acquisitions and the provisions for maintenance of the stockholders’ equity integrity.

•

The merger of those portions of the stockholders’ equity of TCO IP concerning the own shares of Telemig Participações and Telemig Celular, held by TCO IP, including the premium generated in the acquisition of these shares and the respective provision for maintenance of the stockholders’ equity integrity, did not generate an increase of capital in the surviving companies. The amounts of premium and the respective provision were recorded in deferred assets accounts (income tax and social contribution) as a counter-entry to a special premium reserve in the stockholders’ equity for future capitalization, in conformity with article 7 of CVM Instruction no. 319/99.

The corporate reorganization did not result in any change to the share control of Telemig Participações and Telemig Celular, nor of the other shareholders, having been carried out in such manner as not to generate a negative impact on the future flows of dividends to the shareholders of Telemig Participações and Telemig Celular.

g. Agreement between Telefónica S.A. and Telecom Italy

In October 2007, TELCO S.p.A. (in which Telefónica S.A holds an interest of 42.3%), completed the acquisition of 23.6% of Telecom Italia. Telefónica S.A. has the shared control of Vivo Participações S.A., through its joint venture with Portugal Telecom. Telecom Italia holds an interest in TIM Participações S.A (TIM), which is a mobile telephone operator in Brazil. As a result of the acquisition of its interest in Telecom Italia, Telefónica S.A. does not have any direct involvement in the operations of TIM. Additionally, any transactions between the Company and TIM are transactions in the regular course of business, which are regulated by the ANATEL. For the year ended December 31, 2008, inter-operator revenues and costs relating to Telecom Italia group of companies were R$905,979 and R$727,007, respectively (R$147,697 and R$110,599 as of December 31, 2007).

2. BASIS OF PREPARATION AND PRESENTATION OF THE FINANCIAL STATEMENTS

2.a) Financial statements

The consolidated financial statements are presented in millions of Brazilian reais (except as otherwise mentioned) and have been prepared based on the accounting practices adopted in Brazil, as well as on the rules issued by the Brazilian Securities and Exchange Commission (CVM), with due regard to the accounting standards set forth in the corporation law (Law No. 6,404/76), which include the new provisions introduced, amended and revoked by Law No. 11,638, dated December 28, 2007 and by Provisional Executive Act No. 449, dated December 03, 2008, with further regard, also, to the rules applicable to telecommunication service concessionaires.

The consolidated balance sheet, statements of income, cash flow and value added for the fiscal year ended December 31, 2007 and 2006 do not include the effects of the acquisition of an equity interest in Telemig Participações and Telemig Celular, as described in note 1 and, consequently, are not comparable with the respective financial statements for the same period of 2008.

The consolidated income statement of the Company for the fiscal year ended December 31, 2008 includes the consolidated nine-month income (period from April to December 2008) of Telemig Participações.

In order to allow a better understanding and comparison we have disclosed in note 37 the combined balance sheet and income statement, assuming that the effects of the transactions described in note 1 had already occurred since January 01, 2007.

The authorization for conclusion of the preparation of these financial statements was given at the Meeting of the Board of Executive Officers held on January 29, 2009.

The fiscal years of the subsidiaries companies in the consolidated statements coincide with the fiscal years of the holding company and the accounting policies have been uniformly applied in the subsidiary companies and are consistent with those adopted in the previous fiscal year.

All balances of assets and liabilities, revenues and expenses arising out of transactions between the consolidated companies have been eliminated in the consolidated statements.

2.b) Amendments to the Corporation Law—Law No. 11,638/07

In conformity with the provisions in CVM Resolution no. 565, dated December 17, 2008, which approved the Accounting Statement Committee No. 13 (CPC 13)—Initial Adoption of Law No. 11,638/07 and of Provisional Executive Act No. 449/08, and in accordance with the requirements set forth in CVM Resolution No. 506/06, dated June 19, 2006, the Company has set the transition date for adoption of the new accounting practices as being January 1, 2007 and the financial statements for the year ended December 31, 2006 does not reflect the new accounting provisions under BR GAAP. The transition date is defined as the departing point for adoption of the changes to the accounting practices adopted in Brazil, and represents the base date as of which the Company and its subsidiaries prepare their initial balance sheets adjusted to these new accounting provisions of 2008.

Pursuant to CPC 13, companies are discharged from applying the provisions in NPC 12 (Rules and Accounting Pronouncements issued by IBRACON—Brazilian Board of Independent Auditors) and in CVM Resolution No. 506/06—Accounting Practices, Changes to Accounting Estimates and Correction of Mistakes, in the initial adoption of Law No. 11,638/07 and of Provisional Executive Act No. 449/08. This resolution requires that, in addition to discriminating the effects of the adoption of the new accounting practice in the retained earnings or losses account, the companies must state the opening balance sheet for account or group of accounts related to the previous period for purposes of comparison, as well as the other comparative figures presented, as if the new accounting practice had been always in use. However, the Company and its subsidiaries have elected not to adopt the exemption permitted in CPC 13; therefore, their financial statements for 2007 and 2008 have been presented in conformity with the same accounting practices and, thus, are comparable, except for the effects of the acquisition of Telemig Participações and Telemig Celular, as previously discussed in notes 1 and 2a.

Said changes to the accounting practices which produced effects on the preparation or presentation of the financial statements for the fiscal year ended on December 31, 2008, of the initial balance sheet prepared for January 1, 2007 (not presented) and of the financial statements for the comparative fiscal year ended on December 31, 2007, have been measured and recorded by the Company and its subsidiaries based on the following accounting statements issued by the Accounting Statements Committee (CPC), and approved by the Brazilian Securities and Exchange Commission (CVM) and by the Federal Accounting Board (CFC):

•	Conceptual Structure for Preparation and Presentation of the Financial Statements, approved by CVM Resolution No. 539, dated March 14, 2008;

•	CPC 01—Reduction of the Recoverable Value of the Assets, approved by CVM Resolution No. 527, dated November 01, 2007;

•	CPC 03—Statement of Cash Flows, approved by CVM Resolution No. 547, dated August 13, 2008;

•	CPC 04—Intangible Assets, approved by CVM Resolution No. 553, dated November 12, 2008;

•	CPC 05—Disclosure on Related Parties, approved by CVM Resolution No. 560, dated December 11, 2008;

•	CPC 06—Lease, approved by CVM Resolution No. 554, dated November 12, 2008;

•	CPC 07—Government Subsidies and Assistance, approved by CVM Resolution No. 555, dated November 12, 2008;

•	CPC 08—Transaction Costs and Premium on Issuance of Securities, approved by CVM Resolution No. 556, dated November 11, 2008;

•	CPC 09—Statement of Value Added, approved by CVM Resolution No. 557, dated November 12, 2008;

•	CPC 12—Adjustment to Present Value, approved by CVM Resolution No. 564, dated December 17, 2008;

•	CPC 13—Initial Adoption of Law No. 11,638/07 and of Provisional Executive Act No. 449/08, approved by CVM Resolution No. 565, dated December 17, 2008;

•	CPC 14—Financial Instruments: Recognition, Measurement and Evidencing, approved by CVM Resolution No. 566, dated December 17, 2008.

The initial balance sheet as of January 1, 2007 (transition date) has been prepared taking into consideration the required exceptions and some of the elective exemptions, as permitted in accounting statement CPC 13, as follows:

a) Exemption on the presentation of comparative financial statements:

The financial statements of 2008 and of 2007 have been prepared in accordance with the accounting basis effective in 2008. The election provided for in CPC 13 of not adjusting the 2007 financial statements to the 2008 accounting standards has not been adopted by the Company and its subsidiaries.

b) Exemption on the classification of financial instruments at their original date of registration:

Although CPC 14 determines that the classification of financial instruments must be effected at their original date of registration, for purposes of first adoption, CPC 13 has allowed them to be classified at the transition date , which option was elected by the Company and its subsidiaries.

c) Exemption on keeping balances recorded in the deferred assets until their realization:

The Company and its subsidiaries have elected to keep balances recorded in the deferred assets until their complete realization. As required in CPC 13, Vivo carried out an analysis on the recovery of these balances, under the terms of CPC 01, and did not identify any indication of loss of their recoverable value. Additionally, Vivo reclassified part of the balance recorded in the deferred assets to the intangible assets, since they were intangible assets with a defined date and met the accounting recognition criteria of these new groups. The values that did not meet this criterion were written-off at the transition date.

d) Exemption on the considerations of calculation of the adjustment to present value:

The Company and its subsidiaries have calculated the adjustment to present value based on an overall calculation of the outstanding balances for each group of monetary assets and liabilities accounts, as well as applied the discount rates based on the market premises available at the transition date. The items which make up each of the groups of accounts were adjusted to present value.

e) Exemption for presentation of the Statements of Cash Flows and of Statement of Value Added without indication of the figures corresponding to the previous fiscal year:

With the purpose of allowing comparison, the Company and its subsidiaries have elected to conform the figures in the Statements of Cash Flows and preparation and disclosure of the Statements of Value Added related to the fiscal year ended on December 31, 2007 to the provisions on preparation and presentation contained in CPC 03 and CPC 09, respectively. The Company has also elected not to present any more the statements of changes in financial position for the fiscal years ended as from January 01, 2008.

f) Neutrality for tax purposes of the initial application of Law No. 11,638/07 and of Provisional Executive Act No. 449/08:

The Company and its subsidiaries have elected the Transition Taxation System (RTT) instituted by Provisional Executive Act No. 449/08, under the terms of which the calculation of income tax (IRPJ), social contribution on net income (CSLL), contribution to PIS and contribution to social security financing (COFINS), for the two-year period of 2008-2009, has continued to be determined in conformity with the accounting methods and criteria defined in Law No. 6,404, dated December 15, 1976, in effect at December 31, 2007. Accordingly, the deferred income tax and social contribution, which are calculated on the basis of the adjustments resulting from the adoption of the new accounting practices set forth in Law No. 11,638/07 and in Provisional Executive Act No. 449/08, were recorded in the financial statements of the Company and of its subsidiaries, as applicable, in conformity with CVM Instruction No. 371. The Company and its subsidiaries shall state the referred election in the 2009 Statement of Economic-Tax Information for Corporate Entities (DIPJ) (Corporate Income Tax Return).

g) Exception on the recognition of finance leases before the transition date and on the capitalization of initial contracting costs directly related to these leases:

For the contracts in force at the transition date and which are in the nature of finance leases, Vivo has recorded in the fixed assets (property, plant & equipment), in a specific account, the leased property at its fair value or, if lower, at the present value of the minimum payments of the lease, at inception contract date, adjusted to the accumulated depreciation calculated since the effective date of the contract until the transition date. The direct initial costs, incurred for contracting such leases, have not been capitalized.

h) Exception on the amortization of goodwill based on future profitability and retroactive recognition of intangible assets:

The costs of development of intangible assets, incurred at and until the transition date, which were not recognized by the Company and its subsidiaries as an intangible asset, and which in the light of accounting statement CPC 04 started meeting the recognition criteria, have not been recorded by the Company and its subsidiaries as intangible assets in the initial balance sheet.

The goodwill based on future profitability recorded by the Company has been amortized according to the straight line method until December 31, 2008.

i) Exception on the treatment of premium received on issue of debentures and grants and subventions for investments:

As for the grants and subventions for investments received prior to December 31, 2008, the Company and Vivo have kept the accounting treatment in effect at the date they were originated, having held the respective balances in a capital reserve account.

j) Exception for application of the first periodic evaluation of the useful-economic life of the property, plant & equipment items:

Until December 31, 2009, the Company and its subsidiaries will revaluate the estimates of useful-economic life of their property, plant & equipment items, as used for determination of their depreciation rates. Eventual changes in the estimates of useful-economic life of the assets resulting from said revaluation, if material, will be treated as a change to accounting estimates to be recognized on a prospective basis.

2.c) Effect of the adjustments of Law No. 11,638/07 and of Provisional Executive Act No. 449/08

In compliance with the disclosure requirements as to initial adoption of the new accounting practices, the Company is presenting, in the tables below, for comparison purposes, a brief description and the amounts corresponding to the impacts generated on the consolidated balance sheet for fiscal year 2007, on the stockholders’ equity for fiscal years 2008 and 2007 and on the consolidated income statement for fiscal years 2008 and 2007, referring to the changes introduced by Law 11,638/07 and by Provisional Executive Act No. 449/08. The effects on the 2008 balance sheet are already reflected in the presentation of the financial statements.

Balance Sheet

	Balances originally released on 12.31.07	Adjustment of Law No. 11,638/07		Balances, 2007 re-presentation by the effects of Law No. 11,638/07
Assets
Deferred and recoverable taxes	4,048,293	(12,900)	(1)	4,035,393
Derivative contracts	4,751	5,744	(2)	10,495
Property and equipment, net	6,301,389	15,466	(3)	6,316,855
Intangible assets, net	1,660,299	30,631	(4)	1,690,930
Deferred charges, net	89,464	(30,631)	(4)	58,833
Liabilities
Taxes payable	752,331	9,494	(1)	761,825
Loans and financing	4,381,440	4,029	(2)	4,385,469
Derivative contracts	453,143	(3,975)	(2)	449,168

Shareholders’ Equity

	Year ended December 31,
	Brief description of the adjustment		2008	2007	January 1, 2007
Net equity before the amendments introduced by Law No. 11,638/07 and Provisional Executive Act No. 449/08			8,265,688	8,297,577	8,371,746

Finance Lease		(5)	10,200	15,466	21,681
Fair value of derivative contracts		(6)	(117,832)	11,011	10,770
Fair value of loans		(6)	150,388	(4,027)	(9,182)
Present value of monetary assets		(6)	(31,242)	(24,325)	(24,479)
Income tax and social contribution on the total adjustments		(7)	(3,915)	637	411
Effects of adjustment of Telemig Participações the years 2006 and 2007 not recorded in profit and loss		(8)	(5,760)	—	—

Net effects resulting from full implementation of Law No. 11,638/07 and Provisional Executive Act No. 449/08		(9)	1,839	(1,238)	(799)

Net equity integral in the application of Law No. 11,638/07 and Provisional Executive Act No. 449/08			8,267,527	8,296,339	8,370,947

Income Statement

	Brief description of the adjustment		Year ended December 31,
			2008	2007
Net income (loss) before the amendments introduced by Law No. 11,638/07 and Provisional Executive Act No. 449/08			380,846	(99,391)

Depreciation of financial leasing operations		(5)	(5,266)	(6,215)
Finance revenue (expense) from:
Fair value of derivative contracts		(6)	(128,843)	241
Fair value of loans		(6)	154,415	5,155
Present value of monetary assets		(6)	(6,917)	154
Income tax and social contribution on the total adjustments		(7)	(4,552)	226

Net effects resulting from full implementation of Law No. 11,638/07 and Provisional Executive Act No. 449/08		(9)	8,837	(439)

Net income (loss) integral with the application of Law No. 11,638/07 and Provisional Executive Act No. 449/08			389,683	(99,830)

1.	This includes adjustments to present value of the ICMS (state VAT) on acquisitions of fixed assets, which are recoverable in a period of 48 months from the date such ICMS is recorded on the books (CIAP—Credit of ICMS on Fixed Assets), at the Long Term Interest Rate (“TJLP”), provision for IRRF (Withholding Income Tax) on the adjustments at market value of the derivative transactions and the deferred income tax (25%) and social contribution (9%) accounted for;

2.	Adjustments to market value of the derivative transactions and related hedged debt loans, as applicable, pursuant to the provisions of CPC 14;

3.	Adjustment to the finance lease of information technology equipment. It contemplates the capitalization of the net cost at the transition date and its respective depreciation, pursuant to the provisions in CPC 06;

4.	Reclass from deferred assets to the intangible assets: (i) of the residual balances of goodwill on acquisition of Ceterp Celular S.A. and (ii) of the balance of intangible assets attributable to owned stores, pursuant to the provisions in CPC 01;

5.	Expenses with depreciation of information technology equipment resulting from the adjustment to the finance lease (item 3);

6.	Financial income (expense) resulting from the adjustments to market value of the derivative transactions and loans (item 2) and of the present value of the ICMS (CIAP) (item 1). Additionally, it contemplates the adjustment to present value of the 3G license liabilities accounted for in Telemig Celular;

7.	Income tax (25%) and social contribution (9%), applied to all the above described adjustments;

8.	Effects of Telemig Participações ascertained in the fiscal years 2007 and 2006, which were recognized in the shareholders’ equity due to the Company having acquired the equity interest only in April 2008 (note 1d);

9.	Net result of all the above described adjustments.

Additionally, on account of the elimination of the “Non-operating income”, in conformity with Provisional Executive Act no. 449/08, the Company has reclassified expenses in the amounts of R$31,838 and R$20,810 in the financial statements for fiscal years ended on December 31, 2008 and 2007 in “Other operating revenue (expenses), net”, as well as the disclosure thereof in an explanatory note.

The accompanying financial statements are a translation and adaptation of those originally issued in Brazil, based on Brazilian GAAP. Certain reclassifications and changes in terminology have been made and the notes have been expanded, in order to conform more closely to prevailing reporting practices pursuant to US GAAP.

In order to facilitate the understanding of its financial information, and to provide more uniform information to its foreign and local shareholders, the Company has elected to prepare and present its primary financial statements in accordance with Brazilian GAAP, expressed in Brazilian Reais. Because Brazilian GAAP differs in certain significant respects from US GAAP, a reconciliation of the net income and shareholders equity from Brazilian GAAP to equivalent amounts prepared under US GAAP is provided herein (Note 39).

3. SUMMARY OF THE PRINCIPAL ACCOUNTING PRACTICES

a) Income calculation

Sales revenue is stated net of value added, discounts and refunds (in case of sale of goods) assessed on them, which are presented as revenue reduction accounts. The operating income is calculated on an accrual basis for the fiscal year:

a.1 Recognition of revenues from telecommunication services

The services revenue is recognized to the extent the services are rendered, the total sales being monthly calculated. The unbilled revenue is calculated and recognized when the services are rendered. Revenues referring to credits for recharge of prepaid cellular phones, as well as the respective taxes due, are deferred and recognized in the income to the extent the services are actually rendered or upon expiration.

a.2 Recognition of the revenues and costs of sales of goods

The revenues and costs of sales of goods and accessories effected at the owned stores are recognized at the time of the sale to the end user. The revenues and costs of sales of goods effected through dealers are recognized at the time the handset is activated.

a.3 Financial income and expenses

These represent interest and monetary and exchange variations arising out of financial investments, derivative transactions, loans, financing, debentures, adjustments to present value of transactions which generate monetary assets and liabilities and other financial transactions.

b) Functional and financial statements presentation currency

The functional currency of the Company and its subsidiaries is the Brazilian Reais (R$ or Real).

c) Transactions denominated in foreign currency

Monetary assets and liabilities denominated in foreign currency are converted into the functional currency (Real) using the exchange rate (Ptax) in effect as of the date of the financial statements, which at December 31, 2008 is as follows: US$1.00 = R$2.3370, JPY1.00 = R$0.025800, €1.00 = R$3.252403 and at December 31, 2007: US$1.00 = R$1.7713, JPY1.00 = R$0.015839, €1.00 = R$2.607531. The gains and losses resulting from the updating of these assets and liabilities between the exchange rate in effect at the transaction date and at the end of the fiscal years are recognized as financial income or expenses in the income statement.

d) Financial instruments

The financial instruments are recognized only as from the date the Company and its subsidiaries become party to the contractual provisions of the financial statements. Where recognized, they are initially recorded at their fair value added by the transaction costs which are directly ascribable to their acquisition or issuance, except in case of financial assets and liabilities classified in the category at the fair value in the income statement, where such costs are directly posted to the income of the fiscal year. Their subsequent measurement occurs at each balance sheet date in accordance with the rules provided for each type of classification of financial assets and liabilities.

d.1) Financial assets: The main financial assets recognized by the Company and its subsidiaries are: cash and cash equivalents, financial investments, securities, unrealized gains on derivative transactions and trade accounts receivable. They are classified into the categories below in accordance with the purpose for which they have been acquired or issued:

(i) Financial assets measured at the fair value in the income statement: they include financial assets held for trading and assets designated at the initial recognition at the fair value in the income statement. They are classified as held for trading if originated with the purpose of sale or repurchase at short term. Derivatives are also classified as held for trading, except those designated as hedge instruments. At each balance sheet date they are measured at their fair value. The interests, monetary indexation, exchange variation and variations arising out of the evaluation at the fair value are recognized in the income statement when incurred, in “financial income or expenses”.

(ii) Loans (granted) and receivables: non-derivative financial assets with fixed or determinable payments, however not listed on an active market. After the initial recognition they are measured at the cost amortized by the actual interest rate method. The interests, the monetary updating at the exchange variation, less losses of the recoverable value, as applicable, are recognized in the income statement when incurred, in “financial income or expenses”.

(iii) Investments held to maturity date: non-derivative financial assets with fixed or determinable payments with defined maturity dates for which the Company has a positive intention and ability to hold until the maturity date. After the initial recognition they are measured at the cost amortized by the effective interest rate method. This method uses a discount rate which, when applied to estimated future receipts, along the expected effective term of the financial instrument, results in the net book value. The interests, the monetary updating, the exchange variation, less losses of the recoverable value, as applicable, are recognized in the income statement when incurred, in “financial income or expenses”.

(iv) Available for sale: Financial assets which do not fall within categories (i) to (iii) above. As of the date of each balance sheet they are measured at their fair value. Interests, monetary adjustment and exchange variation, as applicable, are recognized in the income statement when incurred, and variations arising out of the difference between the value of the investment updated by the contractual conditions and the evaluation of the fair value are recognized in the shareholders’ equity in the adjustments to shareholders’ equity account, as long as the asset has not yet been realized, being reclassified to the income statement after their realization, net of tax effects.

d.2) Financial liabilities: The main financial liabilities recognized by the Company and its subsidiaries are: accounts payable to suppliers, unrealized losses in transactions with derivatives, loans, financing and debentures. They are broken down into the following categories, according to the nature of the financial instruments contracted or issued:

(i) Financial liabilities measured at the fair value in the income statement: they include financial liabilities usually traded before the maturity date, liabilities designated in the initial recognition at the fair value in the income statement and derivatives, except those designated as hedge instruments. At each balance sheet date they are measured at their fair value. The interests, monetary indexation, exchange variation and variations arising out of the evaluation at the fair value, as applicable, are recognized in the income statement to the extent they are incurred, in the item “financial income or expenses”.

(ii) Financial liabilities not measured at the fair value: non-derivative financial liabilities which are not usually traded before the maturity date. After the initial recognition they are measured at the cost amortized in accordance with the actual interest rate method. Interests, monetary adjustment and exchange variation, as applicable, are recognized in the income statement to the extent they are incurred, in the item “financial income or expenses”.

d.3) Market value: the market value of the financial instruments actively traded in organized over-the-counter markets is determined based on the market values prevailing at the balance sheet date. In the absence of an active market, the market value is determined by means of appraisal techniques. These techniques include the use of recent market transactions between independent parties, reference to the market value of similar financial instruments, analysis of discounted cash flows or other evaluation models.

d.4) Hedge transactions: the derivative financial instruments used for protection against risk exposure or to change the characteristics of financial assets and liabilities, unrecognized firm commitments, highly probable transactions or net investments in foreign transactions, and which: (i) are highly related as far as it refers to changes in their market value in relation to the market value of the hedged item, both in the beginning and along the contract life (effectiveness from 80% to 125%); (ii) have a documentary identification of the transaction, of the hedged risk, of the risk management process and of the methodology used for evaluation of effectiveness; and (iii) are deemed effective in the reduction of the risk associated to the exposure to be hedged, are classified and accounted for as hedge transactions in accordance with their nature:

•

fair value hedge—these are derivative financial instruments intended for offsetting risks arising out of exposure to variation in the fair value of the hedged item. The hedged items and the corresponding derivative financial instruments are accounted for as a counter-entry to the proper revenue or expense account, in the income statement for the period.

For the fiscal years ended on December 31, 2008, 2007 and 2006, the Company and its subsidiaries had no cash flow hedge or foreign investments hedge.

e) Cash and cash equivalents

These include cash, positive balances of bank accounts, financial investments redeemable within 90 days from the balance sheet dates and with non-material risk of change in their market value. Most of the financial investments included in the cash equivalents are classified as “financial assets measured at the fair value in the income statement”.

f) Accounts receivable, net

The amounts billed are calculated according to the tariff rate as of the date the service is rendered. They also include services rendered to customers which have not yet been invoiced until the balance sheet date, as well as accounts receivable related to sales of cellular handsets and accessories. A provision was booked by an amount deemed by the Management to be sufficient for the doubtfully recoverable credits. Information referring to breaking down the accounts receivable into outstanding and overdue amount, in addition to changes in the provision for bad debtors, are stated in note 5.

g) Inventories

These are represented by the cellular handsets and accessories evaluated by the lower of average acquisition cost or net recoverable amount. A provision was booked for handsets deemed to be obsolete or the amounts of which exceed those usually traded by the subsidiaries in a reasonable period of time.

h) Prepaid expenses

These are stated at the values disbursed and not yet incurred. Prepaid expenses are allocated to the income to the extent the corresponding services are rendered and the economic benefits are earned.

i) Investments

Investments in subsidiaries are calculated by the equity result method. Other permanent investments are recorded at the acquisition cost less provision for losses, as applicable.

j) Property, plant & equipment

These are stated at the acquisition, formation or building cost, added by interests and other financial charges incurred during the construction or development of projects. The depreciation of the properties is calculated by the straight line method at the rates mentioned in note 12 and takes into consideration the estimated useful life of the properties. The capitalized financial charges are depreciated pursuant to the same criteria and useful life determined for the property, plant & equipment item to which they were incorporated. The property, plant & equipment are net of credits for PIS/COFINS (federal VAT) and ICMS (state VAT) and the counter-entry is recorded as taxes recoverable.

Expenses incurred with maintenance and repairs representing improvement, increase of capacity or of useful life are capitalized, while other expenses are recorded in the income for the year. Estimated costs to be incurred in disassembling towers and equipment in leased real properties are capitalized. Over time, the related provision for asset retirement obligation is accreted to its present value each period (note 22) and the capitalized costs are depreciated throughout the useful life of the equipment, which does not exceed the lease term.

k) Lease

The finance lease contracts are recognized in property, plant & equipment and in loan and financing liabilities, at the present value of the minimum mandatory installments of the contract or the fair value of the asset, whichever is lower, added by, as applicable, the initial direct costs incurred in the transaction. The amounts recorded in property, plant & equipment are depreciated for the estimated useful-economic life of the properties or the lease contract term, whichever is shorter. Interests included in the loans and financing liabilities are allocated to the income statement pursuant to the contract term in conformity with the effective interest rate method. Operational lease contracts are recognized as expense on a systematic basis which represents the period in which the benefit on the leased asset is obtained, even though such payments are not performed on this basis.

l) Intangible assets

Intangible assets separately acquired are measured in the initial recognition at the acquisition cost and, further, are deducted from the accumulated amortization and losses of the recoverable value, as applicable. The premium generated in the acquisition of investments occurred until December 31, 2008, which base economically based on future profitability are amortized in conformity with the straight line method for a term from 5 to 10 years, as from the dates of the transactions having originated them. As from January 01, 2009, they will no longer be amortized, and shall be only submitted to annual test for analysis of loss of their recoverable value (note 13). They also include the intangible assets attributable to owned stores, which are amortized for the duration of the contracts.

m) Impairment

The Management annually reviews the carrying amount of the assets with the purpose of evaluating events or changes in the economic, operating or technological circumstances which may indicate deterioration or loss of their recoverable value. When such evidence is identified, and the carrying amount exceeds the recoverable amount of the asset, a provision is booked for impairment by adjustment of the net book value to the recoverable value. These losses are classified as other operating expenses, when incurred.

n) Deferred assets

Pre-operating expenses were recorded at the formation cost and are amortized pursuant to the straight line method, for a period of ten years. As permitted in Provisional Executive Act 449/08, Vivo has elected to keep the balance of the deferred assets which was not possible to be allocated to other accounts, until the full amortization thereof. Deferred assets are also annually reviewed with the purpose of evaluating their recoverability.

o) Interest on shareholders’ equity

Brazilian companies are permitted to pay interest on shareholders’ equity, which is similar to the payment of dividends, however being deductible for purposes of income tax calculation. The Company decided to pay interest to its shareholders, in relation to fiscal year ended on December 31, 2008 (note 23) and booked a provision for the amount due, having directly debited the shareholders’ equity account. The distribution of interest on shareholders’ equity is subject to withholding income tax at the rate of 15%. The tax benefit from the deduction of the interest is recognized as Income and social contribution taxes in profit and loss.

p) Other assets and liabilities

An asset is recognized in the balance sheet when it is probable that its future economic benefits will be generated on behalf of the Company and its subsidiaries if the cost or value thereof is possible to be safely measured.

Other assets include subsidies granted in the sales of terminals to the accredited agents, which subsidies are deferred and are recognized in the income as these terminals are enabled, limited to a maximum term of 90 days. They also include balances receivable from commercial agreements which arise out of current transactions between the subsidiaries and their suppliers, having as main references the volume of purchases and the shared marketing campaigns.

A liability is recognized in the balance sheet when the Company and its subsidiaries have a legal obligation or an obligation arising out of a past event, being probable that an economic resource may be required for settling the same. Provisions are booked on the basis of the best estimates of the risk involved.

Vivo and Telemig Celular are sponsors of post-employment benefit and medical assistance plans and of other post-employment benefits plans for their employees (note 33). The subsidiaries’ contributions to these plans are determined on an actuarial system and recorded on an accrual basis.

The benefit plans are actuarially evaluated at the end of each fiscal year in order to check whether the contribution rates are sufficient for making up reserves necessary for the current and future commitments. Actuarial gains and losses are recognized as profit and loss on an accrual basis.

Assets and liabilities are classified as current when their realization or settlement is probable to occur within the next twelve months. Otherwise, they are stated as non-current.

q) Taxes, duties and contributions

Sales and service revenues are subject to taxation by the Tax on Circulation of Merchandise and Services—ICMS, Tax on Services—ISS (municipal tax) at the applicable rates in each region where the company operates and taxation by the Social Integration Program—PIS and Contribution for Social Security Financing—COFINS on a cumulative basis for revenues earned from telecommunication services, at the rates of 0.65% and 3.00%, respectively. For the other revenues earned by the Company and its subsidiaries, including revenue from resale of goods, on a non-cumulative basis, at the rates of 1.65% and 7.60% for PIS and COFINS, respectively.

The credits arising out of non-cumulativeness of PIS and COFINS are stated as a deduction to the cost of goods sold in the income statement. Advances or amounts to be deducted are stated in the current or non-current assets, according to their estimated realization.

Profit taxation includes income tax and social contribution, which are calculated based on the taxable profit (adjusted profit), at the rates applicable pursuant to the laws in effect: 15%, added by 10% on the excess of R$240 annually for income tax and 9% for social contribution. Therefore, additions to the accounting profit of expenses, temporarily not deductive, or exclusions of revenues, temporarily not taxable, considered for calculation of the current taxable profit generate deferred tax credits or debits.

Deferred tax credits arising out of tax loss or negative tax basis of the social contribution are recognized only to the extent it is probable that there will be a positive taxable base which may be used. The deferred income tax and social contribution were measured as from the tax losses, negative basis of the social contribution and temporary differences, by applying the applicable rates of the mentioned taxes, pursuant to the provisions in Resolution CVM no. 273, dated August 20, 1998 and CVM Instruction no. 371, dated June 27, 2002, and take into consideration the expected generation of future taxable profits, as substantiated in a technical feasibility study, approved by the Board of Directors. The potential tax credit not recognized in the financial statements is disclosed in note 31.

r) Adjustment to present value of assets and liabilities

Long term monetary assets and liabilities are adjusted to their present value and short term monetary assets and liabilities when the effect thereof is deemed material in relation to the financial statements as a whole. The adjustment to present value is calculated taking into consideration the contractual cash flows and the explicit interest rate and, in certain cases, the implicit rate, of the respective assets and liabilities. Therefore, the interest included in the revenues, expenses and costs associated to these assets and liabilities is discounted with the purpose of recognizing them on an accrual basis. Subsequently, these interests are reallocated to the financial expenses and revenues in the income statement by adoption of the effective interest rate method in relation to the contractual cash flows. The implicit interest rates applied were determined based on premises and are deemed as accounting estimates.

s) Accounting estimates

These are used for measurement and recognition of certain assets and liabilities of the financial statements of the Company and of its subsidiaries. The determination of these estimates has taken into consideration experiences of past and current events, assumptions related to future events, and other objective and subjective factors. Material items subject to estimates include: selection of useful life of property, plant & equipment and intangible assets; allowance for doubtful accounts; provision for losses in inventories; provision for losses in investments; analysis of recoverability of property, plant & equipment items and intangible assets; deferred income tax and social contribution; rates and terms applied to the determination of the adjustment to present value of certain assets and liabilities; provision for contingencies, provision for sale of fixed assets, provision for the customer loyalty program and actuarial liabilities; measurement of the fair value of financial instruments, when markets are inactive; considerations as for recognition and measurement of development costs capitalized as intangible assets; estimates for disclosure of the table of analysis of sensitivity of the derivative financial instruments in conformity with CVM Instruction no. 475/08. The settlement of the transactions involving these estimates may result in amounts materially divergent from those recorded in the financial statements due to inaccuracy inherent to their determination. The Company and its subsidiaries review their estimates and premises at least quarterly.

t) Statements of cash flows and value added

Statements of cash flows have been prepared and are presented in accordance with CVM Resolution no. 547, dated August 13, 2008, which approved CPC 03—Statement of Cash Flows, issued by the CPC.

The statements of cash flows reflect the changes in cash which occurred in the fiscal years being presented using the indirect method. The terms used in the statements of cash flows are as follows:

•	Operating activities: these refer to the main revenues of the Company and its subsidiaries and other than investment and financing activities:

•	Investment activities: these refer to the additions and retirement of non-current assets and other investments not included in cash and cash equivalents;

•	Financing activities: these refer to activities resulting in changes to the breakdown of equity and loans.

The statements of value added have been prepared and presented in accordance with CVM Resolution no. 557, dated November 12, 2008, which approved the CPC 09—Statement of Value Added, issued by the CPC.

u) Fistel fee

The value of the Telecommunications Inspection Fund—FISTEL fee paid on the activation of new customers, monthly generated along the year, is deferred for amortization during the estimated customer loyalty period, equivalent to 24 months.

v) Provisions for contingencies

These are determined based on opinions issued by external legal counsel and by management, as for the probable outcome of pending matters and are updated until the balance sheet date for the probable loss amount, with due regard to the nature of each contingency.

x) Provision for the customer loyalty program

The subsidiaries have loyalty programs and other benefits in place, according to which calls and other benefits are converted into points for future exchange for handsets and other accessories. The accumulated points, net of redemptions, are provisioned taking into consideration the history data of redemptions, generated points and average point cost (note 22).

w) Employees’ profit share

Provisions are booked for recognizing the expense referring to employees’ profit share. These provisions are calculated based on qualitative and quantitative goals defined by the Management and recorded in specific accounts in Cost of Services Rendered, Selling Expenses and General and Administrative Expenses.

y) Net profit (loss) for lot of one thousand shares

This is calculated based on the number of outstanding shares as of the date the balance sheet is prepared.

z) Advertising expense

Advertising costs are charged to expense as incurred and amounted to R$443,616, R$323,660 and R$320,186 for the years ended December 31, 2008, 2007 and 2006, respectively.

4. CASH AND CASH EQUIVALENTS

	As of December 31,
	2008	2007
Cash and banks	56,038	328,256
Short-term investments	2,126,875	1,862,734

Total	2,182,913	2,190,990

The financial investments refer to fixed income transactions, indexed to the variation of the Interbank Deposit Certificates (“CDI”), with immediate liquidity.

5. TRADE ACCOUNTS RECEIVABLE, NET

	As of December 31,
	2008	2007
Receivables from unbilled services	539,812	414,192
Receivables from billed services	1,125,162	1,032,439
Receivables from interconnection fees	796,147	630,679
Receivables from goods sold	504,685	446,136
(-) Allowance for doubtful accounts	(387,308)	(344,701)

Total	2,578,498	2,178,745

No client accounts for more than 10% of trade accounts receivable, net as of December 31, 2008 and 2007.

At December 31, 2008 the balance of accounts receivable includes R$235,867 (R$269,026 at December 31, 2007) related to transfer of co-billing of other operators, the amounts of which were determined on the basis of statements of commitment, once the corresponding contracts have not yet been signed by the parties. Pending matters related to the definition of liability for losses resulting from fraud have not yet been resolved, and await decision by the regulatory agency as well as agreement between the parties. The Company does not expect financial losses with respect to this matter.

The changes in the allowance for doubtful accounts are as follows:

	Years ended December 31,
	2008	2007
Balance at beginning of year	344,701	353,306
Additional allowance (Note 26)	303,845	365,740
Write-offs and recoveries	(292,984)	(374,345)
Addition from Telemig Participações on 03.31.08	31,746	—

Balance at year end	387,308	344,701

6. INVENTORIES

	As of December 31
	2008	2007
Handsets	747,186	382,410
Simcard (chip)	57,514	24,700
Accessories and other	16,584	7,330
(-) Provision for obsolescence	(42,580)	(37,816)

Total	778,704	376,624

7. RECOVERABLE TAXES

	As of December 31,
	2008	2007
Prepaid income and social contribution taxes	848,473	573,705
Withholding income tax	155,204	82,661
Recoverable state VAT (ICMS) (1)	553,521	439,248
Recoverable federal PIS and COFINS	370,813	241,516
Other recoverable taxes	23,951	34,870

Total recoverable taxes	1,951,962	1,372,000

Recoverable state VAT (ICMS) on fixed assets—noncurrent (1)	192,058	82,323

Total	2,144,020	1,454,323

Current	1,238,124	709,812
Noncurrent	905,896	744,511

(1)	Recoverable ICMS taxes represent the amount paid in the acquisition of equipment and inventories and may be offset against ICMS on telecommunications services. The noncurrent portion refers to taxes paid on the purchase of property items, which are available for offset over a period of 48 months.

8. PREPAID EXPENSES

	As of December 31,
	2008	2007
FISTEL fee	199,851	110,304
Advertising to be incurred	136,244	133,324
Rent	19,696	16,459
Financial charges	8,747	2,816
Other	32,290	25,889

Total	396,828	288,792

Current	316,622	228,922
Noncurrent	80,206	59,870

9. OTHER ASSETS

	As of December 31,
	2008	2007
Escrow deposits	100,492	101,036
Subsidies on handsets sold to dealers	115,593	45,982
Credits with suppliers	111,883	52,232
Credits to Amazon Celular SA and Tele Norte Celular Participações SA (1)	8,522	—
Other receivable—related parties	11,064	10,661
Other	20,232	14,290

Total	367,786	224,201

Current	321,384	197,578
Noncurrent	46,402	26,623

(1)	These refer to the amounts of administrative and human resources sharing contract and establishment of condominium with Telemig and Telemig Participações, existing until the date of acquisition of the share control by Vivo Participações. The balances are remunerated based on the Interbank Deposit Certificate (CDI) variation.

10. FOREIGN CURRENCY AND DERIVATIVE CONTRACTS

The Company’s foreign-currency loans are denominated in U.S. dollars and Japanese yen and are translated at the exchange rates prevailing at December 31, 2008 and 2007, as follows:

	2008	2007
Exchange rate from R$ to US$	2.3370	1.7713
Exchange rate from R$ to Yen	0.025800	0.015839
Exchange rate from R$ to Euros	3.252403	2.60753

The forward and swap contracts described below were entered into in order to mitigate Company’s exposure to foreign exchange variations.

Issuance	Maturity date	Notional amount buy (sell) (thousands)		Forward swap/ exchange rate	Current assets		Noncurrent assets
					Book value on December 31		Book value on December 31
		2008	2007	2008	2008	2007	2008	2007
07/23/08	03/02/15	415,637 USD	102,568 USD	—	—	—	265,530	—
02/01/08	12/01/11	1,338,853 JPY	17,123,604 JPY	0.01660	—	—	6,494	—
09/13/06	02/09/10	335,000 BRL	210,000 BRL	—	—	—	13,279	8,965
Short-term contracts		99,969 USD	257,659 USD	—	10,172	402	—	—
Short-term contracts		—	15,234 EUR	—	—	134	—	—
Short-term contracts		50,255,762 JPY	48,941,680 JPY	—	337,276	956	—	—
Short-term contracts		—	997,596 BRL	—	—	35

Total					347,448	1,530	285,303	8,965

Issuance	Maturity date	Notional amount buy (sell) (thousands)		Forward swap/ exchange rate 2008	Current liabilities		Noncurrent liabilities
					Book value on December 31,		Book value on December 31,
		2008	2007		2008	2007	2008	2007
08/18/04 to 08/28/14	05/15/10 to 03/02/15	415,637 USD	102,568 USD	1.5811 to 3.0030	—	—	97,971	(1,783)
—	—	1,338,853 JPY	17,123,604 JPY	—	—	—	—	12,075
Short-term contracts		99,969 USD	266,691 USD	1.5745 to 2.9970	105,352	232,096	—	—
Short-term contracts		50,255,762 JPY	48,941,680 JPY	0.01149 to 0.0191	—	202,870	—	—
Short-term contracts		—	997,596 BRL	—	—	3,910	—	—

Total					105,352	438,876	97,971	10,292

11. GOODWILL

Components and changes

	As of December 31,
	2008	2007
Goodwill on investment acquisitions, net	1,597,602	909,766
Reserve for investment losses	(173,324)	(242,397)

Net balance	1,424,278	667,369

Changes in goodwill balances are as follows:

	As of December 31,
	2008	2007
Balance, net of reserve for loss—beginning of the year	667,369	979,045
Goodwill on acquisition of investments	1,105,347	—
Amortization of goodwill paid on investment acquisitions	(346,636)	(311,676)
Negative goodwill generated in the capital increase with reserves	(1,802)	—

Balance, net of reserve for loss—end of the year	1,424,278	667,369

12. PROPERTY, PLANT AND EQUIPMENT, NET

12.1) Composition

	As of December 31,
	2008			2007
	Cost	Accumulated depreciation	Property and equipment, net	Property and equipment, net
Transmission equipment	8,979,713	(6,647,993)	2,331,720	2,198,821
Switching equipment	4,243,681	(2,680,686)	1,562,995	1,368,120
Infrastructure	3,018,294	(1,741,083)	1,277,211	1,166,159
Handsets provided to customers free of charge (“comodato”)	2,310,275	(2,005,070)	305,205	290,398
Buildings	296,670	(87,318)	209,352	209,978
Land	70,352	—	70,352	59,785
Finance commercial leasing	21,681	(11,481)	10,200	15,466
Other assets	1,745,640	(1,186,555)	559,085	509,171
Construction in progress	857,788	—	857,788	498,957

Total	21,544,094	(14,360,186)	7,183,908	6,316,855

12.2) Depreciation rates

The useful lives of property, plant and equipment on a consolidated basis are as follows:

Useful lives
	2008	2007	2006
Automatic switching equipment	5 to 10	5 to 10	5 to 10
Transmission and other equipment	5 to 10	5 to 10	5 to 10
Buildings	25 to 35	25 to 35	25 to 35
Other assets	1.5 to 35	1.5 to 35	1.5 to 35

In fiscal year ended December 31, 2008, Vivo capitalized financial expenses incurred in connection with loans for financing construction in progress in the amount of R$40,460 (R$11,175 in the same period of 2007).

As of December 31, 2008, the subsidiary had property and equipment offered as guarantee collaterals in lawsuits in the amount of R$105,866 (R$109,158 in 2007), as shown below:

	As of December 31,
	2008	2007
Tax	92,747	98,614
Labor and civil	13,119	10,544

Total	105,866	109,158

12.3) Rentals

The Company rents equipment and premises through a number of operating leases agreements that expire at different dates. Total annual rent expense under these agreements was R$389,228, R$300,891 and R$280,833 for the years ended December 31, 2008, 2007 and 2006, respectively. Rental commitments, related primarily to facilities, including the future minimum rental payment, are as follows:

Year	Amount
2009	559,085
2010	553,679
2011	554,345
2012	550,097
2013	552,506
2014 and after	2,886,892

Total	5,656,604

13. INTANGIBLE ASSETS

13.1) Composition

	As of December 31,
	2008			2007
	Cost	Accumulated amortization	Intangible net	Intangible net
Concession licenses	2,249,619	(751,018)	1,498,601	399,027
Software use rights	3,974,243	(2,684,577)	1,289,666	1,125,107
Goodwill	31,962	(23,569)	8,393	6,053
Other assets	48,378	(45,058)	3,320	6,662
Construction in progress (software)	198,573	—	198,573	129,503

Total	6,502,775	(3,504,222)	2,998,553	1,666,352

13.2) Amortization rates

The useful lives of intangible assets on a consolidated basis are as follows:

	Useful lives
	2008	2007	2006
Software use rights	5	5	5
Concession license	5 to 15	5 to 15	5 to 15
Other assets	5 to 15	5 to 15	5 to 15

14. DEFERRED CHARGES, NET

	As of December 31,
	Annual amortization rate %	2008	2007
Pre-operating expenses
Amortization of license	10	80,496	80,496
Financial expenses	10	201,131	201,131
General & administrative expenses	10	69,960	69,960

		351,587	351,587

Accumulated amortization:
Pre-operating expenses		(296,194)	(292,754)

Total, net		55,393	58,833

15. GOODWILL ON MERGED SUBSIDIARY, NET

	As of December 31
	2008	2007
Cost	84,265	84,265
Accumulated amortization	(68,114)	(59,687)

Total	16,151	24,578

The amount of goodwill is being amortized using the straight-line method over a ten-year period, based on the expected future profitability of Ceterp Celular S.A., the acquired company.

16. PAYROLL AND RELATED ACCRUALS

	As of December 31
	2008	2007
Wages and salaries	98,098	101,659
Accrued vacation and social security charges	76,799	62,128
Accrued benefits	10,574	9,685

Total	185,471	173,472

17. TRADE ACCOUNTS PAYABLE

	As of December 31,
	2008	2007
Suppliers	2,848,620	2,290,721
Amounts to be transferred—long distance (1)	408,807	314,573
Technical assistance—related parties	170,178	189,696
Interconnection / linking	231,015	193,093
Other	67,704	81,225

Total	3,726,324	3,069,308

(1)	Amounts to be transferred refer to VC2, VC3 and roaming charges, invoiced to our clients and passed on to the long distance operating companies.

18. TAXES PAYABLE

	As of December 31,
	2008	2007
Current taxes:
State VAT (ICMS)	658,306	514,688
Income and social contribution taxes	131,054	29,987
Federal VAT (PIS and COFINS)	144,154	122,048
FISTEL	34,195	25,689
FUST and FUNTTEL	11,386	9,008
Other taxes, fees and mandatory contributions	16,926	23,592

Total	996,021	725,012

	As of December 31,
	2008	2007
Legal liabilities (CVM 489/05):
Federal VAT (PIS and COFINS)	23,689	25,997
CIDE—Federal contribution	20,836	7,566
Other taxes, fees and mandatory contributions	8,629	3,250

Total	53,154	36,813

Total	1,049,175	761,825

Current	785,603	577,935
Noncurrent	263,572	183,890

Current Taxes:

At December 31, 2008, the amount of R$217,763 (R$168,850 at December 31, 2007) out of the non-current liability, refers to state VAT ICMS—Programa Paraná Mais Emprego (a program to develop and increase the number of jobs in the state of Paraná), resulting from an agreement with the Paraná State Government involving the deferral of ICMS tax payment. This amount is adjusted to the variation of the Annual Indexation Factor (FCA).

Legal Liabilities—CVM Resolution 489/05

This includes the taxes that fall within the scope of CVM Resolution No. 489/05, dated October 3, 2005, which approved IBRACON NPC No. 22 standard, issued by IBRACON.

For financial statements purposes, the amounts of escrow deposits for said taxes are offset against taxes, fees and mandatory contributions payable, as applicable.

a) PIS and COFINS

Vivo was issued a delinquency notice by the tax authority (proceedings no. 19515.000.700/2003 -97) for having offset the COFINS, in January and February 2000, against credits arising out of the 1/3 surplus of the COFINS itself paid in 1999, after deduction of the amount from the CSLL. The case is awaiting decision of the Special Appeal filed within the administrative sphere. Based on the opinion of external legal counsel management recorded the amount of R$24,671, at December 31, 2008 and 2007, having deposited the same amount in court.

Law No. 9,718/98

On November 27, 1998, the calculation of PIS and COFINS was changed by Law No. 9,718, which: (i) increased the COFINS rate from 2% to 3%; (ii) authorized the deduction of up to 1/3 of the COFINS from the amount of the Social Contribution on Net Income—CSLL; and also (iii) indirectly increased the COFINS and PIS owed by Vivo, determining the inclusion of revenues in excess of the total sales in their tax calculation basis.

By reason of the changes introduced by laws No. 10,637/02 and 10,833/03, Vivo started including the revenues in excess of the total sales in the tax calculation basis of PIS and COFINS.

Thus, Vivo has booked provisions for the amounts of the revenues in excess of the total sales, under discussion in court, in the amount of R$10,399 (R$9,969 at December 31, 2007), having deposited the amount of R$2,496 in court (R$2,403 at December 31, 2007).

b) CIDE—Contribution of intervention on the economic dominium

This refers to an administrative and judicial matter, aiming at discharging the assessment of the CIDE on remittances of funds abroad, in connection with agreements for transfer of technology, license of trademarks and software, etc. Based on the opinion of external legal counsel Vivo recorded the amount of R$80,693, at December 31, 2008 (R$70,342 at December 31, 2007), having deposited the amount of R$57,004 (R$44,345 at December 31, 2007) in court.

c) Telecommunications Inspection Fee—Fistel

Telemig Celular filed a Writ of Mandamus challenging its liability for the payment of the inspection fees on mobile stations not owned by it, and started booking a provision and effecting a deposit in court for the amounts referring to the TFF—Operation Inspection Fee and to the TFI—Installation Inspection Fee. The case is awaiting decision by the TRF Court of the 1st Region.

Because this is a legal obligation under the terms of CVM Resolution No. 489/2005, the subsidiary has booked a provision for this contingency. The provision recorded at December 31, 2008 was in the amount of R$324,764, with corresponding deposits in court in the same amount.

d) IRRF on payments of Interest on shareholders’ equity—Telemig Celular Participações

Telemig Participações filed Writs of Mandamus requesting the court to declare its right not to be assessed IRRF (Withholding Income Tax) at source on its receipts of interest on shareholders’ equity of its subsidiary (Telemig Celular). Once this refers to a legal obligation under the terms of CVM Resolution no. 489/2005, a provision was booked and deposits have been made in court, totaling R$19,828 at December 31, 2008.

e) Other taxes, rates and contributions

At December 31, 2008, the subsidiaries recorded the amount of R$21,562 (R$3,250 at December 31, 2007), referring to values related to the discussions of: (i) ISS tax on property lease services, ancillary activities and supplementary services (R$4,465); (ii) IRPJ (Corporate Income Tax) on derivative transactions (R$2,082); (iii) INSS (Social Security) (R$792), (iv) ICMS tax (R$1,290), and (v) Pis and Cofins (R$12,933).

Following we present the changes in legal obligations in compliance with CVM Resolution 489/05:

	Legal obligations	(-) Escrow deposits	Total
Balance as of December 31, 2006	141,703	(64,940)	76,763
Additions, net of reversal	(35,578)	(6,479)	(42,057)
Monetary restatement	3,402	—	3,402
Payments	(1,295)	—	(1,295)

Balance as of December 31, 2007	108,232	(71,419)	36,813
Additions, net of reversal	21,619	(27,345)	(5,726)
Addition of Telemig Participações at 03.31.08	340,038	(324,764)	15,274
Monetary restatement	13,133	(6,340)	6,793

Balance as of December 31, 2008	483,022	(429,868)	53,154

19. LOANS, FINANCING and DEBENTURES

a) Breakdown of debt

a.1.) Loans and Financing

				As of December 31,
Description	Currency	Interest	Maturity	2008	2007
European Investment Bank—BEI	US$	4.18% p.a. to 4.47% p.a.	03/02/09 to 03/02/15	741,301	268,872
Working Capital	R$	106.7% of CDI	05/12/09	254,421	—

				As of December 31,
Description	Currency	Interest	Maturity	2008	2007
Resolution2770	R$	IGP-M + 9.45% p.a.	02/09//10	156,703	138,073
Resolution2770		¥1% to 5.78% p.a.	02/02/09 to 01/18/11	1,339,982	568,464
Resolution2770	US$	5.0% to 5.94% p.a.	07/23/09 to 07/23/10	155,708	438,519
BNDES	URTJLP	TJLP + 4.3% p.a. to 4.6% p.a.	01/15/09 to 08/15/14	1,422,387	682,931
BNDES	UMBNDES	9.05% p.a.	01/15/09 to 07/15/11	9,491	10,037
Compror	US$	—	—	—	13,723
Compror		¥—	—	—	493,798
Compror	EUR	—	—	—	39,843
Banco do Nordeste do Brasil—BNB	R$	10% p.a.	01/29/09 to 10/30/16	361,590	167,449
Acquisition of investment “TCO”	R$	—	—	—	22,889
Unsecured Senior Notes	US$	8.750% p.a.	01/20/09	195,269	—
Promissory note	R$	106.5% to 115% of CDI	05/09/09 to 07/24/09	1,091,374	—
Funding 3G Licenses—ANATEL	R$	IST + 1.0% p.m.	04/29/16	1,196,137	—
Comission BBVA		0.4256% p.a.	03/02/09 to 02/28/15	272	—
Others				96	960

Total				6,924,731	2,845,557

Current				3,098,346	1,453,700
Noncurrent				3,826,385	1,391,857
a.2) Debentures
				As of December 31,
Description	Currency	Interest	Maturity	2008	2007
Debentures	R$	103.3% to 104.2% do CDI	05/04/15	1,021,502	1,539,912
Debentures	R$	IPCA + 0.5% p.a.	07/05/21	56,923	—

Total				1,078,425	1,539,912

Current				21,502	539,912
Noncurrent				1,056,923	1,000,000

b) Payment timetable

On December 31, 2008, the maturities of the long-term portion of loans and financing are as follows:

Year
2010	638,769
2011	605,115
2012	560,393
2013	558,061
2014	626,297
2015 and after	1,894,673

Total	4,883,308

c) Loan covenants

Vivo has loans and financing borrowed from Banco Nacional de Desenvolvimento Econômico e Social—BNDES (National Bank for Social and Economic Development), the balance of which at December 31, 2008 was R$1,431,878 (R$692,968 as of December 31, 2007). In accordance with the contracts, there are several economic and financial indexes that must be calculated on a six-month period and yearly basis. At the same date, all economic and financial indexes established in the contract were met.

Vivo has loans borrowed from the European Investment Bank, the balance of which at December 31, 2008 amounted to R$741,301 (R$268,872 as of December 31, 2007). At the same date, all economic and financial indexes established in the contract were met.

Covenants are provided for in the Unsecured Senior Notes funding program regarding the application of the proceeds to the purposes specified in the contracts, transactions to be carried out with related parties, merger and amalgamation transactions and achievement of economic and financial indicators. At the same date, all economic and financial indexes of the Telemig Celular provided under contract were achieved.

The agreement entered into by Telemig Celular with the State Department of Economic Development of Minas Gerais regarding debentures sets forth covenants on petitions for judicial and extrajudicial recovery, liquidation, dissolution, insolvency, voluntary bankruptcy or decree of bankruptcy, payment default, non-compliance with non-fiduciary obligations and compliance with a certain limit substantially based on balance sheet financial indexes and EBITDA (Earnings before interest, taxes, depreciation and amortization), among others. At December 31, 2008, all covenants were fulfilled by Telemig Celular.

d) Guarantees

At December 31, 2008, guarantees were granted for Vivo’s loans and financing, in local currency, in the principal amount of R$2,534,769, being R$361,590 from Banco do Nordeste do Brasil—BNB, R$1,422,387 from BNDES (URTJLP), and R$9,491 from BNDES (UMBNDES) and R$741,301 from BEI according to the table below:

Banks	Guarantees
BNDES

•     Contract (VIVO) R$1,374,394: Guarantee in receivables referring to 15% of the higher between the debt balance or 4 (four) times the highest installment

•     Contract (VIVO) R$57,483: 15% of the receivables are pledged referring to service revenue Vivo Participações is intervening guarantor.

Banco Europeu de Investimento—BEI	• Commercial risk guaranteed by BBVA Portugal. • Bank guarantee granted by Banco Bradesco S.A in an amount equivalent to 100% of the debit balance of the financing obtained
Banco do Nordeste do Brasil S.A.

•     Establishing a liquidity fund comprised of short-term investments at an amount equivalent to 3 (three) amortization installments by reference to the average post-grace period installment

•     Vivo Participações is an intervening guarantor.

e) Promissory Notes

On June 27, 2008, the Board of Directors of the Company approved the issue and offer of 50 unsecured promissory notes in the value of ten million reais (R$10,000,000.00) each, totaling five hundred million reais (R$500,000,000.00) . On July 25, 2008, the offer was registered with the CVM and issued on July 29, 2008, with maturity date on July 24, 2009, bearing interests of 106.5% of the CDI rate, as daily disclosed by the Custody and Settlement Agency—CETIP. The proceeds funded as from this offer were used for settlement of the principal amount of the debt represented by the 1st (first) issue of debentures of the Company.

On May 09, 2008, the Board of Directors of the Company approved the issue and offer of 22 unsecured promissory notes in the value of twenty-five million reais (R$25,000,000.00) each, totaling five hundred and fifty million reais (R$550,000,000.00) . On October 29, 2008, the offer was registered with the CVM and issued on November 10, 2008, with maturity date on May 09, 2009, bearing interests of 115.0% of the CDI rate, as daily disclosed by the Custody and Settlement Agency—CETIP. The proceeds funded as from this offer were used in an increase of the capital stock of TCO IP for settlement of commercial promissory notes due on November 10, 2008, in the amount of R$530 million.

f) Debentures

f.1) Fund-raising by the Company:

On August 1, 2007 the second renegotiation of the 1st public issue of debentures was carried out, consisting of 5,000 (five thousand) simple, nonconvertible and unsecured debentures, with a par value of R$100 (one hundred thousand Reais) each, maturing on August 1, 2008. The renegotiation involved the total volume of the original issue occurred on August 1, 2003, at the rate of 104.6% of the CDI, concomitantly with a reduction in the rate to 103% of CDI. On August 01, 2008 this transaction was settled (note 19.e).

Within the scope of the R$2,000,000 (two billion Reais) First Securities Distribution Program announced on August 20, 2004, on May 1, 2005 the Company issued debentures in the amount of R$1,000,000 for a term of 10 years counted as from the issue date on May 01, 2005.

The Offering is comprised by the issuance of two series, being R$200,000 in the first series, and R$800,000 in the second series, with final maturity on May 1, 2015. The debentures accrue interest, payable on a semiannual basis, corresponding to 103.3% (first series) and 104.2% (second series) of the accumulated daily average rates for the DI (one-day Interbank, extra group deposits) (DI rates), as calculated and published by the CETIP.

Remuneration of Debentures is due to be renegotiated on May 1, 2009 (first series) and May 1, 2010 (second series).

f.2) Fund-raising by Telemig Celular

In compliance with the Contract for Provision of SMP Services, in conformity with the Public Selection No 001/07, the State of Minas Gerais, acting through the State Department for Economic Development, has undertaken to subscribe debentures issued by Telemig Celular, within the scope of the “Minas Comunica” Program, using proceeds from the Fund for Universalization of Access to Telecommunications Services (Fundo de Universalização do Acesso a Serviços de Telecomunicações)—FUNDOMIC. Under the terms of this Program, Telemig Celular would make the SMP service available to 134 locations in the areas recorded as 34, 35 and 38.

Also according to the program, 5,550 simple, unsecured, nonconvertible, registered, book-entry type debentures would be issued, without stock certificates being issued, in up to five series.

In consideration for the certification by the State Department of Economic Development of the service to be provided to 15 locations, 621 debentures were issued in the 1st Series of the 1st issue, amounting to R$6,210 in December 2007. In March 2008, for the service at 42 locations, 1,739 debentures were issued in the 2nd Series of the 1st issue, valued at R$17,390. At December 31, 2008, for the service at 77 locations, 3,190 debentures were issued in the 3rd Series of the 1st issue, valued at R$31,900. At December 31, 2008 the updated amounts of the 1st, 2nd and 3rd series of the debentures were R$6,645, R$18,278 and R$32,000, respectively.

20. PROVISION FOR CONTINGENCIES

The Company and its subsidiaries are parties to lawsuits that generate administrative and judicial contingencies related to labor, tax and civil claims. Relevant accounting provisions have been booked with respect to such lawsuits in which the chance of loss was deemed as probable.

The breakdown of the balances of such provisions is as follows:

	As of December 31,
	2008			2007
	Provisions	(-) Escrow deposits	Net	Net
Civil	170,675	(42,187)	128,488	150,743
Labor	72,687	(34,344)	38,343	41,909
Tax	30,799	(3,547)	27,252	6,752

Total	274,161	(80,078)	194,083	199,404

Current			91,136	81,395
Noncurrent			102,947	118,009

Changes occurred in the provision for contingencies, net for the years ended December 31 are as follows:

	Years ended December 31,
	2008	2007
Balance at beginning of year	199,404	146,623
Provisions recorded, net of reversals (Note 28)	138,699	184,594
Addition from Telemig Participações at 03.31.08	10,957	—
Monetary variation	7,596	1,468
Additional escrow deposits	(15,849)	(4,881)
Payments	(146,724)	(128,400)

Balance at year end	194,083	199,404

The following is the legend related to the taxes and contributions shown on this footnote:

•	IRPJ—federal income tax

•	CSSL—federal social contribution on income

•	COFINS—federal VAT

•	PIS—federal VAT

•	ICMS—state VAT

•	ISS—municipal tax on services provided

•	IRRF—withholding taxes

•	IOF—federal financial transaction tax

•

FUST—federal tax that serves to provide funds designed to cover the parcel of the cost attributable exclusively to the fulfillment of universal service targets of the telecommunication services that cannot be recovered through the efficient performance of services.

•

FUNTTEL—federal tax that serves to stimulate technological development, the qualification of human resources, and job generation and to promote the access of small and medium companies to capital resources, so as to broaden the competitiveness of the Brazilian telecommunications industry.

•

FISTEL—federal tax applicable to telecommunications transmission equipment which serves to provide funds to cover the expenses incurred by the Federal Government in performing inspections of telecommunication services and in developing the means and improving the techniques necessary for carrying out these inspections.

20.1. Civil Claims

20.1.1. Probable and possible losses

These refer to several civil claims for which the respective provisions were booked, as shown above, such provisions being deemed sufficient to meet probable losses on these cases.

a) Consumers

The Company and its subsidiaries are parties to several lawsuits brought by individual consumers or by civil associations representing rights of consumers claiming non-performance of services and/or products sold. Individually, none of these lawsuits is deemed to be material.

At December 31, 2008, based on the opinion of its lawyers, the amount of R$151,692 (R$135,072 at December 31, 2007) was booked, which is considered sufficient to meet potential losses on these proceedings.

At the same date, the amount of these lawsuits in several different spheres deemed as “possible” is R$459,594 (R$346,136 at December 31, 2007).

b) ANATEL

The subsidiaries are parties to several legal and administrative proceedings brought by ANATEL referring to noncompliance with Regulations concerning the Personal Mobile Service. At December 31, 2008, the amount of R$15,369 (R$18,614 at December 31, 2007), was booked, which is considered sufficient to meet probable losses on these cases.

At the same date, the amount involved in these lawsuits classified as “possible loss” was R$12,916 (R$18,356 at December 31, 2007).

c) Litigation related to ownership of Caller ID

Lune Projetos Especiais Telecomunicação Comércio e Ind. Ltda., a Brazilian company, filed lawsuits against 23 wireless telecommunications operators, including Telesp Celular Participações and its subsidiaries. The lawsuits allege that those operators violated patent number 9202624-9, related to Equipamento Controlador de Chamadas Entrantes e do Terminal do Usuário, or Caller ID, granted to Lune by the Brazilian Intellectual Property Agency–INPI, on September 30, 1997. Lune calls on the operators to cease to provide Caller ID services and seeks payment from them for the unauthorized use of the Caller ID system in an amount equivalent to the payment of fees received by such operators for use of the Caller ID system. However, Lune’s right to use patent number 9202624-9 was suspended by a federal judge in response to a lawsuit filed against Lune and INPI by Ericsson Telecomunicações S.A,. Telesp Celular and Telerj Celular (formerly Vivo subsidiaries prior to our corporate restructuring) filed identical lawsuits against Lune and INPI and those lawsuits are still pending before the courts. In connection with this proceeding, a third company, Sonintel, and its two partners also brought an Ação de Oposição, whereby they reinvoked their rights to a previous patent related to Caller ID, and to which the above mentioned patent (number 9202624-9) was linked. We believe, based on the opinion of outside counsel that the likelihood of an unfavorable outcome with respect to Lune’s claim against us is possible. We are unable to determine at this time the extent of any potential liabilities with respect to this claim.

d) Litigation related to validity of prepaid plan minutes

We and our subsidiaries, together with other Brazilian wireless telecommunications operators, are defendants in various lawsuits brought by the public prosecutor’s office and consumer protection associations challenging the imposition of a deadline for the use of purchased prepaid minutes. The plaintiffs allege that purchased prepaid minutes should not expire after any specified deadline. Conflicting decisions have been issued by the courts reviewing this matter. Although we believe that our criteria for imposing the deadline is in compliance with ANATEL’s rules, we believe, based on the opinion of outside counsel, that the likelihood of an unfavorable outcome with respect to this claim is possible, except for class actions against Telemig Celular, for which the likelihood of an unfavorable outcome with respect to this claim is considered remote, based on the opinion of outside counsel.

e) VU-M (Interconnection costs wireless x wireline)

Global Village Telecom (GVT), a Brazilian telecommunications operator, filed a lawsuit against ANATEL and wireless telecommunications operators, including Vivo and Telemig Celular, claiming that the VU-Ms are fixed at an abusive rate and that these operators employ anticompetitive practices which are causing financial damages to the plaintiff. GVT requested a preliminary injunction in order to reduce the VU-Ms and a determination by a judicially-appointed expert of the proper value of the VU-Ms on a “cost-based model.” GVT also seeks compensation from the wireless operators in the amount of the difference between the value currently charged by the wireless operators and the value to be declared at the final judgment. The preliminary order was initially denied, but after a renewal requested by the plaintiff, a preliminary order was granted to GVT to allow escrow deposits of the difference between R$0.2899, which must be paid to wireless operators, and the values currently charged. ANATEL and some wireless operators, including Vivo, appealed from the preliminary order to the Federal Court and a final decision is pending. Based on the opinion of our counsel, we believe that the likelihood of an unfavorable outcome with respect to this claim is possible.

f) Litigation related to tax credits

Vivo and other new holding companies incorporated in connection with the privatization of the telecommunications companies offset certain tax debts against the premiums paid by their controlling shareholders. A claim was filed on December 16, 1999 against new holding companies, including Vivo and TCO, seeking relief in the form of the annulment of the administrative acts that recognized these offsets. Although we believe that the restructuring was implemented in accordance with Brazilian law, we believe, based on the opinion of outside counsel, that the likelihood of an unfavorable outcome with respect to this claim is possible. We would be required to pay all the taxes that were offset against goodwill. We are unable to determine at this time the extent of any potential liabilities with respect to this claim.

g) Other

These refer to lawsuits of other nature, all related to the regular course of business. At December 31, 2008, based on the opinion of its independent lawyers, the amount of R$3,614 (R$37,028 at December 31, 2007) was booked, which is considered sufficient to meet probable losses on these cases.

At the same date, the amount involved in these lawsuits classified as “possible loss” was R$21,976 (R$79,251 at December 31, 2007).

20.2. Labor claims

The Company is party to numerous labor claims involving disputes with former employees. Management, assisted by its Legal Counsel has recorded provision for the contingencies, which are assessed as probable losses and where reasonable estimated. The amount of this provision as of December 31, 2008 is R$38,343 (R$41,909 in 2007), as shown on the table above.

These refer to several labor claims for which the respective provisions were recorded as shown above, which are considered sufficient to meet probable losses on these cases.

At the same date, the amount involved in these lawsuits classified as “possible loss” was R$193,462 (R$133,040 at December 31, 2007).

20.3. Tax Proceedings

20.3.1. Probable Loss

a) ICMS

At December 31, 2008, Vivo (states of Rio de Janeiro, São Paulo, Amazonas and Roraima), had administrative and judicial proceedings in discussion, related to the ICMS which, based on the opinion of its legal consultants, are classified as probable loss and, therefore, a provision was booked for them in the amount of R$23,554 (R$367 at December 31, 2007).

b) Federal Taxes

At December 31, 2008, Vivo had administrative proceedings in discussion related to federal taxes (IRRF/IRPJ/PIS/COFINS) for which, based on the opinion of its legal consultants, provisions were booked in the amount of R$2,410 (R$1,540 at December 31, 2007).

At July 02, 2002, Telemig Celular was notified of violation by the National Institute of Social Security—INSS due to joint and several liabilities for payment of the contribution to the INSS from service providers and for the withholding of 11% set forth in Law 9,711/98. At December 31, 2008, Telemig Celular had booked a provision in the amount of R$3,547 for covering eventual losses arising out of the above referred notice of violation, substantiated in the opinion of its legal consultants. Telemig Celular effected an appeal-related deposit in the amount of R$5,799. The administrative proceedings are awaiting decision.

c) Other

At December 31, 2008, Vivo had administrative proceedings related to other taxes totaling the amount of R$1,288 (R$4,845 at December 31, 2007), for which provisions were booked based on the opinion of its legal consultants.

20.3.2. Possible Loss

Based on the opinion of its tax consultants, management believes that the resolution of the matters listed below will not produce an adverse material effect on its financial condition.

a) State Taxes

Vivo and Telemig Celular are parties to several actions under administrative (arising out of notices of tax delinquency) and judicial discussions related to the ICMS, in the whole domestic territory, which are listed below:

•

At December 31, 2008, the discussions held by Vivo (Distrito Federal, states of Acre, Pará, Mato Grosso do Sul, Mato Grosso, Goiás, Roraima, Rondônia, Tocantins and Amazonas), totaled R$109,220 (R$67,489 at December 31, 2007), the main matters under controversy being: i) ICMS on eventual or supplementary services not typifying telecommunication services; ii) ICMS on international calls originated from Brazil to destinations abroad; iii) lack of proportional reversing entry of ICMS tax credit referring to the acquisition of property, plant & equipment used in the rendering of communication services and/or in the exits of tax-exempted or non-taxable goods; iv) ICMS on the free-of-charge rendering of telecommunication services, characterized by donation of credits to be consumed in the prepaid service plan; v) non-inclusion in the ICMS tax basis of the fine and default interest charged to defaulting customers; vi) purported noncompliance of ancillary obligations; others related to sales of goods; viii) late fine, eviction without cause; ix) ICMS on nonpayment of tax due to tax substitution for subsequent operations; x) ICMS on electric power credits; xi) ICMS arising out of the difference of tax calculated by Embratel in the DETRAF; xii) ICMS on annulment of rendering of telecommunication services; xiii) purported sales at conditional discounts.

•

At December 31, 2008, proceedings related to Vivo (state of Paraná) totaled R$7,267 (R$3,981 at December 31, 2007), the main matter under controversy being the payment of ICMS beyond the due date and crediting of fixed assets.

•

At December 31, 2008, proceedings related to Vivo (state of Bahia) totaled R$43,040 (R$43,686 at December 31, 2007), the main matters under controversy being: i) lack of a reversing entry proportional to the ICMS credit referring to the acquisition of property, plant & equipment, electric power and switching services arising out of the rendering of non-taxed communication services; ii) lack of a reversing entry of the ICMS credits related to the exits of handsets by way of lease and free lease, iii) payment of ICMS beyond the due date in the period from February to March 1998, iv) ICMS levied on “supplementary communication services”, v) lack of reversing entry of the ICMS credit related to long-distance calls and call center; vi) ICMS on activation, and vii) ICMS credits for amounts reversed due to customer complaints.

•

At December 31, 2008, proceedings related to Vivo (state of Sergipe) totaled R$35,406 (R$17,523 at December 31, 2007), the main matters under controversy being: i) lack of a reversing entry proportional to the ICMS credit referring to the acquisition of property, plant & equipment, electric power and switching services arising out of the rendering of non-taxed communication services; ii) lack of a reversing entry of the ICMS credits related to the exits of handsets by way of lease and free lease, iii) ICMS on the exit of goods by way of consignment; and iv) ICMS on “supplementary services of communication”.

•

At December 31, 2008, proceedings related to Vivo (state of Espírito Santo) totaled R$7,019 (R$6,900 at December 31, 2007), the main matters under controversy being: i) undue ICMS credit; and ii) ancillary obligations in relation to the bookkeeping of bills of sale.

•

At December 31, 2008, proceedings related to Vivo (state of Rio de Janeiro) totaled R$150,268 (R$148,484 at December 31, 2007), the main matters under controversy being: i) ICMS levied on “supplementary services of communication”, ii) ICMS on activation, iii) ICMS on calls originated from administrative terminals and tests, iv) ICMS levied on services rendered to other telecommunication operators to certain non-exempted customers, v) ICMS on international calls, vi) lack of a reversing entry proportional to the ICMS credit referring to the acquisition of property, plant & equipment; vii) ICMS on the free-of-charge rendering of telecommunication service; viii) ICMS credit related to electric power; ix) ICMS on rendering of services in connection with telecommunication services; x) ICMS on additional FECP amounts (Fund for Eradication of Poverty) arising out of the rendering of services related to telecommunication services; xi) disallowance of ICMS tax incentives referring to cultural projects and fines.

•

At December 31, 2008, proceedings related to Vivo (state of Rio Grande do Sul) totaled R$28,047 (R$25,877 at December 31, 2007), the main matters under controversy being: i) payment of ICMS beyond the due date; and ii) ICMS on electric power.

•

At December 31, 2008, proceedings related to Vivo (state of São Paulo) totaled R$118,685 (R$99,965 at December 31, 2007), the main matters under controversy being: i) undue ICMS credits; ii) undue credit involving the launching of extemporaneous credit instruments; iii) ICMS credits for values reversed due to customer complaints (Convention 39/01); and iv) ICMS on discounts deemed as unconditioned.

•

At December 31, 2008, proceedings related to Vivo (state of Santa Catarina) totaled R$3,876 (R$1,803 at December 31, 2007), the main matters under controversy being: i) appropriation of income tax credit in excess of the limit permitted in the tax laws, relating to entries of goods the exit of which is entitled to the benefit of reduction of the tax calculation base; and ii) fine for noncompliance with a legal obligation.

•

Telemig Celular has a judicial discussion in course with regard to the ICMS levied on contractual fine, which proceedings are awaiting decision by the court of appeals. At December 31, 2008 the amount is R$7,481.

b) Federal Taxes

The Company and its subsidiaries are parties to several tax proceedings within the federal scope in the whole domestic territory, which may be described as follows:

•

Vivo is involved in an administrative discussion related to the increase of the PIS and COFINS calculation basis, which at December 31, 2008 totaled R$8,580 (R$2,652 at December 31, 2007). A decision is awaited in the Special Appeal filed with the Taxpayers Council with respect to the proceedings.

•

Vivo is involved in an administrative discussion related to a tax delinquency notice issued with respect to COFINS in the amount of R$9,663, at December 31, 2008 (R$9,068 at December 31, 2007), referring to deductions related to losses incurred with derivative transactions in the calculation of the tax basis for this contribution. The discussion is awaiting decision by the Ministry of Finance Taxpayers Council.

•

Tax delinquency notices were issued against Vivo totaling R$148,467 at December 31, 2008 (R$154,474 at December 31, 2007), the main matters under controversy being: i) use of part of the negative tax calculation base of the Social Contribution on Net Income for 1997 by the company which gave origin thereto by partial spin-off; ii) purported underpayment of IRPJ (Corporate Income Tax) and CSLL due to the fact that the tax inspection authority did not recognize certain expenses as being deductible; iii) alleged underpayment of IRRF (withholding income tax) on remittances made abroad; and iv) adjustments to the IRPJ and CSLL calculation basis as a result of the reduction of the tax loss stated by the company. The discussions related to the above mentioned proceedings are in course in the administrative sphere.

•

Vivo Participações is involved in an administrative discussion related to the purported underpayment of IRRF on remittances abroad. The total amount thereof at December 31, 2008 is R$20,923 (R$18,905 at December 31, 2007).

•

In May 2007, Vivo Participações was served process for a tax execution totaling the amount of R$29,905 at December 31, 2008 (R$25,047 at December 31, 2007), related to the requirement arising out of the non-homologation of the statement of deduction against the negative balance of the IRPJ for calendar year 2000, fiscal year 2001. A lower court decision is awaited. In an addendum, about the same matter, Vivo Participações filed an action for annulment seeking the reversal of the tax delinquency notice, which is in course before the Federal Courts in São Paulo.

•

Vivo Participações is involved in an administrative discussion related to tax delinquency notices issued against its merged company, Tele Leste Celular Participações S.A., in the amount of R$6,385, at December 31, 2008 (R$5,908 at December 31, 2007). The tax authority has alleged that the income tax was underpaid, due to excess of allocation to FINOR, FINAN or FUNRES (tax incentives in Brazil), as ascertained in a due diligence carried out with respect to the Review of Tax Return—excess of investment in tax incentives. Decision by the administrative court of appeals is awaited.

•

Tax delinquency notices were issued against Telemig Celular due to purported underpayment of IRPJ, including application of fine and denial of the request for refund and deduction of credits ascertained by the subsidiary in consequence of the overpayments of estimated IRPJ. In call the cases, the discussion is in progress in the administrative sphere and a final decision by the Taxpayers Council is awaited. At December 31, 2008 the amount was R$36,995.

•

Tax delinquency notices were issued against Vivo for IRPJ, CSLL, COFINS and IRRF, the main matters under controversy being: i) undue deduction of tax losses of non-operating nature from operating profit calculated in a subsequent period; ii) purported underpayment of taxes; iii) non-confirmation of withholding income tax on financial statements in DIRF; iv) separate fine on the amount bookkept/declared and the amount paid. At December 31, 2008, the total amount came to R$42,129 (R$44,502 at December 31, 2007).

•

Vivo is involved in administrative and judicial discussions about the underpayment of IRPJ, CSLL, PIS and COFINS, having in consideration the unlawful proportional credit of the taxes and disregard about the occurrence of voluntary disclosure. Vivo is involved in discussions solely related to the occurrence of the voluntary disclosure of these taxes. In December 2008 the amount in question totals R$18,937 (R$17,175 at December 31, 2007)

•

Vivo Participações is involved in an administrative discussion related to tax delinquency notices the main matters thereof being: i) non-deductibility of the expense of interest on shareholders’ equity (“Juros sobre Capital Próprio”), having in consideration the noncompliance of information shown in the DIRF (withholding income tax return) for the amounts of income tax withheld at source for the beneficiaries of the financial income; ii) purported underpayment of IRPJ and CSLL estimates; and iii) adjustments to the tax calculation bases of IRPJ and CSLL. The discussions related to the above mentioned proceedings are in progress in the administrative sphere. At December 31, 2008, the amount in question is R$90,802 (R$83,157 at December 31, 2007).

•

Vivo is involved in administrative and judicial discussions seeking to reverse the debt balance related to tax debts for IRPJ, CSLL, PIS, COFINS and IRRF. This refers to debts activated in the SIEF (one of the Brazilian Internal Revenue Service systems) by reason of statements provided by other specific tax return called DCOMP—Statement of Tax Deduction and PER/DCOMP—Statement of Tax Deduction, which is electronically sent, not confirmed by Secretaria da Receita Federal do Brasil (Brazilian Internal Revenue Service). The discussions are awaiting the end of the administrative discussion and final judgment in the judicial sphere. At December 31, 2008 the amount in question is R$197,864 (R$97,193 at December 31, 2007).

•

Vivo Participações is involved in administrative and judicial discussions seeking to reverse the debt balance related to tax debts for IRPJ, CSLL, PIS, COFINS and IRRF. This refers to debts activated in the SIEF system by reason of statements provided by the particular (DCOMP—Statement of Tax Deduction and PER/DCOMP—Statement of Tax Deduction, which is electronically sent), not confirmed by the Federal Revenue Service of Brazil. The discussions are awaiting the end of the administrative discussion and final judgment in the judicial sphere. At December 31, 2008 the amount in question is R$3,704.

•

A tax delinquency notice was issued against Vivo in relation to the collection of purported debts for IRPJ and CSLL, in the amount of R$299,101 (R$238,911 at December 31, 2007), referring to the purportedly undue amortization of the premium ascertained in the acquisition of the equity interests in Companhia Riograndense de Telecomunicações (“CRT”) in calendar years 1997 and 1998. Judgment of the Appeal filed with the Ministry of Finance Taxpayers Council is awaiting decision with respect to this requirement.

•

FUST: ANATEL, through its Precedent no. 7, dated December 15, 2005, voiced its understanding to the effect that: (i) “Among others, revenues to be transferred to the telecommunication service providers by way of payment for interconnection and for use of their network resources may not be excluded from the tax calculation bases of the contributions to the FUST”; (ii) “Among others, revenues received from telecommunication service providers by way of payment for interconnection and for use of their network resources may not be excluded from the tax calculation bases of the contributions to the FUST”.

Whereas the second part of the Precedent is not in accordance with the provisions set forth in the sole paragraph of art. 6 of Law No. 9,998, dated August 18, 2000, Vivo filed a writ of mandamus challenging the lawfulness of such requirement, the same having been granted a lower court favorable decision. A court of appeals decision is awaited.

In January 2006, Telemig Celular also filed a Writ of Mandamus seeking to protect its lawful rights to continue paying the FUST without any increase in the tax calculation basis not provided for in the law.

At December 31, 2008, the amounts in question are, for Vivo, R$225,549 (R$146,931 at December 31, 2007) and for Telemig Celular, R$33,102.

In the understanding of management and of its external legal counsel, there are possible chances of success in these proceedings, both in the administrative and judicial spheres.

•

FUNTTEL: Vivo and Telemig Celular filed writs of mandamus against the Chairman of the Management Board of FUNTTEL and against the Deputy Secretary of the Ministry of Communications in order to ensure its clear legal right to calculate and pay the contributions to the FUNTTEL, under the terms of Law No. 10,052, dated November 28, 2000, without including the values of the transfers received by way of provision for interconnection and use of their network resources, such as expressly set forth in art. 6, paragraph 4 of Decree no. 3,737, dated January 30, 2001, with the preliminary injunction having granted to this effect. In October 2008, a lower court judgment was rendered favorably to the operators. At December 31, 2008, the amount in question for Vivo is R$106,101 (R$60,489 at December 31, 2007) and for Telemig Celular is R$19,201.

Accordingly, due to the lower court judgment, the liability to pay the FUNTTEL on interconnection revenues is suspended.

The Ministry of Telecommunications has issued FUNTTEL assessment notices in relation to interconnection revenues. The legal consultants of the company have filed an administrative challenge, which is still pending judgment.

In the understanding of management and of its legal consultants, there are possible chances of success in these proceedings, both in the administrative and judicial spheres.

•

FISTEL: Vivo holds authorizations, which were granted by the Public Authorities by means of the Instrument of Authorization, for the exploitation of the Personal Mobile Service, for an indeterminate term; and other authorizations for using the radiofrequencies on a primary character, for the remainder of the term of the first license, renewable for further fifteen years.

At the time of the renewal of the validity term for use of the radiofrequencies in connection with the exploitation of the personal mobile service, ANATEL collects the Installation Inspection Fee—TFI referring to the issuance of new licenses assessed on the radio-base stations, mobile stations and radio-links.

Such collection results from the understanding, by ANATEL, that art. 9, item III of Resolution no. 255 would be applicable to this case, in such manner that the extension of term would be a taxable event of the TFI. Because it considers that the collection of TFI on mobile stations is undue, Vivo has administrative discussions in course with the ANATEL, which are awaiting decision.

At December 31, 2008, the amount in discussion was R$827,020 (R$281,978 at December 31, 2007).

Telemig Celular, also because it considers that the collection of TFI on the mobile stations is undue, upon receiving the official letter granting the extension of the term, together with the collection form for payment of the referred fee, it filed a motion to deny, which is awaiting judgment. In the understanding of the Management and of its external legal counsel, there are possible chances of success in these proceedings. At December 31, 2008, the total amount in question was R$108,789.

•	Others: Its subsidiaries have other proceedings the chances of success are possible, which total R$3,046 at December 31, 2008 (R$2,822 at December 31, 2007).

c) Local Taxes

Its subsidiaries are involved in several tax proceedings within local scope, which are described below:

•

Because it is considered that the assignment of use of the telecommunications networks typifies communication services subject to assessment by the ICMS, rather than lease of personal properties, a tax delinquency notice was issued against Vivo in the municipalities of Salvador and Porto Alegre, which demand the payment of the ISS on the tariff of use of the mobile network (TUM). At December 31, 2008, the amount in question is R$56,910 (R$109,561 at December 31, 2007). The administrative discussion in Salvador is awaiting decision by the court of appeals. In Porto Alegre, the decision was favorable to Vivo.

•

Vivo is involved in an administrative discussion related to the ISS in other municipalities which, at December 31, 2008, total R$32,886 (R$30,165 at December 31, 2007), the main matters under controversy being: i) ISS on complementary telephone services, value added to telephone services, publicity, activation, call identifier and telephone subscription; ii) non-withholding of the ISS on consultancy services rendered by Telefónica International (TISA) to Vivo. The proceedings are currently under discussion, some of them in the administrative sphere and others in the judicial sphere.

20.4. Guarantees

The Company and its subsidiaries granted guarantees in connection with tax, civil and labor proceedings, as follows:

Process	Real state and equipment	Escrow deposits and on-line pledged	Collateral letter	Total
Tax	92,747	483,920	207,991	784,658
Civil and labors	13,119	131,480	47,139	191,738

Total	105,866	615,400	255,130	976,396

20.5. Tax Audit

In accordance with the Brazilian applicable laws, federal, state and local taxes and payroll charges are subject to auditing procedures to be carried out by the respective authorities, for periods from 5 to 30 years. Depending on the tax, the authorities can ask to review any period since 1978.

21. CONCESSION LICENSES

In 2007, the subsidiaries acquired licenses for 1.9 MHz and 2.1 MHz (3G) through auctions conducted by ANATEL.

Auction of 1.9 Mhz Frequencies

On September 25, 2007, VIVO was the winning bidder of the Band L lots, except for lot 16 (area of Londrina- state of Paraná), and of lot 20 (North of Brazil), after the opening of the price bids carried out on that date in the headquarters of ANATEL. Band L includes the lots in the frequency range from 1895 to 1900 Mhz and from 1975 to 1980 Mhz, with 5 + 5 Mhz width, in all the regions served by the SMP. Thus, Vivo filled its last “gap” of coverage.

In order to achieve this benchmark, Vivo offered 50.6% average premium over the minimum price set in the invitation to bid. Vivo’s offer was approximately R$169.7 million for all Band L lots acquired. However, pursuant to the rules provided for in the invitation to bid, the price to be paid refers to the remaining term of the pre-existing authorizations for each lot acquired, the term of which is always counted from the date of execution of the Instrument of Authorization referring to this bidding process. The amount resulting from the governmental bidding for Vivo totaled approximately R$50,300, without including the lots in the state of Minas Gerais.

Auction of 2.1 Mhz (3G) Frequencies

On December 18, 2007, Telemig Celular was declared the winning bidder in 2 lots (Minas Gerais—Sector 2 and Triãngulo Mineiro—Sector 3) for the extension of third generation (3G) mobile services, with 10 + 10 Mhz width. The proposal of Telemig Celular for the lots purchased was approximately R$53.535.

On December 20, 2007, Vivo was declared the winning bidder in the Band J lots, with 10 + 10 MHz width, except for areas VII and X. In order to achieve this benchmark, Vivo has paid 92.5% average premium over the minimum price set in the invitation to bid. For all Band J lots acquired, Vivo’s offer was R$1,147,693.

On April 29, 2008, the Company signed with ANATEL the Instruments of Authorization for use of this radiofrequency sub-bands for Vivo and Telemig Celular.

The terms of use of these licenses are for a period of 15 years, subject to a renewal period of 15 years. The amount of 10% has been already paid on the date of execution of the Instrument of Authorization. According to the contract, the remaining 90%, totaling R$1,032,924 and R$48,182 in Vivo and in Telemig Celular, respectively, may be paid in 6 equal and annual installments, with a grace period of 3 years, the amount to be paid being adjusted to the Telecommunications Industry Index—IST, plus 1% monthly, or until December 11, 2008 without interest and indexation. As for Vivo, the amount recorded was R$1,032,924, and is adjusted to the IST (period from December 2007 to December 2008) plus 1% monthly (period from April to December 2008), as stated in note 19.

The price payable for the 2.1 Mhz (3G) licenses was recorded as a counter-entry to the intangible assets. As for Telemig Celular, the amount recorded was R$44,691, less the discount to present value of R$3,491, which was recorded as financial expenses, as provided for in Law No. 11,638/07 and in CPC 12. At December 11, 2008, Telemig Celular paid to ANATEL the amount of R$48,182, without any interest or monetary adjustment whatsoever.

The authorizations that were granted to the subsidiaries, according to the areas where they operate, are described as follows:

Area of Service	Authorization Valid Until
Areas 1, 2 e 3:
São Paulo (Radio frequencies 800/1900/2100 MHz)	04/30/23 to 08/05/23
São Paulo (Ribeirão Preto, Guatapará e Bonfim Paulista) (Radio frequencies 800 MHz)	01/20/24
São Paulo (area of the Franca e region) (Radio frequencies 1900 MHz)	12/07/22

Area 3:
Rio de Janeiro (Radio frequencies 800/1900/2100 MHz)	11/29/20 to 04/30/23
Espírito Santo (Radio frequencies 800/1900/2100 MHz)	04/30/23 to 11/30/23

Area 4:
Sector 2—Minas Gerais (except Triãngulo Mineiro) (Radio frequencies 800/1900/2100 MHz)	04/29/23 to 04/30/23
Sector 3—Minas Gerais (Triãngulo Mineiro) (Radio frequencies 800/1900/2100 MHz)	04/28/20 to 04/29/23

Area 5:
Paraná e Santa Catarina (Radio frequencies 800/1900/2100 MHz)	04/08/13 to 04/30/23

Area 6:
Rio Grande do Sul (Radio frequencies 800/1900/2100 MHz)	12/17/22 to 04/30/23

Areas 7 e 8:
Distrito Federal (Radio frequencies 800/1900/2100 MHz)	07/24/21 to 04/30/23
Góias e Tocantins (Radio frequencies 800/1900/2100 MHz)	04/30/23 to 10/29/23
Mato Grosso (Radio frequencies 800/1900/2100 MHz)	03/30/09 to 04/30/23
Mato Grosso do Sul (Radio frequencies 800/1900/2100 MHz)	09/28/09 to 04/30/23
Rondônia (Radio frequencies 800/1.900/2100 MHz)	07/21/09 to 04/30/23
Acre (Radio frequencies 800/1900/2100 MHz)	07/15/09 to 04/30/23
Amazonas, Roraima, Amapá, Pará e Maranhão (Radio frequencies 800/1900/2100 MHz)	11/29/13 to 04/30/23

Area of Service	Authorization Valid Until
Area 9:
Bahia (Radio frequencies 800/1900/2100 MHz)	04/30/23 to 06/29/23
Sergipe (Radio frequencies 800/1900/2100 MHz)	04/30/23 to 12/15/23

Area 10:
Alagoas, Ceará, Paraíba, Pernambuco, Piauí e Rio Grande do Norte (Radio frequencies 1900/2100 MHz)	12/17/22 to 04/30/23

Renewal of the authorizations which will expire in 2009 have been already applied for with the regulatory agency, and none of them is expected to be denied.

22. OTHER LIABILITIES

	As of December 31,
	2008	2007
Deferred revenues	451,772	336,320
Reverse stock split (1)	244,090	116,807
Provision for asset retirement obligation (2)	183,387	145,947
Provision for customer loyalty program	117,590	76,337
Provision for Pension Fund	12,372	3,960
Payables to related parties	3,906	847
Concession licenses	—	45,325
Others	9,260	16,779

Total	1,022,377	742,322

Current	820,233	546,169
Noncurrent	202,144	196,153

(1)	This refers to credit made available to the holders of shares remaining as a result of the reverse stock split of the capital stock of the Company and of its subsidiaries.

(2)	This provision refers to the costs to be incurred in connection with the eventual need of giving back to their owners the “sites” (locations for installation of Radio Base Stations—RBS of the subsidiaries) in the same conditions as they were found at the time of the execution of the initial lease contracts thereof (asset retirement obligation).

23. SHAREHOLDERS’ EQUITY

a) Capital Stock

At December 31, 2008, the Company’s subscribed and paid-up capital was R$6,710,526, represented by shares with no face value, distributed as follows:

	Thousands of shares
	12.31.08	12.31.07
Shares outstanding
Common	134,151	524,932
Preferred	233,245	917,186

Total	367,396	1,442,118

The Special Shareholders’ Meeting held on September 11, 2008, approved the grouping of the 1,474,077,420 book-entry registered shares, with no face value, being 536,601,378 common shares and 937,476,042 preferred shares, representing the capital stock, in the proportion of four (4) shares for one (1) share of the respective type, resulting in 368,519,356 book-entry type registered shares, with no face value, being 134,150,345 common shares and 234,369,011 preferred shares, as set forth in article 12 of Law No. 6,404/76.

b) Dividends and Interest on Shareholders’ Equity

The preferred shares do not have voting rights, except in the cases stipulated in articles 9 and 10 of the Bylaws, but are ensured priority in the reimbursement of the capital stock, without premium, the right to participate in the dividend to be distributed, corresponding to a minimum of 25% of net income for the fiscal year, calculated in accordance with article 202 of Brazilian Corporation law, and priority in receiving minimum non-cumulative dividends equivalent to the higher of the following amounts:

b.1) 6% (six per cent) per year on the amount resulting from the division of the subscribed capital by the total number of Company’s outstanding shares; or

b.2) 3% (three per cent) per year on the amount resulting from the division of the shareholders’ equity by the total number of Company’s shares, and also the right to participate in distributed profit under the same conditions applicable to common shares, after the common shares have been ensured of a dividend equal to the minimum priority dividend established for the preferred shares.

As from the General Shareholders’ Meeting held on March 27, 2004, the preferred shares are entitled to full voting rights, in accordance with article 111, paragraph 1, of Law No. 6,404/76, since minimum dividends were not paid on preferred shares for three consecutive years.

At the General Shareholders’ Meeting held on March 15, 2007, the payment of dividends on the income for year 2006 to the holders of preferred shares was approved. However, the approved amount was lower than the minimum statutory value required for removing the right to vote of the preferred shares.

b.3) Dividends and interest on shareholders’ equity not claimed by shareholders are forfeited in 3 (three) years, as from the date of the beginning of payment, as set forth in article 287, subparagraph II, item a), of Law No. 6,404/76.

Dividends due were calculated as follows in 2008:

12.31.08

Consolidated net income for the year	389,683
Consolidation adjustments:
Unclaimed dividends and interest on shareholders’ equity	10,218

Unconsolidated net income for the year	399,901
Appropriation to legal reserve	(19,995)

Adjusted net income	379,906

Minimum dividend (25% on adjusted net income)	(94,977)
Proposed interest on shareholders’ equity (gross)	161,113
Withholding income tax	(24,167)

Proposed interest on shareholders’ equity (net)	136,946
Proposed additional dividend:	265,685

Proposed dividend and interest on shareholders’ equity:	402,631

1) Distribution of interest on shareholders’ equity

Number of common and preferred shares (excluded treasury shares)		367,395,631
Gross interest on shareholders’ equity proposed per share (common and preferred)	R$	0.438528010149
Net interest on shareholders’ equity proposed per share (common and preferred)	R$	0.372748808626

2) Distribution of dividends

Common shares (R$)	97,012
Preferred shares (R$)	168,673

Total	265,685

Number of shares
Common shares		134,150,345
Preferred shares (excluded treasury shares)		233,245,286
Dividend per share
Common shares	R$	0.72315861
Preferred shares	R$	0.72315861

c) Capital Reserves

c.1) Goodwill in Stock Issue

This reserve represents the excess of value at the time of the issuance or capitalization in relation to the basic value of the share at the issuance date.

c.2) Special Goodwill Reserve

This reserve was booked as a result of the Corporate Reorganization processes described in note 31, as a counter-entry to the net assets transferred, and represents the future tax benefit to be earned by amortization of the goodwill incorporated. The portion of special goodwill reserve corresponding to the benefit may be, at the end of each fiscal year, capitalized to the benefit of the controlling shareholder upon the issue of new shares. The increase of capital is subject to the preemptive rights of the non-controlling shareholders, proportionally to their respective interests, by kind and class, at the time of the issue, and the amounts paid upon the exercise of this right shall be directly delivered to the controlling shareholder, in accordance with the provisions in CVM Instruction no. 319/99.

The Meeting of the Board of Directors held on May 26, 2008 approved a capital increase of R$362,742, representing the tax benefit of the goodwill incorporated, and R$179,862 and R$182,880 for the years 2006 and 2007, respectively, with the issue of 31,959,675 new shares, being 11,669,713 common shares and 20,289,962 preferred shares, ensuring the preemptive right provided for in Article 171 of Law No. 6,404/76, and the proceeds arising from the exercise of the preemptive right were credited to Portelcom Participações S.A. and Sudestecel Participações Ltda.

c.3) Tax incentives

These represent the amounts invested in tax incentives in previous fiscal years, as allowed by Brazilian Tax Legislation.

d) Income Reserves

d.1) Legal Reserve

The legal reserve is booked by allocation of 5% of the net profit for the year, up to the limit of 20% of the paid-up capital stock or 30% of the capital stock added by the capital reserves. As from such limit, allocations to this reserve are no longer mandatory, as set forth in Art. 193 of Law No. 6,404/76.

d.2) Expansion Reserve

The reserve for expansion was booked with the purpose of holding funds for financing additional investments of fixed and current capital by allocation of up to 100% of the remaining net profit, after the legal determinations and the balance of the retained profits account for the fiscal year ended on December 31, 2008. This reserve is supported by a capital budget approved at the shareholders’ meetings.

d.3) Contingencies Reserve and Shares held on Treasury

The amounts recorded result from the spin-off of Companhia Riograndense de Telecomunicações—CRT and are designed to guarantee an eventual court decision rendered with respect to judicial actions concerning capitalizations for fiscal years 1996 and 1997 occurred in that company.

e) Retained Earnings

Pursuant to the change introduced by Law No. 11,638/07, the net profit for the year must be entirely distributed as dividends or income reserve in accordance with the provisions in articles 193 to 197 of Law No. 6,404/76.

24. NET OPERATING REVENUE

	Years ended December 31,
	2008	2007	2006
Subscription and use	10,013,953	8,000,754	7,319,691
Interconnection	6,140,301	5,109,277	4,338,094
Data and value-added services	2,049,801	1,330,552	970,352
Other services	244,121	98,008	83,891

Gross revenue from service	18,448,176	14,538,591	12,712,028

Value-added tax on services (ICMS)	(3,114,869)	(2,447,298)	(2,240,008)
Discounts granted	(812,745)	(474,139)	(451,657)
PIS and COFINS	(669,788)	(521,963)	(457,026)
Service tax (ISS)	(5,478)	(5,893)	(3,124)

Net operating revenue from services	13,845,296	11,089,298	9,560,213

Revenue from sale of handsets and accessories	3,258,070	3,105,703	2,742,645
Discounts granted	(1,009,701)	(1,144,698)	(832,193)
Value-added tax on services (ICMS)	(308,298)	(242,994)	(230,197)
PIS and COFINS	(196,994)	(167,791)	(163,769)
Returns of goods	(118,709)	(147,024)	(139,985)

Net operating revenue from sale of handsets and accessories	1,624,368	1,403,196	1,376,501

Total net operating revenue	15,469,664	12,492,494	10,936,714

There is not any customer who has contributed more than 10% of the gross operating revenue for fiscal years ended on December 31, 2008, 2007 and 2006, with the exception of Telecomunicações de São Paulo S/A—TELESP, a fixed telephone operating company in the state of São Paulo that accounted for approximately 10,5% during year ended December 31, 2006. The amounts in question refer mainly to interconnection.

The services provided to Telesp (a related party) are billed using similar terms to those with third parties.

25. COST OF SERVICES AND GOODS SOLD

	Years ended December 31,
	2008	2007	2006
Interconnection	(2,146,713)	(1,618,216)	(784,992)
Depreciation and amortization	(1,669,468)	(1,378,923)	(1,327,454)
Taxes and contributions	(656,199)	(498,801)	(517,490)
Outside services	(520,905)	(425,753)	(369,953)
Rent, insurance and condominium fees	(281,509)	(209,923)	(206,788)
Leased lines	(274,254)	(226,190)	(222,542)
Personnel	(120,108)	(102,941)	(88,709)
Other	(30,449)	(65,709)	(147,930)

Cost of services rendered	(5,699,605)	(4,526,456)	(3,665,858)
Cost of goods sold	(2,441,894)	(2,096,834)	(1,898,310)

Total	(8,141,499)	(6,623,290)	(5,564,168)

26. SELLING EXPENSES

	Years ended December 31,
	2008	2007	2006
Outsourced services	(1,913,309)	(1,635,977)	(1,614,256)
Depreciation and amortization	(520,608)	(457,166)	(410,314)
Costumer loyalty and grants	(429,216)	(310,856)	(220,360)
Advertising	(443,616)	(323,660)	(320,186)
Personnel	(338,229)	(302,310)	(302,229)
Allowance for doubtful accounts	(303,845)	(365,740)	(720,496)
Rent, insurance and condominium fees	(66,115)	(66,439)	(60,772)
Other	(89,478)	(70,635)	(102,457)

Total	(4,104,416)	(3,532,783)	(3,751,070)

27. GENERAL AND ADMINISTRATIVE EXPENSES

	Years ended December 31,
	2008	2007	2006
Outsourced services	(463,419)	(529,091)	(425,211)
Depreciation and amortization	(336,536)	(308,532)	(297,011)
Personnel	(298,815)	(266,462)	(255,719)
Rent, insurance and condominium fees	(83,061)	(79,510)	(92,195)
Other	(22,511)	(23,600)	(29,612)

Total	(1,204,342)	(1,207,195)	(1,099,748)

28. OTHER OPERATING EXPENSES, NET

	Years ended December 31,
	2008	2007	2006
Recovered expenses	159,421	180,682	293,206
Fines	103,582	67,559	88,842
Shared infrastructure—EILD	95,017	52,764	58,119
Reversal of provisions	36,370	12,211	29,065
Rental properties	13,277	—	—
Amortization of goodwill	(480,161)	(380,746)	(381,061)
Provision for contingencies	(175,069)	(196,805)	(138,615)
FUST	(75,665)	(60,682)	(53,549)
PIS e COFINS on other revenues	(64,241)	(51,979)	(43,947)
ICMS on other expenses	(48,034)	(60,387)	(71,820)
FUNTTEL	(37,802)	(30,376)	(26,818)
Amortization of deferred charges	(36,484)	(35,871)	(47,619)
Other taxes, fees and mandatory contributions	(13,893)	(32,970)	(23,613)
Sale and provision for losses on assets	(31,300)	(20,581)	—
Realization of provision for investments losses	69,073	69,070	69,074
Others income (expenses)	16,048	(21,331)	(70,734)

Total	(469,861)	(509,442)	(319,470)

29. NET FINANCIAL EXPENSES

	Years ended December 31,
	2008	2007	2006
Financial income:
Income from financial transactions	345,704	208,824	286,805
PIS and COFINS on financial income (1)	(41,507)	(22,848)	(51)

Subtotal	304,197	185,976	286,754
Financial expenses:
Loans, financing and debentures	(442,249)	(289,077)	(397,164)
Derivative transactions	(321,423)	(222,196)	(427,385)
CPMF	(1,769)	(62,722)	(78,807)
Discounts	(39,134)	(30,487)	(53,590)
Other financial transactions	(58,117)	(54,818)	(63,909)

Subtotal	(862,692)	(659,300)	(1,020,855)
Monetary and exchange variations:
In assets
Derivative transactions	792,780	11,626	(49,640)
In liabilities
Derivative transactions	48,133	(298,604)	(287,239)
Loans and financing	(841,552)	296,138	334,978
Suppliers and other transactions	(78,565)	1,375	(11,983)

Subtotal	(79,204)	10,535	(13,884)

Total	(637,699)	(462,789)	(747,985)

(1)	This amount relates to Pis and the Cofins incident on interest on shareholders’ equity received from its subsidiary.

30. NET NONOPERATING EXPENSES

	Years ended December 31
	2008	2007	2006
Net gain on disposal of property, plant and equipment	—	—	1,220
Provision for losses on assets	—	—	(277,988)
Provision for losses on investments	—	—	(671)
Other	—	—	(11,531)

Total	—	—	(288,970)

31. INCOME AND SOCIAL CONTRIBUTION TAXES

The Company and its subsidiaries record provisions for income and social contribution taxes monthly on the accrual basis, paying the taxes based on the monthly estimate. Deferred taxes are recognized on temporary differences and tax loss carryforwards were calculated based on the 34% rate.

a)    Components of income taxes

The composition of expenses on income and social contribution taxes is shown below:

	Years ended December 31,
	2008	2007	2006
Income and social contribution tax on goodwill amortization	(308,863)	(287,737)	(290,228)
Current income and social contribution tax	(51,630)	(18,174)	(218,238)
Deferred income and social contribution tax	(109,009)	49,086	1,367,478

Total	(469,502)	(256,825)	859,012

b)    Reconciliation of effective tax rate

The following provides a reconciliation of the expense with income taxes disclosed, by eliminating the effects of the goodwill tax benefit, and the amounts calculated by applying combined statutory rates at 34%:

	Years ended December 31,
	2008	2007	2006
Pre-tax income (loss)	911,847	156,995	(834,697)
Tax credit at combined statutory rate (34%)	(310,028)	(53,378)	283,797
Benefit from deductibility of interest attributed to shareholders’ equity	58,808	—	—
Permanent additions:
Nondeductible expenses—goodwill amortization	(146,953)	(105,970)	(106,076)
Other nondeductible expenses	(87,576)	(104,575)	(73,226)
Nondeductible on accounting receivable	—	—	(60,849)
Other additions	(10,473)	(1,870)	(25,709)
Permanent exclusions:
Other deductible expenses	40,557	11,843	34,604
Other exclusions	1,558	—	—
Unrecognized tax loss and temporary differences	(15,395)	(2,875)	(108,612)
Tax loss and temporary differences not recognized in prior years (*)	—	—	(*)915,083

Tax income (expense)	(469,502)	(256,825)	859,012

(*)	As a result of the corporate restructuring since profitable subsidiaries were merged into a subsidiary with significant unrecorded tax losses carryforwards.

The subsidiary Telemig Celular is entitled to tax reduction benefit of 75% on the taxable profit generated in the tax incentive areas within the scope of the Agency for Development of the Northeast—ADENE, where the carrier operates (North of Minas Gerais and Vale do Jequitinhonha) for a period of 10 years as from 2004. In 2008 the Company had benefit of R$1,340.

c)    Composition of deferred income tax assets

The breakdown of deferred income and social contribution taxes are as follows:

	As of December 31,
	2008	2007
Income and social contribution taxes loss carryforwards (a)	1,131,195	1,116,252
Tax credit acquired—restructuring (b)	916,994	634,405
Tax credits on provisions for: (c)
Contingencies and legal liability—CVM 489	202,983	120,374
Accelerated depreciation	131,731	134,067
Suppliers	155,185	125,801
Doubtful accounts	131,685	117,198
Derivative contracts	28,974	107,254
Customer loyalty program	39,980	25,954
Employee profit sharing	33,163	33,989
Valuation allowance and provision for losses—fixed assets	106,830	102,047
Obsolescence	14,478	12,857
Other amounts	41,751	50,872

Total deferred taxes	2,934,949	2,581,070

Current	1,120,523	912,177
Noncurrent	1,814,426	1,668,893

The amount recorded in the current assets refers to reversal of temporary differences and use of tax losses and goodwill amortization expected for the next twelve months.

The deferred taxes were recorded assuming their future realization, as follows:

a) Tax loss and negative tax base: represents the amount recorded by the subsidiaries, which will be offset up to the limit of 30% of the tax base computed in the coming fiscal years (in accordance with Brazilian Tax Legislation) and subject to no expiration date. The Company did not record the potential deferred income and social contribution tax credit that would arise from the use of these tax bases in the amount of R$689,572 (R$685,566 at December 31, 2007), given the uncertainty, at this time, as to the Company’s ability to generate future taxable results to ensure realization of these deferred taxes.

b) Tax credit acquired: represented by the net balance of goodwill and provision for maintenance of the shareholders’ equity integrity. Realization will occur proportionally to the amortization of the goodwill in its subsidiaries, in a period from 5 to 10 years. Studies performed by independent consultants hired during the corporate reorganization process support the recovery of such amounts within the above referred time.

c) Temporary differences: realization will occur upon payment of the provisions, effective loss on bad debts or realization of inventories, as well as reversal of other provisions. The Company did not record the potential deferred income and social contribution tax credit that would arise from the use of these provisions in the amount of R$155,481 (R$156,163 at December 31, 2007), given the uncertainty, at this time, as to the Company’s ability to generate future taxable results to ensure realization of these deferred taxes.

31.1 Tax benefits—Corporate Restructuring

As a result of the corporate reorganization process (note 1), the Company incorporated the goodwill paid on the privatization and acquisition of subsidiaries, in accordance with Instructions CVM 319 as of December 3, 2000 and 349 as of March 6, 2001.

Prior to the transfers, provisions were booked for maintenance of the stockholders’ equity of the merged company and, consequently, the net assets being merged represent, essentially, the tax benefit arising out of the possibility of deduction of the incorporated goodwill.

Included in the accounting records held for corporate and tax purposes by the Company and its subsidiaries are specific accounts related to incorporated goodwill and provision and corresponding amortization, reversal and tax credit, the balances of which are as follows:

	As of December 31,
	2008			2007
Restructuring	Goodwill	Provision	Net	Net
Global Telecom S.A.—Acquisition	416,503	(274,892)	141,611	180,520
Telesp Celular S.A.—Privatization	292,668	(193,161)	99,507	208,060
Tele Centro-Oeste Celular Participações S.A.—Acquisition	251,582	(166,044)	85,538	214,877
Tele Leste Celular Participações S.A.—Privatization	58,856	(38,846)	20,010	30,948
Telemig Participações S.A.—Privatization	58,371	(38,525)	19,846	—
Telemig Participações S.A.—corporate restructuring TCO IP	1,485,172	(980,214)	504,958	—
Telemig Celular S.A.—corporate restructuring TCO IP	133,896	(88,372)	45,524	—

Total	2,697,048	(1,780,054)	916,994	634,405

The changes during the year ended December 31 are as follows:

	Years ended December 31,
	2008	2007
Results:
Amortization of goodwill	(908,423)	(881,048)
Reversal of Provision	599,560	593,313
Tax credit	308,863	287,735

Effect on results	—	—

To the extent the tax benefits are actually realized, the amount shall be incorporated into the capital stock to the benefit of the controlling shareholders, the other shareholders being assured preemptive rights. Proceeds arising out of the exercise of the preemptive rights shall be paid to the controlling shareholders.

At a meeting of the Board of Directors held on May 26, 2008, the capitalization of a portion of the special goodwill reserve to the benefit of the controlling shareholders was approved, in the amount of R$362,742, corresponding to the tax benefits generated in 2006 and 2007 (Note 23).

The tax benefits realized during fiscal year 2008 shall be capitalized during fiscal year 2009, with due regard to the extension of the preemptive rights upon the increase of the capital stock in conformity with article No. 171 of Law 6,404/76.

32. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company and its subsidiaries are engaged in transactions involving financial instruments, the risks of which are actively managed by means of a set of initiatives, procedures and comprehensive operating policies.

The financial instruments are presented in compliance with CVM Resolution no. 566, dated December 17, 2008, which approved Technical Statement CPC 14, and with CVM Instruction 475, dated December 17, 2008.

a) General considerations

At December 31, 2008 and 2007, the main financial instruments, and their respective values by category, are as follows:

	Year ended December 31,
	2008			2007
	Fair value through results	Amortized cost	Total	Fair value through results	Amortized cost	Total
ASSETS
Cash and cash equivalents	2,182,913	—	2,182,913	2,190,990	—	2,190,990
Short-term investments pledged as collateral	88,822	—	88,822	59,467	—	59,467
Trade accounts receivable, net	—	2,578,498	2,578,498	—	2,178,745	2,178,745
Derivative contracts	632,751	—	632,751	10,495	—	10,495
Advances to suppliers	—	1,550	1,550	—	832	832
Liabilities
Payroll and related accruals	—	185,471	185,471	—	173,472	173,472
Trade accounts payable	—	3,726,324	3,726,324	—	3,069,308	3,069,308
Taxes payable	—	1,049,175	1,049,175	—	761,825	761,825
Loans and financing	2,393,693	4,531,038	6,924,731	1,961,291	884,266	2,845,557
Interest on shareholders’ equity and dividends	—	545,864	545,864	—	22,219	22,219
Derivative contracts	203,323	—	203,323	449,168	—	449,168
Debentures	—	1,078,425	1,078,425	—	1,539,912	1,539,912
Other liabilities	—	1,022,377	1,022,377	—	742,322	742,322

b) Considerations on risk factors which may affect the Company’s and its subsidiaries’ business

The main market risks to which the Company and its subsidiaries are exposed in the conduct of their activities are:

Credit Risk

The credit risk arises out of the eventual difficulty to collect the amounts payable for telecommunication services rendered to its customers and for sales of handsets to the distributors network, as well as the risk related to financial statements and accounts receivable for swap transactions.

The credit risk involved in the rendering of telecommunications services is minimized by a strict control of the customer base and active management of customers’ default, by means of clear policies regarding the sale of post-paid handsets. The customer base of the subsidiary companies has, predominantly, a prepaid system, which requires the prior charging and consequently entails no credit risk.

The credit risk in the sale of handsets and “pre-activated” prepaid cards is managed under a conservative credit policy, by means of modern management methods, including the application of “credit scoring” techniques, analysis of financial statements and information, and consultation to commercial data bases.

The Company and its subsidiaries are also subject to credit risk originating from their financial investments and amounts receivable from swap transactions. The Company and its subsidiaries act in such a manner as to diversify this exposure among various world-class financial institutions.

Interest Rate Risk

This risk arises out of the portion of the debt and of the liability positions in derivatives contracted at floating rates, and involves the risk of the financial expenses increasing due to an unfavorable change in the interest rates.

The Company and its subsidiaries are exposed to the risk of increased interest rates, due to the liabilities portion of the derivative transactions (Exchange Hedge) and to CDI-referenced debts. The balance of financial investments, indexed to the CDI, partially neutralizes this effect.

Exchange Rate Risk

This risk arises out of the possibility of losses on account of exchange rate fluctuations, which may increase the outstanding balances of foreign currency loans.

The Company and its subsidiaries have contracted financial derivative transactions so as to protect themselves against exchange rate fluctuations arising out of foreign currency loans. The instruments used were swap contracts.

The table below summarizes the net exposure of the Company and its subsidiaries to the exchange rate factor at December 31, 2008 and 2007:

	In thousands - 2008
	US$	€	¥
Loans and financing	(467,501)	—	(51,937,288)
Loans and financing—UMBNDES	(4,061)	—	—
Derivative instruments	467,308	—	51,937,288
Other liabilities	(33,104)	(20,044)	—

Total (insufficient coverage)	(37,358)	(20,044)	—

	In thousands - 2007
	US$	€	¥
Loans and financing	(410,410)	(15,280)	(67,066,210)
Loans and financing—UMBNDES	(5,666)	—	—
Derivative instruments	413,522	15,280	67,066,210
Other liabilities	(43,404)	(35,502)	—

Total (insufficient coverage)	(45,958)	(35,502)	—

c) Transactions with Derivatives

The Company and its subsidiaries entered into swap contracts in foreign currency at several interest rates, in a notional amount of US$515,606, and JPY51,594,615 (US$369,259, JPY66,065,284 and €15,234 at December 31, 2007). At December 31,2008, the Company had interest rate swap contracts in a notional amount of R$225,000 (R$1,097,596 at December 31, 2007) for interest rates in local currency (CDI) and the notional amount of R$110,000 of swaps indexed to the IGPM (R$110,000, at December 31, 2007). On December 31, 2008 the Company and its subsidiaries have no foreign currency swaps indexed at to foreign interest rate (Libor). At December 31, 2007 the amount was US$52,480.

As required by Law No. 11,638/07, the Company and its subsidiaries started applying CPC 14 since the transition date on January 1, 2007. CPC 14 must be applied to all derivative instruments, and requires that such instruments are stated in the balance sheet at their fair value. Changes to the fair value of the derivatives are recognized in the income statement, save in case of compliance with specific accounting criteria such as hedge.

The derivative financial instruments intended for hedge and the respective items subject matter of hedge are monthly adjusted to the fair value, with due regard to the following: for those financial instruments classified as fair value hedge and evaluated as effective, the valuation or devaluation of the fair value of the item which is the hedge instrument and of the item subject matter of hedge must be recorded as a counter-entry to a proper revenue or expense account, in the income of the year.

The Company and its subsidiaries started designating certain swap contracts as fair value hedges (see table below) of a portion of the foreign currency debts (US Dollar and Japanese Yen), local interest rate (CDI) and IGPM.

The Company and Vivo calculate the effectiveness of these hedges at the beginning and continuously (at least on a quarterly basis) and the hedges contracted on December 31, 2008 showed to be effective in relation to the debts subject matter of such coverage. As long as these derivative contracts are identified as hedge accounting according to CPC 14, the covered debt is also adjusted to the fair value in conformity with the fair value hedge rules.

The CVM, by Resolution no. 550, issued on October 17, 2008, and by Instruction no. 475, issued on December 17, 2008, provided for that publicly-held companies are required to disclose, in a specific explanatory note, qualitative and quantitative information about all their derivative financial instruments, either recognized or not as assets or liabilities in their balance sheet.

Risk Management Policy

All contracted derivative financial instruments for the Company and its subsidiaries is intended for protection against foreign exchange risk and variations in foreign and local interest rates arising out of financial debts, pursuant to a corporate policy of risk management. Accordingly, eventual variations in the risk factors generate an inverse effect on the subject matter they are intended to protect. Therefore, there are no derivative financial instruments for speculation purposes and 99.6% of the financial exchange liabilities are hedged.

The Company and its subsidiaries keep internal controls in relation to their derivative instruments which, in the opinion of management are adequate for controlling risks associated to each strategy of market action. The results obtained by the Company and its subsidiaries in relation to their derivative financial instruments show that management has properly managed risks.

Fair values of the derivative financial instruments

The fair values are calculated by projecting the future flows of the transactions, using the BM&F Bovespa curves and bringing them to present value using market DI rates for swaps disclosed by the BM&F Bovespa.

The market values of the exchange coupon swaps x CDI were obtained using the market exchange rates in effect at the balance sheet date and the rates projected by the market which were obtained from the currency coupon curves. For calculating the coupon of the positions indexed in foreign currency the linear convention of

360 calendar days was adopted and for calculating the coupon of the positions indexed to the CDI the exponential convention of 252 business days was adopted.

The financial instruments disclosed below are recorded with the CETIP—Custody and Settlement Agency, all of them being classified as swaps, not requiring a margin deposit.

Description			Notional		Fair Value		Cumulative effect (current period)
“Swap’s” of contract			2008	2007	2008	2007	Amount receivable/ (received)	Amount payable/ (paid)
Asset Position
(1) Foreign currency	Index	Rate	1,768,940	1,949,711	2,432,082	1,832,786	713,641	—
ABN AMRO	USD	5.94%	78,079	211,635	112,188	193,712	33,233	—
BANCO DO BRASIL	JPY	From 2.46% to 5.78%	301,899	421,021	504,863	387,221	180,674	—
BRADESCO	USD	5.00%	29,128	351,377	43,676	328,946	13,125	—
CITIBANK	USD	4.47%	181,230	218,372	205,044	206,803	61,394	—
ITAÚ	USD	From 6.60% to 6.80%	643	14,557	657	14,196	—	—
JP MORGAN	USD	4.18%	443,207	59,136	536,433	93,489	178,381	—
PACTUAL	USD	From 4.85% until 6.51%	1,812	4,055	1,892	3,064	—	—
SANTANDER	JPY	From 1% until 2.50%	542,296	641,584	835,118	581,882	246,834	—
UNIBANCO	USD	0%	92,792	—	93,478	—	—	—
VOTORANTIM	USD	From 6.26% until 8.09%	97,854	9,330	98,733	6,888	—	—
BNP PARIBAS	USD	6.2%	—	18,644	—	16,585	—	—
(2) Post Rate (CDI)			225,000	1,097,596	226,248	1,214,508	—	—
BANCO DO BRASIL	CDI	100.00%	175,000	44,500	175,970	49,737	—	—
BRADESCO	CDI	100.00%	50,000	456,152	50,278	504,850	—	—
MERRILL LYNCH	CDI	100.00%	—	44,502	—	49,739	—	—
SANTANDER	CDI	100.00%	—	552,442	—	610,182	—	—
(3) Pre Rate (IGPM)			110,000	110,000	156,703	138,073	15,623	—
UNIBANCO	IGPM	9.45%	110,000	110,000	156,703	138,073	15,623	—
Liabilities position
Post Rate (CDI)			(1,768,940)	(1,949,711)	(1,920,551)	(2,276,116)	—	202,109
ABN AMRO	CDI	110.00%	(78,079)	(211,635)	(78,955)	(253,823)	—	—
BANCO DO BRASIL	CDI	From 103.40% until 107.40%	(301,899)	(421,021)	(324,189)	(479,984)	—	—
BRADESCO	CDI	110.00%	(29,128)	(351,377)	(30,551)	(386,030)	—	—
CITIBANK	CDI	95.50%	(181,230)	(218,372)	(177,882)	(221,388)	—	34,233
ITAÚ	CDI	100.00%	643	(14,557)	(1,172)	(15,000)	—	515
JP MORGAN	CDI	96.00%	(443,207)	(59,136)	(452,853)	(173,880)	—	94,799
PACTUAL	CDI	100.00%	(1,812)	(4,055)	(3,144)	(6,191)	—	1,252
SANTANDER	CDI	From 106.00% until 111.00%	(542,296)	(641,584)	(588,284)	(703,446)	—	—
UNIBANCO	CDI	74.80%	(92,792)	—	(127,030)	—	—	33,552
VOTORANTIM	CDI	From 75.25% until 100.00%	(97,854)	(9,330)	(134,491)	(14,939)	—	37,758
BNP PARIBAS	CDI	106.00%	—	(18,644)	—	(21,435)	—	—
Pre Rate (IGPM)			(225,000)	(1,097,596)	(227,461)	(1,216,844)	—	1,214
BANCO DO BRASIL	Pré	From 12.78% until 12.81%	175,000	44,500	(176,908)	(49,979)	—	938
BRADESCO	Pré	12.81%	50,000	456,152	(50,553)	(505,084)	—	276
MERRILL LYNCH	Pré	12.46%	—	44,502	—	(49,979)	—	—
SANTANDER	Pré	From 11.30% until 12.62%	—	552,442	—	(611,802)	—	—
Post Rate (CDI)			(110,000)	(110,000)	(141,080)	(128,690)	—	—
UNIBANCO	CDI	107.00%	(110,000)	(110,000)	(141,080)	(128,690)	—	—
			Provision withholding income tax				(96,513)	—
			Amount receivable/payable withholding income tax, net				632,751	(203,323)
			Balance of Balance Sheet Adjustment:				429,428

(1)	Foreign currency swaps x CDI (R$2,432,082)—swap transactions contracted with maturity date until 2015, for protection against exchange variation risk in financing transactions of this kind (R$2,443,250).

(2)

Swap CDI X Pre (R$226,248)—swap transactions contracted with maturity date in January 2010, for partially protecting against local interest rate fluctuations in relation to debts and derivatives exposed in

CDI (debts of R$2,368,017). For the other exposures to CDI (swap liabilities), the Company and its subsidiaries have short term financial investments based on the variation of the CDI (R$2,126,539 at December 31, 2008) as partial “natural hedge”. The book values of these financial investments are close to market values, because they are redeemed at short term.

(3)	Swap IGPM x CDI percentage (R$156,703)—swap transactions contracted with maturity date until 2010 with the purpose of protecting the flow identical to the debts at IGPM (R$156,703).

At December 31, 2008, assets in the amount of R$632,751 and liabilities in the amount of R$203,323 were recorded by the Company and its subsidiaries for recognition of the net derivatives positions as of that date.

Gains and losses in the fiscal year ended on December 31, 2008, grouped by contracts executed, were recorded in the income accounts (note 29), as required in CVM Resolution 550/08.

Below is a breakdown of the maturity dates of the swaps at December 31, 2008:

	Maturity
Description					Amount payable/receivable 12/31/2008
“Swap’s” of contract	2009	2010	2011	2012 and after
Foreign currency x CDI
ABN AMRO	—	33,232	—	—	33,232
BANCO DO BRASIL	172,557	—	8,117	—	180,674
BRADESCO	13,125	—	—	—	13,125
CITIBANK	(8,542)	(7,060)	(6,271)	49,035	27,162
ITAÚ	(515)	—	—	—	(515)
JP MORGAN	(25,056)	(17,356)	(15,892)	141,884	83,580
PACTUAL	(1,252)	—	—	—	(1,252)
SANTANDER	246,835	—	—	—	246,835
UNIBANCO	(33,551)	—	—	—	(33,552)
VOTORANTIM	(35,220)	(1,707)	(830)	—	(37,758)

Total	328,379	7,109	(14,876)	190,919	511,531

CDI x Pre
BANCO DO BRASIL	—	938	—	—	938
BRADESCO	—	276	—	—	276

Total	—	1,213	—	—	1,213

IGPM x CDI
UNIBANCO	—	15,623	—	—	15,623

Total	—	15,623	—	—	15,623

	Provision withholding income tax				(96,513)
	Amount receivable/payable withholding income tax, net				429,428
	Balance of Balance Sheet Adjustment:				429,428

Analysis of sensitivity to the risk variables of the Company and its subsidiaries

CVM requires for that publicly-held companies, in addition to the provisions in item 59 of CPC 14—Financial Instruments:

Recognition, Measurement and Evidencing, are required to disclose a statement of sensitivity analysis, for each type of market risk deemed by management to be material, originated by financial instruments, to which the entity is exposed at the closing date of each period, including all the transactions with derivative financial instruments.

In compliance with the provisions above, the most probable scenario, as evaluated by management, was the realization at the maturity dates of each of the transactions of what the market has been signaling through the market curve (currencies and interests) of the BM&F and Bovespa. In this way, in the probable scenario, there is no impact on the fair value of the financial instruments already presented above. For scenarios II and III, deterioration of 25% and 50%, respectively, was considered in the risk variables until the maturity date of the financial instruments.

As the Company and its subsidiaries only have derivative instruments for hedging of their financial debt, changes in the scenarios are accompanied by the respective hedge objects, thus showing that the effects thereof are almost null. For these transactions, the Company has stated the balance of the subject matter (debt) and of the derivative financial instrument (hedge) in separate lines of the sensitivity analysis table, in order to inform on the net exposure of the Company, in each of the three mentioned scenarios, as shown below:

Sensitivity Analysis—Net Exposure

Operation	Risk	Scenario I	Scenario II	Scenario III
Hedge (Asset position)	Derivatives (Risk reduction USD)	1,092,100	1,456,427	1,870,991
Debt in USD	Debt (Risk increase USD)	(1,103,268)	(1,470,310)	(1,887,555)

	Net exposure	(11,168)	(13,883)	(16,564)
Hedge (Asset position)	Derivatives (Risk reduction JPY)	1,339,982	1,678,732	2,019,046
Debt in JPY	Debt (Risk increase JPY)	(1,339,982)	(1,678,732)	(2,019,046)

	Net exposure	—	—	—
Hedge (Asset position)	Derivatives (Risk reduction IGP-M)	226,248	232,356	238,464
Debt in IGP-M	Debt (Risk increase IGP-M)	(226,248)	(232,356)	(238,464)

	Net exposure	—	—	—
Hedge (Asset position)	Derivatives (Risk reduction CDI)	156,703	160,332	164,125
Debt in CDI	Debt (Risk increase CDI)	(156,703)	(160,332)	(164,125)

	Net exposure	—	—	—
Hedge (CDI Liability position)	Derivatives (Risk increase CDI)	(2,061,631)	(2,162,494)	(2,226,791)

	Net exposure	(2,061,631)	(2,162,494)	(2,226,791)

Premises for the Sensitivity Analysis

Risk Variable	Scenario I	Scenario II	Scenario III
USD—American Dollar	2.337	2.921	3.506
JPY—Japanese Yen	0.0258	0.0320	0.0390
IGP-M—Brazilian Inflation Index	9.81%	12.26%	14.71%
CDI—Interbank Deposit Rate	13.62%	17.03%	20.43%

The net exposure in CDI shown in the sensitivity analysis does not reflect all the exposure of the Company and of its subsidiaries to the local interest rate, once the Company has debts indexed to the CDI, as already mentioned.

For calculate the net exposure, all derivate was a fair value, as well as associate debts (hedged).

The fair values, shown in the table above are from a portfolio position at December 31, 2008, however they do not reflect an estimate of realization due to the market dynamism, constantly monitored by the Company and its subsidiaries. The use of different premises may significantly affect the estimates.

33. POST-EMPLOYMENT BENEFIT PLANS

Vivo, together with other companies belonging to the former Telebrás System, sponsor private pension plans and medical assistance plans for retired employees under the same conditions of the publication for the last fiscal year, as follows: i) PBS-A; ii) PAMA; iii) PBS- Telesp Celular, PBS-TCO, PBS Tele Sudeste Celular and PBS Tele Leste Celular; iv) TCP Prev and TCO Prev Plans; v) Visão Celular Benefit Plans—Celular CRT, Telerj Celular, Telest Celular, Telebahia Celular and Telergipe Celular.

The PBS-A and PAMA plans are administered by Fundação SISTEL de Seguridade Social—SISTEL.

Vivo, through its actuarial consultants, has prepared studies considering the impact of ordinary action no. 04/081.668 -0, brought by ASTEL against Fundação Sistel de Seguridade Social, in which Telefonica and Telesp Celular (company that was merged into Vivo) are mentioned, in addition to Sistel, which action is related to the change in the costing system and review of other PAMA benefits. Based on the opinion of its tax consultants, management believes that at this time there is no payment risk, and at December 31, 2008 the chance of loss was classified as possible. At December 31, 2008 the amount in question was R$1,475 (R$1,301 at December 31, 2007).

On February 2, 2007, the process for transferring the administration of Sistel Social Security Foundation plans to Visão Prev—Sociedade de Previdência Complementar (“Visão Prev”) was approved, as follows: PBS Telesp Celular, TCPPrev, PBS Tele Centro Oeste Celular, TCOPrev, PBS Telesudeste Celular, Visão Telerj Celular, Visão Telest Celular, PBS Teleleste Celular, Visão Telebahia Celular, Visão Telergipe Celular and Visão Celular CRT.

The eleven plans sponsored by Vivo were gradually transferred to Visão Prev until December 31, 2007, while the transfer of the assets of the plans occurred on May 2, 2007.

On August 21, 2007, the regulation of Vivo-Prev plan was approved, an individual plan of defined contribution, which has already been managed by Visão Prev. The contributions of Vivo to this plan are equal to the ones from the participants, varying from 0% to 8% of the participation wage, as a function of the percentage chosen by the participant.

The process of migration in which the participants of old plans could choose to migrate to the new Vivo-Prev plan started on March 01, 2008. This process of migration was completed on May 31, 2008, with massive adhesion to the new plan.

Telemig Celular individually sponsors a defined retirement benefits plan—Plano PBS Telemig Celular. Besides the benefit of supplementation, medical assistance (PAMA) is provided to retired employees and their dependents, at shared cost.

Telemig Celular also sponsors the CelPrev, a defined contribution plan. The participant can make three types of contributions to the plan, namely: (a) regular basic contribution: percentage varies from 0% to 2% of his participation salary; (b) additional regular contribution: percentage varies from 0% to 6% of that portion of his participation salary that exceeds 10 Standard Reference Units of the Plan; and, (c) voluntary contribution: percentage is freely chosen by the participant and applied on his/her participation salary. The sponsor can make four types of contributions, namely: (a) regular basic contribution: contribution equal to the participant’s regular basic contribution, less the contribution for defraying the cost of the sickness allowance and for defraying administrative expenses; (b) additional regular contribution: equal to the participant’s regular additional contribution, less the administrative expenses; (c) eventual contribution: voluntary contribution made at such times as may be determined by the sponsor; and (d) special contribution: contribution solely intended for those employees of the sponsor who are not participants of the PBS and who joined the plan within 90 days from the effective date of the CelPrev.

Actuarial provisions relating to the plans mentioned above are recorded in “Other liabilities” (Note 22).

Below is a breakdown of the provision for the defined benefits retirement plans and retired employees medical assistance plan at December 31, 2008 and 2007, as well as other information required in CVM Resolution no. 371 about such plans:

Plan	2008	2007
PAMA	11,853	3,308
Vivo Prev	—	652
TCP Prev	519	—

Total	12,372	3,960

1) Reconciliation of Assets and Liabilities

	2008
	Total actuarial liabilities	Fair value of plan assets	Net liabilities (assets)
Vivo Prev	16,993	(26,747)	(9,754)
PAMA (i)	18,201	(6,348)	11,853
PBS (ii)	98,060	(141,149)	(43,089)
PBS-A (i) e (ii)	31,497	(42,870)	(11,373)
TCP Prev	519	—	519
TCO Prev (ii)	21,905	(29,004)	(7,099)
Visão (ii)	379	(5,774)	(5,395)
Cel Prev	1,364	(4,081)	(2,717)

	2007
	Total actuarial liabilities	Fair value of plan assets	Net liabilities (assets)
Vivo Prev	652	—	652
PAMA (i)	6,100	(2,792)	3,308
PBS (ii)	23,778	(33,648)	(9,870)
PBS-A (i) e (ii)	25,780	(41,812)	(16,032)
TCP Prev	3,220	(7,847)	(4,627)
TCO Prev (ii)	42,599	(59,623)	(17,024)
Visão (ii)	5,139	(24,073)	(18,934)

(i)	This refers to the proportional participation of the Company in the assets and liabilities of the multi-sponsored plan—PAMA and PBS-A.

(ii)	Although the PBS, PBS-A, TCO Prev, Visão, Vivo Prev and Cel Prev have recorded a surplus at December 31, 2008, not any asset was recognized by the sponsor due to the absence of outlooks for use of such surplus.

2) Changes in the net actuarial liabilities (assets)

	Net (asset) liability at 12/31/07	Balance of plans of Telemig Participações at 12/31/07	Expenses (income) recognized in income in 2008	Sponsor’s contribution	Actuarial (gains) losses for the year	Net (asset) liability at 12/31/08
Vivo Prev	652	—	200	(1,200)	(9,406)	(9,754)
PAMA	3,308	3,193	1,100	(71)	4,323	11,853
PBS	(9,870)	(25,067)	(7,064)	(469)	(619)	(43,089)
PBS-A	(16,032)	(259)	(1,837)	—	6,755	(11,373)
TCP Prev	(4,627)	—	(112)	(7)	5,265	519
TCO Prev	(17,024)	—	(1,355)	(79)	11,359	(7,099)
Visão	(18,934)	—	(1,459)	(223)	15,221	(5,395)
Cel Prev	—	(719)	(337)	(73)	(1,588)	(2,717)

3) Changes in the actuarial liabilities

	Actuarial liabilities at 12/31/07	Balance of plans of Telemig Participações at 12/31/07	Cost of current service	Interest on actuarial liabilities	Benefits paid	Actuarial (gains) losses	Actuarial liabilities at 12/31/08
Vivo Prev	652	—	135	65	—	16,141	16,993
PAMA	6,100	8,280	140	1,527	(515)	2,669	18,201
PBS	23,778	58,102	1,958	8,627	(3,695)	9,290	98,060
PBS-A	25,780	699	—	2,745	(2,308)	4,581	31,497
TCP Prev	3,220	—	425	322	(13)	(3,435)	519
TCO Prev	42,599	—	692	4,510	(791)	(25,105)	21,905
Visão	5,139	—	684	519	(8)	(5,955)	379
Cel Prev	—	1,166	171	122	(44)	(51)	1,364

4) Changes in the plan assets

	Fair value of plan assets at 12/31/07	Balance of plans of Telemig Participações at 12/31/07	Benefits paid	Sponsor’s and employees’ contributions	Return on plan assets	Actuarial Gains (losses) on assets	Fair value of plan assets at 12/31/08
Vivo Prev	—	—	—	(1,219)	—	(25,528)	(26,747)
PAMA	(2,792)	(3,790)	515	(71)	(618)	408	(6,348)
PBS	(33,648)	(107,919)	3,695	(1,435)	(15,221)	13,379	(141,149)
PBS-A	(41,812)	(1,133)	2,308	—	(4,580)	2,347	(42,870)
TCP Prev	(7,847)	—	13	(7)	(859)	8,700	—
TCO Prev	(59,623)	—	791	(84)	(6,529)	36,441	(29,004)
Visão	(24,073)	—	8	(234)	(2,646)	21,171	(5,774)
Cel Prev	—	(4,557)	44	(95)	(516)	1,043	(4,081)

5) Expenses (revenue) in 2008

	Cost of service	Cost of interest on actuarial obligations	Expected return on assets	Employees’ contributions	Cost of the amortization	Total
Vivo Prev	135	65	—	—	—	200
PAMA	140	1,527	(618)	—	51	1,100
PBS	1,958	8,627	(15,221)	(957)	(1,469)	(7,062)
PBS-A	—	2,745	(4,580)	—	(3)	(1,838)
TCP Prev	425	322	(859)	—	—	(112)
TCO Prev	692	4,510	(6,529)	(28)	—	(1,355)
Visão	684	519	(2,646)	(15)	—	(1,458)
Cel Prev	171	122	(516)	—	(115)	(338)

6) Estimated expenses (revenue) for 2009

	Cost of service	Cost of interest on actuarial obligations	Expected return on assets	Employees’ contributions	Total
Vivo Prev	2,554	1,611	(3,075)	(58)	1,032
PAMA	171	1,821	(671)	—	1,321
PBS	2,020	9,735	(15,634)	(996)	(4,875)
PBS-A	83	3,001	(4,977)	—	(1,893)
TCP Prev	66	49	—	(26)	89
TCO Prev	74	2,170	(3,183)	(7)	(946)
Visão	46	36	(644)	(14)	(576)
Cel Prev	182	134	(465)	(12)	(161)

7) Actuarial premises

	Discount rate used at current value of actuarial liabilities	Estimate return rate on plan assets		Future compensation growth rate	Medical costs growth rate	Benefits growth rate	Mortality table	Disability table
Vivo Prev	10.14%	11.15%		—	—	—	AT83 segregated by gender	Mercer
PAMA	10.14%	10.88%		—	8.04%	—	AT83 segregated by gender	Mercer
PBS	10.14%	11.15	% to	6.44%	—	4.90%	AT83 segregated by gender	Mercer
PBS-A	10.14%	11.91%		—	—	4.90%	AT83 segregated by gender	—
TCP Prev	10.14%	11.15%		—	—	—	AT83 segregated by gender	Mercer
TCO Prev	10.14%	11.15%		—	—	—	AT83 segregated by gender	Mercer
Visão	10.14%	11.15%		7.10%	—	4.90%	AT83 segregated by gender	Mercer
Cel Prev	10.14%	11.44%		7.10%	—	4.90%	AT83 segregated by gender	Mercer

34. TRANSACTIONS WITH RELATED PARTIES

The main transactions with unconsolidated related parties are:

a) Communication via local cellular phone and long distance and use of network: these transactions are carried out with companies of the same controlling group: Telecomunicações de São Paulo S.A.—TELESP and subsidiaries. Part of these transactions was carried out in conformity with agreements entered into between TELEBRAS and the concessionaires prior to the privatization, under conditions regulated by ANATEL. It includes roaming services to customers of Telecomunicações Móveis Nacionais—TMN and several companies related to the Telefónica Group in the Company’s network.

b) Technical Assistance: this refers to business consultant services provided by PT SGPS and technical assistance by Telefonica S.A., Telefonica International S.A., calculated on the basis of a formula provided for in the contracts that includes the variation in LAIR (Profit Before the Income Tax) and the variation in PN and ON shares which determine a coefficient that is applied to the service revenues. In the case of the operation of the branch office in Rio Grande do Sul, its contract provides for only a fixed percentage on the service revenue. The above referred contracts were terminated on August 04, 2008.

c) Rendering of corporate services: these were transferred to the subsidiaries at the cost actually incurred in these services.

d) Telephone customer services (call center): services provided by Atento Brasil S.A. and Mobitel S.A.—Dedic to users of telecommunication services, contracted for 12 months, and renewable for an equal period.

e) System development and maintenance services: rendered by Portugal Telecom Inovação Brasil S.A. and Telefonica Pesquisa e Desenvolvimento do Brasil Ltda.

f) Logistics operator and financial and accounting consultancy services: rendered by Telefonica Serviços Empresariais do Brasil Ltda.

g) Voice portal content provider services: rendered by Terra Networks Brasil S/A.

h) International roaming services: provided by Telefonica Móviles España S.A and Telecomunicações Móveis Nacionais—TMN.

We summarize below balances and transactions with related, non-consolidated parties:

	As of December 31,
	2008	2007
Assets
Accounts receivable, net	244,341	189,011
Other accounts receivable—related parties	11,064	10,661

Liabilities:
Suppliers and accounts payable	389,925	263,860
Technical assistance	170,178	189,696
Payables to related parties	4,070	847

	Years ended December 31,
Statement of operations	2008	2007	2006
Revenue from telecommunications services
Telecomunicações de São Paulo S.A.—Telesp	1,888,625	1,684,492	1,610,763
Telefonica S.A.	—	1,424	—
Telefonica Serviços Empresariais do Brasil Ltda	244	—	—
T,Empresas Brasil	578	—	—
A,Telecom	8,305	—	—
Atento Brasil S.A.	1,495	—	—
Telecomunicações Móveis Nacionais—TMN	610	225	—
Operadoras Grupo Telefónica (international roaming)	3,061	—	—

Balance at December 31	1,902,918	1,686,141	1,610,763

Expenses:
Cost of services
Telecomunicações de São Paulo S.A.—Telesp	(173,492)	(121,930)	(134,154)
Telefonica Empresas Brasil S.A.	(4,691)	(5,361)	(3,863)
Telefonica Moviles Espana S.A.	(406)	(1,558)	(36)
Portugal Telecom Inovação Brasil Ltda	(1,377)	(982)	(1,995)
Primesys Soluções Empresariais S.A.	—	(188)	(397)
Telecomunicações Móveis Nacionais—TMN	(69)	(39)	—
Telefonica Serviços Empresariais do Brasil Ltda	(20)	—	—
T International Wholesale	(69)	(211)	—
T International Wholesale—Brasil	(4,197)	—	—
T, Móviles Colõmbia	(126)	—	—
Terra Networks Brasil S.A.	—	—	(45)

Balance at December 31	(184,447)	(130,269)	(140,490)

Other operating income (expenses), net
Atento Brasil S.A.	(314,502)	(242,767)	(253,563)
Mobitel S.A.—Dedic	(243,388)	(221,298)	(249,566)
Telefonica Serviços Empresariais do Brasil Ltda	(60,281)	(48,057)	(25,571)
Terra Networks Brasil S.A.	(2,060)	(1,957)	(597)
Portugal Telecom Inovação Brasil Ltda	(9,918)	(4,931)	(4,272)
T International Wholesale S.A.	(57)	(290)	(382)
Telecomunicações Móveis Nacionais—TMN	—	(40)	(70)
Telefonica Empresas S.A.	612	602	(4,919)
Telecomunicações de São Paulo S.A.—Telesp	(35,096)	(61,696)	(44,073)
Portugal Telecom SGPS S.A.	(44,800)	(62,190)	(9,206)
Telefonica S.A.	40,709	(56,779)	10,806
TBS Celular Participações Ltda	(7,865)	(11,644)	(10,141)
Cobros Gestão de Serviços	(1,380)	—	—
Telefonica Pesquisa e Desenvolvimento do Brasil Ltda	(889)	(935)	(772)
Primesys Soluções Empresariais S.A.	184	(110)	1,241
Telefonica Comunicaciones Personales S.A.—UNIFON	—	—	(168)
Telefonica Engenharia de Segurança do Brasil Ltda	—	—	(2)
Telefonica Móviles Chile S.A.	—	—	23
Atelecom	8	—	—
Telefonica Soluciones de Informática Ltda	—	—	—

Balance at December 31	(678,723)	(712,092)	(591,232)

	Years ended December 31,
Statement of operations	2008	2007	2006
Net financial income (expenses)
Telefonica S.A.	(22,357)	5,745	1,198
Telefonica International S.A.	(4,376)	2,837	1,804
Portugal Telecom SGPS S.A.	(15,871)	1,460	396
Primesys Soluções Empresariais S.A.	—	169	—
Telecomunicações Móveis Nacionais—TMN	—	—	47

Balance at December 31	(42,604)	10,211	3,445

Nonoperating income
Telefonica Serviços Empresariais do Brasil Ltda	—	—	29
Primesys Soluções Empresariais S.A.	—	—	33

Balance at December 31,	—	—	62

35. DIRECTORS’ FEES

In fiscal years 2008, 2007 and 2006, the directors’ and executive officers’ fees totaled R$8,162, R$6,173 and R$8,557, respectively, and were recorded as expense.

36. INSURANCE (UNAUDITED)

The Company and its subsidiaries adopted a policy of monitoring risks inherent to their transactions. For this reason, as of December 31, 2008, the Company and its subsidiary had insurance contracts in place for coverage of operating risks, civil liability, health risks, etc. The Management of the Company and of its subsidiaries considers that the amounts of such contracts are sufficient to cover potential losses. The main assets, liabilities or interests covered by insurance and their respective amounts are shown below:

Type of Insurance	Insured amounts
Operating risks	R$18,586,501
General Civil Liability—RCG	R$4,576
Automobile (fleet of executive vehicles)	100% da Tabela Fipe, R$220 for Corporal and Material

37. COMBINED FINANCIAL STATEMENTS—(UNAUDITED)

In order to offer proper comparison, we are presenting below the consolidated and combined financial statements, considering that the acquisition of the share control of Telemig Participações had already occurred on January 01, 2007.

This information is presented only for allowing additional analysis resulting from the comparison of balances and transactions. It does not purport what might have occurred if the companies were already under common control and does not purport to represent the financial statements of one corporate entity separately nor necessarily indicate future results.

Because it refers to combined information, that is, a simple sum of the accounting items, for preparation of the income statements, noncontrolling interests were not taken into consideration.

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2008 AND COMBINED BALANCE SHEET AS OF DECEMBER 31, 2007

	12.31.08	12.31.07
	(Consolidated)	(Combined)
ASSETS
CURRENT:
Cash and cash equivalents	2,182,913	2,921,562
Short-term investments pledged as collateral	41,487	32,359
Trade accounts receivable, net	2,578,498	2,411,695
Inventories	778,704	411,902
Advances to suppliers	1,550	1,275
Deferred and recoverable taxes	2,358,647	1,920,093
Derivative contracts	347,448	1,530
Prepaid expenses	316,622	235,737
Other assets	321,384	204,188

Total current assets	8,927,253	8,140,341

NONCURRENT ASSETS:
Long-term assets:
Short-term investments pledged as collateral	47,335	27,108
Deferred and recoverable taxes	2,720,322	2,695,687
Derivative contracts	285,303	8,965
Prepaid expenses	80,206	61,024
Other assets	46,291	59,975
Investments	1,424,389	667,542
Property, plant and equipment, net	7,183,908	7,047,323
Intangible, net	3,014,704	1,799,566
Deferred assets, net	55,393	58,833

Total noncurrent assets	14,857,851	12,426,023

Total assets	23,785,104	20,566,364

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2008 AND COMBINED BALANCE SHEET AS OF DECEMBER 31, 2007

	12.31.08	12.31.07
	(Consolidated)	(Combined)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT:
Payroll and related accruals	185,471	208,267
Trade accounts payable	3,726,324	3,453,302
Taxes payable	785,603	711,679
Loans and financing	3,098,346	1,459,604
Debentures	21,502	539,912
Interest on shareholders’ equity and dividends	545,864	81,638
Provision for contingencies	91,136	81,395
Derivative contracts	105,352	438,876
Other liabilities	820,233	709,819

Total current liabilities	9,379,831	7,684,492

NONCURRENT LIABILITIES:
Long-term liabilities:
Taxes payable	263,572	193,844
Loans and financing	3,826,385	1,533,561
Debentures	1,056,923	1,006,226
Reserve for contingencies	102,947	126,641
Derivative contracts	97,971	102,327
Concession licenses	—	69,987
Other liabilities	202,144	154,021

Total noncurrent liabilities	5,549,942	3,186,607

MINORITY INTEREST	587,804	177,605
Shareholders’ equity:
Capital stock	6,710,526	6,862,784
Treasury shares	(11,070)	(11,070)
Capital reserves	708,574	1,146,422
Income reserves	859,497	951,875
Retained earnings	—	567,649

Total shareholders’ equity	8,267,527	9,517,660

Total liabilities and shareholders equity	23,785,104	20,566,364

COMBINED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2008 and 2007

	2008	2007
Revenue from service	18,925,467	16,353,186
Sale of handsets and accessories	3,286,183	3,223,252

Gross operating revenue	22,211,650	19,576,438

Deductions from gross revenue	(6,392,732)	(5,722,930)

Net operating revenue	15,818,918	13,853,508

Cost of services provided	(5,859,332)	(5,099,733)
Cost of goods sold	(2,473,248)	(2,236,390)

Gross profit	7,486,338	6,517,385

Selling expenses	(4,184,257)	(3,851,302)
General and administrative expenses	(1,249,652)	(1,361,570)
Other operating income (expenses), net	(215,382)	(461,788)

Operating expenses	(5,649,291)	(5,674,660)

Operating income before net financial expenses	1,837,047	842,725

Financial expenses	(891,124)	(710,259)
interest on shareholders’ equity paid	(172,964)	(10,107)
Financial income	350,358	270,992
Monetary and exchange variation, net	(79,193)	13,029

Net income (loss) before taxes and reversion of the interest on shareholders’ equity	1,044,124	406,380

Income and social contribution taxes	(574,193)	(338,279)
Change in Shareholders’ Equity that not affecting the result	—	1,007

Income (loss) before reversion of the interest on shareholders’ equity	469,931	69,108
Reversion of the interest on shareholders’ equity	172,964	10,107

Net income for the year	642,895	79,215

38. SUBSEQUENT EVENTS

On January 14, 2009, Telemig Celular fully settled the US$80,000 loan agreement in Unsecured Senior Notes, at interest rate of 8.75% per year, with scheduled maturity date on January 20, 2009. The total amount paid for principal and interests was R$192,559 at the settlement date.

Additionally, on this same date, Telemig Celular settled the financial transactions with derivatives (Swaps), also in the amount of US$80,000, which had been contracted for reducing the exchange variation risks of the foreign currency loan. The maturity of these contracts were scheduled for January 14, 2009 and the amounts paid totaled R$70,800.

39. SUMMARY OF THE DIFFERENCES BETWEEN BRAZILIAN GAAP AND U.S. GAAP APPLICABLE TO THE COMPANY

The Company’s accounting policies comply with accounting practices adopted in Brazil, as prescribed (“Brazilian GAAP”), which differ significantly from accounting principles generally accepted in the United States of America (“U.S. GAAP”) as described below:

a) Change in basis of presentation

As mentioned in Note 2.b., the financial statements of the Company and of the subsidiaries have been prepared based on the accounting practices adopted in Brazil, as well as on the rules issued by the Brazilian

Securities and Exchange Commission (CVM), with due regard to the accounting standards set forth in the corporation law (Law No. 6,404/76), which include the new provisions introduced, amended and revoked by Law No. 11,638, dated December 28, 2007 and by Provisional Executive Act No. 449, dated December 03, 2008.

In conformity with the provisions in CVM Resolution No. 565, dated December 17, 2008, which approved accounting statement CPC 13—Initial Adoption of Law No. 11,638/07 and of Provisional Executive Act No. 449/08, and with a view to meet the requirements set forth in CVM Resolution No. 506/06, dated June 19, 2006, the Company has set the transition date for adoption of the new accounting practices as being January 1, 2007. CPC 13, under paragraph 10, established a choice that the Company could elected the new accounting provisions as from January 1, 2008 or January 1, 2007.

However, the Company and its subsidiaries have elected not to adopt the exemption permitted in CPC 13; therefore, their financial statements for 2007 and 2008 have been presented in conformity with the same accounting practices and, thus, are comparable, except for the effects of the acquisition of the equity interest of Telemig Participações and Telemig Celular, as previously discussed in notes 1 and 2a.

The impact of the adoption of the new accounting standard provisions in the net income and the shareholders’ equity under Brazilian GAAP are discussed in more details in Note 2.b.

For the years ended on December 31, 2008 and 2007, the reconciliation of net income and shareholders’ equity under Brazilian GAAP to U.S. GAAP reflects the new accounting provisions by the initial adoption of Law No. 11,638/07. The Company has set the transition date as being January 1, 2007, as such, the net income reconciliation for the year ended December 31, 2006 does not reflect the new accounting provisions under Brazilian GAAP.

b) Different criteria for capitalizing and amortizing capitalized interest

Until December 31, 1998, under Brazilian GAAP, as applied to companies in the telecommunications industry, interest attributable to construction-in-progress was capitalized at the rate of 12% per year of the balance of construction-in-progress. For the three-year period ended December 31, 2008, the subsidiary did not capitalize interest attributable to construction-in-progress at the rate of 12%; rather, the actual effective interest related to construction-in-progress was used to determine capitalized interest.

Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards—SFAS No. 34, “Capitalization of Interest Costs”, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes monetary losses associated with local currency borrowings and the foreign exchange gains and losses on foreign currency borrowings, and other financial expenses related to borrowings.

The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	Consolidated
	2008	2007	2006
Capitalized interest:
U.S. GAAP capitalized interest	75,433	35,038	19,277
U.S. GAAP capitalized interest on disposals	(14,274)	(17,396)	(16,026)
Brazilian GAAP capitalized interest	(40,460)	(11,175)	(1,605)
Brazilian GAAP capitalized interest on disposals	11,032	13,828	3,136

U.S. GAAP difference	31,731	20,295	4,782

	Consolidated
	2008	2007	2006
Amortization of capitalized interest:
Amortization under Brazilian GAAP	4,907	56,614	36,265
Capitalized interest on disposals	(20,806)	(485)	(3,624)
Amortization under U.S. GAAP	(122,322)	(111,383)	(76,241)
Capitalized interest on disposals	12,759	611	12,579

U.S. GAAP difference	(125,462)	(54,643)	(31,021)

c) Monetary restatement of 1996 and 1997

The amortization of the asset appreciation, which originated from the inflation accounting during 1996 and 1997, when Brazil was still considered as a high-inflationary economy for U.S. GAAP purposes, has been recognized in the reconciliation to U.S. GAAP. The loss related to monetary restatement on disposals of such assets is classified for U.S. GAAP purposes as a component of other operating expense. The resulting step-up is amortized over the remaining lives of the related assets.

d) Exchange of shares for noncontrolling interest

In January 2000, the Company exchanged 21,211,875,174 of its common shares and 61,087,072,187 of its preferred shares for all of the shares held by minority shareholders of Telesp Celular S.A. In 2002, TCO acquired the noncontrolling interest in its subsidiary, Telebrasília Celular S.A. (“Telebrasília”) by exchanging shares of TCO for the shares held by the minority shareholders of Telebrasília. The acquisition increased TCO’s interest in Telebrasília from 88.25% to 100%. In 2004, TCO acquired the remaining noncontrolling interests in its other subsidiaries through an exchange offer. The exchange ratio for these share exchanges was based on the respective market value of the shares exchanged. Additionally, on November 29, 2000, TLE and TSD acquired noncontrolling interests from its subsidiaries Telebahia Celular, Telergipe Celular, Telerj Celular and Telest Celular through an exchange offer transaction.

Under Brazilian GAAP, the share exchanges were recorded at book value. An increase in capital was recorded based on the market value of the Company’s shares and a capital reserve was recorded for the difference between the market price of the acquired company’s shares and the book value of the shares.

Under U.S. GAAP, the exchange of shares for noncontrolling interests is accounted for using the purchase method of accounting. The purchase price of the shares is recorded based on the market price of the issuing Company’s shares at the date of the exchange offer. The purchase price is allocated to the proportional assets and liabilities of the acquired noncontrolling interest based on their relative fair values. If the fair values of the net assets exceed the purchase price, the difference is recorded as a reduction to the proportional long-lived assets acquired.

Under U.S. GAAP, the purchase price for the shares of Telesp Celular S.A. was the market price of the Company’s shares at the date of the offer. The total purchase price was R$313,643. The fair value of the net assets of Telesp Celular S.A. exceeded the purchase price by R$101,671. Under U.S. GAAP, this difference is recorded as a reduction to the acquired fixed assets of Telesp Celular S.A. The adjustment to reconcile to U.S. GAAP is therefore a reduction of capital reserve and fixed assets of R$101,671 and a reduction of depreciation expense, plus the tax effect, due to the reduction in fixed assets.

Under U.S. GAAP, shares issued to purchase the noncontrolling interest in Telerj Celular S.A. and Telest Celular S.A. in 2000 were recorded at the fair value of R$351,405 and R$67,079, respectively. The step-up in the fair value of assets was allocated to fixed assets, subscriber base assets and concession intangibles in the amount of R$31,522, R$135,518 and R$216,648, respectively. The step-up in the fair value of assets was fully amortized over remaining useful lives of the related fixed assets, subscriber base intangible asset, which was fully amortized over 48 months, representing the contractual relationship with subscribers and concession, which is being amortized based on the remaining concession period of the operating companies (until November 2005 for Telerj Celular S.A. and November 2008 for Telest Celular S.A.).

Under U.S. GAAP, shares issued to purchase the noncontrolling interest in Telebahia Celular and Telergipe Celular in 2000 were recorded at the fair value of R$62,082. The step-up in the fair value of assets was allocated to fixed assets, subscriber base assets and concession intangibles in the amount of R$7,215, R$2,382 and R$33,657, respectively. The step-up in the fair value of assets was fully amortized over remaining useful lives of the related fixed assets, subscriber base intangible asset, which was fully amortized over 48 months, representing the contractual relationship with subscribers and concession, which is being amortized based on the remaining concession period of the operating companies (until June 2008 for Telebahia Celular and December 2008 for Telergipe Celular).

Under U.S. GAAP, shares issued to purchase the noncontrolling interest in Telebrasília Celular in 2002, and the remaining noncontrolling interests in 2004 were recorded at the fair value of R$64,799 and R$48,542, respectively. The step-up in the fair value of assets was allocated to fixed assets and concession intangibles in the amount of R$2,958 and R$38,336, respectively, for Telebrasília Celular in 2002 and concession intangibles in the amount of R$30,285 for the remaining noncontrolling interests acquired in 2004. The step-up in the fair value of assets is being amortized over 19 to 20 years for concession intangibles and was fully amortized for fixed assets.

Following are the components of the U.S. GAAP adjustment in shareholders’ equity related to exchanges of shares for noncontrolling interest as of December 31, 2008 and 2007:

	Consolidated
	2008	2007
Telesp Celular:
Reduction of property, plant and equipment	(101,671)	(101,671)
Depreciation for the property, plant and equipment	101,671	98,331
Telerj Celular and Telest Celular:
Property, plant and equipment fair value adjustment	31,522	31,522
Depreciation of fair value of property, plant and equipment	(31,522)	(31,522)
Customer list intangible asset recorded in U.S. GAAP	135,518	135,518
Amortization of customer list	(135,518)	(135,518)
Intangible asset related to concession recorded in U.S. GAAP	216,648	216,648
Amortization of intangible asset related to concession	(216,648)	(212,000)
Telebahia Celular and Telergipe Celular:
Property, plant and equipment fair value adjustment	7,215	7,215
Depreciation of fair value of property, plant and equipment	(7,215)	(7,215)
Customer list intangible asset recorded in U.S. GAAP	2,382	2,382
Amortization of customer list	(2,382)	(2,382)
Intangible asset related to concession recorded in U.S. GAAP	33,657	33,657
Amortization of intangible asset related to concession	(33,657)	(31,450)
Telebrasília Celular:
Property, plant and equipment fair value adjustment	2,958	2,958
Depreciation of fair value of property, plant and equipment	(2,142)	(1,824)
Intangible asset related to concession recorded in U.S. GAAP	68,621	68,621
Amortization of intangible asset related to concession	(19,908)	(16,428)

Total of the U.S. GAAP adjustments related to exchange of shares of noncontrolling interest	49,529	56,842

e) Acquisitions

Under Brazilian GAAP, purchases of an equity interest of another company are recorded at book value. The difference between the purchased company’s proportional net assets and the purchase price is recorded as goodwill. The goodwill is first attributed to any appreciation in the values of the property, plant and equipment acquired and amortized based on the useful lives of the underlying property, plant and equipment. Excess goodwill is generally amortized over ten years on a straight-line basis, based on estimated future profitability until December 31, 2008. Starting January 1, 2009 the net balance of goodwill will no longer be amortized under Brazilian GAAP and will be subject to impairment analysis.

Under U.S. GAAP, the cost of an acquired entity is allocated to assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed is recognized as goodwill. Under U.S. GAAP, goodwill is not subject to amortization over its estimated useful life, but, rather, it is subject to at least an annual assessment for impairment by applying a fair-value-based test.

The differences between Brazilian GAAP and U.S. GAAP relate to: (i) the acquisition of an equity interest in Daini do Brasil S.A. (“Daini”), Globaltelcom Telecomunicações S.A. (“Globaltelcom”) and GTPS S.A. Participações em Investimentos de Telecomunicações (“GTPS”) (formerly Inepar S.A. Participação em Investimentos de Telecomunicações), the holding companies which controlled Global Telecom S.A. (collectively, the “Holdings”) on February 6, 2001; (ii) the acquisition of the remaining interest in the Holdings on December 27, 2002; (iii) the acquisition of TCO on April 25, 2003 and the tender offers to purchase additional shares of TCO in November 2003 and October 2004; and (iv) merger of Tele Sudeste Celular Participações S.A. (“TSD”), Tele Leste Celular Participações S.A. (“TLE”), Celular CRT Participações S.A. (“CRT”) and Tele Centro Oeste Celular Participações S.A. (“TCO”) into the Company through exchange of shares.

Acquisition of Global Telecom S.A. (“GT”) and Holdings

On February 6, 2001, the Company acquired 49% of the outstanding voting shares and 100% of the outstanding nonvoting preferred shares of each of the Holdings that collectively held 95% of the voting shares and 100% of the nonvoting shares of GT for a total purchase price of R$914,964. The remaining 5% of the voting shares of GT were held by another investor who subsequently sold them to the three holding companies upon authorization by ANATEL in July 2001. This purchase was funded by an additional capital contribution by the Company to the Holdings in the amount of R$17,400. The Company’s investment in the Holdings represented an 83% aggregate indirect economic interest of the total equity of GT at December 31, 2001. The balance of the economic interest was held by the Holdings.

During 2002, TCP and TC made an intercompany loan to GT amounting to R$3,161,709. On December 27, 2002, after obtaining approval from ANATEL, TCP purchased the remaining 51% of the outstanding common stock of each of the holding companies (representing an economic interest of 17%), for cash of R$290,282, and began to consolidate the Holdings. The total purchase price, considered for U.S. GAAP purposes, amounted to R$827,772, representing the cash paid plus the noncontrolling interest in the intercompany loans held by Holdings immediately prior to the date of acquisition. Considering TCP’s direct and indirect interests, TCP owned 100% of the capital of GT. On December 30, 2002, R$2,310,878 of the intercompany loan was capitalized, in exchange for additional shares of GT capital stock. The acquisition of GT was completed to increase market presence in the south of Brazil and to enable TC and GT to benefit from synergies to be derived from their operations and sales of handsets.

The excess purchase price was allocated to the following fair value adjustments: (i) property, plant and equipment which was amortized over approximately 11 years, representing the average remaining useful lives of the relating assets; (ii) customer list which is being amortized over two years, representing the average customer life; and (iii) debt which is being amortized by the effective interest method over the remaining maturities of the underlying GT debt obligations, and concession intangible which is being amortized on a straight-line basis over a 12-year period, representing the remaining term of the license.

Following are the components of the U.S. GAAP adjustment in shareholders’ equity related to GT as of December 31, 2008 and 2007:

	2008	2007
Purchase accounting on acquisition of the Holdings:
Reversal of goodwill recorded under Brazilian GAAP	(346,373)	(441,171)
Intangible related to concession recorded in U.S. GAAP	1,176,727	1,176,727
Amortization of intangible related to concession	(589,359)	(560,884)
Impairment recorded under U.S. GAAP	(89,533)	(89,533)
Reversal of valuation allowance against intangible asset related to the concession (*)	(383,939)	(383,939)
Property, plant and equipment fair value adjustment	(121,661)	(121,661)
Depreciation of fair value of property, plant and equipment adjustment	105,776	92,539
Customer list intangible asset recorded in U.S. GAAP	140,035	140,035
Amortization of customer list	(140,035)	(140,035)
Debt fair value adjustment	25,800	25,800
Amortization of debt fair value adjustment	(25,800)	(25,800)

Total of the U.S. GAAP adjustments related to acquisition Holdings	(248,362)	(327,922)

(*)	Under Brazilian GAAP, if a deferred tax asset of the acquiree which was not recognized at the time of the combination is subsequently recognized, the resulting credit is recorded in income for the period.

Under U.S. GAAP, pursuant to Emerging Issues Task Force (“EITF”) No. 93-7, “Uncertainties Related to Income Tax in a Purchase Business Combination”, if a deferred tax asset of the acquiree which was not recognized at the time of the combination is subsequently recognized, the subsequent elimination of a valuation allowance recognized at the acquisition date for deferred tax assets would be applied first to eliminate any goodwill related to the acquisition, second to eliminate any non-current intangible assets to the acquisitions, and third to reduce income tax expense.

For U.S. GAAP purposes, the elimination of valuation allowance recorded by the Company in 2006, in the amount of R$383,939, was recorded as a reduction of the intangible asset related to concession allocated at the acquisition of GT and the remaining was recorded as a credit in income tax expense for the period.

Acquisition of TCO

On April 25, 2003, the Company acquired 64.03% of the voting capital of TCO for approximately R$1,505.6 million, and in November 2003 and October 2004, the Company completed public tender offers to acquire 26.70% of the voting capital and 32.76% of the preferred shares of TCO for R$538.8 million and R$901.5 million, respectively. After these acquisitions, TCP became the holder of 90.73% of the voting capital of TCO (51.42% of total capital). Additionally, the Company acquired a portion of the remaining balance of the special goodwill reserve of TCO, which was partially capitalized in the amount of R$63,893 on July 29, 2005 in its favor, increasing its interest in TCO to 52.47% of total capital.

The excess purchase price was allocated to the following fair value adjustments: (i) the difference being amortized over approximately three years, representing the weighted-average remaining useful lives of the relating assets; (ii) the difference amortized over two years, representing the average customer life; (iii) the adjustment to long-term debt is being amortized by the effective interest method over the remaining maturities of the underlying TCO debt obligations; (iv) the intangible asset related to the concession is being amortized on a straight-line basis over approximately a period of 18 years, representing the remaining term of the license of Area 8 and the remaining term of the license of Area 7 which expire in 2008, plus one extension of 15 years; (v) the goodwill recorded for U.S. GAAP purposes represents the amount paid in excess of the fair value of TCO. Under Brazilian GAAP, TCP recorded goodwill amounting to R$2,134,824.

Following are the components of the U.S. GAAP adjustment in shareholders’ equity related to such acquisitions as of December 31, 2008 and 2007:

	2008	2007
Purchase accounting on acquisition of TCO:
Reversal of goodwill recorded under Brazilian GAAP	(232,787)	(613,194)
Intangible related to concession recorded in U.S. GAAP	1,407,876	1,407,876
Amortization of intangible related to concession	(501,858)	(425,243)
Property, plant and equipment fair value adjustment	69,895	69,895
Depreciation of fair value of property, plant and equipment adjustment	(58,831)	(54,869)
Customer list intangible asset recorded in U.S. GAAP	321,995	321,995
Amortization of customer list	(321,995)	(321,995)
Debt fair value adjustment	5,125	5,125
Amortization of debt fair value adjustment	(5,125)	(5,088)
Goodwill recorded under U.S. GAAP	510,032	579,246
Deferred income tax	(346,769)	(252,455)

Total of the U.S. GAAP adjustments related to acquisition of TCO	847,558	711,293

Acquisition of Telemig Celular Participações S.A. and Telemig Celular S.A.

On April 3, 2008, the equity control of Telemig Participações (and, indirectly, of Telemig Celular) was transferred to the Company. The price paid on April 3, 2008 for the 7,258,108 common shares and 969,932 preferred shares of Telemig Participações, already added by the remuneration provided for in the Purchase and Sale Agreement entered into with Telpart, was R$1,162,594. On this date, 53.90% of the voting capital and 22.73% of the total capital of Telemig Participações were transferred to the Company.

On April 8, 2008, the Company through its subsidiary TCO IP (“Issuer”), launched a Voluntary Public Offering (“Voluntary VPO”) for purchase of up to 1/3 of the outstanding preferred shares of Telemig Celular and of Telemig Participações. With the completion of the VPO on May 12, 2008, TCO IP acquired 7,257,020 preferred shares of Telemig Participações, representing 20.04% of the total capital and 89,492 preferred shares of Telemig Celular, representing 3.77% of the total capital, having paid the prices of R$463,724 and R$58,592, respectively. On July 25, 2008, TCO IP acquired 3,929 preferred shares of Telemig Celular, representing 0.16% of the total capital, for the amount of R$2,572 and on September 09 and 10, TCO IP acquired 4,000 preferred shares of Telemig Celular, representing 0.17% of the total capital, for the amount of R$2,619.

On July 15, 2008, the Company launched the Mandatory Public Offering for Disposal of Share Control for acquisition of the outstanding common shares, through its subsidiary TCO IP, in continuance with the process for acquisition of Telemig Participações and of Telemig Celular. Upon the completion of the Mandatory Public Offering on August 15, 2008, TCO IP had acquired 5,803,171 common shares of Telemig Participações, representing 16.03% of the total capital and 78,107 common shares of Telemig Celular, representing 3.29% of the total capital, having paid the prices of R$732,650 and R$171,239, respectively.

On November 12, 2008, at a Special Meeting of the Board of Directors of Telemig Participações, a capital increase was approved, to be made out of the special premium reserve, in the amount of R$22,964, upon issue of 670,300 new registered, preferred shares, without pair value, corresponding to the tax benefit of fiscal year 2007. After such capital increase, the Company started owning 58.90% of the total capital of Telemig Participações. During the acquisition period several expenses were incurred on the amount of R$14,332, which were capitalized as transaction cost.

For U.S. GAAP purposes, the purchase price of such acquisitions was allocated as follows:

Acquisition
2008
Amounts representing 58.90% and 7.40% (total capital) of the historical net assets of Telemig Celular Participações S.A. and Telemig Celular S.A., respectively, under U.S. GAAP	903,686
Fair value adjustments:
Inventory (a)	2,729
Value added tax credit (ICMS) (b)	(1,493)
Property, plant and equipment (c)	176,401
Intangible assets—software (d)	3,073
Intangible related to concession (e)	1,693,203
Debt obligations (f)	1,668
Goodwill	466,753
Deferred income tax	(637,698)

Purchase price	2,608,322

(a)	Difference being amortized over 2 months, representing the average inventory turn-over.

(b)	Difference being amortized over 2 years, representing the realization of the tax benefit of state VAT (ICMS) added value tax credit.

(c)	Difference being amortized over 5 years, representing the weighted-average remaining useful lives of the relating assets.

(d)	Difference being amortized over 3 years, representing the weighted-average remaining useful lives of the relating intangible assets.

(e)	The intangible asset related to the concession is being amortized on a straight-line basis over a period of approximately 30 years, representing the remaining term of the 3G license which expire in 2023, plus one extension of 15 years.

(f)	Difference being amortized by the effective interest method over the remaining maturities of the underlying Telemig Celular debt obligations.

Despite this acquisition is under allocation period of one year there is no expectation of significant changes in the purchase price allocation presented, if any.

Following are the components of the U.S. GAAP adjustment in shareholders’ equity related to such acquisitions as of December 31, 2008:

2008
Purchase accounting on acquisition of Telemig Celular Participações and Telemig Celular S.A.:
Reversal of goodwill recorded under Brazilian GAAP	(1,619,069)
Intangible related to concession recorded in U.S. GAAP	1,693,203
Amortization of intangible related to concession	(35,157)
Property, plant and equipment fair value adjustment	176,401
Depreciation of fair value of property, plant and equipment adjustment	(22,360)
Software fair value adjustment	3,073
Amortization of software adjustment	(659)
Value added tax credit fair value adjustment	(1,493)
Amortization of added value tax credit fair value adjustment	238
Inventory fair value adjustment	2,729
Amortization of inventory fair value adjustment	(2,729)
Debt fair value adjustment	1,668
Amortization of debt fair value adjustment	—
Goodwill recorded under U.S. GAAP	466,752
Deferred income tax	(632,497)
Total of the U.S. GAAP adjustments related to acquisition of Telemig Celular Participações S.A. and Telemig Celular S.A.	30,100

The Company’s unaudited consolidated pro forma results under Brazilian GAAP for the years ended December 31, 2008 and 2007 is stated in Note 37, as if the acquisition of Telemig Celular Participações S.A. and Telemig Celular S.A. had been completed on January 1, 2007. The pro forma information is presented for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition actually been made at such date, nor is it necessarily indicative of future operating results.

Under Brazilian GAAP and as mentioned in the footnote 1.f the goodwill paid on Telemig’s acquisition was restructured in accordance with CVM Instruction 319/99, turning the deductible portion of the goodwill (34%) in tax benefit (Tax credit acquired—restructuring) as mentioned in the footnote 31.1. Therefore, the tax benefit of R$504,958 and R$45,524 was recorded at Telemig Participações and Telemig Celular level, respectively, being the credit of same amount recorded as Special goodwill reserve at Telemig Participações and Telemig’s equity. The portion of the tax benefit utilized each year can be capitalized to the benefit of the controlling shareholder (the Company) in the subsequent year as mentioned in the footnote 23.c.2.

Under US GAAP the tax benefit recorded at Telemig level was reversed at the consolidated level and will be recorded only when realized on the tax return in accordance with the provisions of FAS 109—Accounting for Income Taxes, paragraph 262. For the year ended December 31, 2008 no tax benefit was realized and therefore, no effect was recorded at Vivo Participações S.A.

The Company paid a premium (i.e., goodwill) over the fair value of the net tangible and identified intangible assets acquired for a number of reasons, including but not limited to the following:

•	Telemig fills in the Company’s licensed spectrum and network footprints by covering areas where it did not have licenses or network infrastructure;

•	Telemig’s subscriber base has a strong business subscriber component in the state of Minas Gerais, which allowed us to be very competitive in this state;

•	The acquisition will reduce the Company’s incollect roaming costs in the state of Minas Gerais;

Unaudited consolidated pro forma results

The following table presents the Company’s unaudited consolidated pro forma results under U.S. GAAP for the years ended December 31, 2008 and 2007, as if the acquisition of Telemig had been completed on January 1, 2007. The pro forma information is presented for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition actually been made at such date, nor is it necessarily indicative of future operating results:

	Year ended December 31,
	2008	2007
	(unaudited)	(unaudited)
Net operating revenues (1)	20,992,073	17,606,978
Operating income	1,956,097	745,551
Income before income taxes	1,374,564	356,632
Net income (1)	732,930	10,160
Net income attributable to parent	732,519	10,320
Net income attributable to noncontrolling interest	411	(160)

Earnings per share—basic—common	2.01	0.03

Earnings per share—basic—preferred	2.00	0.03

Earnings per share—diluted—common and preferred	2.00	0.03

(1)	The 2008 pro forma net income includes a gain obtained by the subsidiary Telemig on the first quarter of 2008, before the acquisition, related to a judicial action challenging the ICMS (state VAT) on monthly subscription and value added services, amounting R$251 million (net of taxes of R$166 million).

f)	Merger of Tele Sudeste Celular Participações S.A. (“TSD”), Tele Leste Celular Participações S.A. (“TLE”), Celular CRT Participações S.A. (“CRT”) and Tele Centro Oeste Celular Participações S.A. (“TCO”) into Vivo Participações S.A. (former Telesp Celular Participações S.A.) through exchange of shares.

As described above, in February 2006, the Company was merged with TSD, TLE and CRT, and acquired the remaining noncontrolling interest in TCO through share exchange transactions.

Under U.S. GAAP, the exchange of shares for noncontrolling interests is accounted for using the purchase method of accounting. The purchase price of the shares is recorded based on the market price of the issuing Company’s shares at the date of the exchange offer. The purchase price is allocated to the proportional assets and liabilities of the acquired noncontrolling interest based on their relative fair values. If the fair values of the net assets exceed the purchase price, the difference is recorded as a reduction to the proportional long-lived assets acquired. For U.S. purposes, the purchase price of such exchanges of shares was allocated as follows:

Date of exchange of shares
Amounts representing 8.97%, 49.33%, 31.23% and 47.53% of the historical net assets of TSD, TLE, CRT and TCO, respectively, under U.S. GAAP	1,708,795
Fair value adjustments:
Property, plant and equipment (a)	215,217
Intangible assets—customer list (b)	607,606
Intangible related to concession (c)	11,867
Goodwill	283,795
Deferred income tax	(283,795)

Purchase price (d)	2,543,485

(a)	Difference being amortized over approximately 2.33 years, representing the weighted-average remaining useful lives of the relating assets.

(b)	Difference being amortized over two years, representing the average customer life.

(c)	The intangible asset related to the concession is being amortized on a straight-line basis over a period of approximately 17 years.

(d)	The purchase was determined using the average market prices of the acquired companies’ shares two days before and two days after the terms of the acquisition are agreed to and announced.

Following are the components of the U.S. GAAP adjustment in shareholders’ equity related to such acquisitions as of December 31, 2008 and 2007:

Purchase accounting on merger of TSD, TLE and CRT and the acquisition of noncontrolling interest in TCO:

	2008	2007

Property, plant and equipment fair value adjustment	215,217	215,217
Depreciation of fair value of property, plant and equipment adjustment	(215,217)	(174,922)
Customer list intangible asset recorded	607,606	607,606
Amortization of customer list	(607,606)	(582,289)
Intangible related to concession recorded	11,867	11,867
Amortization of intangible related to concession	(2,047)	(1,345)
Goodwill	283,795	283,795
Deferred income tax	(3,339)	(25,886)

Total of the U.S. GAAP adjustments related to merger of TSD, TLL, CRT and the acquisition of noncontrolling interest in TCO	290,276	334,043

g) Pension and other post-retirement benefits

The Company and its subsidiaries participate in two multiemployer benefit plans (PBS-A and PAMA) for its retired employees that are operated and administered by SISTEL and provide for the costs of pension and other post-retirement benefits based on a fixed percentage of remuneration, as recommended annually by independent actuaries. For purposes of U.S. GAAP, the Company is only required to disclose its annual contributions to multiemployer plans. The Company and its subsidiary also sponsor a single-employer defined pension benefit plan (PBS) and single-employer defined contribution pension plans (Prev and Visão). Under Prev and Visão Plans, besides the contributions to the plans, the Company is responsible for funding the risks of death and disability of the participants, and for some participants of the TCO Prev who have migrated from PBS-TCO are also granted some defined pension benefits. The provisions of SFAS No. 87, “Employers’ Accounting for Pensions”, were applied for the multiemployer plan and the single employer plans were applied with effect from January 1, 1992, because it was not feasible to apply them from the effective date specified in the standard.

Under Brazilian GAAP, if there is sufficient information available, multiemployer defined benefit pension plans and other postretirement benefits should be accounted as if they were single employer plans. As such, under BR GAAP the Company recognized actuarial liabilities corresponding to its share in multiemployer plans, while under U.S. GAAP, the Company recognizes contributions due to the plan each year. See additional disclosures in Note 40.

A summary of the difference between Brazilian GAAP and U.S. GAAP in accrued pension and other post-retirement plans liabilities is as follows:

	As of December 31, 2008			As of December 31, 2007
	U.S. GAAP	Brazilian GAAP	Accumulated difference	U.S. GAAP	Brazilian GAAP	Accumulated difference
Visão	(5,394)	—	(5,394)	(18,937)	—	(18,937)
PBS	(43,091)	—	(43,091)	(9,869)	—	(9,869)
Prev	(19,051)	519	(19,570)	(20,999)	652	(21,651)
PAMA	—	11,853	(11,853)	—	3,308	(3,308)

Accrued pension post-retirement benefit	(67,536)	12,372	(79,908)	(49,805)	3,960	(53,765)

On December 31, 2006, the Company and its subsidiary adopted the SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans”, provisions related to recognition and disclosures, which requires an employer to recognize the over or unfunded status of a defined-benefit post-retirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income. The impact of the adoption of SFAS No. 158 was as a gain of R$29,645, net of income taxes, which was recorded directly in accumulated other comprehensive income at year end.

Reconciliation of pension and other post-retirement benefit plans adjustment:

	Year ended December 31,
	2008	2007	2006
U.S. GAAP:
Net periodic pension cost under U.S. GAAP	8,818	6,311	4,970
Settlements	4,391	—	—
Pension cost under Brazilian GAAP	(7,153)	(3,569)	(3,205)

Net reconciliation effect	20,362	9,880	8,175

The incremental effect of applying SFAS 158 on individual line items in the statement of financial position as of December 31, 2006 (inception date), is as follows:

	Before application of SFAS 158	Adjustments	After the application of SFAS 158
Pre paid assets for pension benefits	—	44,917	44,917
Deferred income taxes	2,493,421	(15,272)	2,478,149
Accumulated other comprehensive income	—	29,645	29,645
Total shareholders’ equity	9,096,550	29,645	9,126,195

h) Escrow deposits

Under Brazilian GAAP, the amounts of the escrow deposits linked to the reserve for contingencies are shown as deductions from the recorded liabilities. As shown in notes 18 and 20 escrow deposits amounting to R$509,946 and R$131,756 as of December 31, 2008 and 2007, respectively. Under U.S. GAAP it should be presented as separated in current or non-current assets instead of contra provision.

i) Income taxes

The Company and its subsidiary fully accrue for deferred income taxes on temporary differences between tax and accounting records. The existing policies for providing for deferred taxes are consistent with SFAS No. 109, “Accounting for Income Taxes”, except that under Brazilian GAAP deferred tax assets are recorded by the amounts expected to be realized, whereas SFAS No. 109 requires deferred tax assets to be recognized in full, but reduced by a valuation allowance to an amount that is more likely than not to be realized.

Under Brazilian GAAP, the Company (Vivo Participações S.A.) did not recognize deferred income tax and social contribution assets of R$845.1 million and R$841.7 million as of December 31, 2008 and 2007, respectively, due to the uncertainties involving their realization. For U.S. GAAP purposes, the amounts not recognized represent the valuation allowances that were recorded under U.S. GAAP.

Effective January 1, 2007, the Company and its subsidiary adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. The Interpretation prescribes a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. For each tax position, the enterprise must determine whether it is more likely than not that the position will be sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation. A tax position that meets the more likely than not recognition threshold is then measured to determine the amount of benefit to recognize within the financial statements. No benefits may be recognized for tax positions that do not meet the more likely than not threshold. The benefit to be recognized is the largest amount that is more likely than not to be realized upon ultimate settlement.

As a result of implementing Interpretation 48, the Company has no uncertain tax positions for which it has recorded unrecognized income tax benefits; accordingly, there was no impact on the Company’s results of operations from the adoption of this interpretation. In addition, as of the date of the adoption of FIN 48, the Company did not have any accrued interest and penalties related to unrecognized tax benefits. The Company and its subsidiary will recognize interest and penalties related to unrecognized tax benefits in financial expense and other operating expense, respectively.

The Company and its subsidiary file, separately, income tax returns in the Brazilian federal jurisdiction and are generally no longer subject to federal income tax examinations by tax authorities for years before 2003. The Brazilian Internal Revenue Service (“Brazilian IRS”) is currently examining our subsidiary Vivo S.A.’s (former Global Telecom) income tax returns for years 2003 to 2006. As a large tax payer, the Company is under continuous examination by the Brazilian federal tax authorities.

Management does not believe there will be any material changes related to uncertain tax positions over the next 12 months.

j) Earnings per share

Under Brazilian GAAP, earnings (profit or loss) per share are calculated based on the number of shares outstanding at the balance sheet date.

Under US GAAP the Company applies the Financial Accounting Standards Board—FASB issued SFAS No. 128, “Earnings per Share”.

Since the preferred and common shareholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the “two-class” method. The “two-class” method is an earning allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by the Company’s bylaws and participation rights in undistributed earnings.

Basic earnings per common share is computed by reducing net income by distributable and undistributable net income available to preferred shareholders and dividing net income available to common shareholders by the number of common shares outstanding. Since preferred shareholders have a liquidation preference over common shareholders, net losses are not allocated to preferred shareholders. Net income available to preferred shareholders is the sum of the preferred stock dividends and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends) from net income. Undistributed net income is shared equally by the preferred and common shareholders on a “pro rata” basis. As of December 31, 2008, 2007 and 2006, the Company was obligated to issue shares to the controlling shareholder for the amount of the tax benefit realized relating to the corporate restructuring occurred in February, 2006. The number of shares issuable was computed considering the balance of the special goodwill reserve (R$189,896 in 2008, R$552,638 in 2007 and R$552,638 in 2006). However, the potentially dilutive shares, consisting solely of the estimate of common shares issuable mentioned above, have been excluded from the computation for the years 2007 and 2006 as their effect would have been anti-dilutive.

For the periods presented below, the weighted-average number of shares outstanding reflect the effect of the reverse stock split described in Note 23. The computation of basic and diluted earnings per share is as follows:

	Consolidated
	For the year ended December 31, 2008		For the year ended December 31, 2007		For the year ended December 31, 2006
	(in thousands, except per share data and percentages)
	Common	Preferred	Common	Preferred	Common	Preferred
Basic numerator:
Actual dividends paid	58,829	102,284	—	—	—	16,808
Allocated undistributed earnings	123,690	216,102	(109,625)	—	(477,328)	—
Allocated net income available for common and preferred shareholders	182,518	318,387	(109,625)	—	(477,328)	16,808
Basic denominator:
Weighted-average shares outstanding	132,991,366	232,353,912	131,232,916	228,172,795	120,316,867	210,335,209

	Consolidated
	For the year ended December 31, 2008		For the year ended December 31, 2007		For the year ended December 31, 2006
	(in thousands, except per share data and percentages)
	Common	Preferred	Common	Preferred	Common	Preferred
Earnings (loss) per share—basic	1.37	1.37	(0.84)	—	(3.97)	0.08
Diluted numerator:
Actual dividends paid	58,829	102,284	—	—	—	16,808
Allocated undistributed earnings	124,240	215,552	(109,625)	—	(477,328)	—
Allocated net income available for common and preferred shareholders	183,068	317,837	(109,625)	—	(477,328)	16,808
Diluted denominator:
Weighted-average shares outstanding	133,924,147	232,353,912	131,232,916	228,172,795	120,316,867	210,335,209
Earnings (loss) per share—diluted	1.37	1.37	(0.84)	—	(3.97)	0.08

The Company’s preferred shares are nonvoting, except under certain limited circumstances, and are entitled to a preferential and noncumulative dividend and to priority over the common shares in the event of liquidation of the Company.

k) Presentation in statements of operations

Disposals of property, plant and equipment

Under Brazilian GAAP, gains and losses on disposals of property, plant and equipment were classified as nonoperating results until January 1, 2008. As from this date, with the first adoption of Law No. 11,638, as described in Note 2.c., gains and losses on disposals of property, plant and equipment were classified as operating results for the years 2008 and 2007. Under U.S. GAAP, these items are recorded in operating results.

Interest income (expense)

Brazilian GAAP requires that interest be shown as part of operating income. Under U.S. GAAP interest expense would be shown after operating income and accrued interest would be included in accounts payable and accrued expenses.

Cash Rebates

Under Brazilian GAAP, cash rebates are classified as other operating expenses. Under U.S. GAAP cash rebates are recorded in the cost of services and goods sold.

l) Leases

The Company and its subsidiary have leased certain computer hardware and software under non-cancelable leases. Under Brazilian GAAP, all leases were considered to be operating leases, with lease expense recorded when paid until January 1, 2008. As from this date, with the first adoption of Law No. 11,638, in conformity with CPC 06—Leases, approved by CVM Resolution No. 554, dated November 12, 2008, this lease is considered a capital lease. Under CPC 06, the Company and its subsidiary are required to record the asset at the present value of the minimum lease payments with a corresponding debt obligation for the years 2008 and 2007. Depreciation is recorded over the shorter of the estimated useful life of the asset or the lease term. Interest expense is recognized over the term of the lease and payments under the lease are amortized to principal and interest under the effective interest method.

m) Valuation of long-lived assets and goodwill

Under accounting practices adopted in Brazil, an impairment was recognized on long-lived assets, such as property, plant and equipment and concession intangibles, if the expected net cash flows generated the respective asset is not sufficient to cover its carrying amount. As from January 1, 2008, with the first adoption of Law No. 11,638, under CPC 01 Reduction of the Recoverable Value of the Assets, approved by CVM Resolution No. 527, dated November 01, 2007, the Company and its subsidiary periodically evaluate the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. An impairment is recognized on long-lived assets, such as property, plant and equipment, intangible assets and deferred assets, if the expected discounted operating cash flows generated by the respective asset is not sufficient to recover its carrying amount. Under U.S. GAAP, the Company and its subsidiary evaluate long-lived assets for impairment using the criteria set forth in SFAS No. 144, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of”. In accordance with this Standard, the Company and its subsidiary periodically evaluate the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is separately identifiable and is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets.

The Company and its subsidiary have performed a review of its long-lived assets including property, plant and equipment, finite-lived intangible asset including concession and concluded that the recognition of an impairment charge was not required. The Company’s evaluation of its ability to recover the carrying value of its long-lived assets was based upon projections of future operations that assumed a higher level of revenues and gross margin percentages that the Company has historically achieved. There can be no assurance that the Company will be successful in achieving these improvements in its revenues and gross margin percentages, mainly due to technological and competition environment. Should the Company be unable to achieve such improvements, future impairment provisions may be recorded related to its investments in property, plant and equipment and the licenses acquired to operate its cellular networks.

Under Brazilian GAAP, the amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows until January 1, 2008, date of the first adoption of Law No. 11,638/07. As from this date, under CPC 01—Reduction of the Recoverable Value of the Assets, approved by CVM Resolution No. 527, dated November 01, 2007, the Company identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. The Company then determines the fair value of each reporting unit by expected discounted operating cash flows generated by the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized first to goodwill until it is reduced to zero and then proportionally to other long-lived assets.

Under U.S. GAAP, pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is not amortized and is subject to a yearly impairment test. In performing the yearly impairment test, the Company identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. The Company then determines the fair value of each reporting unit and compares it to the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, a second step of the impairment test is performed which involves the determination of the implicit fair value of the reporting unit by performing a hypothetical purchase price allocation. If the implicit value of the goodwill exceeds the book value, an impairment is recognized. The Company performed an impairment test for goodwill under U.S. GAAP and determined that the recognition of an impairment loss was not required. The fair values of the reporting units were estimated using the present value of future cash flows. The Company performed its impairment testing as of December 31, 2008.

The changes in the carrying amount of goodwill as of December 31, 2008, 2007 and 2006 are as follows:

	Vivo Participações S.A. (*)
	2008	2007
Balance at January 1	579,246	648,460
Addition—acquisition of Telemig	466,753	—
Reduction of goodwill for tax benefits recognized	(69,214)	(69,214)
Balance at December 31	976,785	579,246

(*)	As discussed in Note 39.f), during 2006 the Company completed restructurings resulting in a change in the Company’s management structure and operating segments. As a result, the Company had one reportable segment, which represented a reporting unit as of December 31, 2008.

n) FISTEL fees

Under BR GAAP, the FISTEL fees assessed on each activation of a new cellular line is deferred beginning on January 1, 2001 for amortization over the customers’ estimated subscription period. For U.S. GAAP purposes, this fee would be charged directly to the statement of operations. Therefore, the deferred FISTEL fees on activation fees as of December 31, 2008, 2007 and 2006 is being adjusted in the reconciliation of the income differences between Brazilian GAAP and U.S. GAAP.

o) Revenue recognition

Under U.S. GAAP, the Company and its subsidiary recognize service revenue as the services are provided. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Sales of handsets along with the related cost of the handsets are deferred and amortized over their estimated useful life. The excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale.

(i) Roaming

The Company and its subsidiary have roaming agreements with other cellular service providers. When a call is made from within one coverage area by a subscriber of another cellular service provider, that service provider pays the subsidiary for the service at the applicable rates. Conversely, when one of the subsidiary’s customers roams outside the coverage area, the subsidiary pays the charges associated with that call to the cellular service provider in whose region the call was originated and charges the same amount to its subscriber. Under Brazilian GAAP, revenues for roaming charges are recorded net of the related costs when the services are provided. Under U.S. GAAP, revenues and costs for roaming charges should be recorded gross. Accordingly, this difference in accounting policy has no impact on net loss nor in the reconciliation of shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of goods and services by R$52,601, R$46,796 and R$32,057 for 2008, 2007 and 2006, respectively.

(ii) Value-added and other sales taxes

Under Brazilian GAAP, these taxes are recorded in revenue net of the related tax expense. Under U.S. GAAP, these taxes are recorded gross as revenue and related cost of services and goods. Accordingly, this difference in accounting has no impact in net loss nor in shareholders’ equity. The impact of this difference under U.S. GAAP was to increase both revenues and cost of goods and services by R$4,289,949, R$3,380,046 and R$3,091,000 for 2008, 2007 and 2006, respectively, as compared to amounts reported under Brazilian GAAP.

(iii) Deferred revenue sales of handsets

Under Brazilian GAAP, revenues and costs related to handset sales, including applicable value added and other sales taxes are recognized when sold. Under U.S. GAAP, revenue on sales of handsets, along with the related cost of the handset, including applicable value added and other sales taxes, are amortized over their estimated useful life. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all of the subsidiary’s handsets are sold below cost, this difference in accounting policy had no impact on net loss nor in shareholders’ equity. The unamortized balance of deferred handset revenue and the related balance of unamortized deferred handset costs was R$518,774, R$1,267,138 and R$1,176,302 as of December 31, 2008, 2007 and 2006, respectively. The impact of this difference under U.S. GAAP was to decrease both net revenues and cost of services and goods by R$90,837 for 2007 and to increase both net revenues and cost of services and goods by R$748,364 and R$116,831 for 2008 and 2006, respectively. We have considered whether these handsets represent a separate unit of accounting under EITF 00-21 and believe the criterion in paragraph 9a has not been met because the handsets do not have value to the customer on a stand-alone basis, since our TDMA and CDMA technology handsets are not compatible with the GSM technology used by all other competitors. In the beginning of 2007 the subsidiary started the transition of CDMA technology to GSM. However, we concluded there was no impact in our revenue recognition policy under US GAAP, since the frequency utilized by our competitors during 2007 was not compatible with the frequency used by our GSM technology and therefore, the GSM handsets also do not have stand-alone value. Consequently, the revenue recognition policy under US GAAP for the sale of GSM handsets was consistent with policy used for the sale of CDMA for the year ended on December 31, 2007.

During 2008, the Company began to commercialize types of GSM handsets, which are compatible with the GSM technology used by all other competitors. Since it has been occurred, GSM handsets of the Company have an observable market value and therefore, stand-alone value. Consequently, the revenue recognition policy under US GAAP for the sale of GSM handsets is similar to Brazilian GAAP and the revenues and costs related to these handsets sales, including applicable value added and other sales taxes are recognized when sold.

(iv) Free minutes given in connection with sales of handsets

Under U.S. GAAP, pursuant to EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables”, the subsidiary began to separately account for free minutes given in connection with the sales of handsets. Consequently, a portion of the revenue generated from the sale of handsets is allocated to the free minutes given and deferred based on the fair value of the minutes. The revenues associated with the free minutes are then recognized based on subscriber airtime usage. Under Brazilian GAAP, the subsidiary does not separately account for free minutes given in connection with sales of handsets. For the year ended December 31, 2008, the effects in net income (loss) of this accounting difference was R$(925), in 2007 R$93,608 and in 2006 R$(24,305).

(v) Deferred revenue of free minutes given in connection with prepaid cards

The Company commercializes prepaid cards with credit minutes to its clients and gives free minutes in connection with its sales. Under U.S. GAAP, pursuant to EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables”, the subsidiaries began to separately account for free minutes given in connection with the prepaid cards. Consequently, a portion of the revenue generated from the sale of prepaid cards is allocated to the free minutes given and deferred based on the fair value of the minutes. The revenues associated with the free minutes are then recognized based on subscriber airtime usage. Under Brazilian GAAP, the subsidiaries do not separately account for free minutes given in connection with sales of prepaid cards. For the year ended December 31, 2008, the effects in net income of this accounting difference was R$(10,526), in 2007 and 2006 was immaterial.

p) Derivative financial instruments

As mentioned in Note 32 the Company and its subsidiary have entered into foreign-currency swap contracts at various exchange rates, in the notional amounts of US$515.6 million and JPY 51,594.7 million (US$369.3 million, JPY 66,065.3 million and €15.2 million as of December 31, 2007). As of December 31, 2008, the Company had contracted interest rate swaps in the notional amount of R$225.0 million (R$1,097.6 million as of December 31, 2007) for local interest rates (CDI) and no foreign-currency interest rate (Libor) swap (US$52.5 million as of December 31, 2007). As of December 31, 2008, the Company had contracted an inflation index swap (General Price Index—IGPM) in the notional amount of R$110.0 million. Under Brazilian GAAP, foreign-currency swap contracts are recorded on a net basis as if they had been settled at the balance sheet date.

Under Brazilian GAAP, as required by Law no. 11,638/07, the Company and its subsidiaries started applying CPC 14 since the transition date on December 31, 2006. CPC 14 must be applied to all derivative instruments, and requires that such instruments are stated in the balance sheet at their fair value. Changes to the fair value of the derivatives are recognized in the income statement, save in case of compliance with specific accounting criteria such as hedge.

Under U.S. GAAP, the Company and its subsidiary apply SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. SFAS No. 133 must be applied to all derivative instruments and certain derivative instruments embedded in hybrid instruments and require that such instruments be recorded in the balance sheet either as an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives that are considered to be effective, as defined, will either offset the change in fair value of the hedged assets and liabilities or firm commitments through earnings or will be recorded in other comprehensive income until the hedged item is recorded in earnings. Any portion of a change in a derivative’s fair value that is considered to be ineffective, as defined, must be immediately recorded in earnings. Any portion of a change in a derivative’s fair value that the Company and its subsidiary have elected to exclude from its measurement of effectiveness, such as the change in time value of option contracts, will also be recorded in earnings.

The Company and its subsidiary have designated certain swap contracts as fair value hedges. The Company and its subsidiary had R$2,453.1 million (US$433.0 million, JPY51.594.6 million and R$110.0 million) as of December 31, 2008, and R$1,794.5 million (US$337.8 million, JPY66,065.2 million, €15.2 million and R$110.0 million) as of December 31, 2007, of notional value swap contracts with a fair value of R$2,394.0 million as of December 31, 2008 (R$1,697.7 million as of December 31, 2007) designated as fair value hedges of a portion of the Company’s foreign-currency denominated debt. The Company and its subsidiary are hedging the related foreign currency (U.S. dollar) and interest rate risk associated with such indebtedness. The Company and its subsidiaries calculate the effectiveness of these hedges both at inception and on an ongoing basis (i.e., at least quarterly). Since theses derivative contracts qualify for hedge accounting under Brazilian GAAP and U.S. GAAP, the hedged debt is also adjusted to fair value under the fair value hedge rules.

Ineffectiveness amounting to R$0.33 million and R$0.48 million for the years ended December 31, 2008 and 2007, respectively, was included in current earnings. For the year ended December 31, 2006, ineffectiveness amounted to R$2.8 million. Consequently, these derivative instruments have been highly effective in achieving offsetting changes in fair values due to changes in the risks being hedged. The Company and its subsidiary’s remaining derivative contracts for the years presented have not been accounted for using hedge accounting.

For the year 2008, the reconciliation of shareholders’ equity does not reflect any difference between Brazilian GAAP and U.S. GAAP. For the year 2007, it reflects the debt marked-to-market adjustment for this debt assigned as fair value hedge under Brazilian GAAP that did not met the criteria under U.S. GAAP. During the year 2008, such debt was settled and the difference between Brazilian GAAP and U.S. GAAP was eliminated.

q) License acquisition costs

The incurred interest between the date of the documentation and proposal submission to obtain the license acquisition to operate Band B mobile telephone services and the date of the initial operations of GT was recorded as deferred assets according to Brazilian GAAP. Under U.S. GAAP, the interest was capitalized as license acquisition cost. The amount of reversal relates to differences on interests accrued in 1998. This difference is being amortized over the license period. The effects of license acquisition costs on net income (loss) for the years ended 2008, 2007 and 2006 are R$5,677, R$6,001 and R$6,159, respectively.

Additionally, GT recorded amortization of license acquisition costs during the start-up period as deferred assets according to Brazilian GAAP. Under U.S. GAAP, such amortization was reversed and the amortization period starts on the start-up date, January 1, 1999, the date GT began to operate.

r) Deferred assets

The Company has recorded pre-operational costs as deferred assets, to be amortized on a straight-line basis over 10 years, as allowed by Brazilian GAAP. Under U.S. GAAP, these costs are recorded as expenses when incurred. The effects of deferred assets amortization on net income (loss) for the years ended 2008, 2007 and 2006 are R$(9,344), R$35,871 and R$35,871, respectively.

s) Grants

Under Brazilian GAAP, equipment received free of charge (grants) were recorded at fair value, with a corresponding credit to capital reserve, which is amortized into result of operations based on realization of the corresponding asset until January 1,2008, date of the first adoption of Law No. 11,638. As from this date, grants were recorded at fair value, with a corresponding credit to deferred revenue, which is amortized into result of operations based on realization of the corresponding asset and the remaining balance existing on December 31, 2007 were kept in capital reserve, until its complete realization. For U.S. GAAP purposes, the credit to capital reserves would be classified as a reduction of the related asset and amortized to reduce depreciation expense.

t) Items posted directly to shareholders’ equity.

Under Brazilian GAAP, various items are posted directly to shareholders’ equity, which under U.S. GAAP would be posted to the statements of operations. The posting of such items to shareholders’ equity gives rise to adjustments in the consolidated statement of changes in shareholders’ equity. Since the original postings to the equity accounts would, under U.S. GAAP be made directly to the statements of operations, the adjustment is included in the reconciliation of net loss differences between U.S. and Brazilian GAAP. Write-off of tax loss carryforward of subsidiaries of R$294,094 in 2006, tax reserve incentives balance of R$3,589 at 2008, accumulated amount of grants of R$43,889 through the years are adjusted in the Company’s financial statements for U.S. GAAP purposes.

u) Restructuring costs

The Company commenced a restructuring process in the end of 2005 that resulted in the exchange of shares of the Company for shares held by minority shareholders outside of companies controlled by Brasilcel N.V. The Company incurred certain costs directly related to the exchange of shares with minority shareholders in the restructuring that were expensed during the year ended December 31, 2005 under Brazilian GAAP. Under U.S. GAAP, pursuant to SFAS No. 141, “Business Combinations”, the costs of registering and issuing equity securities is recognized as a reduction of the otherwise determinable fair value of the securities and the direct costs including “out-of-pocket” or incremental costs directly related to an acquisition of noncontrolling interest, such as fees paid to outside consultants for accounting and legal issues and for appraisals, are included as part of the acquisition cost. Therefore, the amounts related to direct costs incurred for the registering and issuing of equity securities and the acquisition of noncontrolling interest was deferred as of December 31, 2005 under U.S. GAAP. In 2006, this restructuring process was finished and the costs directly related to the exchange of shares with minority shareholders were reclassified as a reduction in the fair value of the shares issued.

v) Present value of noncurrent recoverable value added tax credit (ICMS)

Under Brazilian GAAP, noncurrent governmental accounts receivable were not discounted to present value until January 1, 2008, date of the first adoption of Law No. 11,638/07. As from this date, under CPC 12—Adjustment to Present Value, approved by CVM Resolution No. 564 of December 17, 2008, the tax assets have been discounted to present value. As the Law No. 11,638/07 was applied retrospectively to the Company, the noncurrent governmental taxes receivable were discounted to present value for the year 2007.

Under U.S. GAAP, noncurrent governmental taxes receivable are not discounted to present value.

w) Reversal of proposed dividends

Under Brazilian GAAP, proposed dividends are accrued in the financial statements in anticipation of their approval at the shareholders’ meeting. Under U.S. GAAP, dividends are not accrued until they are formally approved by the shareholders.

The interest on shareholders’ equity is a legal liability from the date it is declared, therefore, these amounts are included as dividends in the year they are formally approved by shareholders’ meeting for U.S. GAAP purposes.

x) Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The objective of the Statement is to report all changes in shareholders’ equity that result from transactions and other economic events of the period other than transactions with owners (“comprehensive income”). Comprehensive income is the total net income and other non-owner equity transactions that result in changes in net equity.

For the year ended December 31, 2008 and 2007, the component of comprehensive income includes only the accumulated effect of initial adoption of FAS No. 158, “Conforming Amendments to the Illustrations in FASB No. 87, No. 88 and No. 106 and to Related Staff Implementation Guidance”. For the years ended December 31, 2006 there was no component in the comprehensive income.

y) Inventories owned by the subsidiary and provided free of charge to corporate customers

The subsidiary has agreements with its corporate customers, through which handsets owned by the subsidiary are provided free of charge to the customer from periods varying from 12 to 24 months, through a right-of-use agreement. Under Brazilian GAAP these handsets are recorded as property, plant and equipment and depreciated over a period of 18 months. The period of 18 months represents the estimated contractual relationship with our subscribers and also the estimated useful life.

Under US GAAP the subsidiary has deferred the inventoriable cost of the handsets provided for customer under this revenue arrangement, as required in Accounting Research Bulleting No. 43—Restatement and Revision of Accounting Research Bulletins as amended by FASB Statement No. 151—Inventory Costs, an Amendment of ARB No. 43, Chapter 4 (ARB 43). Therefore, the cost of handsets under this type of agreement are reclassified from property, plant and equipment to costs of inventory subject to a deferred revenue arrangement, non-current, and amortized over the period of 18 months. The subsidiary expects to recover the cost through the non-cancellable service arrangement.

The amounts of inventoriable costs incurred by the Company and reclassified to non-current assets, net of amortization was R$313,145, R$290,398 and R$292,944 as of December 31, 2008, 2007 and 2006, respectively.

z) Cash and cash equivalents

Under Brazilian GAAP the Company has defined cash and cash equivalents as being cash, positive balances of bank accounts and financial investments redeemable within 90 days from the balance sheet date.

Under US GAAP, cash equivalents are considered all highly liquid investments with maturities of three months or less when purchased to be cash equivalents cash and cash equivalents. No difference was noted between Brazilian GAAP and US GAAP for cash and cash equivalents.

aa) Presentation of noncontrolling interest

Under Brazilian GAAP noncontrolling interest (“noncontrolling interest”) is reported in the consolidated balance sheet in the mezzanine section between liabilities and equity. Also, net income attributable to noncontrolling interest is reported as an expense in arriving at consolidated net income.

In December 2007, the FASB also issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This statement clarifies that a non-controlling (minority)

interest in an Operating Subsidiary is an ownership interest in the entity that should be reported as equity in the consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and non-controlling interest, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the non-controlling interest. This statement was effective prospectively for fiscal years beginning after December 15, 2008 (calendar year 2009), with presentation and disclosure requirements applied retrospectively to comparative financial statements. Effective January 1, 2009, the Company adopted the provision of this statement and applied it retrospectively in this registration statement on Form F-4. See Note 42.

Reconciliation of the net income (loss) differences between Brazilian GAAP and U.S. GAAP

	Consolidated
	2008	2007	2006
Brazilian GAAP net income (loss) for the year	389,683	(99,830)	16,347
aa) Reclassification of noncontrolling interest under Brazilian GAAP	52,662	—	7,968
Add (deduct)-
Different criteria for:
b) Capitalized interest	31,731	20,295	4,782
b) Amortization of capitalized interest	(125,462)	(54,643)	(31,021)
c) Amortization of monetary restatement of 1996 and 1997	(474)	(3,524)	(3,591)
c) Loss on disposal of assets monetarily restated in 1996 and 1997	—	—	(411)
d) Exchange of shares for noncontrolling interest:
Depreciation effect from reduction of fixed assets	3,022	9,727	10,199
Amortization of concession	(10,335)	(12,989)	(12,989)
e) Acquisitions:
Reversal of goodwill amortization according to Brazilian GAAP	581,307	480,609	469,119
Reversal of tax benefit on amortization of goodwill according to Brazilian GAAP	(45,681)	(45,681)	(45,681)
Depreciation of fixed assets	(13,085)	7,269	(2,747)
Amortization of software	(659)	—	—
Amortization of fair value adjustment to inventory	(2,729)	—	—
Amortization of fair value related to tax credits	238
Amortization of customer list	—	—	(59,291)
Amortization of intangible related to concession	(140,247)	(105,090)	(168,749)
Additional interest expense on purchase price allocation of debt	(37)	(1,046)	(1,729)
Reversal of valuation allowance	—	—	(383,939)
f) Merger of TSD, TLE, CRT and TCO	(66,314)	(389,477)	(369,079)
g) Pension and other post-retirement benefits	20,362	9,880	8,175
l) Difference in criteria for capital leases	(1,454)	1,459	(6,790)
n) FISTEL fees	(77,655)	(63,027)	61,790
o) Free minutes given in connection with sales of handsets	(925)	93,608	(24,305)
o) Free minutes given in connection with sales of prepaid cards	(10,526)	—	—
p) Derivative financial instruments	(5,330)	2,655	65,724
q) Amortization of license acquisition costs	(5,677)	(6,001)	(6,159)
r) Amortization of deferred assets	3,440	35,871	35,871
s) Grants	3,613	3,132	2,683
t) Tax reserve incentives	—	—	24,162
t) Write-off of tax loss carryforwards of subsidiaries	—	—	(294,094)
u) Restructuring costs	—	—	2,202
v) Reversal of present value of ICMS tax credit (note 2.c)	4,181	(154)	—
i) Deferred tax effect on the above adjustments	(31,792)	7,332	249,416

Net income	551,857	(109,625)	(452,137)
Net income attributable to parent company	500,905	(109,625)	(460,520)
Net income attributable to noncontrolling interest	50,952	—	8,383

Earnings (loss) per share in accordance with U.S. GAAP

	Consolidated
	2008	2007	2006
Common shares attributable to parent company—basic	1.37	(0.84)	(3.97)
Weighted-average common shares—basic	132,991,366	131,232,916	120,316,867

Preferred shares attributable to parent company—basic	1.37	—	0.08
Weighted-average preferred shares—basic	232,353,912	228,172,795	210,335,209

Common shares attributable to parent company—diluted	1.37	(0.84)	(3.97)
Weighted-average common shares—diluted	133,924,147	131,232,916	120,316,867

Preferred shares attributable to parent company—diluted	1.37	—	0.08
Weighted-average preferred shares—diluted	232,353,912	228,172,795	210,335,209

As described in item (j), under EITF No. 03-06, net losses have not been allocated to preferred shares in the loss per share calculation since preferred shareholders have a liquidation preference over common shareholders. Additionally, as described in item (j), loss per share and share amounts have been retroactively restated to reflect the reverse stock split described in item (j).

Reconciliation of the shareholders’ equity differences between Brazilian GAAP and U.S. GAAP

	Consolidated
	2008	2007
Brazilian GAAP shareholders’ equity—Law 11,638	8,267,527	8,296,339
aa) Reclassification of noncontrolling interest under Brazilian GAAP	587,804	—
Add (deduct)
Different criteria for:
b) Capitalized interest	216,922	172,784
b) Amortization of capitalized interest	(219,539)	(111,238)
c) Monetary restatement of 1996 and 1997, net	4,549	5,023
d) Exchange of shares for noncontrolling interest:
Adjustment to fixed assets	(59,976)	(59,976)
Accumulated depreciation	60,792	57,770
Adjustment to concession	318,926	318,926
Amortization of concession	(270,213)	(259,878)
Adjustment to client list	137,900	137,900
Amortization of client list	(137,900)	(137,900)
e) Acquisitions—purchase accounting allocations:
GT and Holdings	(248,362)	(327,922)
TCO	847,558	711,293
Telemig	30,101	—
f) Merger of TSD, TLE, CRT and TCO	290,276	334,043
g) Pension and other post-retirement benefits	79,908	53,765
l) Difference in criteria for capital leases	—	1,454
n) FISTEL fees	(199,851)	(110,304)
o) Free minutes given in connection with sales of handsets	(4,055)	(3,130)
o) Free minutes given in connection with sales of prepaid cards	(10,526)	—
p) Derivative financial instruments	—	3,108
q) Interest capitalized on license acquisition costs	42,006	42,006
q) Accumulated amortization of license acquisition costs	(17,866)	(12,189)
r) Deferred assets, net of accumulated amortization	(55,393)	(58,833)
s) Grants	(43,889)	(47,502)
v) Reversal of present value of ICMS tax credit (note 2.c)	30,783	24,325
i) Deferred taxes on the above adjustments	43,325	(5,477)
Reversal of proposed dividends in excess of minimum mandatory	265,685	—

Shareholders’ equity	10,040,082	9,024,387
Shareholders’ equity attributable to parent company	9,351,340	9,024,387

Changes in the consolidated equity under U. S. GAAP

	Consolidated
	Equity Attributable to Parent Company	Noncontrolling interest	Total Equity
Equity under U.S. GAAP as of December 31, 2005	7,165,630	1,566,360	8,731,990
Merger of TSD, TLE, CRT and acquisition of TCO’s noncontrolling interest	2,385,520	(1,574,743)	810,777
Unclaimed dividends and interest on shareholders’ equity	22,728	—	22,728
Net income (loss)	(460,520)	8,383	(452,137)
Dividends	(16,808)	—	(16,808)
Accumulated other comprehensive income—FAS No. 158, net of tax	29,645	—	29,645
Equity under U.S. GAAP as of December 31, 2006	9,126,195	—	9,126,195

Unclaimed dividends and interest on shareholders’ equity	11,936	—	11,936
Net loss	(109,625)	—	(109,625)
Accumulated other comprehensive income—FAS No. 158, net of tax	(4,119)	—	(4,119)

Equity under U.S. GAAP as of December 31, 2007	9,024,387	—	9,024,387
Unclaimed dividends and interest on shareholders’ equity	14,063	2,221	16,284
Purchase of Telemig	—	684,488	684,488
Net income	500,905	50,952	551,857
Declared dividends and Interest on shareholders’ equity	(161,113)	(45,356)	(206,469)
Accumulated other comprehensive income—FAS No. 158, net of tax	(26,902)	(3,563)	(30,465)

Equity under U.S. GAAP as of December 31, 2008	9,351,340	688,742	10,040,082

Disclosure of accumulated other comprehensive income balance

	Pension plan - SFAS No. 158 - adjustment, net of tax	Accumulated other comprehensive income
Balance at December 31, 2006 of AOCI attributable to parent company	29,645	29,645
Current period change, net of tax (R$2,122) attributable to parent company	(4,119)	(4,119)
Balance at December 31, 2007, net of tax (R$13,150) of AOCI attributable to parent company	25,526	25,526
Current period change, net of tax (R$15,694)	(30,465)	(30,465)
Current period change attributable to parent company	(26,902)	(26,902)
Current period change attributable to noncontrolling interest	(3,563)	(3,563)
Balance at December 31, 2008, net of tax (R$2,544 and R$3,563, respectively)	(4,939)	(4,939)
Balance at December 31, 2008 attributable to parent company	(1,376)	(1,376)
Balance at December 31, 2008 attributable to noncontrolling interest	(3,563)	(3,563)

U.S. GAAP supplementary information

Reconciliation of operating income under Brazilian GAAP to operating income under U.S. GAAP

	Consolidated
	2008	2007	2006
Brazilian GAAP operating income (loss) as reported	911,847	156,995	(545,727)
Reversal of financial expense, net	637,699	462,789	747,985

U.S. GAAP adjustments:
Amortization of monetary restatement of 1996 and 1997	(474)	(3,524)	(3,591)
Loss on disposal of assets monetarily restated in 1996 and 1997	—	—	(411)
Amortization on capitalized interest	(117,415)	(54,769)	(39,976)
Amortization of license acquisition costs	(5,677)	(6,001)	(6,159)
Difference in criteria for capital leases	(1,454)	1,459	(6,790)
FISTEL fees	(77,655)	(63,027)	61,790
Exchange of shares of noncontrolling interest:
Depreciation effect from reduction of fixed assets	3,022	9,727	10,199
Amortization of concession	(10,335)	(12,989)	(12,989)
Amortization of deferred assets	3,440	35,871	35,871
Amortization of grants	3,613	3,132	2,683
Pension and other post-retirement benefits	20,362	9,880	8,175
Free minutes given in connection with sales of handsets	(925)	93,608	(24,305)
Free minutes given in connection with sales of prepaid cards	(10,526)	—	—
Advance to affiliate	—	—	—
Acquisitions:
Reversal of goodwill amortization according to Brazilian GAAP	581,307	480,609	469,119
Amortization of intangible related to concession	(140,247)	(105,090)	(168,749)
Amortization of intangible related to software	(659)	—	—
Realization of fair value adjustment to inventory	(2,729)	—	—
Depreciation of fixed assets	(13,085)	7,269	(2,747)
Amortization of customer list	—	—	(59,291)
Merger of TSD, TLE, CRT and TCO	(66,314)	(389,477)	(369,079)
Provision for losses on assets		—	(277,987)
Loss on property, plant and equipment disposals	—	—	(2,715)
Disposal of capitalized interest	(11,289)	(3,442)	—
Other operating expenses	—	282	—
Provision for loss investments	—	—	(671)
Restructuring costs	—	—	2,202

U.S. GAAP operating income (loss)	1,702,506	623,302	(183,163)

Reconciliation of net operating revenue and costs of services and goods sold under Brazilian GAAP to U.S. GAAP

	Consolidated
	2008	2007	2006
Brazilian GAAP net revenue	15,469,664	12,492,494	10,936,714
Reclassification to cost of services and goods value-added and other sales taxes	4,289,949	3,380,046	3,091,000
Roaming charges	61,800	46,796	32,057
Deferred revenues on sales of handsets, net of amortization	748,364	(90,837)	116,831
U.S. GAAP adjustments:
Free minutes given in connection with sales of handsets	(925)	93,608	(24,305)
Free minutes given in connection with sales of prepaid cards	(10,526)	—	—

U.S. GAAP net revenue	20,558,326	15,922,107	14,152,297

Brazilian GAAP cost of services and goods sold	(8,141,499)	(6,623,290)	(5,564,168)
Reclassification to cost of services and goods sold:
Value-added and other sales taxes	(4,289,949)	(3,380,046)	(3,091,000)
Roaming charges	(61,800)	(46,796)	(32,057)
Deferred cost on handset sales, including taxes on sales, net of amortization during the year	(748,364)	90,837	(116,831)
Reclassification from selling expense-
Rewards program expense	(57,153)	(11,336)	(15,273)
Cash Rebates	47,779	10,243	13,568
U.S. GAAP adjustments:
Amortization of monetary restatement of 1996 and 1997	(474)	(3,524)	(3,591)
Amortization on capitalized interest	(117,415)	(54,769)	(39,976)
Amortization of license acquisition costs	(5,677)	(6,001)	(6,159)
Difference in criteria for capital leases	—	(4,756)	(6,790)
FISTEL fees	(77,655)	(63,027)	61,790
Exchange of shares of noncontrolling interest:
Depreciation effect from reduction of fixed assets	3,022	9,727	10,199
Amortization of concession	(10,335)	(12,989)	(12,989)
Amortization of grants	3,613	3,132	2,683
Pension and other post-retirement benefits	20,362	9,880	8,175
Acquisitions:
Amortization of intangible related to concession	(140,247)	(105,090)	(168,749)
Depreciation of fixed assets	(13,085)	7,269	(2,747)
Amortization of intangible related to software	(659)	—	—
Realization of fair value adjustment related to inventory	(2,729)	—	—
Amortization of customer list	—	—	(59,291)
Merger of TSD, TLE, CRT and TCO	(66,314)	(389,477)	(369,079)

U.S. GAAP cost of services and goods	(13,658,579)	(10,570,013)	(9,392,285)

U.S. GAAP gross profit	6,899,747	5,352,094	4,760,012

Supplementary balance sheet information U.S. GAAP:
Total assets	26,576,896	22,508,441	18,392,470

Current liabilities	9,167,303	9,480,393	5,772,070

Non-current liabilities	8,058,253	4,003,661	3,438,303

Net property, plant and equipment	6,973,528	6,078,929	6,333,273

40. ADDITIONAL DISCLOSURES REQUIRED BY U.S. GAAP

a) Pension and other post-retirement benefits

As described in Notes 33 and 39.g), the Company and its subsidiary’s employees receive pension and post-retirement pension benefits under funded and unfunded defined benefit plans, defined contribution plans and multiemployer plans. The Company uses a December 31 measurement date for its plans assets. Disclosures on the Company’s contributions to defined contribution and multiemployer plans are included in Note 33.

Although TCP Prev and TCO Prev are defined contribution plans, there is a risk of death and disability of participants, which is born by the sponsor, requiring an actuarial calculation. Following is the obligation and funded status information on the Company’s single-employer benefit plans under U.S. GAAP:

Change in benefit obligation

	Consolidated
	2008	2007
Benefit obligation at the beginning of the year	75,392	75,099
Service cost	3,543	2,302
Interest cost	12,594	7,473
Plan participants contributions	(3,435)	—
Actuarial gain	16,345	(6,568)
Benefits paid	(4,118)	(3,566)
Settlement	(22,116)	—
Telemig’s plans	61,020	—
Vivoprev plan	—	652

Benefit obligation at the end of the year	139,225	75,392

Change in plan assets

	Consolidated
	2008	2007
Fair value of plan assets at the beginning of the year	125,197	122,624
Actual return on plan assets	(10,912)	3,656
Actual contributions	2,672	2,483
Benefits paid	(4,118)	(3,566)
Telemig’s plans	109,767	—
Settlement	(15,845)	—

Fair value of plan assets at the end of the year	206,761	125,197

Reconciliation of funded status

	Consolidated
	2008	2007
Funded status	(67,536)	(49,805)

Amounts recognized in the statement of financial position

	Consolidated
	2008	2007
Non-current assets	68,302	50,457
Current liability	(74)	(98)
Non-current liability	(692)	(554)

Net amount recognized	67,536	49,805

Components of net periodic pension cost and other benefit cost

	Consolidated
	2008	2007	2006
Service cost (net of employee contributions)	2,779	2,170	1,864
Interest cost on PBO	12,594	7,473	7,695
Expected return on assets	(22,739)	(14,451)	(13,763)
Amortization of initial transition obligation	609	609	609
Amortization of gains	(2,127)	(2,141)	(1,404)
Amortization of prior service cost	66	29	29

Net periodic pension cost and other benefit cost	(8,818)	(6,311)	(4,970)

Accumulated other comprehensive income

	2008	2007
Actuarial gain	2,915	(43,918)
Transition obligation	3,592	4,200
Prior service cost	978	1,044

Total	(7,485)	(38,674)

Changes in items not yet recognized in net periodic pension cost

	Consolidated
	2008			2007
	Actuarial (gain) loss	Transition obligation	Prior service cost	Actuarial (gain) loss	Transition obligation	Prior service cost
Balance at the beginning of the year	(43,918)	4,200	1,044	(50,146)	4,809	421
Amount generated in the period	44,706			4,087	—	652
Amount recycled to profit and loss	2,127	(608)	(66)	2,141	(609)	(29)

Balance at ending of year	2,915	3,592	978	(43,918)	4,200	1,044

Assumptions

	Consolidated
	2008	2007	2006
Discount rate for determining projected benefit obligations	10.14%	10.77%	10.24%
Rate of increase in compensation levels	6.44% for PBS plans and 7.10% for Prev and Visão plans	6.59%	6.08%
Benefit adjustments	4.90%	4.50%	4.00%
Expected long-term rate of return on plan assets	11.18%	11.00%	11.84%
Inflation	4.90%	4.50%	4.00%

Plan assets

The Company’s weighted-average pension plan asset allocations by asset category at the end of 2008 and 2007, and the target allocation for 2009, are as follows:

	Target allocation for	Percentage of plan assets at year end
	2009	2008	2007
Asset category:
Equity securities	11.51%	17.9%	18.8%
Loans	0.18%	—	1.3%
Fixed income	87.83%	81.0%	74.0%
Other	0.48%	1.1%	5.9%
Total	100.0%	100.0%	100.0%

The investment strategy for these pension plans is based on a long-term macroeconomic scenario, which takes into consideration the assumption of maximization of return commensurate to the risks of the several kinds of investments (fixed income, equity securities and loans), according to limits of allocation imposed by “Conselho Monetário Nacional” Resolutions. The expected return on plan assets is average after-tax return of each asset category weighted by target allocations. Asset categories returns as based on long-term macroeconomic scenarios.

Estimated future benefit payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Single-employer amount
2009	7,714
2010	8,478
2011	9,354
2012	10,589
2013	12,019
Years 2014-2018	76,073

A summary of the SISTEL multiemployer defined-benefit pension plan (inactive employees pension plan—PBS-A) as of December 31, 2008 and 2007, which the Company and its subsidiary participate is as follows:

Inactive employees pension plan—PBS-A

	Consolidated
	2008	2007
Projected benefit obligation	4,977,285	4,225,533
Fair value of plan assets	(6,828,191)	(6,853,284)

Funded status	(1,850,906)	(2,627,751)

A summary of the SISTEL multiemployer post-retirement benefits plan (health care plan—PAMA), which the Company and its subsidiary participate, is as follows:

Health care plan—PAMA

	Consolidated
	2008	2007
Funded status:
Accumulated post-retirement benefit obligation:
Active participants	37,110	33,710
Fully eligible active plan participants	9,098	7,823
Inactive participants	1,506,410	1,185,019

	1,552,618	1,226,552

Fair value of plan assets	(554,595)	(561,415)

Obligations in excess of plan assets	998,023	665,137

b) Intangible assets

Following is a summary of the Company’s intangible assets subject to amortization under U.S. GAAP:

	Consolidated
	2008
	Concession	Software use rights	Customer list	Other
Gross	6,906,067	4,023,438	1,207,536	65,924
Accumulated amortization	(2,173,361)	(2,533,114)	(1,207,536)	(53,882)
Write-off of concession	(473,472)	—	—	—
Net	4,259,234	1,490,324	—	12,042
Amortization expense	262,022	453,778	25,317	6,540
Amortization period	(* )	5 years	2 years	4.4 years

	Consolidated
	2007
	Concession	Software use rights	Customer list	Other
Gross	3,984,293	3,334,738	1,207,536	62,372
Accumulated amortization	(1,887,403)	(2,080,128)	(1,182,219)	(49,657)
Write-off of concession	(473,472)	—	—	—
Net	1,623,418	1,254,610	25,317	12,715
Amortization expense	190,837	394,936	303,803	8,218
Amortization period	(* )	5 years	2 years	7.6 years

(*)	Amortized on a straight-line method over the major term for 3G License until 2038.

The estimated aggregate amortization expense for the next five years is as follows:

Amount
2009	1,167,002
2010	981,346
2011	325,513
2012	324,858
2013	243,924

c) Fair Value Measurements (SFAS 157)

We adopted SFAS 157 on January 1, 2008, which provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value; therefore, it does not expand the use of fair value in any new circumstance.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). Additionally, SFAS 157 requires an entity to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

SFAS 157 establishes a three-level hierarchy to be used when measuring and disclosing fair value. An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. Following is a description of the three hierarchy levels:

Level 1—Inputs are quoted prices in active markets for identical asset or liabilities as of the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

Level 2—Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

In accordance with SFAS 157, we measure our cash equivalents, foreign currency and interest rate derivative swap contracts at fair value. Our cash equivalents is classified within Level 1, because it is valued using quoted market prices or alternative pricing sources and models utilizing market observable inputs. Our foreign currency, interest rate derivative swap contracts and financing and loans assigned as fair value hedge are classified within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments.

The following table summarizes our financial assets and liabilities recorded at fair value as of December 31, 2008:

Description	December 31, 2008	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Cash Equivalents
Short-term investments	2,126,875	2,126,875	—	—
Derivative contracts
Foreign currency derivative contracts	2,432,082	—	2,432,082	—
Interest rate derivative contracts (Swap CDI x Prefixed)	226,248		226,248
Interest rate derivative contracts (Swap IGP-M x CDI)	156,703		156,703

Total Assets	4,941,908	2,126,875	2,815,033	—

Liabilities
Loans and financing under fair value hedge	2,393,694	—	2,393,694	—
Derivative contracts
Foreign currency derivative contracts	1,920,551	—	1,920,551	—
Interest rate derivative contracts (Swap CDI x Prefixed)	227,461		227,461
Interest rate derivative contracts (Swap IGP-M x CDI)	141,080		141,080

Total	4,682,786	—	4,682,786	—

The valuation method used for the calculation of fair value of loans, financing and derivative instruments (foreign currency and interest rate derivative swap contracts) was the discounted cash flow considering the expected settlements and realization of such financial assets and liabilities at effective market rate as of reporting date. For derivative instruments the method used for the calculation of fair value is presented in more details in Note 32.c.

For the year ended on December 31, 2008, short-term investments generated a gain of R$271,244, which was included as financial expense, net in our results of operations. The short-term investments refer to fixed income transactions, indexed to the variation of the Interbank Deposit Certificates (“CDI”), with immediate liquidity.

Also, during the year ended on December 31, 2008, our foreign currency derivative contracts generated a gain of R$511,532 and losses of R$1,214 and R$15,623 for interest rate swap (CDI x prefixed) and (IGP-M x CDI), respectively, which have been included as financial expense, net in our results of operations.

d) Capital leases

The following summarizes the amounts related to the assets and accumulated depreciation for U.S. GAAP purposes of the related assets under the Company and its subsidiaries capital lease obligations:

2008
Property, plant and equipment:
Software	70,774
Less—Accumulated amortization	(60,575)

10,199

There is no minimum payment to be disclosed since there are no lease obligations on December 31, 2008.

e) Concentration of risks

Credit risk with respect to trade accounts receivable is diversified. The Company and its subsidiaries continually monitor the level of trade accounts receivable and limits the exposure to bad debts by cutting access to the telephone network if any invoice is 15 days past due. Exceptions comprise telephone services that must be maintained for reasons of safety or national security.

In conducting their business, Vivo S.A. and Telemig Celular S.A are fully dependent upon the cellular telecommunications authorizations, granted by the Federal Government.

There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that could, if suddenly eliminated, severely impact the Company and its subsidiaries operations.

f) Commitments (unaudited)

Budgeted capital expenditure commitments for 2009 are approximately R$2.6 billion, of which R$2.2 billion refer to Vivo S.A. operational budget and R$0.4 billion refer to Telemig Celular Participações S.A. consolidated operational budget. For 2008, the budgeted capital expenditure commitments were approximately R$6.1 billion, of which R$3.4 billion refer to Vivo’s consolidated operational budget (of which R$1.2 billion refer to the 3G licenses and frequencies including the Northeast region). The effective capital expenditures in 2008 totaled R$6.7 billion, being R$2.7 billion related to Telemig’s recent acquisition and R$4.0 billion related to infrastructure, information technology, transmission equipment and the acquisition of 3G licenses.

As established in our authorizations and original concession agreements, the Company and its subsidiary are subject to obligations concerning quality of services, network expansion and modernization, as established in their authorizations and their original concession agreements. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

g) Segment information

By the end of the year ended December 31, 2008, the Company had one operating segment, cellular telecommunications services. Consequently, no separate segment information has been presented for U.S. GAAP purposes. See footnote 24 for the analysis of the net operating revenue for each product and service provided by the Company and its subsidiaries.

h) Asset Retirement Obligation

SFAS No. 143, Accounting for Asset Retirement Obligations requires the subsidiary to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalize that amount as part of the book value of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the subsidiary either settles the obligation for its recorded amount or incurs a gain or loss.

The subsidiary has certain legal obligations related to network infrastructure, principally tower assets, which fall within the scope of SFAS 143. These legal obligations include obligations to remediate leased land on which the subsidiary’s network infrastructure assets are located. The significant assumptions used in estimating the subsidiary’s asset retirement obligations include the following: a probability that each of the subsidiary’s network infrastructure assets will be remediated at the lessor’s directive, expected settlement dates that coincide with lease expiration dates plus estimates of lease extensions, remediation costs that are indicative of what third party vendors would charge the subsidiary to remediate the sites, expected inflation rates that are consistent with historical inflation rates, and credit-adjusted risk-free rates that approximate the subsidiary’s incremental borrowing rates.

The changes in asset retirement obligation were as follows:

Balance at December 31, 2006	129,907
Additions in 2007, net	12,066
Accretion expense	3,974
Balance at December 31, 2007	145,947
Acquisition of Telemig	15,536
Additions in 2008, net	15,490
Accretion expense	6,414
Balance at December 31, 2008	183,387

The asset retirement obligation is also recorded under Brazilian GAAP. See footnote 22.

i) Deferred Income taxes

Under Brazilian GAAP, deferred taxes are classified as current or non-current based upon the expected period of reversal. Under US GAAP, deferred taxes are classified as current or non-current based on the classification of the related asset or liability for financial reporting. A deferred tax liability or asset that is not related to an asset or liability for financial reporting, including deferred tax assets related to carryforwards, are classified according to the expected reversal date of the temporary difference. The classification of our deferred tax assets and liabilities under USGAAP is as follows as of December 31, 2008 and 2007. Current deferred tax asset of R$1,098,429 and R$814,729, respectively, current deferred tax liability of R$36,036 and R$15,634, respectively, non-current deferred tax asset of R$1,249,659 and R$1,459,485, respectively and non-current deferred tax liability of R$1,091,753 and R$363,956, respectively.

Additionally, under Brazilian GAAP, the Company (Vivo Participações S.A.) did not recognize deferred income tax and social contribution assets of R$845.1 million and R$841.7 million as of December 31, 2008 and 2007, respectively, due to the uncertainties involving their realization. Under US GAAP Vivo Participações S.A. recorded those amounts, and as a result of the uncertainty involving their realization, a full valuation allowance in the same amount was also recorded in 2008 and 2007.

j) New accounting pronouncements

Recently Adopted Standards

•

In December 2008, the Financial Accounting Standard Board (FASB) issued FASB Staff Position (FSP) FASB Interpretation (FIN) 46(R)-8, “Disclosures about Variable Interest Entities” (FSP FIN 46(R)-8). FSP FIN 46(R)-8 requires enhanced disclosures about a company’s involvement in VIEs. The enhanced disclosures required by this FSP are intended to provide users of financial statements with an greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on a consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company’s involvement with a VIE; (iv) how a company’s involvement with a VIE affects the company’s financial position, financial performance, and cash flows. This FSP was effective for the year ended December 31, 2008 and had no impact on the Consolidated Financial Statements.

•	In May 2008, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. This statement was effective for the year ended December 31, 2008.

•

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, a standard that provides companies with an option to report selected financial assets and liabilities at fair value. The Standard requires companies to provide additional information that shows the effect of the Company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. The new Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statements No. 157, “Fair Value Measurements”, and No. 107, “Disclosures about Fair Value of Financial Instruments”. This statement was effective for the year ended December 31, 2008 and had no impact on the Consolidated Financial Statements as management did not elect the fair value option for any other financial instruments or certain other assets and liabilities.

•

In September 2006, the FASB issued SFAS 158, which requires companies to (i) fully recognize, as an asset or liability, the overfunded or underfunded status of defined benefit pension and other postretirement benefit plans; (ii) recognize changes in the funded status through other comprehensive income in the year in which the changes occur; (iii) measure the funded status of defined benefit pension and other postretirement benefit plans as of the date of the company’s fiscal year end; and (iv) provide enhanced disclosures. The provisions of SFAS 158 were effective for the year ended December 31, 2006, except for the requirement to measure the funded status of retirement benefit plans on Company’s fiscal year end, which was effective for the year ended December 31, 2008. Since the Company’s measurement date was already December of each year, this change had no impact on its Consolidated Financial Statements.

•

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurement. SFAS No. 157 does not require any new fair value measurements. This statement is initially effective for financial statements issued for fiscal years beginning after November 15, 2007 (calendar year 2008), and is to be applied prospectively as of the beginning of the year in which it is initially applied. For all nonrecurring fair value measurements of nonfinancial assets and liabilities, the statement is effective for fiscal years beginning after November 15, 2008 (calendar year 2009). Since the Company has not changed its current practice, this change had no impact on its Consolidated Financial Statements. See Note 32 on Financial Instruments and Note 40(c).

•

In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective for the Company on December 31, 2008 for all financial assets and liabilities recognized or disclosed at fair value in the Consolidated Financial Statements on a recurring basis (at least annually). The adoption of FSP FAS 157-3 had no impact on the Consolidated Financial Statements.

•

In December 2007, the FASB also issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This statement clarifies that a non-controlling (minority) interest in an operating subsidiary is an ownership interest in that subsidiary that should be reported as equity in the parent’s consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and non-controlling interests, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and the non-controlling interests. This statement was effective prospectively for fiscal years beginning after December 15, 2008 (calendar year 2009), with presentation and disclosure requirements applied retrospectively to comparative financial statements. Effective January 1, 2009, the Company adopted the provision of this statement and applied it retrospectively in this registration statement on Form F-4. See Note 42 to our 2008 financial statements.

Recently Issued Standards

•

In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” (FSP FAS 132(R)-1). FSP FAS 132(R)-1 amends SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plans. This guidance is intended to ensure that an employer meets the objectives of the disclosures about plan assets in an employer’s defined benefit pension or other postretirement plan to provide users of financial statements with an understanding of the following: how investment allocation decisions are made; the major categories of plan assets; the inputs and valuation techniques used to measure the fair value of plan assets; the effect of fair value measurements using significant unobservable inputs on changes in plan assets; and significant concentrations of risk within plan assets. FSP FAS 132(R)-1 is effective for the year ending December 31, 2009. As FSP FAS 132(R)-1 only requires enhanced disclosures, management anticipates that the adoption of FSP FAS 132(R)-1 will not have an impact on the Consolidated Financial Statements.

•

In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets” (FSP 142-3). FSP 142-3 amends the factors to be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets.” Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. This FSP is effective prospectively for intangible assets acquired or renewed after January 1, 2009. The Company will apply FSP 142-3 to future acquisitions of intangible assets.

•

In March 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of SFAS No. 133” (SFAS 161). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (i) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (ii) the disclosure of derivative features that are credit risk-related; and (iii) cross-referencing within footnote disclosures to enable financial statement users to locate important information about derivative instruments. As SFAS 161 only requires enhanced disclosures, management anticipates that the adoption of SFAS 161 will not have an impact on the Consolidated Financial Statements.

•

In February 2008, the FASB issued FSP No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” which states that SFAS No. 13, “Accounting for Leases,” (SFAS 13) and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13 are excluded from the provisions of SFAS 157, except for assets and liabilities related to leases assumed in a business combination that are required to be measured at fair value under SFAS No. 141, “Business Combinations,” (SFAS 141) or SFAS No. 141 (revised 2007), “Business Combinations,” (SFAS 141(R)). The Company will apply FSP FAS 157-1 to future leasing transactions.

•

Also in February 2008, the FASB issued FSP 157-2, which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP 157-2 partially defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The adoption of SFAS 157 for all nonfinancial assets and nonfinancial liabilities is effective beginning January 1, 2009. The Company is still in the process of evaluating the impact that SFAS 157 will have on its nonfinancial assets and liabilities not valued on a recurring basis (at least annually).

•

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141(R), “Business Combinations.” Statement 141(R) establishes principles and requirements for how an acquiring entity in a business combination recognizes and measures the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. This statement will be effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (calendar year 2009). The impact of the adoption of SFAS 141R on the Company’s consolidated financial position, results of operations will largely be dependent on the size and nature of the business combinations completed after the adoption of this statement.

•

In November 2008, the Emerging Issues Task Force issued EITF No. 08-6, Equity Method Investment Accounting Considerations (EITF 08-6) that addresses how the initial carrying value of an equity method investment should be determined, how an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment should be performed, how an equity method investee’s issuance of shares should be accounted for, and how to account for a change in an investment from the equity method to the cost method. EITF 08-6 shall be effective in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. EITF 08-6 shall be applied prospectively with early application prohibited. The adoption of EITF 08-6 is not expected to have a material impact on our consolidated financial condition or results of operations.

•

In November 2008, the Emerging Issues Task Force issued EITF No. 08-7, Accounting for Defensive Intangible Assets (EITF 08-7) that addresses the determination of the unit of accounting and subsequent measurement of intangible assets acquired, including intangible assets acquire in a business combination, in situations in which the acquirer does not intend to actively use the asset but intends to hold the asset to prevent its competitors from obtaining access to the asset (a defensive intangible asset). EITF 08-7 shall be effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of the adoption of EITF 08-7 on the Company’s consolidated financial position, results of operations will largely be dependent on the size and nature of the business combinations completed after the adoption of this statement.

41. SUBSEQUENT EVENTS

The Board of Directors of the Company approved in an extraordinary meeting held on February 12, 2009, the capital increase of the Company as a result of the corporate restructuring process involving the Company and its subsidiaries. The goodwill amortization resulting from this corporate restructuring resulted in an accrued fiscal benefit in the total amount of R$189,896 corresponding to the fiscal year ended on December 31, 2008. It also represents the credits held by of the controlling shareholder Portelcom Participações S.A. (“Portelcom”), used to increase the capital stock of the current R$ 6,710,527 to R$6,900,423, with the issuance of 5,819,678 new shares, being 2,124,989 common shares and 3,694,689 preferred shares, without par value and book-entry form and it granted the preemptive right stated in article 171 of Law No. 6,404/76. The totality of the amount resulting from the exercise of the preemptive right shall be credited to the shareholder Portelcom. The issuance price was R$32.63 per common and preferred share corresponds to 100% of the weighted average price in the main market of the preferred shares of the 10 trading sessions of Bovespa, from January 28, 2009 until February 10, 2009, inclusive.

At Special Shareholder’s Meeting held on March 19, 2009 the Proposal for Allocation of Profit for Fiscal Year ended on 12/31/2008 having been fully approved by unanimous vote of the shareholders attending the meeting, without any restriction or qualification whatsoever. In consequence of such approval, it has been expressly resolved that the allocation of the Net Profit for the Fiscal Year, in the amount of R$399,901, posted to the account of Retained Earnings, shall be as follows:

Net Profit for the Year	399,901
Allocation to Legal Reserve	(19,995)
Adjusted Net Profit	379,906
Interest on Shareholders’ Equity (gross)—RCA of 12/17/2008	(161,113)
LLA (Adjusted Net Profit) Balance 2008	218,793
Realization of Profit Reserves of Prior Fiscal Years (Expansion Reserve)	46,893
Total LLA + use of expansion reserve	265,686
Total dividends to be distributed	265,686
Total dividends + JSCP (Interest on Shareholders’ Equity) (gross)	426,799
Total dividends + JSCP (Interest on Shareholders’ Equity) (net)	402,632

In compliance with the provisions in article 7, combined to articles 26 of the Company’s Bylaws, in items I, II, III of article 202 of Law 6,404/76, the attendees have unanimously approved the payment of dividends to the preferred shares of 6% of the capital stock, as shown below. Therefore, the payment of dividend per preferred share of R$1.095907422398 was approved, in the same conditions as to payment of dividends to common shares, in the total amount of R$402,632.

Such dividends, declared on the basis of the 2008 closing balance sheet to the holders of common and preferred shares, is made up by the interest on the shareholders’ equity, as approved at a meeting of the Board of Directors of the Company, held on 12/17/2008, deducted in conformity with article 9 of Law 9,249/95, in the amount of R$161,113 which, net of withholding income tax, results in R$136,946, and dividends in the amount of R$265,685, as shown below:

Distribution between JSCP (Interest on Shareholders’ Equity) and dividends and deduction of JSCP is shown below:

Interest on Shareholders’ Equity, Gross	161,113
(-) Withholding Income Tax	(24,166)
Net Amount of Interest Deducted from Dividends	136,947
Dividends	265,685
Dividends/JSCP Net	402,632
Number of common and preferred Shares (excluding treasury shares)	367,395,631
Interest on Shareholders’ Equity per Share (gross)	0.438528010149
Interest on Shareholders’ Equity per Share (net of withholding income tax—IRRF)	0.372748808626

The distribution of Dividends is shown as follows:

Dividend—R$	265,685
Common Shares—R$	97,012
Preferred Shares—R$	168,673

Dividend in R$ per share	Amount
Number of common Shares	134,150,345
Number of preferred Shares (excluding treasury shares)	233,245,286
PN Shares	0.723158613772
ON Shares	0.723158613772

This amount results in an aggregate of JSCP plus net dividends of R$1.095907422398 per common or preferred share.

The amounts for JSCP and dividends shall be paid until December 30, 2009.

The managements of Vivo Participações S.A. (“Vivo Part.”), Telemig Celular Participações S.A., (“TCP”) and Telemig Celular S.A. (“TC”) (jointly referred to as “Companies”), in compliance with and for the purpose of Instructions CVM Nr. 319/99 and 358/02, inform that it was approved on March 20, 2009 by their respective Board of Directors, the proposal to be submitted to the shareholders of the Companies, of a corporate restructuring for the merger of shares of TC into TCP and of TCP into Vivo Part., for the conversion of TC into the wholly-owned subsidiary of TCP and of TCP into the wholly-owned subsidiary of Vivo Part. (“Corporate Restructuring”). As TC shall be a wholly-owned subsidiary of TCP and that TCP shall become a wholly-owned subsidiary of Vivo Part., their registries with CVM and with BOVESPA will be cancelled, as well as the registries of TCP with the U.S. Securities and Exchange Commission “SEC” and with the New York Stock Exchange “NYSE”, in order to eliminate the costs related thereto. Management point out that the referred transaction will not change the final composition of the control of the involved companies. The totality of shares of TC will be merged into TCP, and the holders of the merged shares of TC shall receive in exchange for their shares, new shares to be issued by TCP. On the same date, the shares of TCP shall be merged into Vivo Part., and the holders of the merged shares of TCP shall receive in exchange for their shares, new shares to be issued by Vivo Part., in accordance with the exchange ratio to be established by the Companies. This Corporate Restructuring shall be submitted to Agência Nacional de Telecomunicações—ANATEL. Considering that it is a Corporate Restructuring of companies of the same economic group, the transaction herein described is not subject to the approval by the Conselho Administrativo de Defesa Econômica—CADE (Brazilian antitrust committee). The holding of the shareholders’ meeting that shall resolve on the Corporate Restructuring is subject to the effectiveness of the –registration with the SEC, in the terms required by the regulation of such commission, in view of the negotiation of ADRs of TCP in the New York Stock Exchange.

42. CHANGE IN ACCOUNTING

As part of the Corporate Restructuring mentioned in the previous footnote, the Company prepared a registration statement on Form F-4. Pursuant to item 10(c)(2) of Form F-4, which requires financial statements to be recasted if there has been a change in an accounting principle that requires a material retroactive adjustment of financial statements, the Company recasted its financial statements to reflect the retrospective adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” which became effective with its 2009 financial statements.

* * * * * * * * * *

Index to Consolidated Financial Statements for the years ended December 31, 2008, 2007 and 2006 of Telemig Participações S.A.

Report of lndependent Registered Public Accounting Firm

The Board of Directors and Shareholders of Telemig Celular Participações S.A.

We have audited the accompanying consolidated balance sheet of Telemig Celular Participações S.A. and subsidiary as of December 31, 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for the period from April 1, 2008 through December 31, 2008 and for the period from January 1, 2008 through March 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telemig Celular Participações S.A. and subsidiary at December 31, 2008, and the consolidated results of their operations, changes in their financial position and their cash flows for the period from April 1, 2008 through December 31, 2008 and for the period from January 1, 2008 through March 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 27, the Company adopted the provisions of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” effective as of January 1, 2009 and applied retrospectively certain of the provisions by recasting the enclosed financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Telemig Celular Participações S.A.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 31, 2009, expressed an unqualified opinion thereon.

Săo Paulo, March 31, 2009, except for the change in accounting discussed in Note 27, as to which the date is May 21, 2009.

ERNST & YOUNG

Auditores Independentes S.S.

CRC-2-SP-015199/O-6

Luiz Carlos Passetti

Partner

Drayton Teixeira de Melo

Partner

Report of Independent Registered Public Accounting Firm

To the Shareholders and Management of Telemig Celular Participações S.A.

Belo Horizonte—MG—Brazil

We have audited the accompanying consolidated balance sheets of Telemig Celular Participações S.A. and subsidiary (the “Company”) as of December 31, 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Telemig Celular Participações S.A. and subsidiary as of December 31, 2007, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 3 and 18 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109”, effective January 1, 2007.

As discussed in Note 27 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” effective as of January 1, 2009 and applied retrospectively certain of the provisions by recasting the enclosed financial statements.

/s/    Deloitte Touche Tohmatsu Auditores Independentes

Belo Horizonte, Brazil

June 25, 2008, except for the change in accounting principle discussed in Note 27, as to which the date is May 21, 2009.

TELEMIG CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS

Expressed in thousands of Brazilian reais, unless otherwise stated

		December 31,
	Note	2008 post-merger	2007 pre-merger
ASSETS
Current assets
Cash and cash equivalents		948,398	10,359
Marketable Securities	4	336	720,268
Restricted deposits		4,012	—
Accounts receivable (includes R$12,973 (2007—R$2,747) of receivable from related parties), net of allowance for doubtful accounts of R$29,453 (2007—R$28,175)	5	298,269	232,895
Inventories	6	69,294	35,278
Deferred income taxes	18	223,671	90,591
Recoverable taxes	7	162,790	192,427
Other		40,556	14,240

		1,747,326	1,296,058

Non-current assets
Property and equipment, net	8	923,184	752,238
Intangibles, net	9	1,690,961	108,636
Deferred income taxes	18	—	165,038
Pension plan surplus	20	40,285	53,208
Escrow deposits for legal proceedings	15	355,397	969,012
Recoverable taxes	7	109,505	103,893
Other (include to 2007—R$26,076 (receivable from related parties))		37,135	43,388

		3,156,467	2,195,413

		4,903,793	3,491,471

The accompanying notes are an integral part of these financial statements.

TELEMIG CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS (Continuation)

Expressed in thousands of Brazilian reais, unless otherwise stated

	Note	December 31,
		2008 post-merger	2007 pre-merger
LIABILITIES AND EQUITY
Current liabilities
Accounts payable (includes R$14,088 (2007—R$9,014) payable to related parties)	10	394,085	383,994
Loans and financing	12	189,439	—
Accrued liabilities		32,620	40,699
Reserve for contingencies	15	9,045	—
Value-added and other taxes payable	11	89,255	132,569
Interest on shareholders’ equity and dividends payable		81,258	59,419
Cross-currency interest rate swap agreements	22	67,348	—
Reverse share split payable to former shareholders		97,205	98,219
Concession contracts payable	13	—	5,577
Other		63,155	59,125

		1,023,410	779,602

Non-current liabilities
Long-term debt	12	52,776	147,930
Deferred income taxes	18	89,704	—
Reserve for contingencies	15	376,404	979,776
Concession contracts payable	13	—	24,662
Cross-currency interest rate swap agreements	22	—	92,035
Asset retirement obligations	14	15,537	14,175

		534,421	1,258,578

Equity (Note 16)
Capital stock, 700,000,000 thousand shares authorized on December 31, 2008 and 2007
Preferred shares, no par value, 23,411 thousand shares issued and outstanding on December 31, 2008 (2007—22,741 thousand shares)		377,719	323,463
Common shares, no par value, 13,466 thousand shares issued and outstanding on December 31, 2008 and 2007		222,745	191,537
Additional paid-in capital		1,685,976	15,154
Capital reserves		849,926	322,090
Retained earnings		(4,811)	396,576
Accumulated other comprehensive income		(6,810)	17,761
Equity attributable to parent company		3,124,745	1,266,581
Noncontrolling interest		221,217	186,710

		3,345,962	1,453,291

		4,903,793	3,491,471

The accompanying notes are an integral part of these financial statements.

TELEMIG CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Expressed in thousands of Brazilian reais, unless otherwise stated

	Note	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	Year ended December 31,
				2007 pre-merger	2006 pre-merger
Consolidated Statements of Operations:
Net operating revenue
Services provided		1,093,813	579,620	1,277,608	1,095,676
Sale of handsets and accessories		125,954	24,727	100,538	106,122

		1,219,767	604,347	1,378,146	1,201,798

Cost of services (exclusive of depreciation classified separately below)		(425,716)	(122,335)	(441,671)	(332,914)
Cost of handsets and accessories		(186,793)	(31,354)	(136,204)	(193,339)
Selling, general and administrative expenses (exclusive of depreciation classified separately below)		(332,442)	(114,612)	(411,717)	(339,625)
Cost sharing agreement—related party		—	—	23,307	12,268
Allowance for doubtful accounts	5	(18,829)	(8,346)	(29,921)	(41,429)
Depreciation and amortization		(246,188)	(56,977)	(215,004)	(201,538)
Other operating (expense) income, net	25	23,984	14,801	53,050	47,030

Operating profit		33,783	285,524	219,986	152,251

Financial income and expenses
Financial income		117,976	26,812	84,062	99,732
Financial expense		(12,952)	(8,048)	(65,970)	(51,318)
Foreign exchange gain (loss)		(47,821)	1,850	30,075	21,099

Financial income and expenses, net	23	57,203	20,614	48,167	69,513

Income before taxes		90,986	306,138	268,153	221,764
Taxes on income	18	(19,847)	(105,133)	(84,055)	(69,179)
Net income		71,139	201,005	184,098	152,585

Net income attributable to parent company		54,033	168,281	153,308	128,747
Net income attributable to noncontrolling interest		17,106	32,724	30,790	23,838

Other comprehensive income:
Pension plan effects, net of taxes	20	(8,180)	(4,144)	(4,570)	—
Comprehensive income		62,959	196,861	188,668	152,585
Comprehensive income attributable to parent company		47,223	164,831	157,113	128,747
Comprehensive income attributable to noncontrolling interest		15,736	32,030	31,555	23,838

The accompanying notes are an integral part of these financial statements.

TELEMIG CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

Expressed in thousands of Brazilian reais, unless otherwise stated

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	Year ended December 31,
			2007 pre-merger	2006 pre-merger
Weighted-average number of shares outstanding
Basic
Preferred	22,860,873	22,741,002	22,627,608	22,366,137
Common	13,466,059	13,466,059	13,398,913	13,244,083
Diluted
Preferred	23,219,964	22,806,637	22,764,657	22,503,186
Common	13,683,081	13,483,315	13,480,067	13,325,237

Basic earnings per share attributable to parent company (in reais)
Preferred	1.49	4.65	4.26	3.62
Common	1.49	4.65	4.26	3.62

Diluted earnings per share attributable to parent company (in reais)
Preferred	1.46	4.64	4.23	3.59
Common	1.46	4.64	4.23	3.59

The accompanying notes are an integral part of these financial statements

TELEMIG CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Expressed in thousands of Brazilian reais, unless otherwise stated

	Capital stock		Additional paid-in capital	Capital reserves	Retained earnings	Accumulated other comprehensive income	Noncontrolling interest	Total
	Preferred shares	Common shares
Pre-merger
Balance at December 31, 2005	259,963	153,937	15,154	372,196	282,071	—	151,603	1,234,924
Capital increase	26,662	15,788	—	(26,110)	(16,340)	—	—	—
Expired dividends (Note 16(c))	—	—	—	—	1,155	—	149	1,304
Net income	—	—	—	—	128,747	—	23,838	152,585
Dividends paid and proposed	—	—	—	—	(76,582)	—	(13,063)	(89,645)
Initial application of SFAS 158, net of income taxes (Note 3(o))	—	—	—	—	—	13,956	2,808	16,764
Pre-merger
Balance at December 31, 2006	286,625	169,725	15,154	346,086	319,051	13,956	165,335	1,315,932
Capital increase	36,838	21,812	—	(23,996)	(34,654)	—	—	—
Expired dividends (Note 16(c))	—	—	—	—	1,765	—	169	1,934
Net income	—	—	—	—	153,308	—	30,790	184,098
Dividends paid and proposed	—	—	—	—	(42,894)	—	(10,349)	(53,243)
Pension and postretirement unrealized gains and losses net of applicable amortization and income taxes	—	—	—	—	—	3,805	765	4,570
Pre-merger
Balance at December 31, 2007	323,463	191,537	15,154	322,090	396,576	17,761	186,710	1,453,291
Capital increase	39,678	22,822	—	—	(62,500)	—	—	—
OCI—Pension plans net of taxes	—	—	—	—	—	(3,450)	(694)	(4,144)
Net income	—	—	—	—	168,281	—	32,724	201,005
Balance at March 31, 2008	363,141	214,359	15,154	322,090	502,357	14,311	218,740	1,650,152
Post-merger
Push-down accounting (Note 1(b))	—	—	1,670,822	—	(502,357)	(14,311)	—	1,154,154
Capital increase	14,578	8,386	—	(22,964)	—	—	—	—
OCI—Pension plans net of taxes	—	—	—	—	—	(6,810)	(1,370)	(8,180)
Tax credit on merger of TCO IP (Note 1(b))	—	—	—	550,483	—	—		550,483
Other changes	—	—	—	317	—	—	—	317
Net income	—	—	—	—	54,033	—	17,106	71,139
Lapsed dividends and interest on equity (Note 16(c)	—	—	—	—	5,194	—	347	5,541
Dividends and interest on equity declared	—	—	—	—	(64,038)	—	(13,606)	(77,644)
Balance at December 31, 2008	377,719	222,745	1,685,976	849,926	(4,811)	(6,810)	221,217	3,345,962

The accompanying notes are an integral part of these financial statements

TELEMIG CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Expressed in thousands of Brazilian reais, unless otherwise stated

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	Year ended December 31,
			2007 pre-merger	2006 pre-merger
OPERATING ACTIVITIES
Net income	71,139	201,005	184,098	152,585
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	246,188	56,977	215,004	201,538
Losses (gains) on disposal of property and equipment, net	(29)	597	1,452	1,266
Deferred income taxes	283	83,962	(6,443)	(8,888)
Unrealized foreign exchange losses (gains) and indexation charges on debt, net	48,198	(1,654)	(29,320)	(20,604)
Unrealized losses (gains) on cross-currency interest rate swaps	(28,738)	4,051	43,366	37,582
Unrealized gains on marketable securities	—	—	(60,007)	(61,723)
Reversal of value-added taxes payable	—	—	—	(20,792)
Allowance for doubtful accounts receivable	18,829	8,346	29,921	41,429
CHANGES IN OPERATING ASSETS AND LIABILITIES
Marketable securities (classified as trading)	938,748	(218,816)	(153,856)	232,332
Trade receivables/Other current assets	(104,879)	12,330	(13,535)	(64,307)
Inventories	(12,407)	(18,880)	(18,707)	1,737
Accounts payable and accrued liabilities	89,208	(112,970)	(62,093)	(118,258)
Provision for contingencies, net of escrow deposits	7,682	2,561	2,450	2,121
Taxes Recoverable	(74,885)	97,418	(178,975)	(47,599)
Value-added and other taxes payable	30,504	(64,773)	113,195	(16,238)
Other	40,278	(62,092)	23,270	(21,681)

Cash provided by operating activities	1,270,119	(11,938)	89,820	290,500

INVESTING ACTIVITIES
Restricted deposits	(4,012)	—	—	3,913
Additions to property and equipment and intangibles	(302,597)	(12,323)	(157,960)	(159,529)
Cash proceeds from disposals of property and equipment	778	—	434	441

Cash used in investing activities	(305,831)	(12,323)	(157,526)	(155,175)

TELEMIG CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continuation)

Expressed in thousands of Brazilian reais, unless otherwise stated

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	Year ended December 31,
			2007 pre-merger	2006 pre-merger
FINANCING ACTIVITIES
Increase in debt	31,900	17,390	6,210	—
Reverse share split payable to former shareholders	(651)	(363)	85,034	—
Payment of long-term debt	—	—	—	(44,577)
Dividends paid	(50,226)	(38)	(34,547)	(98,697)

Cash provided by (used in) financing activities	(18,977)	16,989	56,697	(143,274)

Increase (decrease) in cash and cash equivalents for the year/period	945,311	(7,272)	(11,009)	(7,949)

Cash and cash equivalents, beginning of the year/period	3,087	10,359	21,368	29,317

Cash and cash equivalents, end of the year/period	948,398	3,087	10,359	21,368

SUPPLEMENTAL CASH FLOW INFORMATION
Taxes on income paid	28,834	15,174	90,338	80,038
Interest paid, net of amount capitalized	6,400	6,944	16,015	19,945
DISCLOSURE OF NON-CASH TRANSACTIONS
Accounts payable for property and equipment	148,605	144,958	147,493	90,996
Push-down accounting and restructuring
Fair value inventories	2,729	—	—	—
Deferred income taxes assets	550,483	—	—	—
Fair value of tax recoverable	(1,493)	—	—	—
Fair value of fixed assets	176,401	—	—	—
Intangible—license and software	1,569,412	—	—	—
Fair value of loans and financing	1,668	—	—	—
Deferred income taxes liabilities	(594,563)	—	—	—
Capital reserves	(550,483)	—	—	—
Additional Paid-in Capital	(1,154,154)	—	—	—

TELEMIG CELULAR PARTICIPAÇÕES S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Expressed in thousands of Brazilian reais, unless otherwise stated

1 BACKGROUND AND DESCRIPTION OF BUSINESS

Telemig Celular Participações S.A. (“Company”) is a publicly held company that, at December 31, 2008, is controlled by Vivo Participações S.A. (“Vivo Participações” or “controlling company”), which holds 58.90% of its total capital stock.

The Company is the controlling shareholder of Telemig Celular S.A. (“Subsidiary” or “Telemig Celular”) that, together with Vivo Participações, held 90.64% of the total capital stock of Telemig Celular on December 31, 2008.

Telemig Celular S.A. is mainly engaged in providing cellular mobile services and any complementary activities required to perform such services, in conformity with the authorizations granted in the state of Minas Gerais under the terms of a concession granted by the Brazilian Federal Government on November 4, 1997, renewed in 2008 (except for the Triângulo Mineiro Region, which expires in 2020).

(a) Authorizations and Frequencies

The Subsidiary’s business, including the services it is authorized to provide, is regulated by the National Telecommunications Agency (“ANATEL”), the telecommunication services regulatory agency in Brazil, in accordance with Law No. 9,472, dated July 16, 1997, and respective regulations, decrees, decisions and complementary plans.

The authorizations granted by ANATEL may be renewed only once every 15-year period, require payment at every two years after the first renewal of rates equivalent to two percent (2%) of its revenues for the year prior of the payment, net of taxes and mandatory social contributions, and relate to the application of the Basic and Alternative Service Plans.

(b) Corporate Restructuring

On April 3, 2008, the equity control of the Company (and, indirectly, of Telemig Celular S.A.) was transferred to Vivo Participações S.A., through its wholly owned Subsidiary, TCO IP S.A. (“TCO IP”), under the terms of the Stock Purchase and Sale Agreement entered into between Vivo Participações S.A. and the previous controlling shareholder, Telpart Participações S.A (“Telpart”), the conditions set forth therein having been met and the purchase price having been paid. The price paid by TCO IP totaled R$2,608,332.

A subsequent corporate restructuring was implemented in December 2008, through which the goodwill paid by Vivo Participações S.A. through its Subsidiary, TCO IP, was pushed down to Telemig Celular Participações S.A. and Telemig Celular S.A. This restructuring resulted in a deduction, for tax purposes, of the goodwill paid on the acquisition as allowed by Brazilian Tax Legislation.

The corporate restructuring consisted of the total spin-off of TCO IP S.A, and the merger of part of its net worth into Telemig Participações S.A. (“TCP”) and part into Telemig Celular S.A. (“TC”), with the subsequent extinction of TCO IP, resulting in Vivo Participações S.A., having direct control of TCP.

The merger of TCO IP into Telemig Celular Participações S.A. (“TCP”) and Telemig Celular S.A. (“TC”) created tax benefits for the acquirer entities, for Brazilian tax purposes. Accordingly, pursuant to EITF 94-10, the tax benefit is recorded as a deferred tax asset on the balance sheet and a corresponding credit is recorded in shareholders’ equity under Capital reserve.

In addition, in accordance to Staff Accounting Bulletin—SAB No. 54 and EITF D-97, when a company owns 95% or more of the voting rights of another entity, the resulting purchase price allocation should be pushed down to the accounts of the Subsidiary acquired. In connection with these accounting bulletins, Telemig Celular Participações S.A. and its Subsidiary completed the push-down accounting, which resulted in the excess of the purchase price over the proportionate book value acquired being balances recorded on its books as follows:

	Gross amount pushed-down	Amortization of the period	Tax Benefit per restructuring	Net effect as of December 31, 2008
Licenses	1,693,203	(35,157)	(126,864)	1,531,182
Property and equipment	176,401	(22,360)	—	154,041
Software	3,073	(659)	—	2,414
Inventories	2,729	(2,729)	—	—
Loans	1,668	—	—	1,668
VAT recoverable	(1,493)	238	—	(1,255)
Deferred income taxes liabilities	(637,697)	20,626	43,134	(573,937)
Deferred income taxes asset	—	—	550,483	550,483
Goodwill	466,753	—	(466,753)	—

Total	1,704,637	(40,041)	—	1,664,596

The balances of equity accounts affected by the allocation above are as follows:

	Gross amount pushed-down	Amortization of the period	Tax Benefit per restructuring	Retained earnings per restructuring	OCI per restructuring	Net effect as of December 31, 2008
Additional paid-in capital	1,704,637	—	(550,483)	502,357	14,311	1,670,822
Capital reserve	—	—	550,483			550,483
Retained earnings	—	(40,041)	—	(502,357)	(14,311)	(556,709)

Total	1,704,637	(40,041)	—	—	—	1,664,596

(c) Agreement between Telefónica S.A. and Telecom Italy

In October 2007, TELCO S.p.A. (in which Telefónica S.A. holds an interest of 42.3%) completed the acquisition of 23.6% of Telecom Italia. Telefónica S.A. has joint control of Vivo Participações S.A. through its joint venture with Portugal Telecom. Telecom Italia holds an interest in TIM Participações S.A (“TIM”), which is a mobile telephone operator in Brazil. Telefónica S.A. does not have any direct involvement in the operations of TIM. Additionally, any transactions between the Company and TIM are transactions in the regular course of business, which are regulated by ANATEL.

For the year ended December 31, 2008, inter-operator revenues and costs relating to the Telecom Italia group of companies were R$131,022 and R$91,121, respectively (R$143,667 and R$85,353 as of December 31, 2007).

2 PRESENTATION OF THE FINANCIAL STATEMENTS

These Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and rules and regulations of the US Securities and Exchange Commission.

The Company has also prepared and issued Consolidated Financial Statements in accordance with accounting practices adopted in Brazil, Brazilian Corporate Law and rules and regulations of the Brazilian Securities and Exchange Commission (“CVM”) (“Brazilian GAAP”), which are not included herewith.

The Brazilian GAAP distributable reserves are the basis out of which dividends are payable.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, selection of useful lives of the property and equipment, provisions necessary for contingent liabilities, determination of provisions for income tax, allowance for doubtful accounts and other similar items. Actual results may vary from those estimates.

Certain previously reported amounts have been reclassified, in line items different from which they were originally classified, in order to conform to the financial presentation prepared by the new controlling company. The key reclassifications comprised of (i) recoverable taxes that are currently presented separately from taxes payable and were previously disclosed net of taxes payable (this reclassification resulted in an increase in both current assets and current liabilities in an amount of R$142.0 million), (ii) handsets provided to customers free of charge amounting to R$16.1 million were reclassified from “Property, Plant and Equipment” to “Other Non-Current Assets,” (iii) customer rewards program provision reclassified from “Accounts Payable “ to “Other Current Liabilities” in the amount of R$8.9 million, (iv) other revenues, arising from rent of infrastructure, previously reported under “Service Revenue” are currently disclosed under “Other Operating Income” (this reclassification resulted in a decrease of net revenue in the amounts of R$16.386 million and R$14.942 million in 2007 and 2006 respectively), (v) the amounts of R$309 thousand and R$232 thousand, in 2007 and 2006 respectively, were reclassified from “Administrative Expenses” to “Other Operating Revenue.”

3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Consolidation

The Consolidated Financial Statements include the accounts of the parent company Telemig Celular Participações S.A. and of the Subsidiary, Telemig Celular S.A.

All intercompany transactions and balances are eliminated in consolidation. The main consolidation procedures include:

•	elimination of asset and liability accounts among the consolidated companies;

•	elimination of the capital, reserves and retained earnings of the Subsidiary;

•	elimination of revenues and expenses generated by transactions among the consolidated companies; and

•	separate disclosure of the noncontrolling interest in the Consolidated Financial Statements, where applicable.

(b) Cash and cash equivalents

The company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the relative short-term maturity of these investments.

(c) Marketable Securities

Securities that are bought and held primarily for the purpose of resale in the near term are classified as marketable securities assets and are stated at fair value.

Instruments classified in trading activities include securities stated at fair value in accordance with SFAS No. 115, “Accounting for Investments in Debt and Equity Securities.” Fair value is generally based on quoted market prices. If quoted market prices are not available, fair values are estimated based on dealer quotes, pricing models or quoted pricing models or quoted prices for instruments with similar characteristics. Realized and unrealized gains and losses are recognized to financial income/expenses.

(d) Accounts receivable, net of allowance for doubtful accounts

Trade receivables are mainly represented by services and products billed to customers, for services provided up to the balance sheet date but not yet billed, and by amounts arising from the use of the Subsidiary’s network, by subscribers of other telecommunications carriers.

The Company maintains an allowance for doubtful accounts for estimated uncollectible accounts receivable. The allowance is based on the company’s assessment of known delinquent accounts, historical experience, and other currently available evidence of the collectability of accounts receivable. The Company’s allowance for doubtful accounts was R$29,453, R$28,175 and R$27,970, for the years ended December 31, 2008, 2007 and 2006, respectively. Accounts are written-off against the allowance when the Company determines they are no longer collectible.

(e) Inventories

Inventories mainly comprise mobile telephone handsets and are stated at the average acquisition cost. A provision is recognized to adjust the cost of handsets and accessories to net realizable value and for inventory considered obsolete or slow-moving.

(f) Property and equipment

Property and equipment are stated at acquisition and/or construction cost less accumulated depreciation. Depreciation is provided using the straight-line method based on the estimated useful lives of the underlying assets as follows:

Years
Buildings	20
Network equipment	3 to 5
Other	5 to 10

Interest accrued on loans and financing is capitalized as part of property and equipment through the date the asset is placed in service, and to the extent that loans and financing do not exceed construction-in-progress.

The Subsidiary reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

As the wireless telecommunications industry is rapidly evolving, it is reasonably possible that property and equipment could become impaired as a result of technological or other industry changes. For assets the Subsidiary intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the assets. For assets the Subsidiary intends to dispose of, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets. The Subsidiary uses the discounted cash flow method to estimate the fair value of long-lived assets.

(g) Intangible assets

Intangible assets separately acquired are measured in the initial recognition at the acquisition cost. Intangible assets with finite useful lives comprise mainly of computer software and mobilie service licences, which are amortized on a straight-line basis over the periods benefited, generally from 5 to 10 years.

The Management annually reviews the carrying amount of the assets with the purpose of evaluating events or changes in the economic, operating or technological circumstances that may indicate deterioration or loss of their recoverable value. When such evidence is identified, and the carrying amount exceeds the undiscounted cash flows of the asset, a provision is booked for impairment by adjustment of the net book value to the fair value. These losses are classified as other operating expenses, when incurred.

(h) Income taxes

Income taxes in Brazil comprise federal income tax and social contribution taxes, as recorded in the Company’s statutory accounting records. There are no state or local income taxes in Brazil. The Company and the Subsidiary have applied FASB Statement of Financial Accounting Standards—SFAS No. 109, “Accounting for Income Taxes,” for all years presented. Deferred income taxes reflect the future tax consequences of differences between the financial reporting and tax basis of assets and liabilities. The effect of adjustments made to reflect the requirements of US GAAP, as well as differences between the reporting basis of assets and the amounts included in the tax records, are recognized as temporary differences for the purpose of recording deferred income taxes. Net operating loss carry-forwards are recognized as deferred tax assets as losses are incurred to the extent that realization is considered to be more likely than not. The Company records a valuation allowance, when appropriate, to reduce deferred tax assets to an amount that is more likely than not to be realized.

Effective January 1, 2007, the Company and its Subsidiary adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. The Interpretation prescribes a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. For each tax position, the enterprise must determine whether it is more likely than not that the position will be sustained upon examination based on technical merits of the position, including resolution of any related appeals or litigation. A tax position that meets the more likely than not recognition threshold is then measured to determine the amount of benefit to recognize within the financial statements. No benefits may be recognized for tax positions that do not meet the more likely than not threshold. The benefit to be recognized is the largest amount that is more likely than not to be realized upon ultimate settlement.

The Company has no uncertain tax positions for which it has recorded unrecognized income tax benefits; accordingly, there was no impact on the Company’s result of operations from the adoption of this interpretation. In addition, as of the date of the adoption of FIN 48, the Company did not have any accrued interest and penalties related to unrecognized tax benefits. The Company and its Subsidiary will recognize interest and penalties related to unrecognized tax benefits in financial expense and other operating expense, respectively.

(i) Reserve for contingencies

These are determined based on opinions issued by external legal counsel and by Management, as for the probable outcome of pending matters, and are updated until the balance sheet date for the probable loss amount, with due regard to the nature of each contingency.

(j) Foreign currency transactions

Transactions in foreign currency are recorded at the prevailing exchange rate at the time of the related transactions.

Aggregate foreign currency transaction gains and losses of the Company and its subsidiaries, such as those resulting from the settlement of receivables or payables, are recorded currently in earnings.

(k) Derivative instruments (swaps)

The Subsidiary recognizes its cross-currency and interest rate swap agreements on the balance sheet at fair value; which changes in fair value are recorded through income. Due to the lack of documentation, until December 31, 2008, no derivatives were designated as hedges under SFAS No. 133, and the Subsidiary does not use these derivative financial instruments for trading purposes nor for speculation.

(l) Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, service has been rendered or delivery has occurred, the selling price is fixed or determinable and collectability is reasonably assured, as stated in the SEC Staff Accounting Bulletin, or SAB, No. 104, “Revenue Recognition”, and Emerging Issues Task Force or EITF, Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables”. Revenues from cellular telephone services consist of monthly subscription charges, usage charges, network usage charges, long-distance charges and charges for maintenance and other customer services. Unbilled revenues from the billing date to the month-end are measured and recognized as revenue during the month in which the service was provided.

The service agreements signed by customers in connection with sales of subsidized handsets are considered to be revenue arrangements with multiple deliverables. The allocation of revenue within these contracts is proportionally allocated based on the stand-alone pricing for each element in accordance with the guidance provided in EITF 00-21, “Revenue Arrangements with Multiple Deliverables,” and related interpretations. The Company does not charge activation fees in connection with its service agreements.

Revenue is recorded at the net amount to be received after deductions for estimated discounts, returns, taxes and rebates. Sales and service revenues are subject to taxation by the Tax on Circulation of Merchandise and Services—ICMS, Tax on Services—ISS (municipal tax) at the applicable rates in each region where the company operates and taxation by the Social Integration Program—PIS and Contribution for Social Security Financing—COFINS on a cumulative basis for revenues earned from telecommunication services, at the rates of 0.65% and 3.00%, respectively. For the other revenues earned by the Company and its subsidiaries, including revenue from resale of goods, on a non-cumulative basis, at the rates of 1.65% and 7.60% for PIS and COFINS, respectively.

The Subsidiary’s mobile plans can be divided into two categories: postpaid and prepaid mobile plans. Prepaid plan customers purchase in advance cards that contain a specified number of airtime credits that can normally be used within the 180-day period after the prepaid card is activated. Postpaid plan subscribers enroll in one of the Company’s rate plans and are invoiced for their monthly fees and other relevant charges after services have been provided to them.

The description of the rate plans that include the feature whereby unused credits are available for future use is described below.

Prepaid Plans

Minutes purchased by customers of the Subsidiary’s prepaid plans through the activation of their prepaid cards that are not used at the end of each month are deferred and recorded as current liabilities on the Company’s balance sheet. Revenue is recognized on the Company’s income statement as the services are provided, based on airtime usage or when the customer’s credit expires unused.

The amounts to be deferred are determined according to the Company’s automated controls available through the prepaid customer credit platform, which shows the actual amount of credits purchased but not yet used by the customers.

Postpaid Plans

The Company recognizes revenue for its postpaid plans as the services are provided, based on airtime usage. Unbilled revenues from the billing date to month-end are measured and recognized as revenue during the month in which the service was provided. The Company’s postpaid plans do not have unused credits which would require deferral of revenues, except for the Plano Controle mentioned below.

The Company developed a postpaid plan known as Plano Controle to provide its customers with a tool to control their monthly expenditures by establishing a contractual cap for the amount of their bills, based on a pre determined usage level. Once the cap is reached, customers may continue to use the Company’s services, but as a prepaid customer instead. Revenue is recognized as the services are provided, based on airtime usage. Unused prepaid credits acquired after the cap is reached are deferred and recognized as revenue in the same manner as described above for the Company’s prepaid plans.

The balance of the deferral as of December 31, 2008 and 2007 was R$43,406 and R$24,017, respectively, and has been included as “Other” under current liabilities in the consolidated balance sheets.

(m) Financial income and expenses

These represent interest and monetary and exchange variations arising out of financial investments, derivative transactions, loans, financing, debentures, adjustments to present value of transactions that generate monetary assets and liabilities and other financial transactions. Also included are gains recorded as a consequence of a favorable and unappealable court decision on the increase in the calculation basis of PIS and COFINS, which was previously recognized under this caption (see Note 7).

(n) Employees’ profit sharing

The Company and its Subsidiary record employee profit sharing personnel expenses, which is subject to the approval at the Shareholders’ Meeting, based on the achievement of performance goals established for the year.

(o) Pension and other post-retirement benefits

The Subsidiary participates in (i) a multiemployer pension plan that covers employees who retired prior to January 30, 2000 and (ii) multiple employer pension plans that cover its active employees and employees who retired after 2000. The Subsidiary also participates in a multiemployer post-retirement benefit plan for all of its employees.

Until December 31, 2005, the Subsidiary accounted for such benefit costs in accordance with SFAS No. 87, “Employers Accounting for Pensions” (Note 20). Accounting for defined benefits plans requires the use of an actuarial method for determining defined benefit pension costs and provides for recognition of the funded status of the net of the deferral for actuarial gains and losses (in excess of a specific corridor) that result from changes in assumptions or actual results that may differ from that which was previously assumed.

On January 1, 2006, the Subsidiary adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” an amendment of FASB Statements No. 87, 88, 106 and 132R (“SFAS 158”). This statement requires an employer to recognize the over or under-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income. The net effect of the adoption of SFAS No. 158 on accumulated other comprehensive income was R$13,956, net of taxes, on December 31, 2006.

For defined contribution plans, the Subsidiary recognizes as an expense, in the statement of operations, the contributions accrued in favor of the beneficiaries of the plans during the relevant periods.

(p) Advertising costs

Advertising costs are expensed as incurred and included in selling, general and administrative expenses. Such costs amounted to R$55,842, R$34,556 and R$35,062 for the years ended December 31 2008, 2007 and 2006, respectively.

(q) Interest on shareholders’ equity

Brazilian companies are allowed to pay limited amounts of interest on shareholder’s equity, which is similar to the payment of dividends, however being deductible for purposes of income tax calculation. The Company decided to pay interest to its shareholders, in relation to fiscal year ended on December 31, 2008 and booked a provision for the amount due, having directly debited the shareholders’ equity account. The distribution of interest on shareholders’ equity is subject to withholding income tax at the rate of 15%. The benefit on taxes on income of interest on shareholders’ equity is recognized in the statement of operations.

(r) Stock-based compensation plan

The Company granted stock options for a fixed number of shares to employees.

The company applies SFAS No. 123(R), “Share-Based Payments” which requires the company to record compensation expense for all share-based payments, including employee stock options, at fair value.

(s) Segment information

The Company has adopted SFAS No 131, “Disclosures about Segments of an Enterprise and Related Information,” which introduces a “management approach” concept for reporting segment information, whereby financial information is required to be reported on the basis that the chief operating decision-maker uses such information internally for deciding how to allocate resources to segments and in assessing performance. Management, however, has concluded that the Company and its Subsidiary operate in a single segment—telecommunication services provider—and does not consider additional segment disclosures to be necessary.

(t) Asset Retirement Obligation

The Subsidiary performed an analysis for the retirement of its cellular mobile site structures, switches and equipment (ground towers, roof top sites, and colocation sites) under FIN 47, “Accounting for Conditional Asset Retirement Obligation,” to determine whether the Subsidiary had any asset retirement obligations. Although the timing of the performance of the asset retirement activity is conditional on removing the towers and equipment and disposing of them, the Subsidiary has the responsibility to remove the towers and equipment, dispose of the assets and return the sites as originally found in accordance with the lease agreements.

The Subsidiary determined an average price for removing its towers and equipment. The calculation was performed based on the number of sites and considered (i) for GSM sites, a period through 2023 and 2035 and (ii) for TDMA sites, a period through 2014. Since the Subsidiary expects to assume the obligation for dismantling and removing the assets and restoring the site on which they are located, all sites were considered in the calculation. As of December 31, 2008, the liability for asset retirement obligations amounted to R$15,537 (Note 14). The increase in the liability for asset retirement obligations and the depreciation of the related assets resulted in additional expenses of R$1,361 in 2008 (2007—R$3,880).

(u) Earnings Per Share

Basic earnings per share is computed by dividing net income attributable to parent by the weighted-average number of common shares and participating shares outstanding during the year. Diluted earnings per share is based on net income attributable to parent divided by the weighted-average number of common shares outstanding adjusted for the dilutive effect of stock options, and stock to be issued with the capital reserve pursuant to the restructuring process.

(v) New accounting pronouncements

Recently Adopted Standards

•

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. This statement was effective for the year ended December 31, 2008.

•

In December 2007, the FASB also issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This statement clarifies that a non-controlling (minority) interest in an operating subsidiary is an ownership interest in that subsidiary that should be reported as equity in the parent’s consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and non-controlling interests, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and the non-controlling interests. This statement was effective prospectively for fiscal years beginning after December 15, 2008 (calendar year 2009), with presentation and disclosure requirements applied retrospectively to comparative financial statements. Effective January 1, 2009, the Company adopted the provision of this statement and applied it retrospectively in this registration statement on Form F-4.

•

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” a standard that provides companies with an option to report selected financial assets and liabilities at fair value. This standard requires companies to provide additional information that shows the effect of the Company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. This new statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statements No. 157, “Fair Value Measurements,” and No. 107, “Disclosures about Fair Value of Financial Instruments.” This statement was effective for the year ended December 31, 2008 and had no impact on the Consolidated Financial Statements, as management did not elect the fair value option for any other financial instruments or certain other assets and liabilities.

•

In September 2006, the FASB issued SFAS 158, which requires companies to (i) fully recognize, as an asset or liability, the overfunded or underfunded status of defined benefit pension and other postretirement benefit plans, (ii) recognize changes in the funded status through other comprehensive income in the year in which the changes occur, (iii) measure the funded status of defined benefit pension and other postretirement benefit plans as of the date of the company’s fiscal year end, and (iv) provide enhanced disclosures. The provisions of SFAS 158 were effective for the year ended December 31, 2006, except for the requirement to measure the funded status of retirement benefit plans on Company’s fiscal year end, which was effective for the year ended December 31, 2008. Since the Company’s measurement date was already December of each year, this change had no impact on its Consolidated Financial Statements.

•

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurement. SFAS No. 157 does not require any new fair value measurements. This statement is initially effective for financial statements issued for fiscal years beginning after November 15, 2007 (calendar year 2008), and is to be applied prospectively as of the beginning of the year in which it is initially applied. For all nonrecurring fair value measurements of nonfinancial assets and liabilities, the statement is effective for fiscal years beginning after November 15, 2008 (calendar year 2009). Since the Company has not changed its current practice, this change had no impact on its Consolidated Financial Statements. See Note 22 on Financial Instruments.

•

In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective for the Company on December 31, 2008 for all financial assets and liabilities recognized or disclosed at fair value in the Consolidated Financial Statements on a recurring basis (at least annually). The adoption of FSP FAS 157-3 had no impact on the Consolidated Financial Statements.

Recently Issued Standards

•

In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (FSP FAS 132(R)-1). FSP FAS 132(R)-1 amends SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plans. This guidance is intended to ensure that an employer meets the objectives of the disclosures about plan assets in an employer’s defined benefit pension or other postretirement plan to provide users of financial statements with an understanding of the following: how investment allocation decisions are made; the major categories of plan assets; the inputs and valuation techniques used to measure the fair value of plan assets; the effect of fair value measurements using significant unobservable inputs on changes in plan assets; and significant concentrations of risk within plan assets. FSP FAS 132(R)-1 is effective for the year ending December 31, 2009. As FSP FAS 132(R)-1 only requires enhanced disclosures, management anticipates that the adoption of FSP FAS 132(R)-1 will not have an impact on the Consolidated Financial Statements.

•

In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets” (FSP 142-3). FSP 142-3 amends the factors to be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets.” Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. This FSP is effective prospectively for intangible assets acquired or renewed after January 1, 2009. The Company does not expect FSP 142-3 to have a material impact on its accounting for future acquisitions of intangible assets.

•

In March 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of SFAS No. 133” (SFAS 161). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (i) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format, (ii) the disclosure of derivative features that are credit risk-related and (iii) cross-referencing within footnote disclosures to enable financial statement users to locate important information about derivative instruments. As SFAS 161 only requires enhanced disclosures, management anticipates that the adoption of SFAS 161 will not have an impact on the Consolidated Financial Statements due to improvements made in 2008 on the derivatives instruments disclosure.

•

In February 2008, the FASB issued FSP No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” which states that SFAS No. 13, “Accounting for Leases,” (SFAS 13) and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13 are excluded from the provisions of SFAS 157, except for assets and liabilities related to leases assumed in a business combination that are required to be measured at fair value under SFAS No. 141, “Business Combinations,” (SFAS 141) or SFAS No. 141 (revised 2007), “Business Combinations” (SFAS 141(R)).

•

Also in February 2008, the FASB issued FSP 157-2, which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP 157-2 partially defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The adoption of SFAS 157 for all nonfinancial assets and nonfinancial liabilities is effective beginning January 1, 2009. The Company is still in the process of evaluating the impact that SFAS 157 will have on its nonfinancial assets and liabilities not valued on a recurring basis (at least annually).

•

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141(R), “Business Combinations.” Statement 141(R) establishes principles and requirements for how an acquiring entity in a business combination recognizes and measures the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. This statement will be effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (calendar year 2009). The impact of the adoption of SFAS 141(R) on the Company’s consolidated financial position and results of operations will largely be dependent on the size and nature of the business combinations completed after the adoption of this statement.

•

In November 2008, the Emerging Issues Task Force issued EITF No. 08- 6, “Equity Method Investment Accounting Considerations” (EITF 08-6) that addresses how the initial carrying value of an equity method investment should be determined, how an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment should be performed, how an equity method investee’s issuance of shares should be accounted for, and how to account for a change in an investment from the equity method to the cost method. EITF 08-6 shall be effective in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. EITF 08-6 shall be applied prospectively with early application prohibited. The adoption of EITF 08-6 is not expected to have a material impact on our consolidated financial condition or results of operations.

•

In November 2008, the Emerging Issues Task Force issued EITF No. 08- 7, “Accounting for Defensive Intangible Assets” (EITF 08-7) that addresses the determination of the unit of accounting and subsequent measurement of intangible assets acquired, including intangible assets acquired in a business combination, in situations in which the acquirer does not intend to actively use the asset but intends to hold the asset to prevent its competitors from obtaining access to the asset (a defensive intangible asset). EITF 08-7 shall be effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of the adoption of EITF 08-7 on the Company’s consolidated financial position and results of operations will largely be dependent on the size and nature of the business combinations completed after the adoption of this statement.

4 MARKETABLE SECURITIES

On December 31, 2008 marketable securities were mainly represented by interests held by the Company and by the Subsidiary in an exclusive quotas investment fund managed by Banco Itaú S.A., comprised of quotas of financial investment funds. On December 31, 2008, the portfolios of the investment fund was substantially comprised of Brazilian federal government securities with original maturities of more than three months, as follows (numbers show the percentage that each item represents in the investment fund’s portfolio):

	2008 post-merger	2007 pre-merger
Brazilian Federal Treasury Bills—LTN	—	53.3%
Brazilian Financial Treasury Bills—LFT	100.0%	31.3%
Bank Certificates of Deposit—CDB’s	—	12.4%
Other	—	3.0%

	100.0%	100.0%

On December 31, 2008, there were no guarantees, sureties, mortgages or other guarantees granted in favor of the exclusive funds.

5 ACCOUNTS RECEIVABLE, NET

	2008 post-merger	2007 pre-merger
Telecommunications services	261,571	211,931
Handset and accessories sales	66,151	49,139

	327,722	261,070
Allowance for doubtful accounts	(29,453)	(28,175)

	298,269	232,895

The activity of the allowance for doubtful accounts was as follows:

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger	2006 pre-merger
Balance at beginning of year	31,746	28,175	27,970	22,899
Charged to cost and expenses	18,829	8,346	29,921	41,429
Write-off	(21,122)	(4,775)	(29,716)	(36,358)

Balance at end of year	29,453	31,746	28,175	27,970

On December 31, 2008 and 2007, accounts receivable from telecommunications services also included amounts receivable from customers relating to the pass-through of domestic and international long-distance calls made by the Subsidiary’s subscribers using the Carrier Selection Code (“CSP”) of the long-distance carriers, according to the Personal Mobile Service (SMP) rules.

On December 31, 2008, the Subsidiary had past due accounts receivable from other operators in the amount of R$54,088 (2007—R$30,306), resulting from the use of its network. The past due amounts are in the process of collection and negotiation with the operators, which also involve Company’s past due accounts payable amounting to R$20,638 (2007—R$22,739) (Note 10 (b)). Management believes that the recovery of past due amounts is probable.

During 2007, the Subsidiary concluded negotiation for a portion of the past due accounts receivable in the amount of R$52,754, which also included the settlement of the related accounts payable in the amount of R$49,266, without material impacts in Subsidiary’s statements of operations.

6 INVENTORIES

	2008 post-merger	2007 pre-merger
Handsets and accessories	83,978	53,261
Provision for adjustment to market value	(14,684)	(17,983)

	69,294	35,278

7 RECOVERABLE TAXES

	2008 post-merger	2007 pre-merger
Prepaid income and social contribution taxes	121,907	162,911
Recoverable state VAT (ICMS) (**)	43,266	37,306
Recoverable Social Contribution Taxes on Gross Revenue for Social Integration Program (PIS) and on Gross Revenue for Social Security Financing (COFINS)(*)	70,292	60,310
Withholding income tax	26,154	11,642
Other recoverable taxes	501	754

Total recoverable taxes	262,120	272,923

Recoverable state VAT (ICMS) on deferred revenues	10,175	23,397

Total	272,295	296,320

Current	162,790	192,427
Noncurrent	109,505	103,893

(*)	In 2006 and 2005, the Company and its Subsidiary, respectively, were successful in their legal actions that questioned the constitutionality of the increase in the calculation base of PIS and COFINS (taxes on revenues) (Law 9,718). Accordingly, considering that the court decision is final and unappealable, the Company and its Subsidiary recognized the credit for the amounts already paid of these taxes as current assets, in the amounts of R$16,622 and R$21,303, respectively, against “Financial expense” in the statement of operations in 2006 and 2005, since such increase in the calculation base of PIS and COFINS had previously been recognized under this caption. The updated amounts of these credits at December 31, 2008 are R$20,334 and R$39,804 (R$19,146 and R$33,011 in 2007) at the Company and its Subsidiary.

(**)	Recoverable ICMS taxes represent the amount paid in the acquisition of equipment and inventories and may be offset against ICMS on telecommunications services. The noncurrent portion refers to taxes paid on the purchase of property items, which are available for offset over a period of 48 months.

8 PROPERTY AND EQUIPMENT, NET

	Cost	Accumulated Depreciation	Net Value
December 31, 2008
Buildings	29,148	(3,596)	25,552
Network equipment	743,081	(128,216)	614,865
Other	161,746	(40,151)	121,595
Construction-in-progress(*)	169,562	(8,390)	161,172

	1,103,537	(180,353)	923,184

December 31, 2007
Buildings	37,753	(28,332)	9,421
Network equipment	1,744,319	(1,268,260)	476,059
Other	164,678	(122,529)	42,149
Construction-in-progress(*)	224,609	—	224,609

	2,171,359	(1,419,121)	752,238

(*)	Primarily refers to network equipment for which installation by the supplier and/or acceptance by the Subsidiary has not yet been completed. The amounts include civil works, towers, supports, protectors and electric power equipment necessary for installation and operation of the equipment.

The Subsidiary capitalized interest of R$12,081, R$12,155 and R$14,913 in property and equipment in the years ended December 31, 2008, 2007 and 2006, respectively.

At December 31, 2008, the Subsidiary had equipment, property and other fixed assets pledged or cited in court proceedings, the book value of which totaled R$32,911 (2007—R$3,361).

An amount of R$176,401 (R$154,041 net of depreciation) was incorporated into the Company’s books after the push-down accounting. The details of such transaction is mentioned in note 1(b).

9 INTANGIBLES, NET

	Cost	Accumulated Amortization	Net Value
December 31, 2008
Licences	1,612,073	(29,822)	1,582,251
Computer software	128,181	(36,013)	92,168
Other	16,542	—	16,542

	1,756,796	(65,835)	1,690,961

December 31, 2007
Licences	25,020	(18,095)	6,925
Computer software	234,256	(155,496)	78,760
Other	37,651	(14,700)	22,951

	296,927	(188,291)	108,636

Cost amounts of R$1,693,203 and R$3,073 (R$1,531,182 and R$2,414 net of amortization) of license and software, respectively, were recorded per the push-down accounting. The details of such transaction is mentioned in note 1(b).

10 ACCOUNTS PAYABLE

	2008	2007
Materials and service suppliers	280,579	318,072
Interconnection charges to be paid to other telecommunication service providers—SMP	113,506	65,922

	394,085	383,994

(a) Materials and service suppliers

On December 31, 2008 and 2007, the balance mainly included the liability to suppliers for handsets, equipment, services and execution of civil works related to expansion of the GSM/EDGE network.

(b) Interconnection charges to be transferred—SMP

Includes accounts payable to other mobile, fixed and long-distance telephony carriers, related to network usage charge, additional call pass-through, roaming and long-distance calls.

On December 31, 2008, the Subsidiary had outstanding amounts payable with other carriers amounting to R$20,638 (2007—R$22,739), which are undergoing a negotiation process (Note 5).

11 VALUE-ADDED AND OTHER TAXES PAYABLE

	2008 post-merger	2007 pre-merger
ICMS (state value-added tax)	29,257	24,288
PIS and COFINS (federal value-added tax)	14,977	12,473
FUST and FUNTTEL(*)	955	786
FISTEL(**)	3,042	3,405
Incomes taxes	40,900	91,530
Other	124	87

	89,255	132,569

*	FUST—Universalization Fund of Telecommunications Services FUNTTEL—Fund for Technological Development

**	FISTEL—Telecommunications Inspection Fee

12 LONG-TERM DEBT

At December 31, 2008 and 2007, the principal amount of long-term debt was as follows:

	2008 Post-merger	2007 pre-merger
Senior Notes—U.S. dollar denominated, plus annual interest of 8.75%. Interest is due semiannually. Principal is due January 2009	189,439	141,704
Non-convertible Debentures—Denominated in reais indexed to the IPCA, plus annual interest of 0.5%. Principal and interests are due annually from July 2018, to July 2021	52,776	6,226

Total	242,215	147,930
Less current portion(a)	189,439	—
Long-term portion(a)	52,776	147,930

(a)	The amounts presented included a increase and decrease in the short-term and long-term book value, per the push-down accounting, amounting to R$2,479 and R$4,147, respectively. The details of such transaction is mentioned in note 1(b).

As of December 31, 2008 long-term debt installments fall due from 2018 to 2021.

At December 31, 2008, accrued interest on long-term debt in the amount of R$8,309 (2007—R$5,904) is shown in the caption “Accrued liabilities” in current liabilities.

In compliance with the personal mobile service providing contract, pursuant to the public selection of No. 001/2007, the State of Minas Gerais, through the State Secretary of Economic Development, has undertaken to subscribe debentures issued by the Company in the scope of the Minas Comunica Program, using resources of the FUNDOMIC—Telecommunication Services Universalization Access Fund. As per the referred program, the Subsidiary will make available the service with the Personal Mobile Service to 134 locations of the area codes 34, 35 and 38.

According to the program, 5,550 simple nonconvertible debentures will be issued, nominative and scriptural, without the emission of issuance certificates, up to a five series limit.

On December, 2007, as counterpart of the State Secretary of Economic Development certification from serving 15 locations, the Company’s Subsidiary issued 621 nonconvertible debentures based on its first issuance (first series) in the total amount of R$6,210. In March 2008, for the service at 42 locations, 1,739 debentures were issued in the second series of the first issue, valued at R$17,390. On December 31, 2008, for the service at seventy-seven locations, 3,190 debentures were issued in the third series of the first issue, valued at R$31,900, thus completing the program for providing service to 134 locations within the State of Minas Gerais. At December 31, 2008, the updated amounts of the first, second and third series of the debentures were R$6,645, R$18,278 and R$32,000, respectively.

In 2004, the Subsidiary issued US$80 million unsecured senior notes bearing fixed annual interests of 8.75% due 2009.

13 CONCESSION CONTRACTS PAYABLE

At December 31, 2008 and 2007, the Subsidiary had the following concession contracts payable to ANATEL:

	2008 post-merger	2007 pre-merger
Additional spectrum on the 900 MHz frequency range—Indexed to General Price Index (IGP-DI) plus 1% per month. Interest and principal are due annually beginning November 2007 with final maturity November 2012(*)	—	2,456
Personal Mobile Service Authorization (SMP)—“Triângulo Mineiro” Region—Indexed to IGP-DI plus 1% per month. Installments are due annually beginning April 2008, with final maturity April 2013.(**)	—	13,992
Personal Mobile Service Authorization (SMP)—State of Minas Gerais (excluding the “Triângulo Mineiro” region)—Indexed to IGP-DI plus 1% per month. Installments are due annually beginning May 2007, with final maturity May, 2008.(***)	—	13,791

Total	—	30,239

Less current portion	—	5,577
Long-term portion	—	24,662

(*)	Authorization to expand GSM technology operations.

(**)	Authorization required to provide Personal Mobile Service in the “Triângulo Mineiro” region.

(***)	Authorization required to migrate to the Personal Mobile Service in the state of Minas Gerais (excluding the “Triângulo Mineiro” region).

During 2008, the Company paid in advance the remaining balance of such concession contracts payables.

14 ASSET RETIREMENT OBLIGATIONS

As of December 31, 2008, the estimated present value of the Company’s asset retirement obligations was R$15,537. The changes in the liability were as follows:

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger
Asset retirement obligations at the beginning of the year	14,860	14,175	10,295
Liabilities incurred	(260)	418	3,615
Increase in expenses	936	267	265

Asset retirement obligations at year-end	15,536	14,860	14,175

15 CONTINGENCIES AND ESCROW DEPOSITS

	2008 Post-merger	2007 pre-merger
Reserve for contingencies
Tax contingencies	365,194	969,013
Civil and labor claims	20,255	10,763

	385,449	979,776

Less current portion	9,045	—
Long-term portion	376,404	979,776

Court escrow deposits
Tax contingencies	350,507	961,743
Civil and labor claims	4,890	7,269

	355,397	969,012

The activity of the provision and the court escrow deposits were as follows:

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger
Reserve for contingencies
Balance at beginning of year	342,052	979,776	816,011
Provisions	46,511	61,943	116,734
Interest	7,183	2,453	47,241
Reversal	(10,297)	(702,120)	(210)

Balance at end of year	385,449	342,052	979,776

Court escrow deposits
Balance at beginning of year	352,563	969,012	807,750
Deposits	10,149	—	123,858
Interest	6,340	5,608	47,188
Withdrawal	(13,655)	(622,057)	(9,784)

Balance at end of year	355,397	352,563	969,012

The provisions include not only the tax and other amounts allegedly due, but also interest that may be imposed in the event the Subsidiary’s position does not prevail. The court escrow deposits accrue interest based on federal or state official rates.

(a) Tax contingencies

The breakdown of tax contingencies classified as probable were as follows:

	2008 post-merger	2007 pre-merger
ICMS (state VAT)(i)	—	691,742
FISTEL(ii)	324,764	246,273
IRRF (Withholding Income tax on payment of interest on shareholders’ equity)(iii)	19,828	17,928
INSS(iv)	3,547	—
PIS and COFINS and others	17,055	13,070

Balance at end of year	365,194	969,013

Probable losses

(i) Value-Added Tax on Sales and Services (ICMS) on monthly subscription and value-added services

The Management, supported by its legal consultants, considered that the ICMS should be assessed only on telecommunication services and, therefore, its assessment on the monthly subscription and valued added services would be illegal because these were not telecommunication services. The Subsidiary was granted an injunction and since November 1998, it has suspended the payment of the ICMS on monthly subscriptions, having started to book a provision and to deposit the relevant amounts in court. The provision recorded at December 31, 2007 was R$691,742, with corresponding deposits in court in the same amount.

In the first quarter of 2008, after judicious assessment by the in-house and independent counsels of the progress of the judicial action challenging the assessment of the ICMS on monthly subscription and value-added services, the Subsidiary and the State of Minas Gerais entered into an Instrument of Adhesion to the ICMS Convention no. 72/2006 (incorporated, with limitations, by Decree no. 44.422/2006, as further amended). Said Decree, as amended, authorizes the state to grant partial discharge from the ICMS tax (rate reduction) and its legal additions due by reason of rendering of communication services. As a result of the referred adhesion, the Subsidiary filed a petition for withdrawal from the judicial action with the Superior Court of Justice, with express consent from the State of Minas Gerais, the latter having, on its turn, refunded to the Subsidiary the amount of R$251,624, corresponding to the difference between the amounts deposited in court and the amounts due by reason of application of the referred Decree. The Subsidiary, as from February 2008, resume paying the ICMS tax on the monthly subscription and value-added services.

In consequence of the foregoing, the Subsidiary reverted in the first quarter of 2008 all the provision for ICMS on monthly subscription and additional services, in the amount of R$700,005, of which R$448,381 correspond to the escrow deposits released on behalf of State of Minas Gerais, and R$251,624 as sales deduction, properly recorded as credit in the net revenue line item.

(ii) Telecommunications Inspection Fee (FISTEL)

The Subsidiary filed a Writ of Mandamus questioning the responsibility for payment of inspection fees on mobile stations, which are not owned by the Subsidiary. The Subsidiary has accrued the obligation and deposited amounts in court related to the Operating Inspection Fee (“TFF”) and Installation Inspection Fee (“TFI”). The provision recorded at December 31, 2008 was R$324,764 (2007—R$246,273), with corresponding court deposits in the same amount.

On June 6, 2008, a notification was received from Anatel regarding the collection of TFI on radio-base stations (estações rádio-base), or ERBs, and also on all the handsets and those of clients. According to ANATEL, due to the Company’s being currently in the process of renewing its SMP license, the Company would be required to also renew the licenses of handsets and ERBs. FISTEL regulation, in turn, establishes that the payment of the TFI is due when licensing ERBs and handsets. As a result, according to ANATEL, when a mobile operator renews its mobile operations license, it must also license handsets and ERBs and pay the TFI over these amounts. The Company intends to issue new licenses for handsets and ERBs in compliance with ANATEL’s requirements, and paid the TFI only in relation to its ERBs, in the approximate amount of R$1.7 million. On June 20, 2008, management submitted a defense challenging the application of the TFI on handsets based on the argument that there will be no new installation of handsets. Management is currently awaiting decision on this matter. The amount involved in this administrative proceeding is R$101.2 million.

(iii) IRRF on payments of Interest on Shareholders’ Equity—Telemig Celular Participações

The Company filed Writs of Mandamus requesting the court to declare its right not to be assessed IRRF (Withholding Income Tax) at source on its receipt of interest on shareholder’s equity of its Subsidiary. The provision recorded at December 2008 was R$19,828 (2007—R$17,928), with corresponding court deposits in the same amount.

(iv) INSS

On July 2, 2002, the Subsidiary received a tax assessment from the INSS (Brazilian Institute of Social Security) concerning its co-responsibility for the payment of the INSS contribution of service providers and the withholding of 11% as provided for by Law 9,711/98. At December 31, 2008, the Subsidiary had a provision of R$3,547 to cover probable losses arising from this tax assessment, based on the opinion of its legal advisors. The total amount involved at December 31, 2008 is R$33,726. The Subsidiary has a escrow deposit in the amount of R$5,799. The administrative proceedings are awaiting decision.

Possible losses

(i) ICMS

The Subsidiary has a judicial discussion in course with regard to the ICMS levied on contractual fine, which proceedings are awaiting decision by the court of appeals. At December 31, 2008, the amount involved is R$7,481 (R$6,686 at December 31, 2007).

(ii) IRPJ

Tax delinquency notices were issued against the Subsidiary due to purported underpayment of IRPJ, including application of fine and denial of the request for refund and deduction of credits ascertained by the Subsidiary in consequence of the overpayments of estimated IRPJ. In all the cases, the discussion is in progress in the administrative sphere and a final decision by the Taxpayers Council is awaited. At December 31, 2008, the amount was R$36,995 (R$31,576 at December 31, 2007).

(iii) FUST

ANATEL, through its Precedent no. 7, dated December 15, 2005, voiced its understanding to the effect that: (i) “Among others, revenues to be transferred to the telecommunication service providers by way of payment for interconnection and for use of their network resources may not be excluded from the tax calculation bases of the contributions to the FUST”; (ii) “Among others, revenues received from telecommunication service providers by way of payment for interconnection and for use of their network resources may not be excluded from the tax calculation bases of the contributions to the FUST.”

Whereas the second part of the Precedent is not in accordance with the provisions set forth in the sole paragraph of art. 6 of Law no. 9998, dated August 17, 2000, the Subsidiary does not include in the tax calculation basis of the contribution the revenues earned from telecommunication service providers by way of payment for interconnection and for use of their network resources.

In January 2006, the Subsidiary also filed a Writ of Mandamus seeking to protect its lawful rights to continue paying the FUST without any increase in the tax calculation basis not provided for in the law.

In support of the understanding provided for above, on March 5, 2007, the Third Lower Court Judge of the Federal District rendered a favorable judgment on behalf of Telemig Celular, allowing it to calculate and pay the contribution to FUST on the total amount of its gross operating revenue from provision of telecommunication services, without inclusion of the values of transfers by way of interconnection. The ANATEL filed an appeal with the court, that is still pending judgment.

In the understanding of the Management and of its legal consultants, there are possible chances of success in these proceedings, both in the administrative and judicial spheres. At December 31, 2008, the total amount involved was R$33,102 (R$30,519 at December 31, 2007).

(iv) Fund for Telecommunications Technological Development—FUNTTEL

On October 11, 2007, the Subsidiary, together with the mobile telephone operators, filed writs of mandamus against the Chairman of the Management Board of FUNTTEL and against the Deputy Secretary of the Ministry of Communications in order to ensure their clear legal right to calculate and pay the contributions to the FUNTTEL, under the terms of Law no. 10,052, dated November 28, 2000, without including the values of the transfers received by way of provision of interconnection and use of their network resources, such as expressly set forth in article 6, paragraph 4 of Decree no. 3737, dated January 30, 2001. A lower court favorable decision was rendered to the operators in October 2008.

Accordingly, due to the lower court judgment, the liability to pay the FUNTTEL on interconnection revenues is suspended.

The Ministry of Telecommunications has issued FUNTTEL assessment notices in relation to interconnection revenues. The legal consultants of the company have filed an administrative challenge, which is still pending judgment.

In the understanding of the Management and of its legal consultants, there are possible chances of success in these proceedings, both in the administrative and judicial spheres.

At December 31, 2008, the amount involved is R$19,201 (R$17,907 at December 31, 2007).

(b) Civil contingencies

(i) Consumers

Its Subsidiary is party to several lawsuits brought by individual consumers or by civil associations representing rights of consumers claiming non-performance of services and/or products sold. Individually, none of these lawsuits is deemed to be material.

At December 31, 2008, based on the opinion of its independent counsels, the amount of R$10,419 (R$6,299 at December 31, 2007) was booked, which is considered sufficient to meet potential losses on these proceedings.

At the same date, the sum of the amounts under discussion in several instances of the lawsuits of this nature for which the chance of loss is deemed as possible, was R$4,905 (R$3,798 at December 31, 2007).

(ii) ANATEL

The Subsidiary is party to several legal and administrative proceedings brought by ANATEL referring to noncompliance with Regulations concerning the Personal Mobile Service. At December 31, 2008, the amount of R$600 (R$600 at December 31, 2007) was booked, which is considered sufficient to meet probable losses on these cases.

At the same date, the amount involved in these lawsuits classified as “possible loss” was R$600 (R$600 at December 31, 2007).

(iii) Other

These refer to lawsuits of a different nature, all related to the regular course of business. At December 31, 2008, based on the opinion of its independent counsels, the amount of R$1,244 was booked, which is considered sufficient to meet probable losses on these cases.

At the same date, the amount involved in these lawsuits classified as “possible loss” was R$1,544 (R$54 at December 31, 2007).

(c) Labor contingencies

These refer to several labor claims for which the respective provisions were recorded in the amount of R$7,992 (R$3,864 in 2007), which are considered sufficient to meet probable losses on these cases.

At the same date, the amount involved in these lawsuits classified as “possible loss” was R$11,747 (R$9,546 at December 31, 2007).

16 EQUITY

(a) Capital Stock

The Company’s authorized share capital at December 31, 2008 and 2007 comprised 700,000,000 thousand shares.

Changes in number of shares outstanding considering the pro forma reverse share split effects, mentioned in item (f), below:

	Common shares	Preferred shares	Total
At December 31, 2005	13,163,164	22,229,483	35,392,647
Issued in April (Note 16(f))	140,588	237,420	378,009
At December 31, 2006	13,303,752	22,466,904	35,770,656
Issued in April (Note 16(f))	162,307	274,098	436,405
At December 31, 2007	13,466,059	22,741,002	36,207,061
Issued in December (Note 16(f))	—	670,300	670,300
At December 31, 2008	13,466,059	23,411,302	36,877,361

During 2008, 2007 and 2006, R$62,500, R$34,654 and R$16,340, of retained earnings, respectively, were capitalized. Such capitalization did not affect the number of shares outstanding and did not involve issuance of additional shares.

(b) Share rights

The preferred shares have no voting rights, except under limited circumstances, and are entitled to receive, (a) on a priority basis, minimum, annual non-cumulative dividends according to the greater of the following: (i) 6% of the stated value of the Company’s preferred shares; or (ii) (a) 3% of the stated value of the Company’s shareholders’ equity and (b) the right to a portion of the profits to be distributed on the same basis as common shares, after common shares have been paid a dividend equal to the minimum preferred dividend mentioned in (a).

Preferred shares will acquire voting rights if the Company, during three (3) consecutive years, fails to pay the minimum dividends shareholders are entitled to.

(c) Dividends and interest on equity

All shareholders are entitled to an annual dividend of not less than 25% of the net income of each year upon the existence of accumulated retained earnings, calculated in accordance with Brazilian Corporate Law.

Management is required by the Brazilian Corporate Law to propose dividends at year-end to be in compliance with the mandatory minimum dividend regulations. At December 31, 2008, the proposed dividend of R$245,948 (2007—R$38,548) was recorded as a liability in the statutory financial statements.

For purpose of US GAAP financial statements, the December 31, 2008 and 2007 liabilities reflect only the amount related to the minimum mandatory dividend, including interest on shareholders’ equity, for 2008 (based on 25% of Brazilian GAAP adjusted net income) of R$61,997 (2007—R$38,548). The supplementary dividends (over and above the minimum mandatory dividend) in the amount of R$234,382 and R$4,346 for fiscal years 2008 and 2006, respectively, were recorded as an obligation in the US GAAP financial statements after declared and approved by the shareholders at the Annual Shareholders’ Meeting. No supplementary dividends were declared for fiscal year 2007. The total amount of R$64,038 recorded in equity is composed by dividends of R$50,431, interests on shareholders’ equity of R$11,566 and withholding income tax of R$2,041.

If declared dividends and interest on shareholders’ equity remain unclaimed by the shareholder entitled to them for a period of three years, the shareholder’s right to receive the dividend expires. During 2008, 2007 and 2006, dividends totaling R$5,194, R$1,765 and R$1,155, respectively, expired and were reversed to shareholders’ equity.

In the event of winding-up of the Company, the preferred shares shall have priority to capital reimbursement.

Dividends provided per share, considering the pro forma reverse share split effects, mentioned in item (e), below, were:

	2008 Post-merger	2007 pre-merger	2006 pre-merger
	(in reais)
Preferred shares	1.74	1.18	2.15
Common shares	1.74	1.18	2.15

(d) Capital reserves

On December 28, 1999, the shareholders approved a legal restructuring whereby the controlling shareholders contributed assets to the Company, resulting in future tax benefits. A deferred tax asset of R$212,045 was recorded as a direct credit to equity which may be amortized over a period of up to ten years. Amortization is dependent on the Company generating sufficient taxable income in the future. In accordance with Brazilian Corporate Law, the Company may issue shares (pro rata both common and preferred) to controlling shareholders for the amount of the tax benefits recognized. In addition, noncontrolling shareholders are granted preemptive rights. As of December 31, 2008, the unamortized portion of the capital reserve related to the legal restructuring determined in accordance with the Brazilian Corporate Law amounted R$19,845.

The Special Meeting of the Board of Directors of the Company held on November 12, 2008 approved the increase of the capital stock through the capitalization of part of the capital reserves, under the terms of CVM Instruction no. 319/99, in the amount of R$22,964, upon issue of 670,300 new registered, preferred shares, with no par value, corresponding to the tax benefit for fiscal year 2007. The credits were held by Vivo Participações, and the preemptive right set forth in article 171 of Law no. 6404/76 was assured to noncontrolling shareholders. After this capital increase, Vivo Participações started holding 58.90% of the total capital stock of the Company.

During 2008, 2007 and 2006, the Company issued 670,300, 274,098 and 237,420 preferred shares, respectively, and 162,000, 141,000 common shares, in 2007 and 2006, respectively, to the shareholder that contributed the tax benefit. The issuances reduced the capital reserves with a corresponding increase in contributed capital.

As a result of the TCO IP Corporate Restructuring process, carried out on December 19, 2008, the Company recorded the amount of R$550,483 on behalf of its controlling shareholders—Vivo Participações. If the noncontrolling shareholders do not elect to exercise those preemptive rights, the shares will be issued to and subscribed for by Vivo Participações.

(e) Retained earnings

(i) Appropriated retained earnings

Appropriated retained earnings are reserve balances, which are restricted as to their distributions that reflect the amounts in the Brazilian GAAP financial statements. The tax incentive and statutory reserves may be transferred to capital or used to absorb losses in the statutory accounting records, but are not, generally, available for distribution as cash dividends.

The statutory reserve is formed based on (i) appropriations from retained earnings of 5% of annual net income in accordance with the Company’s Brazilian GAAP financial statements and (ii) tax incentive reserve which arises from an option to apply for certain government-approved projects. The amount so applied is credited to income tax and subsequently appropriated from retained earnings to this reserve.

The retained earnings balance includes appropriated retained earnings of R$69,565 at December 31, 2008 (2007—R$56,513) determined in accordance with the Brazilian Corporate Law.

(ii) Unappropriated retained earnings

Brazilian law allows the payment of dividends only in reais limited to the retained earnings balances determined in accordance with the Brazilian Corporate Law. Distributable retained earnings aggregated R$516,370 at December 31, 2008 (2007—R$583,582).

(f) Reverse share split

In an Extraordinary Shareholders’ Meeting held on July 12, 2007, the reverse split of the Company’s shares was approved and shares grouped in the proportion of 10,000 (ten thousand) existing shares to 01 (one) share of the respective class.

In an Extraordinary Shareholders’ Meeting held on October 29, 2007, the change in Company’s shareholders equity structure was approved in connection with the reverse share split mentioned above.

In October 2007, the Company performed auctions to sell 563,690 common shares and 490,651 preferred shares related to the fractions resulting from the reverse split. The sale inflow, net of brokerage fee, taxes and income tax, reached R$106.7967 per common share and R$51.7210 per preferred share. The mentioned amounts were made available by the Company to the respective shareholders on October 26, 2007.

The amounts already made available to the shareholders but not yet claimed, in the consolidated amount of R$97,205 (2007—R$98,219), are recorded as current liabilities in “Reverse Share Split Payable to Former Shareholders.”

(g) Push-Down Accounting

Management completed a push-down accounting in accordance with SAB54 and EITF D-97. The effect in equity and the background of such accounting is detailed in note 1(b).

17 EARNINGS PER SHARE

Since preferred and common shareholders have different dividend, voting and liquidation rights, basic earnings per share has been calculated using the “two-class” method. The “two-class” method is an allocation formula that determines earnings per share for preferred and common shares according to the dividends to be paid as required by the Company’s by-laws and participation rights in undistributed earnings.

Basic earnings per common share are computed by reducing net income attributable to parent by distributable and non-distributable net income available to preferred shareholders of parent and dividing net income available to common shareholders of parent by the weighted-average number of common shares outstanding during the period. Net income available to preferred shareholders is the sum of the preferred dividends and the preferred shareholders’ portion of undistributed net income attributable to parent.

Undistributed net income attributable to parent is computed by deducting preferred dividends and common dividends from net income attributable to parent. Options issued under the Company’s 2000 stock options plan were out of the money in the years ended December 31, 2006, 2007 and 2008. Therefore, they were not included in the diluted weighted-average number of preferred shares on each of the years presented. Options issued under the 2003 stock option plan are dilutive and included in the diluted weighted-average number of preferred shares for the year ended in December 31, 2006. For the years ended December 31, 2007 and 2005, these options were out of the money. Therefore, they are not included in the diluted weighted average number of preferred shares in these years. Also, as of December 31, 2008, the Company had a contingent obligation to issue shares to the controlling shareholder for the realized portion of the capital reserve related to the legal restructuring determined in accordance with the Brazilian Corporate Law amounting to R$26,538 (equivalent to 451 thousand of preferred shares and 273 thousand of common shares), which was computed for diluted purposes. The diluted denominator includes those contingently issuable shares in connection with the tax benefit obtained during the year arising from the shareholder contribution in the legal restructuring, as mentioned in Note 16(d).

Under the Company’s by-laws, if the Company is able to pay dividends in excess of the minimum requirement for preferred shareholders and the remainder of the net income attributable to parent is sufficient to provide equal dividends to both common and preferred shareholders, then the earnings per share will be the same for both common and preferred shareholders.

The following table sets forth the computation of basic and diluted earnings per thousand common and preferred shares:

(*)	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger	2006 pre-merger
Basic numerator (in thousands of reais)
Net income attributable to parent company	54,033	168,281	153,308	128,747
Net income available to preferred shareholders	34,003	105,694	96,290	80,864
Net income available to common shareholders	20,030	62,587	57,018	47,883
Basic denominator attributable to parent company (in number of shares)
Weighted-average number of shares
Preferred	22,860,873	22,741,002	22,627,608	22,366,137
Common	13,466,059	13,466,059	13,398,913	13,244,083
Basic earnings per shares attributable to parent company (in reais)
Preferred	1.49	4.65	4.26	3.62
Common	1.49	4.65	4.26	3.62

(*)	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger	2006 pre-merger
Diluted numerator attributable to parent company (in thousands of reais)
Net income attributable to parent company	54,033	168,281	153,308	128,747
Net income available to preferred shareholders	33,998	105,757	96,290	80,864
Net income available to common shareholders	20,035	62,524	57,018	47,883
Diluted denominator attributable to parent company (in number of shares)
Weighted-average number of shares
Preferred	23,219,964	22,806,637	22,764,657	22,503,186
Common	13,683,081	13,483,315	13,480,067	13,325,237
Diluted earnings per shares (in reais)
Preferred	1.46	4.64	4.23	3.59
Common	1.46	4.64	4.23	3.59

18 INCOME TAXES

(a) Statutory rates

Brazilian income taxes comprise federal income tax and the social contribution taxes. The statutory rates for federal income tax and for the social contribution tax are 25% and 9%, respectively.

The following is the income tax expense for the years ended December 31, 2008, 2007 and 2006:

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger	2006 pre-merger
Federal income tax	(14,385)	(15,567)	(71,227)	(63,431)
Social contribution tax	(5,179)	(5,604)	(19,271)	(14,636)
Deferred taxes	(283)	(83,962)	6,443	8,888

Income tax expense	(19,847)	(105,133)	(84,055)	(69,179)

(b) Tax reconciliation

The following is a reconciliation of the reported income tax expense and the amount calculated by applying the composite statutory tax rate of 34%:

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger	2006 pre-merger
Income before taxes	90,986	306,138	268,153	221,764
Composite statutory rate	34%	34%	34%	34%

Tax expense at statutory rates	(30,935)	(104,087)	(91,172)	(75,400)
Adjustments to arrive at the effective rate:
Benefit arising from payment of interest on shareholders’ equity	8,438	—	3,436	3,883
Non-taxable income (non-deductible expenses) net	560	(1,046)	1,774	1,125
ADENE tax benefit (75% reduction)	2,090	—	2,292	1,383
Other	—	—	(385)	(170)

Income tax expense	(19,847)	(105,133)	(84,055)	(69,179)

(c) Tax assets and liabilities

The following is an analysis of deferred income tax assets and liabilities:

	2008 post-merger	2007 pre-merger
Deferred tax assets
Accrued expenses and reserve for contingencies	100,174	237,107
Asset related to legal restructuring (Note 16(d))	570,328	41,496
Income tax loss carry-forwards	10,005	10,180
Allowance for doubtful accounts	10,014	9,895
Unrealized losses of swap contracts	28,768	—
Other	26,569	507

	745,858	299,185
Deferred tax liabilities
Fair value adjustment to concession	(520,603)	—
Fair value adjustment to property, plant and equipment	(52,374)	—
Capitalized interest	(10,133)	(9,634)
Foreign exchange variation taxed on cash basis	—	(10,008)
Accelerated depreciation	(11,700)	(4,738)
Pension Plan	(16,120)	(19,176)
Other	(961)	—

Net deferred tax assets	133,967	255,629

Current assets portion	223,671	90,591
Noncurrent assets portion	—	165,038
Long-term deferred income taxes liabilities	(89,704)	—

Brazilian tax legislation limits the use of tax loss carry-forwards to 30% of taxable income per year. Tax loss carry-forwards do not expire.

The Subsidiary has, as a tax benefit, a 75% reduction in the income tax generated in the ADENE (Northeast Development Agency) incentive area where the Subsidiary operates (North of the Minas Gerais State and Jequitinhonha Valley) for a ten-year period starting in 2004.

Additionally, since the enactment of Law 11,196/2005, in the second quarter of 2007, for tax purposes only, the Subsidiary accelerated the depreciation of certain property and equipment items installed in the ADENE incentive area.

In the second quarter of 2007, the Subsidiary changed its tax regime over gains arising from foreign exchange variation from the accrual to cash basis. The deferred income and social contribution taxes presented above refer to gains arising from foreign exchange variation calculated based on the accrual basis of accounting not yet taxed.

(d) Uncertain Tax Positions

The Company and its Subsidiary adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes,” on January 1, 2007. There was no impact to their financial position and results of operation as a result of the implementation of FIN 48. The Company and its Subsidiary record the financial statement effects of an income tax position when it is more likely than not, based on the technical merits, that it will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold is measured and recorded as the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with a taxing authority. Previously recognized tax positions are derecognized in the first period in which it is no longer more likely than not that the tax position will be sustained. The benefit associated with previously unrecognized tax positions are generally recognized in the first period in which the more-likely-than-not threshold is met at the reporting date, the tax matter is ultimately settled through negotiation or litigation or when the related statute of limitations for the relevant taxing authority to examine and challenge the tax position has expired. The recognition, de-recognition and measurement of tax positions are based on management’s best judgment given the facts, circumstances and information available at the reporting date.

Differences between a tax position taken or expected to be taken in the Company and its Subsidiary tax returns and the amount of benefit recognized and measured in the financial statements result in unrecognized tax benefits, which are recorded in the balance sheet as either a liability for unrecognized tax benefits or reductions to recorded tax assets, as applicable. The liability for unrecognized tax benefits expected to be realized within one year is classified as current in the balance sheet.

As a result of implementing FIN 48, the Company and its Subsidiary have no uncertain tax positions for which they have recorded unrecognized income tax benefits; accordingly, there was no impact on the Company’s results of operations from the adoption of this interpretation. In addition, as of the date of the adoption of FIN 48, the Company did not have any accrued interest and penalties related to unrecognized tax benefits.

The Company and its Subsidiary will recognize interest and penalties related to unrecognized tax benefits in financial expense and other operating expense, respectively.

The Company and its Subsidiary file, separately, income tax returns in the Brazilian federal jurisdiction and are generally no longer subject to federal income tax examinations by tax authorities for years before 2003. All income before taxes and related income taxes are from Brazilian sources.

Management does not believe there will be any material changes related to uncertain tax positions over the next 12 months.

19 TRANSACTIONS WITH RELATED PARTIES

The Company and the Subsidiary entered into transactions with controlling shareholders and other related parties for certain services. Transactions with related parties are carried out based on amounts agreed upon by the respective related parties which, in the Management’s understanding, are in market conditions.

The main transactions with non-consolidated related parties are:

(a) Communication via local cellular phone and long distance and use of network: these transactions are carried out with companies of the same controlling group: Vivo S.A., Telecomunicações de Săo Paulo S.A.— TELESP and subsidiaries. Part of these transactions were carried out in conformity with agreements entered into between TELEBRAS and the concessionaires prior to the privatization, under conditions regulated by ANATEL.

(b) Telephone assistance services: services provided by Atento Brasil S.A. and Mobitel S.A.—Dedicated to users of telecommunication services, contracted for 12 months, and renewable for an equal period.

	2008 post-merger	2007 pre-merger
Assets
Telecomunicações de Săo Paulo S.A.	12,973	—
Amazônia Celular	—	3
Brasil Telecom S.A.	—	2,744

	12,973	2,747

Non-current—Other
Tele Norte Celular Participações S.A.	—	59
Amazônia Celular	—	26,017

	—	26,076

Liabilities
Current liabilities—Accounts payable
Telecomunicações de Săo Paulo S.A	10,683	—
Atento Brasil S.A	2,817	—
Mobitel S.A. (Dedic)	588	—
Amazônia Celular	—	27
Brasil Telecom S.A.	—	8,987

	14,088	9,014

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger	2006 pre-merger
Statement of operations
Service revenue
Amazônia Celular S.A.	—	101	494	481
Brasil Telecom S.A.	—	6,321	31,588	38,323
Telecomunicações de Săo Paulo S.A.	4,299	—	—	—

	4,299	6,422	32,082	38,804

Expenses
Other operating expenses
Atento Brasil S.A.	(11,895)	—	—	—
Mobitel S.A. (Dedic)	(3,424)	—	—	—

	15,319	—	—	—
Income from sharing of resources
Tele Norte Celular Participações S.A.	—	86	409	394
Amazônia Celular S.A.	—	7,120	22,898	11,874

	—	7,206	23,307	12,268

Until March 31, 2008, the Company, its Subsidiary, Amazônia Celular S.A. and Tele Norte Celular Participações S.A. were owned by the same controlling shareholder—Telpart Participações S.A. For this reason, the amounts stated for the fiscal year ended December 31, 2008 refer to the transactions among these companies and they remained as related parties only for comparison.

20 PENSION PLAN AND OTHER POST-RETIREMENT BENEFIT PLANS

(a) Defined benefit plans

The Subsidiary participates in a multi-employer defined benefit pension plan (PBS—Assistidos—”PBS-A”) and a post-retirement medical benefit plan (Plano de Assistência Médica ao Aposentado—PAMA) administered by Fundaçăo Sistel de Seguridade Social (“Sistel”), a minority shareholder.

In 1999, Sistel approved changes to the plan’s statutes, resulting in the breakup of plan assets and liabilities related to the active participants of each sponsor. Sistel did not break up plan assets and liabilities related to retired participants and, thus, the Subsidiary will continue to sponsor the Sistel plan for such retired participants.

Effective January 2000, the plan was modified and changed into a multiple employer pension plan (PBS—Telemig Celular) with respect to active employees. The plan assets and liabilities related to active employees were transferred into this new plan and the benefits remained unchanged. The post-retirement benefit plans continue unchanged as multi-employer plans.

The pension benefit is generally defined as the difference between (i) 90% of the retiree’s average salary during the last 36 months indexed to the date of retirement and (ii) the value of the retirement pension paid by the Brazilian social security system. For retired participants, the initial pension payment is adjusted to recognize cost of living increases and productivity awards granted to active employees. In addition to the pension supplements, post-retirement health care and life insurance benefits are provided to eligible pensioners and their dependents.

Contributions to the plans are based on actuarial studies prepared by independent actuaries. The Subsidiary uses a measurement date of December 31 for its pension and other post-retirement benefit plans.

The Subsidiary contributed R$70, R$65 and R$2 in 2008, 2007 and 2006, respectively, with respect to the multi-employer plans.

The Subsidiary expects to contribute up to R$347 to the defined pension plans in 2009.

Funded status and amounts recorded

Based on the report of the Subsidiary’s independent actuary, the funded status and amounts recorded in the Company’s consolidated balance sheet for the multiple employer plan (PBS—Telemig Celular) are:

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger
Change in plan assets
Fair value of plan assets at beginning of year	105,845	107,919	90,338
Actual return on plan assets	3,459	(2,059)	17,538
Sponsors’ and participants’ contributions	1,090	329	1,487
Benefits paid and expenses	(1,527)	(344)	(1,444)

Fair value of plan assets at end of year	108,867	105,845	107,919

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger
Change in benefit obligations
Benefit obligation at beginning of year	59,781	58,102	52,867
Service cost	1,451	483	1,951
Interest cost	4,620	1,540	5,342
Actuarial (gains) losses	6,973	—	(614)
Benefits paid and expenses	(1,527)	(344)	(1,444)

Benefit obligation at end of year with assumptions of last year	71,298	59,781	58,102
(Gain)/loss due to assumption changes	—	—	—

Benefit obligation at end of year	71,298	59,781	58,102

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger
Pension benefits recognized in the balance sheet
Funded status	37,568	46,064	49,817
Unrecognized net gains	—	—	—

Prepaid benefit cost	37,568	46,064	49,817

The accumulated benefit obligation for the pension plans was R$68,139 and R$54,726 at December 31, 2008 and 2007, respectively.

Components of net periodic pension cost of the multiple employer plan (PBS Telemig Celular) are:

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger	2006 pre-merger
Service cost	1,451	483	1,952	1,965
Interest cost	4,620	1,540	5,341	5,237
Expected return on assets	(8,715)	(2,905)	(10,071)	(10,509)
Deferred gains amortization	—	(490)	(1,304)	(1,095)
Employee contributions	(711)	(237)	(862)	(721)
Other			—	4,912

Net periodic pension benefit	(3,355)	(1,609)	(4,944)	(211)

The changes in the accrued pension cost for the year ended December 31, 2008 and 2007 areas follow:

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger
Prepaid pension cost in the beginning of the year	22,321	20,375	14,596
Net periodic pension benefit	3,355	1,609	4,944
Company contributions during the year	121	337	835

Prepaid pension cost at the end of the year	25,797	22,321	20,375
Amounts recognized in accumulated other comprehensive income	11,771	23,968	29,442

Net amount recognized	37,568	46,289	49,817

The components of the change in the amounts recognized in Accumulated OCI during 2008 and 2007 consisted of:

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger
Actuarial loss arising from actual return of plan assets	(5,358)	(4,862)	7,467
Amortization of actuarial gain	—	(491)	(1,304)
Actuarial gains arising from actual participant contribution	14	(1)	(210)
Other actuarial gain (losses)	(6,853)	(119)	614

Effect on Accumulated OCI before income taxes	(12,197)	(5,473)	6,567
Income and social contribution taxes	4,147	1,861	(2,233)

Effect on Accumulated OCI	(8,050)	(3,612)	4,334
Attributable to parent company	(6,702)	(3,007)	3,608
Attributable to noncontrolling interest	(1,348)	(605)	726

The Company amortizes the unrecognized actuarial gains through the participant’s average expected future service period (in years), in its statement of operations as a component of net periodic cost, only when the unrecognized actuarial gain exceeds 10% of the greater value between the plan assets and the projected benefit obligation, in accordance with applicable standards.

The benefits expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter are summarized as follows:

PBS Telemig Celular
2009	2,366
2010	2,694
2011	3,212
2012	4,118
2013	5,190
2014 to 2018	35,661

The net periodic pension cost for next year is summarized as follows:

2009
Service cost	1,995
Interest cost	7,113
Expected return on assets	(12,124)
Amortization gain	—
Employee contributions	(990)

Net periodic pension benefit	(4,006)

The effect of the adoption of SFAS 158 mentioned in Note 3(o) on the Company’s consolidated balance sheet in 2006 for the PBS Telemig Celular plan is shown below:

	Before Adoption	Adjustments	After Adoption
Pension plan surplus	14,596	22,875	37,471
Deferred income taxes	4,963	7,778	12,741
Accumulated other comprehensive income	1,614	15,097	16,711
Accumulated other comprehensive income attributable to parent company	—	12,568	12,568
Accumulated other comprehensive income attributable to noncontrolling interest	1,614	2,529	4,143

(b) Defined contribution and defined benefit plan (CelPrev—Telemig Celular)

In March 2004, the Company offered to its employees a new benefit plan, which is also administered by Sistel. The new plan permitted, through June 16, 2004, the migration of the participants of the PBS Telemig Celular plan. The Company recognized, during 2004, a curtailment and settlement relating to the implementation of the new plan in the amounts of R$5,112 and R$4,790 within the Net Benefit Obligation and Fair Value of Plan Assets, respectively.

The new plan is a defined contribution plan, except for medical benefits, for which there is a defined benefit of up to 24 months. Participants and the Company will each contribute with 50% of the plan’s cost. The plan defines retirement at age 60, with early retirement at age 50, and includes disability, retirement, illness benefits and pension in case of casualty. Company matching contributions will range from 0.5% to 2% and additional contributions without Company matching may range from 0.5% to 6% of the participant’s salary. Benefits at the time of retirement will depend on the timing and amount of contributions, as well as on the performance of the fund’s investments.

Based on the report of the Company’s independent actuary, the funded status and amounts recorded in the Company’s balance sheet for the multiple employer plan (CelPrev—Telemig Celular) are:

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger
Change in plan assets
Fair value of plan assets at beginning of year	3,922	4,558	3,854
Actual return on plan assets	96	(624)	542
Actual benefits paid	44	(88)	(25)
Actual participant contribution	—	22	—
Actual employer contribution	19	54	187

Fair value of plan assets at end of year	4,081	3,922	4,558

Change in benefit obligations
Benefit obligation at beginning of year	1,239	1,167	1,245
Service cost	129	42	171
Interest cost	91	30	123
Actual benefit payment	44	(88)	(25)
Actuarial losses (gains)	(139)	88	(347)

PBO at end of period with the assumptions of last year	1,364	1,239	1,167
(Gain)/loss due to assumption changes	—	—	—

Benefit obligation at end of year	1,364	1,239	1,167

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger
Pension benefits recognized in the balance sheet
Funded status	2,717	2,683	3,391
Unrecognized gain	—	—	—

Prepaid (accrued) benefit asset (liability)	2,717	2,683	3,391

Components of net periodic pension cost of the CelPrev—Telemig Celular for 2008 and 2007 are:

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger
Service cost	129	42	171
Interest cost	91	30	123
Expected return on assets	(387)	(128)	(418)
Deferred gains amortization	—	(28)	(96)
Transition obligation	—	(5)	(18)

Net periodic pension cost (benefit)	(167)	(89)	(238)

The changes in the accrued pension cost for the year ended December 31, 2008 and 2007 are as follows:

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger
Prepaid (accrued) benefit asset (liability) in the beginning of the year	651	508	83
Company’s contribution during the year	19	54	187
Net periodic pension benefit	167	89	238

Prepaid (accrued) benefit asset (liability) at the end of the year	837	651	508
Amounts recognized in accumulated other comprehensive income	1,880	2,078	2,883

Net amount recognized	2,717	2,729	3,391

The components of the change in the amounts recognized in Accumulated OCI during 2008 and 2007 consisted of:

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger
Actuarial loss arising from actual return of plan assets	(288)	(755)	124
Amortization of actuarial gain	—	(28)	(96)
Actuarial gains on participant contribution	22	—	—
Amortization of transition obligation	—	(5)	(18)
Other actuarial gains	69	(18)	347

Effect on Accumulated OCI before income taxes	(197)	(806)	357
Income and social contribution taxes	67	274	(120)

Effect on Accumulated OCI	(130)	(532)	237
Attributable to parent company	(108)	(443)	197
Attributable to noncontrolling interest	(22)	(89)	40

Company amortizes the unrecognized actuarial gains through the participant’s average expected future service period (in years) in its statement of operations as a component of net periodic cost, only when the unrecognized actuarial gain exceeds 10% of the greater value between the plan assets and the projected benefit obligation, in accordance with applicable standards.

The benefits expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter are summarized as follows:

CelPrev—Telemig Celular
2009	81
2010	186
2011	185
2012	203
2013	217
2014 to 2018	1,408

The effect of the adoption of SFAS 158 mentioned in Note 3(o) on the Company’s consolidated balance sheet in 2006 for the PBS Telemig Celular plan is shown below:

	Before Adoption	Adjustments	After Adoption
Pension plan surplus	83	2,526	2,609
Deferred income taxes	28	859	887
Accumulated other comprehensive income	9	1,667	1,676
Accumulated other comprehensive income attributable to parent company	—	1,388	1,388
Accumulated other comprehensive income attributable to noncontrolling interest	9	279	288

The net periodic pension cost for next year is estimated as follows:

2009
Service cost	182
Interest cost	134
Expected return on assets	(465)
Amortization gain	(63)
Transition obligation	(18)
Employee contributions	(12)

Net periodic pension benefit	(242)

(c) Main actuarial assumptions

The main actuarial assumptions used in the calculation of the PBS-Telemig Celular and CelPrev—Telemig Celular are:

Weighted-average assumptions

	PBS Telemig Celular
	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007	2006
Discount rate of actuarial liabilities(1)	10.14%	10.14%	10.77%	10.24%
Expected return on plan assets(1)	11.44%	11.44%	11.36%	10.90%
Salary increase rate(1)	7.10%	7.10%	6.59%	6.08%

(1)	Expressed in nominal terms—assumed future inflation of 4.9% for 2008, 4.5% for 2007 and 4.0% for 2006.

The discount rate is based on the Brazilian government bonds rates and considers the timing of the expected benefit payment.

The expected return on plan assets for 2008 was set up based on the pension portfolio’s past average rate of earnings, discussion with portfolio managers and comparisons with similar companies, which was based on the following target asset allocation:

	PBS—Telemig Celular / CelPrev
	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger
Debt securities	92.91%	92.91%
Equity securities	6.76%	6.76%
Loans	0.28%	0.28%
Other	0.05%	0.05%

Total	100.00%	100.00%

The pension plan weighted-average asset allocations at December 31, 2008 and 2007, by asset category are as follows:

	PBS Telemig Celular			CelPrev
	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger
Debt securities	92.9%	92.9%	88.6%	86.6%	86.6%	86.3%
Equity securities	6.7%	6.7%	11.0%	11.7%	11.7%	11.9%
Loans	0.3%	0.3%	0.4%	1.7%	1.7%	1.8%
Other	0.1%	0.1%	0.0%	0.0%	0.0%	0.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

The Sistel PBS Telemig Celular and CelPrev Telemig Celular Benefit Plan Investment Policy sets forth the policy for application and management of funds supporting the Plan with the objective of meeting the profitability and social security goals in accordance with the related actuarial liability.

Based on the short, medium and long-term macroeconomic scenarios prepared by Sistel, the Plan Investment Policy sets out objectives, goals and restrictions of the plan fund’s investments. The Plan Investment Policy also determines and designs the strategic assignment of these funds in each segment and portfolio, as well as the assets that may be selected and the strategy to be adopted to manage these assets. The Plan Investment Policy sets forth the ceiling and floor limits to break down the asset portfolio into fixed-income and variable assets, as well as loans and financings to the members of the plan.

21 COMMITMENTS (UNAUDITED)

(a) Capital expenditures

On July 11, 2008, Telemig Celular S.A. and NEC Brasil S.A. entered an agreement to furnish and to provide services from Telemig transportation line (Backbone SDH and Backhaul 3G). NEC agreed to furnish equipments and projects of transmission to attend to Backhaul 3G projects and expansion of Backbone Telemig. The total amount payable to NEC in accordance with the terms of the contract is R$44.4 million.

On April 25, 2008, Telemig Celular S.A. and Ericsson Telecomunicações S.A., Ericsson Serviços de Telecomunicações Ltda. and Ericsson Gestăo e Serviços de Telecomunicações Ltda. entered into a new agreement to furnish and implement core and access of the GSM network expansion. In the terms of this agreement, Ericsson agreed to furnish the whole equipment, material, software and services needed to GSM ACCESS and CORE expansion. The total amount payable to Ericsson in accordance with the terms of the contract is R$78.1 million.

On July 26, 2008, a new agreement was settled, between Telemig Celular S.A. and Ericsson Telecomunicações S.A., Ericsson Serviços de Telecomunicações Ltda. and Ericsson Gestăo e Serviços de Telecomunicações Ltda., to furnish and to implement core and access from our GSM network expansion (level 7—BSC). Ericsson agreed to furnish the whole equipment, material, software and services needed to GSM ACCESS network and CORE expansion. The total amount payable to Ericsson is R$10.7 million.

On April 28, 2008, Telemig Celular S.A. and Ericsson Telecomunicações S.A., Ericsson Serviços de Telecomunicações Ltda. and Ericsson Gestăo e Serviços de Telecomunicações Ltda. settled a new agreement to furnish and to implement the WCDMA network. Ericsson agreed to furnish equipments (hardware and software), materials and provide services of engineering, installation, configuration, integration, tests, activation, training, optimization and temporary operation of respective network elements. The total amount payable to Ericsson is R$128.5 million.

On April 28, 2008, Telemig Celular S.A. entered into an agreement with Huawei do Brasil Telecomunicações Ltda. e Huawei Serviços do Brasil Ltda. for the implantation of the new CORE PS network. Huawei agreed to furnish equipments (hardware and software) and provide services of engineering, installation, configuration, integration, tests, activation, training, optimization and operation assisted by an equipment SGSN and an equipment GGSN to TELEMIG, installed, configured, documented and tested to CORE network. The total amount payable to Huawei, per the contract terms, is R$320 thousand.

On June 10, 2008, a new agreement was settled between telemig Celular S.A. and Huawei do Brasil Telecomunicações Ltda. and Huawei Serviços do Brasil Ltda. to furnish and to implement our GSM network expansion in the region of Triângulo Mineiro (level 6). Huawei agreed to furnish the whole equipments, material, software and services needed to the GSM Acesso network expansion in the region of Triângulo Mineiro. The total amount payable to Huawei, per the contract terms, is R$10.1 million.

On August 20, 2008, Telemig Celular S.A. entered into a new agreement with Huawei do Brasil Telecomunicações Ltda. and Huawei Serviços do Brasil Ltda. to furnish and implement the expansion of the GSM network in the region of Triângulo Mineiro (level 7). Huawei agreed to furnish the whole equipment, material, software and services needed for such expansion of the GSM Acesso network in the region of Triângulo Mineiro. The total amount payable to Huawei, per the contract terms, is R$1.7 million.

On September 1, 2008, Telemig Celular S.A. entered into an agreement with Huawei do Brasil Telecomunicações Ltda. and Huawei Serviços do Brasil Ltda. for acquisition of Deep Packet Inspection (DPI)—EMKS. Huawei agreed to furnish acquisition of DPI solution to support 01 (one) million users simultaneous/traffic aggregated of 20 (twenty) Gbps. The total amount payable to Huawei, per the contract terms, is R$543.8 thousand.

On September 10, 2008, Telemig Celular S.A. entered into an agreement with Huawei do Brasil Telecomunicações Ltda. and Huawei Serviços do Brasil Ltda. to furnish and to implement WCDMA network. Huawei agreed to furnish the whole equipment, material, software and services and infra needed for our WCDMA network. The total amount payable to Huawei, per the contract terms, is R$3.5 million.

(b) Liens, liabilities and commitments

The Subsidiary has entered into commitments with lessees of several stores and “sites” where the radio-base stations (ERBs) are installed. Such commitments, as of December 31, 2008, amount to R$960,487, as shown below:

Year	Amount
2009	97,160
2010	94,804
2011	95,747
2012	95,570
2013 and after	577,206

Total	960,487

(c) Insurance coverage

On December 31, 2008 and 2007, the Subsidiary had insurance coverage for operating risks, including assets in inventory, leased assets, property and equipment and loss of profit, for amounts contracted based on assessment by Management, considering the risks and amounts involved.

On December 31, 2008 and 2007, the insured amounts at risk were approximately the following:

	Consolidated
	2008 post-merger	2007 pre-merger
Inventories	118,380	31,127
Leased assets and property and equipment	1,621,127	1,099,637
Loss of profit	1,159,493	895,745

	2,899,000	2,026,509

In addition, the Subsidiary carries general civil liability and countrywide transportation insurance.

22 FINANCIAL INSTRUMENTS

The Company and its Subsidiary entered into some financial instruments contracts in order to manage risks by a set of initiatives, procedures and comprehensive operating policies.

(a) General considerations

At December 31, 2008 and 2007, the main financial instruments, and their respective values by category, are as follows:

	Consolidated
	2008 post-merger			2007 pre-merger
	Fail value through results	Amortized cost	Total	Fail value through results	Amortized cost	Total
Assets
Cash and cash equivalents	948,398	—	948,398	10,359	—	10,359
Marketable securities	336	—	336	720,268	—	720,268
Restricted deposits	4,012	—	4,012	—	—	—
Trade accounts receivable, net	—	298,269	298,269	—	232,895	232,895
Liabilities
Suppliers	—	394,085	394,085	—	383,994	383,994
Loans	—	242,215	242,215	—	147,930	147,930
Accrued liabilities	—	32,620	32,620	—	40,699	40,699
Taxes payable	—	89,255	89,255	—	132,569	132,569
Interest on shareholder’s equity and dividends	—	81,258	81,258	—	59,419	59,419
Concession contracts payable	—	—	—	—	24,662	24,662
Derivative contracts	67,348	—	67,348	92,035	—	92,035
Reverse split payable to former shareholders		97,205	97,205		98,219	98,219
Other liabilities	—	63,155	63,155	—	59,125	59,125

(b) Considerations on risk factors which may affect the Company’s and its Subsidiary’s business

The main market risks which the Company and its Subsidiary are exposed to, are:

Credit Risk and concentration of risks

The credit risk arises out of the occasional difficulty on the receivables collection from telecommunication services rendered to its customers and sales of handsets to the distributors network, as well as the risk related to financial statements and accounts receivable from swap transactions.

The credit risk over the telecommunications services is minimized by internal controls on the customer base, such as clear policies in place regarding the sale of post-paid handsets. The customer base of its Subsidiary contains basically prepaid users, which require payment prior to usage and consequently present no credit risk. The credit risk in the sale of handsets and “pre-activated” prepaid cards is managed under a conservative credit policy, using modern management methods, including the application of “credit scoring” techniques, analysis of financial statements and information, and consultation to commercial data bases.

Customer access to telecommunications services is blocked when the bill is overdue for more than 15 days, except for telephone services to be maintained for security or national defense reasons. The credit risk on accounts receivable of telecommunications mobile services is diversified. The Subsidiary sets credit limits for handset resellers and prepaid card distributors that are defined based on potential sales, risk history, payment promptness and delinquency levels. On December 31, 2008, the Subsidiary’s reserve for losses on receivables amounted to R$29,453 (2007—R$28,175)—Note 5.

The Subsidiary is also subject to credit risk originating from its financial investments and amounts receivable from swap transactions. The Subsidiary acts in such a manner as to diversify this exposure among various world-class financial institutions.

Interest Rate Risk

This risk arises out of the portion of the debt and liability positions in derivatives contracted at floating rates, and includes the risk of increase in the financial expenses due to an unfavorable change in the interest rates.

The Subsidiary is exposed to the risk of interest rates increase due to the liabilities portion of the derivative transactions (Exchange Hedge). The balance of financial investments, indexed to the CDI (Interbank Deposit Rate), partially neutralizes this effect.

Exchange Rate Risk

This risk arises out of the possibility of losses derived from exchange rate fluctuations, which may increase the outstanding balances of foreign currency loans.

The Subsidiary has entered into financial derivative transactions, basically swaps, in order to hedge exchange rate fluctuations over foreign currency loans. The table below summarizes the net exposure of the Subsidiary to the exchange rate at December 31, 2008 and 2007:

	2008 post-merger	2007 pre-merger
	In thousands of US$
Loans	(83,556)	(86,848)
Derivative instruments	80,000	80,000

Total (insufficient coverage)	(3,556)	(6,848)

(c) Transactions with Derivatives

The Subsidiary entered into swap contracts in foreign currency at several interest rates, in a notional amount of US$80 million (US$80 million at December 31, 2007).

Publicly held companies are required to disclose, in a specific explanatory note, qualitative and quantitative information about all their derivative financial instruments, either recognized or not, as assets or liabilities in their balance sheet.

Risk Management Policy

All derivative financial instruments contracts are intended to protect against foreign exchange fluctuation in addition to fluctuations in foreign and local interest rates over financial debts, pursuant to a corporate policy of risk management. There are no derivative financial instruments for speculation purposes and 95.7% of the financial exchange liabilities are hedged.

The internal controls related to its derivative instruments, according to the opinion of Management, are adequate for managing risks associated to each strategy and market condition. The results obtained during the period, related to derivative financial instruments management, show that the Management has properly managed risks.

The fair values are calculated using the projected interest curves and net present value calculations using market interest rates for swaps, both disclosed by the Săo Paulo Stock Exchange (“BM&FBovespa”). The market values of the exchange coupon swaps x CDI were obtained using the market exchange rates in effect at the balance sheet date and the rates projected by the market, which were obtained from the currency coupon curves. For calculating the coupon of the positions indexed in foreign currency, the linear convention of 360 calendar days was adopted. For calculating the coupon of the positions indexed to the CDI, the exponential convention of 252 business days was adopted.

The financial instruments disclosed below are recorded with the Clearing House for Custody and Settlement (“CETIP”), all of them being classified as swaps, not requiring a margin deposit.

		Notional Amounts		Fair Value		Cumulative effect (current period)
Description	Index	2008 post-merger	2007 pre-merger	2008 post-merger	2007 pre-merger	Amount payable / (paid)
“Swaps” contract
Asset position
Foreign currency(1)		185,584	185,584	186,956	134,406	—

Unibanco	USD	92,792	92,792	93,478	67,699	—
Votorantim	USD	92,792	92,792	93,478	66,707	—
Liabilities position
Post Rate		(185,584)	(185,584)	(254,304)	(226,441)	67,348

Unibanco	CDI	(92,792)	(92,792)	(127,030)	(113,097)	33,552
Votorantim	CDI	(92,792)	(92,792)	(127,274)	(113,344)	33,796

(1)	Foreign currency swaps x CDI (R$186,956)—swap transactions with maturity date until 2009, for protection against exchange variation risk in financing transactions of this kind.

At December 31, 2008 and 2007, the Subsidiary held cross-currency interest rate swap agreements related to its U.S. dollar-denominated debt to mitigate risk against volatility of the U.S. dollar and the Brazilian real exchange rate.

Through the swap agreements, at December 31, 2008, the Subsidiary earns the exchange variation between the United States dollar and the Brazilian real and pays an amount based on 74.8% to 75.25% of the variation of the short-term interbank rate. The annualized short-term interbank rate was 13.62% and 11.12% in 2008 and 2007, respectively. At December 31, 2008 and 2007, these agreements have total updated notional amounts of R$67,348 and R$141,704, and expire on January 2009.

Below is a breakdown of the maturity dates of the swaps at December 31, 2008:

Description	Maturity in 2009	Amount payable / receivable
“Swaps” contracts
Foreign currency x CDI
Unibanco	(33,552)	(33,552)
Votorantim	(33,796)	(33,796)

Total	(67,348)	(67,348)

(d) Fair value of other financial assets and liabilities

Estimated fair values of the Company and its Subsidiary’s financial assets and liabilities have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimated fair values. Accordingly, the amounts presented below are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimated methodologies may have a material effect on the estimated fair values.

The fair value information as of December 31, 2008 and 2007 presented below is based on the Company and its Subsidiary’s current loans and financing rates for similar types of loans and financing arrangements.

The carrying value of cash, cash equivalents, trade accounts receivable, other current assets, accounts payable and accrued liabilities are a reasonable estimate of their fair value due to their short maturities. Interest rates that are currently available to the Company and its Subsidiary for issuance of debt with similar terms and maturities were used to estimate the fair value of loans and financing.

	2008 post-merger		2007 pre-merger
	Book value	Fair value	Book value	Fair value
Short-term debt	189,439	187,924	—	—
Long-term debt	52,776	26,946	147,930	152,175
Total debt	242,215	214,870	147,930	152,175

(e) Fair value measurements (SFAS 157)

On January 1, 2008, we adopted SFAS 157, which provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value; therefore, it does not expand the use of fair value in any new circumstance.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). Additionally, SFAS 157 requires an entity to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

SFAS 157 establishes a three-level hierarchy to be used when measuring and disclosing fair value. An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. Following is a description of the three hierarchy levels:

Level 1—Inputs are quoted prices in active markets for identical asset or liabilities as of the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

Level 2—Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

In accordance with SFAS 157, we measure our cash equivalents and foreign currency derivative contracts at fair value. Our cash equivalents is classified within Level 1, because it is valued using quoted market prices. Our foreign currency derivative contracts are classified within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments.

The following table summarizes our financial assets and liabilities recorded at fair value as of December 31, 2008:

Description	December 31, 2008	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Cash Equivalents
Cash and cash equivalents	948,398	948,398	—	—
Marketable securities	336	336	—	—
Restricted deposits	4,012	4,012	—	—
Total Assets	952,746	952,746	—	—
Liabilities
Foreign currency derivative contracts
Cross-currency interest rate swap agreements	67,348	—	67,348	—
Total Liabilities	67,348	—	67,348	—

The valuation method used for the calculation of fair value of loans, financing and derivative instruments (foreign currency derivative contracts) was the discounted cash flow considering the expected settlements and realization of such financial assets and liabilities at effective market rate as of reporting date. For derivative instruments, the method used for the calculation of fair value is presented in more details in Note 22(c).

For the year ended December 31, 2008, short-term investments generated a gain of R$112,090, which was included as financial expense, net in our results of operations. The short-term investments refer to fixed income transactions, indexed to the variation of the Interbank Deposit Certificates (“CDI”), with immediate liquidity.

Also, during the year ended December 31, 2008, our foreign currency derivative contracts generated a gain of R$24,687, which has been included as financial expense, net in our results of operations.

23 FINANCIAL RESULTS

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	2007 pre-merger	2006 pre-merger
Financial Income
Interest	92,346	25,758	78,510	97,231
Gains on swap agreements	24,687	—	—	—
Other	943	1,054	5,552	2,501

	117,976	26,812	84,062	99,732

Financial Expenses
Interest	(4,326)	(516)	(4,306)	(5,891)
Loss on swap agreements	4,053	(4,053)	(43,366)	(43,699)
Taxes on financial transactions	(1,476)	(715)	(14,496)	771
Other	(11,203)	(2,764)	(3,802)	(2,499)

	(12,952)	(8,048)	(65,970)	(51,318)

Foreign exchange gain	(47,821)	1,850	30,075	21,099

	57,203	20,614	48,167	69,513

24 STOCK-BASED COMPENSATION PLAN

On October 5, 2000, the Company’s Board of Directors approved two long-term incentive plans as follows:

(a) Plan A—covers certain key executives who may receive shares of the Company’s common or preferred stock. The options vest only to the extent that the Company achieves performance goals determined by the Board of Directors during a five-year performance period. On December 31, 2008, all the options granted were expired, with no option having been exercised by the executive officers.

(b) Plan B—covers key executives (who can also participate in Plan A) and other employees. Options granted under this plan relate to preferred stock and are exercisable at the market price at the date of grant, adjusted by an inflation index. The vesting period is up to 20% during the second year, 60% during the third year and 100% during the fourth year. The options may be exercised through October 2007.

The Board of Directors of the Company and of the Subsidiary, at meetings held on December 30 and 29, 2003, respectively, approved changes to Plan B, with new options being granted.

The plan continued to cover part of the key executive officers of the Subsidiary and the new options granted continued to refer to preferred shares of the Company. However, the exercise price of these new options was equivalent to the market value on the date they were granted, with a discount of 20%, adjusted by an inflation index. The right to exercise the option is of 40% as from January 2004, 70% as from January 2005 and 100% as from January 2006, such right to exercise the options remaining valid until January 2008. The options expired in January 2008, without having been exercised by the executive officers.

A summary of option activity for three years ended December 31, 2008 is presented below (number of options and amounts in reais per shares, restated for the reverse share split—Note 16 (f):

	Plan B—Options Granted on December 2000
	Number of Options	Initial Exercise Price—R$	Exercise Price—R$	Market Price—R$
Outstanding as of December 31, 2005	12.153	47.60	82.50	45.40
Forfeited	(9.184)	47.60	—	—
Outstanding as of December 31, 2006	2.969	47.60	85.60	40.50
Forfeited	(2.969)	—	—	—
Outstanding as of December 31, 2007 and 2008	—	—	—	—

A summary of option activity for three years ended December 31, 2008 is presented below (number of options and amounts in reais per shares, restated for the reverse share split—Note 16 (f)):

	Plan B—Options Granted on December 2003
	Number of Options	Initial Exercise Price—R$	Exercise Price—R$	Market Price—R$
Outstanding as of December 31, 2005	36.082	38.40	43.7	45.40
Forfeited	(29.279)	38.40
Outstanding as of December 31, 2006	6.80	38.40	44.8	40.50
Forfeited	(5.05)	38.40
Outstanding as of December 31, 2007	1.75	38.40	48.8	48.51
Forfeited	(1.75)	38.40	48.8	48.51
Outstanding as of March 31, and December 31,2008	—	—	—	—

The adoption of SFAS 123(R) did not materially impact Company’s Consolidated Financial Statements at its adoption date, January 1, 2006, nor its stock-based compensation expense during the years ended December 31, 2008 and 2007. Additionally, no stock-based agreements were issued during the years ended December 31, 2008 and 2007.

As of December 31, 2008 and 2007, there were no unrecognized compensation costs related to unvested share-based compensation arrangements, since all options were vested.

25 OTHER OPERATING INCOME (EXPENSES), NET

	April 1, 2008 through December 31, 2008 post-merger	January 1, 2008 through March 31, 2008 pre-merger	Consolidated
			2007 pre-merger	2006 pre-merger
Recovered expenses	14,935	1,018	14,408	20,457
Fines on telecommunication services	15,631	5,685	18,262	15,189
Rent of infrastructure	14,583	4,439	16,695	15,174
Provision for contingencies	(19,633)	(2,272)	(12,475)	(3,431)
Other taxes (PIS, COFINS, FUST, FUNTEL)	(11,871)	(2,201)	(8,499)	(7,587)
Other net	10,339	8,132	24,659	7,228

Total	23,984	14,801	53,050	47,030

26 SUBSEQUENT EVENTS

On January 14, 2009, Telemig Celular fully settled the US$80,000 loan agreement in Unsecured Senior Notes, at interest rate of 8.75% per year, with scheduled maturity date on January 20, 2009. The total amount paid for principal and interests was R$192,559 at the settlement date.

Additionally, on this same date, Telemig Celular settled the financial transactions with derivatives (Swaps), also in the amount of US$80,000, which had been contracted for reducing the exchange variation risks of the foreign currency loan. The maturity of these contracts was scheduled for January 14, 2009 and the amounts paid totaled R$70,800 at the payment date.

On March 18, 2009, at the General Shareholders Meeting, the shareholders approved the distribution of dividends to the common and preferred shares in the total amount of R$234,382 million, declared on the basis of the closing balance sheet on December 31, 2008. The payment of these dividends was made on March 30, 2009.

On March 18, 2009, at the General Shareholders Meeting the shareholders approved a payment of interest on shareholders’ equity for common and preferred shares in the amount of R$13,607 million. The payments of this interest on shareholders equity was made on March 30, 2009.

The Board of Directors approved at an Extraordinary Meeting held on February 12, 2009, a further capital increase for the Company as a result of the corporate restructuring process arising from tax credits held by Vivo used to increase the capital stock of the Company from R$600.4 million to R$623.3 million, with the issuance of 610,784 new shares. Of these new shares being issued, 223,032 are common shares and 387,752 are preferred shares, without par value and in book-entry form, granting the preemptive right stated in article 171 of Law No. 6,404/76.

The managements of Vivo Participações S.A. (“Vivo Part.”), Telemig Celular Participações S.A., (“TCP”) and Telemig Celular S.A. (“TC”) (jointly referred to as “Companies”), in compliance with and for the purpose of Instructions CVM Nr. 319/99 and 358/02, inform that it was approved on March 20, 2009 by their respective Board of Directors, the proposal to be submitted to the shareholders of the Companies, of a corporate restructuring for the merger of shares of TC into TCP and of TCP into Vivo Part., for the conversion of TC into the wholly-owned subsidiary of TCP and of TCP into the wholly-owned subsidiary of Vivo Part. (“Corporate Restructuring”). As TC shall be a wholly-owned subsidiary of TCP and that TCP shall become a wholly-owned subsidiary of Vivo Part., their registries with CVM and with BOVESPA will be cancelled, as well as the registries of TCP with the U.S. Securities and Exchange Commission “SEC” and with the New York Stock

Exchange “NYSE”, in order to eliminate the costs related thereto. Management point out that the referred transaction will not change the final composition of the control of the involved companies. The totality of shares of TC will be merged into TCP, and the holders of the merged shares of TC shall receive in exchange for their shares, new shares to be issued by TCP. On the same date, the shares of TCP shall be merged into Vivo Part., and the holders of the merged shares of TCP shall receive in exchange for their shares, new shares to be issued by Vivo Part., in accordance with the exchange ratio to be established by the Companies. This Corporate Restructuring shall be submitted to Agência Nacional de Telecomunicações—ANATEL. Considering that it is a Corporate Restructuring of companies of the same economic group, the transaction herein described is not subject to the approval by the Conselho Administrativo de Defesa Econômica—CADE (Brazilian antitrust committee). The holding of the shareholders’ meeting that shall resolve on the Corporate Restructuring is subject to the effectiveness of the—registration with the SEC, in the terms required by the regulation of such commission, in view of the negotiation of ADRs of TCP in the New York Stock Exchange.

27 CHANGE IN ACCOUNTING

As part of the Corporate Restructuring mentioned in the previous Note, the Company prepared a registration statement on Form F-4. Pursuant to item 10(c)(2) of Form F-4, which requires financial statements to be recasted if there has been a change in an accounting principle that requires a material retroactive adjustment of financial statements, the Company recasted its financial statements to reflect the retrospective adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”, which became effective with its 2009 financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS/INFORMATION STATEMENT

Item 20. Indemnification of Directors and Officers

Neither the laws of Brazil nor other constitutive documents provide for indemnification of directors and officers. However, the registrants’ directors and officers and certain of their controlling persons benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the securities.

Item 21. Exhibits and Financial Statements

(a)	Exhibits.

The following documents are filed as exhibits to the registration statement:

2.1	Protocol of Merger of Shares and Instrument of Justification of Telemig Celular Participações S.A. into Vivo Participações S.A—English translation. (#)

2.2	Protocol of Merger of Shares and Instrument of Justification of Telemig Celular S.A. into Telemig Celular Participações S.A.—English translation. (#)

3.1	By-laws (Estatuto Social) of Vivo Participações S.A.—English translation. (1)

3.2	By-laws (Estatuto Social) of Telemig Celular Participações S.A.—English translation. (#)

3.3	By-laws (Estatuto Social) of Telemig Celular S.A.—English translation. (#)

4.1	Amended and Restated Deposit Agreement between The Bank of New York Mellon and Vivo Participações S.A. dated as of July 21, 1998, as amended and restated as of November 2, 1998, as further amended and restated as of July 28, 2008. (1)

4.2	Amended and Restated Deposit Agreement between The Bank of New York Mellon and Telemig Celular Participações S.A. dated as of December 3, 2002. (2)

5.1	Opinion of Machado, Meyer, Sendacz e Opice Advogados. (#)

8.1	Opinion of Pinheiro Neto Advogados. (#)

8.2	Opinion of Davis Polk & Wardwell. (#)

10.1	Authorization Term of the Personal Mobile Service entered by ANATEL and Telesp Celular Participações S.A.—English translation. (3)

10.2	Authorization Term of the Personal Mobile Service entered by ANATEL and Global Telecom S.A.—English translation. (3)

10.3	Authorization Term of the Personal Mobile Service entered by ANATEL and Tele Centro Oeste Celular Participações S.A.—English translation. (4)

10.4	Authorization Term of the Personal Mobile Service entered by ANATEL and Telebahia Celular S.A.—English translation. (5)

10.5	Authorization Term of the Personal Mobile Service entered by ANATEL and Telergipe Celular S.A.—English translation. (5)

10.6	Authorization Term of the Personal Mobile Service entered by ANATEL and Telerj Celular S.A.—English translation. (6)

10.7	Authorization Term of the Personal Mobile Service entered by ANATEL and Telest Celular S.A.—English translation. (6)

10.8	Agreement between Telesp Celular Participações S.A. and Fixcel S.A. dated as of April 25, 2003 for the acquisition of 64.03% of the voting capital stock of Tele Centro Oeste Celular Participações S.A.—English Summary. (7)

10.9	Consulting Agreement (Instrumento Particular de Prestação de Serviços de Consultoria) dated as of January 7, 1999, between Telesp Celular S.A. and Portugal Telecom S.A., currently Portugal Telecom S.G.P.S. S.A. (8)

10.10	Supply Agreement (Contrato de Fornecimento) dated as of August 27, 2001, between Global Telecom S.A. and Motorola do Brasil Ltda.—English summary. (8)

10.11	Financing Agreement (Contrato de Financiamento) dated July 19, 2001, among the Brazilian Social and Economic Development Bank (Lender), Global Telecom S.A. (Borrower) and Telesp Celular S.A. (Guarantor)—English summary. (8)

10.12	Financing Agreement (Contrato de Financiamento) dated July 19, 2001, among Banco Bradesco S.A. and Banco Alfa de Investimento S.A. (Lenders) and Global Telecom S.A. (Borrower) and Telesp Celular S.A. (Guarantor)—English summary. (8)

10.13	Protocol of Merger of Shares and Merger of Companies and Instrument of Justification among Telesp Celular Participações S.A. and Tele Centro Oeste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. dated December 4, 2005. (9)

10.14	Agreement dated as of August 4, 2006 among Vivo Participações S.A., Ericsson and Huawei—English summary. (7)

10.15	Stock Purchase Agreement dated as of August 2, 2007 among Telpart Participações S.A and Vivo Participações S.A. (10)

10.16	Credit facility dated as of October 30, 2008 among Vivo Participações S.A. and Banco do Nordeste do Brasil S.A. (1)

10.17	Letter of Authorization for Operation of Personal Communications Systems Services between Brazil’s National Telecommunications Agency—ANATEL and Telemig Celular S.A.—English translation. (11)

10.18	Term of Concession Authorization for the Use of Radio Frequency Blocks between ANATEL and Telemig Celular S.A.—English translation. (11)

10.19	Agreement for Supply and Rendering of Services dated July 1, 2004 among Amazônia Celular S.A., Telemig Celular S.A., Ericsson Telecomunicações S.A., and Ericsson Serviços de Telecomunicações Ltda.—English translation. (12)

10.20	Agreement for Supply and Rendering of Services dated July 16, 2004 between Telemig Celular S.A., Ericsson Telecomunicações S.A., and Ericsson Serviços de Telecomunicações Ltda.—English translation. (12)

10.21	Agreement for Supply and Rendering of Services dated December 29, 2004 among Telemig Celular S.A., Huawei Serviços do Brasil Ltda., and Huawei do Brasil Telecomunicações Ltda.—English translation. (12)

10.22	Authorization Agreement for Exploring Multimedia Communication Service, between ANATEL and Telemig Celular S.A.—English translation. (12)

10.23	Authorization Agreement for Personal Mobile Phone Service between ANATEL and Telemig Celular S.A.—English translation. (12)

10.24	Agreement for Supply and Rendering of Services dated March 31, 2005 among Amazônia Celular S.A., Telemig Celular S.A., Ericsson Telecomunicações S.A., and Ericsson Serviços de Telecomunicações Ltda.—English translation. (13)

10.25	Agreement for Supply and Rendering of Services dated March 31, 2005 among Telemig Celular S.A., Ericsson Telecomunicações S.A., and Ericsson Serviços de Telecomunicações Ltda.—English translation. (13)

10.26	Agreement of Rendering of Services dated October 11, 2005 between Telemig Celular S.A. and Ericsson Serviços de Telecomunicações Ltd.—English translation. (13)

10.27	Agreement for Supply and Rendering of Services dated May 19, 2006 between Telemig Celular S.A., Ericsson Telecomunicações S.A. and Ericsson Serviços de Telecomunicações Ltda. English translation. (13)

10.28	Agreement for Supply and Rendering of Services dated May 19, 2006 between Telemig Celular S.A., Ericsson Telecomunicações S.A., Ericsson Serviços de Telecomunicações Ltda. and Ericsson Gestão e Serviços de Telecomunicações Ltda.—English translation. (13)

10.29	Agreement for Supply and Rendering of Services dated December 23, 2005 among Telemig Celular S.A., Huawei Serviços do Brasil Ltda., and Huawei do Brasil Telecomunicações Ltda.—English translation. (13)

10.30	Agreement for Supply and Rendering of Services dated March 12, 2006 among Telemig Celular S.A., Huawei Serviços do Brasil Ltda., and Huawei do Brasil Telecomunicações Ltda.—English translation. (13)

10.31	First Supplemental Indenture dated April 17, 2007 among Amazônia Celular S.A., Telemig Celular S.A. and The Bank of New York, as Trustee—English translation. (13)

10.32	Agreement for Supply and Provision of Services dated February 9, 2007 between Telemig Celular S.A., Ericsson Telecomunicações S.A., Ericsson Serviços de Telecomunicações Ltda. and Ericsson Gestão e Serviços de Telecomunicações Ltda.—English translation. (14)

10.33	Agreement for Supply and Provision of Services dated June 6, 2007 between Telemig Celular S.A., Ericsson Telecomunicações S.A., Ericsson Serviços de Telecomunicações Ltda. and Ericsson Gestão e Serviços de Telecomunicações Ltda.—English translation. (14)

10.34	Agreement for Supply and Provision of Services dated June 15, 2007 among Telemig Celular S.A., Huawei do Brasil Telecomunicações Ltda. and Huawei Serviços do Brasil Ltda.—English translation. (14)

10.35	Agreement for Supply and Provision of Services dated June 21, 2007 between Telemig Celular S.A., Ericsson Telecomunicações S.A., Ericsson Serviços de Telecomunicações Ltda. and Ericsson Gestão e Serviços de Telecomunicações Ltda.—English translation. (14)

10.36	Agreement for Supply and Provision of Services dated June 30, 2007 between Telemig Celular S.A., Ericsson Telecomunicações S.A., Ericsson Serviços de Telecomunicações Ltda. and Ericsson Gestão e Serviços de Telecomunicações Ltda.—English translation. (14)

10.37	Stock Purchase Agreement dated as of August 2, 2007, between Telpart Participações S.A. and Vivo Participações S.A.—English translation. (14)

10.38	Agreement for Supply and Rendering of Services dated April 25, 2008 between Telemig Celular S.A. and Ericsson Telecomunicações S.A., Ericsson Serviços de Telecomunicações Ltda. and Ericsson Gestão e Serviços de Telecomunicações Ltda. —English summary. (2)

10.39	Agreement for Supply and Rendering of Services dated April 28, 2008 between Telemig Celular S.A. and Ericsson Telecomunicações S.A., Ericsson Serviços de Telecomunicações Ltda. and Ericsson Gestão e Serviços de Telecomunicações Ltda.—English summary. (2)

10.40	Agreement for Supply and Rendering of Services dated July 11, 2008 between Telemig Celular S.A. and NEC Brasil S.A.—English summary. (2)

11.1	Statement regarding computation of per share earnings for Vivo Participações S.A. (15)

11.2	Statement regarding computation of per share earnings for Telemig Participações S.A. (16)

12.1	Ratio of Combined Fixed Charges and Preference Dividends to Earnings. (#)

21.1	List of Subsidiaries of Vivo Participações S.A. (1)

21.2	List of Subsidiaries of Telemig Celular Participações S.A. (2)

23.1	Consent of Ernst & Young Auditores Independentes S.S. regarding use in this Registration Statement of its reports dated (1) January 30, 2009, except as to Notes 39, 40 and 41, as to which the date is March 31, 2009, and except for the change in accounting discussed in Note 42, as to which the date is May 21, 2009 with respect to the Consolidated Financial Statements of Vivo Participações S.A. and subsidiaries as of December 31, 2008 and 2007 and (2) March 31, 2009, except for the change in accounting discussed in Note 27, as to which the date is May 21, 2009 with respect to the Consolidated Financial Statements of Telemig Celular Participações S.A. and subsidiary as of December 31,
2008. (#)

23.2	Consent of Deloitte Touche Tohmatsu Auditores Independentes regarding use in this Registration Statement of its report dated April 27, 2007 (except for the change in accounting principle discussed in Note 42, as to which the date is May 21, 2009) relating to the consolidated financial statements of Vivo Participações S.A. (#)

23.3	Consent of Deloitte Touche Tohmatsu Auditores Independentes regarding use in this Registration Statement of its report dated June 25, 2008 (except for the change in accounting principle discussed in Note 27, as to which the date is May 21, 2009) relating to the consolidated financial statements of Telemig Celular Participações S.A. and subsidiary (#)

99.1	Form of Letter of Transmittal. (to be filed by amendment)

99.2	Valuation Report of Citigroup Global Markets Inc. (#)

99.3

Valuation Report of Planconsult Planejamento e Consultoria Ltda. (to be filed by amendment)

Net Equity Report for Vivo Participações S.A.

Net Equity Report for Telemig Celular Participações S.A.

Net Equity Report for Telemig Celular S.A.

Economic Value Report for Telemig Celular Participações S.A.

Economic Value Report for Telemig Celular S.A.

99.4	Call Notice for Extraordinary General Shareholders’ Meeting of Vivo Participações S.A. (#)

99.5	Call Notice for Extraordinary General Shareholders’ Meeting of Telemig Celular Participações S.A. (#)

99.6	Call Notice for Extraordinary General Shareholders’ Meeting of Telemig Celular S.A. (#)

99.7	Example of Power of Attorney. (#)

99.8	Consent of Banco Bradesco BBI S.A. (#)

99.9	Consent of Citigroup Global Markets Inc. (#)

99.10	Consent of Planconsult Planejamento e Consultoria Ltda. (#)

(#)	Filed herewith.
(1)	Incorporated by reference to Vivo Participações S.A.’s Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on April 23, 2009.
(2)	Incorporated by reference to Telemig Celular Participações S.A.’s Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on April 22, 2009.
(3)	Incorporated by reference to Telesp Celular Participações S.A.’s Annual report on Form 20-F/A for the fiscal year ended December 31, 2002, filed with the SEC on June 24, 2003.
(4)	Incorporated by reference to Tele Centro Oeste Celular Participações S.A.’s Annual report on Form 20-F for the fiscal year ended December 31, 2002, filed with the SEC on June 30, 2003.

(5)	Incorporated by reference to Tele Leste Celular Participações S.A.’s Annual report on Form 20-F for the fiscal year ended December 31, 2002, filed with the SEC on June 24, 2003.
(6)	Incorporated by reference to Tele Sudeste Celular Participações S.A.’s Annual report on Form 20-F for the fiscal year ended December 31, 2002, filed with the SEC on June 24, 2003.
(7)	Incorporated by reference to Vivo Participações S.A.’s Form 20-F for the fiscal year ended December 31, 2006, filed with the SEC on May 3, 2007.
(8)	Incorporated by reference to Telesp Celular Participações S.A.’s annual report on Form 20-F for the fiscal year ended December 31, 2001, filed with the SEC on June 21, 2002.
(9)	Incorporated by reference to Vivo Participações S.A.’s Form F-4 filed with the SEC on December 16, 2005.
(10)	Incorporated by reference to Vivo Participações S.A.’s Form 6-K filed with the SEC on August 13, 2007.
(11)	Incorporated by reference to Telemig Celular Participações S.A.’s Annual Report on Form 20-F for the year ended December 31, 2003, filed with the SEC on June 30, 2004.
(12)	Incorporated by reference to Telemig Celular Participações S.A.’s Annual Report on Form 20-F for the year ended December 31, 2004, filed with the SEC on June 30, 2005.
(13)	Incorporated by reference to Telemig Celular Participações S.A.’s Annual Report on Form 20-F for the year ended December 31, 2005, filed with the SEC on April 30, 2007.
(14)	Incorporated by reference to Telemig Celular Participações S.A.’s Annual Report on Form 20-F for the year ended December 31, 2003, filed with the SEC on June 27, 2008.
(15)	Incorporated by reference to Note 39(j) to Vivo Participações S.A.’s consolidated financial statements included elsewhere in this Form F-4.
(16)	Incorporated by reference to Note 17 to Telemig Celular Participações S.A.’s consolidated financial statements included elsewhere in this Form F-4.

(b)	Schedules.

None required.

Item 22. Undertakings

(a) Each of the undersigned Registrants hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the

Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements; notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3; and

5.	That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Each undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Each undersigned Registrant hereby undertakes:

1.	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

2.	That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) With respect to each Registrant:

1.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

(e) Each undersigned Registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Each undersigned Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) Each undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on June 5, 2009.

VIVO PARTICIPAÇÕES S.A.

By:	/S/ ROBERTO OLIVEIRA DE LIMA
Name: Roberto Oliveria de Lima
Title: Chief Executive Officer

By:	/S/ ERNESTO GARDELLIANO
Name: Ernesto Gardelliano
Title: Executive Vice President for Finance, Planning and Control and Investor Relations Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Vivo Participações S.A., hereby severally constitute and appoint [•] and [•] (with full power to act alone) our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in an and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on June 5, 2009.

Signature	Title
/S/ ROBERTO OLIVERIA DE LIMA	Chief Executive Officer
Roberto Oliveria de Lima

/S/ ERNESTO GARDELLIANO	Executive Vice President for Finance, Planning and Control and Investor Relations Officer (Principal Financial Officer)
Ernesto Gardelliano

/S/	Principal Accounting Officer

Chairman of the Board of Directors
Luis Miguel Gilpérez López

/S/ SHAKHAF WINE	Vice Chairman of the Board of Directors
Shakhaf Wine

Signature	Title
/S/ LUIS MIGUEL DA FONSECA PACHECO DE MELO	Director
Luis Miguel da Fonseca Pacheco de Melo

/S/ RUI MANUEL DE MEDEIROS D’ESPINEY PATRÍCIO	Director
Rui Manuel de Medeiros D’Espiney Patrício

/S/ FÉLIX PABLO IVORRA CANO	Director
Félix Pablo Ivorra Cano

Director
Ignacio Aller Malo

Director
Carlos Manuel Mendes Fidalgo Moreira Cruz

Director
José Guimaraes Monforte

/S/ ANTÓNIO GONÇALVES DE OLIVEIRA	Director
António Gonçalves de Oliveira

Authorized Representative of Vivo Participações S.A. in the United States:

/S/ DONALD J. PUGLISI	Authorized Representative in the United States
Donald J. Puglisi Managing Director Puglisi & Associates

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Belo Horizonte, State of Minas Gerais, Brazil, on June 5, 2009.

TELEMIG CELULAR PARTICIPAÇÕES S.A.

By:	/S/ ROBERTO OLIVEIRA DE LIMA
Name: Roberto Oliveira de Lima
Title: Chief Executive Officer

By:	/S/ ERNESTO GARDELLIANO
Name: Ernesto Gardelliano
Title: Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Telemig Celular Participações S.A., hereby severally constitute and appoint [•] and [•] (with full power to act alone) our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in an and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on June 5, 2009.

Signature	Title
/S/ ROBERTO OLIVEIRA DE LIMA Roberto Oliveira de Lima	Chief Executive Officer

/S/ ERNESTO GARDELLIANO	Chief Financial Officer
Ernesto Gardelliano

/S/	Principal Accounting Officer

Chairman of the Board of Directors
Luis Miguel Gilpérez López

/S/ SHAKHAF WINE	Vice Chairman of the Board of Directors
Shakhaf Wine

/S/ LUIS MIGUEL DA FONSECA PACHECO DE MELO	Director
Luis Miguel da Fonseca Pacheco de Melo

Signature	Title
/S/ RUI MANUEL DE MEDEIROS D’ESPINEY PATRÍCIO	Director
Rui Manuel de Medeiros D’Espiney Patrício

/S/ FÉLIX PABLO IVORRA CANO	Director
Félix Pablo Ivorra Cano

Director
Ignácio Aller Mallo

Director
Carlos Manuel Mendes Fidalgo Moreira Cruz

Director
José Guimaraes Monforte

/S/ ANTÓNIO GONÇALVES DE OLIVEIRA	Director
António Gonçalves de Oliveira

/S/ MARCELO SANTOS BARBOSA	Director
Marcelo Santos Barbosa

Authorized Representative of Telemig Celular Participações S.A. in the United States:

/S/ DONALD J. PUGLISI	Authorized Representative in the United States
Donald J. Puglisi Managing Director Puglisi & Associates